Form 10-K405, Exhibit 13
period 1996-12-31
GA FINANCIAL INC
filed 1997-03-28
CIK 1005313

                                                                      Exhibit 13

PORTIONS OF GA FINANCIAL 1996 ANNUAL REPORT

GA Financial, Inc. is a $634 million unitary savings and loan holding company headquartered in Pittsburgh, Pennsylvania. Through its principal subsidiary, Great American Federal Savings and Loan Association, the Company operates 13 banking offices in the greater Pittsburgh metropolitan area. Founded in 1914, the Association is a federally-chartered FDIC-insured stock savings institution.
 ................................................................................

CORPORATE HEADQUARTERS
GA FINANCIAL, INC.
4750 Clairton Boulevard, Pittsburgh, Pennsylvania 15236-2187
(412) 882-9946 . (412) 882-8580 FAX

ANNUAL MEETING
The annual meeting of shareholders will be held at 10:00 a.m., on Wednesday, April 30, 1997 at The Bradley House, 5239 Brownsville Road, Pittsburgh, PA 15236. Shareholders are encouraged to attend.

ANNUAL REPORT ON FORM 10-K
A copy of GA Financial, Inc.'s annual report on Form 10-K without exhibits is available without charge to shareholders upon written request. Requests should be sent to Mr. Raymond G. Suchta, Chief Financial Officer and Treasurer.

STOCK TRANSFER/REGISTRAR
Questions regarding the transfer of stock, lost certificates, address changes, account consolidation and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 (800) 866-1340. Allow three weeks for a reply.

INQUIRIES
Security analysts, retail brokers and shareholders seeking financial information should contact Mr. Raymond G. Suchta, Chief Financial Officer and Treasurer. Requests for written materials can be forwarded to the attention of Ms. Susan Morris, Investor Relations Department.

DIVIDEND REINVESTMENT PLAN
GA Financial, Inc. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contacting Ms. Susan Morris, Investor Relations Department.

STOCK INFORMATION
GA Financial, Inc. is traded on the American Stock Exchange under the ticker symbol "GAF." As of March 4, 1997, GA Financial, Inc. had 8,455,000 shares of common stock outstanding and approximately 1,905 shareholders of record.


                                   ----------------------------------------------
STOCK PRICE                        QUARTER     HIGH         LOW     CASH DIVIDEND
                                   ----------------------------------------------
The following table illustrates
GA Financial, Inc.'s high and        QI*        11-3/4     11             --
low closing stock price on the       QII        11-1/2     10-5/8         --
American Stock Exchange and          QIII       13-3/8     10-1/4       $0.05
the cash dividend per share          QIV        15-5/8     12-5/4       $0.08
paid during 1996:                  ----------------------------------------------
                                   *GA Financial common stock began trading
                                    on March 26, 1996.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Dollar amounts in thousands, except share data

                                                                                    AT DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
                                                                   1996       1995       1994       1993       1992
-------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                                   $634,048   $521,398   $467,655   $486,278   $477,133
Investment securities available for sale                        119,347     71,060     20,187         --         --
Investment securities held to maturity                               --         --    104,304    204,757    171,799
Mortgage-related securities available for sale                  244,482    168,779     49,108         --         --
Mortgage-backed and mortgage-related
  securities held to maturity                                        --         --    122,779    110,205    111,457
Loans held for sale                                              15,383         --         --         --      3,331
Loans receivable, net                                           216,376    180,275    153,573    146,023    163,501
Borrowed funds                                                   51,525         --         --         --         --
Total equity/2/                                                $122,404   $ 48,230   $ 40,892   $ 39,196   $ 33,884

SELECTED OPERATING DATA:
Interest income                                                $ 40,350   $ 32,833   $ 30,403   $ 32,593   $ 36,321
Interest expense                                                 17,545     16,543     14,769     15,494     20,170
-------------------------------------------------------------------------------------------------------------------
  Net interest income before provision
   for loan losses                                               22,805     16,290     15,634     17,099     16,151
  Provision for loan losses                                         210         --         --        180        426
-------------------------------------------------------------------------------------------------------------------
  Net interest income after provision
   for loan losses                                               22,595     16,290     15,634     16,919     15,725
Other income                                                      3,460        422      1,502      4,122      3,783
Non-interest expense                                             16,972     12,280     11,982     11,896     11,098
-------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
  cumulative effect of change in accounting method                9,083      4,432      5,154      9,145      8,410
Provision for income taxes                                        3,481      1,612      1,894      3,519      3,142
Cumulative effect of change in acounting method                      --         --         --        314         --
-------------------------------------------------------------------------------------------------------------------
Net income                                                     $  5,602   $  2,820   $  3,260   $  5,312   $  5,268
===================================================================================================================
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
  Return on average assets                                         1.00%      0.59%      0.67%      1.09%      1.12%
  Return on average equity                                         5.21       6.27       8.00      14.36      16.59
  Average equity to average assets                                19.22       9.49       8.38       7.61       6.75
  Equity to total assets at end of period                         19.31       9.25       8.74       8.06       7.10
  Average interest rate spread                                     3.27       3.08       2.98       3.35       3.20
  Net-interest margin                                              4.20       3.54       3.33       3.64       3.56
  Average interest-earning assets to average
    interest-bearing liabilities                                 129.07     112.88     111.16     109.12     108.05
  Non-interest expense to average assets                           2.54/1/    2.59       2.47       2.45       2.36
  Efficiency ratio                                                58.35      68.21      69.92      56.54      56.89
  Cash dividends paid per share                                    0.18         --         --         --         --
  Dividend payout ratio                                           18.84         --         --         --         --
REGULATORY CAPITAL RATIOS:
  Tangible capital                                                19.13       8.77       9.01       8.05       7.10
  Core capital                                                    19.13       8.77       9.01       8.05       7.10
  Risk-based capital                                              55.88      18.64      23.36      17.09      15.48
ASSET QUALITY RATIOS:
  Non-performing loans as a percent
    of gross loans receivable                                      0.38       0.81       0.81       0.90       1.89
  Non-performing assets as a percent of total assets               0.14       0.28       0.27       0.27       0.65
  Allowance for loan losses as a percent
    of gross loans receivable                                      0.44       0.45       0.55       0.58       0.46
  Allowance for loan losses as a percent
    of non-performing loans                                         115%     56.30%     67.73%     63.70%     24.19%
NUMBER OF FULL-SERVICE CUSTOMER FACILITIES                           13         10         10         10          9

/1/Excludes one-time SAIF assessment of $2.8 million.
/2/The Company completed its conversion to stock company on March 25, 1996.

4    GA Financial, Inc. Annual Report 1996

                                            MANAGEMENT'S DISCUSSION AND ANALYSIS
                                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
-------

GA Financial, Inc. (the "Company") was incorporated on December 14, 1995, and is the holding company for Great American Federal Savings and Loan Association (the "Association"). On March 25, 1996 the Association completed its conversion from a federally chartered mutual savings and loan association to a stock form of ownership, while simultaneously, the Company issued 8,900,000 shares of common stock, utilizing a portion of the net proceeds to acquire all of the outstanding stock of the Association. Currently, other than investing in various securities, the Company does not directly transact any material business other than through the Association. Accordingly, the discussion herein addresses the operations of the Company as they are conducted through the Association.

     The Company conducts business primarily through its ownership of the Association which operates its administrative/branch office in Whitehall, Pennsylvania and nine other branch offices in Allegheny County and two offices in Westmoreland County, both of which are located in southwestern Pennsylvania. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage related securities, U.S. government and federal agency securities and other investments. The Company's revenues are derived principally from interest on mortgage loans, mortgage-related securities and to a lesser extent, interest and dividends on its investment portfolio. The Company also generates non-interest income from service fees and from the sales of data processing services from its data processing division. The Company's primary sources of funds are retail deposits, principal and interest repayments on loans, mortgage-related securities and investments, Federal Home Loan Bank of Pittsburgh (FHLB) advances and sales of loans and investments.

     The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Non-interest income is the result of service fees, sales of data processing services and gains on the sale of loans and investments. The Company's operating expenses consists primarily of employee compensation, occupancy expenses, federal deposit insurance premiums, data processing expenses and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies. The Company had no operations prior to March 25, 1996 and accordingly, the results of operations and other data discussed below occurring prior to that date reflect only those of the Association and its subsidiaries.

MANAGEMENT OF INTEREST RATE RISK
--------------------------------

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established an Asset/Liability Management committee, which is responsible for reviewing its asset/liability policies and interest rate risk position, and which meets on a quarterly basis. The Asset/Liability Management committee reviews trends in interest rates, the financial position of the Company, the Company's actual performance to budgeted performance, the Company's interest rate position as measured by changes in its net income and net portfolio value under certain interest rate scenarios and the projected impact of such interest rate scenarios on its earnings and capital. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

     In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) purchasing adjustable interest rate mortgage-backed and mortgage-related securities; (2) investing in short-term fixed

                                      GA Financial, Inc. Annual Report 1996    5
rate corporate and government agency bonds or in such types of bonds with adjustable interest rates, and; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer term deposits. The Company has not emphasized the origination of adjustable-rate mortgages due to customer preference for fixed-rate loans in its primary market area and competitive pricing of such loans by other lenders in its market area. The Company has attempted to address the lack of demand for adjustable-rate mortgage loans by emphasizing the purchase of adjustable-rate mortgage-related securities. To manage the interest rate risk of the Company, the Board of Directors has also established parameters relating to the types of securities in which the Company may invest and parameters relating to the types of deposits which may be offered by the Company and rates which may be paid on such deposits. The primary tool utilized by the Company for its interest rate risk management is a modeling program which estimates the effect various market interest rate scenarios will have on the Company's net portfolio value, interest income, net income and capital position. Such interest rate scenarios range from an increase in market interest rate of 400 basis points to a decrease in market interest rates of 400 basis points. In recent years the Company has attempted to shorten the maturities of its interest-earning assets by increasing its investment in shorter-term investments and adjustable-rate mortgage-related securities in order to better position the Company for an increase in market rates.

NET PORTFOLIO VALUE
-------------------

The Company's interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in that same scenario. The Office of Thrift Supervision (OTS) also produces a similar analysis using its own model, based on data submitted on the Company's quarterly Thrift Financial Reports, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan and securities prepayment rates, reinvestment rates, and deposit decay rates. Management of the Company believes the assumptions utilized do not materially differ from those utilized by OTS and more closely approximate the historical experience of the Company. The Company's NPV analysis assumes that all fixed-rate mortgage loans and securities will amortize according to the amortization rates experienced by the Company over the last 33 quarters, consumer loans will amortize over 43 months, demand deposits will decay in two months, money market accounts will decay at a rate of 40% per year for two years and 20% in the third year, and passbook accounts will decay at a rate of 10% per year. Using these assumptions, during periods of rising interest rates the value of the monetary assets and liabilities decreases. Conversely, during periods of falling interest rates the value of monetary assets and liabilities increases. It should be noted, however, that rising or falling interest rates will have an impact on the prepayments of mortgage loans and the prepayments of principal from mortgage-backed or mortgage-related securities and that these changes in prepayments will affect the Company's disposition to changes in interest rates. The amount of change in value of specific assets and liabilities in a rising interest rate environment may not be necessarily the same as the amount of change experienced in a falling interest rate environment. The following table indicated the Company's NPV as of December 31, 1996, as calculated by the Company, and indicates the structure of the Company's assets and liabilities would result in a decline in the Company's NPV in a rising interest rate environment. Specifically, the table indicates that, as of December 31, 1996, the Company's NPV was $143.5 million (or 23% of the market value of total assets) and that, based upon the assumptions utilized by the Company, an immediate increase in market interest rates of 400 basis points would result in a $39.0 million, or 27% decrease in the Company's NPV and an immediate decrease in market rates of 400 basis points would result in a $47.0 million, or 33% increase in NPV.

6    GA Financial, Inc. Annual Report 1996

--------------------------------------------------------------------------------
(Dollars in Thousands)
--------------------------------------------------------------------------------


 CHANGE IN INTEREST                                            NPV AS A % OF PORTFOLIO
RATES IN BASIS POINTS               NET PORTFOLIO VALUE             VALUE OF ASSETS
    (RATE SHOCK)               AMOUNT    $ CHANGE    % CHANGE     NPV RATIO  % CHANGE
--------------------------------------------------------------------------------------
      +400 bp                $104,143    ($39,388)     -27%         18.5%      -18%
      +300 bp                 112,115     (31,416)     -22%         19.4%      -14%
      +200 bp                 122,352     (21,179)     -15%         20.5%       -9%
      +100 bp                 129,895     (13,636)     -10%         21.2%       -6%
      Static                  143,531           0        0%         22.6%        0%
      -100 bp                 154,051      10,520        7%         23.5%        4%
      -200 bp                 164,893      21,362       15%         24.4%        8%
      -300 bp                 176,854      33,323       23%         25.3%       12%
      -400 bp                 190,716      47,185       33%         26.4%       17%

     Certain shortcomings are inherent in the methodology used in the above interest risk measurements. Modeling changes in the NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995
----------------------------------------------------------------------------

The Company's total assets of $634.0 million at December 31, 1996 are reflective of an increase of $112.7 million or 21.6% compared to total assets at December 31, 1995. Changes in the components of assets are discussed herein.

     Cash and cash equivalents increased $7.1 million or 41.5% to $24.3 million at December 31, 1996 from December 31, 1995 due to the purchase of savings deposits in December, 1996. The increase in assets primarily reflects an increase in investment and mortgage-related securities and purchased loans which were primarily funded with net conversion proceeds of $86.4 million and deposit purchases of $25.4 million.

     Investment securities were $119.3 million at December 31, 1996, an increase of $48.3 million or 68.0% over the balance at December 31, 1995. This was primarily a result of an increase in government securities. There were no security sales made but not yet settled at December 31, 1996. At December 31, 1995 $73.1 million of securities were purchased but not yet settled. All of those transactions were settled in January, 1996.

    Mortgage-related securities totaled $244.5 million at December 31, 1996, an increase of $75.7 million or 44.9% over balances at December 31, 1995 due to purchases of these types of securities. Proceeds from the stock conversion, deposit purchases and borrowings provided the funds used to purchase securities. (See Note 4.)

     Net loans receivable at December 31, 1996 were $216.4 million, an increase of $36.1 million or 20.0% compared to net loan balances at December 31, 1995 due to origination of mortgage loans and purchases of mortgage loans. Mortgage loan purchases of $71.2 million were made in 1996 as opposed to $24.2 million in 1995, to offset low mortgage demand in the Company's primary lending areas.

                                      GA Financial, Inc. Annual Report 1996    7

The following table presents details of the Company's loan portfolio:

--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                   DECEMBER 31, 1996  DECEMBER 31, 1995
--------------------------------------------------------------------------------
Mortgages:
   Residential and multi-family                $184,961           $129,717
   Commercial                                     5,053              3,290
   Construction and development                   3,545              5,891
Consumer loans:
   Home equity                                   22,153             20,151
   Education loans, not held for sale                --             20,766
Other:
   Loans on savings accounts                      2,062              2,159
   Unsecured personal loans and other             1,698              1,449
--------------------------------------------------------------------------------
      Total                                    $219,472           $183,423

Less:
   Undisbursed mortgage loans                       684              1,363
   Deferred loan fees                             1,381                963
   Allowance for losses                           1,031                822
--------------------------------------------------------------------------------
      Net loans                                $216,376           $180,275
--------------------------------------------------------------------------------

NON-PERFORMING LOANS. Non-performing loans (all loans 90 days or more overdue) were $896,000 and $1.5 million at December 31, 1996 and December 31, 1995, respectively, which represented .38% and .81% of the Company's total loans, respectively. As a percentage of total assets, the Company's total non-performing assets amounted to .14% at December 31, 1996 and .28% at December 31, 1995. The foregone interest income on non-performing loans was $37,000 in 1996 and $59,000 in 1995.

     Education loans available for sale at December 31, 1996 totaled $15.4 million, a 100% increase from December 31, 1995 when no education loans were classified as available for sale. The Company has decided to sell education loans when those loans reach repayment status.

     Due to the increase in the Company's assets and as a result of borrowings, the Company was eligible to own more Federal Home Loan Bank stock. At December 31, 1996 the Company owned $2.3 million of FHLB stock, an increase of $444,000 or 23.6% from December 31, 1995.

     Accrued interest receivable at December 31, 1996 was $4.3 million, an increase of $2.0 million or 92.1% compared to December 31, 1995. This increase is the result of the increase in loans and investment balances.

     The net change in all other assets (net property and equipment, and prepaid expenses) was 9.0% or an increase of $627,000 to $7.6 million at December 31, 1996. This increase was due primarily to the premium paid for branch deposits.

     Non-interest bearing deposits were $19.7 million at December 31, 1996, an increase of $2.2 million or 12.7% over balances at December 31, 1995. Interest bearing deposits at December 31, 1996 were $429.9 million, an increase of $22.5 million or 5.5% compared to December 31, 1995. This increase was due to the purchase of deposits of $25.4 million from First Home Savings and Loan Association. This transaction closed on December 6, 1996. The Company paid a premium of 5% for the deposits and is amortizing the premium over seven years, using the straight line method, which is in accordance with generally accepted accounting principles.


8    GA Financial, Inc. Annual Report 1996

     Borrowed funds at December 31, 1996 totaled $51.3 million, a 100% increase from December 31, 1995. These funds bear interest at various rates and mature at various dates. Proceeds from these borrowings were used to purchase investment securities and mortgage-related securities.

     The following schedule presents details of the Company's outstanding debt at December 31, 1996.

                                          WEIGHTED
(DOLLARS IN THOUSANDS)     AMOUNT       AVERAGE RATE
----------------------------------------------------
    1997                   $37,525          5.56%
    1999                     5,000          6.25
    2000                     5,000          6.44
    2001                     4,000          6.10
----------------------------------------------------
    Total                  $51,325          5.75%

     At December 31, 1996 the Company recorded purchases of securities that had not yet settled of $5.8 million. This was a decrease of $36.1 million or (86.1%). All securities purchased but not settled at December 31, 1996 were settled in January, 1997.

     All other liabilities (escrowed funds, accounts payable and accrued interest payable) totaled $4.7 million, a decrease of $1.6 million, or (25.6%), from the balances recorded at December 31, 1995. This reduction was due primarily to a reduction in deferred income taxes.

     Total shareholders' equity increased $74.2 million or 154% to $122.4 million at December 31, 1996. Of that increase, $5.6 million was net income for the year ended December 31, 1996. Other increases to shareholders' equity included net proceeds from the stock conversion totaling $86.4 million, allocated ESOP shares totaling $622,000 and allocated stock compensation awards totaling $133,000. Reductions to shareholders' equity included purchases of treasury stock of $6.8 million, purchases of stock compensation plan shares of $737,000 and the payment of cash dividends of $1.1 million. Unrealized gains net of deferred taxes on the securities available for sale portfolio decreased from $3.0 million at December 31, 1995 to $88,000 at December 31, 1996, a decrease of $2.9 million or (97.0%) due primarily to a decline in market prices of investments available for sale.

AVERAGE BALANCE SHEET. The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are daily averages during the periods.

                                      GA Financial, Inc. Annual Report 1996    9

Dollar amounts in thousands, except share data

------------------------------------------------------------------------------------------------------------------------------------
                                         YEAR ENDED DEC. 31, 1996          YEAR ENDED DEC. 31, 1995        YEAR ENDED DEC. 31, 1994
------------------------------------------------------------------------------------------------------------------------------------
                                      AVERAGE                 YIELD/     AVERAGE                YIELD/   AVERAGE              YIELD/
                                      BALANCE     INTEREST     COST      BALANCE     INTEREST    COST    BALANCE   INTEREST    COST
------------------------------------------------------------------------------------------------------------------------------------
Assets:
 Interest-earning assets:
   Interest-earning deposits
      short-term investments         $  13,124    $    810     0.22%    $   7,518    $   471   6.26%    $  5,098    $   327    0.41%
   Investment securities, net/1/       106,622       6,819     6.40       127,915      6,799   5.32      176,729      8,687    4.92
   Loans receivable, net/1//2/         214,317      18,025     8.41       166,414     14,000   8.41      146,469     12,037    8.22
   Mortgage-related
      securities, net/1/               206,377      14,551     7.05       157,060     11,440   7.28      139,718      9,246    6.62
   FHLB stock                            2,237         139     6.21         1,839        123   6.69        1,722        106    6.16
------------------------------------------------------------------------------------------------------------------------------------

      Total interest-earning
         assets                       542,677       40,350     7.44%      460,746     32,833   7.13%     469,736     30,403    6.47%
   Non-interest earning assets         17,077           --       --        13,556         --     --       16,205         --      --
------------------------------------------------------------------------------------------------------------------------------------

      Total assets                  $ 559,754           --       --     $ 474,302         --     --    $ 485,941         --      --
====================================================================================================================================

Liabilities and equity:
   Interest-earning liabilities:
    Money market savings
      accounts                      $  16,397     $    410     2.50%    $  18,496    $   465   2.51%   $  22,721    $   568    2.50%
   Passbook accounts                  162,636        4,893     3.01       170,151      5,104   3.00      199,779      6,000    3.00
   NOW accounts                        24,475          496     2.03        23,414        464   1.98       22,822        503    2.20
   Certificate accounts               201,399       10,880     5.40       193,885     10,460   5.39      173,996      7,565    4.35

      Total                           404,907       16,679     4.12       405,946     16,493   4.06      419,318     14,636    3.49
   Borrowings                          13,518          823     6.09           125          8   6.39        1,098         91    4.75
   Other                                2,038           43     2.11         2,187         42   1.92        2,162         42    1.94

      Total interest-bearing
         liabilities                  420,463       17,545     4.17       408,258     16,543   4.05      422,578     14,769    3.49
   Non-interest bearing
         liabilities                   31,747           --       --        21,121         --     --       22,624         --      --
   Equity                             107,544           --       --        44,923         --     --       40,739         --      --
------------------------------------------------------------------------------------------------------------------------------------

      Total liabilities
         and equity                 $ 559,754           --       --     $ 474,302         --     --    $ 485,941         --      --
====================================================================================================================================

Net earning assets                  $ 122,214           --       --     $  52,488         --     --    $  47,158         --      --
Net interest income                        --    $  22,805       --            --   $ 16,290     --           --   $ 15,634      --
Net interest rate spread/3/                --           --     3.27%           --         --   3.08%          --         --    2.98%
Net interest margin/4/                     --           --     4.20%           --         --   3.54%          --         --    3.33%
Ratio of interest-earning
   assets to interest-bearing
   liabilities                             --           --   129.07%           --         -- 112.88%          --         --  111.16%

/1/ Includes related assets available for sale and unamortized discounts and premiums
/2/ Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.
/3/ Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities
/4/ Net interest margin represents net interest income divided by interest-earning assets

10   GA Financial, Inc. Annual Report 1996

COMPARISON OF THE CONSOLIDATED RESULTS OF OPERATION FOR THE YEARS ENDED
-----------------------------------------------------------------------
DECEMBER 31, 1996 AND 1995
--------------------------

NET INCOME. Net income for the year ended December 31, 1996 was $5.6 million, an increase of $2.8 million or 99% from net income recorded for the year ended December 31, 1995. Changes in the components of net income are discussed herein.

INTEREST INCOME. Interest income totaled $40.4 million for the year ended December 31, 1996, an increase of $7.5 million or 22.9% over the amount recorded in 1995. The average balances of interest-earning assets for 1996 was $542.7 million, an increase of $81.9 million or 17.8%, compared to the average balance of interest-earning assets at December 31, 1995. Total weighted average yield on interest-earning assets for 1996 was 7.44% as compared to 7.13% for 1995. Interest on loans for the year ended December 31, 1996 was $18.0 million at a weighted average yield of 8.41%, an increase of $4.0 million or 28.8%, compared to $14.0 million at a weighted average yield of 8.41% for 1995. This increase was the result of an increase in the average balances of loans. The Company purchased $71.2 million in mortgage loans during 1996 versus $24.2 million in 1995. The yield on loans was the same for 1996 and 1995. Interest on mortgage-related securities for 1996 was $14.6 million at an average weighted yield of 7.05%. This was an increase of $3.1 million or 27.2% compared to interest income on mortgage-related securities during 1995 of $11.4 million at a weighted average yield of 7.28%. The increase was due to an increase in the balances of the securities since a portion of the conversion proceeds were used to purchase securities. The average yield on these securities fell from 1995 to 1996. Interest income on investment securities for 1996 was $6.8 million at an average yield of 6.40%. This was an increase of $20,000 or .3%. The increase was due to an increase in the net yield on the portfolio as the average balances fell $21.3 million or (16.6%) from 1995 to 1996. Interest income on interest earning deposit accounts was $816,000 at an average yield of 6.22% for 1996, an increase of $345,000 or 73.2% compared to the $471,000 at an average yield of 6.26% recorded for 1995. The increase was due to an increase in the average balances on hand during the year. The average yield decreased during the year.

INTEREST EXPENSE. Interest expense for the year ended December 31, 1996 was $17.5 million at an average cost of funds of 4.17%, an increase of $1.0 million or 6.1%, compared to the interest expense of $16.5 million at an average cost of funds of 4.05% for the year ended December 31, 1995. Average balances of interest-bearing liabilities was $420.5 million for 1996 compared to $408.2 million for 1995. Interest expense on money-market deposits for 1996 was $410,000 at an average cost of 2.50% compared to interest expense of $465,000 at an average cost of 2.51% recorded on these deposits for 1995. The decrease in interest expense was due to a reduction in balances of these accounts. Average balances of money market accounts for 1996 was $16.4 million compared to average balances of $18.5 million for 1995. The cost of funds for these deposits was substantially the same for each year. Interest expense on passbook accounts for 1996 was $4.9 million at an average cost of 3.01%, a decrease of $211,000 or (4%) compared to interest expense on passbook accounts of $5.1 million at an average cost of 3% for 1995. Average balances on these types of deposits fell to $162.6 million for 1996 from $170.2 million for 1995, a decrease of $7.5 million or (4.4%). For certificates of deposit interest expense was $10.9 million at an average cost of 5.40% for 1996, an increase of $420,000 or 4.0% compared to interest expense of $10.5 million at an average cost of 5.39% recorded for 1995. Average balances in certificates of deposit increased to $201.4 million for 1996 from $193.9 million for 1995, an increase of $7.5 million or 3.9%. Average cost of funds for these deposits was 5.40% for 1996 as compared to an average cost of 5.39% for 1995. Interest on checking accounts for 1996 was $496,000 at an average cost of 2.03%, an increase of $32,000 or 6.9%, compared to the interest expense of $464,000 at an average cost of 1.98% recorded for 1995. The increase in interest expense on checking accounts was due to an increase in the average balances of these types of accounts. Average balances for checking accounts was $24.5 million for 1996, an increase of $1.1 million or 4.5% compared to average balances of $23.4 million for 1995. Average cost of funds for checking accounts was approximately the same for both years. There was no significant change in interest expense paid on escrow accounts from 1995 to 1996. Interest expense on borrowed funds for 1996 was $823,000 at an average cost of 6.09% on average balances of $13.4 million, compared to $8,000 or an average cost of borrowings for 1995 of 6.39%. The increase in interest expense was due to an increase of


                                      GA Financial, Inc. Annual Report 1996   11

$13.3 million in the average balances of borrowings or greater than 100% compared to average balances of borrowings of $125,000 for 1995. The Company increased the use of borrowed funds significantly during 1996 to fund the purchase of securities.

RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the period indicated. Information is provided with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and; (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.



                                      YEAR ENDED DEC. 31, 1996
                                          COMPARED TO THE
                                      YEAR ENDED DEC. 31, 1995
------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                  VOLUME      RATE     NET CHANGE
------------------------------------------------------------------------
Interest-earning assets:
    Interest-earning deposits and
      short-term investments           $    351    $    (6)    $   345
    Investments securities, net          (1,132)     1,152          20
    Loans receivable, net                 4,030         (5)      4,025
    Mortgage-related securities           3,592       (481)      3,111
    FHLB stock                               27        (11)         16
------------------------------------------------------------------------
     Total interest-earning assets        6,868        649       7,517
========================================================================

Interest-bearing liabilities:
    Money market savings accounts           (53)        (2)        (55)
    Passbook savings accounts              (225)        14        (211)
    NOW accounts                             21         11          32
    Certificate accounts                    405         15         420
    Borrowings                              861        (46)        815
    Other                                    (3)         4           1
------------------------------------------------------------------------
     Total interest-bearing liabilities   1,006         (4)      1,002
------------------------------------------------------------------------
Net change in net interest income       $ 5,862     $  653     $ 6,515
========================================================================

NET INTEREST INCOME. Net interest income after the loan loss provision for 1996 was $22.6 million, an increase of $6.3 million or 39% compared to net interest income of $16.3 million recorded for 1995.

PROVISION FOR LOAN LOSSES. The Company made no provision for loan losses for 1995. The loan loss reserve for the year ended December 31, 1995 was deemed adequate. During 1996 the Company provided $210,000 to the loan loss provision due to the increase in the residential mortgage loan portfolio. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans receivable which are deemed probable and estimable based on information currently known to management. While management believes the Association's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the


12   GA Financial, Inc. Annual Report 1996
economic and other conditions analyzed by management to determine the current level of the allowance for loan losses. The following table sets forth the breakdown of the allowance for loan losses for the year ended December 31, 1996:



----------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                       AT DECEMBER 31, 1996                  AT DECEMBER 31, 1995
----------------------------------------------------------------------------------------------------------------
                                                                 PERCENT                             PERCENT
                                                                 OF LOANS                            OF LOANS
                                                 PERCENT OF      IN EACH                PERCENT OF   IN EACH
                                                 ALLOWANCE      CATEGORY                ALLOWANCE    CATEGORY
                                                  TO TOTAL      TO TOTAL                 TO TOTAL    TO TOTAL
                                    AMOUNT       ALLOWANCE       LOANS       AMOUNT     ALLOWANCE      LOANS
----------------------------------------------------------------------------------------------------------------
Mortgage loans:
  One- to four-family              $   706        68.48%        75.89%        $429        52.19%      66.79%
  Multi-family                         117        11.35          2.87          103        12.53        3.93
  Commercial                            15         1.45          2.15           16         1.95        1.79
  Construction and development          27         2.62          1.51           45         5.47        3.21
Consumer loans:
  Home equity                          145        14.06          9.43          118        14.35       10.99
  Education                             --           --          6.55           89        10.83       11.32
Other loans:
  Unsecured personal loans              21         2.04          0.65           22         2.68        0.68
  Loans on savings accounts             --           --          0.88           --           --        1.18
  Other loans                           --           --          0.07           --           --        0.11
----------------------------------------------------------------------------------------------------------------
  Total valuation allowance        $ 1,031       100.00%       100.00%        $822       100.00%     100.00%
================================================================================================================

NON-INTEREST INCOME. Non-interest income consists of service fees, gains (losses) on the sale of loans and investments, fees from the sale of data processing services and other miscellaneous items. For the year ended December 31, 1996 non-interest income totaled $3.5 million, an increase of $3.0 million OR greater than 100%, compared to the $422,000 recorded for the same period in 1995. Service fees for 1996 totaled $897,000 an increase of $96,000, or an increase of 12.0%, compared to the $801,000 recorded for 1995. For 1996 gains on the sales of securities was $630,000 an increase of $1.9 million or greater than 100% compared to the loss of $1.3 million recorded for 1995. During 1995 the Company realigned its securities portfolio and incurred losses of $1.7 million. No such realignment occurred during 1996. The Company sold education loans at a gain of $311,000 during 1996. No such sales took place during 1995. During 1996 the Company experienced a one-time gain of $769,000 which resulted from the restructuring of its defined benefit pension plan. Income from the sale of data processing services totaled $809,000 in 1996. This was an increase of $11,000 or 1.4% over the $798,000 recorded in 1995. Other non-interest income for 1996 totaled $44,000, a decrease of $70,000 or (61.4%) from the $114,000 recorded in 1995.

NON-INTEREST EXPENSE. Total non-interest expense for the year ended December 31, 1996 was $17.0 million, an increase of $4.7 million over the $12.3 million recorded for 1995. Compensation and benefit costs for 1996 were $6.7 million, an increase of $578,000 or 9.0% from the $6.1 million recorded for 1995. The company raised salaries approximately 3% during 1996, incurred additional increases as a result of the opening of two branch offices and experienced increases in benefit costs due to the ESOP and stock awards. Occupancy costs for 1996 were $1.6 million, an increase of $19,000 or 1.2% over the $1.5 million recorded for 1995. Federal deposit insurance premiums for 1996 were $3.7 million, an increase of $2.7 million or greater than 100% over the $970,000 recorded for 1995. This increase was the result of the one-time special assessment of $2.8 million levied by the FDIC. This recapitalization was authorized by legislation passed in September, 1996. Future deposit insurance premiums will be significantly lower because of this one-time assessment. The approximate future annual cost is estimated at $288,000. Excluding a non-recurring charge to recapitalize the


                                      GA Financial, Inc. Annual Report 1996   13

Savings Association Insurance Fund, net income would have been $7.4 million or $0.92 per share. Data processing expenses for 1996 were $1.5 million, a decrease of $23,000 or (1.5%) from the $1.5 million recorded during 1995. The Company operates its own in-house data processing center which also provides data processing services to other financial institutions. As a result of the stock conversion the Company is now subject to stock taxes levied by the states of Pennsylvania and Delaware. These taxes totaled $795,000 for 1996. No such taxes were due in 1995 when the Company operated as a mutual savings and loan association. Other non-interest expenses for 1996 were $2.7 million, an increase of $611,000 or 28.9% over the $2.1 million recorded for 1995, due primarily to marketing costs, legal and professional fees and other expenses. Operations as a public company has influenced the increases in these costs.

INCOME TAX EXPENSE. Income taxes of $3.5 million were accrued for the year ended December 31, 1996. This is an effective tax rate of 38%. Income taxes of $1.6 million were recorded in 1995, an effective tax rate of 36%. The Company is no longer permitted to use the percentage of income bad debt deduction when filing federal income tax returns. The mandated use of writing off as bad debts only those actually incurred has raised the Company's effective tax rate. The repeal of the special thrift bad debt deduction was signed into law under the Small Business Job Protection Act of 1996.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-related securities, proceeds from maturing investment securities, advances from the Federal Home Loan Bank of Pittsburgh
(FHLB), and other borrowed funds. While scheduled maturities of investments and amortizations of loans are predictable sources of funds, deposit flows and prepayments on mortgage loans and mortgage-related securities are greatly influenced by general interest rates, economic conditions and competition. The Association is required to maintain an average daily balance of liquid assets and short-term borrowings as defined by the OTS regulations. The liquidity and short-term liquidity for the month of December, 1996 were 25.32% and 8.68% respectively. The high level of liquidity was influenced by the purchase of deposits from First Home Savings and Loan Association in December, 1996. The higher than required levels of liquidity are used to better manage interest rate risk.

   At December 31, 1996 the Association had commitments to originate loans of $24.4 million and to purchase mortgage-related securities of $14.0 million.

   At December 31, 1996, the Association had exceeded each of the OTS' capital requirements for tangible, core, and risk-based capital. The OTS requires the Association to maintain a minimum regulatory tangible capital of at least 1.50% of total assets, a minimum 3.0% core capital ratio (expressed as a percentage of tangible assets) and a minimum risk-based capital of 8.0% (expressed as a percentage of risk-weighted assets, which includes off-balance sheet items) as defined by the OTS. The Company is not required by the OTS to maintain minimum levels of capital for regulatory purposes.

14   GA Financial, Inc. Annual Report 1996

COMPARISON OF THE CONSOLIDATED RESULTS OF OPERATION FOR THE YEARS ENDED
-----------------------------------------------------------------------
DECEMBER 31, 1995 AND 1994
--------------------------

NET INCOME. Net income for the year ended December 31, 1995 was $2.8 million, a decrease of $440,000 or 13.5%, from net income recorded for the year ended December 31, 1994. Details of the changes in the components of net income are discussed herein.

INTEREST INCOME. Interest income totaled $32.8 million for the year ended December 31, 1995, an increase of $2.4 million or 8.0%, over the amount recorded in 1994. The average balances of interest-earning assets for 1995 was $460.7 million, a decrease of $9.0 million or (1.9%), compared to the average balances of interest-earning assets of $469.7 million at December 31, 1994. Total weighted average yield on interest-earning assets for 1995 was 7.13% as compared to 6.47% for 1994. Interest on loans for the year ended December 31, 1995 was $14.0 million at an average yield of 8.41%, an increase of $2.0 million or 16.3%, compared to $12.0 million at 8.22%. This increase was the result of an increase in the average balances of loans and an increase in the average yield on those loans. Interest on mortgage-related securities for 1995 was $11.4 million at an average yield of 7.28%. This was an increase of $2.2 million or 23.7% compared to interest income on mortgage-related securities recorded during 1994 of $9.2 million at 6.62%. The increase was due to an increase in the balances of the securities and increases in the yields on these securities. Interest income on investment securities for 1995 was $6.8 million at a yield of 5.32%. This was a decrease of $1.9 million or (21.7%) from 1994. The decrease was due to a decrease in the average balances of investment securities of $48.8 million or (27.6%). The yield on investment securities increased from 4.92% in 1994 to 5.32% in 1995. Interest income on interest earning deposit accounts was $471,000 at a yield of 6.26% for 1995, an increase of $144,000 or 44%, compared to the $327,000 at 6.41% recorded for 1994. The increase was due to an increase in the average balances on hand during the year. The average yield decreased during the year.

INTEREST EXPENSE. Interest expense for the year ended December 31, 1995 was $16.5 million at a cost of funds of 4.05%, an increase of $1.8 million or 12%,, compared to the interest expense of $14.8 million at a cost of funds of 3.49% for the year ended December 31, 1994. Average balances of interest-bearing liabilities were $408.2 million for compared to $422.6 million for 1994. Interest expense on money-market deposits for 1995 was $465,000 at a rate of 2.51% compared to interest expense of $568,000 at a cost of 2.50% recorded on these deposits for 1994. The decrease in interest expense was due to a reduction in balances of these accounts. Average balances of money market accounts for 1995 was $18.5 million compared to average balances of $22.7 million for 1994. Balances in these types of accounts have been falling steadily for the past several years. The cost of funds for these deposits was substantially the same for each year. Interest expense on passbook accounts for 1995 was $5.1 million at a cost of 3.0%, a decrease of $896,000 or (14.9%), compared to interest expense on passbook accounts of $6.0 million at 3% for 1994. Average balances on these types of deposits fell to $170.2 million for 1995 from $199.8 million for 1994, a decrease of $29.6 million or (14.8%). For certificates of deposit, interest expense was $10.5 million at a cost of 5.39% for 1995, an increases of $2.9 million or 38.3% compared to interest expense of $7.6 million at a cost of 4.35% recorded for 1994. Average balances in certificates of deposit increased to $193.9 million for 1995 from $174.0 million for 1994, an increase of $19.9 million or 11%. Cost of funds for these deposits was 5.39% for 1995 compared to 4.35% for 1994. Interest on checking accounts for 1995 was $464,000 at a cost of 1.98%, a decrease of $39,000 or (7.8%), compared to the interest expense of $503,000 at a cost of 2.20% recorded for 1994. Although average balances in checking accounts increased from 1994 to 1995, the rate paid on these types of accounts was reduced resulting in the reduced interest expense for 1995. Average balances for checking accounts was $23.4 million for 1995, an increase of $592,000 or 2.6%, compared to average balances of $22.8 million for 1994. There was no significant change in interest expense paid on escrow accounts from 1994 to 1995. Interest expense on borrowed funds for 1995 was $8,000 at a cost of 6.39% on average balances of $48,000. This was a decrease of $83,000 or (91.2%) compared to interest expense of $91,000 on average balances of $1.1 million in 1994. Rates on borrowed funds were 6.39% in 1995 and 4.75% in 1994. The Company did not use borrowed funds to a great extent in 1994 or 1995.


                                     GA  Financial, Inc. Annual Report 1996   15

RATE/VOLUME ANALYSIS. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the period indicated. Information is provided with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and; (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.



                                                     YEAR ENDED DEC. 31, 1995
                                                         COMPARED TO THE
                                                     YEAR ENDED DEC. 31, 1994
--------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                             VOLUME     RATE    NET CHANGE
--------------------------------------------------------------------------------
Interest-earning assets:
  Interest-earning deposits and
    short-term investments                       $   155   $  (11)     $   144
  Investments securities, net                     (2,399)     511       (1,888)
  Loans receivable, net                            1,639      324        1,963
  Mortgage-backed securities                       1,148    1,046        2,194
  FHLB stock                                           7       10           17
--------------------------------------------------------------------------------
    Total interest-earning assets                    550    1,880        2,430
--------------------------------------------------------------------------------
Interest-bearing liabilities:
  Money market savings accounts                     (106)       3         (103)
  Passbook savings accounts                         (890)      (6)        (896)
  NOW accounts                                        13      (52)         (39)
  Certificate accounts                               865    2,030        2,895
  Borrowings                                         (50)     (33)         (83)
  Other                                               --       --           --
--------------------------------------------------------------------------------
    Total interest-bearing liabilities              (168)   1,942        1,774
--------------------------------------------------------------------------------
Net change in net interest income                $   718     ($62)     $   656
================================================================================

NET INTEREST INCOME. Net interest income after the loan loss provision for 1995 was $16.3 million, an increase of $656,000 or 4.2%, compared to net interest income of $15.6 million recorded for 1994.

16 GA Financial, Inc. Annual Report 1996

PROVISION FOR LOAN LOSSES. The Company made no provision for loan losses for 1995 or 1994. The loan loss reserve for both years ended December 31 was deemed adequate. The following table sets forth the changes in the allowance for loan losses for the year ended December 31, 1995 and 1994.

--------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                  AT DECEMBER 31, 1995                  AT DECEMBER 31, 1994
--------------------------------------------------------------------------------------------------------
                                                             PERCENT                           PERCENT
                                                             OF LOANS                          OF LOANS
                                               PERCENT OF     IN EACH             PERCENT OF   IN EACH
                                               ALLOWANCE     CATEGORY             ALLOWANCE    CATEGORY
                                               TO TOTAL      TO TOTAL             TO TOTAL     TO TOTAL
                                   AMOUNT      ALLOWANCE      LOANS      AMOUNT   ALLOWANCE     LOANS
-------------------------------------------------------------------------------------------------------
Mortgage loans:
  One- to four-family               $429         52.19%       66.79%      $324      38.12%      67.15%
  Multi-family                       103         12.53         3.93        107      12.59        5.26
  Commercial                          16          1.95         1.79        171      20.12        1.30
  Construction and development        45          5.47         3.21         27       3.18        3.08
Consumer loans:
  Home equity                        118         14.35        10.99        151      17.76       11.34
  Education                           89         10.83        11.32         49       5.76        9.35
Other loans:
  Unsecured personal loans            22          2.68         0.68         21       2.47        0.83
  Loans on savings accounts           --            --         1.18         --         --        1.54
  Other loans                         --            --         0.11         --         --        0.15
-------------------------------------------------------------------------------------------------------
  Total valuation allowance         $822        100.00%      100.00%      $850     100.00%     100.00%
=======================================================================================================

NON-INTEREST INCOME. Non-interest income consists of service fees, gains (losses) on the sale of loans and securities, fees from data processing services sold and other miscellaneous items. For the year ended December 31, 1995 non-interest income totaled $422,000, a decrease of $1.1 million or 71.9%, compared to the $1.5 million recorded for 1994. Service fees for 1995 totaled $801,000, a decrease of $5,000 or (.6%), compared to the $806,000 recorded for 1994. For 1995, losses on the sale of investments were $1.3 million, an increase of $1.2 million or greater than 100% compared to the loss of $102,000 recorded for 1994. During 1995 the Company realigned its investment portfolio and incurred losses of $1.7 million. Income from the sale of data processing services totaled $798,000 in 1995, an increase of $43,000 or 5.7%, compared to the $755,000 recorded in 1994. Other non-interest income for 1995 totaled $114,000, an increase of $71,000 or greater than 100% from the $43,000 recorded in 1994.

NON-INTEREST EXPENSE. Total non-interest expense for the year ended December 31, 1995 was $12.3 million, an increase of $298,000 or 2.5% over the $12.0 million recorded for 1994. Compensation and benefit costs for 1995 were $6.1 million, an increase of $303,000 or 5%, from the $5.8 million recorded for 1994. The increases are the results of normal increases in salaries, payroll taxes and benefit costs. Occupancy costs for 1995 were $1.5 million, an increase of $95,000 or 6.6%, over the $1.5 million recorded for 1994. Federal deposit insurance premiums for 1995 were $970,000, a decrease of $31,000 or (3.1%), over the $1.0 million recorded for 1994. The Company paid premiums at the same rate during 1994 and 1995. The reduction in premium expense is the result of lower insured deposit balances in 1995 compared to 1994. Data processing expenses for 1995 were $1.5 million, a decrease of $53,000 or (3.4%), from the $1.6 million recorded during 1994. The Company operates its own in-house data processing center which also provides data processing services to other financial institutions. Other non-interest expenses for 1995 were $2.1 million, a decrease of $16,000 or (0.8)%, over the $2.1 million recorded for 1994. These expenses include marketing costs, legal and professional fees, and other expenses.


                                       GA Financial, Inc. Annual Report 1996  17

INCOME TAX EXPENSE. Income taxes of $1.6 million were accrued for the year ended December 31, 1995. This is an effective tax rate of 36%. Income taxes of $1.9 million were recorded in 1994, an effective tax rate of 37%.

NEW ACCOUNTING PRONOUNCEMENTS.  (See Note 15.)

IMPACT OF INFLATION AND CHANGING PRICES. The Consolidated Financial Statements of the Company and Notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the direction or to the same extent as the price of goods and services.

FORWARD DEVELOPMENTS. The Board of Directors declared a dividend of $.08 per share to shareholders of record on February 10, 1997, payable on February 21, 1997. The Board of Directors intends on paying quarterly dividends in 1997.

   The Company's data processing division, DataOne Financial Services, provided data processing services to the Association and two other financial institutions in 1996. One of these institutions notified DataOne that it would not renew its contract when it expired in December 1996. The revenue from this institution in 1996 was $292,000. DataOne is attempting to replace this company with new clients.

   The trustee for the Company's recognition and retention plan completed the purchase of the Plan's 356,000 shares in February, 1997. There were 50,000 shares purchased as of December 31, 1996.

   The Company has filed an application to the OTS, dated February 19, 1997, to repurchase up to 10% of the outstanding stock of the Company.

PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business" of the Company's 1996 Form 10-K.

18 GA Financial, Inc. Annual Report 1996

                                               REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Shareholders
of GA Financial, Inc.

   We have audited the accompanying consolidated statements of financial condition of GA Financial, Inc., as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GA Financial, Inc., as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

   As discussed in Note 1 to the consolidated financial statements, GA Financial, Inc., changed its method of accounting for investment securities in 1994 and accounting for loan impairment in 1995.



                                  /s/ Coopers & Lybrand LLP


Pittsburgh, Pennsylvania
January 28, 1997,
except as to the information
presented in Note 19, for which
the date is February 19, 1997

                                        GA Financial, Inc. Annual Report 1996 19

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995


Dollar amounts in thousands, except share data


--------------------------------------------------------------------------------
                                                   DEC. 31, 1996   DEC. 31, 1995
--------------------------------------------------------------------------------
ASSETS
  Cash (including interest-bearing demand
   deposits of $15,592 in 1996 and $9,215 in 1995)      $ 22,349        $ 16,870
  Federal funds sold                                       1,950             300
  Available for sale securities, at fair value
   (Note 4):
   Investment securities                                 119,347          71,060
   Mortgage-related securities                           244,482         168,779
  Loans receivable, net (Note 5)                         216,376         180,275
  Education loans held for sale (Note 5)                  15,383              --
  Accrued interest receivable                              4,252           2,214
  Federal Home Loan Bank stock (Note 3)                    2,326           1,882
  Office, property and equipment (Note 6)                  5,644           5,683
  Securities sold, not settled (Note 4)                       --          73,062
  Prepaid expenses and other assets                        1,939           1,273
--------------------------------------------------------------------------------
    Total Assets                                        $634,048        $521,398
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
  Noninterest-bearing demand deposits                   $ 19,685        $ 17,464
  Savings accounts (Note 7)                              429,881         407,406
  Borrowed funds (Note 3)                                 51,525              --
  Advances from borrowers for taxes and insurance          1,780           1,920
  Accrued interest payable                                   699             521
  Securities purchased, not settled (Note 4)               5,830          41,953
  Other liabilities                                        2,244           3,904
--------------------------------------------------------------------------------
    Total Liabilities                                    511,644         473,168

  Commitments and contingencies (Notes 9 and 12)

  Shareholders' Equity:
  Preferred stock, (.01 par value); 1,000,000
   shares authorized; 0 shares outstanding                    --              --
  Common stock, (.01 par value); 23,000,000
   shares authorized; 8,900,000 shares issued                 89              --
  Additional paid-in capital                              86,316              --
  Treasury stock, at cost (445,000 shares)                (6,768)             --
  Unearned employee stock ownership plan (ESOP)
   shares                                                 (6,612)             --
  Unearned recognition and retention plan (RRP)
   shares                                                   (523)             --
  Net unrealized holding gains on securities
   (Notes 4 and 8)                                            88           2,954
  Retained earnings (Notes 2 and 11)                      49,814          45,276
--------------------------------------------------------------------------------
    Total Shareholders' Equity                           122,404          48,230

    Total Liabilities and Shareholders' Equity          $634,048        $521,398
================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

20 GA Financial, Inc. Annual Report 1996

                                               CONSOLIDATED STATEMENTS OF INCOME
                           FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                FOR THE YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------         Dollar amounts
                                                   1996       1995       1994            in thousands,
--------------------------------------------------------------------------------         except share data
Interest income:
  Loans, including fees                          $18,025    $14,000    $12,037
  Mortgage-related securities                     14,551     11,440      9,394
  Investment securities:
    Taxable interest                               4,627      5,420      7,016
    Taxable dividend                               2,112      1,490      1,629
    Nontaxable interest                              219         12         --
    Interest on bank deposits                        816        471        327
--------------------------------------------------------------------------------
  Total interest income                           40,350     32,833     30,403
================================================================================

Interest expense:
  Savings deposits (Note 7)                       16,679     16,493     14,636
  Interest on borrowings                             823          8         91
  Other                                               43         42         42
--------------------------------------------------------------------------------
  Total interest expense                          17,545     16,543     14,769
--------------------------------------------------------------------------------
  Net interest income before provision for
    losses on loans                               22,805     16,290     15,634
Provision for losses on loans (Note 5)               210         --         --
--------------------------------------------------------------------------------
  Net interest income after provision for
    losses on loans                               22,595     16,290     15,634
--------------------------------------------------------------------------------
Non-interest income:
  Service fees                                       897        801        806
  Net gain (loss) on sales of securities
   (Notes 4 and 9)                                   630     (1,291)      (102)
  Gain on sale of education loans                    311         --         --
  Gain on settlement/curtailment of
   pension (Note 10)                                 769         --         --
  Data processing service fees                       809        798        755
  Other                                               44        114         43
--------------------------------------------------------------------------------
  Total other income                               3,460        422      1,502
--------------------------------------------------------------------------------
Non-interest expense:
  Compensation and employee benefits               6,711      6,133      5,830
  Occupancy and equipment                          1,564      1,545      1,450
  Deposit insurance premiums (Note 13)             3,682        970      1,001
  Data processing service expenses                 1,501      1,524      1,577
  Capital stock taxes                                795         --         --
  Other                                            2,719      2,108      2,124
--------------------------------------------------------------------------------
  Total non-interest expense                      16,972     12,280     11,982
--------------------------------------------------------------------------------
Income before provision for income taxes           9,083      4,432      5,154
Provision for income taxes (Note 8)                3,481      1,612      1,894
--------------------------------------------------------------------------------
Net income                                       $ 5,602    $ 2,820    $ 3,260
================================================================================

Earnings per share (Note 16)                     $   .69         --         --
================================================================================

Average shares outstanding                     8,154,125         --         --
================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                       GA Financial, Inc. Annual Report 1996 21

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

Dollar amounts in thousands                                                 YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------------------------------
                                                                          1996        1995       1994
-------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                             $   5,602   $  2,820   $  3,260
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Provision for losses on loans and real estate owned                        210         --         --
  Depreciation and amortization on office, property and equipment            865        882        928
  Net premium (discount) amortization (accretion) on securities              (14)       410      1,969
  Amortization of net deferred loan fees                                    (220)      (164)      (168)
  Amortization of intangibles                                                 15         --         --
  Gain on settlement/curtailment of pension plan                            (769)        --         --
  Net realized (gain) loss on sales of securities                           (630)     1,292        102
  Net realized (gain) on sale of education loans                            (311)        --         --
  Net realized (gain) on sale of REO                                          (7)       (26)        --
  Allocation of ESOP plan shares                                             622         --         --
  Allocation of recognition and retention plan shares                        133         --         --
  Deferred income tax provision                                              120         11         21
  (Increase) decrease in accrued interest receivable                      (2,038)     1,160        858
  Decrease (increase) in prepaid expenses and other assets                   615         (5)      (105)
  Increase in accrued interest payable                                       178        143         63
-------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                4,371      6,523      6,928
-------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sale of available for sale securities                    161,811     42,812     22,255
  Repayments and maturities of available for sale securities              49,691      8,667      2,906
  Repayments, calls and maturities of held to maturity securities             --     56,453     85,746
  Purchases of available for sale securities                            (302,458)   (15,514)   (38,399)
  Purchases of held to maturity securities                                    --    (61,444)   (58,621)
  Proceeds from sale of education loans                                   12,545         --         --
  Premium paid for deposits                                               (1,296)        --         --
  Purchases of loans                                                     (71,156)   (24,250)    (2,448)
  Net decrease (increase) in loans                                         7,430     (2,288)    (4,934)
  Purchases of office, property and equipment, net                          (826)      (600)      (532)
  Net proceeds from sale of REO                                               25         64         --
  (Purchase) redemption of Federal Home Loan Bank stock                     (444)      (259)       597
-------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by investing activities                   (144,678)     3,641      6,570
-------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net decrease in demand and savings deposits                               (574)   (18,451)   (20,870)
  Net increase in certificates of deposit                                 25,270     20,559      6,954
  Payments of borrowed funds                                            (539,624)        --         --
  Proceeds from borrowed funds                                           591,149         --         --
  Dividends paid                                                          (1,064)        --         --
  Net increase (decrease) in advances from borrowers for
    taxes and insurance and other liabilities                                718       (344)    (5,602)
  Proceeds from sale of common stock, net of issuance costs               86,372         --         --
  Purchase of unearned employee stock ownership plan shares               (7,120)        --         --
  Purchase of treasury stock                                              (6,768)        --         --
  Purchase of recognition and retention plan shares                         (737)        --         --
  Payments made under capital lease obligations                             (186)      (187)      (171)
-------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities                    147,436      1,577    (19,689)
-------------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash equivalents                     7,129     11,741     (6,191)
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of period                          17,170      5,429     11,620
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                             $  24,299   $ 17,170   $  5,429
=======================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

22  GA Financial, Inc. Annual Report 1996

                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


Dollar amounts
and numbers
of common
stock shares
in thousands

                                                                                                        NET
                                NUMBER                                                               UNREALIZED            TOTAL
                                COMMON               ADDITIONAL               UNEARNED    UNEARNED    HOLDING              SHARE-
                                 STOCK     COMMON       PAID      TREASURY    ESOP PLAN   RRP PLAN    GAINS    RETAINED   HOLDERS'
                                SHARES     STOCK     IN CAPITAL     STOCK      SHARES      SHARES    (LOSSES)  EARNINGS    EQUITY
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993        --     $   --     $    --     $   --     $     --     $   --     $    --    $39,196    $39,196

Adjustment to beginning
  balance for change in
  accounting principle
  net of tax                        --         --          --         --           --         --       1,236         --      1,236
Net income                          --         --          --         --           --         --          --      3,260      3,260
Change in net unrealized
  holding gains (losses) on
  securities, net of tax            --         --          --         --           --         --      (2,800)        --     (2,800)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                   --          --         --           --         --      (1,564)    42,456     40,892

Net income                          --         --          --         --           --         --          --      2,820      2,820
Change in net unrealized
  holding gains (losses) on
  securities, net of tax            --         --          --         --           --         --       4,518         --      4,518
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995        --         --          --         --           --         --       2,954     45,276     48,230

Net income                          --         --          --         --           --         --          --      5,602      5,602
Change in net unrealized
  holding gains (losses) on
  securities, net of tax            --         --          --         --           --         --      (2,866)        --     (2,866)
Stock issued                     8,900         89      86,283         --           --         --          --         --     86,372
Employee stock ownership
  plan purchased                  (712)        --          --         --       (7,120)        --          --         --     (7,120)
Treasury stock purchased          (445)        --          --     (6,768)          --         --          --         --     (6,768)
Recognition and retention
  plan purchased                   (50)        --         (81)        --           --       (656)         --         --       (737)
Cash dividends                      --         --          --         --           --         --          --     (1,064)    (1,064)
Shares allocated employee
  stock ownership plan              51         --         114         --          508         --          --         --        622
Shares allocated recognition
  and retention plan                50         --          --         --           --        133          --         --        133
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996     7,794        $89     $86,316    ($6,768)     ($6,612)     ($523)    $    88    $49,814   $122,404
===================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

                                       GA Financial, Inc. Annual Report 1996  23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.  ACCOUNTING POLICIES
--------------------------------------------------------------------------------

The significant accounting policies followed by GA Financial, Inc. (the "Company") and subsidiary (the "Association") are as follows:

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of GA Financial, Inc. and its subsidiary, Great American Federal Savings and Loan Association, and the Association's wholly owned subsidiary, Great American Financial Services, Inc. at December 31, 1996. The consolidated financial statements at December 31, 1995 include only the accounts of the Company and the Association. Intercompany accounts and transactions have been eliminated in consolidation.
   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, including interest-bearing demand deposits, and federal funds sold. Generally, federal funds are sold for one-day periods.

INVESTMENT SECURITIES AND MORTGAGE-RELATED SECURITIES
Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The statement required classification of securities into three categories: held to maturity, trading securities, and available for sale. The Company may classify securities as held to maturity when it has both the ability and positive intent to hold the securities to maturity. Pursuant to SFAS No. 115, securities available for sale are recorded at estimated fair value, with aggregate unrealized holding gains and losses reported, net of income tax, as a separate component of equity. Securities held to maturity are stated at cost adjusted for amortization of premium and accretion of discount, computed on the interest method. The Company did not have any trading securities at December 31, 1996 or 1995. The fair value of securities is based on quoted market prices or bid quotations received from security dealers. Gains and losses are recognized by the specific identification method.
   On a periodic basis, management evaluates each security where amortized cost exceeds fair value. If the decline is judged to be other than temporary, the cost of the security is written down to estimated realizable value with the writedown included in net securities gains.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is based on management's evaluation of losses in the current loan portfolio, which includes an assessment of economic conditions, changes in the nature of the loan portfolio, loan loss experience and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Additions are made to the allowance through periodic provisions charged to net income and recovery of principal and interest on loans previously charged-off. Losses of principal are charged directly to the allowance when a loss actually occurs or when a determination is made that a loss is probable.
   Effective January 1, 1995, the Company adopted Financial Accounting Standards Board (FASB) Statement 114, "Accounting by Creditors for Impairment of a Loan" and Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" an amendment of Statement 114. Statement 114 addresses the accounting by creditors for impairment of loans by specifying how reserves for credit losses

24 GA Financial, Inc. Annual Report 1996 related to certain loans should be measured. Statement 118 rescinds Statement 114 rules to permit a creditor to use existing methods for recognizing interest income on impaired loans and eliminated the income recognition provisions of Statement 114. Statement 114 amends FASB Statement 5 "Accounting For Contingencies" to clarify that a creditor should evaluate the collectibility of both contractual interest and principal when assessing the need for an overall allowance for loan losses. The statement requires that impaired loans for which foreclosure is probable continue to be accounted for as loans. The Company did not have any loans classified as in-substance foreclosure at December 31, 1994, thus no additional loss provisions or changes to the overall allowance for loan losses were required by adopting this statement.
   Within the context of Statement 114 for loan losses, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the contracted terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The valuation allowance, or allowance for impaired loan losses, is part of the total allowance for loan losses. Upon disposition of an impaired loan, any related allowance is reversed through a charge to the impaired allowance for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the loan loss allowance until the previously charged-off interest is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accruing status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. At December 31, 1996 or 1995, the Company did not have any recorded investment in loans for which impairment has been recognized in accordance with Statement 114 and 118. Since the Company had no loans considered impaired under Statement 114 during the years ended December 31, 1996 or 1995, there were no recorded investments during these periods. As a result, there was no interest income recognized on impaired loans during the years ended December 31, 1996 or 1995.
   Generally, management considers all major nonaccrual loans and certain renegotiated debt, when it exists, for impairment. The minimum period without payment that typically can occur before a loan is considered for impairment is ninety days. Statement 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. The Company collectively reviews for impairment consumer, residential and commercial real estate and commercial loans under $200 thousand.

LOANS
Interest income is recognized on a level yield basis. Loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the related loan as a yield adjustment using the interest method. The accrual of interest is discontinued, when in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Interest receipts on such nonaccrual loans are fully applied to principal. A nonaccrual loan is not returned to accruing status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. Loans held for sale are education loans, which are recorded at the lower of cost or estimated fair market value.

OFFICE, PROPERTY AND EQUIPMENT
Office property and equipment is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Estimated useful lives range from 20 to 50 years for buildings, 10 years for site improvements and 3 to 5 years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred. Expenditures for renovations and major improvements are capitalized and depreciated over their estimated useful lives.

                                       GA Financial, Inc. Annual Report 1996  25

INTANGIBLE ASSETS
Premiums paid for branch deposits are allocated to core deposit intangibles and are recorded in other assets. Core deposit intangibles are amortized on a straight-line basis over seven years. Core deposit intangibles amounted to $1.3 million in 1996. Management will evaluate annually the carrying value and remaining amortization period of intangible assets for possible impairment. Adjustments will be recorded when the purchased branch deposits decay at an earlier period than the amortization period.

FORECLOSED ASSETS
Foreclosed assets consist of property acquired in settlement of real estate loan indebtedness. Such assets are carried at the lower of cost or market value less estimated costs to sell. Net costs to maintain the foreclosed assets and subsequent gains and losses attributable to their disposal are included in other expense.

TREASURY STOCK
The purchase of the Company's stock is recorded at cost. If reissue occurs, the treasury stock account will be reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to additional paid-in capital.

INCOME TAXES
On August 20, 1996, President Clinton signed into law the Small Business Job Protection Act of 1996 which included the repeal of the special thrift bad debt provisions. Although the percentage of taxable income method bad debt deduction will no longer be available to the Company, the tax requirement to invest in certain qualifying types of investments and loans has been eliminated, thus providing greater freedom to the Company in structuring its balance sheet to maximize returns. These tax related changes had no significant impact on the Company's 1996 financial position or results of operations.
   The Company has not provided deferred income taxes for the Company's tax return reserve for bad debts that arose in tax years beginning before September 30, 1988 because it is not expected that this difference will reverse in the foreseeable future. The cumulative net amount of temporary differences related to the reserve for bad debts for which deferred taxes have not been provided was approximately $13.3 million at December 31, 1996. If the Company does not meet the remaining income tax requirements of IRC section 593, as amended by The Small Business Job Protection Act of 1996, the Company could incur a tax liability for the previously deducted tax return loan losses in the year in which such requirements are not met. This potential liability for which no deferred income taxes have been provided was approximately $4.5 million as of December 31, 1996.

DERIVATIVE FINANCIAL INSTRUMENTS
Gains and losses on unconditional forward commitments (Note 9) to purchase GNMAs are deferred and incorporated in the carrying amount of the securities purchased.

RECLASSIFICATIONS
For comparative purposes, reclassifications have been made to certain amounts previously reported to conform with the current period presentation in the consolidated financial statements.



26  GA Financial, Inc. Annual Report 1996

NOTE 2.  THE CONVERSION AND THE SUBSCRIPTION AND COMMUNITY OFFERINGS
--------------------------------------------------------------------------------

On March 22, 1996, the members of the Association approved a Plan of Conversion to convert the Association from a federally chartered mutual savings and loan association to a federally chartered capital stock savings association, with the concurrent sale of all of the newly-converted Association's outstanding capital stock to the Company, and the sale of the Company's common stock to the public. The Company, on March 25, 1996, sold 8,900,000 shares of common stock at $10.00 per share to depositors, directors, officers and certain employees of the Company and to certain other eligible subscribers. The net proceeds from the sale of the common stock, after conversion expenses of $2.6 million were $86.4 million. The Company purchased all of the capital stock of the Company in exchange for 50% of the net proceeds, or $43.3 million and utilized $7.1 million to fund the Employee Stock Ownership Plans' (the "ESOP") purchase of conversion stock.
   Funds retained by the Company in excess of the ESOP loan were initially invested in Treasury securities and other short term investments. The Company and the Association used such funds to expand operations through the addition of branch offices and the acquisition of branch deposits of other financial institutions.
   At the time of Conversion, the Association established a liquidation account in an amount equal to its capital as of December 31, 1995. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Association after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Dividends cannot be paid from retained earnings allocated to the liquidation account. The liquidation account amounts to $45.3 million.
   The Office of Thrift Supervision ("OTS") imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution and has not been notified by the OTS that it is in need of more than normal supervision could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. As of December 31, 1996, the Association exceeded all fully phased-in capital requirements and had not been notified by the OTS that it is in need of more than normal supervision.


NOTE 3.  FEDERAL HOME LOAN BANK STOCK AND ADVANCES AND OTHER BORROWINGS
--------------------------------------------------------------------------------

The Association is a member of the Federal Home Loan Bank system. As a member, the Association is required to maintain an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh (FHLB), which is carried at cost. The required investment is based on 1% of its outstanding home loans, to the FHLB, as calculated at December 31 of each year.
   At December 31, 1996, the Association has a $25.1 million line of credit available with the FHLB. Advances under the available line bear interest at 7.23% and are payable on demand. Pursuant to collateral agreements with the FHLB, advances are collateralized by FHLB stock and qualifying first mortgage loans held by the Association. There were no advances outstanding under the line of credit at December 31, 1996 and 1995. There were no advances under the line of credit for the year ended December 31, 1996. Interest expense incurred for periodic advances under the line of credit amounted to $8,000 and $91,000 in 1995 and 1994, respectively.


                                       GA Financial, Inc. Annual Report 1996  27

   The Association also can take short-term and long-term advances with the FHLB. FHLB of Pittsburgh advances by year of maturity at December 31, 1996 are summarized as follows:

                                                WEIGHTED
  (DOLLARS IN THOUSANDS)          AMOUNT      AVERAGE RATE
-------------------------------------------------------------
    1997                         $37,525          5.56%
    2000                           5,000          6.44
    2001                           4,000          6.10
-------------------------------------------------------------
    Total                        $46,525          5.70%
=============================================================

   Advances from the FHLB are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.
   At December 31, 1996 the Company also maintains securities sold under agreements to repurchase. Securities sold under agreement to repurchase at December 31, 1996 are summarized as follows:


(DOLLARS IN THOUSANDS)               AMOUNT           RATE
-------------------------------------------------------------
Securities sold under
   agreements to repurchase          $5,000           6.25%
=============================================================

Securities sold under agreements to repurchase are collateralized by investment securities with an amortized cost and fair value of $5.8 million at December 31, 1996. The $5 million is comprised of one commitment with a scheduled maturity of August 26, 1999. The security underlying the agreement is not under the Company's control. During the year ended December 31, 1995, there were no securities sold under agreements to repurchase.


NOTE 4.  INVESTMENT SECURITIES AND MORTGAGE-RELATED SECURITIES
--------------------------------------------------------------------------------

On December 15, 1995, the Association transferred all its securities included in the held to maturity portfolio, at the date of transfer, with a carrying value and fair value of $230.0 million and $230.6 million, respectively, to the available for sale portfolio. This reallocation of the Association's investment portfolio was done in accordance with the FASB special report, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." This special report allowed a one-time transfer of securities from the held-to-maturity category to other categories during the period November 15, 1995 through December 31, 1995. The transfer of securities from the held-to-maturity category to the available for sale category resulted in an increase to equity, net of tax, of approximately $435,000 at the date of transfer.
   At December 31, 1996, there were $5.8 million of securities purchased which did not settle until January, 1997 and accordingly, have been reflected as "Securities purchased, not settled" in the accompanying consolidated statements of financial condition. The settlement date for $73.1 million of securities sold in December, 1995 did not occur until subsequent to December 31, 1995, and have been reflected as "Securities sold, not settled" in the accompanying consolidated statements of financial condition. At December 31, 1995, $42.0 million of securities purchased did not settle until subsequent to December 31, 1995.

   The amortized cost and estimated fair value of investment securities and mortgage-related securities at December 31, 1996 are as follows:


28  GA Financial, Inc. Annual Report 1996


-------------------------------------------------------------------------------------------------Dollar amounts
                                                                DECEMBER 31, 1996                in thousands,
-------------------------------------------------------------------------------------------------except share data
                                                             GROSS         GROSS
                                              AMORTIZED    UNREALIZED   UNREALIZED
AVAILABLE FOR SALE SECURITIES:                   COST        GAINS        LOSSES      FAIR VALUE
-------------------------------------------------------------------------------------------------
U.S. Treasury                                 $ 14,912      $  037        $    --    $ 14,949
Mortgage-backed certificates                   171,611       2,536         (1,920)    172,227
Marketable equity securities                    28,654       1,263           (187)     29,730
U.S. government agency debt                     48,646          92           (318)     48,420
Municipal obligations                            8,865          58            (29)      8,894
Corporate obligations                           17,294          61             (1)     17,354
Collateralized mortgage obligations             73,706         250         (1,701)     72,255
-------------------------------------------------------------------------------------------------
    Total                                     $363,688      $4,297        ($4,156)   $363,829
=================================================================================================

   The amortized cost and estimated fair value of investment securities and mortgage-related securities at December 31, 1995 are as follows:


-------------------------------------------------------------------------------------------------
                                                                DECEMBER 31, 1995
-------------------------------------------------------------------------------------------------
                                                             GROSS         GROSS
                                              AMORTIZED    UNREALIZED   UNREALIZED
AVAILABLE FOR SALE SECURITIES:                   COST        GAINS        LOSSES      FAIR VALUE
-------------------------------------------------------------------------------------------------
Mortgage-backed certificates                  $113,825      $4,322        $    --    $118,147
Marketable equity securities                    21,804       1,076           (221)     22,659
U.S. government agency debt                     21,496          99            (12)     21,583
Corporate obligations                           26,565         320            (67)     26,818
Collateralized mortgage obligations             51,460         219         (1,047)     50,632
-------------------------------------------------------------------------------------------------
    Total                                     $235,150      $6,036        ($1,347)   $239,839
=================================================================================================

   The amortized cost and estimated fair value of available for sale securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties.


-------------------------------------------------------------------------------------------------
                                                                     DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------
                                                             AMORTIZED
AVAILABLE FOR SALE SECURITIES:                                 COST                   FAIR VALUE
-------------------------------------------------------------------------------------------------
Due in one year or less                                     $ 35,637                 $ 35,514
Due after one year through five years                         55,838                   55,730
Due after five years through ten years                         9,394                    9,414
Due after ten years                                          234,165                  233,441
-------------------------------------------------------------------------------------------------
    Total                                                   $335,034                 $334,099
-------------------------------------------------------------------------------------------------
Marketable equity securities                                  28,654                   29,730
-------------------------------------------------------------------------------------------------
    Total                                                   $363,688                 $363,829
=================================================================================================


                                    GA Financial, Inc. Annual Report 1996     29

   Proceeds from sales of available for sale securities for the year ended December 31, 1996 were approximately $88.7 million. Gross gains of approximately $716,000 were realized on those sales and gross losses of approximately $140,000 were realized for the year ended December 31, 1996.

   Proceeds from sales of available for sale securities for the year ended December 31, 1995 were approximately $115.9 million of which $73.1 million were not received until subsequent to December 31, 1995. Gross gains of approximately $163,000 were realized on those sales and gross losses of approximately $1.7 million were realized for the year ended December 31, 1995.

   Proceeds from sales of available for sale securities for the year ended December 31, 1994 were approximately $22.3 million. Gross gains of approximately $930,000 and gross losses of approximately $1.2 million were realized on those sales. There were no sales of held to maturity securities in 1994.

   The Company's holdings of mortgage-backed certificates and collateralized mortgage obligations consist primarily of GNMA, FNMA and FHLMC pass-through certificates which are backed by the full faith and credit of the United States government or its agencies.


NOTE 5. LOANS RECEIVABLE
 ................................................................................

Loans receivable at December 31, 1996 and 1995 consist of the following:


--------------------------------------------------------------------------------
 (Dollars in thousands)                   December 31, 1996  December 31, 1995
Mortgages:
 Residential and multi-family                 $184,961           $129,717
 Commercial                                      5,053              3,290
 Construction and development                    3,545              5,891
Consumer loans:
 Home equity                                    22,153             20,151
 Educational loans                              15,383             20,766
Other:
 Loans on savings accounts                       2,062              2,159
 Unsecured personal loans and other              1,698              1,449
--------------------------------------------------------------------------------
  Total                                        234,855            183,423

Less:
 Undisbursed mortgage loans                        684              1,363
 Deferred loan fees                              1,381                963
 Allowance for losses                            1,031                822
--------------------------------------------------------------------------------
  Net loans                                   $231,759           $180,275
================================================================================

   The Company purchased approximately $71.2 million and $24.2 million in 1996 and 1995, respectively, of residential mortgage loans collateralized by single-family properties located outside its primary market area, such as other regions of Pennsylvania, Ohio and New York. The sellers have retained the servicing rights on these purchases.

   In the ordinary course of business, the Company has transactions, including loans, with the Company's principal officers and directors and their related interests. Related party loans outstanding were approximately $943,000 and $504,000 at December 31, 1996 and 1995, respectively.



30    GA Financial, Inc. Annual Report 1996

   The following is a summary of activity in the allowance for loan losses:



                                                 YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------
 (Dollars in Thousands)                      1996           1995          1994
--------------------------------------------------------------------------------
Balance, beginning of year                 $  822          $ 850         $ 846
Provision charged to operations               210             --            --
Loan charge-offs                              (20)           (35)          (39)
Loan recoveries                                19              7            43
--------------------------------------------------------------------------------
Balance, end of year                       $1,031          $ 822         $ 850
================================================================================

   At December 31, 1996 and 1995, the Company had approximately $900,000 and $1.5 million, respectively, in loans which were 90 days or more past due and were not accruing interest.

   The Company did not have any recorded investment in loans for which impairment has been recognized in accordance with Statement No. 114 at December 31, 1996 or 1995.


NOTE 6.  OFFICE, PROPERTY AND EQUIPMENT
 ................................................................................

   Office, property and equipment at December 31, 1996 and 1995 consist of the following:


--------------------------------------------------------------------------------
 (Dollars in Thousands)                   December 31, 1996  December 31, 1995
--------------------------------------------------------------------------------
Office buildings                               $ 7,750            $ 7,292
Equipment                                        9,467              9,172
Land and land improvements                         995                995
--------------------------------------------------------------------------------
  Sub-total                                     18,212             17,459
Less: accumulated depreciation and
      amortization                              12,568             11,776
--------------------------------------------------------------------------------
  Net office, property and equipment           $ 5,644            $ 5,683
================================================================================

   The Company recognized depreciation and amortization expense of approximately $865,000, $882,000 and $928,000 for the years ended December 31, 1996, 1995, and
1994, respectively.



                                       GA Financial, Inc. Annual Report 1996  31

NOTE 7.  NON-INTEREST BEARING DEMAND DEPOSITS AND SAVINGS ACCOUNTS
 ................................................................................

Non-interest bearing demand deposits and savings accounts are summarized as follows:


-------------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)             DECEMBER 31, 1996             DECEMBER 31, 1995
-------------------------------------------------------------------------------------------
                                  AVERAGE                       AVERAGE
                                   RATE    AMOUNT   PERCENT      RATE     AMOUNT   PERCENT
-------------------------------------------------------------------------------------------
Noninterest bearing
  accounts                                $ 19,685     4.38%             $ 17,464     4.11%
-------------------------------------------------------------------------------------------
Interest bearing accounts:
 Non-certificate accounts:
  NOW/Super NOW accts.             2.05%    27,652     6.15      2.05%     24,560     5.78
  Money market                     2.25%    17,093     3.80      2.25%     17,253     4.06
  Passbook savings                 3.00%   159,038    35.38      3.00%    164,765    38.78
-------------------------------------------------------------------------------------------
    Total non-certificate
      accounts                             203,783    45.33               206,578    48.62
-------------------------------------------------------------------------------------------
Certificates of deposit:
  0% to 4.00%                      3.54%     1,322     0.29      3.71%      5,771     1.36
  4.00% to 4.99%                   4.64%    87,668    19.50      4.51%     56,479    13.29
  5.00% to 5.99%                   5.47%    68,477    15.23      5.40%     82,580    19.44
  6.00% and above                  6.92%    68,631    15.27      6.67%     55,998    13.18
-------------------------------------------------------------------------------------------
  Total certificates of
    deposit                        5.94%   226,098    50.29      5.55%    200,828    47.27
-------------------------------------------------------------------------------------------
Total interest bearing
  accounts                                 429,881    95.62               407,406    95.89
-------------------------------------------------------------------------------------------
Total deposits                            $449,566   100.00%             $424,870   100.00%
===========================================================================================

   The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $14.1 million and $12.1 million at December 31, 1996 and 1995, respectively. Deposits in excess of $100,000 are not federally insured.

   The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at December 31, 1996 and 1995:


-----------------------------------------------------------------------------------------------------------------------
  (DOLLARS IN THOUSANDS)   PERIOD TO MATURITY AT DECEMBER 31, 1996         PERIOD TO MATURITY AT DECEMBER 31, 1995
-----------------------------------------------------------------------------------------------------------------------
                         WITHIN    ONE TO  TWO TO     OVER               WITHIN     ONE TO  TWO TO     OVER
ACTUAL RATES             ONE YR   TWO YRS   3 YRS    3 YRS     TOTAL     ONE YR    TWO YRS   3 YRS    3 YRS     TOTAL
-----------------------------------------------------------------------------------------------------------------------
Interest rate:
Less than 4%            $  1,317  $     5  $    --  $    --  $  1,322   $  5,771  $     -   $     -  $    --  $  5,771
4.00% to 4.99%            86,393    1,221       54       --    87,668     52,181    3,324       974       --    56,479
5.00% to 5.99%            26,028   19,623   12,410   10,416    68,477     51,499   11,631    11,846    7,604    82,580
6.00% and over             7,764   31,334   12,684   16,849    68,631     19,072    6,479     3,669   26,778    55,998
-----------------------------------------------------------------------------------------------------------------------
 Total                  $121,502  $52,183  $25,148  $27,265  $226,098   $128,523  $21,434   $16,489  $34,382  $200,828
=======================================================================================================================


32    GA Financial, Inc. Annual Report 1996


   Interest expense on savings accounts for the years ended December 31, 1996,    Dollar amounts
 1995 and 1994 is summarized as follows:                                          in thousands

                                            YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------
                                        1996          1995            1994
-------------------------------------------------------------------------------
Passbook accounts                    $ 4,893        $ 5,104        $ 6,000
NOW/Super NOW accounts                   496            464            503
Money market accounts                    410            465            568
Certificates of deposit               10,880         10,460          7,565
-------------------------------------------------------------------------------
  Total                              $16,679        $16,493        $14,636
===============================================================================

NOTE 8.  INCOME TAXES
 ...............................................................................

The provision for income taxes is comprised of the following:

                                     FOR THE YEARS ENDED DECEMBER 31,
-------------------------------------------------------------------------------
                                        1996           1995           1994
-------------------------------------------------------------------------------
Federal:
  Current                             $2,896         $1,376         $1,667
  Deferred                               120             11             21
-------------------------------------------------------------------------------
                                       3,016          1,387          1,688
State:
  Current                                465            225            206
-------------------------------------------------------------------------------
Provision for income taxes            $3,481         $1,612         $1,894
===============================================================================

   A reconciliation of the federal statutory tax rate to the tax rate applicable to income before federal income taxes follows:

                                                      DECEMBER 31,
-------------------------------------------------------------------------------
                                       1996           1995           1994
-------------------------------------------------------------------------------
Federal statutory rate                   34%            34%            34%
State income taxes                        3              3              4
Other                                     1             (1)            (1)
-------------------------------------------------------------------------------
                                         38%            36%            37%
===============================================================================


                                     GA Financial, Inc. Annual Report 1996    33

   The deferred tax assets and deferred tax liabilities recorded on the statements of financial condition are as follows:

-------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                             DECEMBER 31, 1996                  DECEMBER 31, 1995
-------------------------------------------------------------------------------------------------------------
                                             DEFERRED TAX    DEFERRED TAX        DEFERRED TAX   DEFERRED TAX
                                                ASSETS        LIABILITIES          ASSETS       LIABILITIES
-------------------------------------------------------------------------------------------------------------

Tax bad debt reserve                              $ --             $  765           $  --            $  765
Reserve for possible loan loss                     351                 --             279                --
Loan origination fees/costs                        109                 --             135                --
Depreciation/amortization                           --                830              --               803
Employee benefits                                   --                 --             183                --
Net unrealized holding losses (gains)
  on securities available for sale                  --                 52              --             1,735
Other                                               24                 --              --                16
-------------------------------------------------------------------------------------------------------------
Deferred tax asset/liability                      $484             $1,647           $ 597            $3,319
=============================================================================================================

   Net accumulated deferred income tax assets (liabilities) at December 31, 1996 and 1995 were ($1.2) million and ($2.7) million, respectively.


NOTE 9. DERIVATIVE FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK
--------------------------------------------------------------------------------

The Company has only limited involvement with derivative financial instruments. Derivative financial instruments are held for or issued for purposes other than trading. These investments are used to manage interest rate and prepayment risk. Periodically, the Company enters into unconditional forward commitments to purchase mortgage-backed certificates, such as those issued by the Government National Mortgage Company, at a fixed price and coupon rate to be delivered, typically, no longer than six months in the future. In addition, the Company also enters into 50-50 flexible commitments to purchase GNMA's whereby the broker will deliver at least 50% of the commitment amount or up to 150% of the total commitment amount on the settlement date. In effect, 50% of the commitment represents an unconditional forward commitment and the remaining portion of the commitment represents standby commitments (put options) with certain Board of Directors approved brokers. These commitments can be sold on the open market. The Company will only enter into these commitments when it has available liquidity to meet the full amount of the commitment and believes the coupon interest rate is appropriate for asset liability management, thereby reducing its own exposure to fluctuations in interest rates as well as to enhance the yield due to a discount received for writing a put option.
   Risks associated with these commitments arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates. Under standby commitments, the Company bears the risk of an unfavorable change in the price of the mortgage-backed certificates underlying the options. The Company reviews the creditworthiness of the party to these commitments and disposes of forward commitments in the event the market risk reaches specified levels.
   A purchase commitment can be "paired off" against a sale commitment for the same type of security bearing the same contract amount, rate and settlement date. This is usually done when the sale commitment is at a higher fixed price than the purchase commitment and management determines there is a high risk of prepayment. During calendar years 1996, 1995 and 1994, certain purchase commitments were "paired off" against sale commitments. Such activity resulted in net gains of approximately $54,000, $207,000 and $143,000 for the years ended December 31, 1996, 1995 and 1994, respectively.


34  GA Financial, Inc. Annual Report 1996

NOTE 10.  EMPLOYEE BENEFIT PLANS

On July 1, 1996 the Company merged its defined benefit plan (Plan) with the Financial Institutions Retirement Fund (FIRF), a multi-employer plan. This merger effectively resulted in a settlement and curtailment of the Plan. This merger resulted in a before tax gain of $769,000. The Plan was modified to reduce the benefit formula from a 60% high three year average salary to a 30% high five year average salary and a 25 year target service minimum. Any full-time employee as of June 30, 1996 is eligible to participate in the current Plan.
   Pension expense under FIRF will match the Company's required contribution to the FIRF as determined annually. The Company was not required to make any contributions to the FIRF for fiscal 1996.
   The Company had a noncontributory, defined benefit pension plan (the Plan) covering substantially all employees meeting minimum age and service requirements. The Plan generally provides benefits based on years of credited service and final average earnings. The Company's current funding policy was to annually contribute the amount recommended by its consulting actuary subject to current pension laws.
   Net pension expense for the years ended December 31, 1995 and 1994 consists of the following:

--------------------------------------------------------------------------------
(Dollars in Thousands)                                     1995         1994
--------------------------------------------------------------------------------
Service cost-benefits earned during the year              $ 391        $ 475
Interest accrued on projected benefit obligation            396          373
Actual investment income on plan assets                    (827)         135
Net amortization and deferral                               505         (389)
--------------------------------------------------------------------------------
Net pension expense                                       $ 465        $ 594
================================================================================

   The following table sets forth the Plan's funded status and amounts recognized in the Company's consolidated statement of financial condition at December 31:

--------------------------------------------------------------------------------
(Dollars in Thousands)                                    1995         1994
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including
  vested benefits of approximately $3.7 million
  and $3.4 million for 1995 and 1994, respectively       $3,778      $ 3,366
Projected salary increases                                2,487        2,455
--------------------------------------------------------------------------------
Projected benefit obligation                              6,265        5,821
Plan assets at fair value                                 5,493        4,403
--------------------------------------------------------------------------------
Plan assets less than projected benefit obligation         (772)      (1,418)
Unrecognized actuarial losses                               255          926
Unrecognized transition credit                             (112)        (125)
Unrecognized prior service costs                             90           98
--------------------------------------------------------------------------------
Accrued pension costs included in the consolidated
  statements of financial condition                       ($539)       ($519)
================================================================================

   The projected benefit obligation was determined using an assumed discount rate of 7.0% for 1995 and 5.75% in 1994. The expected rate of increase in compensation was 5.50% and the expected long term rate of return on the plan assets was 7.50% for 1995 and 1994.


                                       GA Financial, Inc. Annual Report 1996  35

   Pension plan assets were primarily certificates of deposit with maturities of not more than one year and U.S. Treasury Securities. Changes in these values, attributable to differences between actual and expected returns on plan assets, were deferred as unrecognized gains or losses and included in the determination of net pension costs over time. For the year ended December 31, 1995, the Plan's assets included investments in the Company's certificates of deposit and interest-bearing checking accounts which approximated $776,000.
   On January 30, 1996 the Board of Directors approved a 401(k) program for all eligible employees permitting participants to defer a maximum of 15% of their base salary with the Company contributing a 25% match on the first 6% of deferred income. The compensation expense relating to the 401(k) match was $41,000 for 1996. The Company will match 50% beginning in 1997.
   The Company has established for full-time employees who have attained the age of 21 a separate Employee Stock Ownership Plan ("ESOP") in connection with the conversion (See Note 2). The ESOP borrowed an aggregate of $7.1 million from the Company and purchased 712,000 common shares issued in the conversion. The Association intends to make scheduled discretionary cash contributions to the ESOP sufficient to service and repay the amounts borrowed over a period of up to 14 years. In connection with the formation of the ESOP, the Company adopted Statement of Position 93-6. As shares in the ESOP are earned and committed to be released, compensation expense will be recorded based on their fair value during each reporting period. The difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP will be charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of shareholders' equity. Only those shares in the ESOP which have been earned and are committed to be released will be included in the computation of earnings per share. At December 31, 1996, 50,857 of the shares in the ESOP were earned and committed to be released. Compensation expense related to the ESOP amounted to $622,000 for the year ended December 31, 1996. Dividends received on unallocated ESOP shares in 1996 amounted to $93,000 and are included in compensation expense. The fair value at December 31, 1996 of the unearned shares in the ESOP was $10 million based on the last sales price of the company's common stock of approximately $15.125 on that date.


NOTE 11.  CAPITAL REQUIREMENTS AND REGULATORY RESTRICTIONS
--------------------------------------------------------------------------------

As a savings and loan holding company, the Company is not required to maintain any minimum level of capital; however, the Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.
The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The Association is considered "well-capitalized" under the OTS' prompt corrective action regulations.
   Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the Office of Thrift Supervision (the OTS) issued regulations covering minimum regulatory capital requirements. Under OTS regulations, the Association is required to maintain minimum regulatory tangible capital of at least 1.5% of total assets, a minimum 3.0% leverage core capital ratio (expressed as a percentage of tangible assets) and minimum risk-based capital of 8.0% (expressed as a percentage of risk-weighted assets, which includes off-balance sheet items) as defined by the OTS.


36  GA Financial, Inc. Annual Report 1996


------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                        TANGIBLE CAPITAL  CORE CAPITAL     RISK-BASED CAPITAL
------------------------------------------------------------------------------------------------------
December 31, 1996:
  Consolidated shareholders' equity                $122,404       $122,404           $122,404
  General valuation allowance                            --             --              1,031
  Unrealized gains on certain available-for-
    sale securities                                     (88)           (88)               (88)
  Core deposit intangible                            (1,277)        (1,277)            (1,277)
------------------------------------------------------------------------------------------------------
  Regulatory capital computed                       121,039        121,039            122,070
------------------------------------------------------------------------------------------------------
  Minimum capital requirement                         9,489         18,979             17,477
------------------------------------------------------------------------------------------------------
  Regulatory capital excess                        $111,550       $102,060           $104,593
======================================================================================================
  Computed capital ratio                              19.13%         19.13%             55.88%
  Minimum capital ratio                                1.50%          3.00%              8.00%
------------------------------------------------------------------------------------------------------
  Regulatory capital excess                           17.63%         16.13%             47.88%
======================================================================================================

December 31, 1995:
  Consolidated retained earnings                   $ 48,230       $ 48,230           $ 48,230
  General valuation allowance                            --             --                822
  Unrealized gains on certain available-for
    sale securities                                  (2,954)        (2,954)            (2,954)
------------------------------------------------------------------------------------------------------
  Regulatory capital computed                        45,276         45,276             46,098
------------------------------------------------------------------------------------------------------
  Minimum capital requirement                         7,750         15,500             19,784
------------------------------------------------------------------------------------------------------
  Regulatory capital excess                        $ 37,526       $ 29,776           $ 26,314
======================================================================================================
  Computed capital ratio                               8.77%          8.77%             18.64%
  Minimum capital ratio                                1.50%          3.00%              8.00%
------------------------------------------------------------------------------------------------------
  Regulatory capital excess                            7.27%          5.77%             10.64%
======================================================================================================

   Pursuant to Regulation D of the Federal Reserve, the Company is required to maintain certain balances which include both cash on hand and deposits with the Federal Reserve. The amount of these balances at December 31, 1996 and 1995 approximated $1.1 million and $961,000, respectively.



                                       GA Financial, Inc. Annual Report 1996  37

NOTE 12.  FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

SFAS No. 107, "Disclosure About Fair Value of Financial Instruments," requires the determination of fair value for certain of the Company's assets, liabilities and off balance sheet liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH
The carrying amount of cash, which includes interest-bearing demand deposits, approximates fair value.

FEDERAL FUNDS SOLD
The carrying amount of these overnight federal funds approximates fair value.

INVESTMENTS
The fair values of some investments are based on quoted market prices or on bid quotations received from security dealers. If a quoted market price is not available, fair value is estimated using quoted market prices for securities with similar remaining maturities, comparable credit risk and coupon rates.

Mortgage-Related Securities and Collateralized Mortgage Obligations The fair values are based on quoted market prices or dealer quotes.

LOANS RECEIVABLE
Fair values were estimated for loan portfolios with similar financial characteristics by discounting contractual cash flows with adjustments for prepayment. Assumptions regarding cash flows and discount rates were judgmentally determined using available internal information which management believes to be reasonable, taking into consideration the credit rating of the counterparties, current interest rates and remaining maturities.

FEDERAL HOME LOAN BANK STOCK
The stock can be redeemed at its carrying amount; therefore, the carrying amount approximates fair value.

Noninterest-Bearing Demand Deposits
The fair value on these deposits is the amount payable on the reporting date.

SAVINGS ACCOUNTS
The fair value of Passbook, SuperNOW and Money Market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated based on present value computations using as a discount rate the rates currently offered for deposits of similar remaining maturities.

BORROWED FUNDS
Fair value is determined by discounting the borrowings using current rates of borrowings with comparable maturities as of the reporting date.

COMMITMENTS TO EXTEND CREDIT
Fair value was estimated using the fees currently charged, if any, to enter into similar agreements, taking into account the remaining terms of the agreements and the creditworthiness of the counterparties.

FORWARD AND STANDBY COMMITMENTS
Fair value was estimated based on bid quotations from security dealers.



38  GA Financial, Inc. Annual Report 1996

-------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                     DECEMBER 31, 1996            DECEMBER 31,   1995
-------------------------------------------------------------------------------------------------
                                         ESTIMATED          BOOK        ESTIMATED      BOOK
FINANCIAL ASSETS:                        FAIR VALUE        VALUE       FAIR VALUE     VALUE
-------------------------------------------------------------------------------------------------

Cash                                       $ 22,349      $ 22,349      $ 16,870      $ 16,870
Federal funds sold                            1,950         1,950           300           300
Investment securities                       119,347       119,347        71,060        71,060
Mortgage-related securities                 244,482       244,482       168,779       168,779
Loans receivable                            230,946       231,759       185,401       180,275
-------------------------------------------------------------------------------------------------
                                           $619,074      $619,887      $442,410      $437,284
=================================================================================================
FINANCIAL LIABILITIES:
Noninterest-bearing demand deposits        $ 19,685      $ 19,685      $ 17,464      $ 17,464
Savings accounts                            428,840       429,881       407,218       407,406
Borrowed funds                               51,603        51,525            --            --
-------------------------------------------------------------------------------------------------
                                           $500,128      $501,091      $424,682      $424,870
=================================================================================================


                                           Estimated   Contract or     Estimated    Contract or
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS    Fair Value  Notional Amt    Fair Value   Notional Amt
-------------------------------------------------------------------------------------------------
Commitments to extend credit                     --       $24,400            --       $25,600
=================================================================================================

A reconciliation of forward and standby commitment activity for periods presented as follows:

-------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                       FORWARD COMMITMENTS         STANDBY COMMITMENTS
-------------------------------------------------------------------------------------------------
Balance at December 31, 1994                      $     --                    $     --
Purchase commitments                                32,000                      12,000
Commitments matured/expired                             --                     (12,000)
Commitments settled                                 (9,000)                         --
Commitments sold                                   (23,000)                         --
-------------------------------------------------------------------------------------------------
Balance at December 31, 1995                     $      --                    $     --
=================================================================================================

Purchase commitments                             $ 126,805                    $  4,000
Commitments matured/expired                             --                          --
Commitments settled                               (108,805)                     (4,000)
Commitments sold                                    (4,000)                         --
-------------------------------------------------------------------------------------------------
Balance at December 31, 1996                     $  14,000                    $     --
=================================================================================================

The fair value of the forward commitments at December 31, 1996 is $14.1 million.


                                       GA Financial, Inc. Annual Report 1996  39

   The Company also has loan commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and the commitments expire within 60 days. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held includes residential real estate and income-producing properties. Total commitments to extend credit at December 31, 1996 and 1995 were $24.4 million and $25.6 million, respectively, in loan commitments and unused lines of credit which bear market rates at the time the commitments are exercised. The loan commitments are held other than for trading. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company's lending is primarily concentrated in the local southwestern Pennsylvania market. At December 31, 1996, the Company had approximately $113.3 million of residential real estate loans located out of its primary market area. These loans are concentrated in other regions of Pennsylvania, Ohio, Delaware and New York and are not serviced by the Company. The Company has no significant concentrations of credit risk with any individual counterparty to originate loans.

   The Company believes that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated values.


NOTE 13.  SAIF ASSESSMENT
 ................................................................................

On September 30, 1996, President Clinton signed into law the Deposit Insurance Funds Act of 1996, which included provisions recapitalizing the SAIF, provides for the eventual merger of the thrift fund with the Bank Insurance Fund ("BIF"), and reallocates payment of the annual Financing Corp. ("FICO") bond obligation. As part of the package, the Federal Deposit Insurance Corp. ("FDIC") imposed a special one-time assessment of 65.7 basis points to be applied against all SAIF-assessable deposits as of March 31, 1995, which will bring the SAIF up to the statutorily prescribed 1.25 percent designated reserve ratio. The special assessment, paid by the Company in November 1996, was included as a $2.8 million pretax charge to the Company's operations in 1996. The assessment reduced the Company's 1996 net after-tax earnings of $1.8 million or $.23 per share.

   Effective January 1, 1997, SAIF members will have the same risk-based assessment schedule as BIF members. The Company, as a well capitalized bank, will effectively pay no assessment for deposit insurance coverage beginning on January 1, 1997. However, all SAIF and BIF institutions including the Company will be responsible for sharing the cost of interest payments on the FICO bonds. The cost will be an annualized charge of 1.3 basis points for BIF deposits and
6.4 basis points for SAIF deposits. The approximate annual cost of interest payments for the Company is estimated at $288,000.

   The Deposit Insurance Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury submit a report to Congress by March 31, 1997 that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in Congress. The bills would require federal savings institutions to convert to a national bank or some type of state charter by a specified date (January 1, 1998 in one bill, June 30, 1998 in the other) or they would automatically become national banks. Converted federal thrifts would generally be required to conform their activities to those permitted for the charter selected and divestiture of nonconforming assets would be required over a two year period, subject to two possible one year extensions. State chartered thrifts would become subject to the same federal regulation as applies to state commercial banks. Holding companies

40 GA Financial, Inc. Annual Report 1996

For savings institutions would become subject to the same regulation as holding companies that control commercial banks, with a limited grandfather provision for unitary savings and loan holding company activities. The Bank is unable to predict whether such legislation would be enacted, the extent to which the legislation would restrict or disrupt its operations or whether the BIF and SAIF funds will eventually merge.


NOTE 14.  SUPPLEMENTARY CASH FLOW INFORMATION
 ................................................................................

Cash paid during the years ended December 31, for interest and income taxes was approximately $17.4 million and $2.8 million, respectively, in 1996, $16.4 million and $2.2 million, respectively, in 1995 and $14.7 million and $1.8 million, respectively, in 1994. Noncash investing and financing activity consisted of the following: Investment securities and mortgage-backed securities with an amortized cost of $230 million were reclassed from the Company's held to maturity portfolio to their available for sale portfolio in 1995. In addition, in December, 1996 and December, 1995, the Company either sold or purchased both investment securities and mortgage-backed certificates and collateralized mortgage obligations that did settle with the brokers until subsequent to December 31. Accordingly, amounts due to brokers of $5.8 million and $42.0 million are shown separately on the consolidated statements of financial condition at December 31, 1996 and December 31, 1995. Amounts due from brokers of $73.1 million is shown separately on the consolidated financial statements of financial condition at December 31, 1995. In 1994, the Company designated $17.3 million of held to maturity investment securities as available for sale investment securities upon the adoption of SFAS No. 115.


NOTE 15.  NEW ACCOUNTING PRONOUNCEMENTS
 ................................................................................

In March 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." The adoption of this standard in 1996 did not have an effect on the Company's results of operations.

   In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of SFAS No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements is not expected to have a material impact on the Company's financial position or results of operations.


NOTE 16.  EARNINGS PER SHARE
 ................................................................................

The average number of shares outstanding for the period since March 25, 1996 is 8,154,000. Primary earnings per share is calculated by dividing net income by the weighted average number of common shares and common stock equivalents outstanding. Shares outstanding for 1996 do not include ESOP shares that were purchased and unallocated during 1996 in accordance with SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Shares granted but not yet purchased under the Company's Stock Award Plan are considered common stock equivalents for the earnings per share calculation. Earnings per share information is not comparable for prior periods as the Company did not complete its stock offering until March 25, 1996. The earnings per share for 1996 assumes the stock conversion was completed on January 1, 1996.


                                        GA Financial, Inc. Annual Report 1996 41

NOTE 17.  GA FINANCIAL, INC. (PARENT COMPANY)
 ................................................................................

The following are the parent company's condensed financial statements:

--------------------------------------------------------------------------------
(Dollars in Thousands)                                       December 31, 1996
--------------------------------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION
ASSETS
  Cash                                                                $     21
  Mortgage related securities, at fair value                             1,726
  Investment securities, at fair value                                  26,597
  Investment in the Association                                         93,768
  Accrued interest receivable                                              378
  Prepaid expenses and other assets                                         83
--------------------------------------------------------------------------------
  Total Assets                                                        $122,573
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
  Liabilities:
  Other                                                               $    169
  Shareholder's Equity:

  Total Shareholders' Equity                                           122,404
--------------------------------------------------------------------------------
  Total Liabilities and Shareholders' Equity                          $122,573
================================================================================
--------------------------------------------------------------------------------
(Dollars in Thousands)                    For the Year Ended December 31, 1996
--------------------------------------------------------------------------------
STATEMENT OF INCOME
  Investment securities interest income                               $  2,042
  Net gain on sale of investment securities                                 11
  Mortgage related securities interest income                               33

  General and administrative expenses                                     (319)
  Income taxes                                                            (249)
  State franchise taxes                                                   (795)
--------------------------------------------------------------------------------
  Income before equity in undistributed earnings of subsidiary             723
  Equity in undistributed earnings of Association                        4,879
--------------------------------------------------------------------------------
    Net income                                                        $  5,602
================================================================================

42 GA Financial, Inc. Annual Report 1996

--------------------------------------------------------------------------------
(Dollars in Thousands)                    For the Year Ended December 31, 1996
--------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS
Cash flows from operating activities:
Net income                                                            $  5,602
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed earnings of Association                     (4,879)
    Net realized gain on securities                                        (11)
    Net discount accretion on investment securities                        (65)
    Increase in accrued interest receivable                               (378)
    Increase in prepaid expenses and other assets                          (83)
--------------------------------------------------------------------------------
    Net cash provided by operating activities                              186
--------------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sale of available for sale securities                   24,004
  Repayments,  maturities and calls of available for sale securities     4,274
  Purchases of available for sale securities                           (56,393)
--------------------------------------------------------------------------------
  Net cash used in investing activities                                (28,115)
--------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from sale of common stock, net                               86,372
  Purchase of unearned employee stock ownership plan shares             (7,120)
  Purchase of Company capital stock                                    (43,269)
  Purchase of treasury stock                                            (6,768)
  Purchase of recognition and retention stock                             (737)
  Proceeds for employee stock ownership plan payment                       416
  Dividends paid to shareholders                                        (1,064)
  Net increase in other liabilities                                        120
--------------------------------------------------------------------------------
  Net cash provided by financing activities                             27,950
--------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                   21
Cash and cash equivalents at beginning of period                            --
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                            $     21
================================================================================

The parent company began operations on March 25, 1996.

                                        GA Financial, Inc. Annual Report 1996 43

NOTE 18.  RELATED PARTY TRANSACTIONS
 ................................................................................

A member of senior management of the Company is also a partner in a law firm which provided services to the Company during 1996. Legal fees paid to the law firm during the year ended December 31, 1996 were $32,000. For the years ended December 31, 1995 and 1994, payments to the legal firm for legal services performed were $30,000 and $22,000.


NOTE 19.  SUBSEQUENT EVENTS
 ................................................................................

The Board of Directors declared a dividend of $.08 per share to shareholders of record on February 10, 1997, payable on February 21, 1997.

   The Company's data processing division, DataOne Financial Services, provided data processing services to the Company and two other financial institutions in 1996. One of these institutions notified DataOne that it would not renew its contract when it expired in December 1996. The revenue from this institution in 1996 was $292,000. DataOne is attempting to replace this company with a new client.

   The trustee for the Company's 1996 stock-based incentive plan completed the purchase of the Plan's 356,000 shares in February, 1997. There were 50,000 shares purchased as of December 31, 1996.

   The Company has filed an application to the OTS, dated February 19, 1997, to repurchase up to 10% of the outstanding common stock of the Company.


NOTE 20.  STOCK-BASED COMPENSATION PLANS
 ................................................................................

The Company has two stock-based compensation plans which are described below. The Company has elected to follow Accounting Principles Board Opinion Number 25, "Accounting For Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans.

STOCK AWARDS
On October 16, 1996 shareholders approved the Company's Stock Award Program. Under this program up to 4% of the Company's outstanding shares or 356,000 shares could be awarded to directors, officers, or employees. The Board of Directors issued 308,650 shares to directors, officers, and employees. The awards vest at the rate of 20% per year for five years and can be forfeited if an employee is dismissed for cause. The value of the stock on the award date was $13.13 which was equal to the market price of the stock on that date. Compensation expense recorded in the consolidated financial statements under this plan for 1996 was $133,000. The unearned compensation expense and common stock yet to be issued under the current year award as of December 31, 1996 is $3.9 million and $3.4 million, respectively.

44 GA Financial, Inc. Annual Report 1996

STOCK OPTIONS

Under the Company's 1996 Stock Option Plan the Company was authorized to issue options of up to 890,000 shares. The Plan was approved by shareholders on October 16, 1996. The Board of Directors awarded options of 626,500 shares. Under this plan the exercise price of $12.75 for each option is equal to the market price of the stock on the date of the grant. The options vest at the rate of 20% per year for five years and are exercisable over a period of ten years from the date of the grant. Because the Company accounts for this stock option plan using APB 25, no compensation expense has been recorded in the financial statements for this plan. Had compensation cost for this stock option plan been determined based on the fair value at the grant date consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

-----------------------------------------------------------
                                               1996
-----------------------------------------------------------
Net income (thousands)              As reported     $5,602
                                    Pro forma       $5,553

Primary earnings per share          As reported     $ 0.69
                                    Pro forma       $ 0.68

Fully diluted earnings per share    As reported     $ 0.68
                                    Pro forma       $ 0.68

   The fair value for the options described above was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996: risk-free interest rate of 6.82%, dividend yield of 2%, volatility factors of the expected market price of the Company's common stock of .253, and an average life of the options of 6.5 years. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the effect of applying FAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

                                     GA Financial, Inc. Annual Report 1996  45

     A summary of the status of the Company's stock awards and fixed stock option plan as of December 31, 1996 and changes during the year is presented below:

---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except Share Data)                 1996
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        WEIGHTED AVG.
                                                                                                        EXERCISE PRICE
                                                           AWARDS               OPTIONS                  ON OPTIONS
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at the beginning of the year                          --                    --                      --
Granted                                                      308,650               626,500                  $12.75
Exercised                                                         --                    --                      --
Forfeited                                                         --                    --                      --
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at year end                                      308,650               626,500                   $12.75
---------------------------------------------------------------------------------------------------------------------------------
Options exercisable at year end                                  --
Weighted average fair value of options
  granted during the year                                    $12.75

     Information about the fixed-stock option plan is described below:

---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except Share Data)            OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------------
                                                         REMAINING                                     NUMBER
                                              EXERCISE  OUTSTANDING      CONTRACTUAL       EXERCISE    EXERCISABLE     EXERCISE
                                              PRICE     AT 12/31/96          LIFE           PRICE       AT 12/31/96       PRICE
---------------------------------------------------------------------------------------------------------------------------------
                                              $12.75      626,500           9.75 years       $12.75          --           $12.75


46    GA Financial, Inc. Annual Report 1996

NOTE 21.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               THREE MONTHS ENDED
--------------------------------------------------------------------------------
1996                              MARCH 31  JUNE 30  SEPTEMBER 30  DECEMBER 31
--------------------------------------------------------------------------------

Interest income                     $8,731  $10,216       $10,515      $10,888
Interest expense                     4,218    4,113         4,350        4,864
Net interest income
 before provision for loan
 losses                              4,513    6,103         6,165        6,024
Provision for loan losses               30       30            75           75
Non-interest income                    407      576         1,988          489
Non-interest expense/3/              3,267    3,397         6,412        3,896
Income before income taxes           1,623    3,252         1,666        2,542
Provision for income taxes             612    1,159           584        1,126
--------------------------------------------------------------------------------
  Net income                        $1,011  $ 2,093       $ 1,082      $ 1,416
================================================================================
Earnings per share/1/                  .12      .26           .13          .17
================================================================================

1995                              MARCH 31  JUNE 30  SEPTEMBER 30  DECEMBER 31
--------------------------------------------------------------------------------

Interest income                     $7,982  $ 8,123       $ 8,393      $ 8,335
Interest expense                     3,884    4,166         4,275        4,218
Net interest income
 before provision for loan
 losses                              4,098    3,957         4,118        4,117
Provision for loan losses               --       --            --           --
Non-interest income                    456      520           620       (1,174)
Non-interest expense                 3,151    2,767         3,022        3,340
Income before income taxes           1,403    1,710         1,716         (397)
Provision for income taxes             526      618           629         (161)
--------------------------------------------------------------------------------
  Net income (loss)                 $  877  $ 1,092       $ 1,087      $  (236)
================================================================================
Earnings per share/2/                   --       --            --           --
================================================================================

/1/Quarterly earnings per share may vary from annual earnings per share due to rounding.
/2/Earnings per share information for the prior period is not comparable as the
   Company did not complete its stock offering until March 25, 1996.
/3/The SAIF assessment of $2.8 million was accrued on September 30, 1996.

                                     GA Financial, Inc. Annual Report 1996    47