Form 10-K405, Exhibit 13
period 1997-12-31
GA FINANCIAL INC/PA
filed 1998-03-31
CIK 1005313

                                                                      EXHIBIT 13


                Selected Consolidated Financial and Other Data

                                                                 1997            1996           1995           1994          1993
                                                          ========================================================================
Selected Financial Condition Data:
Total assets............................................   $   783,948    $    634,048    $   521,398    $   467,655    $ 486,278
Investment securities available for sale................       151,265         119,347         71,060         20,187           --
Investment securities held to maturity..................            --              --             --        104,304      204,757
Mortgage-related securities available for sale..........       284,161         244,482        168,779         49,108           --
Mortgage-backed and mortgage-related
  securities held to maturity...........................            --              --             --        122,779      110,205
Loans held for sale.....................................        18,853          15,383             --             --           --
Loans receivable, net...................................       287,674         216,376        180,275        153,573       146,023
Borrowed funds..........................................       198,237          51,525           --             --              --
Total equity/2/.........................................   $   116,126    $    122,404    $    48,230    $    40,892    $   39,196
Selected Operating Data:
Interest income.........................................   $    52,680    $     40,350    $    32,833    $    30,403    $   32,593
Interest expense........................................        27,233          17,545         16,543         14,769        15,494
                                                           -----------------------------------------------------------------------
  Net interest income before provision for loan losses..        25,447          22,805         16,290         15,634        17,099
  Provision for loan losses.............................           300             210           --             --             180
                                                           -----------------------------------------------------------------------
  Net interest income after provision for loan losses...        25,147          22,595         16,290         15,634        16,919
Other income............................................         2,648           3,460            422          1,502         4,122
Non-interest expense....................................        14,752          16,972         12,280         11,982        11,896
                                                           -----------------------------------------------------------------------
Income before provision for income taxes and
  cumulative effect of change in accounting method......        13,043           9,083          4,432          5,154         9,145
Provision for income taxes..............................         4,726           3,481          1,612          1,894         3,519
Cumulative effect of change in accounting method........            --              --             --             --           314
                                                           -----------------------------------------------------------------------
Net income .............................................   $     8,317    $      5,602    $     2,820    $     3,260    $    5,312
                                                           =======================================================================
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on average assets..............................          1.15%           1.00%          0.59%          0.67%         1.09%
  Return on average equity..............................          7.19            5.21           6.27           8.00         14.36
  Average equity to average assets......................         15.92           19.22           9.49           8.38          7.61
  Equity to total assets at end of period...............         14.81           19.31           9.25           8.74          8.06
  Average interest rate spread..........................          2.81            3.27           3.08           2.98          3.35
  Net-interest margin...................................          3.61            4.20           3.54           3.33          3.64
  Average interest-earning assets to average
    interest-bearing liabilities........................        120.85          129.07         112.88         111.16        109.12
  Non-interest expense to average assets................          2.03            2.54/1/        2.59           2.47          2.45
  Efficiency ratio......................................         54.46           58.35          68.21          69.92         56.54
  Cash dividends paid per share.........................          0.42            0.13             --             --            --
  Dividend payout ratio.................................         36.52           18.31             --             --            --
Regulatory Capital Ratios:
  Tier I leverage capital...............................         12.59           15.26           8.76           9.00          8.05
  Tier I risk-based capital.............................         33.30           43.59          18.30          22.86         16.73
  Total risk-based capital..............................         33.76           44.08          18.63          23.32         17.09
Asset Quality Ratios:
  Non-performing loans as a percent
    of gross loans receivable...........................           0.56            0.38           0.81           0.81         0.90
  Non-performing assets as a percent of total assets....           0.22            0.14           0.28           0.27         0.27
  Allowance for loan losses as a percent
    of gross loans receivable...........................           0.43            0.44           0.45           0.55         0.58
  Allowance for loan losses as a percent
    of non-performing loans.............................          76.28%         115.00%         56.30%         67.73%       63.70%
Number of full-service customer facilities..............             13              13             10             10           10

/1/Excludes one-time SAIF assessment of $2.8 million.
/2/The Company completed its conversion to stock company on March 25, 1996.

Management's Discussion and Analysis
------------------------------------
of Financial Condition and Results of Operations

General


GA Financial, Inc.(the "Company") was incorporated on December 14, 1995, and is the holding company for Great American Federal Savings and Loan Association (the "Association"). On March 25, 1996 the Association completed its conversion from a federally chartered mutual savings and loan association to a stock form of ownership, while simultaneously, the Company issued 8,900,000 shares of common stock, utilizing a portion of the net proceeds to acquire all of the outstanding stock of the Association. Currently, other than investing in various securities, the Company does not directly transact any material business other than through the Association. Accordingly, the discussion herein addresses the operations of the Company as they are conducted through the Association.


     The Company conducts business primarily through its ownership of the Association which operates its administrative/branch office in Whitehall, Pennsylvania and ten other branch offices in Allegheny County and two offices in Westmoreland County, all of which are located in southwestern Pennsylvania. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-related securities, U.S. government and federal agency securities and other investments. The Company's revenues are derived principally from interest on mortgage loans, mortgage-related securities, consumer loans and, to a lesser extent, interest and dividends on its investment portfolio. The Company also generates non-interest income from service fees and from the sales of data processing services from its data processing division. The Company's primary sources of funds are retail deposits, principal and interest repayments on loans, sales of investments, mortgage-related securities and investments, Federal Home Loan Bank of Pittsburgh (FHLB) advances and, to a significantly lesser extent, sales of loans.

     The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Non-interest income is the result of service fees, sales of data processing services and gains on the sale of loans and investments. The Company's operating expenses consists primarily of employee compensation, occupancy expenses, federal deposit insurance premiums, data processing expenses and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies. The Company had no operations prior to March 25, 1996 and accordingly, the results of operations and other data discussed below occurring prior to that date reflect only those of the Association.

Management of Interest Rate Risk and Market Risk Analysis

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established an Asset/Liability Management committee, which is responsible for reviewing its asset/liability policies and interest rate risk position, and which meets on a quarterly basis. The Asset/Liability Management committee reviews trends in interest rates, the financial position of the Company, the Company's actual performance to budgeted performance, the Company's interest rate position as measured by changes in its net income and net portfolio value under certain interest rate scenarios and the projected impact of such interest rate scenarios on its earnings and capital. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company. The Company has only limited involvement with derivative financial instruments. Derivatives financial instruments are held for or issued for purposes other than trading.

     In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) purchasing adjustable interest rate mortgage-backed and mortgage-related securities; (2) investing in short-term fixed rate corporate and government agency bonds or in such types of bonds with adjustable interest rates, and; (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer term deposits. The Company has not emphasized the origination of adjustable-rate mortgages due to customer preference for fixed-rate loans in its primary market area and competitive pricing of such loans by other lenders in its market area. The Company has attempted to address the lack of demand for adjustable-rate mortgage loans by emphasizing the purchase of adjustable-rate mortgage-related securities. To manage the interest rate risk of the Company, the Board of Directors has also established parameters relating to the types of securities in which the Company may invest and parameters relating to the types of deposits which may be offered by the Company and rates which may be paid on such deposits. The primary tool utilized by the Company for its interest rate risk management is a modeling program which estimates the effect various market interest rate scenarios will have on the Company's net portfolio value, interest income, net income and capital position. Such interest rate scenarios range from an increase in market interest rate of 400 basis points to a decrease in

                                -----------------------------------------------

market interest rates of 400 basis points. In recent years the Company has attempted to shorten the maturities of its interest-earning assets by increasing its investment in shorter-term investments and adjustable-rate mortgage-related securities in order to better position the Company for an increase in market rates.

     Market risk is the risk of losses resulting from adverse changes in market pricing and rates. The Company's market risk is primarily its interest rate risk associated with its lending, deposit and borrowing functions. Interest rate risk arises when interest rates on assets change in a different time period or in a different proportion from that of liabilities. Management actively monitors its interest rate sensitivity position with the primary objective to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volitile interest rates. Interest rate risk is considered by management to be the Company's most significant market risk that could materially impact the Company's financial position or result of operations. In its normal course of business, the Company is not exposed to other types of market risk such as risk associated with commodity prices or foreign currencies.

Net Portfolio Value

The Association's interest rate sensitivity is monitored by management through the use of an internally generated model which estimates of the change in the Association's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in that same scenario. The Office of Thrift Supervision (OTS) also produces a similar analysis using its own model, based on data submitted on the Association's quarterly Thrift Financial Reports, the results of which may vary from the Association's internal model primarily due to differences in assumptions utilized between the Association's internal model and the OTS model, including estimated loan and securities prepayment rates, reinvestment rates, and deposit decay rates. Management of the Association believes the assumptions utilized do not materially differ from those utilized by OTS and more closely approximate the historical experience of the Association. The Association's NPV analysis assumes that all fixed-rate mortgage loans and securities will amortize according to the amortization rates experienced by the Association over the last 38 quarters, consumer loans will amortize over 58 months, demand deposits will decay in two months, money market accounts will decay at a rate of 40% per year for two years and 20% in the third year, and passbook accounts will decay at a rate of 10% per year. Using these assumptions, during periods of rising interest rates the value of the monetary assets and liabilities decreases. Conversely, during periods of falling interest rates the value of monetary assets and liabilities increases. It should be noted, however, that rising or falling interest rates will have an impact on the prepayments of mortgage loans and the prepayments of principal from mortgage-backed or mortgage-related securities and that these changes in prepayments will affect the Association's sensitivity to changes in interest rates. The amount of change in value of specific assets and liabilities in a rising interest rate environment may not be necessarily the same as the amount of change experienced in a falling interest rate environment. The following table indicates the Association's NPV as of December 31, 1997, as calculated by the Association, and indicates the composition of the Association's assets and liabilities would result in a decline in the Association's NPV in a rising interest rate environment. Specifically, the table indicates that, as of December 31, 1997, the Association's NPV was $111.4 million (or 14.3% of the market value of total assets) and that, based upon the assumptions utilized by the Association, an immediate increase in market interest rates of 400 basis points would result in a $73.7 million, or 66% decrease in the Association's NPV, and an immediate decrease in market rates of 400 basis points would result in a $90.3 million, or 81% increase in NPV.


As of December 31, 1997
(Dollars in Thousands)
                       ---------------------------------------------------------
  Change in Interest                                    NPV as a % of Portfolio
Rates in Basis Points           Net Portfolio Value         Value of Assets
    (Rate Shock)           Amount     $ Change  % Change  NPV Ratio     % Change
--------------------------------------------------------------------------------
  +400 bp..............   $ 37,705    ($73,686)    -66%      5.5%         -62%
  +300 bp..............     54,298     (57,093)    -51%      7.6%         -47%
  +200 bp..............     73,317     (38,073)    -34%     10.0%         -30%
  +100 bp..............     93,040     (18,351)    -16%     12.3%         -14%
   Static..............    111,391           0       0%     14.3%           0%
  -100 bp..............    131,231      19,840      18%     16.4%          14%
  -200 bp..............    152,886      41,496      37%     18.5%          29%
  -300 bp..............    176,352      64,962      58%     20.6%          44%
  -400 bp..............    201,708      90,317      81%     22.8%          60%

------------------------------------------------


     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in the NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Association's interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Association's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Association's net interest income and will differ from actual results.

Comparison of Financial Condition at December 31, 1997 and December 31, 1996

The Company's total assets were $783.9 million at December 31, 1997, an increase of $149.9 million or 23.6% over the total assets at December 31, 1996. The increase was funded primarily through FHLB borrowings consistent with management's strategy of funding asset growth through the use of FHLB borrowings as opposed to increasing deposit pricing to attract increased funding. Changes in the components of assets are discussed herein.

     Cash and cash equivalents decreased $11.6 million or 47.6% to $12.7 million at December 31, 1997. December 1996 balances include savings deposits purchased in December, 1996.

     Investment securities were $151.3 million at December 31, 1997, an increase of $31.9 million or 26.7% over December 31, 1996 due to purchases of $135.6 million of securities. The increase was funded by the increase in FHLB borrowings.

     Mortgage-related securities were $284.2 million at December 31, 1997, an increase of $39.7 million or 16.2% over December 31, 1996. This increase, primarily in GNMA securities, was also funded by FHLB borrowings.

     Net loans receivable were $287.7 million at December 31, 1997, an increase of $71.3 million or 33.0% over December 31, 1996. For a detailed breakout of loans receivable refer to footnote number 5. The increase was primarily attributable to the purchase of $97.6 million of loans including $40.7 million of home equity consumer loans during 1997. The consumer home equity loans were funded by FHLB borrowings.

     Loans held for sale, all of which were education loans, were $18.9 million at December 31, 1997, an increase of $3.5 million or 22.6% over December 31, 1996. FHLB stock at December 31, 1997 was $9.8 million, an increase of $7.5 million. The increase in FHLB stock was attributable to the increase in FHLB borrowings. The Association is required to own stock in amounts based on the amount of FHLB borrowings and a percentage of assets or a percentage of mortgage-related assets.

Non-performing Loans. The Company's non-performing loans increased $800,000 from $900,000 at December 31, 1996 to $1.7 million at December 31, 1997. This was primarily due to the increase in balances of home equity consumer loans. As of December 31, 1997 and 1996, the Company's non-performing loans were .56% and
 .38% respectively, of total loans. The foregone interest income on non-performing loans was $72,000 in 1997 and $37,000 in 1996.

     Prepaid expenses and other assets were $8.2 million at December 31, 1997, an increase of $6.3 million. This was due to the funding of $6.6 million of split dollar life insurance policies for selected employees in December, 1997.

     Non-interest bearing deposits were $21.4 million at December 31, 1997, an increase of $1.7 million or 8.6% compared to December 31, 1996. The growth was due to the Association's active advertisement of this type of account.

     Interest-bearing savings accounts were $440.8 million at December 31, 1997, an increase of $10.9 million compared to December 31, 1996.

     Borrowed funds were $198.2 million at December 31, 1997, an increase of $146.7 million, compared to December 31, 1996. This increase is a result of management's determination to place increased emphasis on the utilization of FHLB borrowings to fund asset growth, particularly mortgage-related and investment securities, and home equity consumer loans. FHLB borrowings can be invested at yields higher than the cost of the borrowed funds thereby increasing net interest income. The maximum amount of borrowings outstanding at any month end during 1997 was $200.4 million.

     Accrued interest payable was $1.4 million at December 31, 1997, an increase of $686,000 or 98.1% over December 31, 1996. This is a result of the increase in accrued interest payable relating to our borrowings.

     There were no securities purchased, not settled, at December 31, 1997. The $5.8 million of securities purchased, not settled, at December 31, 1996 settled in January, 1997.

     Other liabilities were $4.4 million at December 31, 1997, an increase of $2.2 million, or 98.0% compared to December 31, 1996. This was due to an increase of $2.1 million of deferred taxes on unrealized holding gains on available for sale securities.

                                -----------------------------------------------


     Total shareholders' equity was $116.1 million at December 31, 1997, a decrease of $6.3 million compared to December 31, 1996. The decrease was primarily due to the Company's repurchase of 689,780 shares or $12.7 million of GA Financial stock during 1997. The Company also funded the purchase of 306,000 shares of Company stock which was purchased by a trust established to hold shares awarded under the Company's 1996 stock based incentive plan at a cost of $4.1 million to complete the total purchase of 356,000 shares. The Company also paid cash dividends per share to its shareholders in the first, second, third, and fourth quarters of $.08, $.10, $.12 and $.12, respectively. This totaled $3.1 million. Net income was $8.3 million for the year ended December 31, 1997. Also, the change in net unrealized holding gains on securities available for sale increased $3.6 million, net of taxes.

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

Dollar amounts in thousands                      Year ended Dec. 31, 1997         Year ended Dec. 31, 1996
                                            -----------------------------------------------------------------
                                             Average                  Yield/    Average               Yield/
                                             Balance    Interest       Cost     Balance   Interest     Cost
                                            -----------------------------------------------------------------
Assets:
   Interest-earning assets:
    Interest-earning deposits
      short-term investments...........      $  7,829   $    517        6.60%  $ 13,124   $    816     6.22%
    Investment securities, net/1/......       134,660      8,693        6.46    106,622      6,819     6.40
    Loans receivable, net/1,2/.........       273,547     22,310        8.16    214,317     18,025     8.41
    Mortgage-related
      securities, net/1/...............       280,376     20,706        7.39    206,377     14,551     7.05
    FHLB stock.........................         7,543        454        6.02      2,237        139     6.21
                                            -----------------------------------------------------------------
    Total interest-earning assets......       703,955     52,680        7.48    542,677     40,350     7.44%
   Non-interest earning assets.........        22,055         --         --      17,077         --       --
                                            -----------------------------------------------------------------
    Total assets.......................      $726,010         --         --    $559,754         --       --
                                            -----------------------------------------------------------------

Liabilities and equity:
   Interest-bearing liabilities:
    Money market savings
      accounts.........................      $ 16,152   $    397        2.46   $ 16,397   $    410     2.50%
    Passbook accounts..................       160,155      4,805        3.00    162,636      4,893     3.01
    NOW accounts.......................        28,339        552        1.95     24,475        496     2.03
    Certificate accounts...............       229,620     12,688        5.53    201,399     10,880     5.40

      Total............................       434,266     18,442        4.25    404,907     16,679     4.12
    Borrowings.........................       146,481      8,755        5.98     13,518        823     6.09
    Other..............................         1,780         36        2.02      2,038         43     2.11
      Total interest-bearing
       liabilities.....................       582,527     27,233        4.67    420,463     17,545     4.17
    Non-interest bearing
       liabilities.....................        27,887         --          --     31,747         --       --
    Equity.............................       115,596         --          --    107,544         --       --
                                            -----------------------------------------------------------------
      Total liabilities and
       equity..........................      $726,010         --          --   $559,754         --       --
                                            -----------------------------------------------------------------
Net earning assets.....................      $121,428         --          --   $122,214         --       --
Net interest income....................            --   $ 25,447          --         --   $ 22,805       --
Net interest rate spread/3/............            --         --        2.81%        --         --     3.27%
Net interest margin/4/.................            --         --        3.61%        --         --     4.20%
Ratio of interest-earning
 assets to interest-bearing
 liabilities...........................            --         --      120.85%        --         --   129.07%


Dollar amounts in thousands                   Year ended Dec. 31, 1995
                                      ---------------------------------------
                                       Average                         Yield/
                                       Balance         Interest         Cost
                                      ---------------------------------------
Assets:
   Interest-earning assets:
    Interest-earning deposits
      short-term investments........  $  7,518         $    471         6.26
    Investment securities, net/1/...   127,915            6,799         5.32
    Loans receivable, net/1,2/......   166,414           14,000         8.41
    Mortgage-related
      securities, net/1/............   157,060           11,440         7.28
    FHLB stock......................     1,839              123         6.69
                                      ---------------------------------------
    Total interest-earning assets...   460,746           32,833         7.13
   Non-interest earning assets......    13,556               --           --
                                      ---------------------------------------
    Total assets....................  $474,302               --           --
                                      ---------------------------------------

Liabilities and equity:
   Interest-bearing liabilities:
    Money market savings
      accounts......................  $ 18,496         $    465         2.51
    Passbook accounts...............   170,151            5,104         3.00
    NOW accounts....................    23,414              464         1.98
    Certificate accounts............   193,885           10,460         5.39

      Total.........................   405,946           16,493         4.06
    Borrowings......................       125                8         6.39
    Other...........................     2,187               42         1.92
      Total interest-bearing
       liabilities..................   408,258           16,543         4.05
    Non-interest bearing
       liabilities..................    21,121               --           --
    Equity..........................    44,923               --           --
                                      ---------------------------------------
      Total liabilities and
       equity.......................  $474,302               --           --
                                      ---------------------------------------
Net earning assets..................  $ 52,488               --           --
Net interest income.................        --         $ 16,290           --
Net interest rate spread/3/.........        --               --         3.08%
Net interest margin/4/..............        --               --         3.54%
Ratio of interest-earning
 assets to interest-bearing
 liabilities........................        --                --       112.88%


/1/ Includes related assets available  for sale and unamortized discounts and premiums.
/2/ Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.
/3/ Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
/4/ Net interest margin represents net interest income divided by interest-earning assets.

------------------------------------------------



Comparison of the Consolidated Results of Operation for the Years Ended December 31, 1997 and 1996

Net Income. Net income for the year ended December 31, 1997 was $8.3 million, an increase of $2.7 million or 48.5% from net income recorded for the year ended December 31, 1996. Changes in the components of net income are discussed herein.

Interest Income. Interest income totaled $52.7 million for the year ended December 31, 1997, an increase of $12.3 million or 30.6% over the amount recorded in 1996. The average balances of interest-earning assets for 1997 was $704.0 million, an increase of $161.3 million or 29.7% when compared to the average balances of interest-earning assets at December 31, 1996. Total weighted average yield on interest earning assets for 1997 was 7.48% compared to 7.44% for 1996. Of the $12.3 million increase in net interest income, $12.0 million was due to the increase in balances and $337,000 was due to the increase in yield. Interest on loans for the year ended December 31, 1997 was $22.3 million, an increase of $4.3 million or 23.8%. The increase in loan balances accounted for an increase in interest income of $5.0 million while the decrease in yield to a weighted average yield of 8.16% from 8.41% caused a reduction of $697,000 in interest income for a net increase of $4.3 million. The Company purchased $97.6 million in mortgage loans and consumer home equity loans during 1997 versus purchases of $71.2 million in 1996. Interest on mortgage-related securities for 1997 was $20.7 million. This was an increase of $6.2 million or 42.3% compared to interest income on mortgage-related securities for 1996 of $14.6 million. Of the $6.2 million increase in interest on mortgage-related securities, $5.2 million was caused by an increase in volume (balances) and the increase in weighted average yield to 7.39% in 1997 from 7.05% in 1996 caused an increase of $938,000, resulting in the net increase of $6.2 million. The increase in balances resulted from purchases of mortgage-related securities funded by FHLB advances. Interest income on investment securities for 1997 was $8.7 million, an increase of $1.9 million or 27.5% compared to 1996. Of this, $1.8 million was caused by an increase in balances. Weighted average yield increased from 6.40% in 1996 to 6.46% in 1997. This increase in yield caused an increase in interest income of $81,000, for a net increase of $1.9 million. Interest income on interest bearing deposits was $517,000, a decrease of $299,000 or 36.6% compared to 1996. A decrease of $329,000 was the result of a reduction in balances as management moved funds into higher yielding investment securities. The increase of $30,000 was due to the increase in rates from a weighted average yield of 6.22% in 1996 to 6.60% in 1997 resulting in a net decrease of $299,000.

Interest Expense. Interest expense for the year ended December 31, 1997 was $27.2 million, an increase of $9.7 million or 55.5% compared to interest expense of $17.5 million in 1996. Of this increase, $9.6 million was caused by an increase in balances. $76,000 of the increase was caused by an increase in weighted average costs of interest-bearing liabilities from 4.17% in 1996 to 4.67% in 1997. Average balances of interest-bearing liabilities during 1997 were $582.5 million, an increase of $162.0 million or 38.5% compared to average balances of $420.5 million during 1996. The Association took advantage of FHLB advances to a greater extent in 1997. Interest expense on deposit accounts for 1997 was $18.4 million, an increase of $1.8 million or 10.5% compared to $16.7 million for 1996. Of this increase, $1.5 million was due to an increase in balances. At the end of 1996 the Association purchased $25.4 million in deposits from First Home Savings and Loan Association, Pittsburgh, PA. $241,000 of the increase was caused by an increase in costs of interest bearing deposits to 4.25% in 1997 from 4.12% in 1996. Interest on borrowings for 1997 was $8.8 million, an increase of $7.9 million, compared to $823,000 for 1996. Of the $7.9 million increase, $8.1 million was caused by an increase in balances. A decrease of $163,000 was caused as rates on borrowed funds fell to 5.98% weighted average cost during 1997 from 6.09% weighted average cost during 1996. Funding asset growth through FHLB borrowings is one of the strategies management is currently employing. Management believes that FHLB borrowings can be invested at yields higher than the cost of the borrowed funds, thereby increasing net interest income. FHLB borrowings have been reinvested in mortgage-related securities, consumer loans, and other investment securities.

                                -----------------------------------------------


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

                                                                  Year ended Dec. 31, 1997
                                                                       Compared to the
                                                                   Year ended Dec. 31, 1996
                                                                   Increase (decrease) Due to

 (Dollars in Thousands)                                              Volume   Rate     Net
                                                                    ------------------------
Interest-earning assets:
         Interest-earning deposits and short-term investments....   $ (329)  $  30    $ (299)
         Investment securities...................................    1,793      81     1,874
         Loans receivable, net...................................    4,982    (697)    4,285
         Mortgage-backed securities..............................    5,217     938     6,155
         FHLB Stock..............................................      330     (15)      315
                                                                    ------------------------
                  Total interest-earning assets..................   11,993     337    12,330
                                                                    ------------------------
Interest-bearing liabilities:
         Money market savings accounts...........................       (6)     (7)      (13)
         Passbook savings accounts...............................      (75)    (13)      (88)
         NOW accounts............................................       78     (22)       56
         Certificate accounts....................................    1,525     283     1,808
         Borrowings..............................................    8,095    (163)    7,932
         Other...................................................       (5)     (2)       (7)
                                                                    ------------------------
                  Total interest-bearing liabilities.............    9,612      76     9,688
                                                                    ------------------------
                  Net Change in Net Interest Income..............   $2,381   $ 261    $2,642
                                                                    ------------------------

Provision for Loan Losses. The Company provided $210,000 for loan losses during 1996. The loan loss reserve for the year ended December 31, 1996 was deemed adequate. During 1997 the Company provided $300,000 to the loan loss provision due to the continued increase in the residential mortgage and consumer home equity loan portfolio. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans receivable which are deemed probable and estimable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

Net Interest Income. Net interest income after the loan loss provision for 1997 was $25.1 million, an increase of $2.6 million or 11.3% compared to net interest income of $22.6 million recorded for 1996.

Non-interest Income. Non-interest income consists of service fees, gains (losses) from the sale of loans and securities, fees from the sale of data processing services and other miscellaneous items. For the year ended December 31, 1997 non-interest income totaled $2.6 million, a decrease of $812,000 or 23.5% compared to the $3.5 million recorded for 1996. This decrease was due to the one time $769,000 gain in 1996 on the settlement/curtailment of the defined benefit pension plan recorded. Service fees increased $402,000 or 44.8% to $1.3 million in 1997 primarily due to increases in fees to checking accounts. Gains on sales of securities and education loans decreased $236,000 due to timing of sales. Data processing fees decreased $177,000 from the year ended December 31, 1996. The data processing division lost one client in 1996. Although two new clients were added in 1997 the volume of revenue produced by these two new customers was less than the revenue generated by the one client that the division lost.

-----------------------------------------------



Non-interest Expense. Total non-interest expense for the year ended December 31, 1997 was $14.8 million, a decrease of $2.2 million or 13.1% compared to the $17.0 million recorded for 1996. Compensation and employee benefits expense for 1997 was $7.6 million, an increase of $859,000 or 12.8% compared to $6.7 million in 1996. Salary expenses increased approximately 3% for 1997 over 1996. This increase is primarily due to an increase in compensation related to the recognition and retention plan (RRP) of $699,000 and an increase in the Employee Stock Ownership Plan ("ESOP") benefit expense of $260,000. In accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," the ESOP plan shares that are vested are recorded at fair value. The Company recorded twelve months of RRP shares compared to two months in 1996. The RRP began on October 16, 1996. Deposit insurance premiums were $283,000 in 1997, a decrease of $3.4 million compared to $3.7 million at December 31, 1996. There was a one-time special assessment of $2.8 million levied by the FDIC in 1996. This recapitalization was authorized by legislation passed in September, 1996. Also capital stock taxes were $495,000 for the year 1997, a decrease of $300,000 or 37.7% compared to 1996. This decrease was due to a lower than expected amount of capital stock taxes for 1996. The Company will incur approximately $800,000 in capital taxes in 1998 and future years.

Income Tax Expense. The provision for income taxes increased $1.2 million, or 35.8% from $3.5 million for 1996 to $4.7 million for the year ended December 31, 1997. The increase is due to an increase in pretax income. The Company's federal and state tax rates remained the same for both years.

                                -----------------------------------------------


Comparison of the Consolidated Results of Operation for the Years Ended December 31, 1996 and 1995

Net Income. Net income for the year ended December 31, 1996 was $5.6 million, an increase of $2.8 million or 98.7% from net income recorded for the year ended December 31, 1995. Changes in the components of net income are discussed herein.

Interest Income. Interest income totaled $40.4 million for the year ended December 31, 1996, and increase of $7.5 million or 22.9% over the amount recorded in 1995. The average balances of interest-earning assets for 1996 was $542.7 million, an increase of $81.9 million or 17.8%, compared to the average balance of interest-earning assets at December 31, 1995. Total weighted average yield on interest-earning assets for 1996 was 7.44% as compared to 7.13% for 1995. Interest on loans for the year ended December 31, 1996 was $18.0 million at a weighted average yield of 8.41%, an increase of $4.0 million or 28.8%, compared to $14.0 million at a weighted average yield of 8.41% for 1995. This increase was the result of an increase in the average balances of loans. The Company purchased $71.2 million in mortgage loans during 1996 versus $24.2 million in 1995. The yield on loans was the same for 1996 and 1995. Interest on mortgage-related securities for 1996 was $14.6 million at an average weighted yield of 7.05%. This was an increase of $3.1 million or 27.2% compared to interest income on mortgage-related securities during 1995 of $11.4 million at a weighted average yield of 7.28%. The increase was due to an increase in the balances of the securities since a portion of the conversion proceeds were used to purchase securities. The average yield on these securities fell from 1995 to 1996. Interest income on investment securities for 1996 was $6.8 million at an average yield of 6.40%. This was an increase of $20,000 or .3%. The increase was due to an increase in the net yield on the portfolio as the average balances fell $21.3 million or (16.6%) from 1995 to 1996. Interest income on interest earning deposit accounts was $816,000 at an average yield of 6.22% for 1996, an increase of $345,000 or 73.2% compared to the $471,000 at an average yield of 6.26% recorded for 1995. The increase was due to an increase in the average balances on hand during the year. The average yield decreased during the year.

Interest Expense. Interest expense for the year ended December 31, 1996 was $17.5 million at an average cost of funds of 4.17%, an increase of $1.0 million or 6.1%, compared to the interest expense of $16.5 million at an average cost of funds of 4.05% for the year ended December 31, 1995. Average balances of interest-bearing liabilities was $420.5 million for 1996 compared to $408.2 million for 1995. Interest expense on money-market deposits for 1996 was $410,000 at an average cost of 2.50% compared to interest expense of $465,000 at an average cost of 2.51% recorded on these deposits for 1995. The decrease in interest expense was due to a reduction in balances of these accounts. Average balances of money market accounts for 1996 was $16.4 million compared to average balances of $18.5 million for 1995. The cost of funds for these deposits was substantially the same for each year. Interest expense on passbook accounts for 1996 was $4.9 million at an average cost of 3.01%, a decrease of $211,000 or (4.0%) compared to interest expense on passbook accounts of $5.1 million at an average cost of 3.0% for 1995. Average balances on these types of deposits fell to $162.6 million for 1996 from $170.2 million for 1995, a decrease of $7.5 million or (4.4%). For certificates of deposit, interest expense was $10.9 million at an average cost of 5.40% for 1996, an increase of $420,000 or 4.0% compared to interest expense of $10.5 million at an average cost of 5.39% recorded for 1995. Average balances in certificates of deposit increased to $201.4 million for 1996 from $193.9 million for 1995, an increase of $7.5 million or 3.9%. Average cost of funds for these deposits was 5.40% for 1996 as compared to an average cost of 5.39% for 1995. Interest on checking accounts for 1996 was $496,000 at an average cost of 2.03%, an increase of $32,000 or 6.9%, compared to the interest expense of $464,000 at an average cost of 1.98% recorded for 1995. The increase in interest expense on checking accounts was due to an increase in the average balances of these types of accounts. Average balances for checking accounts was $24.5 million for 1996, an increase of $1.1 million or 4.5% compared to average balances of $23.4 million for 1995. Average cost of funds for checking accounts was approximately the same for both years. There was no significant change in interest expense paid on escrow accounts from 1995 to 1996. Interest expense on borrowed funds for 1996 was $823,000 at an average cost of 6.09% on average balances of $13.4 million, compared to $8,000 or an average cost of borrowings for 1995 of 6.39%. The increase in interest expense was due to an increase of $13.3 million in the average balances of borrowings compared to average balances of borrowings of $125,000 for 1995. The Company increased the use of borrowed funds significantly during 1996 to fund the purchase of securities.

-----------------------------------------------


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

                                                                       Year ended Dec. 31, 1996
                                                                            Compared to the
                                                                        Year ended Dec. 31, 1995
                                                                       Increase (decrease) Due to

(Dollars in Thousands)                                                  Volume   Rate   Net Change
                                                                        --------------------------
Interest-earning assets:
         Interest-earning deposits and short-term investments            $ 351    $ (6)   $ 345
         Investment securities, net                                     (1,132)  1,152       20
         Loans receivable, net                                           4,030      (5    4,025
         Mortgage-backed securities                                      3,592    (481)   3,111
         FHLB Stock                                                         27     (11)      16
                                                                        --------------------------
         Total interest-earning assets                                   6,868     649    7,517
                                                                        --------------------------
Interest-bearing liabilities:
         Money market savings accounts                                     (53)     (2)     (55)
         Passbook savings accounts                                        (225)     14     (211)
         NOW accounts                                                       21      11       32
         Certificate accounts                                              405      15      420
         Borrowings                                                        861     (46)     815
         Other                                                              (3)      4        1
                                                                        --------------------------
         Total interest-bearing liabilities                              1,006      (4)   1,002
                                                                        --------------------------
Net Change in Net Interest Income                                       $5,862   $ 653   $6,515
                                                                        --------------------------

Net Interest Income. Net interest income after the loan loss provision for 1996 was $22.6 million, an increase of $6.3 million or 38.7% compared to net interest income of $16.3 million recorded for 1995.

Provision for Loan Losses. The Company made no provision for loan losses for 1995. The loan loss reserve for the year ended December 31, 1995 was deemed adequate. During 1996 the Company provided $210,000 to the loan loss provision due to the increase in the residential mortgage loan portfolio. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans receivable which are deemed probable and estimable based on information currently known to management. While management believes the Association's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

Non-interest Income. Non-interest income consists of service fees, gains (losses) on the sale of loans and investments, fees from the sale of data processing services and other miscellaneous items. For the year ended December 31, 1996 non-interest income totaled $3.5 million, an increase of $3.0 million, compared to the $422,000 recorded for the same period in 1995. Service fees for 1996 totaled $897,000 an increase of $96,000, or an increase of 12.0%, compared to the $801,000 recorded for 1995. For 1996 gains on the sales of securities was $630,000 an increase of $1.9 million compared to the loss of $1.3 million recorded for 1995. During 1995 the Company realigned its securities portfolio and incurred losses of $1.7 million. No such realignment occurred during 1996. The Company sold education loans at a gain of $311,000 during 1996. No such sales took place during 1995. During 1996 the Company experienced a one-time gain of $769,000 which resulted from the restructuring of its defined benefit pension plan. Income from the sale of data processing services totaled $809,000 in 1996. This was an increase of $11,000 or 1.4% over the $798,000 recorded in 1995. Other non-interest income for 1996 totaled $44,000, a decrease of $70,000 or (61.4%) from the $114,000 recorded in 1995.

                                -----------------------------------------------


Non-interest Expense. Total non-interest expense for the year ended December 31, 1996 was $17.0 million, an increase of $4.7 million over the $12.3 million recorded for 1995. Compensation and benefit costs for 1996 were $6.7 million, an increase of $578,000 or 9.0% from the $6.1 million recorded for 1995. The company raised salaries approximately 3% during 1996, incurred additional increases as a result of the opening of two branch offices and experienced increases in benefit costs due to the ESOP and stock award programs. Occupancy costs for 1996 were $1.6 million, an increase of $19,000 or 1.2% over the $1.5 million recorded for 1995. Federal deposit insurance premiums for 1996 were $3.7 million, an increase of $2.7 million over the $970,000 recorded for 1995. This increase was the result of the one-time special assessment of $2.8 million levied by the FDIC. This recapitalization was authorized by legislation passed in September, 1996. Future deposit insurance premiums will be significantly lower because of this one-time assessment. Excluding a non-recurring charge to recapitalize the Savings Association Insurance Fund ("SAIF"), net income would have been $7.4 million or $ 0.92 per share. Data processing expenses for 1996 were $1.5 million, a decrease of $23,000 or (1.5%) from the $1.5 million recorded during 1995. The Company operates its own in-house data processing center which also provides data processing services to other financial institutions. As a result of the stock conversion the Company is now subject to stock taxes levied by the states of Pennsylvania and Delaware. These taxes totaled $795,000 for 1996. No such taxes were due in 1995 when the Company operated as a mutual savings and loan association. Other non-interest expenses for 1996 were $2.7 million, an increase of $611,000 or 28.9% over the $2.1 million recorded for 1995, due primarily to marketing costs, legal and professional fees and other expenses. Operations as a public company has influenced the increases in these costs.

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

Other Matters

Liquidity and Capital Resources. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-related securities, proceeds from maturing investment securities, advances from the FHLB, and other borrowed funds. While scheduled maturities of investments and amortizations of loans are predictable sources of funds, deposit flows and prepayments on mortgage loans and mortgage-related securities are greatly influenced by general interest rates, economic conditions and competition. The Association is required to maintain an average daily balance of liquid assets and short-term borrowings as defined by the OTS regulations. The total liquidity for the month of December, 1997 was 21.9%. The higher than required levels of liquidity are used to better manage interest rate risk.


     Liquidity can be further analyzed by utilizing the Consolidated Statement of Cash Flows. There was an increase in net cash provided by financing activities of $138.8 million during the year ended December 31, 1997. This was primarily due to a net increase in borrowings of $146.7 million. Net cash used in investing activities was $153.9 million, consisting primarily of a $74.7 million net increase in loans and $71.2 million resulting from securities transactions. Net cash provided by operating activities was $3.6 million. Overall, cash and cash equivalents decreased $11.6 million at year-end 1997 compared to year-end 1996.

     At December 31, 1997 the Association had commitments to originate loans of $225,000, to fund loans of $9.9 million, and to purchase mortgage-related securities of $42.0 million.

     At December 31, 1997, the Association had exceeded each of the OTS' capital requirements for tangible, core, and risk-based capital. The OTS requires the Association to maintain a minimum regulatory tangible capital of at least 1.50% of total assets, a minimum 3.0% core capital ratio (expressed as a percentage of tangible assets) and a minimum risk-based capital of 8.0% (expressed as a percentage of risk-weighted assets, which includes off-balance sheet items) as defined by the OTS. The Company is not required by the OTS to maintain minimum levels of capital for regulatory purposes.

Year 2000 Compliance. As the millennium (year 2000) approaches, the Company is increasingly aware of the potential impact of the century date change on the Company's information systems and the ability to conduct business in an uninterrupted and orderly manner. The year 2000 presents a significant exposure to any company with date sensitive data in its computer and environmental systems.

     As the year 2000 approaches, an important business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products, including the Company's, were designed to accommodate a two digit year. For example, "96" is stored on the system and represents 1996.

-----------------------------------------------


     In 1996, the Company's data processing division, DataOne Financial Systems (DataOne), began to address the risks associated with the coming millennium. DataOne's approach to the year 2000 project includes five phases: Awareness, Assessment, Renovation, Validation and Implementation. DataOne is currently in the Renovation phase of the project and expects full conversion of all data files and programs by October, 1998. This will allow adequate time to validate and test all systems.

     Additionally, the Company is utilizing internal resources to examine all personal computer hardware and software and all environmental systems that are dependent on embedded microchips to ensure year 2000 compliance. The Association is conducting a Year 2000 compliance review of its third-party vendors and service bureaus for its ancillary computer operations. In addition, if significant vendors fail to certify their Year 2000 compliance, the Company intends to engage alternative vendors and suppliers. While the company cannot estimate the expenses associated with hiring new vendors and suppliers, management believes that such expenses would not have a material impact on the Company's earnings. The Company estimates it will incur costs of $200,000 to remediate its year 2000 issues.

New Accounting Pronouncements. In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of SFAS No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements does not have a material impact on the Company's financial position or results of operations.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. The provisions of this statement are effective beginning with 1998 interim reporting. These disclosure requirements will have no material impact on financial position or results of operations.

     In 1997, the Company adopted SFAS No. 128. Please see notes to the consolidated financial statements.

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

Recent Developments. The Board of Directors declared a dividend of $.12 per share to shareholders of record on February 6, 1998, payable on February 20, 1998.

     The Company repurchased 106,100 shares of GA Financial, Inc. common stock in January and February of 1998, which represents a portion of the 5% repurchase of the outstanding common stock of the Company, as previously approved by the OTS. The total treasury shares of the Company's stock were 1,290,820 as of February 28, 1998.

Private Securities Litigation Reform Act Safe Harbor Statement. In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business," of the Company's 1997 Form 10-K.

                       Report of Independent Accountants
                       ---------------------------------------------------------


The Board of Directors and Shareholders
of GA Financial, Inc.

     We have audited the accompanying consolidated statements of financial condition of GA Financial, Inc., as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GA Financial, Inc., as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/S/ COOPERS & LYBRAND LLP


Pittsburgh, Pennsylvania
January 22, 1998
except as to the information
presented in Note 19, for which
the date is February 3, 1998

Consolidated Statements of Financial Condition
----------------------------------------------
For the Years Ended December 31, 1997 and December 31, 1996

Dollar amounts in thousands, except share data

                                                                                                           Dec. 31,        Dec. 31,
                                                                                                             1997            1996
                                                                                                           -------------------------

ASSETS
        Cash (including interest-bearing demand deposits of $3,291 in 1997 and $15,592 in 1996............ $ 10,242        $ 22,349
        Federal funds sold................................................................................    2,500           1,950
        Available for sale securities, at fair value (Note 4):
                Investment securities.....................................................................  151,265         119,347
                Mortgage-related securities...............................................................  284,161         244,482
        Loans receivable, net (Note 5)....................................................................  287,674         216,376
        Education loans held for sale (Note 5)............................................................   18,853          15,383
        Accrued interest receivable.......................................................................    5,977           4,252
        Federal Home Loan Bank stock (Note 3).............................................................    9,833           2,326
        Office, property and equipment (Note 6)...........................................................    5,203           5,644
        Prepaid expenses and other assets.................................................................    8,240           1,939
                                                                                                           -------------------------

                Total Assets.............................................................................. $783,948        $634,048
                                                                                                           =========================


LIABILITIES AND SHAREHOLDERS' EQUITY
        Liabilities:
        Non-interest-bearing demand deposits (Note 7)..................................................... $ 21,375        $ 19,685
        Savings accounts (Note 7).........................................................................  440,779         429,881
        Borrowed funds (Note 3)...........................................................................  198,237          51,525
        Advances from borrowers for taxes and insurance...................................................    1,602           1,780
        Accrued interest payable..........................................................................    1,385             699
        Securities purchased, not settled (Note 4)........................................................       --           5,830
        Other liabilities (Note 8)........................................................................    4,444           2,244
                                                                                                           -------------------------

                Total Liabilities.........................................................................  667,822         511,644

        Commitments and contingencies (Notes 9 and 12)

        Shareholders' Equity:
        Preferred stock, (.01 par value); 1,000,000 shares authorized; 0 shares outstanding...............       --              --
        Common stock, (.01 par value); 23,000,000 shares authorized; 8,900,000 shares issued..............       89              89
        Additional paid-in capital........................................................................   85,992          86,316
        Treasury stock, at cost (1,182,130 shares at December 31, 1997
                and 445,000 shares at December 31, 1996)..................................................  (19,464)         (6,768)
        Unearned employee stock ownership plan (ESOP) shares..............................................   (6,104)         (6,612)
        Unearned recognition and retention plan (RRP) shares..............................................   (3,107)           (523)
        Net unrealized holding gains on securities (Notes 4 and 8)........................................    3,724              88
        Retained earnings.................................................................................   54,996          49,814
                                                                                                           -------------------------

                Total Shareholders' Equity................................................................  116,126         122,404

                Total Liabilities and Shareholders' Equity................................................ $783,948       $634,048
                                                                                                           =========================


The accompanying notes are an integral part of the consolidated financial statements.

                                               Consolidated Statements of Income
                                               ---------------------------------
                           For the Years Ended December 31, 1997, 1996, and 1995

                                  Dollar amounts in thousands, except share data

                                                                     1997          1996           1995
                                                               ---------------------------------------------
Interest income:
 Loans, including fees....................................     $   22,310      $   18,025        $14,000
 Mortgage-related securities..............................         20,706          14,551         11,440
 Investment securities:
   Taxable interest.......................................          6,437           4,627          5,420
   Taxable dividend.......................................          2,181           2,112          1,490
   Nontaxable interest....................................            529             219             12
   Interest on bank deposits..............................            517             816            471
                                                               ---------------------------------------------
 Total interest income....................................         52,680          40,350         32,833
                                                               ---------------------------------------------
Interest expense:
 Savings deposits.........................................         18,442          16,679        16,493
 Interest on borrowings...................................          8,755             823             8
 Other....................................................             36              43            42
                                                               ---------------------------------------------
 Total interest expense...................................         27,233          17,545        16,543
                                                               ---------------------------------------------
 Net interest income before provision for losses on loans.         25,447          22,805        16,290
Provision for losses on loans (Note 5)....................            300             210            --
                                                               ---------------------------------------------
 Net interest income after provision for losses on loans..         25,147          22,595        16,290
                                                               ---------------------------------------------
Non-interest income:
 Service fees.............................................          1,299             897           801
 Net gain (loss) on sales of securities (Notes 4 and 9)...            518             630        (1,291)
 Gain on sale of education loans..........................            187             311            --
 Gain on settlement/curtailment of pension (Note 10)......             --             769            --
 Data processing service fees.............................            632             809           798
 Other....................................................             12              44           114
                                                               ---------------------------------------------
 Total other income.......................................          2,648           3,460           422
                                                               ---------------------------------------------
Non-interest expense:
 Compensation and employee benefits.......................          7,570           6,711         6,133
 Occupancy and equipment..................................          1,770           1,564         1,545
 Deposit insurance premiums (Note 13).....................            283           3,682           970
 Data processing service expenses.........................          1,598           1,501         1,524
 Capital stock taxes......................................            495             795            --
 Other....................................................          3,036           2,719         2,108
                                                               ---------------------------------------------
 Total non-interest expense...............................         14,752          16,972        12,280
                                                               ---------------------------------------------
Income before provision for income taxes..................         13,043           9,083         4,432
Provision for income taxes (Note 8).......................          4,726           3,481         1,612
                                                               ---------------------------------------------
Net income................................................        $ 8,317         $ 5,602       $ 2,820
                                                               ---------------------------------------------
Basic earnings per share..................................        $  1.18         $   .71/1,2/       --
Diluted earnings per share................................           1.15             .71/1,2/       --
                                                               ---------------------------------------------
Average shares outstanding - Basic........................      7,021,900       7,845,214            --
Average shares outstanding - Diluted......................      7,218,088       7,845,214            --
                                                               ---------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

/1/ Assumes the stock conversion was completed on January 1, 1996.
/2/ Earnings per share were restated to reflect the Company's adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

Consolidated Statements of Cash Flows
-------------------------------------
For the Years Ended December 31, 1997, 1996, and 1995

Dollar amounts in thousands

                                                                                    1997        1996       1995
                                                                               -----------------------------------
Cash flows from operating activities:
Net income.................................................................... $   8,317   $    5,602     $ 2,820
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Provision for losses on loans................................................       300          210          --
 Depreciation on office, property and equipment...............................       921          865         882
 Net premium (discount) amortization (accretion) on securities................       103          (14)        410
 Amortization of net deferred loan fees.......................................      (215)        (220)       (164)
 Amortization of intangibles..................................................       185           15          --
 Gain on settlement/curtailment of pension plan...............................        --         (769)         --
 Net realized (gain) loss on sales of securities..............................      (518)        (630)      1,292
 Net realized (gain) on sale of education loans...............................      (187)        (311)         --
 Net realized (gain) on sale of REO...........................................        (3)          (7)        (26)
 Allocation of ESOP plan shares...............................................     1,161          622          --
 Allocation of recognition and retention plan shares..........................       812          133          --
 Deferred income tax (benefit) provision......................................       (99)         120          11
 (Increase) decrease in accrued interest receivable...........................    (1,725)      (2,038)      1,160
 Decrease (increase) in prepaid expenses and other assets.....................    (6,486)         615          (5)
 Increase (decrease) in other liabilities.....................................       328          858        (192)
 Increase in accrued interest payable.........................................       686          178         143
                                                                               -----------------------------------
 Net cash provided by operating activities....................................     3,580        5,229       6,331
                                                                               -----------------------------------
Cash flows from investing activities:
 Proceeds from sale of available for sale securities..........................   136,090      161,811      42,812
 Repayments and maturities of available for sale securities...................    53,157       49,691       8,667
 Repayments, calls and maturities of held to maturity securities..............        --           --      56,453
 Purchases of available for sale securities...................................  (260,487)    (302,458)    (15,514)
 Purchases of held to maturity securities.....................................        --           --     (61,444)
 Proceeds from sale of education loans........................................     6,176       12,545)         --
 Premium paid for deposits....................................................        --       (1,296)         --
 Purchases of loans...........................................................   (97,612)     (71,156)    (24,250)
 Net decrease (increase) in loans.............................................    16,764        7,430      (2,288)
 Purchases of office, property and equipment, net.............................      (480)        (826)       (600)
 Net proceeds from sale of REO................................................         9           25          64
 (Purchase) redemption of Federal Home Loan Bank stock........................    (7,507)        (444)       (259)
                                                                               -----------------------------------
 Net cash (used in) provided by investing activities..........................  (153,890)    (144,678)       3,641
                                                                               -----------------------------------
Cash flows from financing activities:
 Net increase (decrease) in demand and savings deposits.......................     2,723         (574)    (18,451)
 Net increase in certificates of deposit......................................     9,865       25,270      20,559
 Payments of borrowed funds...................................................  (703,963)    (539,624)         --
 Proceeds from borrowed funds.................................................   850,675      591,149          --
 Dividends paid...............................................................    (3,413)      (1,064)         --
 Net increase (decrease) in advances from borrowers for taxes and insurance...      (178)        (140)       (152)
 Proceeds from sale of common stock, net of issuance costs....................        --       86,372)         --
 Purchase of unearned employee stock ownership plan shares....................        --       (7,120)         --
 Purchase of treasury stock...................................................   (12,696)      (6,768)         --
 Purchase of recognition and retention plan shares............................    (4,095)        (737)         --
 Payments made under capital lease obligations................................      (165)        (186)       (187)
                                                                               -----------------------------------
 Net cash provided by financing activities....................................   138,753      146,578       1,769
                                                                               -----------------------------------
 Net (decrease) increase in cash and cash equivalents.........................   (11,557)       7,129      11,741
                                                                               -----------------------------------
Cash and cash equivalents at beginning of period..............................    24,299       17,170       5,429
                                                                               -----------------------------------
Cash and cash equivalents at end of period....................................  $ 12,742     $ 24,299    $ 17,170
                                                                               ===================================

The accompanying notes are an integral part of the consolidated financial statements.

                                Consolidated Statements of Shareholders' Equity
                                ------------------------------------------------
                           For the Years Ended December 31, 1997, 1996, and 1995

                                                     Dollar amounts in thousands


                                                                                                              Net
                                      Number of                                                            Unrealized
                                       Common              Additional               Unearned    Unearned    Holding
                                        Stock     Common      Paid      Treasury    ESOP Plan   RRP Plan     Gains      Retained
                                       Shares     Stock    in Capital     Stock      Shares      Shares     (Losses)    Earnings
                                      ------------------------------------------------------------------------------------------
Balance at December 31, 1994.........      --       --     $     --    $     --     $    --   $    --      ($1,564)   $42,456

Net income...........................      --       --           --          --          --        --           --      2,820
Change in net unrealized
 holding gains (losses) on
 securities, net of tax..............      --       --           --          --          --        --        4,518         --
                                      ------------------------------------------------------------------------------------------
Balance at December 31, 1995.........      --       --           --          --          --        --        2,954     45,276

Net income...........................      --       --           --          --          --        --           --      5,602
Change in net unrealized
 holding gains (losses) on
 securities, net of tax..............      --       --           --          --          --        --       (2,866)        --
Stock issued.........................   8,900       89       86,283          --          --        --           --         --
Employee stock ownership
 plan purchased......................    (712)      --           --          --      (7,120)       --           --         --
Treasury stock purchased.............    (445)      --           --      (6,768)         --        --           --         --
Recognition and retention
 plan purchased......................     (50)      --          (81)         --          --      (656)          --         --
Cash dividends ($0.13 per share).....      --       --           --          --          --        --           --     (1,064)
Shares allocated employee
 stock ownership plan................      51       --          114          --         508        --           --         --
Shares allocated recognition
 and retention plan..................      50       --           --          --          --       133           --         --
                                      ------------------------------------------------------------------------------------------
Balance at December 31, 1996.........   7,794       89       86,316      (6,768)     (6,612)     (523)          88     49,814

Net income...........................      --       --           --          --          --        --           --      8,317
Change in net unrealized
 holding gains (losses) on
 securities, net of tax..............      --       --           --          --          --        --        3,636         --
Treasury stock purchased.............    (737)      --           --     (12,696)         --        --           --         --
Recognition and retention
 plan shares purchased...............    (259)      --         (699)         --          --    (3,396)          --         --
Cash dividends ($0.42 per share).....      --       --           --          --          --        --           --     (3,135)
Shares allocated employee
 stock ownership plan................      51       --          375          --         508        --           --         --
Shares allocated recognition
 and retention plan..................     259       --           --          --          --       812           --         --
                                      ------------------------------------------------------------------------------------------
Balance at December 31, 1997.........   7,108      $89      $85,992    ($19,464)    ($6,104)  ($3,107)    $  3,724    $54,996
                                      ==========================================================================================

                                       Total
                                       Share-
                                      holders'
                                       Equity
                                     ----------
Balance at December 31, 1994........  $ 40,892

Net income..........................     2,820
Change in net unrealized
 holding gains (losses) on
 securities, net of tax.............     4,518
                                     ----------

Balance at December 31, 1995........    48,230

Net income..........................     5,602
Change in net unrealized
 holding gains (losses) on
 securities, net of tax.............    (2,866)
Stock issued........................    86,372
Employee stock ownership
 plan purchased.....................    (7,120)
Treasury stock purchased............    (6,768)
Recognition and retention
 plan purchased.....................      (737)
Cash dividends ($0.13 per share)....    (1,064)
Shares allocated employee
 stock ownership plan...............       622
Shares allocated recognition
 and retention plan.................       133
                                     ----------

Balance at December 31, 1996........   122,404

Net income..........................     8,317
Change in net unrealized
 holding gains (losses) on
 securities, net of tax.............     3,636
Treasury stock purchased............   (12,696)
Recognition and retention
 plan shares purchased..............    (4,095)
Cash dividends ($0.42 per share)....    (3,135)
Shares allocated employee
 stock ownership plan...............       883
Shares allocated recognition
 and retention plan.................       812
                                     ----------

Balance at December 31, 1997........  $116,126
                                     ==========

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements
-------------------------------------------


Note 1.  Accounting Policies

The significant accounting policies followed by GA Financial, Inc. (the "Company") and subsidiary (the "Association") are as follows:

Basis of Presentation

The accompanying consolidated financial statements include the accounts of GA Financial, Inc. and its subsidiary, Great American Federal Savings and Loan Association, and the Association's wholly owned subsidiary, Great American Financial Services, Inc. at December 31, 1997 and December 31, 1996. Intercompany accounts and transactions have been eliminated in consolidation.

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


Investment Securities and Mortgage-Related Securities

Securities classified as "available for sale" include investments management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in non-interest income in the Consolidated Statements of Income.

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

     The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" an amendment of SFAS No. 114. SFAS No. 114 addresses the accounting by creditors for impairment of loans by specifying how reserves for credit losses related to certain loans should be measured.

     Within the context of SFAS No. 114 for loan losses, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the contracted terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The valuation allowance, or allowance for loan impaired losses, is part of the total allowance for loan losses. Upon disposition of an impaired loan, any related allowance is reversed through a charge to the allowance for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the loan loss allowance until the previously charged-off interest is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. At December 31, 1997 or 1996, the Company did not have any recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and 118. Since the Company had no loans considered impaired under SFAS No. 114 during the years ended December 31, 1997 or 1996, there were no recorded investments during these periods. As a result, there was no interest income recognized on impaired loans during the years ended December 31, 1997 or 1996.

                          -----------------------------------------------------


     Generally, management considers all major nonaccrual loans and certain renegotiated debt, when it exists, for impairment. The minimum period without payment that typically can occur before a loan is considered for impairment is ninety days. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Generally, the Company collectively reviews for impairment consumer, residential and commercial real estate and commercial loans under $200,000.

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

Office, Property and Equipment

Office, property and equipment is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Estimated useful lives range from 20 to 50 years for buildings, 10 years for site improvements and 3 to 5 years for furniture, fixtures and equipment. Maintenance and repairs are charged to expense as incurred. Expenditures for renovations and major improvements are capitalized and depreciated over their estimated useful lives.

Intangible Assets

Premiums paid for branch deposits are allocated to core deposit intangibles and are recorded in other assets. Core deposit intangibles are amortized on a straight-line basis over seven years. Core deposit intangibles amounted to $1.1 million and $1.3 million at December 31, 1997 and 1996, respectively. Management annually evaluates the carrying value and remaining amortization period of intangible assets for possible impairment. Adjustments will be recorded when the purchased branch deposits decay at an earlier period than the amortization period.

Foreclosed Assets

Foreclosed assets consist of property acquired in settlement of real estate loan indebtedness. Such assets are carried at the lower of cost or market value less estimated costs to sell. Net costs to maintain the foreclosed assets and subsequent gains and losses attributable to their disposal are included in other expense.

Treasury Stock

The purchase of the Company's stock is recorded at cost. If reissuance occurs, the treasury stock account will be reduced by the cost of such stock on the average cost basis, with any excess proceeds being credited to additional paid-in capital.

Income Taxes

On August 20, 1996, President Clinton signed into law the Small Business Job Protection Act of 1996 which included the repeal of the special thrift bad debt provisions. Although the percentage of taxable income method bad debt deduction will no longer be available to the Company, the tax requirement to invest in certain qualifying types of investments and loans has been eliminated, thus providing greater freedom to the Company in structuring its balance sheet to maximize returns. These tax related changes had no significant impact on the Company's 1997 or 1996 financial position or results of operations.

     The Company has not provided deferred income taxes for the Company's tax return reserve for bad debts that arose in tax years beginning before September 30, 1988 because it is not expected that this difference will reverse in the foreseeable future. The cumulative net amount of temporary differences related to the reserve for bad debts for which deferred taxes have not been provided was approximately $13.3 million at December 31, 1997 and 1996. If the Company does not meet the remaining income tax requirements of IRC section 593, as amended by The Small Business Job Protection Act of 1996, the Company could incur a tax liability for the previously deducted tax return loan losses in the year in which such requirements are not met. This potential liability for which no deferred income taxes have been provided was approximately $4.5 million as of December 31, 1997 and 1996.

-----------------------------------------------------


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

Note 2.  The Conversion

On March 22, 1996, the members of the Association approved a Plan of Conversion to convert the Association from a federally chartered mutual savings and loan association to a federally chartered capital stock savings and loan association, with the concurrent sale of all of the newly-converted Association's outstanding capital stock to the Company, and the sale of the Company's common stock to the public. The Company, on March 25, 1996, sold 8,900,000 shares of common stock at $10.00 per share to depositors, directors, officers and certain employees of the Company and to certain other eligible subscribers. The net proceeds from the sale of the common stock, after conversion expenses of $2.6 million, were $86.4 million. The Company purchased all of the capital stock of the Association in exchange for 50% of the net proceeds, or $43.3 million, and utilized $7.1 million to fund the Employee Stock Ownership Plans' (the "ESOP") purchase of conversion stock.

     At the time of Conversion, the Association established a liquidation account in an amount equal to its capital as of December 31, 1995. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Association after the Conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Dividends cannot be paid from retained earnings allocated to the liquidation account. A liquidation account was established in the amount of $45.3 million in 1996.

     The Office of Thrift Supervision ("OTS") imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution and has not been notified by the OTS that it is in need of more than normal supervision could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. As of December 31, 1997 and 1996, the Association exceeded all fully phased-in capital requirements and had not been notified by the OTS that it is in need of more than normal supervision.

                          ------------------------------------------------------

Note 3.  Federal Home Loan Bank Stock and Advances and
         Other Borrowings

The Association is a member of the Federal Home Loan Bank system. As a member, the Association is required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB), which is carried at cost. The required investment is based on 1% of its outstanding home loans, and also a percentage of FHLB borrowings.

     The Association can take short-term and long-term advances with the FHLB. FHLB advances by year of maturity at December 31, 1997 and 1996 are summarized as follows:

December 31, 1997                         Weighted
(Dollars in Thousands)       Amount     Average Rate
-----------------------------------------------------
   1998                     $137,237          6.01%
   1999                       22,000          6.66
   2000                        5,000          6.44
   2001                        4,000          6.31
   2002                       25,000          5.61
-----------------------------------------------------
   Total                    $193,237          6.04%
=====================================================

December 31, 1996                         Weighted
(Dollars in Thousands)       Amount     Average Rate
-----------------------------------------------------
   1997                     $ 37,525          5.56%
   2000                        5,000          6.44
   2001                        4,000          6.10
-----------------------------------------------------
   Total                    $ 46,525          5.70%
=====================================================

     Advances from the FHLB are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

     At December 31, 1997 and 1996 the Company also maintained securities sold under agreements to repurchase.

     Securities sold under agreement to repurchase at December 31, 1997 and 1996 are summarized as follows:

------------------------------------------------
(Dollars in Thousands)            Amount  Rate
------------------------------------------------
 Securities sold under
  agreements to repurchase        $5,000  6.25%
================================================

     Securities sold under agreements to repurchase are collateralized by investment securities with an amortized cost and fair value of $5.5 million at December 31, 1997. The $5 million is comprised of one commitment with a scheduled maturity of August 26, 1999. The security underlying the agreement is not under the Company's control.

------------------------------------------------------


Note 4.  Investment Securities and Mortgage-Related Securities

At December 31, 1996, there were $5.8 million of securities purchased which did not settle until January, 1997 and accordingly, have been reflected as "Securities purchased, not settled" in the accompanying consolidated statements of financial condition.

     The amortized cost and estimated fair value of investment securities and mortgage-related securities at December 31, 1997 and 1996 are as follows:

                                                       December 31, 1997
                                       ------------------------------------------------
                                                      Gross        Gross
                                       Amortized   Unrealized   Unrealized
Available for sale securities:            Cost        Gains       Losses     Fair Value
                                       ------------------------------------------------
Mortgage-backed certificates........... $208,995     $  3,862    $    (161)    $212,696
Marketable equity securities...........   34,360        2,317          (17)      36,660
U.S. government agency debt............   77,060          150          (73)      77,137
Municipal obligations..................   12,992          270           (2)      13,260
Corporate obligations..................   24,125           92           (9)      24,208
Collateralized mortgage obligations....   71,980          285         (800)      71,465
                                       ------------------------------------------------
  Total................................ $429,512     $  6,976    $  (1,062)    $435,426
                                       ================================================

                                                       December 31, 1996
                                       -------------------------------------------------
                                                     Gross        Gross
                                       Amortized   Unrealized   Unrealized
Available for sale securities:           Cost        Gains        Losses     Fair Value
                                       -------------------------------------------------
U.S. Treasury.......................... $ 14,912     $     37    $      --    $  14,949
Mortgage-backed certificates...........  171,611        2,536       (1,920)     172,227
Marketable equity securities...........   28,654        1,263         (187)      29,730
U.S. government agency debt............   48,646           92         (318)      48,420
Municipal obligations..................    8,865           58          (29)       8,894
Corporate obligations..................   17,294           61           (1)      17,354
Collateralized mortgage obligations....   73,706          250       (1,701)      72,255
                                       -------------------------------------------------
  Total................................ $363,688     $  4,297     ($,4,156)    $363,829
                                       =================================================

     The amortized cost and estimated fair value of investment securities and mortgage-related securities at December 31, 1997, by contractural maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties.


                                             December 31, 1997
                                          ------------------------
                                            Amortized
Available for sale securities:                Cost     Fair Value
                                          ------------------------
Due in one year or less..................  $ 15,712     $ 15,702
Due after one year through five years....    68,067       68,132
Due after five years through ten years...     5,045        5,093
Due after ten years......................   306,328      309,839
                                          ------------------------
  Total..................................   395,152      398,766
                                          ------------------------
Marketable equity securities.............    34,360       36,660
                                          ------------------------
  Total                                    $429,512     $435,426
                                          ========================

     Proceeds from sales of available for sale securities for the year ended December 31, 1997 were approximately $136.1 million. Gross gains of approximately $1.7 million and gross losses of approximately $1.3 million were realized on those sales.

     Proceeds from sales of available for sale securities for the year ended December 31, 1996 were approximately $88.7 million. Gross gains of approximately $716,000 were realized on those sales and gross losses of approximately $140,000 were realized for the year ended December 31, 1996.

                          ------------------------------------------------------


     Proceeds from sales of available for sale securities for the year ended December 31, 1995 were approximately $115.9 million. Gross gains of approximately $163,000 were realized on those sales and gross losses of approximately $1.7 million were realized for the year ended December 31, 1995.

     The Company's holdings of mortgage-backed certificates and collateralized mortgage obligations consist primarily of GNMA, FNMA and FHLMC pass-through certificates which are backed by the full faith and credit of the United States government or its agencies.


Note 5.    Loans Receivable

Loans receivable at December 31, 1997 and 1996 consist of the following:


(Dollars in Thousands)                 December 31, 1997   December 31, 1996
                                       ---------------------------------------
Mortgages:
 One to four family residential.......          $215,024            $178,234
 Multi-family.........................             5,778               6,727
 Commercial...........................             4,360               5,053
 Construction and development.........             2,966               3,545
Consumer loans:
 Home equity..........................            59,111              22,153
 Educational loans....................            18,853              15,383
Other:
 Loans on savings accounts............             2,168               2,062
 Unsecured personal loans and other...             1,719               1,698
                                       ---------------------------------------
 Total................................           309,979             234,855

Less:
 Undisbursed mortgage loans...........               688                 684
 Deferred loan fees...................             1,442               1,381
 Allowance for loan losses............             1,322               1,031
                                       ---------------------------------------
  Net loans...........................          $306,527            $231,759
                                       =======================================

     The Company purchased approximately $56.9 million and $71.2 million in 1997 and 1996, respectively, of residential mortgage loans collateralized by single-family properties located outside its primary market area, such as other regions of Pennsylvania, Ohio and New York. The sellers have retained the servicing rights on these purchases. Additionally, the Company purchased approximately $40.7 million in consumer home equity loans in 1997.

     In the ordinary course of business, the Company has transactions, including loans, with the Company's principal officers and directors and their related interests. Related party loans outstanding were approximately $740,000 and $943,000 at December 31, 1997 and 1996, respectively.

     The following is a summary of activity in the allowance for loan losses:

                                         Years Ended December 31,
(Dollars in Thousands)                 1997       1996       1995
                                     -------------------------------

Balance, beginning of year.........  $  1,031   $    822   $    850
Provision charged to operations....       300        210         --
Loan charge-offs...................       (78)       (20)       (35)
Loan recoveries....................        69         19          7
                                     -------------------------------
Balance, end of year...............  $  1,322   $  1,031   $    822
                                     ===============================

     At December 31, 1997 and 1996, the Company had approximately $1.7 million and $900,000, respectively, in loans which were 90 days or more past due and were not accruing interest.

------------------------------------------------------

Note 6.    Office, Property and Equipment

Office, property and equipment at December 31, 1997 and 1996 consist of the following:


(Dollars in Thousands)                                  December 31, 1997                   December 31, 1996
                                                        -----------------------------------------------------
Office buildings.......................................     $  8,061                              $  7,750
Equipment..............................................        9,500                                 9,467
Land and land improvements.............................        1,001                                   995
                                                        -----------------------------------------------------
 Subtotal..............................................       18,562                                18,212
Less: accumulated depreciation and amortization........       13,359                                12,568
                                                        -----------------------------------------------------
 Net office, property and
  equipment............................................     $  5,203                              $  5,644
                                                        =====================================================

     The Company recognized depreciation of approximately $921,000, $865,000 and $882,000 for the years ended December 31, 1997, 1996 and 1995, respectively.


Note 7.  Non-interest Bearing Demand Deposits and
         Savings Accounts

Non-interest bearing demand deposits and savings accounts are summarized as follows:


 (Dollars in Thousands)                            December 31, 1997                       December 31, 1996
                                        -------------------------------------------------------------------------
                                        Average                                  Average
                                         Rate           Amount         Percent     Rate        Amount     Percent
                                        -------------------------------------------------------------------------
Non-interest bearing accounts.........                 $ 21,375         4.63%                $ 19,685      4.38%
                                        -------------------------------------------------------------------------
Interest bearing accounts:
 Non-certificate accounts:
  NOW accounts........................   2.05%           30,075         6.50%      2.05%       27,652      6.15%
  Money market........................   2.25%           15,133         3.27%      2.25%       17,093      3.80%
  Passbook savings....................   3.00%          159,608        34.54%      3.00%      159,038     35.38%
                                        -------------------------------------------------------------------------
   Total non-certificate
    accounts..........................                  204,816        44.31%                 203,783     45.33%
                                        -------------------------------------------------------------------------
 Certificates of deposit:
  0% to 4.00%.........................   3.45%            1,360         0.29%      3.54%        1,322      0.29%
  4.00% to 4.99%......................   4.75%            8,053         1.74%      4.64%       87,668     19.50%
  5.00% to 5.99%......................   5.46%          133,348        28.85%      5.47%       68,477     15.23%
  6.00% and above.....................   6.82%           93,202        20.17%      6.92%       68,631     15.27%
                                        -------------------------------------------------------------------------
  Total certificates of
   deposit............................   6.03%          235,963        51.06%      5.94%      226,098     50.29%
                                        -------------------------------------------------------------------------
Total interest bearing
 accounts.............................                  440,779        95.37%                 429,881     95.62%
                                        -------------------------------------------------------------------------
Total deposits........................                 $462,154       100.00%                $449,566    100.00%
                                        =========================================================================

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $15.9 million and $14.1 million at December 31, 1997 and 1996, respectively. Deposits in excess of $100,000 are not federally insured.

                          ------------------------------------------------------

     The following table presents, by various rate categories, the amount of certificate of deposit accounts outstanding at the dates indicated and the periods to maturity of the certificate of deposit accounts outstanding at December 31, 1997 and 1996:


(Dollars in Thousands)         Period to Maturity at December 31, 1997                Period to Maturity at December 31, 1996
                             -----------------------------------------------------------------------------------------------------
                              Within     One to    Two to     Over               Within     One to    Two to      Over
Actual Rates                  One Yr.   Two Yrs    3 Yrs     3 Yrs     Total     One Yr.    Two Yr     3 Yrs     3 Yrs      Total
                             -----------------------------------------------------------------------------------------------------
Interest rate:
Less than 4%...............   $  1,360  $     --  $     --  $     --  $  1,360  $  1,317   $      5  $     --   $     --  $  1,322
4.00% to 4.99%.............      8,017        --        36        --     8,053    86,393      1,221        54   $     --    87,668
5.00% to 5.99%.............     90,836    24,620    16,821     1,071   133,348    26,028     19,623    12,410     10,416    68,477
6.00% and over.............     43,110    23,999    21,987     4,106    93,202     7,764     31,334    12,684     16,849    68,631
                             -----------------------------------------------------------------------------------------------------
 Total.....................   $143,323  $ 48,619  $ 38,844  $  5,177  $235,963  $121,502   $ 52,183  $ 25,148   $ 27,265  $226,098
                             =====================================================================================================


     Interest expense on savings accounts for the years ended December 31, 1997, 1996 and 1995 is summarized as follows:



                                                                                    Years Ended December 31,
                                                                                    1997      1996      1995
                                                                                -------------------------------
Passbook accounts.............................................................  $  4,805   $  4,893   $  5,104
NOW accounts..................................................................       552        496        464
Money market accounts.........................................................       397        410        465
Certificates of deposit.......................................................    12,688     10,880     10,460
                                                                                -------------------------------
 Total........................................................................  $ 18,442   $ 16,679   $ 16,493
                                                                                ===============================

Note 8.  Income Taxes

The provision for income taxes is comprised of the following:

                                                                               For the Years Ended December 31,
                                                                                    1997      1996    1995
                                                                                -----------------------------
Federal:
 Current....................................................................... $  4,098   $  2,896  $ 1,376
 Deferred......................................................................      (99)       120       11
                                                                                -----------------------------
                                                                                   3,999      3,016    1,387
State:
 Current.......................................................................      727        465      225
                                                                                -----------------------------
Provision for income taxes..................................................... $  4,726   $  3,481  $ 1,612
                                                                                =============================

     A reconciliation of the federal statutory tax rate to the tax rate applicable to income before federal income taxes follows:

                                                                                           December 31,
                                                                                      1997     1996     1995
                                                                                    -------------------------
Federal statutory rate.............................................................  34.0%     34.0%     34.0%
State income taxes, net of federal benefit.........................................   3.7       3.4       3.4
Other..............................................................................  (1.5)      0.9%     (1.0)
                                                                                    -------------------------
                                                                                     36.2%     38.3%     36.4%
                                                                                    =========================

-----------------------------------------------------

     The deferred tax assets and deferred tax liabilities recorded on the statements of financial condition are as follows:


   (Dollars in Thousands)                              December 31, 1997             December 31, 1996
                                             ---------------------------------------------------------------
                                              Deferred Tax        Deferred Tax   Deferred Tax  Deferred Tax
                                                 Assets           Liabilities       Assets     Liabilities
                                             ---------------------------------------------------------------
Tax bad debt reserve........................    $    --            $    765       $    --      $    765
Reserve for possible loan
 loss.......................................        449                  --           351            --
Loan origination fees/costs.................         78                  --           109            --
Depreciation/amortization...................         --                 764            --           830
Net unrealized holding
 losses (gains)
 on securities available
  for sale..................................         --               2,189            --            52
Other.......................................         --                  10            24            --
                                             ---------------------------------------------------------------
Deferred tax asset/liability................    $   527             $ 3,728       $   484         1,647
                                             ===============================================================

     Net accumulated deferred income tax liabilities at December 31, 1997 and 1996 were $3.2 million and $1.2 million, respectively.

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

     A purchase commitment can be "paired off" against a sale commitment for the same type of security bearing the same contract amount, rate and settlement date. This is usually done when the sale commitment is at a higher fixed price than the purchase commitment and management determines there is a high risk of prepayment. The Company had $42.0 million of forward and standby committments as of December 31, 1997. Such activity resulted in net gains of approximately $79,000, $54,000 and $207,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

                          -----------------------------------------------------

Note 10.  Employee Benefit Plans

On January 30, 1996 the Board of Directors approved a 401(k) program for all eligible employees permitting participants to defer a maximum of 15% of their base salary with the Company contributing a 25% match on the first 6% of the employee's deferred salary. The compensation expense relating to the 401(k) match was $41,000 for 1996. The Company increased its match to 50%, effective January, 1997 which resulted in compensation expense relating to the 401(k) match of $127,000 for 1997.

     The Company has established for full-time employees who have attained the age of 21 a separate Employee Stock Ownership Plan ("ESOP") in connection with the conversion (See Note 2). The ESOP borrowed an aggregate of $7.1 million from the Company and purchased 712,000 common shares issued in the conversion. The Association intends to make scheduled discretionary cash contributions to the ESOP sufficient to service and repay the amounts borrowed over a period of up to 14 years. In connection with the formation of the ESOP, the Company adopted Statement of Position 93-6. As shares in the ESOP are earned and committed to be released, compensation expense will be recorded based on their fair value during each reporting period. The difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP will be charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of shareholders' equity. Only those shares in the ESOP which have been earned and are committed to be released will be included in the computation of earnings per share. At December 31, 1997 and 1996, 101,714 and 50,857 of the shares in the ESOP were earned and committed to be released. Compensation expense related to the ESOP amounted to $883,000 and $622,000 for the years ended December 31, 1997 and 1996. Dividends received on unallocated ESOP shares in 1997 and 1996 amounted to $278,000 and $93,000 and are included in compensation expense and will be used to reduce current principal payments on the ESOP loan. The fair value at December 31, 1997 and 1996 of the unearned shares in the ESOP was $11.5 million and $10 million based on the last sales price of the company's common stock of approximately $18.875 and $15.125, respectively on those dates.

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

     Pension expense under FIRF will match the Company's required contribution to the FIRF as determined annually. The Company was not required to make any contributions to the FIRF for fiscal 1997 and 1996.

     The Company had a noncontributory, defined benefit pension plan (the Plan) covering substantially all employees meeting minimum age and service requirements. The Plan generally provides benefits based on years of credited service and final average earnings.

     Net pension expense for the year ended December 31, 1995 consisted of the following:


(Dollars in Thousands)                               1995
                                                    -------
Service cost-benefits earned during the year......  $   391
Interest accrued on projected benefit obligation..      396
Actual investment income on plan assets...........     (827)
Net amortization and deferral.....................      505
                                                    -------
Net pension expense...............................  $   465
                                                    =======

-----------------------------------------------------


Note 11. Capital Requirements and Regulatory Restrictions

As a savings and loan holding company, GA Financial, Inc. is not required to maintain any minimum level of capital; however, Great American Federal Savings and Loan Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to total assets. Management believes, as of December 31, 1997 that the Association meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.


(Dollars in Thousands)                                Tier I Leverage Capital    Tier I Risk-based Capital  Total Risk-based Capital
                                                      ------------------------------------------------------------------------------
December 31, 1997:
 Equity capital/1/...................................          $100,319                    $100,319                  $100,319
 General valuation allowance/2/......................                --                          --                     1,322
 Less unrealized gains on certain available-
  for-sale securities................................            (3,329)                     (3,329)                   (3,329)
 Less goodwill.......................................            (1,095)                     (1,095)                   (1,095)
                                                      ------------------------------------------------------------------------------

 Total regulatory capital............................            95,895                      95,895                    97,217
 Minimum regulatory capital..........................            30,458                      11,520                    23,040
                                                      ------------------------------------------------------------------------------

 Excess regulatory capital...........................          $ 65,437                    $ 84,375                  $ 74,177
                                                      ==============================================================================

 Regulatory capital as a percentage..................             12.59%                      33.30%                    33.76%
 Minimum regulatory capital as a percentage..........              4.00%                       4.00%                     8.00%
                                                      ------------------------------------------------------------------------------

 Excess regulatory capital as a percentage...........              8.59%                      29.30%                    25.76%
                                                      ==============================================================================

 Well capitalized requirement under
  prompt corrective actions provisions...............              5.00%                       6.00%                    10.00%
                                                      ==============================================================================

 Adjusted assets as reported to the OTS..............          $761,451                    $288,002                  $288,002
                                                      ==============================================================================

December 31, 1996:
 Equity capital/1/...................................          $ 93,430                    $ 93,430                  $ 93,430
 General valuation allowance/2/......................                --                          --                     1,031
 Less unrealized gains on certain available-
  for-sale securities................................                (5)                         (5)                       (5)
 Less goodwill.......................................            (1,277)                     (1,277)                   (1,277)
                                                      ------------------------------------------------------------------------------

 Total regulatory capital............................            92,148                      92,148                    93,179
 Minimum regulatory capital..........................            24,161                       8,456                    16,913
                                                      ------------------------------------------------------------------------------

 Excess regulatory capital...........................          $ 67,987                    $ 83,692                  $ 76,266
                                                      ------------------------------------------------------------------------------

 Regulatory capital as a percentage..................             15.26%                      43.59%                    44.08%
 Minimum regulatory capital as a percentage..........              4.00%                       4.00%                     8.00%
                                                      ------------------------------------------------------------------------------

 Excess regulatory capital as a percentage...........             11.26%                      39.59%                    36.08%
                                                      ==============================================================================

 Well capitalized requirement under
  prompt corrective actions provisions...............              5.00%                       6.00%                    10.00%
                                                      ==============================================================================

 Adjusted assets as reported to the OTS..............          $604,031                    $211,408                  $211,408
                                                      ==============================================================================


/1/ Represents equity capital of the Association as reported to the OTS. /2/ Limited to 1.25% of risk-weighted assets.

                          -----------------------------------------------------


     Pursuant to Regulation D of the Federal Reserve, the Association is required to maintain certain balances which include both cash on hand and deposits with the Federal Reserve. The amount of these balances at December 31, 1997 and 1996 approximated $1.3 million and $1.1 million, respectively.

Note 12.  Fair Value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the determination of fair value for certain of the Company's assets, liabilities and off balance sheet liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

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

Loans Receivable

Fair values were estimated for loan portfolios with similar financial characteristics by discounting contractural cash flows with adjustments for prepayment. Assumptions regarding cash flows and discount rates were judgmentally determined using available internal information which management believes to be reasonable, taking into consideration the credit rating of the counter-parties, current interest rates and remaining maturities.

Federal Home Loan Bank Stock

The stock can be redeemed at its carrying amount: therefore, the carrying amount approximates fair value.

Non-interest-Bearing Demand Deposits

The fair value on these deposits is the amount payable on the reporting date.

Savings Accounts

The fair value of Passbook, NOW and Money Market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated based on present value computations using as a discount rate the rates currently offered on advances from the FHLB with similar maturities.

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

-----------------------------------------------------


(Dollars in Thousands)                                           December 31, 1997                        December 31, 1996
                                                        ------------------------------------------------------------------------
                                                        Estimated         Carrying             Estimated           Carrying
Financial Assets:                                       Fair Value          Value              Fair Value            Value
                                                        ------------------------------------------------------------------------
Cash...................................................   $ 10,242            $  10,242           $ 22,349             $ 22,349
Federal funds sold.....................................      2,500                2,500              1,950                1,950
FHLB stock.............................................      9,833                9,833              2,326                2,326
Investment securities..................................    151,265              151,265            119,347              119,347
Mortgage-related securities............................    284,161              284,161            244,482              244,482
Loans receivable.......................................    310,719              306,527            230,946              231,759
                                                        ------------------------------------------------------------------------
                                                          $768,720            $ 764,528           $621,400             $622,213
                                                        ========================================================================

Financial Liabilities:
Non-interest-bearing demand deposits...................   $ 21,375            $  21,375           $ 19,685             $ 19,685
Savings accounts.......................................    440,408              440,779            428,840              429,881
Borrowed funds.........................................    198,395              198,237             51,603               51,525
                                                        ------------------------------------------------------------------------
                                                          $660,178            $ 660,391           $500,128             $501,091
                                                        ========================================================================

                                                        Estimated          Contract or          Estimated          Contract or
Off-Balance Sheet Financial Instruments                 Fair Value         Notional Amt         Fair Value         Notional Amt
                                                        ------------------------------------------------------------------------

Commitments to extend credit...........................        --             $  29,300                 --             $ 24,400
                                                        ========================================================================

     A reconciliation of forward and standby commitment activity for periods presented as follows:


   (Dollars in Thousands)                                                Forward Commitments                    Standby Commitments
                                                                --------------------------------------------------------------------

Balance at December 31, 1995..................................                 $      --                       $     --
Purchase commitments..........................................                   122,805                          8,000
Commitments matured / expired.................................                        --                             --
Commitments settled...........................................                  (108,805)                        (4,000)
Commitments sold..............................................                    (4,000)                            --
                                                               --------------------------------------------------------------------
Balance at December 31, 1996..................................                    10,000                          4,000

Purchase commitments..........................................                   155,820                         16,000
Commitments matured / expired.................................                        --                         (4,000)
Commitments settled...........................................                  (124,820)                            --
Commitments sold..............................................                   (15,000)                            --
                                                               --------------------------------------------------------------------
Balance at December 31, 1997..................................                 $  26,000                       $ 16,000
                                                               ====================================================================

     The fair value of the forward and standby commitments at December 31, 1997 is $42.7 million.

     The Company also has loan commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and the commitments expire within 60 days. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held includes residential real estate and income-producing properties. Total commitments to extend credit at December 31, 1997 and 1996 were $29.3 million and $24.4 million, respectively, in loan commitments and unused lines of credit which bear market rates at the time the commitments are exercised. The loan commitments are held other than for trading. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company's lending is primarily concentrated in the local southwestern Pennsylvania market. At December 31, 1997, the Company had approximately $134.1 million of residential real estate loans located outside of its primary market area. These loans are concentrated in other regions of Pennsylvania, Ohio, Delaware and New York and are not serviced by the Company. The Company has no significant concentrations of credit risk with any individual counterparty to originate loans.

                          -----------------------------------------------------


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

Note 13.  SAIF Assessment

On September 30, 1996, President Clinton signed into law the Deposit Insurance Funds Act of 1996, which included provisions recapitalizing the SAIF, provided for the eventual merger of the thrift fund with the Bank Insurance Fund ("BIF"), and reallocated payment of the annual Financing Corp. ("FICO") bond obligation. As part of the package, the Federal Deposit Insurance Corp. ("FDIC") imposed a special one-time assessment of 65.7 basis points to be applied against all SAIF-assessable deposits as of March 31, 1995, which will bring the SAIF up to the statutority prescribed 1.25 percent designated reserve ratio. The special assessment, paid by the Association in November 1996, was included as a $2.8 million pretax charge to the Association's operations in 1996. The assessment reduced the Association's 1996 net after-tax earnings by $1.8 million or $.23 per share.

     Effective January 1, 1997, SAIF members have the same risk-based assessment schedule as BIF members. The Association, as a well capitalized bank, will pay no assessment for deposit insurance coverage. However, all SAIF and BIF institutions including the Association will be responsible for sharing the cost of interest payments on the FICO bonds. The cost to the Association is 6.5 basis points for SAIF deposits. The annual cost of interest payments for the Association was $283,000 for the year ended December 31, 1997.

Note 14.  Supplementary Cash Flow Information

Cash paid during the years ended December 31, for interest and income taxes was approximately $26.5 million and $4.5 million, respectively, in 1997, $17.4 million and $2.8 million, respectively, in 1996, $16.4 million and $2.2 million, respectively, in 1995. Noncash investing and financing activity consisted of the following: In December, 1996, the Company purchased investment securities that did not settle with the brokers until subsequent to December 31, 1996. Accordingly, amount due to broker of $5.8 million is shown separately on the consolidated statements of financial condition at December 31, 1996.

Note 15.  New Accounting Pronouncements

In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under the approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of SFAS No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of these statements does not have a material impact on the Company's financial position or results of operations.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. The provisions of this statement are effective beginning with 1998 interim reporting. These disclosure requirements will have no material impact on financial position or results of operations.

-----------------------------------------------------

Note 16.  Earnings per Share

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which became effective for the Company for financial statements issued for periods ending after December 15, 1997. Under the provisions of SFAS No. 128, primary and fully-diluted earnings per share were replaced with basic and diluted earnings per share in an effort to simplify the computation of these measures and align them more closely with the methodology used internationally. Basic earnings per share is arrived at by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the impact of any potentially dilutive common stock equivalents. The diluted earnings per share calculation method is similar to, but slightly different from, the previously required fully-diluted earnings per share method and is arrived at by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and the conversion impact of convertible equity securities and other common stock equivalents. The adoption of this statement did not have a material impact on the Company's earnings per share computation. For purposes of comparability, all prior-period earnings per share data has been restated.

  The calculation of earnings per share follows:

                                                                                    For the Calendar Year
  (Dollars in Thousands,  Except Per Share Amounts)                                1997               1996
                                                                                ------------------------------
Basic:
 Net income...................................................................  $    8,317         $    5,602
                                                                                ------------------------------
 Net income applicable to common stock........................................  $    8,317         $    5,602
                                                                                ==============================
 Average common shares outstanding -- basic...................................   7,021,900          7,845,214
                                                                                ==============================
 Basic earnings per share.....................................................  $     1.18         $      .71
                                                                                ==============================
Diluted:
 Net income...................................................................  $    8,317         $    5,602
                                                                                ==============================
 Average common shares outstanding -- basic...................................   7,021,900          7,845,214
 Effect of dilutive  securities:
 Shares issuable upon exercise of outstanding stock options and stock awards..     196,188                 --
 Average common shares outstanding -- diluted.................................   7,218,088          7,845,214
                                                                                ==============================
 Diluted earnings per share...................................................  $     1.15         $      .71
                                                                                ==============================


Note 17.  GA Financial, Inc. (Parent Company)

The following are the parent company's condensed financial statements:



 (Dollars in Thousands)                             December 31, 1997            December 31, 1996
                                                    ----------------------------------------------
Statement of Financial Condition
ASSETS
 Cash.............................................    $      66                    $       21
 Mortgage-related securities, at fair value.......           --                         1,726
 Investment securities, at fair value.............       15,489                        26,597
 Investment in the Association....................      100,320                        93,429
 Accrued interest receivable......................           53                           717
 Prepaid expenses and other assets................          509                            83
                                                    ----------------------------------------------
 Total Assets.....................................   $  116,437                    $  122,573
                                                    ==============================================
LIABILITIES AND SHAREHOLDERS' EQUITY
 Other liabilities................................    $     311                    $      169
 Shareholder's Equity.............................      116,126                       122,404
                                                    ----------------------------------------------
Total Liabilities and Shareholders' Equity........     $116,437                      $122,573
                                                    ==============================================

                          ------------------------------------------------------

                                                                                    For the Calendar Year
 (Dollars in Thousands)                                                     December 31, 1997   December 31, 1996
                                                                            --------------------------------------
Statement of Income
 Investment and mortgage-related securities interest income...............       $  1,699           $  2,075
 Net gain on sale of investment securities................................            196                 11

 General and administrative expenses......................................           (407)              (319)
 Income taxes.............................................................           (360)              (249)
 State franchise taxes....................................................           (495)              (795)
                                                                            --------------------------------------
 Income before equity in undistributed earnings of subsidiary.............            633                723
 Equity in undistributed earnings of Association..........................          7,684              4,879
                                                                            --------------------------------------
  Net income..............................................................       $  8,317           $  5,602
                                                                            ======================================


                                                                                     For the Years Ended
 (Dollars in Thousands)                                                     December 31, 1997   December 31, 1996
                                                                            -------------------------------------
Statement of Cash Flows
Cash flows from operating activities:
Net income................................................................       $  8,317           $  5,602
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed earnings of Association.........................         (7,684)            (4,879)
  Net realized gain on securities.........................................           (197)               (11)
  Net (premium amortization) discount accretion on investment securities..            (59)               (65)
  Decrease (increase) in accrued interest receivable......................            664               (717)
  Allocation of recognition and retention plan shares.....................            812                133
  Allocation of ESOP Plan shares..........................................          1,161                206
  Increase in prepaid expenses and other assets...........................           (426)               (83)
                                                                            -------------------------------------
  Net cash provided by operating activities...............................          2,588                186
                                                                            -------------------------------------
Cash flows from investing activities:
 Proceeds from sale of available for sale securities......................         50,001             24,004
 Repayments, maturities and calls of available for sale securities........            372              4,274
 Purchases of available for sale securities...............................        (36,787)           (56,393)
                                                                            -------------------------------------
 Net cash provided by (used in) investing activities......................         13,586            (28,115)
                                                                            -------------------------------------
Cash flows from financing activities:
 Proceeds from sale of common stock, net..................................             --             86,372
 Purchase of unearned employee stock ownership plan shares................             --             (7,120)
 Purchase of Company capital stock........................................             --            (43,269)
 Purchase of treasury stock...............................................        (12,696)            (6,768)
 Dividend from subsidiary.................................................          4,117                 --
 Purchase of recognition and retention stock..............................         (4,095)              (737)
 Proceeds for employee stock ownership plan payment.......................             --                416
 Dividends paid to shareholders...........................................         (3,413)            (1,064
 Net (decrease) increase in other liabilities.............................            (42)               120
                                                                            -------------------------------------
 Net cash (used in) provided by financing activities......................        (16,129)            27,950
                                                                            -------------------------------------
Net increase in cash and cash equivalents.................................             45                 21
Cash and cash equivalents at beginning of period..........................             21                 --
                                                                            -------------------------------------
Cash and cash equivalents at end of period................................       $     66           $     21
                                                                            =====================================


 The parent company began operations on March 25, 1996.

------------------------------------------------------


Note 18.  Related Party Transactions

A member of senior management of the Company is also a partner in a law firm which provided services to the Company. Legal fees paid to the law firm were $34,000, $32,000, and $30,000 for the years ended December 31, 1997, 1996 and
1995, respectively.

Note 19.  Subsequent Events

The Board of Directors declared a dividend of $.12 per share to shareholders of record on February 6, 1998, payable on February 20, 1998.

  The Company repurchased 106,100 shares of GA Financial, Inc. common stock in January and February of 1998, which substantially completes the 5% repurchase of the outstanding common stock of the Company, as previously approved by the OTS. The total treasury shares of the Company's stock was 1,290,820 as of February 3, 1998.

Note 20.  Stock-Based Compensation Plans

The Company has two stock-based compensation plans which are described below. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans.

Stock Awards

On October 16, 1996 shareholders approved the "GA Financial, Inc. 1996 Stock Based Incentive Plan." Under this program up to 4% of the Company's outstanding shares or 356,000 shares could be awarded to directors, officers, or employees. The Board of Directors awarded 308,650 shares to directors, officers, and employees. The awards vest at the rate of 20% per year for five years and can be forfeited if an employee is dismissed for cause. The value of the stock on the award date was $13.13 which was equal to the market price of the stock on that date. Compensation expense recorded in the consolidated financial statements under this plan for 1997 and 1996 was $812,000 and $133,000, respectively. Since the plan was approved on October 16, 1996, only two month's expense is recorded in 1996. The related income tax benefit associated with this compensation expense was charged to additional paid in capital. The unearned compensation expense as of December 31, 1997 and 1996 is $3.1 million and $3.9 million, respectively.

Stock Options

Under the Company's 1996 Stock Option Plan the Company was authorized to issue options of up to 890,000 shares. The Plan was approved by shareholders on October 16, 1996. The Board of Directors awarded options of 626,500 shares. Under this plan the exercise price of $12.75 for each option is equal to the average price of the stock on the date of the grant. The options vest at the rate of 20% per year for five years and are exercisable over a period of ten years from the date of the grant. Because the Company accounts for this stock option plan using APB 25, no compensation expense has been recorded in the financial statements for this plan. Had compensation cost for this stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.


                                            1997    1996
                                           ---------------
Net income (thousands)        As reported  $8,317  $ 5,602
                              Pro forma    $8,047  $ 5,553
Basic earnings per share      As reported  $ 1.18  $   .71
                              Pro forma    $ 1.15  $   .71
Diluted earnings per share    As reported  $ 1.15  $   .71
                              Pro forma    $ 1.11  $   .71

                          ------------------------------------------------------


  The fair value for the options described above was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997: risk-free interest rate of 5.64%, dividend yield of 2%, volatility factors of the expected market price of the Company's common stock of .249, and an average life of the options of 5.5 years. The following weighted average assumptions were used for 1996: risk free interest rate of 6.82%, dividend yield of 2%, volatility factors of the expected market price of the Company's common stock of .253, and an average life of the options of 6.5 years. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the effect of applying SFAS No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

  A summary of the status of the Company's stock awards and fixed stock option plan as of December 31, 1997 and 1996 and changes during the year is presented below:


(Dollars in Thousands, Except Share Data)                                                     1997
                                                                          ----------------------------------------------
                                                                                                         Weighted Avg.
                                                                                                         Exercise Price
                                                                            Awards          Options        On Options
                                                                          ----------------------------------------------
Outstanding at the beginning of the year.................................  308,650          626,500           $12.75
Granted..................................................................       --               --
Exercised................................................................       --               --
Forfeited................................................................   (6,590)         (12,500)           12.75
                                                                          ----------------------------------------------
Outstanding at year end..................................................  302,060          614,000            12.75
                                                                          ----------------------------------------------
Options exercisable at year end..........................................                   124,400
 Weighted average fair value of options
  granted during the year................................................                        --



                                                                                              1996
                                                                          ----------------------------------------------
                                                                                                          Weighted Avg.
                                                                                                          Exercise Price
                                                                            Awards          Options         On Options
                                                                          ----------------------------------------------
Outstanding at the beginning of the year................................        --               --               --
Granted.................................................................   308,650          626,500           $12.75
Exercised...............................................................        --               --               --
Forfeited...............................................................        --               --               --
                                                                          ----------------------------------------------
Outstanding at year end.................................................   308,650          626,500           $12.75
                                                                          ----------------------------------------------
Options exercisable at year end.........................................                         --
 Weighted average fair value of options
  granted during the year...............................................                     $12.75


 Information about the fixed-stock option plan is described below:


(Dollars in Thousands, Except Share Data)               Options Outstanding                           Options Exercisable
                                             ---------------------------------------------------------------------------------------
                                             Exercise        Remaining        Contractual  Exercise        Number         Exercise
                                               Price        Outstanding          Life       Price        Exercisable       Price
                                             ---------------------------------------------------------------------------------------
  December 31, 1997......................... $  12.75         614,000         8.75 years   $  12.75        124,400        $  12.75
  December 31, 1996......................... $  12.75         626,500         9.75 years   $  12.75             --        $  12.75


------------------------------------------------------

Note 21.  Selected Quarterly Financial Data (unaudited)


                                                                                         Three months ended
                                                                         --------------------------------------------------
1997                                                                       March 31  June 30   September 30   December 31
                                                                         --------------------------------------------------
Interest income.....................................................       $11,615   $13,206        $13,762       $14,097
Interest expense....................................................         5,426     6,784          7,301         7,722
Net interest income
 before provision for loan losses...................................         6,189     6,422          6,461         6,375
Provision for loan losses...........................................            75        75             75            75
Non-interest income.................................................           445       451            720         1,032
Non-interest expense................................................         3,623     3,605          3,653         3,871
Income before income taxes..........................................         2,936     3,193          3,453         3,461
Provision for income taxes..........................................         1,079     1,175          1,287         1,185
                                                                         --------------------------------------------------
 Net income.........................................................       $ 1,857   $ 2,018        $ 2,166       $ 2,276
                                                                         ==================================================
Basic earnings per share/3/.........................................       $  0.26   $  0.28        $  0.31       $  0.33
                                                                         ==================================================
Diluted earnings per share/1,3/.....................................       $  0.25   $  0.28        $  0.30       $  0.32
                                                                         ==================================================


1996................................................................       March 31  June 30   September 30   December 31
                                                                         --------------------------------------------------
Interest income.....................................................       $ 8,731   $10,216        $10,515       $10,888
Interest expense....................................................         4,218     4,113          4,350         4,864
Net interest income
 before provision for loan losses...................................         4,513     6,103          6,165         6,024
Provision for loan losses...........................................            30        30             75            75
Non-interest income.................................................           407       576          1,988           489
Non-interest expense/2/.............................................         3,267     3,397          6,412         3,896
Income before income taxes..........................................         1,623     3,252          1,666         2,542
Provision for income taxes..........................................           612     1,159            584         1,126
                                                                         --------------------------------------------------
 Net income.........................................................       $ 1,011   $ 2,093       $  1,082       $ 1,416
                                                                         ==================================================
Basic earnings per share/3/.........................................       $  0.12   $  0.26       $   0.13       $  0.19
                                                                         ==================================================
Diluted earnings per share/1,3/.....................................       $  0.12   $  0.26       $   0.13       $  0.19
                                                                         ==================================================

/1/ Quarterly earnings per share may vary from annual earnings per share due to rounding.
/2/  The SAIF assessment of $2.8 million was accrued on September 30, 1996.
/3/ Earnings per share were restated to reflect the Company's adoption of SFAS No. 128, "Earnings per Share."

                                                         DIRECTORS AND OFFICERS
                                                         ----------------------

Directors                                    DAVID R. WASIK                          Principal Officers of
                                             Partner                                 Great American Federal Savings
JOHN M. KISH                                 Savolskis-Wasik-Glenn Funeral Home      and Loan Association
Chairman and Chief Executive Officer
GA Financial, Inc.                           JOSEPH E. BUGEL*                        JOHN M. KISH
                                                                                     Chief Executive Officer
WILLIAM G. BOYER                             *Director Emeritus
Retired Vice President of Compliance                                                 JOHN G. MICENKO
Great American Federal                                                               President
Savings & Loan Association                   Officers of GA Financial, Inc.
THOMAS E. BUGEL                              JOHN M. KISH                            LAWRENCE A. MICHAEL
Vice President                               Chairman of the Board and               Vice President, Secretary
East Liberty Electro-Plating Company         Chief Executive Officer
                                                                                     RAYMOND G. SUCHTA, CPA
                                                                                     Vice President, Finance

DARRELL J. HESS                              JOHN G. MICENKO                         ANDREW R. GETSY
Owner                                        President                               Vice President, Treasurer
Dee Jay's Hallmark Card & Gift Shop
JOHN G. MICENKO                              LAWRENCE A. MICHAEL                     AARON T. FLAITZ, JR.
President                                    Corporate Secretary                     Vice President, Assistant Secretary
GA Financial, Inc.
                                             RAYMOND G. SUCHTA, CPA                  NORMAN A. LITTERINI
                                             Chief Financial Officer and Treasurer   Vice President, Lending
THOMAS M. STANTON
Investment Specialist                                                                WAYNE A. CALLEN
Mass Mutual                                                                          Vice President, Data Processing

                                                                                     JUDITH A. STOECKLE
                                                                                     Vice President, Systems Coordinator

                                                                                     RICHARD M. COLLINS
                                                                                     Vice President, Commercial Lending

CORPORATE HEADQUARTERS
GA FINANCIAL, INC.
4750 Clairton Boulevard, Pittsburgh, Pennsylvania 15236-2187
(412) 882-9946 . (412) 882-8580 FAX

ANNUAL MEETING
The annual meeting of shareholders will be held at 10:00 a.m., on Wednesday, April 29, 1998 at The Bradley House, 5239 Brownsville Road,
Pittsburgh, PA 15236. Shareholders are encouraged to attend.

ANNUAL REPORT ON FORM 10-K
A copy of GA Financial, Inc.'s annual report on Form 10-K without exhibits is available without charge to shareholders upon written request.
Requests should be sent to Mr. Raymond G. Suckta, Chief Financial Officer and Treasurer.

STOCK TRANSFER/REGISTER
Questions regarding the transfer of stock, lost certificates, address changes, account consolidation and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016
(800) 866-1340. Allow three weeks for a reply.

SPECIAL COUNSEL
Muldoon, Murphy and Faucette, 5101 Wisconsin Avenue, NW Washington, D.C. 20016.

INDEPENDENT ACCOUNTANTS
Coopers and Lybrand L.L.P., 600 Grant Street, 52nd Floor, Pittsburgh, PA 15219.

INQUIRIES
Security analysts, retail brokers and shareholders seeking financial information should contact Mr. Raymond G. Suchta, Chief Financial Officer and Treasurer. Requests for written materials can be forwarded to the attention of Ms. Susan Morris, Investor Relations Department.

DIVIDEND REINVESTMENT PLAN
GA Financial, Inc. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contracting Ms. Susan Morris, Investor Relations Department.

STOCK INFORMATION
GA Financial, Inc. is traded on the American Stock Exchange under the ticker symbol "GAF." As of March 2, 1998, GA Financial, Inc. had 7,609,180 shares of common stock outstanding and approximately 1,875 shareholders of record.

                                                                 1997    Cash
                                                     Quarter High   Low Dividend
STOCK PRICE                                          ---------------------------
The following table illustrates GA Financial, Inc.'s    QI   17.25 14.63 $0.08
high and low closing stock price on the American        QII  19.68 14.50 $0.10
Stock Exchange and the cash dividend per share paid     QIII 19.00 16.00 $0.12
during 1997.                                            QIV  20.00 18.38 $0.12