Form 10-K405, Exhibit 13
period 1998-12-31
GA FINANCIAL INC/PA
filed 1999-03-31
CIK 1005313

Selected Consolidated Financial and Other Data
--------------------------------------------------------------------------------

Dollars in thousands
                                                           1998       1997       1996       1995       1994
                                                         ----------------------------------------------------
Selected Financial Condition Data:
Total assets...........................................  $823,322   $783,948   $634,048   $521,398   $467,655
Investment securities available for sale...............   163,108    151,265    119,347     71,060     20,187
Investment securities held to maturity.................        --         --         --         --    104,304
Mortgage-related securities available for sale.........   273,124    284,161    244,482    168,779     49,108
Mortgage-backed and mortgage-related
 securities held to maturity...........................        --         --         --         --    122,779
Loans held for sale....................................    20,040     18,853     15,383         --         --
Loans receivable, net..................................   310,688    287,674    216,376    180,275    153,573
Borrowed funds.........................................   222,545    198,237     51,525         --         --
Total equity/2/........................................  $109,216   $116,126   $122,404   $ 48,230   $ 40,892

Selected Operating Data:
Interest income........................................  $ 55,205   $ 52,680   $ 40,350   $ 32,833   $ 30,403
Interest expense.......................................    31,639     27,233     17,545     16,543     14,769
                                                         ----------------------------------------------------
 Net interest income before provision for loan losses..    23,566     25,447     22,805     16,290     15,634
 Provision for loan losses.............................       360        300        210         --         --
                                                         ----------------------------------------------------
 Net interest income after provision for loan losses...    23,206     25,147     22,595     16,290     15,634
Other income...........................................     4,774      2,648      3,460        422      1,502
Non-interest expense...................................    15,580     14,752     16,972     12,280     11,982
                                                         ----------------------------------------------------
Income before provision for income taxes and
 cumulative effect of change in accounting method......    12,400     13,043      9,083      4,432      5,154
Provision for income taxes.............................     4,158      4,726      3,481      1,612      1,894
                                                         ----------------------------------------------------
Net income.............................................  $  8,242   $  8,317   $  5,602   $  2,820   $  3,260
                                                         ----------------------------------------------------

Selected Financial Ratios and Other Data:
Performance Ratios:
 Return on average assets..............................      1.01%      1.15%      1.00%      0.59%      0.67%
 Return on average equity..............................      7.73       7.19       5.21       6.27       8.00
 Average equity to average assets......................     13.11      15.92      19.22       9.49       8.38
 Equity to total assets at end of period...............     13.26      14.81      19.31       9.25       8.74
 Average interest rate spread..........................      2.38       2.81       3.27       3.08       2.98
 Net-interest margin...................................      3.03       3.61       4.20       3.54       3.33
 Average interest-earning assets to average
  interest-bearing liabilities.........................    116.14     120.85     129.07     112.88     111.16
 Non-interest expense to average assets................      1.92       2.03       2.54/1/    2.59       2.47
 Efficiency ratio......................................     59.13      54.46      58.35      68.21      69.92
 Cash dividends paid per share.........................      0.54       0.42       0.13         --         --
 Dividend payout ratio.................................     43.90      36.52      18.31         --         --

Regulatory Capital Ratios:
 Tier I leverage capital...............................     12.02      12.59      15.26       8.76       9.00
 Tier I risk-based capital.............................     30.90      33.30      43.59      18.30      22.86
 Total risk-based capital..............................     31.78      33.76      44.08      18.63      23.32

Asset Quality Ratios:
 Non-performing loans as a percent
  of gross loans receivable............................      0.56       0.56       0.38       0.81       0.81
 Non-performing assets as a percent of total assets....      0.23       0.22       0.14       0.28       0.27
 Allowance for loan losses as a percent
  of gross loans receivable............................      0.48       0.43       0.44       0.45       0.55
 Allowance for loan losses as a percent
  of non-performing loans..............................     85.59      76.28     115.00      56.30      67.73
Number of full-service customer facilities.............        14         13         13         10         10

/1/Excludes one-time SAIF assessment of $2.8 million.
/2/The Company completed its conversion to stock company on March 25, 1996.

Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

General

GA Financial, Inc. (the "Company") was incorporated on December 14, 1995, and is the holding company for Great American Federal Savings and Loan Association (the "Association") and New Eagle Capital, Inc. On March 25, 1996 the Association completed its conversion from a federally chartered mutual savings and loan association to a stock form of ownership, and simultaneously, the Company issued 8,900,000 shares of common stock, utilizing a portion of the net proceeds to acquire all of the outstanding stock of the Association. Currently, other than investing in various securities, the Company does not directly transact any material business other than through the Association. Accordingly, the discussion herein addresses the operations of the Company as they are conducted through the Association.

  The Company conducts business primarily through its ownership of the Association which operates its administrative/branch office in Whitehall, Pennsylvania and twelve other branch offices in Allegheny County and two offices in Westmoreland County, all of which are located in southwestern Pennsylvania. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-related securities, U.S government and federal agency securities and other investments. The Company's revenues are derived principally from interest on mortgage loans, mortgage-related securities, consumer loans and, to a lesser extent, interest and dividends on its investment portfolio. The Company also generates non-interest income from service fees and from the sales of data processing services from its data processing division. The Company's primary sources of funds are retail deposits, principal and interest repayments on loans, sales of investments, mortgage-related securities and investments, Federal Home Loan Bank of Pittsburgh (FHLB) advances and, to a significantly lesser extent, sales of loans.

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

Management of Interest Rate Risk and Market Risk Analysis

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established an Asset/Liability Management committee, which is responsible for reviewing its asset/liability policies and interest rate risk position, and which meets at least on a quarterly basis. The Asset/Liability Management committee reviews trends in interest rates, the financial position of the Company, the Company's actual performance to budgeted performance, the Company's interest rate position as measured by changes in its net income and net portfolio value under certain interest rate scenarios and the projected impact of such interest rate scenarios on its earnings and capital.The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company. The Company has only limited involvement with derivative financial instruments. Derivatives financial instruments are held for or issued for purposes other than trading.

  In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) purchasing adjustable interest rate mortgage-backed and mortgage-related securities; (2) investing in short-term fixed rate corporate and government agency bonds or in such types of bonds with adjustable interest rates; and (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer term deposits. The Company has not emphasized the origination of adjustable-rate mortgages due to customer preference for fixed-rate loans in its primary market area and competitive pricing of such loans by other lenders in its market area. The Company has attempted to address the lack of demand for adjustable-rate mortgage loans by emphasizing the purchase of adjustable-rate mortgage-related securities. To manage the interest rate risk of the Company, the Board of Directors has also established parameters relating to the types of securities in which the Company may invest and parameters relating to the types of deposits which may be offered by the Company and rates which may be paid on such deposits. The primary tool utilized by the Company for its interest rate risk management is a modeling program which estimates the

--------------------------------------------------------------------------------

effect various market interest rate scenarios will have on the Company's net portfolio value, interest income, net income and capital position. Such interest rate scenarios range from an increase in market interest rate of 400 basis points to a decrease in market interest rates of 400 basis points. In recent years the Company has attempted to shorten the maturities of its interest-earning assets by increasing its investment in shorter-term investments and adjustable-rate mortgage-related securities in order to better position the Company for an increase in market rates.

  Market risk is the risk of losses resulting from adverse changes in market pricing and rates. The Company's market risk is primarily its interest rate risk associated with its lending, deposit and borrowing functions. Interest rate risk arises when interest rates on assets change in a different time period or in a different proportion from that of liabilities. Management actively monitors its interest rate sensitivity position with the primary objective to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates. Interest rate risk is considered by management to be the Company's most significant market risk that could materially impact the Company's financial position or result of operations. In its normal course of business, the Company is not exposed to other types of market risk such as risk associated with commodity prices or foreign currencies.

Net Portfolio Value

The Association's interest rate sensitivity is monitored by management through the use of an internally generated model which estimates the change in the Association's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in that same scenario. The Office of Thrift Supervision (OTS) also produces a similar analysis using its own model, based on data submitted on the Association's quarterly Thrift Financial Reports, the results of which may vary from the Association's internal model primarily due to differences in assumptions utilized between the Association's internal model and the OTS model, including estimated loan and securities prepayment rates, reinvestment rates, and deposit decay rates. Management of the Association believes the assumptions utilized do not materially differ from those utilized by OTS and more closely approximate the historical experience of the Association. The Association's NPV analysis assumes that all fixed-rate mortgage loans and securities will amortize according to the amortization rates experienced by the Association over the last 42 quarters, consumer loans will amortize over 56 months, demand deposits will decay in two months, money market accounts will decay at a rate of 40% per year for two years and 20% in the third year, and passbook accounts will decay at a rate of 10% per year. Using these assumptions, during periods of rising interest rates the value of the monetary assets and liabilities decreases. Conversely, during periods of falling interest rates the value of monetary assets and liabilities increases. It should be noted, however, that rising or falling interest rates will have an impact on the prepayments of mortgage loans and the prepayments of principal from mortgage-backed or mortgage-related securities and that these changes in prepayments will affect the Association's sensitivity to changes in interest rates. The amount of change in value of specific assets and liabilities in a rising interest rate environment may not be necessarily the same as the amount of change experienced in a falling interest rate environment. The following table indicates the Association's NPV as of December 31, 1998, as calculated by the Association, and indicates the value of the Association's assets and liabilities would result in a decline in the Association's NPV in a rising interest rate environment. Specifically, the table indicates that, as of December 31, 1998, the Association's NPV was $104.8 million (or 12.8% of the market value of total assets) and that, based upon the assumptions utilized by the Association, an immediate increase in market interest rates of 400 basis points would result in a $51.6 million, or 49% decrease in the Association's NPV, and an immediate decrease in market rates of 400 basis points would result in a $47.3 million, or 45% increase in the Association's NPV.

As of December 31, 1998
 (Dollars in thousands)
                                                    --------------------------------------------------------------------------------

   Change in Interest                                                                           NPV as a % of Portfolio
 Rates in Basis Points                                        Net Portfolio Value                   Value of Assets
      (Rate Shock)                                   Amount         $ Change        % Change    NPV Ratio     % Change
                                                    --------------------------------------------------------------------------------

     +400 bp..................................      $ 53,166             ($51,622)       -49%          7.2%         -44%
     +300 bp..................................        63,030              (41,758)       -40%          8.4%         -35%
     +200 bp..................................        76,588              (28,200)       -27%          9.9%         -23%
     +100 bp..................................        90,732              (14,056)       -13%         11.4%         -11%
     Static...................................       104,788                    0          0%         12.8%           0%
     -100 bp..................................       116,232               11,444         11%         13.9%           8%
     -200 bp..................................       127,746               22,958         22%         14.9%          16%
     -300 bp..................................       139,042               34,254         33%         15.8%          23%
     -400 bp..................................       152,084               47,296         45%         16.8%          31%

--------------------------------------------------------------------------------

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

Comparison of Financial Condition at December 31, 1998 and December 31, 1997

The Company's total assets were $823.3 million at December 31, 1998, an increase of $39.4 million or 5.0% over total assets of $783.9 at December 31, 1997. The increase was funded partly through FHLB borrowings consistent with management's strategy of funding asset growth partly through the use of FHLB borrowings as opposed to aggressively increasing deposit pricing to attract increased deposits. Changes in the components of assets are discussed herein.

  Cash and federal funds sold increased $10.7 million or 84.3% to $23.5 million at December 31, 1998 due to an increase in savings deposits which were invested in early January, 1999.

  Investment securities increased $11.8 million or 7.8% to $163.1 million at December 31, 1998 due to purchases of securities primarily through the borrowed funds at the FHLB.

  Mortgage-related securities decreased $11.0 million or 3.9% to $273.1 million at December 31, 1998 due to prepayments on these investments as the interest rates on these securities continued to fall.

  Loans receivables increased $23.0 million or 8.0% to $310.7 million at December 31, 1998 due to loan purchases of $66.8 million and loan originations of $35.0 million. Principal repayments totaled $78.5 million for 1998.

  The Company's non-performing loans increased $141,000 to $1.9 million at December 31, 1998. As of both December 31, 1998 and 1997, the Company's non-performing loans were .56% of total loans. The foregone interest on these loans amounted to $147,000 in 1998 and $72,000 in 1997.

  Education loans increased $1.2 million or 6.3% to $20.0 million at December 31, 1998 due to originations.

  FHLB stock increased $1.6 million or 16.1% due to increased borrowings at the FHLB. The Association is required to own FHLB stock based partly on the levels of borrowings at the FHLB.

  Prepaid expenses and other assets increased $1.3 million or 15.8% to $9.5 million at December 31, 1998 due to a tax receivable of $578,000 and an increase in the surrender values of bank owned life insurance policies of $852,000.

  Savings accounts increased $20.4 million or 4.4% to $482.5 million due primarily to interest crediting on the accounts.

  Borrowed funds increased $24.3 million or 12.2% to $222.5 million. This increase is a result of management's decision to continue the utilization of FHLB borrowings to fund asset growth, particularly in investment and mortgage-related securities and loan purchases. FHLB borrowings can be invested at yields higher than the cost of the borrowed funds thereby increasing net interest income. The maximum amount of borrowings outstanding at any month end during the year 1998 was $230.3 million.

  Accrued interest payable increased $221,000 or 16.0% to $1.6 million at December 31, 1998 due to an increase in savings accounts and borrowed funds during the year.

  Securities purchased, not settled, was $1.9 million at December 31, 1998 due to purchases of municipal securities which will settle in January, 1999. There were no securities purchased, not settled, at December 31, 1997.

  Shareholder's equity decreased $6.9 million or 6.0% to $109.2 million at December 31, 1998. This was due to net income of $8.2 million, a decrease of $418,000 in accumulated comprehensive income, cash dividends paid of $3.7 million, purchases of GA Financial stock of $12.9 million, ESOP payment of $584,000, the related $431,000 to record the allocated shares at fair value, and stock-based compensation of $801,000.

--------------------------------------------------------------------------------

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

Dollar amounts in thousands              Year ended Dec. 31, 1998         Year ended Dec. 31, 1997      Year ended Dec. 31, 1996
                                    ----------------------------------------------------------------------------------------------
                                    Average                   Yield/     Average              Yield/    Average             Yield/
                                    Balance    Interest        Cost      Balance   Interest    Cost     Balance   Interest   Cost
                                    ----------------------------------------------------------------------------------------------
Assets:
 Interest-earning assets:
  Interest-earning deposits
   short-term investments.......... $ 10,637      $   637         5.99%  $  7,829   $   517      6.60%  $ 13,124   $   816    6.22%
  Investment securities, net/1/....  161,531       10,084         6.24    134,660     8,693      6.46    106,622     6,819    6.40
  Loans receivable, net/1,2/.......  325,190       25,465         7.83    273,547    22,310      8.16    214,317    18,025    8.41
  Mortgage-related
   securities, net/1/..............  268,440       18,290         6.81    280,376    20,706      7.39    206,377    14,551    7.05
  FHLB stock.......................   11,291          729         6.46      7,543       454      6.02      2,237       139    6.21
                                    ----------------------------------------------------------------------------------------------
  Total interest-earning assets....  777,089       55,205         7.10    703,955    52,680      7.48    542,677    40,350    7.44%
 Non-interest earning assets.......   36,125           --           --     22,055        --        --     17,077        --      --
                                    ----------------------------------------------------------------------------------------------
  Total assets..................... $813,214       $   --           --   $726,010        --        --   $559,754        --      --
                                    ----------------------------------------------------------------------------------------------
Liabilities and equity:
 Interest-bearing liabilities:
  Money market savings
   accounts........................ $ 14,342      $   329         2.29%  $ 16,152   $   397      2.46%  $ 16,397   $   410    2.50%
  Passbook accounts................  159,374        4,395         2.76    160,155     4,805      3.00    162,636     4,893    3.01
  NOW accounts.....................   31,886          569         1.78     28,339       552      1.95     24,475       496    2.03
  Certificate accounts.............  239,819       13,383         5.58    229,620    12,688      5.53    201,399    10,880    5.40

   Total...........................  445,421       18,676         4.19    434,266    18,442      4.25    404,907    16,679    4.12
  Borrowings.......................  222,057       12,931         5.82    146,481     8,755      5.98     13,518       823    6.09
  Other............................    1,628           32         1.97      1,780        36      2.02      2,038        43    2.11
   Total interest-bearing
     liabilities...................  669,106       31,639         4.73    582,527    27,233      4.67    420,463    17,545    4.17
  Non-interest bearing
     liabilities...................   37,492           --           --     27,887        --        --     31,747        --      --
  Equity...........................  106,616           --           --    115,596        --        --    107,544        --      --
                                    ----------------------------------------------------------------------------------------------
   Total liabilities and equity.... $813,214           --           --   $726,010        --        --   $559,754        --      --
                                    ----------------------------------------------------------------------------------------------
Net earning assets................. $107,983           --           --   $121,428        --        --   $122,214        --      --
Net interest income................       --      $23,565           --         --   $25,447        --         --   $22,805      --
Net interest rate spread/3/........       --           --         2.38%        --        --      2.81%        --        --    3.27%
Net interest margin/4/.............       --           --         3.03%        --        --      3.61%        --        --    4.20%
Ratio of interest-earning assets
 to interest-bearing liabilities...       --           --       116.14%        --        --    120.85%        --        --  129.07%

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

--------------------------------------------------------------------------------

Comparison of the Consolidated Results of Operations for the Years Ended December 31, 1998 and 1997

Net Income. Net income for the year ended December 31, 1998 decreased $75,000 or 0.9% to $8.2 million from the previous year. Changes in the components of net income are discussed herein.

Interest Income. Total interest income increased $2.5 million or 4.8% to $55.2 million for the year ended 1998. This is substantially the result of an increase of $73.1 million in the average balances of interest-earning assets even though the weighted average yield fell from 7.48% in 1997 to 7.10% in 1998. This yield decrease is due to the declining interest rate environment. Interest on deposits and short-term investments increased $120,000 or 23.2% to $637,000 during 1998 due to the Company having more short-term investments as a result of prepayments on loans and mortgage-related investment securities. Interest on investment securities increased $1.4 million or 16.0% due to the Company purchasing securities with the increased borrowings from the FHLB. Also, interest on loans receivable increased $3.2 million or 14.1% to $25.5 million due to an increase in the average balances of loans. The Company purchased $66.5 million of loans in 1998 as compared to $71.2 million in 1997. Borrowed funds were used to purchase loans, investment securities and mortgage-related securities. Interest on mortgage-related securities decreased $2.4 million or 11.7% due to the average balances declining $11.9 million or 4.3% and yields declining from a weighted average yield of 7.39% in 1997 to 6.81% in 1998 due to the interest rate environment. The dividend on FHLB stock increased $275,000 or 60.6% to $729,000 in 1998 due to an increase of $3.7 million in the weighted average balance resulting from the purchase of additional FHLB stock. The Association is required to own FHLB stock based on the levels of FHLB borrowings.

Interest Expense. Total interest on interest-bearing liabilities increased $4.4 million or 16.2% due to an increase in the weighted average balance of interest-bearing liabilities of $86.6 million or 14.9% to $669.1 million and an increase in the weighted average cost from 4.67% to 4.73%. The interest on savings accounts increased $234,000 or 1.3% to $18.7 million for 1998 due to an increase in the average balances of $11.2 million or 2.6% to $445.4 million while the weighted average cost decreased 6 basis points. The interest on borrowings increased $4.2 million or 47.7% due to an increase of $75.6 million or 51.6% in the weighted average balances of borrowings even though the weighted average cost decreased from 5.98% to 5.82% for 1998. Funding asset growth through FHLB borrowings is one of the strategies management is currently employing. Management believes the FHLB borrowings can be invested at yields higher than the cost of the borrowed funds, thereby increasing net interest income. FHLB borrowings have been invested in residential mortgage loans, mortgage-related securities, and other investment securities.

Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the period indicated. Information is provided with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.

--------------------------------------------------------------------------------

                                                             Year ended Dec. 31, 1998
                                                                  Compared to the
                                                             Year ended Dec. 31, 1997
                                                            Increase (decrease) Due to
(Dollars in Thousands)                                   Volume             Rate      Net
                                                         -----------------------------------
Interest-earning assets:
 Interest-earning deposits and short-term investments..  $  185           $   (65)  $   120
 Investments securities, net...........................   1,735              (344)    1,391
 Loans receivable, net.................................   4,212            (1,057)    3,155
 Mortgage-backed securities............................    (881)           (1,535)   (2,416)
 FHLB Stock............................................     226                49       275
                                                         -----------------------------------
   Total interest-earning assets.......................   5,477            (2,952)    2,525
                                                         -----------------------------------
Interest-bearing liabilities:
 Money market savings accounts.........................     (44)              (24)      (68)
 Passbook savings accounts.............................     (23)             (387)     (410)
 NOW accounts..........................................      69               (52)       17
 Certificate accounts..................................     564               131       695
 Borrowings............................................   4,517              (341)    4,176
 Other.................................................      (3)               (1)       (4)
                                                         -----------------------------------
   Total interest-bearing liabilities..................   5,080              (674)    4,406
                                                         -----------------------------------
   Net Change in Net Interest Income...................  $  397           $(2,278)  $(1,881)
                                                         -----------------------------------

Provision for Loan Losses. The Company provided $360,000 for loan losses during 1998 as compared to $300,000 during 1997 due to the continued purchases of residential mortgage loans. The Company purchased $66.8 million and $97.6 million, including premiums, of loans in 1998 and 1997, respectively. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans receivable which are deemed probable and estimable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its portfolio at this time, no assurance can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

Net Interest Income. Net interest income after the loan loss provision for 1998 was $23.2 million, a decrease of $1.9 million or 7.7% compared to 1997.

Non-interest Income. Non-interest income consists of service fees, gains on sale of securities and education loans, data processing fees and other miscellaneous non-interest income. Service fees increased $534,000 or 41.1% to $1.8 million for 1998 due to the increase in checking account fees. Gains on the sale of securities were substantially the same for both periods. Gains on the sale of education loans increased $58,000 or 31.0% to $245,000 for 1998 due to the timing of education loan sales. Education loans are sold as they reach repayment status. Data processing fees increased $122,000 or 19.3% to $754,000 for 1998 due primarily to the additional services provided to current clients. The Company announced that after a long and comprehensive study of its Data One data processing division, it has concluded that it will no longer continue to provide data processing services for other companies. The information services department will concentrate on providing data processing services to the Association only. Other miscellaneous income increased $1.4 million or greater than 100% to $1.4 million for 1998 due to earnings of $420,000 on the bank owned life insurance policies the Company purchased in 1997 and $876,000 Pennsylvania foreign franchise tax receivable.

Non-interest Expense. Total non-interest expense increased $828,000 or 5.6% to $15.6 million for 1998. Compensation and employee benefits increased $365,000 or 4.8% to $7.9 million for 1998 due to the opening of an additional branch office and salary increases. Occupancy and equipment, deposit insurance premiums, and data processing expenses remained substantially the same for both 1998 and 1997. Other miscellaneous expenses increased $460,000 or 13.0% to $4.0 million for 1998 due substantially to increases in professional fees. The Company has engaged consulting firms to review operational procedures and human resources at all levels of the Company. The Company expects that these fees will be offset by lower operating expenses in future periods.

Income Tax Expense. The provision for income taxes decreased $568,000 or 12.0% to $4.2 million for 1998 due to an increase in municipal bonds and tax credit investment security purchases for 1998. The effective tax rate for 1998 is 33.5% as compared to 36.2% for 1997.

--------------------------------------------------------------------------------

Comparison of the Consolidated Results of Operation for the Years Ended December 31, 1997 and 1996

Net Income. Net income for the year ended December 31, 1997 was $8.3 million, an increase of $2.7 million or 48.5% from net income recorded for the year ended December 31, 1996. Changes in the components of net income are discussed herein.

Interest Income. Interest income totaled $52.7 million for the year ended December 31, 1997, an increase of $12.3 million or 30.6% over the amount recorded in 1996. The average balances of interest-earning assets for 1997 was $704.0 million, an increase of $161.3 million or 29.7% when compared to the average balances of interest-earning assets at December 31, 1996. Total weighted average yield on interest earning assets for 1997 was 7.48% compared to 7.44% for 1996. Of the $12.3 million increase in net interest income, $12.0 million was due to the increase in balances and $337,000 was due to the increase in yield. Interest on loans for the year ended December 31, 1997 was $22.3 million, an increase of $4.3 million or 23.8%.The increase in loan balances accounted for an increase in interest income of $5.0 million while the decrease in yield to a weighted average yield of 8.16% from 8.41% caused a reduction of $697,000 in interest income for a net increase of $4.3 million. The Company purchased $97.6 million in mortgage loans and consumer home equity loans during 1997 versus purchases of $71.2 million in 1996. Interest on mortgage-related securities for 1997 was $20.7 million. This was an increase of $6.2 million or 42.3% compared to interest income on mortgage-related securities for 1996 of $14.6 million. Of the $6.2 million increase in interest on mortgage-related securities, $5.2 million was caused by an increase in volume (balances) and the increase in weighted average yield to 7.39% in 1997 from 7.05% in 1996 caused an increase of $938,000, resulting in the net increase of $6.2 million. The increase in balances resulted from purchases of mortgage-related securities funded by FHLB advances. Interest income on investment securities for 1997 was $8.7 million, an increase of $1.9 million or 27.5% compared to 1996. Of this, $1.8 million was caused by an increase in balances. Weighted average yield increased from 6.40% in 1996 to 6.46% in 1997. This increase in yield caused an increase in interest income of $81,000, for a net increase of $1.9 million. Interest income on interest bearing deposits was $517,000, a decrease of $299,000 or 36.6% compared to 1996. A decrease of $329,000 was the result of a reduction in balances as management moved funds into higher yielding investment securities. The increase of $30,000 was due to the increase in rates from a weighted average yield of 6.22% in 1996 to 6.60% in 1997 resulting in a net decrease of $299,000.

Interest Expense. Interest expense for the year ended December 31, 1997 was $27.2 million, an increase of $9.7 million or 55.5% compared to interest expense of $17.5 million in 1996. Of this increase, $9.6 million was caused by an increase in balances. $76,000 of the increase was caused by an increase in weighted average costs of interest-bearing liabilities from 4.17% in 1996 to 4.67% in 1997. Average balances of interest-bearing liabilities during 1997 were $582.5 million, an increase of $162.0 million or 38.5% compared to average balances of $420.5 million during 1996. The Association took advantage of FHLB advances to a greater extent in 1997. Interest expense on deposit accounts for 1997 was $18.4 million, an increase of $1.8 million or 10.5% compared to $16.7 million for 1996. Of this increase, $1.5 million was due to an increase in balances. At the end of 1996 the Association purchased $25.4 million in deposits from First Home Savings and Loan Association, Pittsburgh, PA. $241,000 of the increase was caused by an increase in costs of interest bearing deposits to 4.25% in 1997 from 4.12% in 1996. Interest on borrowings for 1997 was $8.8 million, an increase of $7.9 million, compared to $823,000 for 1996. Of the $7.9 million increase, $8.1 million was caused by an increase in balances. A decrease of $163,000 was caused as rates on borrowed funds fell to 5.98% weighted average cost during 1997 from 6.09% weighted average cost during 1996. Funding asset growth through FHLB borrowings is one of the strategies management is currently employing. Management believes that FHLB borrowings can be invested at yields higher than the cost of the borrowed funds, thereby increasing net interest income. FHLB borrowings have been invested in mortgage-related securities, consumer loans, and other investment securities.

--------------------------------------------------------------------------------

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

                                                               Year ended Dec. 31, 1997
                                                                   Compared to the
                                                               Year ended Dec. 31, 1996
                                                              Increase (decrease) Due to
(Dollars in Thousands)                                    Volume             Rate      Net
                                                         ------------------------------------
Interest-earning assets:
 Interest-earning deposits and short-term investments..  $  (329)            $  30   $  (299)
 Investment securities.................................    1,793                81     1,874
 Loans receivable, net.................................    4,982              (697)    4,285
 Mortgage-backed securities............................    5,217               938     6,155
 FHLB Stock............................................      330               (15)      315
                                                         ------------------------------------
   Total interest-earning assets.......................   11,993               337    12,330
                                                         ------------------------------------
Interest-bearing liabilities:
 Money market savings accounts.........................       (6)               (7)      (13)
 Passbook savings accounts.............................      (75)              (13)      (88)
 NOW accounts..........................................       78               (22)       56
 Certificate accounts..................................    1,525               283)    1,808
 Borrowings............................................    8,095              (163)    7,932
 Other.................................................       (5)               (2)       (7)
                                                         ------------------------------------
   Total interest-bearing liabilities..................    9,612                76     9,688
                                                         ------------------------------------
   Net Change in Net Interest Income...................  $ 2,381             $ 261   $ 2,642
                                                         ------------------------------------

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

--------------------------------------------------------------------------------

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

Income Tax Expense. The provision for income taxes increased $1.2 million, or 35.8% from $3.5 million for 1996 to $4.7 million for the year ended December 31, 1997. The increase is due to an increase in pretax income. The Company's federal and state tax rates remained constant for both years.

Other Matters

Liquidity and Capital Resources. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-related securities, proceeds from maturing investment securities, advances from the FHLB, and other borrowed funds. While scheduled maturities of investments and amortizations of loans are predictable sources of funds, deposit flows and prepayments on mortgage loans and mortgage-related securities are greatly influenced by general interest rates, economic conditions and competition. The Association is required to maintain an average daily balance of liquid assets and short-term borrowings as defined by the OTS regulations. The total liquidity for the month of December, 1998 was 66.80%. The higher than required levels of liquidity are used to better manage interest rate risk.

  Liquidity can be further analyzed by utilizing the Consolidated Statement of Cash Flows. There was an increase in net cash provided by financing activities of $27.7 million during the year ended December 31, 1998. This was primarily due to a net increase in borrowings of $24.3 million. Net cash used in investing activities was $26.2 million, consisting primarily of a $24.9 million net increase in loans. Net cash provided by operating activities was $9.3 million. Overall, cash and cash equivalents increased $10.7 million at year-end 1998 compared to year-end 1997.

  At December 31, 1998 the Association had commitments to originate loans of $7.0 million, and to purchase mortgage-related securities of $50.0 million.

  At December 31, 1998, the Association had exceeded each of the OTS' capital requirements for tangible, core, and risk-based capital. The OTS requires the Association to maintain a minimum regulatory tangible capital of at least 1.50% of total assets, a minimum 3.0% core capital ratio (expressed as a percentage of tangible assets) and a minimum risk-based capital of 8.0% (expressed as a percentage of risk-weighted assets, which includes off-balance sheet items) as defined by the OTS. The Company is not required by the OTS to maintain minimum levels of capital for regulatory purposes. Refer to footnote 11 for capital requirements and regulatory restrictions.

Year 2000 Compliance. In 1996, the Company's data processing division, DataOne Financial Systems (DataOne), began to address the risks associated with the coming millennium. A full conversion of all data files and programs was successfully implemented in January, 1999.

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

--------------------------------------------------------------------------------

  Additionally, the Company is utilizing internal resources to examine all personal computer hardware and software and all other company environmental systems that are dependent on embedded microchips to ensure Year 2000 compliance. The Company is conducting a Year 2000 compliance review of its third-party vendors and service bureaus for its ancillary computer operations. In addition, if significant vendors fail to certify their Year 2000 compliance, the Company intends to engage alternative vendors and suppliers. While the Company cannot estimate the expenses associated with hiring new vendors and suppliers, management believes that such expenses would not have a material impact on the Company's earnings. The Company has expended approximately $200,000 to date on Year 2000 issues and estimates it will incur additional costs of $100,000 to remediate its Year 2000 issues.

  The Company believes it has an effective plan in place to resolve the Year 2000 issue in a timely manner and, thus far, activities have tracked in accordance with the original plan. The Company is in the process of modifying its existing business continuity plans and is also developing contingency plans to address potential risks in the event of Year 2000 failures, including non-compliance by third parties. Despite the Company's efforts to date to remediate affected systems and develop contingency plans for potential risks, the Company has not yet completed all activities associated with resolving its Year 2000 issues. Under the unlikely scenario that all implementation efforts are not completed, the Company could be materially adversely affected as a result of not being able to conduct its core business activities in a timely manner. In addition, non-compliance by third parties (including loan customers) and disruptions to the economy in general resulting from Year 2000 issues could also have a undetermined negative impact on the Company.

  The Company has made its customers aware of Year 2000 issues through the use of account statement inserts in May of 1998 and has made additional information available at all of our branch locations beginning in November, 1998.

  The Company announced that after a long and comprehensive study of its DataOne data processing division, it has concluded that it will no longer continue to provide data processing services for other financial institutions. The study included analysis of strategic business planning objectives, a review of the current data processing system and its operation, as well as review of the competition in the data processing service arena. Two of the three external clients of DataOne will be deconverted prior to the year 2000 and the other client is scheduled to be deconverted during the first six months of the year 2000.

New Accounting Pronouncements. Effective January 1, 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. Financial statements for the years ended December 31, 1997 and 1996 have been reclassified in accordance with SFAS No. 130.

  In 1997, the Company adopted SFAS No. 128. Please see notes to the consolidated financial statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The provisions of this statement require disclosure of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to shareholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. These disclosure requirements had no impact on financial position or results of operations.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

  The provisions of this statement become effective beginning with the year 2000 interim reporting. Although the statement allows for early adoption in any quarterly period after June 1998, the Company has no plans to adopt the provisions of SFAS No. 133 prior to the effective date. The impact of adopting the provisions of this statement on the Company's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of the derivative instruments in use by management at that time.

--------------------------------------------------------------------------------

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

Recent Developments. The Board of Directors declared a dividend of $.16 per share to shareholders of record on February 10, 1999, payable on February 22, 1999.

  The Company repurchased 182,811 shares of GA Financial, Inc. common stock in February of 1999, which completes the 5% repurchase of the outstanding common stock of the Company, as previously approved by the OTS. The total treasury shares of the Company's stock were 2,044,846 as of February 26, 1999.

  The Association paid the Company a $32.0 million dividend in March, 1999. The holding company subsequently made a $32.0 million capital contribution to New Eagle Capital, Inc. This dividend was previously approved by the OTS in December, 1998.

  On February 24, 1999, the Company engaged KPMG LLP as its principal accountant to audit the Company's consolidated financial statements for the fiscal year ended December 31, 1999.

Private Securities Litigation Reform Act Safe Harbor Statement. In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business," of the Company's 1998 Form 10-K.

Report of Independent Accountants
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders of GA Financial, Inc.

  In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income and comprehensive income, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of GA Financial, Inc. and subsidiaries (the Company) at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                  /s/ PricewaterhouseCoopers LLP


Pittsburgh, Pennsylvania
January 27, 1999
except as to the information
presented in Note 19, for which
the date is February 26, 1999

Consolidated Statements of Financial Condition
For the Years Ended December 31, 1998 and December 31, 1997
--------------------------------------------------------------------------------

Dollar amounts in thousands, except share data
                                                                                                Dec.  31, 1998       Dec.  31, 1997
                                                                                                -----------------------------------
ASSETS
 Cash (including interest-bearing demand deposits of $7,705 in 1998
 and $3,291 in 1997).......................................................................     $   22,987           $   10,242
 Federal funds sold........................................................................            500                2,500
 Available for sale securities, at fair value (Note 4):
   Investment securities...................................................................        163,108              151,265
   Mortgage-related securities.............................................................        273,124              284,161
 Loans receivable, net (Note 5)............................................................        310,688              287,674
 Education loans held for sale (Note 5)....................................................         20,040               18,853
 Accrued interest receivable...............................................................          6,050                5,977
 Federal Home Loan Bank stock (Note 3).....................................................         11,413                9,833
 Office, property and equipment (Note 6)...................................................          5,114                5,203
 Foreclosed assets.........................................................................            758                   --
 Prepaid expenses and other assets.........................................................          9,540                8,240
                                                                                                -----------------------------------
   Total Assets............................................................................     $  823,322           $  783,948
                                                                                                -----------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
 Non-interest-bearing demand deposits (Note 7).............................................     $   30,373           $   21,375
 Savings accounts (Note 7).................................................................        452,175              440,779
 Borrowed funds (Note 3)...................................................................        222,545              198,237
 Advances from borrowers for taxes and insurance...........................................          1,514                1,602
 Accrued interest payable..................................................................          1,606                1,385
 Securities purchased, not settled (Note 4)................................................          1,901                   --
 Other liabilities (Note 8)................................................................          3,992                4,444
                                                                                                -----------------------------------
   Total liabilities.......................................................................        714,106              667,822

 Commitments and contingencies (Notes 9 and 12)

 Shareholders' Equity:
 Preferred stock, (.01 par value); 1,000,000 shares authorized; 0 shares outstanding.......             --                   --
 Common stock, (.01 par value); 23,000,000 shares authorized; 8,900,000 shares issued......             89                   89
 Additional paid-in capital................................................................         86,467               85,992
 Treasury stock, at cost (1,858,465 shares at December 31, 1998
   and 1,182,130 shares at December 31, 1997)..............................................        (32,255)             (19,464)
 Unearned employee stock ownership plan (ESOP) shares......................................         (5,520)              (6,104)
 Unearned recognition and retention plan (RRP) shares......................................         (2,431)              (3,107)
 Accumulated other comprehensive income (Notes 4 and 15)...................................          3,306                3,724
 Retained earnings.........................................................................         59,560               54,996
                                                                                                -----------------------------------
   Total Shareholders' Equity..............................................................        109,216              116,126

   Total Liabilities and Shareholders' Equity..............................................     $  823,322           $  783,948
                                                                                                -----------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Income and Comprehensive Income
For the Years Ended December 31, 1998, 1997, and 1996
--------------------------------------------------------------------------------

Dollar amounts in thousands, except share data
                                                                                           1998         1997         1996
                                                                                     -----------------------------------------
Interest income:
  Loans, including fees..........................................................    $   25,465   $   22,310   $   18,025
  Mortgage-related securities....................................................        18,290       20,706       14,551
  Investment securities:
    Taxable interest.............................................................         6,758        6,437        4,627
    Taxable dividend.............................................................         2,623        2,181        2,112
    Nontaxable interest..........................................................         1,432          529          219
    Interest on bank deposits....................................................           637          517          816
                                                                                     -----------------------------------------
  Total interest income..........................................................        55,205       52,680       40,350
                                                                                     -----------------------------------------
Interest expense:
  Savings deposits...............................................................        18,676       18,442       16,679
  Interest on borrowings.........................................................        12,931        8,755          823
  Other..........................................................................            32           36           43
                                                                                     -----------------------------------------
  Total interest expense.........................................................        31,639       27,233       17,545
                                                                                     -----------------------------------------
  Net interest income before provision for losses on loans.......................        23,566       25,447       22,805
Provision for losses on loans (Note 5)...........................................           360          300          210
                                                                                     -----------------------------------------
  Net interest income after provision for losses on loans........................        23,206       25,147       22,595
                                                                                     -----------------------------------------
Non-interest income:
  Service fees...................................................................         1,833        1,299          897
  Net gain on sales of securities (Notes 4 and 9)................................           508          518          630
  Gain on sale of education loans................................................           245          187          311
  Gain on settlement/curtailment of pension (Note 10)............................            --           --          769
  Data processing service fees...................................................           754          632          809
  Other..........................................................................         1,434           12           44
                                                                                     -----------------------------------------
  Total non-interest income......................................................         4,774        2,648        3,460
                                                                                     -----------------------------------------
Non-interest expense:
  Compensation and employee benefits.............................................         7,935        7,570        6,711
  Occupancy and equipment........................................................         1,782        1,770        1,564
  Deposit insurance premiums (Note 13)...........................................           282          283        3,682
  Data processing service expenses...............................................         1,590        1,598        1,501
  Other..........................................................................         3,991        3,531        3,514
                                                                                     -----------------------------------------
  Total non-interest expense.....................................................        15,580       14,752       16,972
                                                                                     -----------------------------------------
Income before provision for income taxes.........................................        12,400       13,043        9,083
Provision for income taxes (Note 8)..............................................         4,158        4,726        3,481
                                                                                     -----------------------------------------
Net income.......................................................................    $    8,242   $    8,317   $    5,602
                                                                                     -----------------------------------------
Other comprehensive income:
  Unrealized (losses) gains on available for sale securities,
    net of taxes for 1998, 1997, and 1996, respectively..........................          (418)       3,636       (2,866)
                                                                                     -----------------------------------------
  Total comprehensive income.....................................................    $    7,824   $   11,953   $    2,736
                                                                                     -----------------------------------------

Basic earnings per share.........................................................    $     1.26   $     1.18   $      .71/1,2/
Diluted earnings per share.......................................................          1.23         1.15          .71/1,2/
                                                                                     -----------------------------------------
Average shares outstanding - Basic...............................................     6,516,237    7,021,900    7,845,214
Average shares outstanding - Diluted.............................................     6,696,898    7,218,088    7,845,214
                                                                                     -----------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.
/1/ Assumes the stock conversion was completed on January 1, 1996.
/2/ Earnings per share were restated to reflect the Company's adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share."

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1998, 1997, and 1996
--------------------------------------------------------------------------------

Dollar amounts in thousands
                                                                                   1998                1997                1996
                                                                               --------------------------------------------------
Cash flows from operating activities:
Net income.................................................................... $   8,242           $   8,317           $   5,602
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Provision for losses on loans................................................       360                 300                 210
 Provision for writedown of REO...............................................        51                  --                  --
 Depreciation on office, property and equipment...............................       766                 921                 865
 Net premium (discount) amortization (accretion) on securities................       253                 103                 (14)
 Amortization of net deferred loan fees.......................................      (416)               (215)               (220)
 Amortization of intangibles..................................................       185                 185                  15
 Gain on settlement/curtailment of pension plan...............................        --                  --                (769)
 Net realized (gain) on sale of office, property and equipment................       (32)                 --                  --
 Net realized (gain) loss on sales of securities..............................      (507)               (518)               (630)
 Net realized (gain) on sale of education loans...............................      (245)               (187)               (311)
 Net realized (gain) on sale of REO...........................................       (38)                 (3)                 (7)
 Allocation of ESOP plan shares...............................................     1,343               1,161                 622
 Allocation of recognition and retention plan shares..........................       801                 812                 133
 Deferred income tax (benefit) provision......................................      (328)                (99)                120
 Decrease in accrued interest receivable......................................       (73)             (1,725)             (2,038)
 (Increase) decrease in prepaid expenses and other assets.....................    (1,485)             (6,486)                615
 Increase in other liabilities................................................       166                 328                 858
 Increase in accrued interest payable.........................................       221                 686                 178
                                                                               --------------------------------------------------
 Net cash provided by operating activities....................................     9,265               3,580               5,229
                                                                               --------------------------------------------------

Cash flows from investing activities:
 Proceeds from sale of available for sale securities..........................   118,952             136,090             161,811
 Repayments and maturities of available for sale securities...................   129,471              53,157)             49,691
 Purchases of available for sale securities...................................  (247,738)           (260,487)           (302,458)
 Proceeds from sale of education loans........................................     9,089               6,176              12,545
 Premium paid for deposits....................................................        --                  --              (1,296)
 Purchases of loans...........................................................   (66,831)            (97,612)            (71,156)
 Net decrease (increase) in loans.............................................    32,842              16,764               7,430
 Purchases of office, property and equipment, net.............................      (694)               (480)               (826)
 Net proceeds from sale of REO................................................       229                   9                  25
 Net proceeds from sale of office, property and equipment.....................        49                  --                  --
 Purchase of Federal Home Loan Bank stock.....................................    (1,580)             (7,507)               (444)
                                                                               --------------------------------------------------
 Net cash used in investing activities........................................   (26,211)           (153,890)           (144,678)
                                                                               --------------------------------------------------

Cash flows from financing activities:
 Net increase (decrease) in demand and savings deposits.......................    11,702               2,723                (574)
 Net increase in certificates of deposit......................................     8,692               9,865              25,270
 Payments of borrowed funds...................................................  (471,479)           (703,963)           (539,624)
 Proceeds from borrowed funds.................................................   495,787             850,675             591,149
 Dividends paid...............................................................    (4,007)             (3,413)             (1,064)
 Net increase (decrease) in advances from borrowers for taxes and insurance...       (88)               (178)               (140)
 Proceeds from sale of common stock, net of issuance costs....................        --                  --              86,372
 Purchase of unearned employee stock ownership plan shares....................        --                  --              (7,120)
 Purchase of treasury stock...................................................   (12,872)            (12,696)             (6,768)
 Purchase of recognition and retention plan shares............................        --              (4,095)               (737)
 Payments made under capital lease obligations................................       (44)               (165)               (186)
                                                                               --------------------------------------------------
 Net cash provided by financing activities....................................    27,691             138,753             146,578
                                                                               --------------------------------------------------
 Net (decrease) increase in cash and cash equivalents.........................    10,745             (11,557)              7,129
                                                                               --------------------------------------------------
Cash and cash equivalents at beginning of period..............................    12,742              24,299              17,170
                                                                               --------------------------------------------------
Cash and cash equivalents at end of period.................................... $  23,487           $  12,742           $  24,299
                                                                               --------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Shareholders' Equity
For the Years Ended December 31, 1998, 1997, and 1996
--------------------------------------------------------------------------------

Dollar amounts in thousands
                                                                                                   Accumulated
                                    Number of                                                         Other                   Total
                                      Common           Additional             Unearned  Unearned  Comprehensive              Share-
                                      Stock    Common     Paid     Treasury  ESOP Plan  RRP Plan      Income     Retained   holders'
                                      Shares    Stock  in Capital   Stock      Shares    Shares       (Loss)     Earnings    Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995.......       --     $--     $    --   $     --  $     --   $     --      $ 2, 954   $45,276   $ 48,230

Net income.........................       --      --          --         --        --         --            --     5,602      5,602
Change in comprehensive income,
 net of tax........................       --      --          --         --        --         --        (2,866)       --     (2,866)

Stock issued.......................    8,900      89      86,283         --        --         --            --        --     86,372
Employee stock ownership plan
 purchased.........................     (712)     --          --         --    (7,120)        --            --        --     (7,120)

Treasury stock purchased...........     (445)     --          --     (6,768)       --         --            --        --     (6,768)

Recognition and retention plan
 purchased.........................      (50)     --         (81)        --        --       (656)           --        --       (737)

Cash dividends ($0.13 per share)...       --      --          --         --        --         --            --    (1,064)    (1,064)

Shares allocated employee stock
 ownership plan....................       51      --         114         --       508         --            --        --        622
Shares allocated stock-based
 compensation......................       50      --          --         --        --        133            --        --        133
                                    ------------------------------------------------------------------------------------------------
Balance at December 31, 1996.......    7,794     $89     $86,316    ($6,768)  ($6,612)     ($523)          $88   $49,814   $122,404

Net income.........................       --      --          --         --        --         --            --     8,317      8,317
Change in comprehensive income,
 net of tax........................       --      --          --         --        --         --         3,636        --      3,636
Treasury stock purchased...........     (737)     --          --    (12,696)       --         --            --        --    (12,696)

Recognition and retention plan
 shares purchased..................     (259)     --        (699)        --        --     (3,396)           --        --     (4,095)

Cash dividends ($0.42 per share)...       --      --          --         --        --         --            --    (3,135)    (3,135)

Shares allocated employee stock
 ownership plan....................       51      --         375         --       508         --            --        --        883
Shares allocated stock-based
 compensation......................      259      --          --         --        --        812            --        --        812
                                    ------------------------------------------------------------------------------------------------
Balance at December 31, 1997.......    7,108     $89     $85,992   ($19,464)  ($6,104)   ($3,107)     $  3,724   $54,996   $116,126
Net income.........................       --      --          --         --        --         --            --     8,242      8,242
Change in comprehensive income,
 net of tax........................       --      --          --         --        --         --          (418)       --       (418)

Treasury stock purchased...........     (678)     --          --    (12,872)       --         --            --        --    (12,872)

Cash dividends ($0.54 per share)...       --      --          --         --        --         --            --    (3,678)    (3,678)

Shares allocated employee stock
 ownership plan....................       59      --         431         --       584         --            --        --      1,015
Shares allocated stock-based
 compensation......................       --      --          44         81        --        676            --        --        801
                                    ------------------------------------------------------------------------------------------------
Balance at December 31, 1998.......    6,489     $89     $86,467   ($32,255)  ($5,520)   ($2,431)     $  3,306   $59,560   $109,216
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.  Accounting Policies

The significant accounting policies followed by GA Financial, Inc. (the "Company") and Great American Federal Savings and Loan Association (the "Association") are as follows:

Basis of Presentation

The accompanying consolidated financial statements include the accounts of GA Financial, Inc. and its subsidiaries, Great American Federal Savings and Loan Association and New Eagle Capital, Inc., and the Association's wholly owned subsidiary, Great American Financial Services, Inc. at December 31, 1998 and December 31, 1997. Intercompany accounts and transactions have been eliminated in consolidation.

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

Investment Securities and Mortgage-Related Securities

Securities classified as "available for sale" include investments management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in non-interest income in the Consolidated Statements of Income and Comprehensive Income.

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

  Within the context of SFAS No. 114 for loan losses, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The valuation allowance, or allowance for loan impaired losses, is part of the total allowance for loan losses. Upon disposition of an impaired loan, any related allowance is reversed through a charge to the allowance for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the loan loss allowance until the previously charged-off interest is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. At December 31, 1998 or 1997, the Company did not have any recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and 118. Since the Company had no loans considered impaired under SFAS

--------------------------------------------------------------------------------

No. 114 during the years ended December 31, 1998 or 1997, there was no interest income recognized on impaired loans during the years ended December 31, 1998, 1997, or 1996.

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

Intangible Assets

Premiums paid for branch deposits are allocated to core deposit intangibles and are recorded in other assets. Core deposit intangibles are amortized on a straight-line basis over seven years. Core deposit intangibles amounted to $900,000 and $1.1 million at December 31, 1998 and 1997, respectively. Management annually evaluates the carrying value and remaining amortization period of intangible assets for possible impairment. Adjustments will be recorded when the purchased branch deposits decay at an earlier period than the amortization period.

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

Income Taxes

On August 20, 1996, President Clinton signed into law the Small Business Job Protection Act of 1996 which included the repeal of the special thrift bad debt provisions. Although the percentage of taxable income method bad debt deduction will no longer be available to the Company, the tax requirement to invest in certain qualifying types of investments and loans has been eliminated, thus providing greater freedom to the Company in structuring its balance sheet to maximize returns. These tax related changes had no significant impact on the Company's 1998 or 1997 financial position or results of operations.

  The Company has not provided deferred income taxes for the Company's tax return reserve for bad debts that arose in tax years beginning before September 30, 1988 because it is not expected that this difference will reverse in the foreseeable future. The cumulative net amount of temporary differences related to the reserve for bad debts for which deferred taxes have not been provided was approximately $13.3 million at December 31, 1998 and 1997. If the Company does not meet the remaining income tax requirements of IRC section 593, as amended by The Small Business Job Protection Act of 1996, the Company could incur a tax liability for the previously deducted tax return loan losses in the year in which such requirements are not met. This potential liability for which no deferred income taxes have been provided was approximately $4.5 million as of December 31, 1998 and 1997.

--------------------------------------------------------------------------------

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

  The Office of Thrift Supervision ("OTS") imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution and has not been notified by the OTS that it is in need of more than normal supervision could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. As of December 31, 1998 and 1997, the Association exceeded all fully phased-in capital requirements and had not been notified by the OTS that it is in need of more than normal supervision.

--------------------------------------------------------------------------------

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

  The Association can take short-term and long-term advances with the FHLB. FHLB advances by year of maturity at December 31, 1998 and 1997 are summarized as follows:

   December 31, 1998                  Weighted
 (Dollars in Thousands)    Amount   Average Rate
-------------------------------------------------
 1999                     $ 90,785          5.91%
 2000                       29,760          5.67
 2001                        4,000          5.90
 2002                       25,000          5.47
 2003 and thereafter        68,000          5.28
-------------------------------------------------
 Total                    $217,545          5.63%
-------------------------------------------------

   December 31, 1997                  Weighted
 (Dollars in Thousands)    Amount   Average Rate
-------------------------------------------------
 1998                     $137,237          6.01%
 1999                       22,000          6.66
 2000                        5,000          6.44
 2001                        4,000          6.31
 2002                       25,000          5.61
-------------------------------------------------
 Total                    $193,237          6.04%
-------------------------------------------------

  Advances from the FHLB are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

  At December 31, 1998 and 1997 the Company also maintained securities sold under agreements to repurchase. Securities sold under agreement to repurchase at December 31, 1998 and 1997 are summarized as follows:

-------------------------------------------------
(Dollars in Thousands)      Amount  Rate
-------------------------------------------------
 Securities sold under
  agreements to repurchase  $5,000  6.25%

  Securities sold under agreements to repurchase are collateralized by a mortgage-backed security with an amortized cost and fair value of $3.9 million and $5.5 million at December 31, 1998 and 1997, respectively. The $5 million is comprised of one commitment with a scheduled maturity of August 26, 1999. The security underlying the agreement is not under the Company's control.

--------------------------------------------------------------------------------

Note 4.  Investment Securities and Mortgage-Related Securities

At December 31, 1998, there were $1.9 million of securities purchased which did not settle until January, 1999 and accordingly, have been reflected as "Securities purchased, not settled" in the accompanying consolidated statements of financial condition.

  The amortized cost and estimated fair value of investment securities and mortgage-related securities at December 31, 1998 and 1997 are as follows:

                                                       December 31, 1998
                                       ------------------------------------------------
                                                      Gross        Gross
                                       Amortized   Unrealized   Unrealized
Available for sale securities:            Cost        Gains       Losses     Fair Value
                                       ------------------------------------------------
Mortgage-backed certificates..........  $183,312       $2,707      $  (291)    $185,728
Marketable equity securities..........    33,750        2,808         (530)      36,028
U.S. government agency debt...........    58,689          858         (267)      59,280
Municipal obligations.................    39,863          154          (19)      39,998
Corporate obligations.................    27,457          345           --       27,802
Collateralized mortgage obligations...    87,913          821       (1,338)      87,396
                                       ------------------------------------------------
  Total...............................  $430,984       $7,693      $(2,445)    $436,232
                                       ------------------------------------------------

                                                      December 31, 1997
                                       ------------------------------------------------
                                                     Gross        Gross
                                       Amortized   Unrealized   Unrealized
Available for sale securities:           Cost        Gains        Losses     Fair Value
                                       ------------------------------------------------
Mortgage-backed certificates..........  $208,995       $3,862      $  (161)    $212,696
Marketable equity securities..........    34,360        2,317          (17)      36,660
U.S. government agency debt...........    77,060          150          (73)      77,137
Municipal obligations.................    12,992          270           (2)      13,260
Corporate obligations.................    24,125           92           (9)      24,208
Collateralized mortgage obligations...    71,980          285         (800)      71,465
                                       ------------------------------------------------
  Total...............................  $429,512       $6,976      $(1,062)    $435,426
                                       ------------------------------------------------

  The amortized cost and estimated fair value of investment securities and mortgage-related securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties.


                                             December 31, 1998
                                          ----------------------
                                          Amortized
Available for sale securities:               Cost     Fair Value
                                          ----------------------
Due in one year or less..................  $ 11,423     $ 11,483
Due after one year through five years....    40,500       40,757
Due after five years through ten years...    35,103       35,476
Due after ten years......................   310,208      312,488
                                          ----------------------
  Total..................................   397,234      400,204
                                          ----------------------
Marketable equity securities.............    33,750       36,028
                                          ----------------------
  Total..................................  $430,984     $436,232
                                          ----------------------

  Proceeds from sales of available for sale securities for the year ended December 31, 1998 were approximately $119.0 million. Gross gains of approximately $348,000 were realized on those sales and gross losses of approximately $71,000 were realized for the year ended December 31, 1998.

--------------------------------------------------------------------------------

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

Note 5.  Loans Receivable

Loans receivable at December 31, 1998 and 1997 consist of the following:

(Dollars in Thousands)                 December 31, 1998   December 31, 1997
                                       -------------------------------------
Mortgages:
 One to four family residential.......          $239,648            $215,024
 Multi-family.........................             5,293               5,778
 Commercial...........................             7,329               4,360
 Construction and development.........             2,371               2,966
Consumer loans:
 Home equity..........................            54,953              59,111
 Educational loans....................            20,040              18,853
Other:
 Loans on savings accounts............             2,003               2,168
 Unsecured personal loans and other...             3,013               1,719
                                       -------------------------------------
 Total................................           334,650             309,979

Less:
 Undisbursed mortgage loans...........             1,350                 688
 Deferred loan fees...................               968               1,442
 Allowance for loan losses............             1,604               1,322
                                       -------------------------------------
  Net loans...........................          $330,728            $306,527
                                       -------------------------------------

  The Company purchased approximately $66.8 million and $56.9 million in 1998 and 1997, respectively, of residential mortgage loans collateralized by single-family properties located outside its primary market area, such as other regions of Pennsylvania, Ohio and New York. The sellers have retained the servicing rights on these purchases. Additionally, the Company purchased approximately $40.7 million in consumer home equity loans in 1997.

  In the ordinary course of business, the Company has transactions, including loans, with the Company's principal officers and directors and their related interests. Related party loans outstanding were approximately $938,000 and $740,000 at December 31, 1998 and 1997, respectively.

 The following is a summary of activity in the allowance for loan losses:

                                    Years Ended December 31,
(Dollars in Thousands)              1998     1997     1996
                                   -------------------------
Balance, beginning of year.......  $1,322   $1,031   $  822
Provision charged to operations..     360      300      210
Loan charge-offs.................    (116)     (78)     (20)
Loan recoveries..................      38       69       19
                                   -------------------------
Balance, end of year.............  $1,604   $1,322   $1,031
                                   -------------------------

  At December 31, 1998 and 1997, the Company had approximately $1.1 million and $1.7 million, respectively, in loans which were 90 days or more past due and were not accruing interest. In addition, the Company had $758,000 of foreclosed assets as of December 31, 1998. There were no foreclosed assets at December 31, 1997.

--------------------------------------------------------------------------------

Note 6.  Office, Property and Equipment

Office, property and equipment at December 31, 1998 and 1997 consist of the following:

(Dollars in Thousands)                             December 31, 1998   December 31, 1997
                                                   -------------------------------------
Office buildings..................................           $ 8,522             $ 8,061
Equipment.........................................             9,638               9,500
Land and land improvements........................             1,001               1,001
                                                   -------------------------------------
 Subtotal.........................................            19,161              18,562
Less: accumulated depreciation and amortization...            14,047              13,359
                                                   -------------------------------------
 Net office, property and equipment...............           $ 5,114             $ 5,203
                                                   -------------------------------------

  The Company recognized depreciation of approximately $766,000, $921,000 and $865,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Note 7.  Non-interest Bearing Demand Deposits and Savings Accounts

Non-interest bearing demand deposits and savings accounts are summarized as follows:

(Dollars in Thousands)                                        December 31, 1998                  December 31, 1997
                                                     --------------------------------------------------------------------
                                                     Average                             Average
                                                       Rate       Amount       Percent     Rate       Amount      Percent
                                                     --------------------------------------------------------------------
Non-interest bearing accounts.....................               $ 30,373      6.29%                 $ 21,375      4.63%
                                                     --------------------------------------------------------------------
Interest bearing accounts:
 Non-certificate accounts:
  NOW accounts....................................     1.80%       34,298      7.11%       2.05%       30,075      6.50%
  Money market....................................     2.00%       13,710      2.84%       2.25%       15,133      3.27%
  Passbook savings................................     2.75%      159,512     33.06%       3.00%      159,608     34.54%
                                                     --------------------------------------------------------------------
   Total non-certificate accounts.................                207,520     43.01%                  204,816     44.31%
 Certificates of deposit:
  0% to 4.00%.....................................     3.10%        1,268      0.26%       3.45%        1,360      0.29%
  4.00% to 4.99%..................................     4.55%       52,889     10.96%       4.75%        8,053      1.74%
  5.00% to 5.99%..................................     5.47%      116,924     24.23%       5.46%      133,348     28.86%
  6.00% and above.................................     6.72%       73,574     15.25%       6.82%       93,202     20.17%
                                                     --------------------------------------------------------------------
  Total certificates of deposit...................     5.68%      244,655     50.70%       6.03%      235,963     51.06%
                                                     --------------------------------------------------------------------
Total interest bearing accounts...................                452,175     93.71%                  440,779     95.37%
                                                     --------------------------------------------------------------------
Total deposits....................................               $482,548    100.00%                 $462,154    100.00%
                                                     --------------------------------------------------------------------

  The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $17.4 million and $15.9 million at December 31, 1998 and 1997, respectively. Deposits in excess of $100,000 are not federally insured.

--------------------------------------------------------------------------------

  The following table presents, by various rate categories, the amount of certificate of deposit accounts outstanding at the dates indicated and the periods to maturity of the certificate of deposit accounts outstanding at December 31, 1998 and 1997:

(Dollars in Thousands)              Period to Maturity at December 31, 1998              Period to Maturity at December 31, 1997
                             -------------------------------------------------------------------------------------------------------


                              Within     One to       Two to       Over                Within    One to    Two to    Over
Actual Rates                 One Yr.     Two Yrs      3 Yrs       3 Yrs      Total     One Yr.   Two Yr    3 Yrs    3 Yrs    Total
                             -------------------------------------------------------------------------------------------------------

Interest rate:
Less than 4%.............    $  1,268      $    --     $    --     $    --  $  1,268  $  1,360   $    --  $    --   $   --  $  1,360

4.00% to 4.99%...........      50,254        1,608       1,027          --    52,889     8,017        --       36       --     8,053

5.00% to 5.99%...........      52,391       49,969      10,326       4,238   116,924    90,836    24,620   16,821    1,071   133,348

6.00% and over...........      28,470       33,529       4,346       7,229    73,574    43,110    23,999   21,987    4,106    93,202

                             -------------------------------------------------------------------------------------------------------

 Total...................    $132,383      $85,106     $15,699     $11,467  $244,655  $143,323   $48,619  $38,844   $5,177  $235,963

                             -------------------------------------------------------------------------------------------------------


  Interest expense on savings accounts for the years ended December 31, 1998, 1997 and 1996 is summarized as follows:

                                                              Years Ended December 31,
                                                       1998              1997              1996
                                                    ----------------------------------------------
Passbook accounts...............................    $  4,394          $  4,805          $  4,893
NOW accounts....................................         570               552               496
Money market accounts...........................         329               397               410
Certificates of deposit.........................      13,383            12,688            10,880
                                                    ----------------------------------------------
 Total..........................................    $ 18,676          $ 18,442          $ 16,679
                                                    ----------------------------------------------

Note 8.  Income Taxes

The provision for income taxes is comprised of the following:

                                                       For the Years Ended December 31,
                                                   1998              1997              1996
                                                ----------------------------------------------
Federal:
 Current....................................    $  3,831          $ 4,098           $  2,896
 Deferred...................................        (328)             (99)               120
                                                ----------------------------------------------
                                                   3,485            3,999              3,016
State:
 Current....................................         673              727                465
                                                ----------------------------------------------
Provision for income taxes..................    $  4,158          $ 4,726           $  3,481
                                                ----------------------------------------------

  A reconciliation of the federal statutory tax rate to the tax rate applicable to income before federal income taxes follows:

                                                                December 31,
                                                           1998     1997     1996
                                                           ----------------------
Federal statutory rate.................................    34.0%    34.0%   34.0%
State income taxes, net of federal benefit.............     3.6%     3.7%    3.4%
Other..................................................    (4.1)%   (1.5)%   0.9%
                                                           ----------------------
                                                           33.5%    36.2%   38.3%
                                                           ----------------------

--------------------------------------------------------------------------------

  The deferred tax assets and deferred tax liabilities recorded on the statements of financial condition are as follows:

(Dollars in Thousands)                    December 31, 1998             December 31, 1997
                                     ---------------------------------------------------------
                                     Deferred Tax   Deferred Tax   Deferred Tax   Deferred Tax
                                        Assets       Liabilities      Assets       Liabilities
                                     ---------------------------------------------------------
Tax bad debt reserve................         $ --         $  638           $ --         $  765
Reserve for possible loan loss......          545             --            449             --
Loan origination fees/costs.........           32             --             78             --
Depreciation/amortization...........           --            634             --            764
Net unrealized holding gains
 on securities available for sale...           --          1,943             --          2,189
Other...............................           11             --             --             10
                                     ---------------------------------------------------------
Deferred tax asset/liability........         $588         $3,215           $527         $3,728
                                     ---------------------------------------------------------

  Net accumulated deferred income tax liabilities at December 31, 1998 and 1997 were $2.6 million and $3.2 million, respectively.

Note 9. Derivative Financial Instruments With Off Balance Sheet Risk and Concentration of Credit Risk

The Company has only limited involvement with derivative financial instruments. Derivative financial instruments are held for or issued for purposes other than trading. These investments are used to manage interest rate and prepayment risk. Periodically, the Company enters into unconditional forward commitments to purchase mortgage-backed certificates, such as those issued by the Government National Mortgage Association, at a fixed price and coupon rate to be delivered, typically, no longer than six months in the future. In addition, the Company also enters into 50-50 flexible commitments to purchase GNMA's whereby the broker will deliver at least 50% of the commitment amount or up to 150% of the total commitment amount on the settlement date. In effect, 50% of the commitment represents an unconditional forward commitment and the remaining portion of the commitment represents standby commitments (put options) with certain brokers approved by the Board of Directors. These commitments can be sold on the open market. The Company will only enter into these commitments when it has available liquidity to meet the full amount of the commitment and believes the coupon interest rate is appropriate for asset liability management, thereby reducing its own exposure to fluctuations in interest rates as well as to enhance the yield due to a discount received for writing a put option.

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

  A purchase commitment can be "paired off" against a sale commitment for the same type of security bearing the same contract amount, rate and settlement date. This is usually done when the sale commitment is at a higher fixed price than the purchase commitment and management determines there is a high risk of prepayment. The Company had $50.0 million of forward and standby commitments as of December 31, 1998. Such activity resulted in net gains of approximately $230,000, $79,000 and $54,000 for the years ended December 31, 1998, 1997 and
1996, respectively.

--------------------------------------------------------------------------------

Note 10. Employee Benefit Plans

On January 30, 1996 the Board of Directors approved a 401(k) program for all eligible employees permitting participants to defer a maximum of 15% of their base salary with the Company contributing a 25% match on the first 6% of the employee's deferred salary. The compensation expense relating to the 401(k) match was $41,000 for 1996. The Company increased its match to 50%, effective January, 1997 which resulted in compensation expense relating to the 401(k) match of $124,000 and $127,000 for 1998 and 1997.

  The Company has established for full-time employees who have attained the age of 21 a separate Employee Stock Ownership Plan ("ESOP") in connection with the conversion (See Note 2). The ESOP borrowed an aggregate of $7.1 million from the Company and purchased 712,000 common shares issued in the conversion. The Association intends to make scheduled discretionary cash contributions to the ESOP sufficient to service and repay the amounts borrowed over a period of up to 14 years. In connection with the formation of the ESOP, the Company adopted Statement of Position 93-6. As shares in the ESOP are earned and committed to be released, compensation expense will be recorded based on their fair value during each reporting period. The difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP will be charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of shareholders' equity. Only those shares in the ESOP which have been earned and are committed to be released will be included in the computation of earnings per share. At December 31, 1998 and 1997, 159,960 and 101,714, respectively, of the shares in the ESOP were earned and committed to be released. Compensation expense related to the ESOP amounted to $1.0 million, $883,000 and $622,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Dividends received on unallocated ESOP shares in 1998, 1997, and 1996 amounted to $330,000, $278,000, and $93,000, respectively, and are included in compensation expense and will be used to reduce current principal payments on the ESOP loan. The fair value at December 31, 1998 and 1997 of the unearned shares in the ESOP was $8.6 million and $11.5 million, respectively, based on the last sales price of the company's common stock of approximately $15.50 and $18.875, respectively on those dates.

  On July 1, 1996 the Company merged its defined benefit plan (Plan) with the Financial Institutions Retirement Fund (FIRF), a multi-employer plan. This merger effectively resulted in a settlement and curtailment of the Plan. This merger resulted in a before tax gain of $769,000 in fiscal year 1996. The Plan was modified to reduce the benefit formula from a 60% high three year average salary to a 30% high five year average salary and a 25 year target service minimum. Any full-time employee as of June 30, 1996 is eligible to participate in the current Plan.

  Pension expense under FIRF will match the Company's required contribution to the FIRF as determined annually. The Company was not required to make any contributions to the FIRF for fiscal 1998, 1997, or 1996.

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

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to total assets. Management believes, as of December 31, 1998 that the Association meets all capital adequacy requirements to which it is subject.

  As of December 31, 1998, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

--------------------------------------------------------------------------------

(Dollars in Thousands)                           Tier I Leverage Capital    Tier I Risk-based Capital    Total Risk-based Capital
                                                 --------------------------------------------------------------------------------
December 31, 1998:
 Equity capital/1/.............................                $101,688                     $101,688                    $101,688
 General valuation allowance/2/................                      --                           --                       1,604
 Less unrealized gains on certain available-
  for-sale securities..........................                  (3,490)                      (3,490)                     (2,320)
 Less goodwill.................................                    (910)                        (910)                       (910)
                                                 --------------------------------------------------------------------------------
 Total regulatory capital......................                  97,288                       97,288                     100,062
 Minimum regulatory capital....................                  32,381                       12,594                      25,188
                                                 --------------------------------------------------------------------------------
 Excess regulatory capital.....................                $ 64,907                     $ 84,694                    $ 74,874
                                                 --------------------------------------------------------------------------------
 Regulatory capital as a percentage............                   12.02%                       30.90%                      31.78%
 Minimum regulatory capital as a percentage....                    4.00%                        4.00%                       8.00%
                                                 --------------------------------------------------------------------------------
 Excess regulatory capital as a percentage.....                    8.02%                       26.90%                      23.78%
                                                 --------------------------------------------------------------------------------
 Well capitalized requirement under
  prompt corrective actions provisions.........                    5.00%                        6.00%                      10.00%
                                                 --------------------------------------------------------------------------------
 Adjusted assets as reported to the OTS........                $809,516                     $314,850                    $314,850
                                                 --------------------------------------------------------------------------------

December 31, 1997:
 Equity capital/1/.............................                $100,319                     $100,319                    $100,319
 General valuation allowance/2/................                      --                           --                       1,322
 Less unrealized gains on certain available-
  for-sale securities..........................                  (3,329)                      (3,329)                     (3,329)
 Less goodwill.................................                  (1,095)                      (1,095)                     (1,095)
                                                 --------------------------------------------------------------------------------
 Total regulatory capital......................                  95,895                       95,895                      97,217
 Minimum regulatory capital....................                  30,458                       11,520                      23,040
                                                 --------------------------------------------------------------------------------
 Excess regulatory capital.....................                $ 65,437                     $ 84,375                    $ 74,177
                                                 --------------------------------------------------------------------------------
 Regulatory capital as a percentage............                   12.59%                       33.30%                      33.76%
 Minimum regulatory capital as a percentage....                    4.00%                        4.00%                       8.00%
                                                 --------------------------------------------------------------------------------
 Excess regulatory capital as a percentage.....                    8.59%                       29.30%                      25.76%
                                                 --------------------------------------------------------------------------------
 Well capitalized requirement under
  prompt corrective actions provisions.........                    5.00%                        6.00%                      10.00%
                                                 --------------------------------------------------------------------------------
 Adjusted assets as reported to the OTS........                $761,451                     $288,002                    $288,002
                                                 --------------------------------------------------------------------------------

/1/Represents equity capital of the Association as reported to the OTS. /2/Limited to 1.25% of risk-weighted assets.

  Pursuant to Regulation D of the Federal Reserve, the Association is required to maintain certain balances which include both cash on hand and deposits with the Federal Reserve. The amount of these balances at December 31, 1998 and 1997 approximated $2.3 million and $1.3 million, respectively.

Note 12. Fair Value of Financial Instruments/concentrations

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

--------------------------------------------------------------------------------

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

(Dollars in Thousands)                                             December 31, 1998                December 31, 1997
                                                               -------------------------------------------------------------
                                                                Estimated       Carrying         Estimated      Carrying
Financial Assets:                                              Fair Value        Value          Fair Value       Value
                                                               -------------------------------------------------------------
Cash........................................................     $ 22,987       $  22,987         $ 10,242      $ 10,242
Federal funds sold..........................................          500             500            2,500         2,500
FHLB stock..................................................       11,413          11,413            9,833         9,833
Investment securities.......................................      163,108         163,108          151,265       151,265
Mortgage-related securities.................................      273,124         273,124          284,161       284,161
Loans receivable............................................      335,180         330,728          310,719       306,527
                                                               -------------------------------------------------------------
                                                                 $806,312       $ 801,860         $768,720      $764,528
                                                               -------------------------------------------------------------

Financial Liabilities:
Non-interest-bearing demand deposits........................     $ 30,373       $  30,373         $ 21,375      $ 21,375
Savings accounts............................................      452,314         452,175          440,408       440,779
Borrowed funds..............................................      221,887         222,545          198,395       198,237
                                                               -------------------------------------------------------------
                                                                 $704,574       $ 705,093         $660,178      $660,391
                                                               -------------------------------------------------------------

                                                                Estimated       Contract or      Estimated      Contract or
Off-Balance Sheet Financial Instruments                        Fair Value       Notional Amt    Fair Value      Notional Amt
                                                               -------------------------------------------------------------
   .........................................................
Commitments to extend credit................................           --          28,100          --           $ 29,300
                                                               -------------------------------------------------------------

--------------------------------------------------------------------------------

  A reconciliation of forward and standby commitment activity for periods presented as follows:


(Dollars in Thousands)                                                      Forward Commitments                Standby Commitments
                                                                            -------------------------------------------------------
Balance at December 31, 1996.............................................             $  10,000                           $  4,000
Purchase commitments.....................................................               155,820                             16,000
Commitments matured / expired............................................                    --                             (4,000)
Commitments settled......................................................              (124,820)                                --
Commitments sold.........................................................               (15,000)                                --
                                                                            -------------------------------------------------------
Balance at December 31, 1997.............................................             $  26,000                           $ 16,000

Purchase commitments.....................................................               149,380                             16,000
Commitments matured / expired............................................                    --                             24,000
Commitments settled......................................................               (94,780)                                --
Commitments sold.........................................................               (38,600)                                --
                                                                            -------------------------------------------------------
Balance at December 31, 1998.............................................             $  42,000                           $  8,000
                                                                            -------------------------------------------------------

  The fair value of the forward and standby commitments at December 31, 1998 is $50.5 million.

  The Company also has loan commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and the commitments expire within 60 days. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held includes residential real estate and income-producing properties. Total commitments to extend credit at December 31, 1998 and 1997 were $28.1 million and $29.3 million, respectively, in loan commitments and unused lines of credit which bear market rates at the time the commitments are exercised. The loan commitments are held other than for trading. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

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

  The Company's lending is primarily concentrated in the local southwestern Pennsylvania market. At December 31, 1998, the Company had approximately $176.2 million of residential real estate loans located outside of its primary market area. These loans are concentrated in other regions of Pennsylvania, Ohio, Delaware and New York and are not serviced by the Company. The Company has no significant concentrations of credit risk with any individual counterparty to originate loans.

Note 13. SAIF Assessment

On September 30, 1996, President Clinton signed into law the Deposit Insurance Funds Act of 1996, which included provisions recapitalizing the Savings Association Insurance Fund ("SAIF"), provided for the eventual merger of the thrift fund with the Bank Insurance Fund ("BIF"), and reallocated payment of the annual Financing Corp. ("FICO") bond obligation. As part of the package, the Federal Deposit Insurance Corp. ("FDIC") imposed a special one-time assessment of 65.7 basis points to be applied against all SAIF-assessable deposits as of March 31, 1995, to bring the SAIF up to the statutority prescribed 1.25 percent designated reserve ratio. The special assessment, paid by the Association in November 1996, was included as a $2.8 million pretax charge to the Association's operations in 1996. The assessment reduced the Association's 1996 net after-tax earnings by $1.8 million or $.23 per share.

  Effective January 1, 1997, SAIF members have the same risk-based assessment schedule as BIF members. The Association, as a well capitalized bank, will pay no assessment for deposit insurance coverage. However, all SAIF and BIF institutions including the Association will be responsible for sharing the cost of interest payments on the FICO bonds. For the years ended December 31, 1998 and 1997, the cost to the Association approximated 6.1 and 6.5 basis points for SAIF deposits. The annual cost of interest payments for the Association was $282,000 and $283,000 for the years ended December 31, 1998 and 1997.

--------------------------------------------------------------------------------

Note 14. Supplementary Cash Flow Information

Cash paid during the years ended December 31, for interest and income taxes was approximately $31.4 million and 5.1 million, respectively, in 1998, $26.5 million and $4.5 million, respectively, in 1997 and $17.4 million and $2.8 million, respectively, in 1996. Noncash investing and financing activity consisted of the following: In December, 1998, the Company purchased investment securities that did not settle with the brokers until subsequent to December 31, 1998. Accordingly, amount due to broker of $1.9 million is shown separately on the consolidated statements of financial condition at December 31, 1998. The Company transferred $997,000 of loans to foreclosed assets during 1998.

Note 15. New Accounting Pronouncements

Effective January 1, 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. Financial statements for the years ended December 31, 1997 and 1996 have been reclassified in accordance with SFAS No. 130.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The provisions of this statement require disclosure of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to shareholders. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. These disclosure requirements had no impact on financial position or results of operations.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

  The provisions of this statement become effective beginning with the year 2000 interim reporting. Although the statement allows for early adoption in any quarterly period after June 1998, the Company has no plans to adopt the provisions of SFAS No. 133 prior to the effective date. The impact of adopting the provisions of this statement on the Company's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of the derivative instruments in use by management at that time.

--------------------------------------------------------------------------------

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

 The calculation of earnings per share follows:

                                                                                                For the Calendar Year
(Dollars in Thousands, Except Per Share Amounts)                                     1998                1997                1996
                                                                                   ------------------------------------------------
   ..............................................................................
Basic:
Net income.......................................................................  $    8,242         $    8,317         $    5,602
                                                                                   ------------------------------------------------
 Net income applicable to common stock...........................................  $    8,242         $    8,317         $    5,602
                                                                                   ------------------------------------------------
 Average common shares outstanding  basic........................................   6,516,237          7,021,900          7,845,214
                                                                                   ------------------------------------------------
 Basic earnings per share........................................................  $     1.26         $     1.18         $      .71
                                                                                   ------------------------------------------------
Diluted:
 Net income......................................................................  $    8,242         $    8,317         $    5,602
                                                                                   ------------------------------------------------
 Average common shares outstanding  basic........................................   6,516,237          7,021,900          7,845,214
 Effect of dilutive securities:
 Shares issuable upon exercise of outstanding stock options and stock awards.....     180,661            196,188                 --
 Average common shares outstanding  diluted......................................   6,696,898          7,218,088          7,845,214
                                                                                   ------------------------------------------------
 Diluted earnings per share......................................................  $     1.23         $     1.15         $      .71
                                                                                   ------------------------------------------------

Note 17. GA Financial, Inc. (Parent Company)

  The following are the parent company's condensed financial statements:

(Dollars in Thousands)                                              December 31, 1998   December 31, 1997
                                                                    -------------------------------------
Statement of Financial Condition
ASSETS
 Cash............................................................      $      396          $       66
 Investment securities, at fair value............................           1,304              15,489
 Investment in the association...................................         101,688             100,319
 Investment in New Eagle Capital, Inc............................           7,312                  --
 Accrued interest receivable.....................................              --                  53
 Prepaid expenses and other assets...............................           1,201                 510
                                                                    -------------------------------------
 Total Assets....................................................      $  111,901          $  116,437
                                                                    -------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
 Other liabilities...............................................      $    2,685          $      311
 Shareholder's Equity............................................         109,216             116,126
                                                                    -------------------------------------
Total Liabilities and Shareholders' Equity.......................      $  111,901          $  116,437
                                                                    -------------------------------------

--------------------------------------------------------------------------------

                                                                                              For the Years Ended
(Dollars in Thousands)                                                     December 31, 1998    December 31, 1997  December 31, 1996

                                                                           ---------------------------------------------------------

Statement of Income
 Dividend from Association..............................................      $    6,000           $    4,117         $      --
 Investment and mortgage-related securities interest income.............           1,128                1,699             2,705
 Net gain on sale of investment securities..............................             205                  196                11
 Tax refund.............................................................             876                   --                --
 Other income...........................................................              86                   --                --
 General and administrative expenses....................................            (691)                (407)             (319)
 Income taxes...........................................................            (569)                (360)             (249)
 State franchise taxes..................................................              --                 (495)             (795)
                                                                           ---------------------------------------------------------

 Income before equity in undistributed earnings of Association..........           7,035                4,750               723
 Equity in undistributed earnings of Association........................           1,207                3,567             4,879
                                                                           ---------------------------------------------------------

  Net income............................................................      $    8,242           $    8,317         $   5,602
                                                                           ---------------------------------------------------------


                                                                                          For the Years Ended
(Dollars in Thousands)                                                December 31, 1998    December 31, 1997   December 31, 1996
                                                                      -----------------------------------------------------------
Statement of Cash Flows
Cash flows from operating activities:
Net income..........................................................      $    8,242          $    8,317          $    5,602
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed earnings of Association...................          (1,207)             (3,567)              4,879
  Net realized gain on securities...................................            (205)               (197)                (11)
  Net (premium amortization) on investment securities...............              --                 (59)                (65)
  Decrease (increase) in accrued interest receivable................              53                 664                (717)
  Allocation of recognition and retention plan shares...............             801                 812                 133
  Allocation of ESOP plan shares....................................           1,343               1,161                 206
  Increase in prepaid expenses and other assets.....................            (690)               (426)                (83)
                                                                      -----------------------------------------------------------
  Net cash provided by operating activities.........................           8,337               6,705                 186
                                                                      -----------------------------------------------------------
Cash flows from investing activities:
 Proceeds from sale of available for sale securities................          46,895              50,001              24,004
 Investment in New Eagle............................................          (7,536)                 --                  --
 Repayments, maturities and calls of available for sale securities..              --                 372               4,274
 Purchases of available for sale securities.........................         (33,071)            (36,787)            (56,393)
                                                                      -----------------------------------------------------------
 Net cash provided by (used in) investing activities................           6,288              13,586             (28,115)
                                                                      -----------------------------------------------------------
Cash flows from financing activities:
 Proceeds from sale of common stock, net............................              --                  --              86,372
 Purchase of unearned employee stock ownership plan shares..........              --                  --              (7,120)
 Purchase of Great American Federal capital stock...................              --                  --             (43,269)
 Purchase of treasury stock.........................................         (12,872)            (12,696)             (6,768)
 Purchase of recognition and retention stock........................              --              (4,095)               (737)
 Proceeds for employee stock ownership plan payment.................              --                  --                 416
 Dividends paid to shareholders.....................................          (4,007)             (3,413)             (1,064)
 Net increase (decrease) in other liabilities.......................           2,584                 (42)                120
                                                                      -----------------------------------------------------------
 Net cash (used in) provided by financing activities................         (14,295)            (20,246)             27,950
                                                                      -----------------------------------------------------------
Net increase in cash and cash equivalents...........................             330                  45                  21
Cash and cash equivalents at beginning of period....................              66                  21                  --
                                                                      -----------------------------------------------------------
Cash and cash equivalents at end of period..........................      $      396          $       66          $       21
                                                                      -----------------------------------------------------------

The parent company began operations on March 25, 1996.

--------------------------------------------------------------------------------

Note 18. Related Party Transactions

A member of senior management of the Company was a partner in a law firm until May 1, 1998 which provided services to the Company. Legal fees paid to the law firm were $27,000, $34,000, and $32,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Note 19. Subsequent Events

The Board of Directors declared a dividend of $.16 per share to shareholders of record on February 10, 1999, payable on February 22, 1999.

  The Company repurchased 182,811 shares of GA Financial, Inc. common stock in February of 1999, which completes the 5% repurchase of the outstanding common stock of the Company, as previously approved by the OTS. The total treasury shares of the Company's stock was 2,044,846 as of February 26, 1999.

  The Association paid the Company a $32.0 million dividend in March, 1999. The holding company subsequently made a $32.0 million capital contribution to New Eagle Capital, Inc. This dividend was previously approved by the OTS in December, 1998.

  On February 24, 1999, the Company engaged KPMG LLP as its principal accountant to audit the Company's consolidated financial statements for the fiscal year ended December 31, 1999.

Note 20. Stock-Based Compensation Plans

The Company has two stock-based compensation plans which are described below. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans.

Stock Awards

On October 16, 1996 shareholders approved the "GA Financial, Inc. 1996 Stock Based Incentive Plan." Under this program up to 4% of the Company's outstanding shares or 356,000 shares could be awarded to directors, officers, or employees. The Board of Directors originally awarded 308,650 shares to directors, officers, and employees. The awards vest at the rate of 20% per year for five years and can be forfeited if an employee is dismissed for cause. The value of the stock on the award date was $13.13 which was equal to the market price of the stock on that date. Compensation expense recorded in the consolidated financial statements under this plan for 1998, 1997, and 1996 was $801,000, $812,000, and $133,000, respectively. Since the plan was approved on October 16, 1996, only two month's expense is recorded in 1996. The related income tax benefit associated with this compensation expense was charged to additional paid in capital. The unearned compensation expense as of December 31, 1998 and 1997 is $2.4 million and $3.1 million, respectively.

Stock Options

Under the Company's 1996 Stock Option Plan the Company was authorized to issue options of up to 890,000 shares. The Plan was approved by shareholders on October 16, 1996. The Board of Directors originally awarded options of 626,500 shares. Under this plan the exercise price of $12.75 for each option is equal to the average price of the stock on the date of the grant. The options vest at the rate of 20% per year for five years and are exercisable over a period of ten years from the date of the grant. Because the Company accounts for this stock option plan using APB 25, no compensation expense has been recorded in the financial statements for this plan. Had compensation cost for this stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                        1998    1997    1996
                                                                       ----------------------
Net income (thousands)                                    As reported  $8,242  $8,317  $5,602
                                                          Pro forma    $7,979  $8,047  $5,553
Basic earnings per share                                  As reported  $ 1.26  $ 1.18  $  .71
                                                          Pro forma    $ 1.22  $ 1.15  $  .71
Diluted earnings per share                                As reported  $ 1.23  $ 1.15  $  .71
                                                          Pro forma    $ 1.19  $ 1.11  $  .71

--------------------------------------------------------------------------------

  The fair value for the options described above was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1998: risk-free interest rate of 5.18%, dividend yield of 4%, volatility factors of the expected market price of the Company's common stock of .381, and an average life of the options of 4.5 years. The following weighted average assumptions were used for 1997: risk free interest rate of 5.64%, dividend yield of 2%, volatility factors of the expected market price of the Company's common stock of .249, and an average life of the options of 5.5 years. The following weighted average assumptions were used for 1996; risk free interest rate of 6.82%, dividend yield of 2%, volatility factors of the expected market price of the Company's common stock of .253, and an average life of the options of 6.5 years. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the effect of applying SFAS No. 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

  A summary of the status of the Company's stock awards and fixed stock option plan as of December 31, 1998 and 1997 and changes during the year is presented below:

                                                                                                      1998
                                                                               -------------------------------------------------
                                                                                                                  Weighted Avg.
                                                                                                                  Exercise Price
                                                                               Awards           Options            On Options
                                                                               -------------------------------------------------
Outstanding at the beginning of the year.....................................  302,060          614,000           $12.75
Granted......................................................................   17,000           30,000            21.24
Exercised....................................................................       --           (9,000)           12.75
Forfeited....................................................................  (10,480)         (16,000)           12.75
                                                                               -------------------------------------------------
Outstanding at year end......................................................  308,580          619,000            13.16
                                                                               -------------------------------------------------
Options exercisable at year end..............................................                   233,800
 Weighted average fair value of options
  granted during the year....................................................                   $ 21.24


                                                                                                      1997
                                                                               -------------------------------------------------
                                                                                                                  Weighted Avg.
                                                                                                                  Exercise Price
                                                                               Awards           Options            On Options
                                                                               -------------------------------------------------
Outstanding at the beginning of the year.....................................  308,650          626,500           $12.75
Granted......................................................................       --               --
Exercised....................................................................       --               --
Forfeited....................................................................   (6,590)         (12,500)           12.75
                                                                               -------------------------------------------------
Outstanding at year end......................................................  302,060          614,000            12.75
                                                                               -------------------------------------------------
Options exercisable at year end..............................................                   124,400
 Weighted average fair value of options
  granted during the year....................................................                        --


                                                                                                      1996
                                                                               -------------------------------------------------
                                                                                                                  Weighted Avg.
                                                                                                                  Exercise Price
                                                                               Awards           Options            On Options
                                                                               -------------------------------------------------
Outstanding at the beginning of the year.....................................       --               --               --
Granted......................................................................  308,650          626,500           $12.75
Exercised....................................................................       --               --               --
Forfeited....................................................................       --               --               --
                                                                               -------------------------------------------------
Outstanding at year end......................................................  308,650          626,500            12.75
                                                                               -------------------------------------------------
Options exercisable at year end..............................................                        --
 Weighted average fair value of options
  granted during the year....................................................                  $  12.75

--------------------------------------------------------------------------------

  Included in the outstanding awards at December 31, 1998 and 1997 were 58,140 and 61,260 vested shares, respectively. Information about the fixed-stock option plan is described below:

                                                   Options Outstanding                        Options Exercisable
                                  ----------------------------------------------------------------------------------------------
                                  Weighted Avg.         Remaining          Weighted Avg.         Weighted Avg.          Number
                                  Exercise Price       Outstanding        Contractual Life      Exercise Price       Exercisable
                                  ----------------------------------------------------------------------------------------------
  December 31, 1998                   $13.16              619,000            7.83 years             $  12.75           233,800
  December 31, 1997                   $12.75              614,000            8.75 years             $  12.75           124,400

Note 21. Selected Quarterly Financial Data (unaudited)

Dollars in thousands, except per share data                                        Three months ended
                                                        ------------------------------------------------------------------------
1998                                                    March 31              June 30            September 30        December 31
                                                        ------------------------------------------------------------------------
Interest income.......................................  $ 14,039              $ 13,911             $ 13,822            $ 13,433
Interest expense......................................     7,737                 7,916                8,090               7,896
Net interest income
 before provision for loan losses.....................     6,302                 5,995                5,732               5,537
Provision for loan losses.............................        90                    90                   90                  90
Non-interest income...................................       807                   888                1,764               1,315
Non-interest expense..................................     4,047                 4,101                3,584               3,848
Income before income taxes............................     2,972                 2,692                3,822               2,914
Provision for income taxes............................     1,042                   890                1,279                 947
                                                        ------------------------------------------------------------------------
 Net income...........................................  $  1,930              $  1,802             $  2,543            $  1,967
                                                        ------------------------------------------------------------------------
Basic earnings per share..............................  $   0.28              $   0.27             $   0.40            $   0.31
                                                        ------------------------------------------------------------------------
Diluted earnings per share/1/.........................  $   0.27              $   0.26             $   0.39            $   0.31
                                                        ------------------------------------------------------------------------
1997                                                    March 31              June 30            September 30        December 31
                                                        ------------------------------------------------------------------------
Interest income.......................................  $ 11,615              $ 13,206             $ 13,762            $ 14,097
Interest expense......................................     5,426                 6,784                7,301               7,722
Net interest income
 before provision for loan losses.....................     6,189                 6,422                6,461               6,375
Provision for loan losses.............................        75                    75                   75                  75
Non-interest income...................................       445                   451                  720               1,032
Non-interest expense..................................     3,623                 3,605                3,653               3,871
Income before income taxes............................     2,936                 3,193                3,453               3,461
Provision for income taxes............................     1,079                 1,175                1,287               1,185
                                                        ------------------------------------------------------------------------
 Net income...........................................  $  1,857              $  2,018             $  2,166            $  2,276
                                                        ------------------------------------------------------------------------
Basic earnings per share/2/...........................  $   0.26              $   0.28             $   0.31            $   0.33
                                                        ------------------------------------------------------------------------
Diluted earnings per share/1,2/.......................  $   0.25              $   0.28             $   0.30            $   0.32
                                                        ------------------------------------------------------------------------

/1/Quarterly earnings per share may vary from annual earnings per share due to rounding.
/2/Earnings per share were restated to reflect the Company's adoption of SFAS
   No. 128, "Earnings per Share."

Directors and Officers
--------------------------------------------------------------------------------

Directors

John M. Kish
Chairman and Chief Executive Officer
GA Financial, Inc.

Thomas E. Bugel
Vice President
East Liberty Electro-Plating Company

Darrell J. Hess
Owner
Dee Jay's Hallmark Card & Gift Shop

John G. Micenko
President
GA Financial, Inc.

Thomas M. Stanton
Securities Supervisor
Mass Mutual

Robert J. Ventura
Merger and Acquisition Consultant

David R. Wasik
Partner
Savolskis-Wasik-Glenn Funeral Home

Joseph E. Bugel*

*Director Emeritus

Officers of GA Financial, Inc.

John M. Kish
Chairman of the Board and
Chief Executive Officer

John G. Micenko
President

Lawrence A. Michael
Corporate Secretary

Raymond G. Suchta, CPA
Chief Financial Officer and Treasurer

Officers of
New Eagle Capital, Inc.

John M. Kish
President

Raymond G. Suchta
Secretary/Treasurer

Principal Officers of
Great American Federal Savings and Loan Association

John M. Kish
Chief Executive Officer

John G. Micenko
President

Todd L. Cover
Executive Vice President,
Chief Operating Officer

Lawrence A. Michael
Vice President, Secretary

Raymond G. Suchta, CPA
Vice President, Finance

Andrew R. Getsy
Vice President, Treasurer

Aaron T. Flaitz, Jr.
Vice President, Assistant Secretary

Norman A. Litterini
Vice President, Lending

Wayne A. Callen
Vice President, Data Processing

Judith A. Stoeckle
Vice President, Systems Coordinator

Corporate Headquarters

GA Financial, Inc.
4750 Clairton Boulevard, Pittsburgh, Pennsylvania 15236-2187
(412) 882-9946 . (412) 882-8580 FAX

Annual Meeting

The annual meeting of shareholders will be held at 10:00 a.m., on Wednesday, April 28, 1999 at The Bradley House, 5239 Brownsville Road, Pittsburgh, PA 15236. Shareholders are encouraged to attend.

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

Special Counsel

Muldoon, Murphy and Faucette LLP, 5101 Wisconsin Avenue, NW Washington, D.C. 20016.

Independent Accountants

PricewaterhouseCoopers LLP, 600 Grant Street, 52nd Floor, Pittsburgh, PA 15219.

Inquiries

Security analysts, retail brokers and shareholders seeking financial information should contact Mr. Raymond G. Suchta, Chief Financial Officer and Treasurer. Requests for written materials can be forwarded to the attention of Mr. Lawrence
A. Michael, Corporate Secretary.

Dividend Reinvestment Plan

GA Financial, Inc. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contacting Mr. Lawrence A. Michael, Corporate Secretary.

Stock Information

GA Financial, Inc. is traded on the American Stock Exchange under the ticker symbol "GAF." As of March 2, 1999, GA Financial, Inc. had 6,855,154 shares of common stock outstanding and approximately 1,820 shareholders of record.

Stock Price

The following table illustrates GA Financial, Inc.'s high and low closing stock price on the American Stock Exchange and the cash dividend per share paid during 1998.

                    1998
 Quarter    High    Low    Cash Dividend
----------------------------------------
 QI        $21.00  $17.75           $.12
 QII       $22.44  $18.13           $.14
 QIII      $18.63  $13.25           $.14
 QIV       $16.25  $11.38           $.14

                                                                              43