Form 10-K405, Exhibit 13
period 1999-12-31
GA FINANCIAL INC/PA
filed 2000-03-30
CIK 1005313

                                  EXHIBIT 13.0


               Portions of the 1999 Annual Report to Stockholders

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Dollars in thousands                                                            1999       1998       1997       1996       1995
                                                                              ---------------------------------------------------
SELECTED FINANCIAL CONDITION DATA:
Total assets                                                                  $882,980   $823,322   $783,948   $634,048   $521,398
-----------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale                                       150,960    163,108    151,265    119,347     71,060
-----------------------------------------------------------------------------------------------------------------------------------
Mortgage-related securities available for sale                                 306,724    273,124    284,161    244,482    168,779
-----------------------------------------------------------------------------------------------------------------------------------
Loans held for sale                                                             19,158     20,040     18,853     15,383         --
-----------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                                          334,351    310,688    287,674    216,376    180,275
-----------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                                                 297,160    222,545    198,237     51,525         --
-----------------------------------------------------------------------------------------------------------------------------------
Total equity/2/                                                               $ 84,571   $109,216   $116,126   $122,404   $ 48,230

SELECTED OPERATING DATA:
Interest income                                                               $ 56,645   $ 55,205   $ 52,680   $ 40,350   $ 32,833
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                33,388     31,639     27,233     17,545     16,543
-----------------------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses                          23,257     23,566     25,447     22,805     16,290
-----------------------------------------------------------------------------------------------------------------------------------
  Provision for loan losses                                                        390        360        300        210         --
-----------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                           22,867     23,206     25,147     22,595     16,290
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest income                                                              3,826      4,774      2,648      3,460        422
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense                                                            17,258     15,580     14,752     16,972     12,280
-----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                         9,435     12,400     13,043      9,083      4,432
-----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                       2,320      4,158      4,726      3,481      1,612
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    $  7,115   $  8,242   $  8,317   $  5,602   $  2,820
-----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                        1.22       1.23       1.15        .71         --
                                                                              -----------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
P E R F O R M A N C E  R A T I O S:
Return on average assets                                                          0.81%      1.01%      1.15%      1.00%      0.59%
-----------------------------------------------------------------------------------------------------------------------------------
Return on average equity                                                          7.61       7.73       7.19       5.21       6.27
-----------------------------------------------------------------------------------------------------------------------------------
Average equity to average assets                                                 10.67      13.11      15.92      19.22       9.49
-----------------------------------------------------------------------------------------------------------------------------------
Equity to total assets at end of period                                           9.58      13.26      14.81      19.31       9.25
-----------------------------------------------------------------------------------------------------------------------------------
Average interest rate spread                                                      2.46       2.37       2.81       3.27       3.08
-----------------------------------------------------------------------------------------------------------------------------------
Net-interest margin                                                               2.99       3.03       3.61       4.20       3.54
-----------------------------------------------------------------------------------------------------------------------------------
Average interest-earning assets to average                                         113        116        121        129        113
 interest-bearing liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense to average assets                                            1.83       1.92       2.03       2.54/1/    2.59
-----------------------------------------------------------------------------------------------------------------------------------
Efficiency ratio                                                                    59         59         54         58         68
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends paid per share                                                     0.64       0.54       0.42       0.13         --
-----------------------------------------------------------------------------------------------------------------------------------
Dividend payout ratio                                                            52.46      43.90      36.52      18.31         --
-----------------------------------------------------------------------------------------------------------------------------------
R E G U L A T O R Y  C A P I T A L  R A T I O S :
Tier I leverage capital                                                           8.11      12.02      12.59      15.26       8.76
-----------------------------------------------------------------------------------------------------------------------------------
Tier I risk-based capital                                                        22.44      30.90      33.30      43.59      18.30
-----------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital                                                         23.12      31.78      33.76      44.08      18.63

A S S E T  Q U A L I T Y  R A T I O S :
Non-performing loans as a percent of gross loans  receivable                      0.51       0.56       0.56       0.38       0.81
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing assets as a percent of total assets                                0.21       0.23       0.22       0.14       0.28
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a percent of gross loans receivable                  0.48       0.48       0.43       0.44       0.45
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses as a percent of
 non-performing assets                                                              95         86         76        115         56
-----------------------------------------------------------------------------------------------------------------------------------
N U M B E R  O F  F U L L - S E R V I C E  C U S T O M E R
 F A C I L I T I E S                                                                15         14         13         13         10

/1/Excludes one-time SAIF assessment of $2.8 million.
/2/The Company completed its conversion to a stock company on March 25, 1996.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

  The Company conducts business primarily through its ownership of the Association which operates its administrative/branch office in Whitehall, Pennsylvania and twelve other branch offices in Allegheny County and two offices in Westmoreland County, all of which are located in southwestern Pennsylvania. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-related securities, U.S government and federal agency securities and other investments. The Company's revenues are derived principally from interest on mortgage loans, mortgage-related securities, consumer loans and, to a lesser extent, interest and dividends on its investment portfolio. The Company also generates non-interest income from service fees. The Company's primary sources of funds are retail deposits, principal and interest repayments on loans, sales of investments and mortgage-related securities, Federal Home Loan Bank of Pittsburgh ("FHLB") advances and, to a significantly lesser extent, sales of loans.

  The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Non-interest income is the result of service fees, sales of data processing services and net gains on the sale of loans and securities. The Company previously announced that it will no longer continue to provide data processing to other companies. The Company's operating expenses consist primarily of compensation and employee benefits, occupancy and equipment expenses, deposit insurance premiums, data processing service expenses and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

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

  In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) purchasing adjustable interest rate mortgage-related securities; (2) investing in short-term fixed-rate corporate and government agency bonds or in such types of bonds with adjustable interest rates; and (3) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer term deposits. The Company has not emphasized the origination of adjustable-rate mortgages due to customer preference for fixed-rate loans in its primary market area and competitive pricing of such loans by other lenders in its market area. The Company has attempted to address the lack of demand for adjustable-rate mortgage loans by emphasizing the purchase of adjustable-rate mortgage-related securities. To manage the interest rate risk of the Company, the Board of Directors has also established parameters relating to the types of securities in which the Company may invest and parameters relating to the types of deposits which may be offered by the Company and rates which may be paid on such deposits. The primary tool utilized by the Company for its interest rate risk management is a modeling program which estimates the effect various market interest rate scenarios will have on the Company's net portfolio value, interest income, net income and capital position. Such interest rate scenarios range from an increase in market interest rate of 300 basis points to a decrease in market interest rates of 300 basis points.

  Market risk is the risk of losses resulting from adverse changes in market pricing and rates. The Company's market risk is primarily its interest rate risk associated with its lending, investing, deposit and borrowing functions. Interest rate risk arises when interest rates on assets change in a different time period or in a different proportion from that of liabilities. Management actively monitors its interest rate sensitivity position with the primary objective to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates. Interest rate risk is considered by management to be the Company's most significant market risk that could materially impact the Company's financial position or result of operations. In its normal course of business, the Company is not exposed to other types of market risk such as risk associated with commodity prices or foreign currencies.

NET PORTFOLIO VALUE

The Association's interest rate sensitivity is monitored by management through the use of a third party generated model which estimates the change in the Association's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in that same scenario. The Office of Thrift Supervision ("OTS") also produces a similar analysis using its own model, based on data submitted on the Association's quarterly Thrift Financial Reports, the results of which may vary from the Association's third party model primarily due to differences in assumptions utilized between the Association's third party model and the OTS model, including estimated loan and securities prepayment rates, reinvestment rates, and deposit decay rates. There was no material difference between the Association's NPV as calculated by the OTS model and the NPV as calculated by the third party model. The following table indicates the Association's NPV as of December 31, 1999, as calculated by the OTS, and indicates the value of the Association's assets and liabilities would result in a decline in the Association's NPV in a rising interest rate environment. Specifically, the table indicates that, as of December 31, 1999, the Association's NPV was $79.7 million (or 9.2% of the market value of total assets) and that, based upon the assumptions utilized by the OTS, an immediate increase in market interest rates of 300 basis points would result in a $61.8 million, or 78% decrease in the Association's NPV, and an immediate decrease in market rates of 300 basis points would result in a $26.5 million, or 33% increase in the Association's NPV.

--------------------------------------------------------------------------------
As of December 31, 1999 (Dollars in thousands)

CHANGE IN INTEREST
RATES IN BASIS POINTS                                                                    NPV AS A % OF PORTFOLIO
(RATE SHOCK)                                            NET PORTFOLIO VALUE                  VALUE OF ASSETS
                                             AMOUNT              $ CHANGE     % CHANGE      NPV RATIO   % CHANGE
                                            ------------------------------------------------------------------------
+300 bp                                     $ 17,899             ($61,760)       -78%          2.3%      -690bp
--------------------------------------------------------------------------------------------------------------------
+200 bp                                       37,915              (41,744)       -52%          4.7%      -451bp
--------------------------------------------------------------------------------------------------------------------
+100 bp                                       58,866              (20,793)       -26%          7.0%      -217bp
--------------------------------------------------------------------------------------------------------------------
Static                                        79,659                   --         --           9.2%          --
--------------------------------------------------------------------------------------------------------------------
-100 bp                                       95,590               15,931        +20%         10.7%      +154bp
--------------------------------------------------------------------------------------------------------------------
-200 bp                                      102,463               22,804        +29%         11.3%      +212bp
--------------------------------------------------------------------------------------------------------------------
-300 bp                                      106,152               26,493        +33%         11.6%      +237bp
--------------------------------------------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

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

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1999 AND DECEMBER 31, 1998

The Company's total assets were $883.0 million at December 31, 1999, an increase of $59.7 million or 7.2% over total assets of $823.3 at December 31, 1998. The increase was funded primarily through FHLB borrowings consistent with management's strategy of funding asset growth partly through the use of FHLB borrowings as opposed to aggressively increasing deposit pricing to attract increased deposits. Changes in the components of assets are discussed herein.

  Cash and federal funds sold increased $3.1 million or 13.4% to $26.6 million at December 31, 1999 due to an increase in liquid funds on hand in preparation for year 2000 related issues.

 Investment securities decreased $12.1 million or 7.4% to $151.0 million at December 31, 1999 due to maturities.

  Mortgage-related securities increased $33.6 million or 12.3% to $306.7 million at December 31, 1999 due to purchases of securities funded primarily through FHLB borrowings.

  Loan receivables increased $23.7 million or 7.6% to $334.4 million at December 31, 1999 due to loan purchases of $57.7 million.

  The Company's non-performing loans decreased $53,000 to $1.8 million at December 31, 1999. The foregone interest on these loans amounted to $138,000 in 1999 and $147,000 in 1998.

  FHLB stock increased $4.0 million or 35.4% to $15.5 million at December 31, 1999 due to increased borrowings at the FHLB. The Association is required to own FHLB stock based partly on the levels of borrowings at the FHLB.

  Prepaid expenses and other assets increased $8.0 million or 84.4% to $17.6 million at December 31, 1999 primarily due to a deferred tax benefit of $8.4 million related to the unrealized loss on the available for sale securities and an increase in the surrender values of bank owned life insurance policies of $538,000.

  Savings accounts increased $12.6 million or 2.6% to $495.1 million due primarily to interest crediting on the savings accounts.

  Borrowed funds increased $74.6 million or 33.5% to $297.2 million. This increase is a result of management's decision to continue the utilization of FHLB borrowings to fund asset growth, particularly in investment and mortgage-related securities. FHLB borrowings can be invested at yields higher than the cost of the borrowed funds thereby increasing net interest income. The maximum amount of borrowings outstanding at any month end during the year 1999 was $307.2 million.

  Accrued interest payable increased $963,000 or 60.0% to $2.6 million at December 31, 1999 due to an increase in savings accounts and borrowed funds during the year.

  There were $29,000 of securities purchased, not settled, at December 31, 1999. These securities settled in January, 2000. Securities purchased, not settled, was $1.9 million at December 31, 1998 due to the purchases of municipal securities which settled in January, 1999.

  Shareholder's equity decreased $24.6 million or 22.6% to $84.6 million at December 31, 1999. This was due to a decrease of $17.6 million in accumulated other comprehensive income, net of tax, cash dividends paid of $3.8 million, purchases of GA Financial stock of $13.7 million, ESOP payment of $1.0 million and the related $521,000 to record the allocated shares at fair value, and stock-based compensation of $1.8 million which was partially offset by net income of $7.1 million.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

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


Dollar amounts in thousands                   Year ended Dec. 31, 1999     Year ended Dec. 31, 1998        Year ended Dec. 31, 1997

                                              -------------------------------------------------------------------------------------
                                              AVERAGE             YIELD/   AVERAGE             YIELD/   AVERAGE             YIELD/
                                              BALANCE   INTEREST   COST    BALANCE   INTEREST   COST    BALANCE   INTEREST   COST
                                              -------------------------------------------------------------------------------------
ASSETS :
I N T E R E S T - E A R N I N G
A S S E T S :
  Interest-earning deposits and
   short-term investments                     $ 12,488  $   552     4.42%  $ 10,637  $   637     5.99%  $  7,829  $   517     6.60%
-----------------------------------------------------------------------------------------------------------------------------------
  Investment securities, net/1,2/              161,720    9,101     6.75    161,531   10,084     6.24    134,660    8,693     6.46
-----------------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net/1,3/                   343,179   25,426     7.41    325,190   25,465     7.83    273,547   22,310     8.16
-----------------------------------------------------------------------------------------------------------------------------------
  Mortgage-related securities, net/1/          307,612   20,628     6.71    268,440   18,290     6.81    280,376   20,706     7.39
-----------------------------------------------------------------------------------------------------------------------------------
  FHLB stock                                    14,366      938     6.53     11,291      729     6.46      7,543      454     6.02
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                839,365   56,645     6.97    777,089   55,205     7.10    703,955   52,680     7.48
-----------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets                     36,784       --       --     36,125       --       --     22,055       --       --
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets                                $876,149       --       --   $813,214       --       --   $726,010       --       --
                                              -------------------------------------------------------------------------------------

LIABILITIES AND EQUITY:
I N T E R E S T - B E A R I N G
L I A B I L I T I E S :

  Money market accounts                       $ 18,770  $   687     3.66%  $ 14,342  $   329     2.29%  $ 16,152  $   397     2.46%
-----------------------------------------------------------------------------------------------------------------------------------
  Passbook accounts                            157,920    3,808     2.41    159,374    4,394     2.76    160,155    4,805     3.00
-----------------------------------------------------------------------------------------------------------------------------------
  NOW accounts                                  33,744      613     1.82     31,886      570     1.78     28,339      552     1.95
-----------------------------------------------------------------------------------------------------------------------------------
  Certificate accounts                         242,384   12,837     5.30    239,819   13,383     5.58    229,620   12,688     5.53
-----------------------------------------------------------------------------------------------------------------------------------

    Total                                      452,818   17,945     3.96    445,421   18,676     4.19    434,266   18,442     4.25
-----------------------------------------------------------------------------------------------------------------------------------
  Borrowed funds                               286,034   15,413     5.39    222,057   12,931     5.82    146,481    8,755     5.98
-----------------------------------------------------------------------------------------------------------------------------------
  Other                                          1,539       30     1.95      1,628       32     1.97      1,780       36     2.02
-----------------------------------------------------------------------------------------------------------------------------------

    Total interest-bearing liabilities         740,391   33,388     4.51    669,106   31,639     4.73    582,527   27,233     4.67
-----------------------------------------------------------------------------------------------------------------------------------
  Non-interest bearing liabilities              42,274       --       --     37,492       --       --     27,887       --       --
-----------------------------------------------------------------------------------------------------------------------------------
  Equity                                        93,484       --       --    106,616       --       --    115,596       --       --
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and equity              $876,149       --       --   $813,214       --       --   $726,010       --       --
                                              -------------------------------------------------------------------------------------
Net earning assets                            $ 98,974       --       --   $107,983       --       --   $121,428       --       --
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                 --  $23,257       --         --  $23,566       --         --  $25,447       --
-----------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread/4/                         --       --     2.46%        --       --     2.37%        --       --     2.81%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest margin/5/                              --       --     2.99%        --       --     3.03%        --       --     3.61%
-----------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning assets to
 interest-bearing liabilities                       --       --   113.37%        --       --   116.14%        --       --   120.85%
-----------------------------------------------------------------------------------------------------------------------------------

/1/ Includes related assets available for sale and unamortized discounts and premiums.

/2/ Includes municipal obligations and yield stated is fully taxable equivalent.

/3/ Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.

/4/ Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

/5/ Net interest margin represents net interest income divided by interest-earning assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

COMPARISON OF THE CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Net Income. Net income for the year ended December 31, 1999 decreased $1.1 million or 13.7% from the previous year to $7.1 million. Changes in the components of net income are discussed herein.

Interest Income. Total interest income increased $1.4 million or 2.6% to $56.6 million for the year ended 1999. This is substantially the result of an increase of $62.3 million in the average balances of interest-earning assets offset slightly by a decrease in the weighted average yield from 7.10% in 1998 to 6.97% in 1999. Interest on deposits and short-term investments decreased $85,000 or 13.3% to $552,000 during 1999 due to lower yields on short-term investments. Interest on investment securities decreased $983,000 or 9.7% due to lower yields. Also, interest on loans receivable decreased $39,000 or 0.2% to $25.4 million due to the increase in average balances of 18.0 million or 5.5% offset slightly by the decline in the weighted average yield on loans. The Company purchased $57.6 million of loans in 1999 as compared to $66.8 million in 1998. Borrowed funds were used to purchase investment securities and mortgate-related securities in 1999. Interest on mortgage-related securities increased $2.3 million or 12.8% due to the average balances increasing $39.2 million or 14.6% offset slightly by the decrease of the weighted average yield of 6.81% in 1998 to 6.71% in 1999 due to the interest rate environment. The dividends on FHLB stock increased $209,000 or 28.7% to $938,000 in 1999 due to an increase of $3.1 million in the weighted average balance resulting from the purchase of additional FHLB stock. The Association is required to own FHLB stock based partly on the levels of FHLB borrowings.

Interest Expense. Total interest expense on interest-bearing liabilities increased $1.7 million or 5.5% due to an increase in the weighted average balance of interest-bearing liabilities of $71.3 million or 10.7% to $740.4 million offset by a decrease in the weighted average cost from 4.73% to 4.51%. The interest on savings accounts decreased $731,000 or 3.9% to $17.9 million for 1999 due primarily to the weighted average cost decreasing 23 basis points. The interest on borrowings increased $2.5 million or 19.2% due to an increase of $64.0 million or 28.8% in the weighted average balances of borrowings offset by the weighted average cost decrease from 5.82% to 5.39% for 1999. Funding asset growth through FHLB borrowings is one of the strategies management is currently employing. Management believes the FHLB borrowings can be invested at yields higher than the cost of the borrowed funds, thereby increasing net interest income. FHLB borrowings have been invested in residential mortgage loans, mortgage-related securities, and other investment securities.

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

                                                                               YEAR ENDED DEC. 31, 1999 COMPARED TO THE
                                                                             YEAR ENDED DEC. 31, 1998 INCREASE (DECREASE)

                                                                                              DUE TO
(Dollars in thousands)                                                        Volume            Rate             Net
                                                                          ---------------------------------------------------
Interest-earning assets:
  Interest-earning deposits and short-term investments                            $  111          $  (196)          $  (85)
-----------------------------------------------------------------------------------------------------------------------------
  Investments securities, net                                                         12             (995)            (983)
-----------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net                                                            1,409           (1,448)             (39)
-----------------------------------------------------------------------------------------------------------------------------
  Mortgage-related securities                                                      2,668             (330)           2,338
-----------------------------------------------------------------------------------------------------------------------------
  FHLB Stock                                                                         199               10              209
-----------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                                                  4,399           (2,959)           1,440
                                                                          ---------------------------------------------------

Interest-bearing liabilities:
  Money market savings accounts                                                      101              257              358
-----------------------------------------------------------------------------------------------------------------------------
  Passbook savings accounts                                                          (40)            (546)            (586)
-----------------------------------------------------------------------------------------------------------------------------
  NOW accounts                                                                        33               10               43
-----------------------------------------------------------------------------------------------------------------------------
  Certificate accounts                                                               143             (689)            (546)
-----------------------------------------------------------------------------------------------------------------------------
  Borrowings                                                                       3,723           (1,241)           2,482
-----------------------------------------------------------------------------------------------------------------------------
  Other                                                                               (2)              (0)              (2)
-----------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                                             3,958           (2,209)           1,749
-----------------------------------------------------------------------------------------------------------------------------
    Net Change in Net Interest Income                                             $  441          $  (750)          $ (309)
-----------------------------------------------------------------------------------------------------------------------------

Provision for Loan Losses. The Company provided $390,000 for loan losses during 1999 as compared to $360,000 during 1998 due to an analysis of the allowance for loan losses in connection with a review of the Company's loan portfolio. The Company purchased $57.6 million and $66.8 million, including premiums, of loans in 1999 and 1998, respectively. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans receivable which are deemed probable and estimable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its portfolio at this time, no assurance can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

Net Interest Income. Net interest income after the loan loss provision for 1999 was $22.9 million, a decrease of $339,000 or 1.5% compared to 1998.

Non-interest Income. Non-interest income consists of service fees, net gains on sale of securities and education loans, data processing service fees and other miscellaneous non-interest income. Service fees increased $526,000 or 28.7% to $2.4 million for 1999 primarily due to a restructuring of the service fees and products beginning Sept. 1, 1999. Net gains on the sale of securities decreased by $203,000 or 73.3%. Net gains on the sale of education loans decreased $31,000 or 12.7% to $214,000 for 1999 due to the timing of education loan sales. Education loans are sold as they reach repayment status. Data processing fees decreased $161,000 or 21.4% to $593,000 for 1999 due to the previously announced discontinuation of its data services. The Company previously announced that it will no longer continue to provide data processing services for other companies. The information services department will concentrate on providing data processing services to the Company only. Other miscellaneous income decreased $1.1 million or 64.8% to $586,000 for 1999 primarily due to a one-time $876,000 Pennsylvania foreign franchise tax refund recorded in 1998.

Non-interest Expense. Total non-interest expense increased $1.7 million or 10.8% to $17.3 million for 1999. Compensation and employee benefits increased $1.3 million or 15.7% to $9.2 million for 1999 due to the opening of an additional branch office, salary increases, a one time pre-tax charge of $579,000 related to the Employee Stock Ownership Plan and a one-time pre-tax charge of $650,000 related to the retirement of a former executive. Occupancy and equipment expense increased $223,000 or 12.5% to $2.0 million due to the opening of an additional branch office in 1999. Deposit insurance premiums, and data processing expenses remained substantially the same for both 1999 and 1998. Other miscellaneous expenses increased $323,000 or 8.1% to $4.3 million for 1999 due substantially to increases in real estate owned expenses of $205,000.

Income Tax Expense. The provision for income taxes decreased $1.8 million or 44.2% to $2.3 million for 1999. The effective tax rate for 1999 is 24.6% as compared to 33.5% for 1998. This decrease is primarily a result of a reduction in pretax income, coupled with an increase in the level of non-taxable income and a decrease in the current year state tax expense.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

COMPARISON OF THE CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

Net Income. Net income for the year ended December 31, 1998 decreased $75,000 or 0.9% to $8.2 million from the previous year. Changes in the components of net income are discussed herein.

Interest Income. Total interest income increased $2.5 million or 4.8% to $55.2 million for the year ended 1998. This is substantially the result of an increase of $73.1 million in the average balances of interest-earning assets even though the weighted average yield fell from 7.48% in 1997 to 7.10% in 1998. This yield decrease is due to the declining interest rate environment. Interest on deposits and short-term investments increased $120,000 or 23.2% to $637,000 during 1998 due to the Company having more short-term investments as a result of prepayments on loans and mortgage-related investment securities. Interest on investment securities increased $1.4 million or 16.0% due to the Company purchasing securities with the increased borrowings from the FHLB. Also, interest on loans receivable increased $3.2 million or 14.1% to $25.5 million due to an increase in the average balances of loans. The Company purchased $66.8 million of loans in 1998 as compared to $71.2 million in 1997. Borrowed funds were used to purchase loans, investment securities and mortgage-related securities. Interest on mortgage-related securities decreased $2.4 million or 11.7% due to the average balances declining $11.9 million or 4.3% and yields declining from a weighted average yield of 7.39% in 1997 to 6.81% in 1998 due to the interest rate environment. The dividend on FHLB stock increased $275,000 or 60.6% to $729,000 in 1998 due to an increase of $3.7 million in the weighted average balance resulting from the purchase of additional FHLB stock. The Association is required to own FHLB stock based on the levels of FHLB borrowings.

Interest Expense. Total interest on interest-bearing liabilities increased $4.4 million or 16.2% due to an increase in the weighted average balance of interest-bearing liabilities of $86.6 million or 14.9% to $669.1 million and an increase in the weighted average cost from 4.67% to 4.73%. The interest on savings accounts increased $234,000 or 1.3% to $18.7 million for 1998 due to an increase in the average balances of $11.2 million or 2.6% to $445.4 million. The interest on borrowings increased $4.2 million or 47.7% due to an increase of $75.6 million or 51.6% in the weighted average balances of borrowings. Funding asset growth through FHLB borrowings is one of the strategies management is currently employing. Management believes the FHLB borrowings can be invested at yields higher than the cost of the borrowed funds, thereby increasing net interest income. FHLB borrowings have been invested in residential mortgage loans, mortgage-related securities, and other investment securities.

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

                                                                              YEAR ENDED DEC. 31, 1998COMPARED TO THE
                                                                            YEAR ENDED DEC. 31, 1997INCREASE (DECREASE)

                                                                                              DUE TO
(Dollars in thousands)                                                        Volume           Rate             Net
                                                                          --------------------------------------------------
Interest-earning assets:
  Interest-earning deposits and short-term investments                           $  185          $   (65)         $   120
----------------------------------------------------------------------------------------------------------------------------
  Investments securities, net                                                     1,735             (344)           1,391
----------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net                                                           4,212           (1,057)           3,155
----------------------------------------------------------------------------------------------------------------------------
  Mortgage-related securities                                                      (881)          (1,535)          (2,416)
----------------------------------------------------------------------------------------------------------------------------
  FHLB Stock                                                                        226               49              275
----------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                                                 5,477           (2,952)           2,525
                                                                          --------------------------------------------------

Interest-bearing liabilities:
  Money market savings accounts                                                     (44)             (24)             (68)
----------------------------------------------------------------------------------------------------------------------------
  Passbook savings accounts                                                         (23)            (388)            (411)
----------------------------------------------------------------------------------------------------------------------------
  NOW accounts                                                                       69              (51)              18
----------------------------------------------------------------------------------------------------------------------------
  Certificate accounts                                                              564              131              695
----------------------------------------------------------------------------------------------------------------------------
  Borrowings                                                                      4,517             (341)           4,176
----------------------------------------------------------------------------------------------------------------------------
  Other                                                                              (3)              (1)              (4)
----------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                                            5,080             (674)           4,406
----------------------------------------------------------------------------------------------------------------------------
    Net Change in Net Interest Income                                            $  397          $(2,278)         $(1,881)
----------------------------------------------------------------------------------------------------------------------------

Provision for Loan Losses. The Company provided $360,000 for loan losses during 1998 as compared to $300,000 during 1997 due to an analysis of the allowance for loan losses in connection with a review of the Company's loan portfolio. The Company purchased $66.8 million and $97.6 million, including premiums, of loans in 1998 and 1997, respectively. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans receivable which are deemed probable and estimable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its portfolio at this time, no assurance can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

Net Interest Income. Net interest income after the loan loss provision for 1998 was $23.2 million, a decrease of $1.9 million or 7.7% compared to 1997.

Non-interest Income. Non-interest income consists of service fees, net gains on sale of securities and education loans, data processing service fees and other miscellaneous non-interest income. Service fees increased $534,000 or 41.1% to $1.8 million for 1998 due to the increase in checking account fees. Net gains on the sale of securities decreased $162,000 or 36.9% in 1998. Net gains on the sale of education loans increased $58,000 or 31.0% to $245,000 for 1998 due to the timing of education loan sales. Education loans are sold as they reach repayment status. Data processing service fees increased $122,000 or 19.3% to $754,000 for 1998 due primarily to the additional services provided to clients. The Company announced that after a comprehensive study of its DataOne data processing division, it has concluded that it will no longer continue to provide data processing services for other companies. The information services department will concentrate on providing data processing services to the Company only. Other miscellaneous income increased $1.6 million or greater than 100% to $1.7 million for 1998 due primarily to earnings of $420,000 on the bank owned life insurance policies the Company purchased in 1997 and $876,000 Pennsylvania foreign franchise tax receivable.

Non-interest Expense. Total non-interest expense increased $828,000 or 5.6% to $15.6 million for 1998. Compensation and employee benefits increased $365,000 or 4.8% to $7.9 million for 1998 due to the opening of an additional branch office and salary increases. Occupancy and equipment, deposit insurance premiums, and data processing expenses remained substantially the same for both 1998 and 1997. Other miscellaneous expenses increased $460,000 or 13.0% to $4.0 million for 1998 due substantially to increases in professional fees. The Company engaged consulting firms to review operational procedures and human resources at all levels of the Company.

Income Tax Expense. The provision for income taxes decreased $568,000 or 12.0% to $4.2 million for 1998 due to an increase in municipal bonds and tax credit investment security purchases for 1998. The effective tax rate for 1998 is 33.5% as compared to 36.2% for 1997.

OTHER MATTERS

Liquidity and Capital Resources. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-related securities, proceeds from maturing investment securities, advances from the FHLB, and other borrowed funds. While scheduled maturities of investments and amortizations of loans are predictable sources of funds, deposit flows and prepayments on mortgage loans and mortgage-related securities are greatly influenced by general interest rates, economic conditions and competition. The Association is required to maintain an average daily balance of liquid assets and short-term borrowings as defined by the OTS regulations. The total liquidity for the month of December, 1999 was 45.5%. The higher than required levels of liquidity are used to better manage interest rate risk.

  Liquidity can be further analyzed by utilizing the Consolidated Statement of Cash Flows. There was an increase in net cash provided by financing activities of $69.7 million during the year ended December 31, 1999. This was primarily due to a net increase in borrowings of $74.6 million. Net cash used in investing activities was $79.1 million, consisting primarily of a $22.8 million net increase in loans. Net cash provided by operating activities was $12.6 million. Overall, cash and cash equivalents increased $3.1 million at year-end 1999 compared to year-end 1998.

  At December 31, 1999, the Association had commitments to extend credit of $42.2 million.

  At December 31, 1999, the Association had exceeded each of the OTS' capital requirements for tangible, core, and risk-based capital. The OTS requires the Association to maintain a minimum regulatory tangible capital of at least 1.50% of tangible assets, a minimum 3.0% core capital ratio (expressed as a percentage of adjusted total assets) and a minimum risk-based capital of 8.0% (expressed as a percentage of risk-weighted assets, which includes off-balance sheet items) as defined by the OTS. The Company is not required by the OTS to maintain minimum levels of capital for regulatory purposes. Refer to footnote 11 for capital requirements and regulatory restrictions.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Year 2000 Compliance. In 1996, the Company's data processing division began to address the risks associated with the coming millennium. The Company completed the preparations related to this event in 1999. These preparations involved examining all computer hardware and software as well as third-party systems and equipment to identify and remediate date recognition problems. In addition, the Company developed contingency plans to address potential risks in the event of Year 2000 failures. To date, the Company has experienced no known distruptions as a result of the Year 2000 date change.

  Although considered unlikely, unanticipated problems could still occur, including problems associated with non-compliant third parties and disruptions to the economy in general, despite efforts to date to remediate affected systems and develop contingency plans. Management will continue to monitor all business processes throughout 2000 to address any issues and ensure all processes continue to function properly.

  Through 1999, the Year 2000 project totaled approximately $250,000 in costs primarily related to internal and external personnel who worked on the project. No additional material costs are estimated to be incurred in future periods related to this event.

Other. The Company announced that after a comprehensive study of its DataOne data processing division, it has concluded that it will no longer continue to provide data processing services for other financial institutions. The study included analysis of strategic business planning objectives, a review of the current data processing system and its operation, as well as review of the competition in the data processing service arena. Two of the three external clients of DataOne were deconverted prior to the year 2000 and the other client is scheduled to be deconverted during the first six months of the year 2000.

New Accounting Pronouncements. SFAS No. 133; "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," requires that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

  The provisions of this statement as amended will be adopted by the Company for its quarterly and annual reporting beginning January 1, 2001. The impact of adopting the provisions of this statement on the Company's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of the derivative instruments in use by management at that time.

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

Recent Developments. The Board of Directors declared a dividend of $.18 per share to shareholders of record on February 9, 2000, payable on February 23, 2000.

  The Company's Board of Directors approved the repurchase of up to 5% of the outstanding shares of the Company, or 311,172 shares of GA Financial, Inc. common stock in January 2000. The plan must be completed by January, 25, 2001. The total treasury shares of the Company's stock were 2,887,941 as of March 7, 2000.

Private Securities Litigation Reform Act Safe Harbor Statement. In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business," of the Company's 1999 Form 10-K.

                         INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS AND SHAREHOLDERS
GA FINANCIAL, INC.

We have audited the accompanying consolidated statement of financial condition of GA Financial, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements of GA Financial, Inc. and subsidiaries as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, were audited by other auditors whose report thereon dated January 27, 1999, expressed an unqualified opinion on those statements.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of GA Financial, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                              /s/  KPMG LLP

Pittsburgh, Pennsylvania
January 28, 2000

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



AS OF DECEMBER 31, 1999 AND DECEMBER 31, 1998
Dollar amounts in thousands, except share data

                                                                                                Dec. 31, 1999   Dec. 31, 1998
                                                                                                -------------------------------
A S S E T S
Cash (including interest-bearing demand deposits of $12,457 in 1999 and $7,705 in 1998)              $ 26,632        $ 22,987
-------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                                                                                         --             500
-------------------------------------------------------------------------------------------------------------------------------
Available for sale securities, at fair value (Note 4):
-------------------------------------------------------------------------------------------------------------------------------
  Investment securities                                                                               150,960         163,108
-------------------------------------------------------------------------------------------------------------------------------
  Mortgage-related securities                                                                         306,724         273,124
-------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net of allowance for loan losses of $1,731 and $1,604, respectively (Note 5)        334,351         310,688
-------------------------------------------------------------------------------------------------------------------------------
Education loans held for sale (Note 5)                                                                 19,158          20,040
-------------------------------------------------------------------------------------------------------------------------------
Accrued interest receivable on investments                                                              3,482           3,518
-------------------------------------------------------------------------------------------------------------------------------
Accrued interest receivable on loans                                                                    2,612           2,532
-------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank stock (Note 3)                                                                  15,458          11,413
-------------------------------------------------------------------------------------------------------------------------------
Office, property and equipment, net (Note 6)                                                            5,670           5,114
-------------------------------------------------------------------------------------------------------------------------------
Foreclosed assets                                                                                         345             758
-------------------------------------------------------------------------------------------------------------------------------
Prepaid expenses and other assets                                                                      17,588           9,540
-------------------------------------------------------------------------------------------------------------------------------
  Total Assets                                                                                       $882,980        $823,322
                                                                                                -------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
L I A B I L I T I E S :

Non-interest-bearing demand deposits (Note 7)                                                        $ 29,418        $ 30,373
-------------------------------------------------------------------------------------------------------------------------------
Savings accounts (Note 7)                                                                             465,706         452,175
-------------------------------------------------------------------------------------------------------------------------------
Borrowed funds (Note 3)                                                                               297,160         222,545
-------------------------------------------------------------------------------------------------------------------------------
Advances from borrowers for taxes and insurance                                                         1,444           1,514
-------------------------------------------------------------------------------------------------------------------------------
Accrued interest payable                                                                                2,569           1,606
-------------------------------------------------------------------------------------------------------------------------------
Securities purchased, not settled (Note 4)                                                                 29           1,901
-------------------------------------------------------------------------------------------------------------------------------
Other liabilities (Note 8)                                                                              2,083           3,992
-------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                                                                                   798,409         714,106

Commitments and contingencies (Notes 9 and 12)

S H A R E H O L D E R S ' E Q U I T Y :

Preferred stock, (.01 par value); 1,000,000 shares authorized; 0 shares outstanding                        --              --
-------------------------------------------------------------------------------------------------------------------------------
Common stock, (.01 par value); 23,000,000 shares authorized; 8,900,000 shares issued                       89              89
-------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital                                                                             86,722          86,467
-------------------------------------------------------------------------------------------------------------------------------
Treasury stock, at cost (2,676,561 shares at December 31, 1999
 and 1,858,865 shares at December 31, 1998)                                                           (45,036)        (32,255)
-------------------------------------------------------------------------------------------------------------------------------
Unearned employee stock ownership plan (ESOP) shares                                                   (4,488)         (5,520)
-------------------------------------------------------------------------------------------------------------------------------
Unearned recognition and retention plan (RRP) shares                                                   (1,317)         (2,431)
-------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive (loss) income, net of taxes (Note 4)                                  (14,332)          3,306
-------------------------------------------------------------------------------------------------------------------------------
Retained earnings, substantially restricted (Note 2)                                                   62,933          59,560
-------------------------------------------------------------------------------------------------------------------------------
  Total Shareholders' Equity                                                                           84,571         109,216

  Total Liabilities and Shareholders' Equity                                                         $882,980        $823,322
                                                                                                -------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                           AND COMPREHENSIVE INCOME



FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
Dollar amounts in thousands, except share data

                                                                                        1999          1998         1997
                                                                                    ----------------------------------------
I N T E R E S T  I N C O M E :
  Loans, including fees                                                             $   25,426     $   25,465   $   22,310
----------------------------------------------------------------------------------------------------------------------------
  Mortgage-related securities                                                           20,628         18,290       20,706
----------------------------------------------------------------------------------------------------------------------------
  Investment securities:
    Taxable interest                                                                     3,854          6,758        6,437
----------------------------------------------------------------------------------------------------------------------------
    Taxable dividend                                                                     3,083          2,623        2,181
----------------------------------------------------------------------------------------------------------------------------
    Nontaxable interest                                                                  3,102          1,432          529
----------------------------------------------------------------------------------------------------------------------------
  Bank deposits                                                                            552            637          517
----------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                                 56,645         55,205       52,680
----------------------------------------------------------------------------------------------------------------------------

I N T E R E S T  E X P E N S E :
  Savings accounts                                                                      17,945         18,676       18,442
----------------------------------------------------------------------------------------------------------------------------
  Interest on borrowed funds                                                            15,413         12,931        8,755
----------------------------------------------------------------------------------------------------------------------------
  Other                                                                                     30             32           36
----------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                                33,388         31,639       27,233
----------------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for losses on loans                              23,257         23,566       25,447
----------------------------------------------------------------------------------------------------------------------------
Provision for losses on loans (Note 5)                                                     390            360          300
----------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for losses on loans                               22,867         23,206       25,147
----------------------------------------------------------------------------------------------------------------------------

N O N - I N T E R E S T  I N C O M E :
  Service fees                                                                           2,359          1,833        1,299
----------------------------------------------------------------------------------------------------------------------------
  Net gain on sales of securities (Note 4)                                                  74            277          439
----------------------------------------------------------------------------------------------------------------------------
  Gain on sale of education loans                                                          214            245          187
----------------------------------------------------------------------------------------------------------------------------
  Data processing service fees                                                             593            754          632
----------------------------------------------------------------------------------------------------------------------------
  Other                                                                                    586          1,665           91
----------------------------------------------------------------------------------------------------------------------------
  Total non-interest income                                                              3,826          4,774        2,648
----------------------------------------------------------------------------------------------------------------------------

N O N - I N T E R E S T  E X P E N S E :
  Compensation and employee benefits                                                     9,202          7,935        7,570
----------------------------------------------------------------------------------------------------------------------------
  Occupancy and equipment                                                                2,005          1,782        1,770
----------------------------------------------------------------------------------------------------------------------------
  Deposit insurance premiums (Note 14)                                                     281            282          283
----------------------------------------------------------------------------------------------------------------------------
  Data processing service expenses                                                       1,456          1,590        1,598
----------------------------------------------------------------------------------------------------------------------------
  Other                                                                                  4,314          3,991        3,531
----------------------------------------------------------------------------------------------------------------------------
  Total non-interest expense                                                            17,258         15,580       14,752
----------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                                 9,435         12,400       13,043
----------------------------------------------------------------------------------------------------------------------------
Provision for income taxes (Note 8)                                                      2,320          4,158        4,726
----------------------------------------------------------------------------------------------------------------------------
Net income                                                                          $    7,115     $    8,242   $    8,317
----------------------------------------------------------------------------------------------------------------------------

O T H E R  C O M P R E H E N S I V E  I N C O M E :
  Unrealized holding gains (losses) on available for sale securities, net of taxes     (17,724)          (756)       3,306
----------------------------------------------------------------------------------------------------------------------------
  Reclassification adjustment for net gains included in net income                          86            338          330
----------------------------------------------------------------------------------------------------------------------------
  Other comprehensive income (loss)                                                    (17,638)          (418)       3,636
----------------------------------------------------------------------------------------------------------------------------
  Comprehensive income (loss)                                                       $  (10,523)    $    7,824   $   11,953
                                                                                    ----------------------------------------

Basic earnings per share                                                                 $1.24          $1.26        $1.18
----------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                               $1.22           1.23         1.15
                                                                                    ----------------------------------------

Average shares outstanding - Basic                                                   5,756,793      6,516,237    7,021,900
----------------------------------------------------------------------------------------------------------------------------
Average shares outstanding - Diluted                                                 5,819,577      6,696,898    7,218,088
                                                                                    ----------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997


Dollar amounts in thousands                                                                    1999           1998           1997
                                                                                       --------------------------------------------
C A S H  F L O W S  F R O M  O P E R A T I N G  A C T I V I T I E S :
Net income                                                                                $   7,115      $   8,242      $   8,317
-----------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for losses on loans                                                                 390            360            300
-----------------------------------------------------------------------------------------------------------------------------------
  Provision for writedown of REO                                                                 --             51             --
-----------------------------------------------------------------------------------------------------------------------------------
  Depreciation on office, property and equipment                                                698            766            921
-----------------------------------------------------------------------------------------------------------------------------------
  Net premium amortization on securities                                                         69            253            103
-----------------------------------------------------------------------------------------------------------------------------------
  Accretion of net deferred loan fees                                                          (252)          (416)          (215)
-----------------------------------------------------------------------------------------------------------------------------------
  Amortization of intangibles                                                                   185            185            185
-----------------------------------------------------------------------------------------------------------------------------------
  Net realized gain on sale of office, property and equipment                                    --            (32)            --
-----------------------------------------------------------------------------------------------------------------------------------
  Net realized gain on sales of assets                                                         (114)          (508)          (518)
-----------------------------------------------------------------------------------------------------------------------------------
  Net realized gain on sale of education loans                                                 (214)          (245)          (187)
-----------------------------------------------------------------------------------------------------------------------------------
  Net realized loss (gain) on sale of REO                                                       169            (38)            (3)
-----------------------------------------------------------------------------------------------------------------------------------
  Allocation of ESOP shares                                                                   1,553          1,343          1,161
-----------------------------------------------------------------------------------------------------------------------------------
  Allocation of recognition and retention plan shares                                         1,791            801            812
-----------------------------------------------------------------------------------------------------------------------------------
  Deferred income tax benefit                                                                  (459)          (328)           (99)
-----------------------------------------------------------------------------------------------------------------------------------
  Decrease in accrued interest receivable                                                       (44)           (73)        (1,725)
-----------------------------------------------------------------------------------------------------------------------------------
  Decrease (Increase) in prepaid expenses and other assets                                      642         (1,485)        (6,486)
-----------------------------------------------------------------------------------------------------------------------------------
  Increase in other liabilities                                                                  63            168            328
-----------------------------------------------------------------------------------------------------------------------------------
  Increase in accrued interest payable                                                          963            221            686
-----------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                                  12,555          9,265          3,580
-----------------------------------------------------------------------------------------------------------------------------------

C A S H  F L O W S  F R O M  I N V E S T I N G  A C T I V I T I E S :
  Proceeds from sale of available for sale securities                                        56,751        118,952        136,090
-----------------------------------------------------------------------------------------------------------------------------------
  Repayments and maturities of available for sale securities                                 84,284        129,471         53,157
-----------------------------------------------------------------------------------------------------------------------------------
  Purchases of available for sale securities                                               (192,339)      (247,738)      (260,487)
-----------------------------------------------------------------------------------------------------------------------------------
  Proceeds from sale of education loans                                                      10,023          9,089          6,176
-----------------------------------------------------------------------------------------------------------------------------------
  Purchases of loans                                                                        (57,610)       (66,831)       (97,612)
-----------------------------------------------------------------------------------------------------------------------------------
  Net decrease in loans                                                                      24,477         32,842         16,764
-----------------------------------------------------------------------------------------------------------------------------------
  Purchases of office, property and equipment, net                                           (1,254)          (694)          (480)
-----------------------------------------------------------------------------------------------------------------------------------
  Net proceeds from sale of REO                                                                 648            229              9
-----------------------------------------------------------------------------------------------------------------------------------
  Net proceeds from sale of office, property and equipment                                       --             49             --
-----------------------------------------------------------------------------------------------------------------------------------
  Purchase of Federal Home Loan Bank stock                                                   (4,045)        (1,580)        (7,507)
-----------------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                                     (79,065)       (26,211)      (153,890)
-----------------------------------------------------------------------------------------------------------------------------------

C A S H  F L O W S  F R O M  F I N A N C I N G  A C T I V I T I E S :
  Net increase in demand and savings deposits                                                10,118         11,702          2,723
-----------------------------------------------------------------------------------------------------------------------------------
  Net increase in certificates of deposit                                                     2,458          8,692          9,865
-----------------------------------------------------------------------------------------------------------------------------------
  Payments of borrowed funds                                                               (481,285)      (471,479)      (703,963)
-----------------------------------------------------------------------------------------------------------------------------------
  Proceeds from borrowed funds                                                              555,900        495,787        850,675
-----------------------------------------------------------------------------------------------------------------------------------
  Dividends paid                                                                             (3,742)        (4,007)        (3,413)
-----------------------------------------------------------------------------------------------------------------------------------
  Net decrease in advances from borrowers for taxes and insurance                               (70)           (88)          (178)
-----------------------------------------------------------------------------------------------------------------------------------
  Purchase of treasury stock                                                                (13,724)       (12,872)       (12,696)
-----------------------------------------------------------------------------------------------------------------------------------
  Purchase of recognition and retention plan shares                                              --             --         (4,095)
-----------------------------------------------------------------------------------------------------------------------------------
  Payments made under capital lease obligations                                                  --            (44)          (165)
-----------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                                  69,655         27,691        138,753
-----------------------------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash equivalents                                        3,145         10,745        (11,557)
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                               23,487         12,742         24,299
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                  $  26,632      $  23,487      $  12,742
                                                                                       --------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
Dollar amounts and number of stock shares in thousands


                                                                                                     ACCUMULATED
                                                                                                        OTHER
                                             NUMBER OF                                                 COMPRE-             TOTAL
                                              COMMON          ADDITIONAL           UNEARNED UNEARNED   HENSIVE             SHARE-
                                              STOCK    COMMON    PAID-   TREASURY    ESOP     RRP      INCOME    RETAINED HOLDERS'
                                             SHARES(1) STOCK  IN CAPITAL   STOCK    SHARES   SHARES    (LOSS)    EARNINGS EQUITY

Balance as of December 31, 1996               7,794     $89    $86,316    ($6,768) ($6,612)   ($523) $      88   $49,814  $122,404
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                       --      --         --         --       --       --         --     8,317     8,317
-----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax           --      --         --         --       --       --      3,636        --     3,636
-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchased                       (737)     --         --    (12,696)               --         --        --   (12,696)
-----------------------------------------------------------------------------------------------------------------------------------
Recognition and retention
 plan shares purchased                         (259)     --       (699)        --       --   (3,396)        --        --    (4,095)
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($0.42 per share)                 --      --         --         --       --       --         --    (3,135)   (3,135)
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated to ESOP                         51      --        375         --      508       --         --        --       883
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated
 stock-based compensation                       259      --         --         --       --      812         --        --       812
-----------------------------------------------------------------------------------------------------------------------------------

Balance as of December 31, 1997               7,108     $89    $85,992   ($19,464) ($6,104) ($3,107) $   3,724   $54,996  $116,126
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                       --      --         --         --       --       --         --     8,242     8,242
-----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax           --      --         --         --       --       --       (418)       --      (418)
-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchased                       (678)     --         --    (12,872)      --       --         --        --   (12,872)
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($0.54 per share)                 --      --         --         --       --       --         --    (3,678)   (3,678)
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated to ESOP                         59      --        431         --      584       --         --        --     1,015
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated
 stock-based compensation                        --      --         44         81       --      676         --        --       801
-----------------------------------------------------------------------------------------------------------------------------------

Balance as of December 31, 1998               6,489     $89    $86,467   ($32,255) ($5,520) ($2,431) $   3,306   $59,560  $109,216
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                       --      --         --         --       --       --         --     7,115     7,115
-----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax           --      --         --         --       --       --    (17,638)       --   (17,638)
-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchased                       (868)     --         --    (13,724)      --       --         --        --   (13,724)
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($0.64 per share)                 --      --         --         --       --       --         --    (3,776)   (3,776)
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated to ESOP                        103      --        521         --    1,032       --         --        --     1,553
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated
 stock-based compensation                        51      --       (266)       943       --    1,114         --        34     1,825
-----------------------------------------------------------------------------------------------------------------------------------

Balance as of December 31, 1999               5,775     $89    $86,722   ($45,036) ($4,488) ($1,317)  ($14,332)  $62,933  $ 84,571
                                             --------------------------------------------------------------------------------------

Other comprehensive income for 1999, 1998, and 1997 is net of (tax benefit) tax of ($10,359), ($246), and $2,137, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

/1/  Does not include unallocated ESOP Shares.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

The significant accounting policies followed by GA Financial, Inc. (the "Company") and subsidiaries are as follows:

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of GA Financial, Inc. and its subsidiaries, Great American Federal Savings and Loan Association (the "Association") and New Eagle Capital, Inc., and the Association's wholly owned subsidiary, Great American Financial Services, Inc., as of December 31, 1999 and December 31, 1998. Intercompany accounts and transactions have been eliminated in consolidation.

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

INVESTMENT SECURITIES AND MORTGAGE-RELATED SECURITIES

Securities classified as "available for sale" include investments management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Declines in the fair value of individual available for sale securities below their cost that are other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in non-interest income in the Consolidated Statements of Income and Comprehensive Income. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is based on management's evaluation of losses in the current loan portfolio, which includes an assessment of economic conditions, changes in the nature of the loan portfolio, loan loss experience and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Additions are made to the allowance through periodic provisions charged to income and recovery of principal and interest on loans previously charged-off. Losses of principal are charged directly to the allowance when a loss actually occurs or when a determination is made that a specific loss is probable.

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

  Within the context of SFAS No. 114 for loan losses, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the original contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for losses on loans. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The specific valuation allowance, or allowance for impaired loan losses, is part of the total allowance for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the allowance for loan losses until the previously charged-off interest is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. At December 31, 1999 and 1998, the Company did not have any recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and 118. Since the Company had no loans considered impaired under SFAS No. 114 during the years ended December 31, 1999, 1998 or 1997, there was no interest income recognized on impaired loans during the years ended December 31, 1999, 1998, or 1997.

  Generally, management considers all nonaccrual loans and certain renegotiated debt, when it exists, for impairment. The maximum period without payment that typically can occur before a loan is considered for impairment is ninety days. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Generally, the Company collectively reviews for impairment smaller balance homogeneous loans (i.e. primarily residential and consumer loans).

LOANS

Interest income is recognized on a level yield basis. Loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the related loan as a yield adjustment using the interest method. Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractural maturity, adjusting for anticipated prepayments. The accrual of interest is discontinued, when in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Interest accrual is normally discontinued when the loan becomes delinquent 90 days or more past due. Interest receipts on such nonaccrual loans are first applied to principal.
A nonaccrual loan is not returned to accruing status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. Loans held for sale are education loans, which are recorded at cost which approximates market value.

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

INTANGIBLE ASSETS

Premiums paid for branch deposits are allocated to core deposit intangibles and are recorded in other assets. Core deposit intangibles are amortized on a straight-line basis over seven years. Core deposit intangibles amounted to $725,000 and $910,000 at December 31, 1999 and 1998, respectively. Management periodically evaluates the carrying value and remaining amortization period of intangible assets for possible impairment. Adjustments will be recorded when the purchased deposits decay at an earlier period than the amortization period.

FORECLOSED ASSETS

Foreclosed assets consist of property acquired in settlement of real estate loan indebtedness. Such assets are carried at the lower of cost or market value less estimated costs to sell. Net costs to maintain the foreclosed assets and subsequent gains and losses attributable to their disposal are included in other expense.

TREASURY STOCK

The purchase of the Company's stock is recorded at cost. If reissuance occurs, the treasury stock account will be reduced by the cost of such stock using the average cost method, with any difference in proceeds being debited or credited to additional paid-in capital.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

The Company joins with its wholly owned subsidiaries in filing a consolidated federal income tax return.

  The Company accounts for income taxes using the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and tax basis of the Company's assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled.

  In tax years prior to fiscal year 1997, the Company was permitted, under the Internal Revenue Code, ("Code"), to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserve for purposes other than to absorb losses, no deffered income taxes have been provided prior to fiscal year 1987. Retained earnings at December 31, 1999 includes approximately $13.3 million representing such bad debt deductions for which no deferred income taxes have been provided.

DERIVATIVE FINANCIAL INSTRUMENTS

Gains and losses on unconditional forward commitments (Note 9) to purchase Government National Mortgage Association Securities are deferred and incorporated in the carrying amount of the securities purchased.

RECLASSIFICATIONS

For comparative purposes, reclassifications have been made to certain amounts previously reported to conform with the current period presentation in the consolidated financial statements.


NOTE 2. THE CONVERSION

On March 22, 1996, the members of the Association approved a Plan of Conversion to convert the Association from a federally chartered mutual savings and loan association to a federally chartered capital stock savings and loan association, with the concurrent sale of all of the newly-converted Association's outstanding capital stock to the Company, and the sale of the Company's common stock to the public. The Company, on March 25, 1996, sold 8,900,000 shares of common stock at $10.00 per share to depositors, directors, officers and certain employees of the Company and to certain other eligible subscribers. The net proceeds from the sale of the common stock, after conversion expenses of $2.6 million, were $86.4 million. The Company purchased all of the capital stock of the Association in exchange for 50% of the net proceeds, or $43.3 million, and utilized $7.1 million to fund the Employee Stock Ownership Plans'(the "ESOP") purchase of conversion stock.

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

  The Association can take short-term and long-term advances with the FHLB. FHLB advances by year of maturity as of December 31, 1999 and 1998 are summarized as follows:


DECEMBER 31, 1999                                                 WEIGHTED
(Dollars in Thousands)                     AMOUNT               AVERAGE RATE
------------------------------------------------------------------------------
2000                                      $115,160                  5.82%
------------------------------------------------------------------------------
2001                                        34,000                  5.58
------------------------------------------------------------------------------
2002                                        25,000                  5.47
------------------------------------------------------------------------------
2003                                            --                    --
------------------------------------------------------------------------------
2004                                            --                    --
------------------------------------------------------------------------------
2005 and thereafter                        123,000                  5.29
------------------------------------------------------------------------------
Total                                     $297,160                  5.54%
                                        --------------------------------------



DECEMBER 31, 1998                                                 WEIGHTED
(Dollars in Thousands)                      AMOUNT              AVERAGE RATE
------------------------------------------------------------------------------
1999                                      $ 90,785                  5.91%
------------------------------------------------------------------------------
2000                                        29,760                  5.67
------------------------------------------------------------------------------
2001                                         4,000                  5.90
------------------------------------------------------------------------------
2002                                        25,000                  5.47
------------------------------------------------------------------------------
2003                                            --                    --
------------------------------------------------------------------------------
2004 and thereafter                         68,000                  5.28
------------------------------------------------------------------------------
Total                                     $217,545                  5.63%
                                        --------------------------------------

  Advances from the FHLB are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

  As of December 31, 1998 the Company also maintained securities sold under agreements to repurchase.

  Securities sold under agreement to repurchase as of December 31, 1998 are summarized as follows:


(Dollars in Thousands)                      AMOUNT                 RATE
--------------------------------------------------------------------------
Securities sold under
 agreements to repurchase                   $5,000                 6.25%
                                        ----------------------------------

  Securities sold under agreements to repurchase were collateralized by a mortgage-backed security with an amortized cost and fair value of $3.9 million at December 31, 1998. The $5 million was comprised of one commitment which matured on August 26, 1999.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVESTMENT SECURITIES AND MORTGAGE-RELATED SECURITIES

As of December 31, 1999, there were $29,000 of securities purchased which did not settle until January, 2000 and accordingly, have been reflected as "Securities purchased, not settled" in the accompanying consolidated statements of financial condition.

  The amortized cost and estimated fair value of investment securities and mortgage-related securities as of December 31, 1999 and 1998 are as follows:


(Dollars in thousands)                                      December 31, 1999
                                          -----------------------------------------------------
                                                           GROSS           GROSS
                                          AMORTIZED     UNREALIZED      UNREALIZED
AVAILABLE FOR SALE SECURITIES:              COST           GAINS          LOSSES     FAIR VALUE
                                          -----------------------------------------------------
Mortgage-backed certificates               $248,193        $  323       $(10,525)    $237,991
-----------------------------------------------------------------------------------------------
Marketable equity securities                 42,839         1,850         (2,237)      42,452
-----------------------------------------------------------------------------------------------
U.S. government agency debt                  40,070            --         (2,922)      37,148
-----------------------------------------------------------------------------------------------
Municipal obligations                        64,640             1         (4,757)      59,884
-----------------------------------------------------------------------------------------------
Corporate obligations                        12,109            --           (633)      11,476
-----------------------------------------------------------------------------------------------
Collateralized mortgage obligations          72,581            14         (3,862)      68,733
-----------------------------------------------------------------------------------------------
  Total                                    $480,432        $2,188       $(24,936)    $457,684
                                          -----------------------------------------------------


(Dollars in thousands)                                      December 31, 1998
                                          -----------------------------------------------------
                                                           GROSS           GROSS
                                          AMORTIZED     UNREALIZED      UNREALIZED
AVAILABLE FOR SALE SECURITIES:              COST           GAINS          LOSSES     FAIR VALUE
                                          -----------------------------------------------------
Mortgage-backed certificates               $183,312        $2,707       $   (291)    $185,728
-----------------------------------------------------------------------------------------------
Marketable equity securities                 33,750         2,808           (530)      36,028
-----------------------------------------------------------------------------------------------
U.S. government agency debt                  58,689           858           (267)      59,280
-----------------------------------------------------------------------------------------------
Municipal obligations                        39,863           154            (19)      39,998
-----------------------------------------------------------------------------------------------
Corporate obligations                        27,457           345             --       27,802
-----------------------------------------------------------------------------------------------
Collateralized mortgage obligations          87,913           821         (1,338)      87,396
-----------------------------------------------------------------------------------------------
  Total                                    $430,984        $7,693       $ (2,445)    $436,232
                                          -----------------------------------------------------

  The amortized cost and estimated fair value of investment securities and mortgage-related securities at December 31, 1999, by contractural maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties.


(Dollars in thousands)                                      December 31, 1999
                                          -----------------------------------------------------
                                                            AMORTIZED
AVAILABLE FOR SALE SECURITIES:                                COST                   FAIR VALUE
                                          -----------------------------------------------------
Due in one year or less                                        5,973                    5,963
-----------------------------------------------------------------------------------------------
Due after one year through five years                         23,517                   23,193
-----------------------------------------------------------------------------------------------
Due after five years through ten years                        34,225                   33,100
-----------------------------------------------------------------------------------------------
Due after ten years                                          373,878                  352,976
-----------------------------------------------------------------------------------------------
Total                                                        437,593                  415,232
-----------------------------------------------------------------------------------------------
Marketable equity securities                                  42,839                   42,452
-----------------------------------------------------------------------------------------------
  Total                                                      480,432                  457,684
                                          -----------------------------------------------------

  Proceeds from sales of available for sale securities for the year ended December 31, 1999 were approximately $56.8 million. Gross gains of approximately $253,000 were realized on those sales and gross losses of approximately $179,000 were realized for the year ended December 31, 1999.

  Proceeds from sales of available for sale securities for the year ended December 31, 1998 were approximately $119.0 million. Gross gains of approximately $348,000 and gross losses of approximately $71,000 were realized for the year ended December 31, 1998.

  Proceeds from sales of available for sale securities for the year ended December 31, 1997 were approximately $136.1 million. Gross gains of approximately $1.7 million and gross losses of approximately $1.3 million were realized for the year ended December 31, 1997.

NOTE 5. LOANS RECEIVABLE

Loans receivable as of December 31, 1999 and 1998 consist of the following:


(Dollars in Thousands)                                  December 31, 1999                       December 31, 1998
                                               --------------------------------------------------------------------
M O R T G A G E S :
  One to four family residential                             $256,172                                 $239,648
-------------------------------------------------------------------------------------------------------------------
  Multi-family                                                  4,405                                    5,293
-------------------------------------------------------------------------------------------------------------------
  Real estate-commercial                                       17,592                                    7,329
-------------------------------------------------------------------------------------------------------------------
  Construction and development                                  3,658                                    2,371
-------------------------------------------------------------------------------------------------------------------

C O N S U M E R  L O A N S :
  Home equity                                                  52,819                                   54,953
-------------------------------------------------------------------------------------------------------------------
  Educational loans                                            19,158                                   20,040
-------------------------------------------------------------------------------------------------------------------

O T H E R :
  Loans on savings accounts                                     1,725                                    2,003
-------------------------------------------------------------------------------------------------------------------
  Unsecured personal loans and other                            3,317                                    3,013
-------------------------------------------------------------------------------------------------------------------
  Total                                                       358,846                                  334,650
-------------------------------------------------------------------------------------------------------------------

L E S S :
  Undisbursed mortgage loans                                    2,905                                    1,350
-------------------------------------------------------------------------------------------------------------------
  Deferred loan fees                                              701                                      968
-------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses                                     1,731                                    1,604
-------------------------------------------------------------------------------------------------------------------
    Net loans                                                $353,509                                 $330,728
                                               --------------------------------------------------------------------

  The Company purchased approximately $57.6 million and $66.8 million, including premiums, in 1999 and 1998, respectively, of residential mortgage loans collateralized by single-family properties located outside its primary market area, such as other regions of Pennsylvania, Ohio and New York. The sellers have retained the servicing rights on these purchases.

  In the ordinary course of business, the Company has transactions, including loans, with the Company's principal officers and directors and their related interests. Related party loans outstanding were approximately $996,000 and $938,000 at December 31, 1999 and 1998, respectively.

  The following is a summary of activity in the allowance for loan losses:


                                                                    Years Ended December 31
(Dollars in Thousands)                                    1999                1998              1997
                                                         ---------------------------------------------
Balance, beginning of year                               $1,604              $1,322            $1,031
------------------------------------------------------------------------------------------------------
Provision charged to operations                             390                 360               300
------------------------------------------------------------------------------------------------------
Loan charge-offs                                           (269)               (116)              (78)
------------------------------------------------------------------------------------------------------
Loan recoveries                                               6                  38                69
------------------------------------------------------------------------------------------------------
Balance, end of year                                     $1,731              $1,604            $1,322
                                                         ---------------------------------------------

  At December 31, 1999 and 1998, the Company had approximately $1.5 million and $1.1 million, respectively, in loans which were 90 days or more past due and were not accruing interest. In addition, the Company had $345,000 and $758,000 of foreclosed assets as of December 31, 1999 and 1998, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. OFFICE, PROPERTY AND EQUIPMENT

Office, property and equipment as of December 31, 1999 and 1998 consist of the following:


(Dollars in Thousands)                                           December 31, 1999              December 31, 1998
                                                                 -------------------------------------------------
Office buildings                                                       $ 8,736                        $ 8,522
------------------------------------------------------------------------------------------------------------------
Equipment                                                               10,049                          9,638
------------------------------------------------------------------------------------------------------------------
Land and land improvements                                               1,630                          1,001
------------------------------------------------------------------------------------------------------------------
  Subtotal                                                              20,415                         19,161
------------------------------------------------------------------------------------------------------------------
Less: accumulated depreciation and amortization                         14,745                         14,047
------------------------------------------------------------------------------------------------------------------
  Net office, property and equipment                                   $ 5,670                        $ 5,114
                                                                 -------------------------------------------------

  The Company recognized depreciation of approximately $698,000, $766,000 and $921,000 for the years ended December 31, 1999, 1998 and 1997, respectively.


NOTE 7. NON-INTEREST BEARING DEMAND DEPOSITS AND SAVINGS ACCOUNTS

Non-interest bearing demand deposits and savings accounts are summarized as follows:


(Dollars in Thousands)                                  December 31, 1999             December 31, 1998
                                                   ------------------------------------------------------------
                                                   AVERAGE                       AVERAGE
                                                     RATE     AMOUNT   PERCENT     RATE     AMOUNT   PERCENT
                                                   ------------------------------------------------------------
Non-interest bearing accounts                                $ 29,418     5.94%            $ 30,373     6.29%
---------------------------------------------------------------------------------------------------------------

I N T E R E S T  B E A R I N G  A C C O U N T S :
  Non-certificate accounts:
    NOW accounts                                      1.63%    35,708     7.21      1.80%    34,298     7.11
---------------------------------------------------------------------------------------------------------------
    Money market                                      4.76%    34,509     6.97      2.00%    13,710     2.84
---------------------------------------------------------------------------------------------------------------
    Passbook savings                                  2.43%   148,376    29.97      2.75%   159,512    33.06
---------------------------------------------------------------------------------------------------------------
      Total non-certificate accounts                          218,593    44.15              207,520    43.01
---------------------------------------------------------------------------------------------------------------

C E R T I F I C A T E S  O F  D E P O S I T :
                                                   ------------------------------------------------------------
    0% to 4.00%                                       3.13%     1,917     0.39      3.10%     1,268     0.26
---------------------------------------------------------------------------------------------------------------
    4.00% to 4.99%                                    4.58%    88,720    17.92      4.55%    52,889    10.96
---------------------------------------------------------------------------------------------------------------
    5.00% to 5.99%                                    5.45%    85,549    17.28      5.47%   116,924    24.23
---------------------------------------------------------------------------------------------------------------
    6.00% and above                                   6.78%    70,927    14.32      6.72%    73,574    15.25
---------------------------------------------------------------------------------------------------------------
    Total certificates of deposit                     5.50%   247,113    49.91      5.68%   244,655    50.70
---------------------------------------------------------------------------------------------------------------
Total interest bearing accounts                               465,706    94.06              452,175    93.71
---------------------------------------------------------------------------------------------------------------
Total deposits                                               $495,124   100.00%            $482,548   100.00%
                                                   ------------------------------------------------------------

  The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $19.7 million and $17.4 million at December 31, 1999 and 1998, respectively. Deposits in excess of $100,000 are not federally insured.

  The following table presents, by various rate categories, the amount of certificate of deposit accounts outstanding at the dates indicated and the periods to maturity of the certificate of deposit accounts outstanding at December 31, 1999 and 1998:


(Dollars in Thousands)         Period to Maturity at December 31, 1999        Period to Maturity at December 31, 1998
                            ---------------------------------------------------------------------------------------------
                             WITHIN   ONE TO   TWO TO    OVER               WITHIN   ONE TO   TWO TO    OVER
ACTUAL RATES                ONE YR.   TWO YRS   3 YRS    3 YRS    TOTAL    ONE YR.   TWO YR    3 YRS    3 YRS    TOTAL
                            ---------------------------------------------------------------------------------------------
Interest rate:
Less than 4%                $  1,917  $    --  $    --  $    --  $  1,917  $  1,268  $    --  $    --  $    --  $  1,268
-------------------------------------------------------------------------------------------------------------------------
4.00% to 4.99%                71,851    8,000    3,442    5,427    88,720    50,254    1,608    1,027       --    52,889
-------------------------------------------------------------------------------------------------------------------------
5.00% to 5.99%                57,019   16,820    6,958    4,752    85,549    52,391   49,969   10,326    4,238   116,924
-------------------------------------------------------------------------------------------------------------------------
6.00% and over                32,982    2,095   19,449   16,401    70,927    28,470   33,529    4,346    7,229    73,574
-------------------------------------------------------------------------------------------------------------------------
  Total                     $163,769  $26,915  $29,849  $26,580  $247,113  $132,383  $85,106  $15,699  $11,467  $244,655
                            ---------------------------------------------------------------------------------------------

  Interest expense on savings accounts for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:


                                                    Years Ended December 31,
                                                    -------------------------
(Dollars in Thousands)                               1999     1998     1997
Passbook accounts                                   $ 3,808  $ 4,394  $ 4,805
-----------------------------------------------------------------------------
NOW accounts                                            613      570      552
-----------------------------------------------------------------------------
Money market accounts                                   687      329      397
-----------------------------------------------------------------------------
Certificates of deposit                              12,837   13,383   12,688
-----------------------------------------------------------------------------
  Total                                             $17,945  $18,676  $18,442
                                                    -------------------------


NOTE 8. INCOME TAXES

The provision for income taxes was allocated as following:


                                                                  For the Years Ended December 31,
                                                                 ----------------------------------
(Dollars in Thousands)                                              1999         1998        1997
Income before income taxes                                         $  2,320      $4,158      $4,726
----------------------------------------------------------------------------------------------------
Shareholders' equity for unrealized gain (loss) on securities
 available for sale                                                 (10,359)       (246)      2,137
----------------------------------------------------------------------------------------------------
                                                                   $ (8,039)     $3,912      $6,863

Income tax expense (benefit) applicable to income before taxes consist of:


F E D E R A L :
  Current                                                          $  2,374      $3,831      $4,098
----------------------------------------------------------------------------------------------------
  Deferred                                                             (459)       (346)        (99)
----------------------------------------------------------------------------------------------------
                                                                      1,915       3,485       3,999
                                                                 ----------------------------------
S T A T E :
  Current                                                               405         673         727
----------------------------------------------------------------------------------------------------
Provision for income taxes                                         $  2,320      $4,158      $4,726
                                                                 ----------------------------------

  A reconciliation of the federal statutory tax rate to the tax rate applicable to income before federal income taxes are as follows:

                                                                              December 31,
                                                                    1999         1998        1997
                                                                 ----------------------------------
Federal statutory rate                                              34.0%        34.0%       34.0%
----------------------------------------------------------------------------------------------------
State income taxes, net of federal benefit                           2.8          3.6         3.7
----------------------------------------------------------------------------------------------------
Tax exempt income, net                                             (11.2)        (3.7)         --
----------------------------------------------------------------------------------------------------
Other                                                               (1.0)        (0.4)       (1.5)
----------------------------------------------------------------------------------------------------
                                                                    24.6%        33.5%       36.2%
                                                                 ----------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The deferred tax assets and deferred tax liabilities recorded on the statements of financial condition are as follows:


(Dollars in Thousands)                                      December 31, 1999                     December 31, 1998
                                                ---------------------------------------------------------------------------
                                                    DEFERRED TAX        DEFERRED TAX       DEFERRED TAX       DEFERRED TAX
                                                       ASSETS            LIABILITIES          ASSETS           LIABILITIES
                                                ---------------------------------------------------------------------------
Tax bad debt reserve                                   $   --              $  510              $ --               $  638
---------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan loss                            589                  --               545                   --
---------------------------------------------------------------------------------------------------------------------------
Loan origination fees/costs                                --                   3                32                   --
---------------------------------------------------------------------------------------------------------------------------
Depreciation/amortization                                  --                 526                --                  634
---------------------------------------------------------------------------------------------------------------------------
Net unrealized holding gains/losses
  on securities available for sale                      8,416                  --                --                1,943
---------------------------------------------------------------------------------------------------------------------------
Other                                                     225                  --                11                   --
---------------------------------------------------------------------------------------------------------------------------
Deferred tax asset/liability                           $9,230              $1,039              $588               $3,215
                                                ---------------------------------------------------------------------------

  Net accumulated deferred income tax (assets) liabilities at December 31, 1999 and 1998 were $8.2 million and $2.6 million, respectively.

  The Company determined that it was not required to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.


NOTE 9. DERIVATIVE FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company had only limited involvement with derivative financial instruments. Periodically, the Company entered into unconditional forward commitments to purchase mortgage-backed certificates, such as those issued by the Government National Mortgage Association ("GNMA"), at a fixed price and coupon rate to be delivered, typically, no longer than six months in the future. In addition, the Company also entered into 50-50 flexible commitments to purchase GNMA's whereby the broker delivered at least 50% of the commitment amount or up to 150% of the total commitment amount on the settlement date. In effect, 50% of the commitment represented an unconditional forward commitment and the remaining portion of the commitment represented standby commitments (put options) with certain brokers approved by the Board of Directors. The Company only entered into these commitments when it had available liquidity to meet the full amount of the commitment. Certain purchase commitments were "paired off" against sale commitments for the same type of security bearing the same contact amount, rate, and settlement date.

  Risks associated with these commitments arose from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates. Under standby commitments, the Company bore the risk of an unfavorable change in the price of the mortgage-backed certificates underlying the options. The Company reviewed the creditworthiness of the parties to these commitments.

  No such forward commitments were entered into subsequent to June 1999. The last purchase commitment settled in September 1999. Accordingly, the Company had no forward or standby commitments outstanding as of December 31, 1999. Such activity did not result in a material impact to operations for the years ended December 31, 1999, 1998, and 1997, respectively.


NOTE 10. EMPLOYEE BENEFIT PLANS

Currently, the Company offers a 401(k) program for all eligible employees permitting participants to defer a maximum of 15% of their base salary with the Company contributing a 50% match on the first 6% of the employee's deferred salary. Compensation expense relating to the 401(k) match was $111,000 for 1999, $124,000 for 1998, and $127,000 for 1997.

  The Company has established for full-time employees who have attained the age of 21 a separate ESOP in connection with the conversion (See Note 2). The ESOP borrowed an aggregate of $7.1 million from the Company and purchased 712,000 common shares issued in the conversion. The Association intends to make scheduled discretionary cash contributions to the ESOP sufficient to service and repay the amounts borrowed over a period of up to 14 years. In connection with the formation of the ESOP, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 93-6. As shares in the ESOP are earned and committed to be released, compensation expense will be recorded based on their fair value during each reporting period. The difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP will be charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of shareholders' equity. Only those shares in the ESOP which have been earned and are committed to be released will be included in the computation of earnings per share. At December 31, 1999 and 1998, 263,168 and 159,960, respectively, of the shares in the ESOP were earned and committed to be released. Compensation expense related to the ESOP amounted to $1.5 million, $1.0 million and $883,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Dividends received on unallocated ESOP shares in 1999, 1998, and 1997 amounted to $361,000, $330,000, and $278,000, respectively, and are included in compensation expense and were used to reduce current principal payments on the ESOP loan. The fair value at December 31, 1999 and 1998 of the unearned shares in the ESOP was $5.9 million and $8.6 million, respectively, based on the last sales price of the company's common stock of approximately $13.25 and $15.50, respectively on those dates.


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

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to total assets. Management believes, as of December 31, 1999 that the Association meets all capital adequacy requirements to which it is subject.

  As of December 31, 1999, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Association's category.

  As of December 31, 1999 and 1998, the Association exceeded all fully phased-in capital requirements and had not been notified by the OTS that it is in need of more than normal supervision.

  The Office of Thrift Supervision ("OTS") imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution and has not been notified by the OTS that it is in need of more than normal supervision could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. The Association can declare dividends subsequent to December 31, 1999, of up to approximately $6.2 million of retained earnings. The Association paid a special dividend of $32.5 million to the Company in 1999, and dividends of $6.0 million and $4.1 million for 1998 and 1997, respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(Dollars in Thousands)                             Tier I Leverage Capital   Tier I Risk-based Capital   Total Risk-based Capital
                                                   -------------------------------------------------------------------------------
December 31, 1999:
  Equity capital/1/                                               $ 58,871                    $ 58,871                   $ 58,871
----------------------------------------------------------------------------------------------------------------------------------
  General valuation allowance/2/                                        --                          --                      1,731
----------------------------------------------------------------------------------------------------------------------------------
  Unrealized losses on certain available-
   for-sale securities                                              13,018                      13,018                     13,456
----------------------------------------------------------------------------------------------------------------------------------
  Less core deposit intangible                                        (725)                       (725)                      (725)
----------------------------------------------------------------------------------------------------------------------------------
  Total regulatory capital                                          71,164                      71,164                     73,333
----------------------------------------------------------------------------------------------------------------------------------
  Minimum regulatory capital                                        35,089                      12,687                     25,374
----------------------------------------------------------------------------------------------------------------------------------
  Excess regulatory capital                                       $ 36,075                    $ 58,477                   $ 47,959
                                                   ------------------------------------------------------------------------------
  Regulatory capital as a percentage                                  8.11%                      22.44%                     23.12%
----------------------------------------------------------------------------------------------------------------------------------
  Minimum regulatory capital as a percentage                          4.00%                       4.00%                      8.00%
----------------------------------------------------------------------------------------------------------------------------------
  Excess regulatory capital as a percentage                           4.11%                      18.44%                     15.12%
                                                   ------------------------------------------------------------------------------
  Well capitalized requirement under
   prompt corrective actions provisions                               5.00%                       6.00%                     10.00%
                                                   ------------------------------------------------------------------------------
  Adjusted assets as reported to the OTS                          $877,230                    $317,174                   $317,174
                                                   ------------------------------------------------------------------------------

December 31, 1998:
  Equity capital/1/                                               $101,688                    $101,688                   $101,688
----------------------------------------------------------------------------------------------------------------------------------
  General valuation allowance/2/                                        --                          --                      1,604
----------------------------------------------------------------------------------------------------------------------------------
  Less unrealized gains on certain available-
   for-sale securities                                              (3,490)                     (3,490)                    (2,320)
----------------------------------------------------------------------------------------------------------------------------------
  Less core deposit intangible                                        (910)                       (910)                      (910)
----------------------------------------------------------------------------------------------------------------------------------
  Total regulatory capital                                          97,288                      97,288                    100,062
----------------------------------------------------------------------------------------------------------------------------------
  Minimum regulatory capital                                        32,381                      12,594                     25,188
----------------------------------------------------------------------------------------------------------------------------------
  Excess regulatory capital                                       $ 64,907                    $ 84,694                   $ 74,874
                                                   ------------------------------------------------------------------------------
  Regulatory capital as a percentage                                 12.02%                      30.90%                     31.78%
----------------------------------------------------------------------------------------------------------------------------------
  Minimum regulatory capital as a percentage                          4.00%                       4.00%                      8.00%
----------------------------------------------------------------------------------------------------------------------------------
  Excess regulatory capital as a percentage                           8.02%                      26.90%                     23.78%
                                                   ------------------------------------------------------------------------------
  Well capitalized requirement under
   prompt corrective actions provisions                               5.00%                       6.00%                     10.00%
                                                   ------------------------------------------------------------------------------
  Adjusted assets as reported to the OTS                          $809,516                    $314,850                   $314,850
                                                   ------------------------------------------------------------------------------

/1/ Represents equity capital of the Association as reported to the OTS.

/2/ Limited to 1.25% of risk-weighted assets.

  Pursuant to Regulation D of the Federal Reserve, the Association is required to maintain certain balances which include both cash on hand and deposits with the Federal Reserve. The amount of these balances as of December 31, 1999 and 1998 approximated $2.4 million and $2.3 million, respectively.


NOTE 12. CONTINGENT LIABILITIES

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS/CONCENTRATIONS OF CREDIT RISK

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

INVESTMENTS SECURITIES

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

NON-INTEREST-BEARING DEMAND DEPOSITS

The fair value on these deposits is the amount payable on demand on the reporting date.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The following table presents the estimates of fair value of financial instruments as of December 31, 1999 and 1998.


(Dollars in Thousands)                                     December 31, 1999                December 31, 1998
                                                   -----------------------------------------------------------------
                                                       ESTIMATED        CARRYING        ESTIMATED        CARRYING
FINANCIAL ASSETS:                                     FAIR VALUE         VALUE         FAIR VALUE         VALUE
                                                   -----------------------------------------------------------------
Cash                                                    $ 26,632          $ 26,632        $ 22,987         $ 22,987
--------------------------------------------------------------------------------------------------------------------
Federal funds sold                                            --                --             500              500
--------------------------------------------------------------------------------------------------------------------
FHLB stock                                                15,458            15,458          11,413           11,413
--------------------------------------------------------------------------------------------------------------------
Investment securities                                    150,960           150,960         163,108          163,108
--------------------------------------------------------------------------------------------------------------------
Mortgage-related securities                              306,724           306,724         273,124          273,124
--------------------------------------------------------------------------------------------------------------------
Loans receivable                                         346,015           353,509         335,180          330,728
--------------------------------------------------------------------------------------------------------------------
                                                        $845,789          $853,283        $806,312         $801,860
                                                   -----------------------------------------------------------------

FINANCIAL LIABILITIIES:
Non-interest-bearing demand deposits                    $ 29,418          $ 29,418        $ 30,373         $ 30,373
--------------------------------------------------------------------------------------------------------------------
Savings accounts                                         463,384           465,706         452,314          452,175
--------------------------------------------------------------------------------------------------------------------
Borrowed funds                                           289,520           297,160         221,887          222,545
--------------------------------------------------------------------------------------------------------------------
                                                        $782,322          $792,284        $704,574         $705,093
                                                   -----------------------------------------------------------------

                                                       ESTIMATED      CONTRACT OR       ESTIMATED      CONTRACT OR
OFF-BALANCE SHEET FINANCIAL INSTRUMENTS               FAIR VALUE      NOTIONAL AMT     FAIR VALUE      NOTIONAL AMT
                                                   -----------------------------------------------------------------
Commitments to extend credit                                 --             42,200              --           28,100
                                                   -----------------------------------------------------------------
Forward and standby commitments                              --                 --          50,500           50,000
                                                   -----------------------------------------------------------------

  A reconciliation of forward and standby commitment activity for periods presented as follows:


(Dollars in Thousands)                                                      Forward Commitments          Standby Commitments
                                                                        --------------------------------------------------------
Balance at December 31, 1997                                                              $  26,000                    $ 16,000
--------------------------------------------------------------------------------------------------------------------------------
Purchase commitments                                                                        149,380                      16,000
--------------------------------------------------------------------------------------------------------------------------------
Commitments matured / expired                                                                    --                     (24,000)
--------------------------------------------------------------------------------------------------------------------------------
Commitments settled / purchased                                                             (94,780)                         --
--------------------------------------------------------------------------------------------------------------------------------
Commitments sold                                                                            (38,600)                         --
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                                              $  42,000                    $  8,000
--------------------------------------------------------------------------------------------------------------------------------

Purchase commitments                                                                         79,000                      16,000
--------------------------------------------------------------------------------------------------------------------------------
Commitments matured / expired                                                                    --                     (12,000)
--------------------------------------------------------------------------------------------------------------------------------
Commitments settled / purchased                                                            (114,000)                    (12,000)
--------------------------------------------------------------------------------------------------------------------------------
Commitments sold                                                                             (7,000)                         --
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                                              $      --                    $     --
                                                                        --------------------------------------------------------

  The Company also has loan commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and the commitments expire within 60 days. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held includes residential real estate and income-producing properties. Total commitments to extend credit at December 31, 1999 and 1998 were $42.2 million and $28.1 million, respectively, in loan commitments and unused lines of credit which bear market rates at the time the commitments are exercised. The loan commitments are held other than for trading. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

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

  The Company's origination of loans is primarily concentrated in the local southwestern Pennsylvania market. At December 31, 1999, the Company had approximately $190.0 million of residential real estate loans located outside of its primary market area. These loans are concentrated in other regions of Pennsylvania, Ohio, Delaware and New York and are not serviced by the Company. The Company has no significant concentrations of credit risk with any individual counterparty.

  The Company has various operating leases on branches which commit the Company to future lease payments.


NOTE 14. SAIF ASSESSMENT

Effective January 1, 1997, Savings Association Insurance Fund ("SAIF") members have the same risk-based assessment schedule as Bank Insurance Fund ("BIF") members. The Association, as a well capitalized bank, will pay no assessment for deposit insurance coverage. However, all SAIF and BIF institutions including the Association will be responsible for sharing the cost of interest payments on the Financing Corporation ("FICO") bonds. For the years ended December 31, 1999, 1998, and 1997, the cost to the Association approximated 5.9, 6.1, and 6.5 basis points, respectively, for SAIF deposits. The annual cost of interest payments for the Association was $281,000, $282,000 and $283,000 for the years ended December 31, 1999, 1998, and 1997, respectively.


NOTE 15. SUPPLEMENTARY CASH FLOW INFORMATION

Cash paid during the years ended December 31, for interest and income taxes was approximately $32.4 million and $2.7 million, respectively, in 1999, $31.4 million and $5.1 million, respectively, in 1998 and $26.5 million and $4.5 million, respectively, in 1997. Noncash investing and financing activity consisted of the following: In December, 1999 and 1998, the Company purchased investment securities that did not settle with the brokers until subsequent to December 31. Accordingly, amount due to broker of $29,000 and $1.9 million is shown separately on the consolidated statements of financial condition as of December 31, 1999 and 1998, respectively. The Company transferred $404,000 and $997,000 of loans to foreclosed assets during 1999 and 1998, respectively.


NOTE 16. NEW ACCOUNTING PRONOUNCEMENTS

SFAS No. 133; "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," requires that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

  The provisions of this statement as amended, will be adopted by the Company for its quarterly and annual reporting beginning January 1, 2001. The impact of adopting the provisions of this statement on the Company's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of the derivative instruments in use by management at that time.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. EARNINGS PER SHARE

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

  The calculation of earnings per share follows:


                                                                                For the Calendar Year
(Dollars in Thousands, Except Per Share Amounts)                           1999         1998         1997
                                                                        -------------------------------------
B A S I C :
  Net income                                                            $    7,115   $    8,242   $    8,317
-------------------------------------------------------------------------------------------------------------
  Average common shares outstanding - basic                              5,756,793    6,516,237    7,021,900
                                                                        -------------------------------------
  Basic earnings per share                                              $     1.24   $     1.26   $     1.18
                                                                        -------------------------------------

D I L U T E D :
  Net income                                                            $    7,115   $    8,242   $    8,317
-------------------------------------------------------------------------------------------------------------
  Average common shares outstanding - basic                              5,756,793    6,516,237    7,021,900
-------------------------------------------------------------------------------------------------------------
  Effect of dilutive securities:
  Shares issuable upon exercise of outstanding stock options and stock
   awards                                                                   62,784      180,661      196,188
-------------------------------------------------------------------------------------------------------------
  Average common shares outstanding - diluted                            5,819,577    6,696,898    7,218,088
                                                                        -------------------------------------
  Diluted earnings per share                                            $     1.22   $     1.23   $     1.15
                                                                        -------------------------------------


NOTE 18. GA FINANCIAL, INC. (PARENT COMPANY)

The following are the parent company's condensed financial statements:


(Dollars in Thousands)                                    December 31, 1999    December 31, 1998
                                                         -------------------------------------------
STATEMENT OF FINANCIAL CONDITION
A S S E T S
  Cash                                                               $   440             $    396
---------------------------------------------------------------------------------------------------
  Investment securities, at fair value                                 3,993                1,304
---------------------------------------------------------------------------------------------------
  Investment in the Association                                       58,871              101,688
---------------------------------------------------------------------------------------------------
  Investment in New Eagle Capital, Inc.                               25,947                7,312
---------------------------------------------------------------------------------------------------
  Prepaid expenses and other assets                                      603                1,201
---------------------------------------------------------------------------------------------------
  Total Assets                                                       $89,854             $111,901
                                                         -------------------------------------------

L I A B I L I T I E S  A N D  S H A R E H O L D E R S '
E Q U I T Y
  Other liabilities                                                  $ 5,283             $  2,685
---------------------------------------------------------------------------------------------------
  Shareholder's Equity                                                84,571              109,216
---------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                           $89,854             $111,901
                                                         -------------------------------------------

                                                                                     For the Years Ended
(Dollars in Thousands)                                           December 31, 1999    December 31, 1998    December 31, 1997
                                                                 -------------------------------------------------------------
STATEMENT OF INCOME
  Dividend from Association                                               $     --              $  6,000            $  4,117
------------------------------------------------------------------------------------------------------------------------------
  Investment and mortgage-related securities interest income                   186                 1,128               1,699
------------------------------------------------------------------------------------------------------------------------------
  Net gain on sale of investment securities                                     --                   205                 196
------------------------------------------------------------------------------------------------------------------------------
  Capital stock tax refund                                                      --                   876                  --
------------------------------------------------------------------------------------------------------------------------------
  Other income                                                                 135                    86                  --
------------------------------------------------------------------------------------------------------------------------------
  General and administrative expenses                                         (576)                 (495)               (407)
------------------------------------------------------------------------------------------------------------------------------
  State franchise taxes                                                       (132)                 (196)               (495)
------------------------------------------------------------------------------------------------------------------------------
  Income taxes                                                                (475)                 (569)               (360)
------------------------------------------------------------------------------------------------------------------------------
  Income before equity in undistributed earnings of Association
   and investment subsidiary                                                  (862)                7,035               4,750
------------------------------------------------------------------------------------------------------------------------------
  Equity in undistributed earnings of Association                            6,191                 1,207               3,567
------------------------------------------------------------------------------------------------------------------------------
  Equity in undistributed earnings of investment subsidiary                  1,786                    --                  --
------------------------------------------------------------------------------------------------------------------------------
    Net income                                                            $  7,115              $  8,242            $  8,317
                                                                 -------------------------------------------------------------

                                                                                     For the Years Ended
(Dollars in Thousands)                                           December 31, 1999     December 31, 1998   December 31, 1997
                                                                 -------------------------------------------------------------
STATEMENT OF CASH FLOWS

C A S H  F L O W S  F R O M  O P E R A T I N G
A C T I V I T I E S :

Net income                                                                $  7,115              $  8,242            $  8,317
------------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed earnings of Association                           (6,191)               (1,207)             (3,567)
------------------------------------------------------------------------------------------------------------------------------
  Equity in undistributed earnings of investment subsidiary                 (1,786)                   --                  --
------------------------------------------------------------------------------------------------------------------------------
  Net realized gain on securities                                               --                  (205)               (196)
------------------------------------------------------------------------------------------------------------------------------
  Net premium amortization on investment securities                             --                    --                 (59)
------------------------------------------------------------------------------------------------------------------------------
  Decrease in accrued interest receivable                                       --                    53                 664
------------------------------------------------------------------------------------------------------------------------------
  Allocation of recognition and retention plan shares                        1,791                   801                 812
------------------------------------------------------------------------------------------------------------------------------
  Allocation of ESOP Plan shares                                             1,553                 1,343               1,161
------------------------------------------------------------------------------------------------------------------------------
  (Decrease) Increase in prepaid expenses and other assets                     598                  (690)               (427)
------------------------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in other liabilities                               2,598                 2,584                 (42)
------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                  5,678                10,921               6,663
------------------------------------------------------------------------------------------------------------------------------

C A S H  F L O W S  F R O M  I N V E S T I N G
A C T I V I T I E S :
                                                                 -------------------------------------------------------------
  Proceeds from sale of available for sale securities                       18,162                46,895              50,001
------------------------------------------------------------------------------------------------------------------------------
  Investment in Association                                                 32,500                    --                  --
------------------------------------------------------------------------------------------------------------------------------
  Investment in investment subsidiary                                      (17,893)               (7,536)                 --
------------------------------------------------------------------------------------------------------------------------------
  Repayments, maturities and calls of available for sale
   securities                                                                   --                    --                 372
------------------------------------------------------------------------------------------------------------------------------
  Purchases of available for sale securities                               (20,937)              (33,071)            (36,787)
------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by investing activities                                 11,832                 6,288              13,586
------------------------------------------------------------------------------------------------------------------------------

C A S H  F L O W S  F R O M  F I N A N C I N G
A C T I V I T I E S :
                                                                 -------------------------------------------------------------
  Purchase of treasury stock                                               (13,724)              (12,872)            (12,696)
------------------------------------------------------------------------------------------------------------------------------
  Purchase of recognition and retention stock                                   --                    --              (4,095)
------------------------------------------------------------------------------------------------------------------------------
  Dividends paid to shareholders                                            (3,742)               (4,007)             (3,413)
------------------------------------------------------------------------------------------------------------------------------
  Net cash used in financing activities                                    (17,466)              (16,879)            (20,204)
------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                       44                   330                  45
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of period                               396                    66                  21
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                $    440              $    396            $     66
                                                                 -------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. SUBSEQUENT EVENTS (UNAUDITED)

The Board of Directors declared a dividend of $.18 per share to shareholders of record on February 9, 2000, payable on February 23, 2000. The Board of Directors approved up to a 5% repurchase of the outstanding common stock of GA Financial, Inc., on January 25, 2000. The repurchase must be completed by January 25, 2001. The total treasury shares of the Company's stock was 2,887,941 as of March 7, 2000.


NOTE 20. STOCK-BASED COMPENSATION PLANS

The Company has two stock-based compensation plans which are described below. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans.

STOCK AWARDS

On October 16, 1996 shareholders approved the "GA Financial, Inc. 1996 Stock Based Incentive Plan," as amended. Under this program up to 4% of the Company's outstanding shares or 356,000 shares could be awarded to directors, officers, or employees. The Company originally awarded 308,650 shares in October, 1996. The awards vest at the rate of 20% per year for five years and can be forfeited if an employee is dismissed for cause. Compensation expense recorded in the consolidated financial statements under this plan for 1999, 1998, and 1997 was $779,000, $801,000, and $812,000, respectively. The unearned compensation expense as of December 31, 1999 and 1998 is $1.3 million and $2.4 million, respectively.

STOCK OPTIONS

Under the "GA Financial, Inc., 1996 Stock Based Incentive Plan," as amended, the Company was authorized to issue options of up to 890,000 shares. The Plan was approved by shareholders on October 16, 1996. The options vest at the rate of 20% per year for five years and are exercisable over a period of ten years from the date of the grant. Because the Company accounts for this stock option plan using APB 25, no compensation expense has been recorded in the financial statements for this plan. Had compensation cost for this stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.


                                                  1999       1998       1997
                                                 ----------------------------
Net income (thousands)           As reported     $7,115     $8,242     $8,317
                                 Pro forma        7,055     $7,979     $8,047
-----------------------------------------------------------------------------
Basic earnings per share         As reported     $ 1.24     $ 1.26     $ 1.18
                                 Pro forma         1.23     $ 1.22     $ 1.15
-----------------------------------------------------------------------------
Diluted earnings per share       As reported     $ 1.22     $ 1.23     $ 1.15
                                 Pro forma         1.21     $ 1.19     $ 1.11
-----------------------------------------------------------------------------

  The fair value for the options described above was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1999: risk-free interest rate of 6.27%, dividend yield of 5.54%, volatility factors of the expected market price of the Company's common stock of .217, and an average life of the options of 3.8 years. The following weighted average assumptions were used for 1998: risk free interest rate of 5.18%, dividend yield of 4%, volatility factors of the expected market price of the Company's common stock of .381, and an average life of the options of 4.5 years. The following weighted average assumptions were used for 1997: risk free interest rate of 5.64%, dividend yield of 2%, volatility factors of the expected market price of the Company's common stock of .249, and an average life of the options of 5.5 years. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

  A summary of the status of the Company's stock awards and fixed stock option plan as of December 31, 1999, 1998, and 1997 and changes during the year is presented below:


                                                                                         1999
                                                            -----------------------------------------------------------------
                                                                                                          WEIGHTED AVG.
                                                                   STOCK                 STOCK            EXERCISE PRICE
                                                                   AWARDS               OPTIONS             ON OPTIONS
                                                            -----------------------------------------------------------------
Outstanding at the beginning of the year                                189,180               619,000                13.16
-----------------------------------------------------------------------------------------------------------------------------
Granted                                                                      --                    --                   --
-----------------------------------------------------------------------------------------------------------------------------
Exercised                                                                    --               (85,900)               12.75
-----------------------------------------------------------------------------------------------------------------------------
Vested and forfeited                                                    (85,440)              (31,000)               12.75
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at year end                                                 103,740               502,100                13.26
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at year end                                                               227,800
-----------------------------------------------------------------------------------------------------------------------------
  Weighted average fair value of options
   granted during the year                                                   --                    --
-----------------------------------------------------------------------------------------------------------------------------

                                                                                         1998
                                                            -----------------------------------------------------------------
                                                                                                          WEIGHTED AVG.
                                                                   STOCK                 STOCK            EXERCISE PRICE
                                                                  AWARDS                OPTIONS             ON OPTIONS
                                                            -----------------------------------------------------------------
Outstanding at the beginning of the year                                240,800               614,000               $12.75
-----------------------------------------------------------------------------------------------------------------------------
Granted                                                                  17,000                30,000                21.24
-----------------------------------------------------------------------------------------------------------------------------
Exercised                                                                    --                (9,000)               12.75
-----------------------------------------------------------------------------------------------------------------------------
Vested and forfeited                                                    (68,620)              (16,000)               12.75
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at year end                                                 189,180               619,000                13.16
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at year end                                                               233,800
-----------------------------------------------------------------------------------------------------------------------------
  Weighted average fair value of options/awards
   granted during the year                                               $20.97                $21.24
-----------------------------------------------------------------------------------------------------------------------------

                                                                                         1997
                                                            -----------------------------------------------------------------
                                                                                                          WEIGHTED AVG.
                                                                   STOCK                 STOCK            EXERCISE PRICE
                                                                  AWARDS                OPTIONS             ON OPTIONS
                                                            -----------------------------------------------------------------
Outstanding at the beginning of the year                                308,650               626,500               $12.75
-----------------------------------------------------------------------------------------------------------------------------
Granted                                                                      --                    --
-----------------------------------------------------------------------------------------------------------------------------
Exercised                                                                    --                    --
-----------------------------------------------------------------------------------------------------------------------------
Vested and forfeited                                                    (67,850)              (12,500)               12.75
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at year end                                                 240,800               614,000                12.75
-----------------------------------------------------------------------------------------------------------------------------
Options exercisable at year end                                                               124,400
-----------------------------------------------------------------------------------------------------------------------------
  Weighted average fair value of options
   granted during the year                                                   --                    --
-----------------------------------------------------------------------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Information about the fixed-stock option plan is described below:

                                                          Options Outstanding                Options Exercisable
                                           ------------------------------------------------------------------------------------
                             RANGE OF        WEIGHTED AVG.      REMAINING    WEIGHTED AVG.       WEIGHTED AVG.       NUMBER
                          EXERCISE PRICES    EXERCISE PRICE    OUTSTANDING  CONTRACTUAL LIFE    EXERCISE PRICE     EXERCISABLE
                                           ------------------------------------------------------------------------------------
December 31, 1999                  $12.75              $12.75      472,100        6.75 years               $12.75      221,800
-------------------------------------------------------------------------------------------------------------------------------
December 31, 1999                  $19.76              $19.76       10,000        8.33 years               $19.76        2,000
-------------------------------------------------------------------------------------------------------------------------------
December 31, 1999                  $21.99              $21.99       20,000        8.33 years               $21.99        4,000
-------------------------------------------------------------------------------------------------------------------------------

December 31, 1998                  $12.75              $12.75      589,000        7.75 years               $12.75      223,800
-------------------------------------------------------------------------------------------------------------------------------
December 31, 1998                  $19.76              $19.76       10,000        9.33 years               $19.76            0
-------------------------------------------------------------------------------------------------------------------------------
December 31, 1998                  $21.99              $21.99       20,000        9.33 years               $21.99            0
-------------------------------------------------------------------------------------------------------------------------------


NOTE 21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


Dollars in thousands, except per share data                                  Three months ended
                                             ------------------------------------------------------------------------------
1999                                              MARCH 31            JUNE 30          SEPTEMBER 30         DECEMBER 31
                                             ------------------------------------------------------------------------------
Interest income                                         $13,343            $14,112              $14,510            $14,680
---------------------------------------------------------------------------------------------------------------------------
Interest expense                                          7,829              8,251                8,484              8,824
---------------------------------------------------------------------------------------------------------------------------
Net interest income
 before provision for losses on loans                     5,514              5,861                6,026              5,856
---------------------------------------------------------------------------------------------------------------------------
Provision for losses on loans                                60                 90                   90                150
---------------------------------------------------------------------------------------------------------------------------
Non-interest income                                         819                824                1,309                874
---------------------------------------------------------------------------------------------------------------------------
Non-interest expense                                      4,041              4,025                4,604              4,588
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                2,232              2,570                2,641              1,992
---------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                  550                620                  665                485
---------------------------------------------------------------------------------------------------------------------------
  Net income                                            $ 1,682            $ 1,950              $ 1,976            $ 1,507
                                             ------------------------------------------------------------------------------
Basic earnings per share/1/                             $  0.27            $  0.33              $  0.36            $  0.27
                                             ------------------------------------------------------------------------------
Diluted earnings per share/1/                           $  0.27            $  0.33              $  0.35            $  0.27
                                             ------------------------------------------------------------------------------


1998                                              MARCH 31            JUNE 30          SEPTEMBER 30         DECEMBER 31
                                             ------------------------------------------------------------------------------
Interest income                                         $14,039            $13,911              $13,822            $13,433
---------------------------------------------------------------------------------------------------------------------------
Interest expense                                          7,737              7,916                8,090              7,896
---------------------------------------------------------------------------------------------------------------------------
Net interest income
 before provision for losses on loans                     6,302              5,995                5,732              5,537
---------------------------------------------------------------------------------------------------------------------------
Provision for losses on loans                                90                 90                   90                 90
---------------------------------------------------------------------------------------------------------------------------
Non-interest income                                         807                888                1,764              1,315
---------------------------------------------------------------------------------------------------------------------------
Non-interest expense                                      4,047              4,101                3,584              3,848
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                2,972              2,692                3,822              2,914
---------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                1,042                890                1,279                947
---------------------------------------------------------------------------------------------------------------------------
  Net income                                            $ 1,930            $ 1,802              $ 2,543            $ 1,967
                                             ------------------------------------------------------------------------------
Basic earnings per share/1/                             $  0.28            $  0.27              $  0.40            $  0.31
                                             ------------------------------------------------------------------------------
Diluted earnings per share/1/                           $  0.27            $  0.26              $  0.39            $  0.31
                                             ------------------------------------------------------------------------------

/1/ Quarterly earnings per share may vary from annual earnings per share due to rounding.

                            DIRECTORS AND OFFICERS

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

RAYMOND G. SUCHTA, CPA

Secretary/Treasurer



PRINCIPAL OFFICERS OF
GREAT AMERICAN FEDERAL
SAVINGS AND LOAN ASSOCIATION

JOHN M. KISH
Chief Executive Officer

TODD L. COVER
Executive Vice President,
Chief Operating Officer

LAWRENCE A. MICHAEL

Vice President, Secretary

RAYMOND G. SUCHTA, CPA

Vice President, Finance

ANDREW R. GETSY

(Retired January 28, 1999)
Vice President, Treasurer

AARON T. FLAITZ, JR.

Vice President, Assistant Secretary

NORMAN A. LITTERINI

Vice President, Lending

WAYNE A. CALLEN

Vice President, Data Processing

JUDITH A. STOECKLE

Vice President, Systems Coordinator




CORPORATE HEADQUARTERS

GA FINANCIAL, INC.

4750 Clairton Boulevard, Pittsburgh, Pennsylvania 15236-2187
(412) 882-9946 . (412) 882-8580 FAX

ANNUAL MEETING

The annual meeting of shareholders will be held at 10:00 a.m., on Wednesday, April 26, 2000 at The Bradley House, 5239 Brownsville Road, Pittsburgh, PA 15236. Shareholders are encouraged to attend.

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

INDEPENDENT ACCOUNTANTS

KPMG LLP, One Mellon Bank Center, Pittsburgh, PA 15219.

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

STOCK INFORMATION

GA Financial, Inc. is traded on the American Stock Exchange under the ticker symbol "GAF." As of March 7, 2000, GA Financial, Inc. had 6,012,059 shares of common stock outstanding and approximately 1,693 shareholders of record.

STOCK PRICE

The following table illustrates GA Financial, Inc.'s high and low closing stock price on the American Stock Exchange and the cash dividend per share paid during 1999.


                       1999
----------------------------------------------------
Quarter       High          Low        Cash Dividend
QI            $16.375       $14.625        $.16
QII           $15.875       $14.000        $.16
QIII          $15.813       $12.875        $.16
QIV           $13.625       $12.500        $.16