Form 10-K405, Exhibit 13
period 2000-12-31
GA FINANCIAL INC/PA
filed 2001-04-02
CIK 1005313

                                  EXHIBIT 13.0

               Portions of the 2000 Annual Report to Stockholders

[Graphic Appears Here]

                                                           2000 ANNUAL REPORT










[LOGO OF GAFINANCIAL, INC.]

                      TABLE OF CONTENTS

Financial Highlights                                      1

Letter from the Chairman                                  2

Selected Financial Data                                   5

Management's Discussion and Analysis                      6

Report of Independent Accountants                        15

Consolidated Statements of Financial Condition           16

Consolidated Statements of Income and
 Comprehensive Income                                    17

Consolidated Statements of Cash Flows                    18

Consolidated Statement of Shareholders' Equity           19

Notes to Consolidated Financial Statements               20

Directors and Officers                                  IBC

Investor and Corporate Information                      IBC


[Graphic Appears Here]

GA Financial, Inc. is an $889 million unitary savings and loan holding company headquartered in Pittsburgh, Pennsylvania. As of January 2001, Great American Federal, a subsidiary of GA Financial, operates 15 banking offices in the greater Pittsburgh metropolitan area. Founded in 1914, Great American Federal is a federally-chartered FDIC-insured stock savings institution.

[Graphic Appears Here]

F I N A N C I A L   H I G H L I G H T S

Dollars in thousands, except share data
As of or For the Year Ended December 31,                                      2000                 1999

Total assets                                                          $        889,169   $          882,980
-----------------------------------------------------------------------------------------------------------
Total investment and mortgage-related securities available for sale            411,051              457,684
-----------------------------------------------------------------------------------------------------------
Total savings deposits                                                         522,485              495,124
-----------------------------------------------------------------------------------------------------------
Total loans receivable, net                                                    399,833              353,509
-----------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                      92,648               84,571
-----------------------------------------------------------------------------------------------------------
Net interest income before provision for losses on loans                        22,753               23,257
-----------------------------------------------------------------------------------------------------------
Provision for losses on loans                                                      630                  390
-----------------------------------------------------------------------------------------------------------
Net income                                                                       6,652                7,115
-----------------------------------------------------------------------------------------------------------
Diluted earnings per share                                                        1.24                 1.22
-----------------------------------------------------------------------------------------------------------
Book value per share                                                             16.48                13.59
-----------------------------------------------------------------------------------------------------------
Average interest rate spread                                                     2.46%                2.46%
-----------------------------------------------------------------------------------------------------------
Return on average assets                                                         0.76%                0.81%
-----------------------------------------------------------------------------------------------------------
Return on average shareholders' equity                                           7.79%                7.61%
-----------------------------------------------------------------------------------------------------------
Common shares outstanding                                                    5,621,929            6,223,439



[Graph of Total Assets]                 [Graphic of Diluted Earnings Per Share]

M E S S A G E  T O  S H A R E H O L D E R S


We have increased our loan to deposit ratio from 52% to 77%.

Although Y2K turned out to be a non-event, the actions of Federal Reserve Board Chairman Alan Greenspan in continuing to raise interest rates together with the stock market crunch in March and April provided more than enough excitement and challenge. The year 2000 was indeed difficult for the markets, for most investors, for many industries and many companies. Early last year, a friend of mine suggested that investing in bank stocks would be as exciting as watching paint dry. This, of course, was before the bubble burst in technology and communication stocks. Of course, financial stocks were impacted as well, but not to the same degree. Perhaps 2000 was a year when boring was better.

  One of the primary challenges of the year was managing our net interest margin. In the first half of the year, the Federal Reserve continued its fight against the perceived threat of inflation, and raised interest rates three more times, on top of the three increases it had imposed in 1999. For many smaller financial institutions and community banks, including GAF, the cumulative effect of six successive rate increases put continuing pressure on our net interest margin and negatively impacted our net interest income. Although interest income for the year was up approximately $2.4 million from $56.6 million to $59.0 million, interest expense was also up, approximately $2.9 million from $33.4 million to $36.3 million.

  Total assets at year-end increased modestly from approximately $883.0 million at December 31, 1999 to $889.2 million at December 31, 2000. However, there were some noticeable changes in the structure of the balance sheet. Deposits increased $27.4 million from $495.1 million to $522.5 million, while at the same time we decreased our wholesale borrowings by approximately $28.6 million, from $297.2 million to $268.6 million. In addition, net loans receivable increased $46.3 million from $353.5 million to $399.8 million, while available for sale investments and mortgage related securities decreased from $457.7 million to approximately $411.1 million. Since our conversion to a public company in 1996, we have increased our loan to deposit ratio from 52% to 77%. In addition, we are penetrating the commercial and small business market, and are adding quality commercial loans to our portfolio. As a result of the increase in our loan activity, we also increased our provision for loan losses from $390,000 in 1999 to $630,000 in 2000.

[Graph of Loans to Deposits]

  Total non-interest income and non-interest expense were essentially flat compared to last year, however, there was significant change in the composition of non-interest income. Last year we reported that service fee income for 1999 had increased approximately $526,000 (or 29%) over the fee income we reported in 1998. I am happy to report that service fee income for 2000 was up $366,000 over 1999 (approximately 16%) and, as you can see in the accompanying graph, this component has increased from $897,000 in 1996 to the current level of $2.7 million in 2000. However, notwithstanding this meaningful increase in service fee income, it was offset by the reduction in data processing service fees. You may recall from previous reports our prior strategic decision to cease providing data

[Graph of Service Fee Income]

processing services to other institutions. That decision was correct, since our data processing service center was not functioning as a profit center, and our subsidiary bank was not receiving the full benefit of the considerable expertise we have on staff. As a result of exiting the servicing business, we have realized significant improvement in operational and technological efficiencies and we now have a highly qualified Information Services Department (formerly our Data Center) that is clearly focused and dedicated solely to the improved performance of our subsidiary bank. However, in the short-term, our earnings are hurt by the loss of data processing service fee income, which contributed $593,000 to non-interest income in 1999.

  Our overall financial performance for the year would probably be best described as "flat." Interest income, interest expense and provision for loan losses were all up, resulting in a decrease in net interest income. Non-interest income was even, non-interest expense up less than 1%, and our provision for income taxes was down. The end result was net income for the year down $463,000. However, as a result of the two stock repurchase programs conducted during the year, the number of shares outstanding was reduced and earnings per share increased from $1.22 to $1.24 (diluted).

  As reported to you last year, the anticipated relocation of two of our branch offices was successfully completed during the year. In February, we relocated from the in-store Wal-Mart located in West Mifflin to a new freestanding leased facility nearby. The results of that move have been very encouraging, as we saw significant deposit and loan growth from year-end 1999. In September, we proudly announced the completion of our new Waterfront office in Homestead, PA, and we are beginning to see positive deposit growth, new account openings and loan activity originating from our Homestead location. We evaluated the performance of our Belle Vernon in-store Wal-Mart office in anticipation of its lease expiration in October 2001. Following that evaluation, we made the strategic decision to close that office, and the implementation of that decision has begun. This location was our first Wal-Mart experience, in a store located outside our primary market area, and unfortunately it has failed to reach the level of critical mass necessary for future and continuing profitability. At the present time, we do not intend to replace this branch in the Belle Vernon area, but rather, will look for opportunities in other higher growth markets.

 Some other notable events and accomplishments in the year 2000 were:

 .  We changed the name of our subsidiary bank from "Great American Federal
   Savings and Loan Association," to simply "Great American Federal." While we did not feel that the S & L part of our name conveyed our direction and efforts at transitioning from a traditional thrift to a full-service community bank, we do feel there is considerable brand value in our "Great American" name.

 . We successfully completed two additional 5% stock repurchases. Since our conversion in 1996, we have completed eight such programs and repurchased more than 3.2 million shares of our stock.

 . We developed a new high-level technology plan which will complement our strategic business plan. In developing this plan, we prioritized our strategic business goals based on the value to be created and generated, and then linked the technology projects to assist in delivering that value, and improve on the delivery of our products and services to the market place.

 .  We were again awarded the 5-Star Superior Rating for community banks by Bauer
   Financial, which is the highest rating given.

 . We were again recognized by our peers through the Pennsylvania Association of Community Bankers, and presented with awards for our creative Community Banking Week and Community Involvement programs and projects.

 . To help in our staffing needs and recruiting efforts, we implemented an employee referral service, through which our current employees help us to recruit new employees. Such a program creates a win-win result. The referring employee can earn additional money, the new employee has a friend and a source of support on his/her first day of work, and the Bank benefits because both employees want the new hire to succeed.

 . We created two successful marketing events, one surrounding the grand opening of our Waterfront office, and the other a highly successful home equity loan promotion. We will continue this year with our higher visibility marketing efforts and continue to enhance our image, increase brand awareness and expand our footprint from our traditional base.

[Graph of Cumulative Repurchases]

M E S S A G E  T O  S H A R E H O L D E R S

  We continued to make investments in our company
       to further our commitment to improve
          the value of our franchise and
          increase future profitability.

 . We completed our new "Direct Connect" voice response system and have increased the volume through our "800" Customer Call Service Center from approximately 10,000 to 50,000 calls per month.

 . To support our goal of becoming a more aggressive commercial lender, we first built the necessary foundation by forming a new Credit Committee, developing a new Credit Policy and developed internal review processes and procedures to expedite and formalize order flow and meet regulatory requirements.

 . The book value of our stock increased from $13.59 at year-end 1999 to $16.48 at year-end 2000.

  Since our conversion to a publicly owned company in 1996, one of our primary goals has been to transform Great American Federal from a traditional savings and loan to a high performing full service community bank. Such a transition is not accomplished overnight, and does not come without short-term pain and sacrifice. We are making progress. We have rebuilt the infrastructure. We have changed the focus and direction of the institution. We are empowering our employees and changing the culture and the way we do business. We have opened new branches, relocated branches, expanded hours as well as products and services, exited an unprofitable service, developed the template for an exciting new service, and this year we will close an unprofitable branch. We evaluate more critically and have raised the levels of expectation throughout the organization. We value our employees, and they share our vision. We value our customers, and realize that we must constantly strive to meet or exceed their expectation with every transaction and encounter.

  During the past year, we continued to make investments in our company to further our commitment to improve the value of our franchise and increase future profitability. We added four senior level officers to join our seasoned staff, all of whom bring extensive commercial banking backgrounds. In January we hired Betty Berkely as Vice President of Human Resources. Betty will be instrumental in pursuing our goal to become an "employer of choice" in our market area. Our employees are a key driver in sustaining and increasing operational profitability. In April, we added Jeff Walker as Vice President of Marketing. Jeff is focused on developing a marketing program which will enhance our image and create brand awareness for our products. In May, we lost our senior lending officer to retirement, and replaced him with Vicki Hays, our new Vice President of Lending. Vicki brings with her an extensive background in commercial lending as well as credit analysis and administration, and will be instrumental as we continue to grow our loan portfolio. Our most recent addition to the senior staff is Rick Wiethorn, to fill the newly created position of Vice President of Wealth Management. During the year, we evaluated and explored various means to present brokerage and wealth management services, and late in the year we formed a new bank subsidiary, GA Financial Strategies. We anticipate offering these services in the second quarter of 2001. Our research and analysis has enabled us to develop a low cost, quality offering which will meet the growing needs of our customers and present opportunities to fill the needs of the underserved emerging wealth population in our area.

  As we move into 2001, we are enthusiastic and optimistic. Although there are troubling signs of recession, we have already seen the Federal Reserve reverse its stance on fighting inflation, and with two recent interest rate cuts, is now focused on engineering that elusive "soft landing" and avoiding recession. As I suggested last year, value based investing is beginning to experience a revival. We feel that the value of our company is not being fully recognized. We will succeed in our transition to a high performing full-service community bank. In addition to the impact of the many changes that have occurred over the last several years, we look forward to the successful execution of our strategic business and technology plans. The end result of our commitment and investment in the infrastructure and personnel of our company will be to increase its value for the benefit of all our shareholders.

  We thank our dedicated Board of Directors for their continuing support and guidance and we especially thank our dedicated, loyal and hard working employees who are enthusiastically helping us to implement the various initiatives which we have undertaken. On behalf of all of us here at GA Financial, we thank you, our shareholders, for your continued support and confidence as we look forward to the excitement and challenges of the coming year.

Sincerely,

/s/ John M. Kish

John M. Kish
Chairman and Chief Executive Officer

S E L E C T E D  C O N S O L I D A T E D  F I N A N C I A L

A N D  O T H E R  D A T A


Dollars in thousands, except per share data                           2000         1999         1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------------
S E L E C T E D  F I N A N C I A L  C O N D I T I O N  D A T A :
Total assets                                                        $  889,169   $  882,980   $  823,322   $  783,948   $  634,048
----------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale                               145,370      150,960      163,108      151,265      119,347
----------------------------------------------------------------------------------------------------------------------------------
Mortgage-related securities available for sale                         265,681      306,724      273,124      284,161      244,482
----------------------------------------------------------------------------------------------------------------------------------
Loans held for sale                                                     19,359       19,158       20,040       18,853       15,383
----------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                                  380,474      334,351      310,688      287,674      216,376
----------------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                                         268,598      297,160      222,545      198,237       51,525
----------------------------------------------------------------------------------------------------------------------------------
Total equity/1/                                                     $   92,648   $   84,571   $  109,216   $  116,126   $  122,404

S E L E C T E D  O P E R A T I N G  D A T A :
Interest income                                                     $   59,049   $   56,645   $   55,205   $   52,680   $   40,350
----------------------------------------------------------------------------------------------------------------------------------
Interest expense                                                        36,296       33,388       31,639       27,233       17,545
----------------------------------------------------------------------------------------------------------------------------------
  Net interest income before provision for loan losses                  22,753       23,257       23,566       25,447       22,805
----------------------------------------------------------------------------------------------------------------------------------
  Provision for loan losses                                                630          390          360          300          210
----------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                   22,123       22,867       23,206       25,147       22,595
----------------------------------------------------------------------------------------------------------------------------------
Non-interest income                                                      3,825        3,826        4,774        2,648        3,460
----------------------------------------------------------------------------------------------------------------------------------
Non-interest expense                                                    17,351       17,258       15,580       14,752       16,972
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                 8,597        9,435       12,400       13,043        9,083
----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                               1,945        2,320        4,158        4,726        3,481
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                          $    6,652   $    7,115   $    8,242   $    8,317   $    5,602
----------------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                          $     1.24   $     1.22   $     1.23   $     1.15   $      .71
==================================================================================================================================

S E L E C T E D  F I N A N C I A L  R A T I O S   A N D
O T H E R  D A T A :

P E R F O R M A N C E  R A T I O S :

  Return on average assets                                                0.76%        0.81%        1.01%        1.15%        1.00%
----------------------------------------------------------------------------------------------------------------------------------
  Return on average equity                                                7.79         7.61         7.73         7.19         5.21
----------------------------------------------------------------------------------------------------------------------------------
  Average equity to average assets                                        9.80        10.67        13.11        15.92        19.22
----------------------------------------------------------------------------------------------------------------------------------
  Equity to total assets at end of period                                10.42         9.58        13.26        14.81        19.31
----------------------------------------------------------------------------------------------------------------------------------
  Average interest rate spread                                            2.46         2.46         2.37         2.81         3.27
----------------------------------------------------------------------------------------------------------------------------------
  Net-interest margin                                                     2.94         2.99         3.03         3.61         4.20
----------------------------------------------------------------------------------------------------------------------------------
  Average interest-earning assets to average
   interest-bearing liabilities                                            111          113          116          121          129
----------------------------------------------------------------------------------------------------------------------------------
  Non-interest expense to average assets                                  1.99         1.97         1.92         2.03        2.54/2/

----------------------------------------------------------------------------------------------------------------------------------
  Efficiency ratio/3/                                                       61           59           59           54           58
----------------------------------------------------------------------------------------------------------------------------------
  Cash dividends paid per share (in dollars)                              0.72         0.64         0.54         0.42         0.13
----------------------------------------------------------------------------------------------------------------------------------
  Dividend payout ratio                                                     59           53           44           37           18
==================================================================================================================================

R E G U L A T O R Y  C A P I T A L  R A T I O S :

  Tier I leverage capital                                                 8.81%        8.11%       12.02%       12.59%       15.26%
----------------------------------------------------------------------------------------------------------------------------------
  Tier I risk-based capital                                              20.98        22.44        30.90        33.30        43.59
----------------------------------------------------------------------------------------------------------------------------------
  Total risk-based capital                                               21.83        23.12        31.78        33.76        44.08

A S S E T  Q U A L I T Y  R A T I O S :

  Non-performing loans as a percent of gross loans receivable             0.29%        0.42%        0.56%        0.56%        0.38%
----------------------------------------------------------------------------------------------------------------------------------
  Non-performing assets as a percent of total assets                      0.15         0.21         0.23         0.22         0.14
----------------------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses as a percent of gross loans receivable        0.55         0.48         0.48         0.43         0.44
----------------------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses as a percent of non-performing assets          165           95           86           76          115

N U M B E R  O F  F U L L - S E R V I C E
C U S T O M E R  F A C I L I T I E S                                        15           15           14           13           13


/1/ The Company completed its conversion to a stock company on March 25, 1996.

/2/ Excludes one-time SAIF assessment of $2.8 million.

/3/ Non-interest expense excluding non-recurring items divided by net interest income and other non-interest income on a fully taxable equivalent basis.

M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S

Management's Discussion and Analysis
of Financial Condition and Results of Operations

G E N E R A L

GA Financial, Inc. (the "Company") was incorporated on December 14, 1995, and is the holding company for Great American Federal (the "Association") and New Eagle Capital, Inc. and the Association's wholly owned subsidiary, Great American Financial Services, Inc. On March 25, 1996 the Association completed its conversion from a federally chartered mutual savings and loan association to a stock form of ownership, and simultaneously, the Company issued 8,900,000 shares of common stock, utilizing a portion of the net proceeds to acquire all of the outstanding stock of the Association. Currently, other than investing in various securities, the Company does not directly transact any material business other than through the Association. Accordingly, the discussion herein addresses the operations of the Company as they are conducted through the Association.

  The Company conducts business primarily through its ownership of the Association which operates its administrative/branch office in Whitehall, Pennsylvania and twelve other branch offices in Allegheny County and two offices in Westmoreland County, all of which are located in southwestern Pennsylvania. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-related securities, U.S. government and federal agency securities and other investments. The Company's revenues are derived principally from interest on mortgage loans, mortgage-related securities, consumer loans and, to a lesser extent, interest and dividends on its investment portfolio. The Company also generates non-interest income from service fees. The Company's primary sources of funds are retail deposits, principal and interest repayments on loans, sales of investments and repayments on mortgage-related securities, and Federal Home Loan Bank of Pittsburgh ("FHLB") advances.

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

M A N A G E M E N T  O F  I N T E R E S T  R A T E  R I S K

A N D  M A R K E T  R I S K  A N A LY S I S

The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors all of its interest rate risk. The Company's Board of Directors has established an Asset/Liability Management Committee, which is responsible for reviewing its asset/liability policies and interest rate risk position, and which meets at least on a quarterly basis. The Asset/Liability Management Committee reviews trends in interest rates, the financial position of the Company, the Company's actual performance to budgeted performance, the Company's interest rate position as measured by changes in its net income and net portfolio value under certain interest rate scenarios and the projected impact of such interest rate scenarios on its earnings and capital. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company. The Company had only limited involvement with derivative financial instruments.

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

N E T  P O R T F O L I O  V A L U E

The Association's interest rate sensitivity is monitored by management through the use of a third party generated model which estimates the change in the Association's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in that same scenario. The Office of Thrift Supervision ("OTS") also produces a similar analysis using its own model, based on data submitted on the Association's quarterly Thrift Financial Reports, the results of which may vary from the Association's third party model primarily due to differences in assumptions utilized between the Association's third party model and the OTS model, including estimated loan and securities prepayment rates, reinvestment rates, and deposit decay rates. There was no material difference between the Association's NPV as calculated by the OTS model and the NPV as calculated by the third party model as of December 31, 2000. The following table indicates the Association's NPV as of December 31, 2000, as calculated by the OTS, and indicates the value of the Association's assets and liabilities which would result in a decline in the Association's NPV in a rising interest rate environment. Specifically, the table indicates that, as of December 31, 2000, the Association's NPV was $87.4 million (or 9.9% of the market value of total assets) and that, based upon the assumptions utilized by the OTS, an immediate increase in market interest rates of 300 basis points would result in a $55.9 million, or 64% decrease in the Association's NPV, and an immediate decrease in market rates of 300 basis points would result in a $18.4 million, or 21% increase in the Association's NPV.

----------------------------------------------------------------------------------------------------------------
As of December 31, 2000 (Dollars in thousands)

CHANGE IN INTEREST                                                                       NPV AS A % OF PORTFOLIO
RATES IN BASIS POINTS                                       NET PORTFOLIO VALUE              VALUE OF ASSETS
(RATE SHOCK)
                                                     AMOUNT      $ CHANGE     % CHANGE     NPV RATIO    % CHANGE
                                                 ---------------------------------------------------------------
 +300 bp                                          $   31,486   $  (55,927)       -64%         3.9%        -598bp
----------------------------------------------------------------------------------------------------------------
 +200 bp                                              49,974      (37,439)       -43%         6.0%        -388bp
----------------------------------------------------------------------------------------------------------------
 +100 bp                                              69,302      (18,111)       -21%         8.1%        -181bp
----------------------------------------------------------------------------------------------------------------
  Static                                              87,413           --         --          9.9%            --
----------------------------------------------------------------------------------------------------------------
 -100 bp                                              98,338       10,925        +13%        10.9%        +100bp
----------------------------------------------------------------------------------------------------------------
 -200 bp                                             101,381       13,968        +16%        11.1%        +120bp
----------------------------------------------------------------------------------------------------------------
 -300 bp                                             105,860       18,447        +21%        11.4%        +153bp
----------------------------------------------------------------------------------------------------------------

M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S

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

C O M PA R I S O N  O F  F I N A N C I A L  C O N D I T I O N  A T
D E C E M B E R  3 1 ,  2 0 0 0  A N D  D E C E M B E R  3 1 ,  1 9 9 9

The Company's total assets were $889.2 million as of December 31, 2000, an increase of $6.2 million or 0.7% over total assets of $883.0 at December 31, 1999. Changes in the components of assets are discussed herein.

  Cash decreased $5.2 million or 19.5% to $21.4 million at December 31, 2000 due to a decrease in liquid funds which were on hand in preparation for year 2000 related issues as of December 31, 1999.

  The Company had $798,000 in held for trading securities which consisted of equity securities and $12.8 million in held to maturity investment securities which consisted of corporate obligations.

  Investment securities available for sale decreased $5.6 million or 3.7% to $145.4 million at December 31, 2000 due to maturities and sales.

  Mortgage-related securities decreased $41.0 million or 13.4% to $265.7 million at December 31, 2000 due to repayments and sales of securities.

  Loan receivables increased $46.1 million or 13.8% to $380.5 million at December 31, 2000 due to loan purchases of $55.1 million and loan originations.

  The Company's non-performing loans decreased $247,000 to $1.2 million at December 31, 2000.

  Office, property and equipment increased $1.8 million or $31.2% to $7.4 million as of December 31, 2000 due substantially to the construction of a new branch at our Waterfront location which opened in September, 2000.

  Foreclosed assets decreased $191,000 or 55.4% to $154,000 as of December 31, 2000 due to the sale of real estate owned. The Company is actively selling all foreclosed assets.

  The Company had $1.5 million of securities sold not settled as of December 31, 2000. These securities settled in 2001.

  Prepaid expenses and other assets decreased $5.3 million or 30.1% to $12.3 million at December 31, 2000 primarily due to a decrease in deferred tax benefits of $7.0 million related to the unrealized loss on the available for sale securities which was offset by an increase in the cash surrender values of bank owned life insurance policies of $1.1 million.

  Savings accounts increased $27.4 million or 5.5% to $522.5 million due primarily to a tiered money market product which increased $44.7 million in average deposits for the year.

  Borrowed funds decreased $28.6 million or 9.6% to $268.6 million. The maximum amount of borrowings outstanding at any month end during the year 2000 was $290.0 million as of January 31, 2000.

 There were $29,000 of investment securities purchased, not settled, at December 31, 1999. These securities settled in January 2000.

  Shareholder's equity increased $8.1 million or 9.6% to $92.6 million at December 31, 2000. This was due to an increase of $11.7 million in accumulated other comprehensive income, net of tax, net income of $6.7 million, allocation of ESOP shares of $887,000 and allocation of stock-based compensation of $598,000 which was partially offset by treasury stock purchases of $7.9 million and cash dividends paid of $3.9 million.

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


Dollars in thousands                             Year ended                    Year ended                    Year ended
                                              December 31, 2000             December 31, 1999             December 31, 1998
                                        -----------------------------------------------------------------------------------------
                                        AVERAGE              YIELD/   AVERAGE              YIELD/   AVERAGE                YIELD/
                                        BALANCE    INTEREST   COST    BALANCE    INTEREST   COST    BALANCE    INTEREST     COST
                                        -----------------------------------------------------------------------------------------

A S S E T S :
 I N T E R E S T - E A R N I N G  A S S E T S :

  Interest-earning deposits and
   short-term investments               $  13,607  $    686  5.04%    $  12,488  $    552  4.42%    $  10,637  $   637   5.99%
------------------------------------------------------------------------------------------------------------------------------
  Investment securities, net/1,2/         149,665    10,659  7.12       161,720    10,923   6.75      161,531   10,084   6.24
------------------------------------------------------------------------------------------------------------------------------
  Loans receivable, net/1,3/              369,745    28,350  7.67       343,179    25,426   7.41      325,190   25,465   7.83
------------------------------------------------------------------------------------------------------------------------------
  Mortgage-related securities, net/1/     285,321    19,997  7.01       307,612    20,628   6.71      268,440   18,290   6.81
------------------------------------------------------------------------------------------------------------------------------
  FHLB stock                               15,458     1,092  7.06        14,366       938   6.53       11,291      729   6.46
------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets           833,796    60,784  7.29       839,365    58,467   6.97      777,089   55,205   7.10
------------------------------------------------------------------------------------------------------------------------------
  Non-interest earning assets              37,893        --    --        36,784        --     --       36,125       --     --
------------------------------------------------------------------------------------------------------------------------------
    Total assets                        $ 871,689        --    --     $ 876,149        --     --    $ 813,214       --     --
                                        ======================================================================================

L I A B I L I T I E S  A N D  E Q U I T Y :

 I N T E R E S T - B E A R I N G  L I A B I L I T I E S :

  Money market accounts                 $  63,490  $  3,443  5.42%    $  18,770  $    687  3.66%    $  14,342  $   329    2.29%
-------------------------------------------------------------------------------------------------------------------------------
  Savings accounts                        136,367     3,269  2.40       157,920     3,808   2.41      159,374    4,394    2.76
-------------------------------------------------------------------------------------------------------------------------------
  Checking accounts                        36,859       593  1.61        33,744       613   1.82       31,886      570    1.78
-------------------------------------------------------------------------------------------------------------------------------
  Certificate accounts                    237,458    12,982  5.47       242,384    12,837   5.30      239,819   13,383    5.58
-------------------------------------------------------------------------------------------------------------------------------

    Total                                 474,174    20,287  4.28       452,818    17,945   3.96      445,421   18,676    4.19
-------------------------------------------------------------------------------------------------------------------------------
  Borrowed funds                          276,321    15,979  5.78       286,034    15,413   5.39      222,057   12,931    5.82
-------------------------------------------------------------------------------------------------------------------------------
  Other                                     1,483        30  2.02         1,539        30   1.95        1,628       32    1.97
-------------------------------------------------------------------------------------------------------------------------------

    Total interest-bearing liabilities    751,978    36,296  4.83       740,391    33,388   4.51      669,106   31,639    4.73
-------------------------------------------------------------------------------------------------------------------------------
  Non-interest bearing liabilities         34,317        --    --        42,274        --     --       37,492       --      --
-------------------------------------------------------------------------------------------------------------------------------
  Equity                                   85,394        --    --        93,484        --     --      106,616       --      --
-------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and equity        $ 871,689        --    --     $ 876,149        --     --    $ 813,214       --      --
                                        =======================================================================================
Net earning assets                      $  81,818        --    --     $  98,974        --     --    $ 107,983       --      --
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                            --  $ 24,488    --            --  $ 25,079     --           --  $23,566      --
-------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread/4/                    --        --  2.46%           --        --   2.46%          --       --    2.37%
-------------------------------------------------------------------------------------------------------------------------------
Net interest margin/5/                         --        --  2.94%           --        --   2.99%          --       --    3.03%
-------------------------------------------------------------------------------------------------------------------------------
Ratio of interest-earning assets to
 interest-bearing liabilities                  --        --   111%           --        --    113%          --       --     116%
-------------------------------------------------------------------------------------------------------------------------------

/1/ Includes related assets available for sale and unamortized discounts and premiums.

/2/ Includes municipal obligations and yield and income stated is fully taxable equivalent for years 2000 and 1999.

/3/ Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loan loss allowances and includes loans held for sale and non-performing loans.

/4/ Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities on a fully taxable equivalent basis.

/5/ Net interest margin represents net interest income on a fully taxable equivalent basis divided by average interest earning assets.

M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S

C O M P A R I S O N O F T H E C O N S O L I D A T E D R E S U LT S O F O P E R A T I O N S F O R T H E Y E A R S E N D E D
D E C E M B E R  3 1 ,  2 0 0 0  A N D  1 9 9 9

Net Income. Net income for the year ended December 31, 2000 decreased $463,000 or 6.5% from the previous year to $6.7 million. Changes in the components of net income are discussed herein.

Interest Income. Total interest income increased $2.4 million or 4.2% to $59.0 million for the year ended 2000. This was primarily the result of an increase of 32 basis points on the yield on average earning assets, offset slightly by a decrease of $5.6 million in average earning assets. Interest on bank deposits and short-term investments increased $134,000 or 24.3% to $686,000 during 2000 due primarily to higher average yields on short-term investments. Interest on investment securities remained approximately the same. Interest on loans receivable increased $2.9 million or 11.5% to $28.4 million due to the increase in average balances of $26.6 million or 7.7% and an increase in the average yield on loans of 26 basis points. The Company purchased $55.1 million of loans 2000 as compared to $57.6 million in 1999. Interest on mortgage-related securities decreased $631,000 or 3.1% due to the average balances decreasing $22.3 million or 7.3%, offset slightly by the increase in the average yield of 30 basis points due to the interest rate environment. The dividends on FHLB stock increased $154,000 or 16.4% to $1.1 million in 2000 due to an increase of $1.1 million in the average balance resulting from the purchase of additional FHLB stock in the year 1999. The Association is required to own FHLB stock based partly on the levels of FHLB borrowings.

Interest Expense. Total interest expense on interest-bearing liabilities increased $2.9 million or 8.7% due to an increase in the average balance of interest-bearing liabilities of $11.6 million or 1.6% to $752.0 million and also an increase in the weighted average cost from 4.51% to 4.83%. The interest on savings accounts increased $2.3 million or 13.1% to $20.3 million for 2000 due to the weighted average cost increasing 32 basis points and the average balance increasing $21.4 million. The interest expense on savings accounts was most impacted by the increase in the interest expense on money market accounts. Interest expense on money market accounts increased $2.8 million over 1999 due to the average balances increasing $44.7 million and also an increase in the average cost from 3.66% to 5.42%. The Company restructured its money market accounts and now offers a tiered account structured with rates that increase as the balance of account increases. This was done to attract new deposits and keep current deposits. The interest on borrowings increased $566,000 or 3.7% due to primarily an increase in the weighted average cost from 5.39% to 5.78% for 2000 offset by a decrease in the average balance of borrowed funds. Funding asset growth through FHLB borrowings is one of the strategies management is currently employing. Management believes the borrowings can be invested at yields higher than the cost of the borrowed funds, thereby increasing net interest income. FHLB borrowings have been invested in residential mortgage loans, mortgage-related securities, and other investment securities.

Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income on a fully taxable equivalent basis and interest expense during the period indicated. Information is provided with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.

                                                             YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE
                                                           YEAR ENDED DECEMBER 31, 1999 INCREASE (DECREASE)
                                                                                DUE TO
(Dollars in thousands)                                            Volume          Rate           Net
                                                           ------------------------------------------------
Interest-earning assets:
 Interest-earning deposits and short-term investments             $    49        $   85        $  134
-----------------------------------------------------------------------------------------------------------
 Investments securities, net                                         (814)          550          (264)
-----------------------------------------------------------------------------------------------------------
 Loans receivable, net                                              1,968           956         2,924
-----------------------------------------------------------------------------------------------------------
 Mortgage-related securities                                       (1,495)          864          (631)
-----------------------------------------------------------------------------------------------------------
 FHLB Stock                                                            71            83           154
-----------------------------------------------------------------------------------------------------------
  Total interest-earning assets                                      (221)        2,538         2,317
                                                           ================================================

                                                             YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE
                                                           YEAR ENDED DECEMBER 31, 1999 INCREASE (DECREASE)
                                                                                DUE TO
(Dollars in thousands)                                            Volume          Rate           Net
                                                           ------------------------------------------------
Interest-bearing liabilities:
-----------------------------------------------------------------------------------------------------------
 Money market savings accounts                                      1,637         1,119         2,756
-----------------------------------------------------------------------------------------------------------
 Savings accounts                                                    (520)          (19)         (539)
-----------------------------------------------------------------------------------------------------------
 Checking accounts                                                     57           (77)          (20)
-----------------------------------------------------------------------------------------------------------
 Certificate accounts                                                (261)          406           145
-----------------------------------------------------------------------------------------------------------
 Borrowings                                                          (523)        1,089           566
-----------------------------------------------------------------------------------------------------------
 Other                                                                 (1)            1             0
-----------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                                  389         2,519         2,908
-----------------------------------------------------------------------------------------------------------
  Net Change in Net Interest Income                                $ (610)       $   19        $ (591)
-----------------------------------------------------------------------------------------------------------

Provision for Loan Losses. The Company provided $630,000 for loan losses during 2000 as compared to $390,000 during 1999 due to a review of the Company's loan portfolio. The Company purchased $55.1 million and $57.6 million of loans in 2000 and 1999, respectively. The Company also increased its commercial real estate loans $5.9 million over 1999 and also increased its construction loan portfolio $21.7 million which includes commercial real estate. The increase in the provision was substantially due to the increase in the Company's residential and commercial real estate portfolio. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans receivable which are deemed probable and estimable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its portfolio at this time, no assurance can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

Net Interest Income. Net interest income after the loan loss provision for 2000 was $22.1 million, a decrease of $744,000 or 3.3% compared to 1999.

Non-interest Income. Non-interest income consists of service fees, net gains on sale of securities and education loans, data processing service fees and other miscellaneous non-interest income. Fees on savings products increased $366,000 over 1999 as the Company restructured its service fee and savings products beginning in September 1999. Net gains on the sale of securities increased $273,000 due substantially to the sale of a limited partnership investment in December, 2000 which resulted in a gain of approximately $243,000. The Company had trading gains for 2000 of $101,000. The Company has investments of $798,000 in a trading portfolio as of December 31, 2000 which consists entirely of equity securities. The Company had no trading portfolio as of December 31, 1999. Gain on the sale of education loans fell $101,000 due to the timing of education loan sales. Education loans are sold as they reach repayment status. Data processing fees decreased $561,000 due to the discontinuation of the Company's data processing services. The Company previously announced that it will no longer continue to provide data processing services for other companies. The information services department will concentrate on providing data processing services to the Company only.

Non-interest Expense. Total non-interest expense increased $93,000. Compensation and employee benefits decreased $745,000 primarily attributed to the one-time pretax charge of $650,000 related to the retirement of a former executive in 1999. Deposit insurance premiums decreased $180,000 as the cost of insurance fell from approximately 5.9 basis points in 1999 to approximately 2.1 basis points in 2000. All other non-interest expense increased $933,000 to $17.4 million over 1999 as the Company incurred higher marketing and professional fees due to new marketing programs and various consulting arrangements in areas such as technology, profitability, and wealth management.

Income Tax Expense. The provision for income taxes decreased $375,000 or 16.2% to $1.9 million for 2000. The effective tax rate for 2000 is 22.6% as compared to 24.6% for 1999. This decrease is primarily a result of a reduction in pretax income, coupled with an increase in tax credits on a low income housing tax credit investment.

M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S

C O M PA R I S O N O F T H E C O N S O L I D A T E D R E S U LT S O F O P E R A T I O N S F O R T H E Y E A R S E N D E D
D E C E M B E R  3 1 ,  1 9 9 9  A N D  1 9 9 8

Net Income. Net income for the year ended December 31, 1999 decreased $1.1 million or 13.7% from the previous year to $7.1 million. Changes in the components of net income are discussed herein.

Interest Income. Total interest income increased $1.4 million or 2.6% to $56.6 million for the year ended 1999. This is substantially the result of an increase of $62.3 million in the average balances of interest-earning assets offset slightly by a decrease in the weighted average yield from 7.10% in 1998 to 6.97% in 1999. Interest on deposits and short-term investments decreased $85,000 or 13.3% to $552,000 during 1999 due to lower yields on short-term investments. Interest on investment securities on a fully taxable equivalent basis increased due principally to higher yields. Also, interest on loans receivable decreased $39,000 or 0.2% to $25.4 million due to the increase in average balances of $18.0 million or 5.5% offset by the decline in the weighted average yield on loans. The Company purchased $57.6 million of loans in 1999 as compared to $66.8 million in 1998. Borrowed funds were used to purchase investment securities and mortgate-related securities in 1999. Interest on mortgage-related securities increased $2.3 million or 12.8% due to the average balances increasing $39.2 million or 14.6% offset slightly by the decrease of the weighted average yield of 6.81% in 1998 to 6.71% in 1999 due to the interest rate environment. The dividends on FHLB stock increased $209,000 or 28.7% to $938,000 in 1999 due to an increase of $3.1 million in the weighted average balance resulting from the purchase of additional FHLB stock. The Association is required to own FHLB stock based partly on the levels of FHLB borrowings.

Interest Expense. Total interest expense on interest-bearing liabilities increased $1.7 million or 5.5% due to an increase in the average balance of interest-bearing liabilities of $71.3 million or 10.7% to $740.4 million offset by a decrease in the weighted average cost from 4.73% to 4.51%. The interest on savings accounts decreased $731,000 or 3.9% to $17.9 million for 1999 due primarily to the weighted average cost decreasing 23 basis points. The interest on borrowings increased $2.5 million or 19.2% due to an increase of $64.0 million or 28.8% in the average balances of borrowings offset by the weighted average cost decrease from 5.82% to 5.39% for 1999. Funding asset growth through FHLB borrowings is one of the strategies management is currently employing. Management believes the FHLB borrowings can be invested at yields higher than the cost of the borrowed funds, thereby increasing net interest income. FHLB borrowings have been invested in residential mortgage loans, mortgage-related securities, and other investment securities.

Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income on a fully taxable equivalent basis and interest expense during the period indicated. Information is provided with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.

                                                             YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE
                                                           YEAR ENDED DECEMBER 31, 1998 INCREASE  (DECREASE)
                                                                               DUE TO
(Dollars in thousands)                                            Volume         Rate          Net
                                                           -------------------------------------------------
Interest-earning assets:
 Interest-earning deposits and short-term investments             $  111         $  (196)      $  (85)
------------------------------------------------------------------------------------------------------------
 Investments securities, net                                          12             827          839
------------------------------------------------------------------------------------------------------------
 Loans receivable, net                                             1,409          (1,448)         (39)
------------------------------------------------------------------------------------------------------------
 Mortgage-related securities                                       2,668            (330)       2,338
------------------------------------------------------------------------------------------------------------
 FHLB Stock                                                          199              10          209
------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                                    4,399          (1,137)       3,262

Interest-bearing liabilities:
 Money market savings accounts                                       101             257          358
------------------------------------------------------------------------------------------------------------
 Savings accounts                                                    (40)           (546)        (586)
------------------------------------------------------------------------------------------------------------
 Checking accounts                                                    33              10           43
------------------------------------------------------------------------------------------------------------
 Certificate accounts                                                143            (689)        (546)
------------------------------------------------------------------------------------------------------------
 Borrowings                                                        3,723          (1,241)       2,482
------------------------------------------------------------------------------------------------------------
 Other                                                                (2)             --           (2)
------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                               3,958          (2,209)       1,749
------------------------------------------------------------------------------------------------------------
  Net Change in Net Interest Income                               $  441         $ 1,072       $1,513
------------------------------------------------------------------------------------------------------------

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

Non-interest Income. Non-interest income consists of service fees, net gains on sale of securities and education loans, data processing service fees and other miscellaneous non-interest income. Service fees increased $526,000 or 28.7% to $2.4 million for 1999 primarily due to a restructuring of the service fees and products beginning September, 1999. Net gains on the sale of securities decreased by $203,000 or 73.3%. Net gains on the sale of education loans decreased $31,000 or 12.7% to $214,000 for 1999 due to the timing of education loan sales. Education loans are sold as they reach repayment status. Data processing fees decreased $161,000 or 21.4% to $593,000 for 1999 due to the previously announced discontinuation of its data services. The Company previously announced that it will no longer continue to provide data processing services for other companies. The information services department will concentrate on providing data processing services to the Company only. Other miscellaneous income decreased $1.1 million or 64.8% to $586,000 for 1999 primarily due to a one-time $876,000 Pennsylvania foreign franchise tax refund recorded in 1998.

Non-interest Expense. Total non-interest expense increased $1.7 million or 10.8% to $17.3 million for 1999. Compensation and employee benefits increased $1.2 million or 13.8% to $10.1 million for 1999 due to the opening of an additional branch office, salary increases, a one time pre-tax charge of $579,000 related to the Employee Stock Ownership Plan and a one-time pre-tax charge of $650,000 related to the retirement of a former executive. Occupancy and equipment expense increased $137,000 or 5.9% to $2.5 million due to the opening of an additional branch office in 1999. Deposit insurance premiums remained substantially the same for both 1999 and 1998. Other miscellaneous expenses increased $375,000 or 13.1% to $3.2 million for 1999 due substantially to increases in real estate owned expenses of $205,000.

Income Tax Expense. The provision for income taxes decreased $1.8 million or 44.2% to $2.3 million for 1999. The effective tax rate for 1999 is 24.6% as compared to 33.5% for 1998. This decrease is primarily a result of a reduction in pretax income, coupled with an increase in the level of non-taxable income and a decrease in the current year state tax expense.

O T H E R  M A T T E R S

Liquidity and Capital Resources. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-related securities, proceeds from maturing investment securities, advances from the FHLB, and other borrowed funds. While scheduled maturities of investments and amortizations of loans are predictable sources of funds, deposit flows and prepayments on mortgage loans and mortgage-related securities are greatly influenced by general interest rates, economic conditions and competition. The Association is required to maintain an average daily balance of liquid assets and short-term borrowings as defined by the OTS regulations. The total liquidity for the month of December, 2000 was 30.4%. The higher than required levels of liquidity are due to the types of investment securities which qualify for liquidity.

  Liquidity can be further analyzed by utilizing the Consolidated Statement of Cash Flows. Net cash used in financing activities was $12.6 million during the year ended December 31, 2000. This was primarily due to a net decrease in borrowings of $28.6 million. Net cash provided by investing activities was $2.3 million. Net cash provided by operating activities was $5.1 million. Overall, cash and cash equivalents decreased $5.2 million at year-end 2000 compared to year-end 1999 due to the high levels of cash as of December 31, 1999 for potential year 2000 contingencies.

  At December 31, 2000, the Association had commitments to extend credit of $29.3 million.

  At December 31, 2000, the Association had exceeded each of the OTS' capital requirements for tangible, core, and risk-based capital. The OTS requires the Association to maintain a minimum regulatory tangible capital of at least 1.50% of tangible assets, a minimum 4.0% core capital ratio (expressed as a percentage of adjusted total assets) and a minimum risk-based capital of 8.0% (expressed as a percentage of risk-weighted assets, which includes off-balance sheet items) as defined by the OTS. The Company is not required by the OTS to maintain minimum levels of capital for regulatory purposes. Refer to Note 11 for capital requirements and regulatory restrictions.

M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S

Other. The Company previously announced that after a comprehensive study of its DataOne data processing division, it has concluded that it will no longer continue to provide data processing services for other financial institutions. The study included analysis of strategic business planning objectives, a review of the current data processing system and its operation, as well as review of the competition in the data processing service arena. Two of the three external clients of DataOne were deconverted prior to the year 2000 and the other client was deconverted during the first six months of the year 2000.

New Accounting Pronouncements. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- An Amendment of FASB Statement No. 133," requires that derivative instruments be carried at fair value on the balance sheet. The statements continue to allow derivative instruments to be used to hedge various risks and set forth specific criteria to be used to determine when hedge accounting can be used. The statements also provide for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

  The provisions of this statement, as amended, are effective for the Company for its quarterly and annual reporting beginning January 1, 2001. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement as no such instruments are used by the Company.

  In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 5, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.

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

Recent Developments. The Board of Directors declared a dividend of $.18 per share to shareholders of record on February 9, 2001, payable on February 21, 2001. Also, the Board of Directors approved the repurchase of up to 5% of the outstanding shares of the Company, or 281,096 shares of GA Financial, Inc. common stock on January 23, 2001. The plan must be completed by January 23, 2002. The total treasury shares of the Company's stock was 3,433,451 as of March 8, 2001.

  The Company has determined to close its branch at the Belle Vernon location. The Company has received OTS permission for this closing and will close the branch effective May 31, 2001. The Company expects to incur approximately $100,000 in expenses related to this transaction in the first quarter of 2001.

  The Company has begun operations of a new company which will offer wealth management services. GA Financial Strategies, Inc. was incorporated in the first quarter of 2001 and is a subsidiary of Great American Federal.

Private Securities Litigation Reform Act Safe Harbor Statement. In addition to historical information, this Annual Report may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan and investment portfolios, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Further description of the risks and uncertainties to the business are included in detail in Item 1, "Business," of the Company's 2000 Form 10-K.

             I N D E P E N D E N T  A U D I T O R S '  R E P O R T

T H E  B O A R D  O F  D I R E C T O R S  A N D  S H A R E H O L D E R S

G A  F I N A N C I A L ,  I N C . :

  We have audited the accompanying consolidated statements of financial condition of GA Financial, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the year ended December 31, 1998, were audited by other auditors whose report thereon dated January 27, 1999, expressed an unqualified opinion on those statements.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GA Financial, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
January 26, 2001

C O N S O L I D A T E D  S T A T E M E N T S  O F
F I N A N C I A L  C O N D I T I O N

As of December 31, 2000 and December 31, 1999

Dollars in thousands, except per share data

                                                                                  December 31, 2000   December 31, 1999
                                                                                  -------------------------------------
A S S E T S
Cash (including interest-bearing demand deposits
 of $16,596 in 2000 and $12,457 in 1999)                                               $  21,436          $  26,632
-----------------------------------------------------------------------------------------------------------------------
 Held for trading securities, at fair value                                                  798                 --
-----------------------------------------------------------------------------------------------------------------------
 Available for sale securities, at fair value (Note 4):
-----------------------------------------------------------------------------------------------------------------------
  Investment securities                                                                  145,370            150,960
-----------------------------------------------------------------------------------------------------------------------
  Mortgage-related securities                                                            265,681            306,724
-----------------------------------------------------------------------------------------------------------------------
 Held to maturity investment securities, at cost (fair value of $12,800) (Note 4)         12,761                 --
-----------------------------------------------------------------------------------------------------------------------
 Loans receivable, net of allowance for loan losses of $2,268 and $1,731,
  respectively (Note 5)                                                                  380,474            334,351
-----------------------------------------------------------------------------------------------------------------------
 Education loans held for sale (Note 5)                                                   19,359             19,158
-----------------------------------------------------------------------------------------------------------------------
 Accrued interest receivable on investments                                                3,134              3,482
-----------------------------------------------------------------------------------------------------------------------
 Accrued interest receivable on loans                                                      3,277              2,612
-----------------------------------------------------------------------------------------------------------------------
 Federal Home Loan Bank stock (Note 3)                                                    15,458             15,458
-----------------------------------------------------------------------------------------------------------------------
 Office, property and equipment, net (Note 6)                                              7,441              5,670
-----------------------------------------------------------------------------------------------------------------------
 Foreclosed assets                                                                           154                345
-----------------------------------------------------------------------------------------------------------------------
 Securities sold, not settled (Note 4)                                                     1,539                 --
-----------------------------------------------------------------------------------------------------------------------
 Prepaid expenses and other assets                                                        12,287             17,588
-----------------------------------------------------------------------------------------------------------------------
  Total Assets                                                                         $ 889,169          $ 882,980
                                                                                  =====================================

L I A B I L I T I E S  A N D  S H A R E H O L D E R S '  E Q U I T Y
L I A B I L I T I E S :
 Non-interest-bearing demand deposits (Note 7)                                         $  33,840          $  29,418
-----------------------------------------------------------------------------------------------------------------------
 Savings accounts (Note 7)                                                               488,645            465,706
-----------------------------------------------------------------------------------------------------------------------
 Borrowed funds (Note 3)                                                                 268,598            297,160
-----------------------------------------------------------------------------------------------------------------------
 Advances from borrowers for taxes and insurance                                           1,822              1,444
-----------------------------------------------------------------------------------------------------------------------
 Accrued interest payable                                                                  2,506              2,569
-----------------------------------------------------------------------------------------------------------------------
 Securities purchased, not settled (Note 4)                                                   --                 29
-----------------------------------------------------------------------------------------------------------------------
 Other liabilities (Note 8)                                                                1,110              2,083
-----------------------------------------------------------------------------------------------------------------------
  Total Liabilities                                                                    $ 796,521          $ 798,409

S H A R E H O L D E R S '  E Q U I T Y :
Preferred stock, (.01 par value); 1,000,000
 shares authorized; 0 shares issued                                                           --                 --
-----------------------------------------------------------------------------------------------------------------------
 Common stock, (.01 par value); 23,000,000 shares authorized; 8,900,000 shares
  issued                                                                                      89                 89
-----------------------------------------------------------------------------------------------------------------------
 Additional paid-in capital                                                               86,898             86,722
-----------------------------------------------------------------------------------------------------------------------
 Treasury stock, at cost (3,278,071 shares at December 31, 2000
  and 2,676,561 shares at December 31, 1999)                                             (52,892)           (45,036)
-----------------------------------------------------------------------------------------------------------------------
 Unearned employee stock ownership plan (ESOP) shares                                     (3,780)            (4,488)
-----------------------------------------------------------------------------------------------------------------------
 Unearned recognition and retention plan (RRP) shares                                       (758)            (1,317)
-----------------------------------------------------------------------------------------------------------------------
 Accumulated other comprehensive (loss) income, net of taxes (Note 4)                     (2,608)           (14,332)
-----------------------------------------------------------------------------------------------------------------------
 Retained earnings, substantially restricted                                              65,699             62,933
-----------------------------------------------------------------------------------------------------------------------
  Total Shareholders' Equity                                                              92,648             84,571

  Total Liabilities and Shareholders' Equity                                           $ 889,169          $ 882,980
                                                                                  =====================================

The accompanying notes are an integral part of the consolidated financial statements.

C O N S O L I D A T E D  S T A T E M E N T S  O F  I N C O M E
A N D  C O M P R E H E N S I V E  I N C O M E

For the Years Ended December 31, 2000, 1999, and 1998

Dollars in thousands, except share data


                                                                            2000        1999        1998
                                                                  -----------------------------------------
I N T E R E S T  I N C O M E :
 Loans, including fees                                                  $ 28,350    $ 25,426    $ 25,465
-----------------------------------------------------------------------------------------------------------
 Mortgage-related securities                                              19,997      20,628      18,290
-----------------------------------------------------------------------------------------------------------
 Investment securities:
  Taxable interest                                                         3,595       3,854       6,758
-----------------------------------------------------------------------------------------------------------
  Taxable dividend                                                         3,466       3,083       2,623
-----------------------------------------------------------------------------------------------------------
  Nontaxable interest                                                      2,955       3,102       1,432
-----------------------------------------------------------------------------------------------------------
 Bank deposits                                                               686         552         637
-----------------------------------------------------------------------------------------------------------
 Total interest income                                                    59,049      56,645      55,205
-----------------------------------------------------------------------------------------------------------
I N T E R E S T  E X P E N S E :
 Savings accounts (Note 7)                                                20,287      17,945      18,676
-----------------------------------------------------------------------------------------------------------
 Interest on borrowed funds                                               15,979      15,413      12,931
-----------------------------------------------------------------------------------------------------------
 Other                                                                        30          30          32
-----------------------------------------------------------------------------------------------------------
 Total interest expense                                                   36,296      33,388      31,639
-----------------------------------------------------------------------------------------------------------
 Net interest income before provision for losses on loans                 22,753      23,257      23,566
-----------------------------------------------------------------------------------------------------------
Provision for losses on loans (Note 5)                                       630         390         360
-----------------------------------------------------------------------------------------------------------
 Net interest income after provision for losses on loans                  22,123      22,867      23,206
-----------------------------------------------------------------------------------------------------------
N O N - I N T E R E S T  I N C O M E :
 Service fees                                                              2,725       2,359       1,833
-----------------------------------------------------------------------------------------------------------
 Net gain on sales of securities (Note 4)                                    347          74         277
-----------------------------------------------------------------------------------------------------------
 Net trading gains                                                           101          --          --
-----------------------------------------------------------------------------------------------------------
 Gain on sale of education loans                                             113         214         245
-----------------------------------------------------------------------------------------------------------
 Data processing service fees                                                 32         593         754
-----------------------------------------------------------------------------------------------------------
 Other                                                                       507         586       1,665
-----------------------------------------------------------------------------------------------------------
 Total non-interest income                                                 3,825       3,826       4,774
-----------------------------------------------------------------------------------------------------------
N O N - I N T E R E S T  E X P E N S E :
 Compensation and employee benefits                                        9,335      10,080       8,858
-----------------------------------------------------------------------------------------------------------
 Occupancy and equipment                                                   2,549       2,464       2,327
-----------------------------------------------------------------------------------------------------------
 Deposit insurance premiums (Note 14)                                        101         281         282
-----------------------------------------------------------------------------------------------------------
 Depreciation (Note 6)                                                       752         698         766
-----------------------------------------------------------------------------------------------------------
 Marketing                                                                   670         499         486
-----------------------------------------------------------------------------------------------------------
 Other                                                                     3,944       3,236       2,861
-----------------------------------------------------------------------------------------------------------
 Total non-interest expense                                               17,351      17,258      15,580
-----------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                   8,597       9,435      12,400
-----------------------------------------------------------------------------------------------------------
Provision for income taxes (Note 8)                                        1,945       2,320       4,158
-----------------------------------------------------------------------------------------------------------
Net income                                                              $  6,652    $  7,115    $  8,242
-----------------------------------------------------------------------------------------------------------
O T H E R  C O M P R E H E N S I V E  I N C O M E :
 Unrealized holding gains (losses) on available for
  sale securities, net of taxes                                         $ 11,376    $(17,360)   $   (418)
-----------------------------------------------------------------------------------------------------------
 Reclassification adjustment for net losses (gains)
 included in net income                                                      348        (278)         --
-----------------------------------------------------------------------------------------------------------
 Other comprehensive income (loss)                                        11,724     (17,638)       (418)
-----------------------------------------------------------------------------------------------------------
 Comprehensive income (loss)                                            $ 18,376    $(10,523)   $  7,824
                                                                  =========================================
Basic earnings per share                                                $   1.25    $   1.24    $   1.26
-----------------------------------------------------------------------------------------------------------
Diluted earnings per share                                              $   1.24    $   1.22    $   1.23
                                                                  =========================================
Average shares outstanding - Basic                                     5,317,507   5,756,793   6,516,237
-----------------------------------------------------------------------------------------------------------
Average shares outstanding - Diluted                                   5,357,398   5,819,577   6,696,898
                                                                  =========================================

The accompanying notes are an integral part of the consolidated financial statements.

C O N S O L I D A T E D  S T A T E M E N T S  O F  C A S H  F L O W S

For the Years Ended December 31, 2000, 1999, and 1998


Dollars in thousands                                                              2000         1999         1998
                                                                            ------------------------------------
C A S H  F L O W S  F R O M  O P E R A T I N G  A C T I V I T I E S :
Net income                                                                  $    6,652   $    7,115   $    8,242
----------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash provided by operating activities:
 Provision for losses on loans                                                     630          390          360
----------------------------------------------------------------------------------------------------------------
 Provision for writedown of REO                                                     --           --           51
----------------------------------------------------------------------------------------------------------------
 Depreciation on office, property and equipment                                    752          698          766
----------------------------------------------------------------------------------------------------------------
 Net (discount accretion) premium amortization on securities                      (162)          69          253
----------------------------------------------------------------------------------------------------------------
 Accretion of net deferred loan fees                                               (50)        (252)        (416)
----------------------------------------------------------------------------------------------------------------
 Amortization of intangibles                                                       185          185          185
----------------------------------------------------------------------------------------------------------------
 Net realized gain on sale of office, property and equipment                        --           --          (32)
----------------------------------------------------------------------------------------------------------------
 Trading gains                                                                    (101)          --           --
----------------------------------------------------------------------------------------------------------------
 Proceeds from sale of held for trading securities                               1,858           --           --
----------------------------------------------------------------------------------------------------------------
 Purchase of held for trading securities                                        (2,555)          --           --
----------------------------------------------------------------------------------------------------------------
 Net realized gain on sales of investments                                        (347)         (74)        (277)
----------------------------------------------------------------------------------------------------------------
 Net realized gain on sale of education loans                                     (113)        (214)        (245)
----------------------------------------------------------------------------------------------------------------
 Net realized loss (gain) on sale of REO                                            83          169          (38)
----------------------------------------------------------------------------------------------------------------
 Allocation of ESOP shares                                                         887        1,553        1,015
----------------------------------------------------------------------------------------------------------------
 Allocation of recognition and retention plan shares                               568          779          801
----------------------------------------------------------------------------------------------------------------
 Deferred income tax benefit                                                      (431)        (459)        (328)
----------------------------------------------------------------------------------------------------------------
 Increase in accrued interest receivable                                          (317)         (44)         (73)
----------------------------------------------------------------------------------------------------------------
 (Increase) decrease in prepaid expenses and other assets                       (1,406)         602       (1,716)
----------------------------------------------------------------------------------------------------------------
 (Decrease) increase in other liabilities                                         (973)          63          168
----------------------------------------------------------------------------------------------------------------
 (Decrease) increase in accrued interest payable                                   (63)         963          221
----------------------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                                       5,097       11,543        8,937
----------------------------------------------------------------------------------------------------------------
C A S H  F L O W S  F R O M  I N V E S T I N G  A C T I V I T I E S :
 Proceeds from sale of available for sale securities                            26,627       56,751      118,952
----------------------------------------------------------------------------------------------------------------
 Repayments and maturities of available for sale securities                     36,659       84,284      129,471
----------------------------------------------------------------------------------------------------------------
 Purchases of available for sale securities                                     (2,444)    (192,339)    (247,738)
----------------------------------------------------------------------------------------------------------------
 Proceeds from call of held to maturity securities                               1,003           --           --
----------------------------------------------------------------------------------------------------------------
 Purchase of held to maturity securities                                       (13,696)          --           --
----------------------------------------------------------------------------------------------------------------
 Securities sold not settled                                                    (1,539)          --           --
----------------------------------------------------------------------------------------------------------------
 Securities purchased not settled                                                  (29)          --           --
----------------------------------------------------------------------------------------------------------------
 Net decrease in short term investments                                          4,910           --           --
----------------------------------------------------------------------------------------------------------------
 Proceeds from sale of education loans                                           8,631       10,023        9,089
----------------------------------------------------------------------------------------------------------------
 Purchases of loans                                                            (55,108)     (57,610)     (66,831)
----------------------------------------------------------------------------------------------------------------
 Net (increase) decrease in loans                                                 (509)      24,477       32,842
----------------------------------------------------------------------------------------------------------------
 Purchases of office, property and equipment, net                               (2,523)      (1,254)        (694)
----------------------------------------------------------------------------------------------------------------
 Proceeds from sale of REO                                                         303          648          229
----------------------------------------------------------------------------------------------------------------
 Proceeds from sale of office, property and equipment                               --           --           49
----------------------------------------------------------------------------------------------------------------
 Purchase of Federal Home Loan Bank stock                                           --       (4,045)      (1,580)
----------------------------------------------------------------------------------------------------------------
 Net cash provided by (used in) investing activities                             2,285      (79,065)     (26,211)
----------------------------------------------------------------------------------------------------------------
C A S H  F L O W S  F R O M  F I N A N C I N G  A C T I V I T I E S :
 Net increase in demand and savings deposits                                    21,123       10,118       11,702
----------------------------------------------------------------------------------------------------------------
 Net increase in certificates of deposit                                         6,238        2,458        8,692
----------------------------------------------------------------------------------------------------------------
 Payments of borrowed funds                                                   (548,728)    (481,285)    (471,479)
----------------------------------------------------------------------------------------------------------------
 Proceeds from borrowed funds                                                  520,166      555,900      495,787
----------------------------------------------------------------------------------------------------------------
 Dividends paid                                                                 (3,919)      (3,742)      (4,007)
----------------------------------------------------------------------------------------------------------------
 Net increase (decrease) in advances from borrowers for taxes and
  insurance                                                                        378          (70)         (88)
----------------------------------------------------------------------------------------------------------------
 Purchase of treasury stock                                                     (7,865)     (13,724)     (12,872)
----------------------------------------------------------------------------------------------------------------
 Other                                                                              29        1,012          284
----------------------------------------------------------------------------------------------------------------
 Net cash (used in) provided by financing activities                           (12,578)      70,667       28,019
----------------------------------------------------------------------------------------------------------------
 Net (decrease) increase in cash and cash equivalents                           (5,196)       3,145       10,745
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                  26,632       23,487       12,742
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $   21,436   $   26,632   $   23,487
----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

C O N S O L I D A T E D  S T A T E M E N T S  O F
S H A R E H O L D E R S '  E Q U I T Y

For the Years Ended December 31, 2000, 1999, and 1998

Dollars in thousands

                                                                                                    ACCUMULATED
                                                                                                       OTHER
                                                                                                       COMPRE-              TOTAL
                                                           ADDITIONAL           UNEARNED   UNEARNED    HENSIVE              SHARE-
                                                  COMMON     PAID-    TREASURY    ESOP       RRP       INCOME   RETAINED   HOLDERS'
                                                  STOCK    IN CAPITAL   STOCK    SHARES     SHARES     (LOSS)   EARNINGS   EQUITY
Balance as of December 31, 1997                    $89      $85,992   $(19,464) $(6,104)   $(3,107)   $  3,724   $54,996   $116,126
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                          --           --         --        --        --          --     8,242      8,242
-----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax              --           --         --        --        --        (418)       --       (418)

-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchased                            --           --    (12,872)       --        --          --        --    (12,872)

-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($0.54 per share)                    --           --         --        --        --          --    (3,678)    (3,678)

-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated to ESOP                            --          431         --       584        --          --        --      1,015
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated
 stock-based compensation                           --           44         81        --       676          --        --        801
-----------------------------------------------------------------------------------------------------------------------------------

Balance as of December 31, 1998                    $89      $86,467   $(32,255) $ (5,520)  $(2,431)   $  3,306   $59,560   $109,216
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                          --           --         --        --        --          --     7,115      7,115
-----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax              --           --         --        --        --     (17,638)       --    (17,638)

-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchased                            --           --    (13,724)       --        --          --        --    (13,724)

-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($0.64 per share)                    --           --         --        --        --          --    (3,776)    (3,776)

-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated to ESOP                            --          521         --     1,032        --          --        --      1,553
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated
 stock-based compensation                           --         (266)       943        --     1,114          --        34      1,825
-----------------------------------------------------------------------------------------------------------------------------------

Balance as of December 31, 1999                    $89      $86,722   $(45,036) $ (4,488)  $(1,317)   $(14,332)  $62,933   $ 84,571
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                          --           --         --        --        --          --     6,652      6,652
-----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax              --           --         --        --        --      11,724        --     11,724
-----------------------------------------------------------------------------------------------------------------------------------
Treasury stock purchased                            --           --     (7,865)       --        --          --        --     (7,865)

-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends ($0.72 per share)                    --           --         --        --        --          --    (3,919)    (3,919)

-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated to ESOP                            --          179         --       708        --          --        --        887
-----------------------------------------------------------------------------------------------------------------------------------
Shares allocated
 stock-based compensation                           --           (3)         9        --       559          --        33        598
-----------------------------------------------------------------------------------------------------------------------------------

Balance as of December 31, 2000                    $89      $86,898   $(52,892) $ (3,780)  $  (758)   $ (2,608)  $65,699   $ 92,648
                                                  =================================================================================

Other comprehensive income for 2000, 1999, and 1998 is net of (tax benefit) tax of $6,953, $(10,359), and $(246), respectively.

The accompanying notes are an integral part of the consolidated financial statements.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

N o t e  1 .  A c c o u n t i n g  P o l i c i e s

The significant accounting policies followed by GA Financial, Inc. (the "Company") and subsidiaries are as follows:

B A S I S  O F  P R E S E N T AT I O N

The accompanying consolidated financial statements include the accounts of GA Financial, Inc. and its subsidiaries, Great American Federal (the "Association") and New Eagle Capital, Inc., and the Association's wholly owned subsidiary, Great American Financial Services, Inc. Intercompany accounts and transactions have been eliminated in consolidation.

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

C A S H  A N D  C A S H  E Q U I VA L E N T S

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, including interest-bearing demand deposits, and federal funds sold. Generally, federal funds are sold for one-day periods.

I N V E S T M E N T  S E C U R I T I E S  A N D
M O R T G A G E - R E L AT E D  S E C U R I T I E S

Securities classified as "available for sale" include investments management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Declines in the fair value of individual available for sale and held to maturity securities below their cost that are deemed other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in non-interest income in the Consolidated Statements of Income and Comprehensive Income. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

  Assets purchased with the intention of recognizing short-term profits are considered trading assets and are carried at fair value. Realized and unrealized gains and losses are included in non-interest income. Interest on trading account assets is recorded in non-interest income.

  Securities are classified as held to maturity when management has the positive intent and ability to hold the securities to maturity. Securities held to maturity, when present, are carried at amortized cost.

A L LO W A N C E  F O R  L O A N  L O S S E S

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

This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The specific valuation allowance, or allowance for impaired loan losses, is part of the total allowance for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the allowance for loan losses until the previously charged-off principal is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. At December 31, 2000, 1999 and 1998, the Company did not have any recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and 118. Since the Company had no loans considered impaired under SFAS No. 114 during the years ended December 31, 2000, 1999 or 1998, there was no interest income recognized on impaired loans during the years ended December 31, 2000, 1999, or 1998.

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

L O A N S

Interest income is recognized on a level yield basis. Loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the related loan as a yield adjustment using the interest method. Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractural maturity, adjusting for anticipated prepayments. The accrual of interest is discontinued, when in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. Interest accrual is normally discontinued when the loan becomes delinquent 90 days or more past due. Interest receipts on such nonaccrual loans are first applied to principal. A nonaccrual loan is not returned to accruing status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. Loans held for sale are education loans, which are recorded at cost which approximates market value on an aggregate basis. Market value is based on market prices on recent sales.

O F F I C E ,  P R O P E R T Y  A N D  E Q U I P M E N T

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

I N T A N G I B L E  A S S E T S

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

F O R E C L O S E D  A S S E T S

Foreclosed assets consist of property acquired in settlement of real estate loan indebtedness. Such assets are carried at the lower of cost or fair value less estimated costs to sell. Net costs to maintain the foreclosed assets and subsequent gains and losses attributable to their disposal are included in other expense.

T R E A S U R Y  S T O C K

The purchase of the Company's stock is recorded at cost. If reissuance occurs, the treasury stock account will be reduced by the cost of such stock using the average cost method, with any difference in proceeds being debited or credited to additional paid-in capital.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

I N C O M E  T A X E S

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

  In tax years prior to fiscal year 1997, the Company was permitted, under the Internal Revenue Code, ("Code"), to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Because the Company does not intend to use the reserve for purposes other than to absorb losses, no deffered income taxes have been provided prior to fiscal year 1987. Retained earnings at December 31, 2000 includes approximately $13.3 million representing such bad debt deductions for which no deferred income taxes have been provided.

R E C L A S S I F I C A T I O N S

For comparative purposes, reclassifications have been made to certain amounts previously reported to conform with the current period presentation in the consolidated financial statements.

N o t e  2 .  S e g m e n t  R e p o r t i n g

GA Financial, Inc., through its wholly owned subsidiary Great American Federal, performs traditional banking services. These financial services include making loans to individuals and businesses, offering an array of deposit products and investing in marketable securities. The retail network of offices is located in Allegheny County with two offices in Westmoreland County. The operating results of the Company as a single entity are used by management in making operating decisions. Therefore, the consolidated financial statements, as presented, represent the results of a single financial services segment.

N o t e 3 . F e d e r a l H o m e L o a n B a n k S t o c k a n d A d v a n c e s a n d O t h e r B o r r o w i n g s

The Association is a member of the Federal Home Loan Bank system. As a member, the Association is required to maintain an investment in the capital stock of the Federal Home Loan Bank (FHLB), which is carried at cost. The required investment is based on 1% of its outstanding home loans, and also a percentage of FHLB borrowings.

  The Association can take short-term and long-term advances with the FHLB. FHLB advances by year of maturity as of December 31, 2000 and 1999 are summarized as follows:


DECEMBER 31, 2000                                             WEIGHTED
(Dollars in thousands)                     AMOUNT           AVERAGE RATE
---------------------------------------------------------------------------
 2001                                     $ 86,475              6.26%
---------------------------------------------------------------------------
 2002                                        8,000              6.89
---------------------------------------------------------------------------
 2003                                           --                --
---------------------------------------------------------------------------
 2004                                           --                --
---------------------------------------------------------------------------
 2005                                           --                --
---------------------------------------------------------------------------
 2006 and thereafter                       123,000              5.29
---------------------------------------------------------------------------
 Total                                    $217,475              5.74%
                                        ===================================


DECEMBER 31, 1999                                             WEIGHTED
(Dollars in thousands)                     AMOUNT           AVERAGE RATE
---------------------------------------------------------------------------
 2000                                     $115,160              5.82%
---------------------------------------------------------------------------
 2001                                       34,000              5.58
---------------------------------------------------------------------------
 2002                                       25,000              5.47
---------------------------------------------------------------------------
 2003                                           --                --
---------------------------------------------------------------------------
 2004                                           --                --
---------------------------------------------------------------------------
 2005 and thereafter                       123,000              5.29
---------------------------------------------------------------------------
 Total                                    $297,160              5.54%
                                        ===================================

  Advances from the FHLB are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments. The Association has a maximum borrowing capacity with the FHLB of $412.6 million as of December 31, 2000.

As of December 31, 2000 the Company also maintained securities sold under agreements to repurchase.

Securities sold under agreement to repurchase as of December 31, 2000 are summarized as follows:

                                                         WEIGHTED
(Dollars in thousands)                      AMOUNT     AVERAGE RATE
---------------------------------------------------------------------
Securities sold under agreements to
 repurchase                               $ 51,123         6.52%
=====================================================================

  Securities sold under agreements to repurchase were collateralized by mortgage-backed securities with an amortized cost of $52.7 million and fair value of $52.0 million as of December 31, 2000. The securities were safekept at the FHLB. The $51.1 million was comprised of three commitments which all mature within 30 to 90 days. There were no securities sold under agreements to repurchase as of December 31, 1999. The average balance and weighted average rate for 2000 was $35.6 million and 6.55%, respectively. The maximum amount outstanding at any month-end during 2000 was $69.0 million.

N o t e  4 .  I n v e s t m e n t  S e c u r i t i e s  a n d
M o r t g a g e - R e l a t e d  S e c u r i t i e s

As of December 31, 2000, there were $1.5 million of securities sold which did not settle until 2001 and accordingly, have been reflected as "securities sold, not settled," in the accompanying consolidated statements of financial condition.

  As of December 31, 1999, there were $29,000 of securities purchased which did not settle until January, 2000 and accordingly, have been reflected as "Securities purchased, not settled" in the accompanying consolidated statements of financial condition.

  The amortized cost and estimated fair value of investment securities and mortgage-related securities available for sale and held to maturity securities as of December 31, 2000 and 1999 are as follows:


(Dollars in thousands)                                                               December 31, 2000
                                                                     ---------------------------------------------------
                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED
A V A I L A B L E  F O R  S A L E  S E C U R I T I E S :               COST          GAINS         LOSSES     FAIR VALUE
                                                                     ---------------------------------------------------
Mortgage-backed securities                                           $  200,054     $   672      $ (1,872)    $  198,854
------------------------------------------------------------------------------------------------------------------------
Marketable equity securities                                             37,195       2,715        (2,165)        37,745
------------------------------------------------------------------------------------------------------------------------
U.S. government agency debt                                              38,737          --        (1,311)        37,426
------------------------------------------------------------------------------------------------------------------------
Municipal obligations                                                    61,378         269          (674)        60,973
------------------------------------------------------------------------------------------------------------------------
Corporate obligations                                                     9,385           3          (162)         9,226
------------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations                                      68,373         131        (1,677)        66,827
------------------------------------------------------------------------------------------------------------------------
 Total                                                               $  415,122     $ 3,790      $ (7,861)    $  411,051
                                                                     ===================================================

(Dollars in thousands)                                                              December 31, 2000
                                                                     ---------------------------------------------------
                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED
H E L D  T O  M A T U R I T Y  I N V E S T M E N T                     COST          GAINS         LOSSES     FAIR VALUE
 S E C U R I T I E S :                                               ---------------------------------------------------
Corporate obligations                                                $   12,761     $    91      $    (52)    $   12,800
                                                                     ===================================================

(Dollars in thousands)                                                              December 31, 1999
                                                                     ---------------------------------------------------
                                                                                     GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED
A V A I L A B L E  F O R  S A L E  S E C U R I T I E S :               COST          GAINS         LOSSES     FAIR VALUE
                                                                     ---------------------------------------------------
Mortgage-backed securities                                           $  248,193     $   323      $(10,525)    $  237,991
------------------------------------------------------------------------------------------------------------------------
Marketable equity securities                                             42,839       1,850        (2,237)        42,452
------------------------------------------------------------------------------------------------------------------------
U.S. government agency debt                                              40,070          --        (2,922)        37,148
------------------------------------------------------------------------------------------------------------------------
Municipal obligations                                                    64,640           1        (4,757)        59,884
------------------------------------------------------------------------------------------------------------------------
Corporate obligations                                                    12,109          --          (633)        11,476
------------------------------------------------------------------------------------------------------------------------
Collateralized mortgage obligations                                      72,581          14        (3,862)        68,733
------------------------------------------------------------------------------------------------------------------------
 Total                                                               $  480,432     $ 2,188      $(24,936)    $  457,684
                                                                     ===================================================

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

  The amortized cost and estimated fair value of investment securities and mortgage-related securities at December 31, 2000, by contractural maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties.


(Dollars in thousands)                                                  December 31, 2000
                                                            ----------------------------------------
                                                              AMORTIZED
A V A I L A B L E  F O R  S A L E  S E C U R I T I E S :        COST               FAIR VALUE
                                                            ----------------------------------------
Due in one year or less                                     $     5,548            $    5,528
----------------------------------------------------------------------------------------------------
Due after one year through five years                            21,720                21,710
----------------------------------------------------------------------------------------------------
Due after five years through ten years                           23,982                23,698
----------------------------------------------------------------------------------------------------
Due after ten years                                             326,677               322,370
----------------------------------------------------------------------------------------------------
 Total                                                          377,927               373,306
----------------------------------------------------------------------------------------------------
Marketable equity securities                                     37,195                37,745
----------------------------------------------------------------------------------------------------
 Total                                                      $   415,122            $  411,051
                                                            ========================================


(Dollars in thousands)                                                  December 31, 2000
                                                            ----------------------------------------
                                                              AMORTIZED
H E L D  T O  M A T U R I T Y  I N V E S T M E N T              COST               FAIR VALUE
S E C U R I T I E S :                                       ----------------------------------------
Due in one year or less                                     $     9,882            $    9,831
----------------------------------------------------------------------------------------------------
Due after one year through five years                             2,879                 2,969
----------------------------------------------------------------------------------------------------
 Total                                                      $    12,761            $   12,800
                                                            ========================================

  Proceeds from sales of available for sale securities for the year ended December 31, 2000 were approximately $26.6 million. Gross gains of approximately $531,000 and gross losses of approximately $184,000 were realized for the year ended December 31, 2000.

   Proceeds from sales of available for sale securities for the year ended December 31, 1999 were approximately $56.8 million. Gross gains of approximately $253,000 and gross losses of approximately $179,000 were realized for the year ended December 31, 1999.

   Proceeds from sales of available for sale securities for the year ended December 31, 1998 were approximately $119.0 million. Gross gains of approximately $348,000 and gross losses of approximately $71,000 were realized for the year ended December 31, 1998.

N o t e  5 .  L o a n s  R e c e i v a b l e

Loans receivable as of December 31, 2000, 1999, 1998, 1997 and
 1996 consist of the following:


(Dollars in thousands)                                       2000        1999        1998        1997        1996
                                                       ----------------------------------------------------------
M O R T G A G E S :
 One to four family residential                        $  276,611  $  255,633  $  239,648  $  215,024  $  178,234
-----------------------------------------------------------------------------------------------------------------
 Multi-family                                               5,575       4,405       5,293       5,778       6,727
-----------------------------------------------------------------------------------------------------------------
 Real estate-commercial                                    23,495      17,592       7,329       4,360       5,053
-----------------------------------------------------------------------------------------------------------------
 Construction and development                              25,402       3,658       2,371       2,966       3,545
-----------------------------------------------------------------------------------------------------------------
C O N S U M E R L O A N S :
 Home equity                                               54,458      51,194      52,702      59,111      22,153
-----------------------------------------------------------------------------------------------------------------
 Loans on savings accounts                                  1,521       1,725       2,003       2,168       2,062
-----------------------------------------------------------------------------------------------------------------
 Unsecured personal loans                                   2,489       2,147       3,013       1,719       1,698
-----------------------------------------------------------------------------------------------------------------
O T H E R :
 Secured business loans                                     6,431       2,758       2,251          --          --
-----------------------------------------------------------------------------------------------------------------
 Unsecured business loans                                     813          37          --          --          --
-----------------------------------------------------------------------------------------------------------------
 Total                                                    396,795     339,149     314,610     291,126     219,472
-----------------------------------------------------------------------------------------------------------------
L E S S :
 Undisbursed mortgage loans                                13,589       2,905       1,350         688         684
-----------------------------------------------------------------------------------------------------------------
 Deferred loan fees                                           464         162         968       1,442       1,381
-----------------------------------------------------------------------------------------------------------------
 Allowance for loan losses                                  2,268       1,731       1,604       1,322       1,031
-----------------------------------------------------------------------------------------------------------------
  Net loans                                            $  380,474  $  334,351  $  310,688  $  287,674  $  216,376
                                                       ==========================================================

  The Company's education loans held for sale as of December 31, 2000, 1999, 1998, 1997, and 1996 were $19,359, $19,158, $20,040, $18,853 and $15,383 respectively. The Company purchased approximately $55.1 million and $57.6 million, including premiums, in 2000 and 1999, respectively, of residential mortgage loans collateralized by single-family properties located inside and outside its primary market area, such as other regions of Pennsylvania and other states.

  In the ordinary course of business, the Company has transactions, including loans, with the Company's principal officers and directors and their related interests. Related party loans outstanding were approximately $934,000 and $996,000 at December 31, 2000 and 1999, respectively.

  All education loans are held for sale. The Company will sell these loans when they are in repayment status.

  The following is a summary of activity in the allowance for loan losses:


                                                                        Years Ended December 31
(Dollars in thousands)                                      2000       1999       1998       1997       1996
                                                        ----------------------------------------------------
Balance, beginning of year                              $  1,731   $  1,604   $  1,322   $  1,031   $  1,822
------------------------------------------------------------------------------------------------------------
Provision charged to operations                              630        390        360        300        210
------------------------------------------------------------------------------------------------------------
Loan charge-offs                                            (111)      (269)      (116)       (78)       (20)
------------------------------------------------------------------------------------------------------------
Loan recoveries                                               18          6         38         69         19
------------------------------------------------------------------------------------------------------------
Balance, end of year                                    $  2,268   $  1,731   $  1,604   $  1,322   $  1,031
                                                        ====================================================

  At December 31, 2000 and 1999, the Company had approximately $1.2 million and $1.5 million, respectively, in loans which were 90 days or more past due and were not accruing interest. In addition, the Company had $154,000 and $345,000 of foreclosed assets as of December 31, 2000 and 1999, respectively.

N o t e  6 .  O f f i c e ,  P r o p e r t y  a n d  E q u i p m e n t

Office, property and equipment as of December 31, 2000 and 1999 consist of the following:


(Dollars in thousands)                               December 31, 2000          December 31, 1999
                                                    ---------------------------------------------
Office buildings                                            $   10,298                 $    8,736
-------------------------------------------------------------------------------------------------
Equipment                                                       10,919                     10,049
-------------------------------------------------------------------------------------------------
Land and land improvements                                       1,631                      1,630
-------------------------------------------------------------------------------------------------
 Subtotal                                                       22,848                     20,415
-------------------------------------------------------------------------------------------------
Less: accumulated depreciation and amortization                 15,407                     14,745
-------------------------------------------------------------------------------------------------
 Net office, property and equipment                         $    7,441                 $    5,670
                                                    =============================================

  The Company recognized depreciation of approximately $752,000, $698,000 and $766,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

N o t e  7 .    N o n - i n t e r e s t  B e a r i n g  D e m a n d
               D e p o s i t s  a n d  S a v i n g s  A c c o u n t s

Non-interest bearing demand deposits and savings accounts are summarized as follows:

(Dollars in thousands)                        December 31, 2000               December 31, 1999
                                       --------------------------------------------------------------
                                       AVERAGE                         AVERAGE
                                         RATE      AMOUNT    PERCENT     RATE      AMOUNT    PERCENT
                                       --------------------------------------------------------------
Non-interest bearing accounts                    $   33,840     6.48%            $   29,418     5.94%
-----------------------------------------------------------------------------------------------------
I N T E R E S T  B E A R I N G
 A C C O U N T S:
 Non-certificate accounts:
  Interest bearing checking accounts      1.45%      38,902     7.45      1.63%      35,708     7.21
-----------------------------------------------------------------------------------------------------
  Money market                            5.18%      71,134    13.61      4.76%      34,509     6.97
-----------------------------------------------------------------------------------------------------
  Savings                                 2.41%     125,258    23.97      2.43%     148,376    29.97
-----------------------------------------------------------------------------------------------------
    Total non-certificate accounts                  235,294    45.03                218,593    44.15
-----------------------------------------------------------------------------------------------------

C E R T I F I C A T E S
 O F  D E P O S I T :
                                       --------------------------------------------------------------
  0% to 3.99%                             2.73%         897     0.17      3.13%       1,917     0.39
-----------------------------------------------------------------------------------------------------
  4.00% to 4.99%                          4.30%      64,831    12.41      4.58%      88,720    17.92
-----------------------------------------------------------------------------------------------------
  5.00% to 5.99%                          5.40%      47,939     9.18      5.45%      85,549    17.28
-----------------------------------------------------------------------------------------------------
  6.00% and above                         6.61%     139,684    26.73      6.78%      70,927    14.32
-----------------------------------------------------------------------------------------------------
  Total certificates of deposit           5.78%     253,351    48.49      5.50%     247,113    49.91
-----------------------------------------------------------------------------------------------------
Total interest bearing accounts                     488,645    93.52                465,706    94.06
-----------------------------------------------------------------------------------------------------
Total deposits                                   $  522,485   100.00             $  495,124   100.00
                                       ==============================================================

  The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $25.5 million as of December 31, 2000. Deposits in excess of $100,000 are not federally insured. As of December 31, 2000 the Association had $25.5 million in certificate accounts in amounts of $100,000 or more maturing as follows:




(Dollars in thousands)

Maturity Period                                       Amount
                                                  ---------------
Three months or less                                      $ 1,675
-----------------------------------------------------------------
Over 3 through 6 months                                       674
-----------------------------------------------------------------
Over 6 through 12 months                                    5,116
-----------------------------------------------------------------
Over 12 months                                             18,041
-----------------------------------------------------------------
 Total                                                    $25,506
                                                  ===============

The following table presents, by various rate categories, the amount and the periods to maturity of the certificate of deposit accounts outstanding at December 31, 2000 and 1999:

(Dollars in thousands)                             Period to Maturity at December 31, 2000
                                    -------------------------------------------------------------------------------
ACTUAL RATES                              2001        2002       2003      2004        2005  THEREAFTER     TOTAL
                                    -------------------------------------------------------------------------------
Interest rate:
Less than 4%                        $      897  $       --  $      --  $     --  $       --  $       --  $      897
-------------------------------------------------------------------------------------------------------------------
4.00% to 4.99%                          51,561       5,301      3,116     4,259         549          45      64,831
-------------------------------------------------------------------------------------------------------------------
5.00% to 5.99%                          28,941      13,332      4,975       599          13          79      47,939
-------------------------------------------------------------------------------------------------------------------
6.00% and over                          20,868      56,665     27,815     3,957      29,790         589     139,684
-------------------------------------------------------------------------------------------------------------------
 Total                              $  102,267  $   75,298  $  35,906  $  8,815  $   30,352  $      713  $  253,351
                                    ===============================================================================

(Dollars in thousands)                                  Period to Maturity at December 31, 1999
                                         -------------------------------------------------------------------------------
ACTUAL RATES                                   2000       2001       2002       2003        2004  THEREAFTER     TOTAL
                                         -------------------------------------------------------------------------------
Interest rate:
Less than 4%                             $    1,917   $     --   $     --   $     --  $       --     $    --   $   1,917
------------------------------------------------------------------------------------------------------------------------
4.00% to 4.99%                               71,851      8,000      3,442      2,457       2,914          56      88,720
------------------------------------------------------------------------------------------------------------------------
5.00% to 5.99%                               57,019     16,820      6,958      3,979         651         122      85,549
------------------------------------------------------------------------------------------------------------------------
6.00% and over                               32,982      2,095     19,449      6,398       9,427         576      70,927
------------------------------------------------------------------------------------------------------------------------
 Total                                   $  163,769   $ 26,915   $ 29,849   $ 12,834  $   12,992     $   754   $ 247,113
                                         ===============================================================================

Interest expense on savings accounts for the years ended December 31, 2000, 1999 and 1998 is summarized as follows:

                                                                                     Years Ended December 31,
(Dollars in thousands)                                                          2000           1999           1998
                                                                        --------------------------------------------
Savings accounts                                                           $   3,269      $   3,808      $   4,394
--------------------------------------------------------------------------------------------------------------------
Interest bearing checking accounts                                               593            613            570
--------------------------------------------------------------------------------------------------------------------
Money market accounts                                                          3,443            687            329
--------------------------------------------------------------------------------------------------------------------
Certificates of deposit                                                       12,982         12,837         13,383
                                                                        --------------------------------------------
 Total                                                                     $  20,287      $  17,945      $  18,676
                                                                        ============================================

N o t e  8 .     I n c o m e  T a x e s

The provision for income taxes was allocated as following:

                                                                                     Years Ended December 31,
(Dollars in thousands)                                                          2000           1999           1998
                                                                        --------------------------------------------
Income before income taxes                                               $     1,945       $      2,320    $    4,158
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity for unrealized gain (loss) on securities
  available for sale                                                           6,953            (10,359)         (246)
----------------------------------------------------------------------------------------------------------------------
                                                                          $    8,898       $     (8,039)   $    3,912

  Income tax expense (benefit) applicable to income before taxes consist of:

F E D E R A L :
 Current                                                                        1,861   $     2,374    $    3,831
-----------------------------------------------------------------------------------------------------------------
 Deferred                                                                        (431)         (459)         (346)
-----------------------------------------------------------------------------------------------------------------
                                                                                1,430         1,915         3,485
                                                                          =======================================
S T A T E :
 Current                                                                          515           405           673
-----------------------------------------------------------------------------------------------------------------
Provision for income taxes                                                $     1,945   $     2,320    $    4,158
                                                                          =======================================

A reconciliation of the federal statutory tax rate to the tax rate applicable to income before federal income taxes are as follows:

                                                                                              December 31,
                                                                          2000                     1999              1998
                                                                     -----------------------------------------------------
Federal statutory rate                                                    34.0%                    34.0%             34.0%
--------------------------------------------------------------------------------------------------------------------------
State income taxes, net of federal benefit                                 4.0                      2.8               3.6
--------------------------------------------------------------------------------------------------------------------------
Tax exempt income, net                                                   (11.5)                   (11.2)             (3.7)
--------------------------------------------------------------------------------------------------------------------------
Low income housing tax credits                                            (4.7)                    (2.5)               --
--------------------------------------------------------------------------------------------------------------------------
Other                                                                      0.8%                     1.5              (0.4)
--------------------------------------------------------------------------------------------------------------------------
                                                                          22.6%                    24.6%             33.5%
                                                                     =====================================================

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

  The deferred tax assets and deferred tax liabilities recorded on the statements of financial condition are as follows:

(Dollars in thousands)                                               December 31, 2000            December 31, 1999
                                                          --------------------------------------------------------------
                                                            DEFERRED TAX      DEFERRED TAX  DEFERRED TAX    DEFERRED TAX
                                                               ASSETS          LIABILITIES     ASSETS        LIABILITIES
                                                          --------------------------------------------------------------
Tax bad debt reserve                                        $      --            $   383      $     --       $    510
------------------------------------------------------------------------------------------------------------------------
Reserve for possible loan loss                                    771                 --           589             --
------------------------------------------------------------------------------------------------------------------------
Loan origination fees/costs                                        --                 15            --              3
------------------------------------------------------------------------------------------------------------------------
Depreciation/amortization                                          --                514            --            526
------------------------------------------------------------------------------------------------------------------------
Net unrealized holding gains/losses
 on securities available for sale                               1,463                 --         8,416             --
------------------------------------------------------------------------------------------------------------------------
Other                                                             347                 --           225             --
------------------------------------------------------------------------------------------------------------------------
Deferred tax asset/liability                                $   2,581            $   912      $  9,230       $  1,039
                                                          ==============================================================

  Net accumulated deferred income tax assets at December 31, 2000 and 1999 were $1.7 million and $8.2 million, respectively.

  The Company determined that it was not required to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

N o t e  9 .  D e r i v a t i v e  F i n a n c i a l  I n s t r u m e n t s
              W i t h  O f f - B a l a n c e - S h e e t  R i s k

The Company had only limited involvement with derivative financial instruments. Prior to 2000, the Company periodically entered into unconditional forward commitments to purchase mortgage-backed certificates, such as those issued by the Government National Mortgage Association ("GNMA"), at a fixed price and coupon rate to be delivered, typically, no longer than six months in the future. In addition, the Company also entered into 50-50 flexible commitments to purchase mortgaged-backed certificates issued by GNMA whereby the broker delivered at least 50% of the commitment amount or up to 150% of the total commitment amount on the settlement date. In effect, 50% of the commitment represented an unconditional forward commitment and the remaining portion of the commitment represented standby commitments (written put options) with certain brokers approved by the Board of Directors. The Company only entered into these commitments when it had available liquidity to meet the full amount of the commitment. Certain purchase commitments were "paired off" against sale commitments for the same type of security bearing the same contract amount, rate, and settlement date.

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

  No such forward commitments have been entered into subsequent to June 1999. The last purchase commitment settled in September 1999. Accordingly, the Company had no forward or standby commitments outstanding as of December 31, 2000 or December 31, 1999.

N o t e  1 0 .   E m p l o y e e  B e n e f i t  P l a n s

Currently, the Company offers a 401(k) program for all eligible employees permitting participants to defer a maximum of 15% of their base salary with the Company contributing a 50% match on the first 6% of the employee's deferred salary. Compensation expense relating to the 401(k) match was $125,000 for 2000, $111,000 for 1999, and $124,000 for 1998.

  The Company has established for full-time employees who have attained the age of 21 a separate ESOP in connection with the conversion. The ESOP borrowed an aggregate of $7.1 million from the Company and purchased 712,000 common shares issued in the conversion. The Association intends to make scheduled discretionary cash contributions to the ESOP sufficient to service and repay the amounts borrowed over a period of up to 14 years. In connection with the formation of the ESOP, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 93-6. As shares in the ESOP are earned and committed to be released, compensation expense will be recorded based on their fair value during each reporting period. The difference between the fair value of the shares committed to be released and the cost of those shares to the ESOP will be charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of shareholders' equity. Only those shares in the ESOP which have been earned and are committed to be released will be included in the computation of earnings per share. As of December 31, 2000 and 1999, 334,027 and 263,168, respectively, of the shares in the ESOP were earned and committed to be released. Shares released are based on the interest method. Compensation expense related to the ESOP amounted to $709,000, $1.5 million and $1.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. Dividends received on unallocated ESOP shares in 2000, 1999, and 1998 amounted to $332,000, $361,000, and $330,000, respectively, and are included in compensation expense and were used to reduce current principal payments on the ESOP loan. The fair value as of December 31, 2000 and 1999 of the unearned shares in the ESOP was $5.1 million and $5.9 million, respectively, based on the last sales price of the company's common stock of approximately $13.44 and $13.25, respectively on those dates. The principal amount due on the ESOP loan as of December 31, 2000 and 1999 was $4.2 million and $4.9 million, respectively. The total unallocated number of shares in the ESOP as of December 31, 2000 and 1999 were 377,973 and 448,832, respectively.

N o t e  1 1 .   C a p i t a l  R e q u i r e m e n t s  a n d
                 R e g u l a t o r y  R e s t r i c t i o n s

As a savings and loan holding company, GA Financial, Inc. is not required to maintain any minimum level of capital; however, Great American Federal is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and Tier I capital to total assets. Management believes, as of December 31, 2000, that the Association meets all capital adequacy requirements to which it is subject.

  The most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table There are no conditions or events since that notification that management believes have changed the Association's category.

  As of December 31, 2000 and 1999, the Association exceeded all fully phased-in capital requirements and had not been notified by the OTS that it is in need of more than normal supervision. The Association is considered well capitalized under prompt correction actions provisions as of December 31, 2000 and 1999.

  The OTS imposes limitations upon all capital distributions by savings institutions, including cash dividends. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution and has not been notified by the OTS that it is in need of more than normal supervision could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory approval. The Association paid no dividends to the Company in 2000 due to the special dividend paid to the Company in 1999. The Association can not dividend funds to the Company for 2001. The Association paid a special dividend of $32.5 million to the Company in 1999, and a regular dividend of $6.0 million for 1998.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

(Dollars in thousands)                                         Tier I Leverage        Tier I Risk-based           Total Risk-based
                                                                   Capital                 Capital                    Capital
                                                           -----------------------------------------------------------------------
December 31, 2000:
 Equity capital/1/                                           $         75,894       $          75,894      $              75,894
--------------------------------------------------------------------------------------------------------------------------------
 General valuation allowance/2/                                            --                      --                      2,268
--------------------------------------------------------------------------------------------------------------------------------
 Unrealized losses on certain available-
  for-sale securities                                                   1,662                   1,662                      2,481
--------------------------------------------------------------------------------------------------------------------------------
 Less core deposit intangible                                            (540)                   (540)                      (540)
--------------------------------------------------------------------------------------------------------------------------------
 Total regulatory capital                                              77,016                  77,016                     80,103
--------------------------------------------------------------------------------------------------------------------------------
 Minimum regulatory capital                                            34,980                  14,680                     29,361
--------------------------------------------------------------------------------------------------------------------------------
 Excess regulatory capital                                             42,036                  62,336                     50,742
                                                           =====================================================================
 Regulatory capital as a percentage                                      8.81%                  20.98%                     21.83%
--------------------------------------------------------------------------------------------------------------------------------
 Minimum regulatory capital as a percentage                              4.00%                   4.00%                      8.00%
--------------------------------------------------------------------------------------------------------------------------------
 Excess regulatory capital as a percentage                               4.81%                  16.98%                     13.83%
                                                           =====================================================================
 Well capitalized requirement under
  prompt corrective actions provisions                                   5.00%                   6.00%                     10.00%
                                                           =====================================================================
 Adjusted assets as reported to the OTS                      $        874,498       $         367,008      $             367,008
                                                           =====================================================================
December 31, 1999:

 Equity capital/1/                                           $         58,871       $          58,871      $              58,871
--------------------------------------------------------------------------------------------------------------------------------
 General valuation allowance/2/                                            --                      --                      1,731
--------------------------------------------------------------------------------------------------------------------------------
 Unrealized losses on certain available-
  for-sale securities                                                  13,018                  13,018                     13,456
--------------------------------------------------------------------------------------------------------------------------------
 Less core deposit intangible                                            (725)                   (725)                      (725)
--------------------------------------------------------------------------------------------------------------------------------
 Total regulatory capital                                              71,164                  71,164                     73,333
--------------------------------------------------------------------------------------------------------------------------------
 Minimum regulatory capital                                            35,089                  12,687                     25,374
--------------------------------------------------------------------------------------------------------------------------------
 Excess regulatory capital                                   $         36,075       $          58,477      $              47,959
                                                           =====================================================================
 Regulatory capital as a percentage                                      8.11%                  22.44%                     23.12%
--------------------------------------------------------------------------------------------------------------------------------
 Minimum regulatory capital as a percentage                              4.00%                   4.00%                      8.00%
--------------------------------------------------------------------------------------------------------------------------------
 Excess regulatory capital as a percentage                               4.11%                  18.44%                     15.12%
                                                           =====================================================================
 Well capitalized requirement under
  prompt corrective actions provisions                                   5.00%                   6.00%                     10.00%
                                                           =====================================================================
 Adjusted assets as reported to the OTS                      $        877,230       $         317,174      $             317,174
                                                           =====================================================================

/1/ Represents equity capital of the Association as reported to the OTS. /2/ Limited to 1.25% of risk-weighted assets.

  Pursuant to Regulation D of the Federal Reserve, the Association is required to maintain certain balances which include both cash on hand and deposits with the Federal Reserve. The amount of these balances as of December 31, 2000 and 1999 approximated $2.9 million and $2.4 million, respectively.

N o t e  1 2 .   C o n t i n g e n t  L i a b i l i t i e s

The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

N o t e  1 3 .   F a i r  V a l u e  o f  F i n a n c i a l
                 I n s t r u m e n t s / C o n c e n t r a t i o n s  o f
                 C r e d i t  R i s k

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the determination of fair value for certain of the Company's assets, liabilities and off balance sheet liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

C A S H

The carrying amount of cash, which includes interest-bearing demand deposits, approximates fair value.

I N V E S T M E N T S  S E C U R I T I E S

The fair values of investments are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for securities with similar remaining maturities, comparable credit risk and coupon rates.

M O R T G A G E - R E L A T E D  S E C U R I T I E S  A N D
C O L L A T E R A L I Z E D  M O R T G A G E  O B L I G A T I O N S

The fair values are based on quoted market prices or dealer quotes.

L O A N S  R E C E I V A B L E

Fair values were estimated for loan portfolios with similar financial characteristics by discounting contractural cash flows with adjustments for estimated prepayment. Assumptions regarding cash flows and discount rates were judgmentally determined using available internal information which management believes to be reasonable, taking into consideration the credit rating of the counter-parties, current interest rates and remaining maturities.

F E D E R A L  H O M E  L O A N  B A N K  S T O C K

The stock can be redeemed at its carrying amount: therefore, the carrying amount approximates fair value.

N O N - I N T E R E S T - B E A R I N G  D E M A N D  D E P O S I T S

The fair value on these deposits is the amount payable on demand on the reporting date.

S A V I N G S  A C C O U N T S

The fair value of passbook, checking accounts and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated based on present value computations using as a discount rate based on the rates currently offered on advances from the FHLB with similar maturities.

B O R R O W E D  F U N D S

Fair value is determined by discounting the borrowings using current rates of borrowings with comparable maturities as of the reporting date.

C O M M I T M E N T S  T O  E X T E N D  C R E D I T

Fair value was estimated using the fees currently charged, if any, to enter into similar agreements, taking into account the remaining terms of the agreements and the creditworthiness of the counterparties.

F O R W A R D  A N D  S T A N D B Y  C O M M I T M E N T S

Fair value was estimated based on bid quotations from security dealers.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

  The following table presents the estimates of fair value of financial instruments as of December 31, 2000 and 1999.

(Dollars in thousands)                                              December 31, 2000                December 31, 1999
                                                               ----------------------------------------------------------
                                                                  ESTIMATED       CARRYING         ESTIMATED   CARRYING
F I N A N C I A L  A S S E T S :                                 FAIR VALUE         VALUE         FAIR VALUE     VALUE
                                                               ----------------------------------------------------------
Cash                                                             $   21,436      $   21,436        $  26,632  $   26,632
-------------------------------------------------------------------------------------------------------------------------
FHLB stock                                                           15,458          15,458           15,458      15,458
-------------------------------------------------------------------------------------------------------------------------
Held for trading securities                                             798             798               --          --
-------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale                            145,370         145,370          150,960     150,960
-------------------------------------------------------------------------------------------------------------------------
Held to maturity investment securities                               12,800          12,761               --          --
-------------------------------------------------------------------------------------------------------------------------
Mortgage-related securities available for sale                      265,681         265,681          306,724     306,724
-------------------------------------------------------------------------------------------------------------------------
Loans receivable                                                    400,887         399,833          346,015     353,509
-------------------------------------------------------------------------------------------------------------------------
                                                                 $  862,430      $  861,337        $ 845,789  $  853,283
                                                               ==========================================================

F I N A N C I A L  L I A B I L I T I E S :
Non-interest-bearing demand deposits                             $   33,840      $   33,840        $  29,418  $   29,418
-------------------------------------------------------------------------------------------------------------------------
Savings accounts                                                    490,496         488,645          463,384     465,706
-------------------------------------------------------------------------------------------------------------------------
Borrowed funds                                                      266,656         268,598          289,520     297,160
-------------------------------------------------------------------------------------------------------------------------
                                                                 $  790,992      $  791,083        $ 782,322  $  792,284
                                                               ==========================================================
O F F - B A L A N C E   S H E E T   F I N A N C I A L          ESTIMATED     CONTRACT OR     ESTIMATED       CONTRACT OR
 I N S T R U M E N T S                                        FAIR VALUE    NOTIONAL AMT     FAIR VALUE      NOTIONAL AMT
                                                              -----------------------------------------------------------
Commitments to extend credit                                    $29,300        $29,300         $42,200          $42,200
                                                               ==========================================================

  Commitments to extend credit were all fixed rate commitments.

  A reconciliation of forward and standby commitment activity for periods presented as follows:

(Dollars in thousands)                                        Forward Commitments  Standby Commitments
                                                              -----------------------------------------
Balance at December 31, 1998                                     $         42,000     $          8,000
------------------------------------------------------------------------------------------------------
Purchase commitments                                                       79,000               16,000
------------------------------------------------------------------------------------------------------
Commitments matured / expired                                                  --              (12,000)
------------------------------------------------------------------------------------------------------
Commitments settled / purchased                                          (114,000)             (12,000)
------------------------------------------------------------------------------------------------------
Commitments sold                                                           (7,000)                  --
------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                     $             --     $             --
------------------------------------------------------------------------------------------------------

Purchase commitments                                                           --                   --
------------------------------------------------------------------------------------------------------
Commitments matured / expired                                                  --                   --
------------------------------------------------------------------------------------------------------
Commitments settled / purchased                                                --                   --
------------------------------------------------------------------------------------------------------
Commitments sold                                                               --                   --
------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                                     $             --     $             --
                                                              ========================================

  The Company also has loan commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and the commitments expire within 60 days. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held includes residential real estate and income-producing properties. Total commitments to extend credit at December 31, 2000 and 1999 were $29.3 million and $42.2 million, respectively, in loan commitments and unused lines of credit which bear market rates at the time the commitments are exercised. The loan commitments are held other than for trading. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

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

  The Company's origination of loans is primarily concentrated in the local southwestern Pennsylvania market. As of December 31, 2000, the Company had approximately $223.1 million of residential real estate and consumer loans which were purchased and are primarily located outside of its primary market area. These loans are concentrated in other regions of Pennsylvania, Ohio, Delaware, New York and other states and are not serviced by the Company. The Company has no significant concentrations of credit risk with any individual counterparty.

  The Company has various operating leases on branches which commit the Company to future lease payments.

N o t e  1 4 .  S A I F  A s s e s s m e n t

Effective January 1, 1997, Savings Association Insurance Fund ("SAIF") members have the same risk-based assessment schedule as Bank Insurance Fund ("BIF") members. The Association, as a well capitalized bank, will pay no assessment for deposit insurance coverage. However, all SAIF and BIF institutions including the Association will be responsible for sharing the cost of interest payments on the Financing Corporation ("FICO") bonds. For the years ended December 31, 2000, 1999, and 1998, the cost to the Association approximated 2.1, 5.9, and 6.1 basis points, respectively, for SAIF deposits. The annual cost of interest payments for the Association was $101,000, $281,000 and $282,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

N o t e  1 5 .  S u p p l e m e n t a r y  C a s h  F l o w
                I n f o r m a t i o n

Cash paid during the years ended December 31, for interest and income taxes was approximately $36.4 million and $2.9 million, respectively, in 2000, $32.4 million and $2.7 million, respectively, in 1999 and $31.4 million and $5.1 million, respectively, in 1998. Noncash investing and financing activity consisted of the following: In December, 2000 and 1999, the Company purchased and sold investment securities that did not settle with the brokers until subsequent to December 31. Accordingly, amount due to broker of $29,000 is shown separately on the consolidated statements of financial condition as of December 31, 1999. Amount due from broker of $1.5 million is shown separately as of December 31, 2000. The Company transferred $195,000 and $404,000 of loans to foreclosed assets during 2000 and 1999, respectively.

N o t e  1 6 .  N e w  A c c o u n t i n g  P r o n o u n c e m e n t s

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- An Amendment of FASB Statement No. 133," requires that derivative instruments be carried at fair value on the balance sheet. The statements continue to allow derivative instruments to be used to hedge various risks and set forth specific criteria to be used to determine when hedge accounting can be used. The statements also provide for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

  The provisions of this statement, as amended, are effective for the Company for its quarterly and annual reporting beginning January 1, 2001. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flows subsequent to the effective date of this statement as no such instruments are used by the Company.

  In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 5, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. The Company does not anticipate any material impact on the Company's financial position, results of operations and cash flow subsequent to the effective date of this statement.

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S


N o t e  1 7 .  E a r n i n g s  p e r  S h a r e

Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

  The calculation of basic and diluted earnings per share follows:

                                                                                   For the Calendar Year
(Dollars in thousands, except per share  amounts)                            2000            1999           1998
                                                                        -------------------------------------------
  B A S I C  E A R N I N G S   P E R   S H A R E :

  Net income                                                             $      6,652    $      7,115  $      8,242
-------------------------------------------------------------------------------------------------------------------
  Average common shares outstanding - basic                                 5,317,507       5,756,793     6,516,237
                                                                        ===========================================
  Basic earnings per share                                               $       1.25    $       1.24  $       1.26
                                                                        ============================================

  D I L U T E D  E A R N I N G S  P E R  S H A R E :
  Net income                                                             $      6,652    $      7,115  $      8,242
-------------------------------------------------------------------------------------------------------------------
  Average common shares outstanding - basic                                 5,317,507       5,756,793     6,516,237
-------------------------------------------------------------------------------------------------------------------
  Effect of dilutive securities:
  Shares issuable upon exercise of outstanding
    stock options and stock awards                                             39,891          62,784       180,661
-------------------------------------------------------------------------------------------------------------------
  Average common shares outstanding - diluted                               5,357,398       5,819,577     6,696,898
                                                                        ===========================================
  Diluted earnings per share                                             $       1.24    $       1.22  $       1.23
                                                                        ===========================================

N o t e  1 8 .   G A  F i n a n c i a l ,  I n c .  ( P a r e n t
                 C o m p a n y )

The following are the parent company's condensed financial statements:

(Dollars in thousands)                                                           December 31, 2000            December 31, 1999
                                                                                 ----------------------------------------------
S T A T E M E N T  O F  F I N A N C I A L  C O N D I T I O N

A S S E T S
 Cash                                                                                 $     35                           $    440
---------------------------------------------------------------------------------------------------------------------------------
 Investment securities, at fair value                                                    1,142                              3,993
---------------------------------------------------------------------------------------------------------------------------------
 Investment in the Association                                                          75,894                             58,871
---------------------------------------------------------------------------------------------------------------------------------
 Investment in New Eagle Capital, Inc.                                                  29,145                             25,947
---------------------------------------------------------------------------------------------------------------------------------
 Prepaid expenses and other assets                                                         930                                603
---------------------------------------------------------------------------------------------------------------------------------
 Total Assets                                                                         $107,146                           $ 89,854
                                                                                 ================================================

L I A B I L I T I E S  A N D  S H A R E H O L D E R S '  E Q U I T Y

 Borrowings due to subsidiaries                                                       $ 14,178                           $  4,799
---------------------------------------------------------------------------------------------------------------------------------
 Other liabilities                                                                         320                                484
---------------------------------------------------------------------------------------------------------------------------------
 Shareholders' Equity                                                                   92,648                             84,571
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                            $107,146                           $ 89,854
                                                                                 ================================================

                                                                                     For the Years Ended
(Dollars in thousands)                                         December 31, 2000     December 31, 1999   December 31, 1998
                                                               -----------------------------------------------------------
S T A T E M E N T  O F  I N C O M E
 Dividend from Association                                               $     --              $     --          $   6,000
--------------------------------------------------------------------------------------------------------------------------
 Investment and mortgage-related securities interest income                   478                   650              1,204
--------------------------------------------------------------------------------------------------------------------------
 Net gain on sale of investment securities                                     --                    --                205
--------------------------------------------------------------------------------------------------------------------------
 Capital stock tax refund                                                      30                    --                876
--------------------------------------------------------------------------------------------------------------------------
 Other income                                                                  71                   135                 86
--------------------------------------------------------------------------------------------------------------------------
 Borrowing expense                                                           (864)                 (464)               (76)
--------------------------------------------------------------------------------------------------------------------------
 General and administrative expenses                                         (600)                 (576)              (495)
--------------------------------------------------------------------------------------------------------------------------
 State franchise taxes                                                        (24)                 (132)              (196)
--------------------------------------------------------------------------------------------------------------------------
 Income tax benefit (provision)                                               277                  (475)              (569)
--------------------------------------------------------------------------------------------------------------------------
 Income before equity in undistributed earnings of Association
  and investment subsidiary                                                  (632)                 (862)             7,035
--------------------------------------------------------------------------------------------------------------------------
 Equity in undistributed earnings of Association                            5,667                 6,191              1,207
--------------------------------------------------------------------------------------------------------------------------
 Equity in undistributed earnings of investment subsidiary                  1,617                 1,786                 --
--------------------------------------------------------------------------------------------------------------------------
  Net income                                                             $  6,652              $  7,115          $   8,242
                                                               ===========================================================

                                                                                   For the Years Ended
(Dollars in thousands)                                          December 31, 2000    December 31, 1999   December 31, 1998
                                                               -----------------------------------------------------------
S T A T E M E N T  O F  C A S H  F L O W S

C A S H  F L O W S  F R O M  O P E R A T I N G  A C T I V I T I E S:

Net income                                                               $  6,652              $  7,115          $   8,242
--------------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Equity in undistributed earnings of Association                          (5,667)               (6,191)            (1,207)
--------------------------------------------------------------------------------------------------------------------------
  Equity in undistributed earnings of investment subsidiary                (1,617)               (1,786)                --
--------------------------------------------------------------------------------------------------------------------------
  Net realized gain on securities                                              --                    --               (205)
--------------------------------------------------------------------------------------------------------------------------
  Net premium amortization on investment securities                            --                    --                 --
--------------------------------------------------------------------------------------------------------------------------
  Decrease in accrued interest receivable                                      --                    --                 53
--------------------------------------------------------------------------------------------------------------------------
  Allocation of recognition and retention plan shares                         568                   779                801
--------------------------------------------------------------------------------------------------------------------------
  Allocation of ESOP Plan shares                                              887                 1,553              1,015
--------------------------------------------------------------------------------------------------------------------------
  (Increase) decrease in prepaid expenses and other assets                   (377)                  598               (690)
--------------------------------------------------------------------------------------------------------------------------
  Net (decrease) increase in other liabilities                               (164)                  408                153
--------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                   282                 2,476              8,162
--------------------------------------------------------------------------------------------------------------------------

C A S H  F L O W S  F R O M  I N V E S T I N G  A C T I V I T I E S :
                                                               -----------------------------------------------------------
 Proceeds from sale of available for sale securities                          --                 18,162             46,895
--------------------------------------------------------------------------------------------------------------------------
 Increase in borrowings                                                    9,379                  2,190              2,431
--------------------------------------------------------------------------------------------------------------------------
 Investment in Association                                                    --                 32,500                 --
--------------------------------------------------------------------------------------------------------------------------
 Investment in investment subsidiary                                      (1,299)               (17,893)            (7,536)
--------------------------------------------------------------------------------------------------------------------------
 Decrease in short term investments                                        2,987                     --                 --
--------------------------------------------------------------------------------------------------------------------------
 Purchases of available for sale securities                                   --                (20,937)           (33,071)
--------------------------------------------------------------------------------------------------------------------------
 Net cash provided by investing activities                                11,067                 14,022              8,719
--------------------------------------------------------------------------------------------------------------------------

C A S H  F L O W S  F R O M  F I N A N C I N G  A C T I V I T I E S:
                                                               -----------------------------------------------------------
 Purchase of treasury stock                                               (7,865)               (13,724)           (12,872)
--------------------------------------------------------------------------------------------------------------------------
 Dividends paid to shareholders                                           (3,919)                (3,742)            (4,007)
--------------------------------------------------------------------------------------------------------------------------
 Other                                                                        30                  1,012                328
--------------------------------------------------------------------------------------------------------------------------
 Net cash used in financing activities                                   (11,754)               (16,454)           (16,551)
--------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                        (405)                    44                330
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of period                             440                    396                 66
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                             $      35              $     440          $     396
                                                               ===========================================================

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

N o t e   1 9 .    S u b s e q u e n t  E v e n t s  ( u n a u d i t e d )

The Board of Directors declared a dividend of $.18 per share to shareholders of record on February 9, 2001, payable on February 21, 2001. Also, the Board of Directors approved up to a 5% repurchase of the outstanding common stock of GA Financial, Inc., on January 23, 2001. The repurchase must be completed by January 23, 2002. The total treasury shares of the Company's stock was 3,433,451 as of March 8, 2001.

N o t e  2 0 .   S t o c k - B a s e d  C o m p e n s a t i o n  P l a n s

The Company has two stock-based compensation plans which are described below. The Company has elected to follow Accounting Principles Board Opinion
No. 25, "Accounting For Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans.

S T O C K  A W A R D S

On October 16, 1996 shareholders approved the "GA Financial, Inc. 1996 Stock Based Incentive Plan," as amended. Under this program up to 4% of the Company's outstanding shares or 356,000 shares could be awarded to directors, officers, or employees. The Company originally awarded 308,650 shares in October, 1996. The awards originally vested at the rate of 20% per year for five years and can be forfeited if an employee is dismissed for cause. Awards can now be granted which would vest over any period of time as stipulated. Compensation expense recorded in the consolidated financial statements under this plan for 2000, 1999, and 1998 was $568,000, $779,000, and $801,000, respectively. The unearned compensation expense as of December 31, 2000 and 1999 is $758,000 and $1.3 million, respectively.

S T O C K  O P T I O N S

Under the "GA Financial, Inc., 1996 Stock Based Incentive Plan," as amended, the Company was authorized to issue options of up to 890,000 shares. The plan was approved by shareholders on October 16, 1996. The options originally vested at the rate of 20% per year for five years and are exercisable over a period of ten years from the date of the grant. The Company can now grant options that can vest over any period of time as stipulated. Because the Company accounts for this stock option plan using APB 25, no compensation expense has been recorded in the financial statements for this plan. Had compensation cost for this stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                         2000         1999         1998
                                                      ----------------------------------
Net income (thousands)            As reported          $ 6,652      $ 7,115      $ 8,242
                                  Pro forma            $ 6,564      $ 7,055      $ 7,979
----------------------------------------------------------------------------------------
Basic earnings per share          As reported          $  1.25      $  1.24      $  1.26
                                  Pro forma            $  1.23      $  1.23      $  1.22
----------------------------------------------------------------------------------------
Diluted earnings per share        As reported          $  1.24      $  1.22      $  1.23
                                  Pro forma            $  1.23      $  1.21      $  1.19

  The fair value for the options described above was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2000: risk-free interest rate of 6.98%, dividend yield of 5.00%, volatility factors of the expected market price of the Company's common stock of .322, and an average life of the options of 6.0 years. The following weighted average assumptions were used for 1999: risk free interest rate of 6.27%, dividend yield of 5.54%, volatility factors of the expected market price of the Company's common stock of .217, and an average life of the options of 3.8 years. The following weighted average assumptions were used for 1998: risk free interest rate of 5.18%, dividend yield of 4%, volatility factors of the expected market price of the Company's common stock of .381, and an average life of the options of 4.5 years. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

  A summary of the status of the Company's stock awards and fixed stock option plan as of December 31, 2000, 1999, and 1998 and changes during the year is presented below:

                                                                                    2000
                                                                     --------------------------------------
                                                                                              WEIGHTED AVG.
                                                                        STOCK     STOCK      EXERCISE PRICE
                                                                       AWARDS    OPTIONS       ON OPTIONS
                                                                     --------------------------------------
Outstanding at the beginning of the year                               103,740   502,100      $    13.26
--------------------------------------------------------------------------------------------------------
Granted                                                                 23,800    84,500           11.68
--------------------------------------------------------------------------------------------------------
Exercised                                                                   --    (2,000)          12.75
--------------------------------------------------------------------------------------------------------
Vested awards and options forfeited                                    (63,165)  (31,950)          13.88
--------------------------------------------------------------------------------------------------------
Options expired                                                             --   (39,900)          12.75
--------------------------------------------------------------------------------------------------------
Outstanding at year end                                                 64,375   512,750      $    13.00
--------------------------------------------------------------------------------------------------------
Options exercisable at year end                                                  352,583
--------------------------------------------------------------------------------------------------------
 Weighted average fair value of awards/options
  granted during the year                                              $ 11.68   $ 11.68
--------------------------------------------------------------------------------------------------------
                                                                                    1999
                                                                  --------------------------------------
                                                                                        WEIGHTED AVG.
                                                                      STOCK    STOCK   EXERCISE PRICE
                                                                     AWARDS   OPTIONS    ON OPTIONS
                                                                  --------------------------------------
Outstanding at the beginning of the year                            189,180   619,000    $    13.16
--------------------------------------------------------------------------------------------------------
Granted                                                                  --        --            --
--------------------------------------------------------------------------------------------------------
Exercised                                                                --   (85,900)        12.75
--------------------------------------------------------------------------------------------------------
Vested awards and options forfeited                                 (85,440)  (31,000)        12.75
--------------------------------------------------------------------------------------------------------
Outstanding at year end                                             103,740   502,100    $    13.26
--------------------------------------------------------------------------------------------------------
Options exercisable at year end                                               227,800
--------------------------------------------------------------------------------------------------------
 Weighted average fair value of awards/options
  granted during the year                                                --        --
--------------------------------------------------------------------------------------------------------
                                                                                   1998
                                                                  --------------------------------------
                                                                                        WEIGHTED AVG.
                                                                      STOCK    STOCK   EXERCISE PRICE
                                                                     AWARDS   OPTIONS    ON OPTIONS
                                                                  --------------------------------------
Outstanding at the beginning of the year                            240,800   614,000      $  12.75
--------------------------------------------------------------------------------------------------------
Granted                                                              17,000    30,000         21.24
--------------------------------------------------------------------------------------------------------
Exercised                                                                --    (9,000)        12.75
--------------------------------------------------------------------------------------------------------
Vested awards and options forfeited                                 (68,620)  (16,000)        12.75
--------------------------------------------------------------------------------------------------------
Outstanding at year end                                             189,180   619,000      $  13.16
--------------------------------------------------------------------------------------------------------
Options exercisable at year end                                               233,800
--------------------------------------------------------------------------------------------------------
 Weighted average fair value of awards/options
  granted during the year                                           $ 20.97   $ 21.24
--------------------------------------------------------------------------------------------------------

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

  Information about the fixed-stock option plan is described below:

                                                    Options Outstanding                     Options Exercisable
                                             -------------------------------------------------------------------------------
                               RANGE OF      WEIGHTED AVG.    REMAINING    WEIGHTED AVG.       WEIGHTED AVG.       NUMBER
                            EXERCISE PRICES  EXERCISE PRICE  OUTSTANDING  CONTRACTUAL LIFE    EXERCISE PRICE     EXERCISABLE
                                             -------------------------------------------------------------------------------
December 31, 2000                $12.75          $12.75      403,000        5.75 years           $12.75          321,500
---------------------------------------------------------------------------------------------------------------------------
December 31, 2000                $19.76          $19.76       10,000        5.75 years           $19.76            4,000
---------------------------------------------------------------------------------------------------------------------------
December 31, 2000                $21.99          $21.99       16,000        5.75 years           $21.99            4,000
---------------------------------------------------------------------------------------------------------------------------
December 31, 2000                $11.68          $11.68       83,750        5.75 years           $11.68           23,083
---------------------------------------------------------------------------------------------------------------------------

December 31, 1999                $12.75          $12.75      472,100        6.75 years           $12.75          221,800
---------------------------------------------------------------------------------------------------------------------------
December 31, 1999                $19.76          $19.76       10,000        6.75 years           $19.76            2,000
---------------------------------------------------------------------------------------------------------------------------
December 31, 1999                $21.99          $21.99       20,000        6.75 years           $21.99            4,000
---------------------------------------------------------------------------------------------------------------------------

December 31, 1998                $12.75          $12.75      589,000        7.75 years           $12.75          223,800
---------------------------------------------------------------------------------------------------------------------------
December 31, 1998                $19.76          $19.76       10,000        7.75 years           $19.76                0
---------------------------------------------------------------------------------------------------------------------------
December 31, 1998                $21.99          $21.99       20,000        7.75 years           $21.99                0
---------------------------------------------------------------------------------------------------------------------------

N o t e  2 1 .   S e l e c t e d  Q u a r t e r l y  F i n a n c i a l
                 D a t a  ( u n a u d i t e d )


Dollars in thousands, except per share data
                                                                            Three months ended
                                                           -----------------------------------------------------
2000                                                        MARCH 31       JUNE 30   SEPTEMBER 30  DECEMBER 31
                                                           -----------------------------------------------------
Interest income                                             $  14,590   $   14,780   $    14,947  $    14,732
----------------------------------------------------------------------------------------------------------------
Interest expense                                                8,862        8,831         9,273        9,330
----------------------------------------------------------------------------------------------------------------
Net interest income
 before provision for losses on loans                           5,728        5,949         5,674        5,402
----------------------------------------------------------------------------------------------------------------
Provision for losses on loans                                     180          180           180           90
----------------------------------------------------------------------------------------------------------------
Non-interest income                                             1,016          806         1,063          940
----------------------------------------------------------------------------------------------------------------
Non-interest expense                                            4,436        4,083         4,115        4,717
----------------------------------------------------------------------------------------------------------------
Income before income taxes                                      2,128        2,492         2,442        1,535
----------------------------------------------------------------------------------------------------------------
Provision for income taxes                                        510          610           615          210
----------------------------------------------------------------------------------------------------------------
 Net income                                                 $   1,618   $    1,882   $     1,827  $     1,325
                                                           =====================================================
Basic earnings per share/1/                                 $    0.29   $     0.35   $      0.35  $      0.26
                                                           =====================================================
Diluted earnings per share/1/                               $    0.29   $     0.35   $      0.35  $      0.26
                                                           =====================================================
1999                                                        MARCH 31       JUNE 30   SEPTEMBER 30  DECEMBER 31
                                                           -----------------------------------------------------
Interest income                                             $  13,343   $   14,112   $    14,510  $    14,680
----------------------------------------------------------------------------------------------------------------
Interest expense                                                7,829        8,251         8,484        8,824
----------------------------------------------------------------------------------------------------------------
Net interest income
 before provision for losses on loans                           5,514        5,861         6,026        5,856
----------------------------------------------------------------------------------------------------------------
Provision for losses on loans                                      60           90            90          150
----------------------------------------------------------------------------------------------------------------
Non-interest income                                               819          824         1,309          874
----------------------------------------------------------------------------------------------------------------
Non-interest expense                                            4,041        4,025         4,604        4,588
----------------------------------------------------------------------------------------------------------------
Income before income taxes                                      2,232        2,570         2,641        1,992
----------------------------------------------------------------------------------------------------------------
Provision for income taxes                                        550          620           665          485
----------------------------------------------------------------------------------------------------------------
 Net income                                                 $   1,682   $    1,950   $     1,976  $     1,507
                                                           =====================================================
Basic earnings per share/1/                                 $    0.27   $     0.33   $      0.36  $      0.27
                                                           =====================================================
Diluted earnings per share/1/                               $    0.27   $     0.33   $      0.35  $      0.27
                                                           =====================================================

/1/ Quarterly earnings per share may vary from annual earnings per share due to rounding.

     D I R E C T O R S  A N D  O F F I C E R S

----------------------------------------------------------------------------------------------------------------------------------
D I R E C T O R S
J O H N  M .  K I S H                       D A R R E L L  J .  H E S S                  R O B E R T  J .  V E N T U R A
Chairman and Chief Executive Officer        President, D. J. Hess Advertising            Principal, Ventura Group, LLC
GA Financial, Inc.
                                            T H O M A S  M .  S T A N T O N              D A V I D  R .  W A S I K
T H O M A S  E .  B U G E L                 Investment Supervisor                        Partner
Vice President                              Mass Mutual                                  Savolskis-Wasik-Glenn Funeral Home
East Liberty Electro-Plating Company
                                                                                         J O S E P H  E .  B U G E L *

                                                                                         *Director Emeritus

----------------------------------------------------------------------------------------------------------------------------------
O F F I C E R S  O F  G A  F I N A N C I A L ,  I N C .
J O H N  M .  K I S H                       R A Y M O N D  G .  S U C H T A ,  C P A     T O D D  L .  C O V E R
Chairman of the Board and                   Chief Financial Officer and Treasurer        Assistant Secretary
Chief Executive Officer

L A W R E N C E  A .  M I C H A E L
Corporate Secretary

----------------------------------------------------------------------------------------------------------------------------------
O F F I C E R S  O F  N E W  E A G L E  C A P I T A L ,  I N C .
J O H N  M .  K I S H                       R A Y M O N D  G .  S U C H T A ,  C P A     L A W R E N C E  A .  M I C H A E L
President                                   Secretary/Treasurer                          Assistant Secretary

----------------------------------------------------------------------------------------------------------------------------------
P R I N C I P A L  O F F I C E R S  O F  G R E A T  A M E R I C A N  F E D E R A L
J O H N  M .  K I S H                       A A R O N  T.  F L A I T Z ,  J R .          J U D I T H  A .  S T O E C K L E
Chief Executive Officer                     Vice President, Assistant Secretary          Vice President, Systems Coordinator-
                                                                                         Information Services
T O D D  L .  C O V E R                     E L I Z A B E T H  A .  B E R K E L Y
Executive Vice President,                   Vice President, Human Resources              W A Y N E  A .  C A L L E N
Chief Operating Officer                                                                  Vice President, Data Processing-
                                            E .  J E F F R E Y  W A L K E R              Information Services
L A W R E N C E  A .  M I C H A E L         Vice President, Marketing
Vice President, Corporate Secretary                                                      R I C H A R D  K .  W I E T H O R N
                                            V I C K I  J .  H A Y S                      Vice President, Wealth Management
R A Y M O N D  G .  S U C H T A ,  C P A    Vice President, Lending                      and Investment Services
Vice President, CFO/Treasurer



-------------------------------------------------------------------------------
C O R P O R A T E  H E A D Q U A R T E R S

G A  F I N A N C I A L ,  I N C .

4750 Clairton Boulevard, Pittsburgh, Pennsylvania 15236-2187
(412) 882-9946 . (412) 882-8580 FAX

A N N U A L  M E E T I N G

The annual meeting of shareholders will be held at 10:00 a.m., on Wednesday, April 25, 2001 at The Bradley House, 5239 Brownsville Road, Pittsburgh, PA 15236. Shareholders are encouraged to attend.

A N N U A L  R E P O R T  O N  F O R M  1 0 - K

A copy of GA Financial, Inc.'s Annual Report on Form 10-K without exhibits is available without charge to shareholders upon written request. Requests should be sent to Mr. Raymond G. Suchta, Chief Financial Officer and Treasurer.

S T O C K  T R A N S F E R / R E G I S T E R

Questions regarding the transfer of stock, lost certificates, address changes, account consolidation and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 (800) 866-1340.

S P E C I A L  C O U N S E L

Muldoon Murphy and Faucette LLP, 5101 Wisconsin Avenue, NW Washington, D.C.
20016.

I N D E P E N D E N T  A C C O U N T A N T S

KPMG LLP, One Mellon Center, Pittsburgh, PA 15219.

I N Q U I R I E S

Security analysts, retail brokers and shareholders seeking financial information should contact Mr. Raymond G. Suchta, Chief Financial Officer and Treasurer. Requests for written materials can be forwarded to the attention of Mr. Lawrence
A. Michael, Corporate Secretary.

D I V I D E N D  R E I N V E S T M E N T  P L A N

GA Financial, Inc. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contacting Mr. Lawrence A. Michael, Corporate Secretary.

S T O C K  I N F O R M AT I O N

GA Financial, Inc. is traded on the American Stock Exchange under the ticker symbol "GAF." As of March 8, 2001, GA Financial, Inc. had 5,466,549 shares of common stock outstanding and approximately 1,632 shareholders of record.

S T O C K  P R I C E

The following table illustrates GA Financial, Inc.'s high and low closing stock price on the American Stock Exchange and the cash dividend per share paid during 2000 and 1999.

                2000                                              1999
Quarter    High       Low     Cash Dividend      Quarter     High       Low     Cash Dividend
--------------------------------------------     ---------------------------------------------
   QI    $ 13.250   $ 10.750      $ 0.18            QI     $ 16.375   $ 14.625     $ 0.16
  QII    $ 12.375   $ 11.000      $ 0.18           QII     $ 15.875   $ 14.000     $ 0.16
 QIII    $ 14.875   $ 11.250      $ 0.18          QIII     $ 15.813   $ 12.875     $ 0.16
  QIV    $ 14.750   $ 12.125      $ 0.18           QIV     $ 13.625   $ 12.500     $ 0.16

CORPORATE                                    M c K E E S P O R T
HEADQUARTERS                                 225 Fifth Avenue
                                             McKeesport, PA 15134
4750 Clairton Boulevard                      (412) 673-7400
Pittsburgh, PA 15236
(412) 882-9946                               M U N H A L L
                                             4600 Main Street
COMMUNITY OFFICES                            Munhall, PA 15120
                                             (412) 462-2100
C A S T E  V I L L A G E
Caste Village Shoppes                        N O R W I N
Baptist & Grove Roads                        Norwin Hills Shopping Center
Pittsburgh, PA 15236                         8775 Norwin Avenue
(412) 884-1301                               North Huntingdon, PA 15642
                                             (724) 864-7536
C L A I R T O N
608 Miller Avenue                            R E G E N T  S Q U A R E
Clairton, PA 15025                           1105 South Braddock Avenue
(412) 233-4600                               Pittsburgh, PA 15221
                                             (412) 242-4500
E L I Z A B E T H
548 Rock Run Road                            W E S T  M I F F L I N
Buena Vista, PA 15018                        6015 Mountain View Drive
(412) 751-1818                               West Mifflin, PA 15122
                                             (412) 650-4020
F O R E S T  H I L L S
2210 Ardmore Boulevard                       W H I T E  O A K
Forest Hills, PA 15221                       1527 Lincoln Way
(412) 351-3717                               White Oak, PA 15131
                                             (412) 672-2112
H O M E S T E A D
500 East Waterfront Drive                    W H I T E H A L L
Homestead, PA 15120                          4750 Clairton Boulevard
(412) 461-8433                               Pittsburgh, PA 15236
                                             (412) 882-9800




WAL-MART LOCATIONS

B E L L E  V E R N O N  (In Wal-Mart SuperCenter)
100 Sara Way
Belle Vernon, Pa 15012
(724) 929-2164

N O R T H - F A Y E T T E  T O W N S H I P  (In Wal-Mart)
250 Summit Park Drive
Pittsburgh, PA 15275
(412) 490-0220

N O R T H  V E R S A I L L E S  (In Wal-Mart SuperCenter)
100 Wal-Mart Drive
North Versailles, PA 15137
(412) 825-6171


CUSTOMER CALL CENTER
1-888-GAF-9400


WEB ADDRESS
www.greatamericanfederal.com