Form 10-K405, Exhibit 13
period 2001-12-31
GA FINANCIAL INC/PA
filed 2002-04-01
CIK 1005313

                                                                      EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA

GA Financial, Inc.

Year Ended December 31,
(Dollars in thousands, except per share amounts)                 2001        2000         1999         1998         1997
------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA
 Assets..................................................   $  863,836   $  889,169   $  882,980   $  823,322   $  783,948
 Securities..............................................      338,456      423,316      457,684      436,232      435,426
 Loans/1/................................................      457,008      402,101      355,240      332,332      307,849
 Deposits................................................      529,691      522,485      495,124      482,548      462,154
 Borrowed funds..........................................      229,575      268,598      297,160      222,545      198,237
 Shareholders' equity....................................       96,940       92,648       84,571      109,216      116,126
==============================================================================================================================

INCOME STATEMENT DATA
 Interest income.........................................   $   56,814   $   59,049   $   56,645   $   55,205   $   52,680
 Interest expense........................................       33,882       36,296       33,388       31,639       27,233
------------------------------------------------------------------------------------------------------------------------------
 Net interest income.....................................       22,932       22,753       23,257       23,566       25,447
 Provision for loan losses...............................        1,075          630          390          360          300
------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses.....       21,857       22,123       22,867       23,206       25,147
 Noninterest income......................................        3,546        3,825        3,826        4,774        2,648
 Noninterest expense.....................................       19,097       17,351       17,258       15,580       14,752
------------------------------------------------------------------------------------------------------------------------------
 Income before provision for income taxes................        6,306        8,597        9,435       12,400       13,043
 Provision for income taxes..............................        1,140        1,945        2,320        4,158        4,726
------------------------------------------------------------------------------------------------------------------------------
 Net income..............................................   $    5,166   $    6,652   $    7,115   $    8,242   $    8,317
==============================================================================================================================

PER COMMON SHARE DATA
 Earnings - diluted......................................   $     1.00   $     1.24   $     1.22   $     1.23   $     1.15
 Cash dividends..........................................         0.72         0.72         0.64         0.54         0.42
 Book value..............................................        17.92        16.48        13.59        15.51        15.05
==============================================================================================================================

RATIOS
Performance:
 Return on average assets................................         0.59%        0.76%        0.81%        1.01%        1.15%
 Return on average equity................................         5.27%        7.79%        7.61%        7.73%        7.19%
 Average equity to average assets........................        11.17%        9.80%       10.67%       13.11%       15.92%
 Shareholders' equity to assets..........................        11.22%       10.42%        9.58%       13.26%       14.81%
 Interest rate spread....................................         2.32%        2.46%        2.46%        2.37%        2.81%
 Net interest margin.....................................         2.90%        2.94%        2.99%        3.03%        3.61%
 Loans-to-deposits.......................................        86.28%       76.96%       71.75%       68.87%       66.61%
 Efficiency/2/...........................................        67.66%       61.45%       59.83%       59.13%       54.46%

Asset Quality:
 Nonperforming loans to total loans......................         0.33%        0.30%        0.44%        0.34%        0.56%
 Nonperforming assets to assets..........................         0.19%        0.15%        0.21%        0.23%        0.22%
 Allowance for loan losses to total loans................         0.70%        0.56%        0.52%        0.48%        0.43%
 Allowance for loan losses to nonperforming assets.......       191.99%      165.07%       95.06%       85.59%       76.28%

Regulatory Capital:
 Tier I core (leverage)..................................         9.67%        8.81%        8.11%       12.02%       12.59%
 Tier I risk-based.......................................        18.60%       20.98%       22.44%       30.90%       33.30%
 Total risk-based........................................        19.56%       21.83%       23.12%       31.78%       33.76%
 Tangible................................................         9.67%        8.81%        8.11%       12.02%       12.59%
================================================================================================================================

1 Balance represents total loans net of deferred fees.
2 Noninterest expense excluding certain items (principally amortization of intangibles, foreclosed asset expense, and severance and related expense) divided by net interest income and noninterest income excluding certain items (principally security gains and losses and foreclosed asset income) on a taxable equivalent basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GA Financial, Inc.

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included in this report.

OVERVIEW

  GA Financial, Inc. (the "Company") was incorporated on December 14, 1995, and is the holding company for Great American Federal (the "Bank"), a community commercial bank and the Company's principal subsidiary, New Eagle Capital, Inc., an investment company, and the Bank's wholly owned subsidiaries, GA Financial Strategies, LLC, established in 2001 to provide wealth management services, and Great American Financial Services, Inc., currently inactive.

  On March 25, 1996, the Bank completed its conversion from a federally chartered mutual savings and loan association to a stock form of ownership and, simultaneously, the Company issued 8,900,000 shares of common stock, utilizing a portion of the net proceeds to acquire all of the outstanding stock of the Bank.

  The Company currently transacts banking activities through Great American Federal. The Bank, serving customers for over 85 years, operates its administrative office in Whitehall, Pennsylvania and thirteen branch offices in Allegheny County and one office in Westmoreland County, all of which are located in southwestern Pennsylvania. Through these office locations, the Bank offers a broad array of consumer and commercial loan, deposit, and wealth management products and services. In addition to conducting community commercial banking activities, the Bank invests in various marketable securities. New Eagle Capital, Inc., the Company's other subsidiary, operating as an investment company in Wilmington, Delaware, also invests in various marketable securities as well as marketable equity securities.

  The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and the interest expense incurred on interest-bearing liabilities, such as deposits and borrowed funds. The Company also generates noninterest income, such as service fees, gains and losses on the sale of education loans and securities, trading account profits and losses, wealth management fees, and other miscellaneous noninterest income.The Company's operating expenses consist primarily of compensation and employee benefits, premises and equipment, depreciation, marketing, deposit insurance premiums and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory agencies.

REVIEW OF FINANCIAL CONDITION AT DECEMBER 31, 2001 AND DECEMBER 31, 2000

  The Company's total assets were $863.8 million as of December 31, 2001, a decrease of $25.3 million or 2.8% compared to total assets of $889.2 million as of December 31, 2000.

  Cash increased $7.1 million or 31.4% to $29.9 million as of December 31, 2001 due to repayments of loans and securities, and sales, calls and maturities of securities.

  The Company held $159,000 in trading securities, primarily comprised of marketable equities, which decreased $639,000 or 80.1% due to sales.

  Available for sale securities decreased $74.4 million or 18.2% to $335.4 million at December 31, 2001 due to repayments, sales, calls and maturities.

  Held to maturity securities of $2.9 million, which consisted of corporate debt obligations, declined $9.8 million or 77.2% due to repayments and maturities.

  Total loans increased $54.9 million or 13.7% to $457.0 million as of December 31, 2001 primarily due to commercial real estate, construction and development, commercial business and consumer loan originations.

  The Company's nonperforming loans, primarily comprised of residential mortgages and consumer home equity loans, increased $298,000 to $1.5 million as of December 31, 2001.

  Premises and equipment decreased $372,000 or 5.0% to $7.1 million as of December 31, 2001 due substantially to depreciation.

  The Company had $3.5 million of securities sold not settled as of December 31, 2001. These securities settled in January, 2002.

  Prepaid expenses and other assets increased $691,000 or 5.6% to $13.0 million at December 31, 2001 substantially due to an increase in the cash surrender values of bank owned life insurance.

  Total deposits increased $7.2 million or 1.4% to $529.7 million based on growth in savings accounts and certificates of deposit.

  Borrowed funds decreased $39.0 million or 14.5% to $229.6 million due primarily to the pay-off of maturing repurchase agreements. Alternative sources of funding were provided by repayments of loans and securities, and sales, calls and maturities of securities.

  Shareholder's equity increased $4.3 million or 4.6% to $96.9 million as of December 31, 2001. This was due to net income of $5.2 million, an increase of $4.7 million in accumulated other comprehensive income, net of tax, an allocation of ESOP shares of $1.1 million, and an allocation of stock-based compensation of $1.3 million. This increase was partially offset by treasury stock purchases of $4.2 million and cash dividends paid of $3.7 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GA Financial, Inc.

Average Balance Sheet and Net Interest Analysis

  The following table sets forth certain information relating to the Company's average balance sheet and reflects the weighted average yield on assets and weighted average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

Year Ended December 31,
(Dollars in Thousands)                                                   2001                                   2000
----------------------------------------------------------------------------------------------------------------------------------
                                                                                   Average                                Average
                                                          Average                  Yield/        Average                   Yield/
                                                          Balance      Interest     Cost)        Balance      Interest      Cost)
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Interest-Earning Assets:
  Deposits............................................  $   29,683     $  1,062     3.58%       $  15,852     $    824     5.20%
  Securities/1,2/.....................................     375,040       24,013     6.40          432,741       30,518     7.05
  Loans, net/3/.......................................     430,531       32,503     7.55          369,745       28,350     7.67
  FHLB stock..........................................      13,615          887     6.51           15,458        1,092     7.06
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets.....................     848,869       58,465     6.89          833,796       60,784     7.29
  Noninterest-earning assets..........................      27,870                                 37,893
----------------------------------------------------------------------------------------------------------------------------------
    Total assets......................................  $  876,739                              $ 871,689
==================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-Bearing Liabilities:
  Checking accounts...................................  $   37,203     $    419     1.13%       $  36,859     $    593     1.61%
  Money market deposit accounts.......................      67,487        2,457     3.64           63,490        3,443     5.42
  Savings accounts....................................     123,674        2,961     2.39          136,367        3,269     2.40
  Certificates of deposit.............................     263,900       14,843     5.62          237,458       12,982     5.47
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits...................     492,264       20,680     4.20          474,174       20,287     4.28
  Borrowed funds......................................     247,213       13,174     5.33          276,321       15,979     5.78
  Other...............................................       1,683           28     1.66            1,483           30     2.02
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities................     741,160       33,882     4.57          751,978       36,296     4.83
  Noninterest-bearing liabilities.....................      37,630                                 34,317
  Shareholders' equity................................      97,949                                 85,394
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
     shareholders' equity.............................  $  876,739                              $ 871,689
==================================================================================================================================
Net interest income...................................                 $ 24,583                               $ 24,488
Interest rate spread/4/...............................                              2.32%                                  2.46%
Net interest margin/5/................................                              2.90%                                  2.94%
==================================================================================================================================

Year Ended December 31,
(Dollars in Thousands)                                                   1999
--------------------------------------------------------------------------------------------
                                                                                   Average
                                                          Average                  Yield/
                                                          Balance      Interest     Cost)
--------------------------------------------------------------------------------------------
ASSETS
 Interest-Earning Assets:
  Deposits............................................  $   14,768     $    651     4.41%
  Securities/1,2/.....................................     467,052       31,452     6.73
  Loans, net/3/.......................................     343,179       25,426     7.41
  FHLB stock..........................................      14,366          938     6.53
--------------------------------------------------------------------------------------------
    Total interest-earning assets.....................     839,365       58,467     6.97
  Noninterest-earning assets..........................      36,784
--------------------------------------------------------------------------------------------
    Total assets......................................  $  876,149
============================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-Bearing Liabilities:
  Checking accounts...................................  $   33,744     $    613     1.82%
  Money market deposit accounts.......................      18,770          687     3.66
  Savings accounts....................................     157,920        3,808     2.41
  Certificates of deposit.............................     242,384       12,837     5.30
--------------------------------------------------------------------------------------------
    Total interest-bearing deposits...................     452,818       17,945     3.96
  Borrowed funds......................................     286,034       15,413     5.39
  Other...............................................       1,539           30     1.95
--------------------------------------------------------------------------------------------
    Total interest-bearing liabilities................     740,391       33,388     4.51
  Noninterest-bearing liabilities.....................      42,274
  Shareholders' equity................................      93,484
--------------------------------------------------------------------------------------------
    Total liabilities and
     shareholders' equity.............................  $  876,149
============================================================================================
Net interest income...................................                 $ 25,079
Interest rate spread/4/...............................                              2.46%
Net interest margin/5/................................                              2.99%
============================================================================================

1  Includes unamortized discounts and premiums.
2 Includes municipal obligations; yield and income are stated on a taxable equivalent basis.
3 Amount is net of deferred fees, undisbursed funds, discounts and premiums, estimated allowances for loan losses, and includes education loans held for sale and nonperforming loans.
4 Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities on a taxable equivalent basis.
5 Net interest margin represents net interest income on a taxable equivalent basis divided by average interest-earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GA Financial, Inc.

REVIEW OF THE CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

Net Income

  Net income for the year ended December 31, 2001 decreased $1.5 million or 22.3% from the previous year to $5.2 million. Changes in the components of net income are discussed herein.

Interest Income

  Total interest income decreased $2.2 million ($2.3 million on a taxable equivalent basis) or 3.8% to $56.8 million for the year ended 2001. This was primarily the result of a decrease of 40 basis points in the average yield on average interest-earning assets, partially offset by an increase of $15.1 million in average interest-earning assets. Interest on loans increased $4.2 million or 14.6% to $32.5 million due to the increase in average balances of $60.8 million or 16.4%, partially offset by a decrease in the average yield on loans of 12 basis points. Taxable equivalent interest on securities decreased $6.5 million or 21.3%, due to the average balances decreasing $57.7 million or 13.3%, and a decrease in the average yield of 65 basis points. The dividends on Federal Home Loan Bank ("FHLB") stock decreased $205,000 or 18.8% to $887,000 in 2001 due to a decrease of $1.8 million in the average balance resulting from the redemption of FHLB stock in the year 2001 and a decrease in the average yield of 55 basis points. The Bank is required to own FHLB stock based partly on the levels of its FHLB borrowings.

Interest Expense

  Total interest expense on interest-bearing liabilities decreased $2.4 million or 6.7% due to a decrease in the average balance of interest-bearing liabilities of $10.8 million or 1.4% to $741.2 million and also a decrease in the average cost of 26 basis points. The interest expense on interest-bearing deposits increased $393,000 or 1.9% to $20.7 million for 2001 due to the average balance increasing $18.1 million, partially offset by a decrease of 8 basis points in the average cost. The interest expense on borrowed funds decreased $2.8 million or 17.6% due primarily to a decrease in the average cost of 45 basis points and by a decrease in the average balance of $29.1 million or 10.5%. This reduction was due to the pay-off of maturing FHLB advances.

Net Interest Income-Rate/Volume Analysis

  Net interest income for 2001 was $22.9 million, an increase of $179,000 ($95,000 on a taxable equivalent basis) or 0.8% compared to 2000. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income on a taxable equivalent basis and interest expense during the period indicated. Information is provided with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.

                                                              2001 Compared to 2000
Year Ended December 31,                                     Increase (Decrease) Due To
(Dollars in Thousands)                                  Volume          Rate          Total
---------------------------------------------------------------------------------------------
Interest-Earning Assets:
 Interest-bearing deposits............................ $    719      $   (481)      $    238
 Securities...........................................   (4,069)       (2,436)        (6,505)
 Loans, net...........................................    4,661          (508)         4,153
 FHLB stock...........................................     (130)          (75)          (205)
---------------------------------------------------------------------------------------------
  Total interest-earning assets....................... $  1,181      $ (3,500)      $ (2,319)
=============================================================================================
Interest-Bearing Liabilities:
 Checking accounts.................................... $      6      $   (180)      $   (174)
 Money market deposit accounts........................      217        (1,203)          (986)
 Savings accounts.....................................     (304)           (4)          (308)
 Certificates of deposit..............................    1,446           415          1,861
 Borrowed funds.......................................   (1,683)       (1,122)        (2,805)
 Other................................................        4            (6)            (2)
---------------------------------------------------------------------------------------------
  Total interest-bearing liabilities.................. $   (314)     $ (2,100)      $ (2,414)
---------------------------------------------------------------------------------------------
 Change in net interest income........................ $  1,495      $ (1,400)      $     95
=============================================================================================

Provision for Loan Losses

  The provision for loan losses during the year ended December 31, 2001 was $1.1 million compared to $630,000 for the year ended 2000. The allowance for loan losses to total loans and nonperforming assets was 0.70% and 192%, respectively, as of December 31, 2001 as compared to 0.56% and 165%, respectively, as of December 31, 2000. The current year provision was influenced by strong loan production, strategic growth in commercial real estate, business and construction/development loans and current economic conditions. Substantially all of the increase in the provision was related to growth in commercial real estate and related loans. Nonperforming loans, primarily comprised of residential mortgages and consumer home equity loans, increased from $1.2 million as of December 31, 2000 to $1.5 million as of December 31, 2001. The Company monitors all nonperforming loans which could impact the provision for loan losses. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans which are deemed probable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GA Financial, Inc.

Noninterest Income

  Total noninterest income declined by $279,000 or 7.3% to $3.6 million for 2001. Service fees on deposit products decreased $84,000 from 2000. Net gains on the sales of available for sale securities increased $412,000. The Company recorded a non-cash charge of $730,000 reflecting the Company's assessment of an other-than-temporary decline in the valuation of certain securities in the third quarter of 2001. The Company subsequently sold these securities in 2001. The Company had a decrease in trading security gains of $25,000 which primarily consisted of equity securities. Gains on the sale of education loans increased $50,000 due to the timing of education loan sales. Education loans are sold as they reach repayment status. Other income increased $98,000 primarily due to the sale of a former branch facility.

Noninterest Expense

  Total noninterest expense increased $1.7 million or 10.1% to $19.1 million for 2001. This was due primarily to an increase in compensation and employee benefits, partially the result of changes in management, increased premises and equipment and depreciation due in part to the establishment of a new branch location during 2000 and investments in technology, and increased marketing and other miscellaneous expenses.

Provision for Income Taxes

  The provision for income taxes decreased $805,000 or 41.4% to $1.1 million for 2001. The effective tax rate for 2001 was 18.1% as compared to 22.6% for 2000. This decrease was primarily the result of a reduction in pretax income, coupled with an increase in tax credits recognized from a low income housing tax credit investment.

REVIEW OF THE CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

Net Income

  Net income for the year ended December 31, 2000 decreased $463,000 or 6.5% from the previous year to $6.7 million. Changes in the components of net income are discussed herein.

Interest Income

  Total interest income increased $2.4 million ($2.3 million on a taxable equivalent basis) or 4.2% to $59.0 million for the year ended 2000. This was primarily the result of an increase of 32 basis points in the average yield on average interest-earning assets, partially offset by a decrease of $5.6 million in average interest-earning assets. Interest on interest-bearing deposits increased $173,000 or 26.6% to $824,000 during 2000 due primarily to higher average yields. Taxable equivalent interest on securities decreased $934,000 due primarily to lower average balances partially offset by an increase in the average yield of 32 basis points. Interest on loans increased $2.9 million or 11.5% to $28.4 million due to an increase in average balances of $26.6 million or 7.7% and an increase in the average yield on loans of 26 basis points. The dividends on FHLB stock increased $154,000 or 16.4% to $1.1 million in 2000 due to an increase of $1.1 million in the average balance resulting from the purchase of additional FHLB stock late in the year 1999. The Bank is required to own FHLB stock based partly on the levels of its FHLB borrowings.

Interest Expense

  Total interest expense on interest-bearing liabilities increased $2.9 million or 8.7% due to an increase in the average balance of interest-bearing liabilities of $11.6 million or 1.6% to $752.0 million and also an increase in the average cost of 32 basis points. The interest expense on interest-bearing deposits increased $2.3 million or 13.1% to $20.3 million for 2000 due to the average cost increasing 32 basis points and the average balance increasing $21.4 million. The interest expense on interest-bearing deposits was most impacted by the increase in the interest expense on money market deposit accounts. Interest expense on money market deposit accounts increased $2.8 million over 1999 due to the average balances increasing $44.7 million and also an increase in the average cost of 176 basis points. The Company restructured its money market deposit accounts and now offers a tiered account structure with rates that increase as the balance of the account increases. This was done to attract new deposits and maintain current deposits. The interest on borrowed funds increased $566,000 or 3.7% due primarily to an increase in the average cost of 39 basis points for 2000 partially offset by a decrease of $9.7 million or 3.4% in the average balance of borrowed funds. Funding asset growth through FHLB borrowings was a strategy employed by management. FHLB borrowings can be invested at yields higher than the cost of the borrowed funds, thereby increasing net interest income. FHLB borrowings were invested in residential mortgages, mortgage-related securities, and other investment securities.

Net Interest Income-Rate/Volume Analysis

  Net interest income for 2000 was $22.8 million, a decrease of $504,000 ($591,000 on a taxable equivalent basis) or 2.2% compared to 1999. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income on a taxable equivalent basis and interest expense during the period indicated. Information is provided with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated to changes due to rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                            2000 Compared to 1999
Year Ended December 31,                                   Increase (Decrease) Due To
(Dollars in Thousands)                                Volume          Rate         Total
-------------------------------------------------------------------------------------------
Interest-Earning Assets:
 Interest-bearing deposits......................  $     48       $   125       $   173
 Securities.....................................    (2,311)        1,377          (934)
 Loans, net.....................................     1,968           956         2,924
 FHLB Stock.....................................        71            83           154
-------------------------------------------------------------------------------------------
  Total interest-earning assets.................  $   (224)      $ 2,541       $ 2,317
===========================================================================================
Interest-Bearing Liabilities:
 Checking accounts..............................  $     57       $   (77)      $   (20)
 Money market deposit accounts..................     1,637         1,119         2,756
 Savings accounts...............................      (520)          (19)         (539)
 Certificates of deposit........................      (261)          406           145
 Borrowed funds.................................      (523)        1,089           566
 Other..........................................        (1)            1            --
-------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities..................................  $    389       $ 2,519       $ 2,908
-------------------------------------------------------------------------------------------
 Change in net interest income..................  $   (613)      $    22       $  (591)
===========================================================================================

Provision for Loan Losses

  The Company provided $630,000 for loan losses during the year ended December 31, 2000 as compared to $390,000 during the year ended 1999. The allowance for loan losses to loans and nonperforming assets was 0.56% and 165%, respectively, as of December 31, 2000 as compared to 0.52% and 95%, respectively, as of December 31, 1999. The higher provision was influenced by increases in the Company's residential, commercial real estate, and construction loan portfolios. Nonperforming loans, primarily comprised of residential mortgages and consumer home equity loans, decreased from $1.5 million as of December 31, 1999 to $1.2 million as of December 31, 2000. The Company monitors all nonperforming loans which could impact the provision for loan losses. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans receivable which are deemed probable and estimable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

Noninterest Income

  Service fees on deposit products increased $366,000 over 1999 as the Company restructured its service fees and deposit products beginning in September 1999. Net gains on the sales of available for sale securities increased $273,000 due substantially to the sale of a limited partnership investment in December, 2000 which resulted in a gain of approximately $243,000. The Company had trading gains of $101,000 for 2000. The Company had investments of $798,000 in the trading portfolio as of December 31, 2000 which consisted entirely of equity securities. The Company had no trading portfolio as of December 31, 1999. Gains on the sale of education loans declined $101,000 due to the timing of education loan sales. Education loans are sold as they reach repayment status. Data processing fees decreased $561,000 due to the discontinuation of the Company's data processing services. The Company announced in the third quarter of 1999 that it would no longer provide data processing services for other companies. The information services department will concentrate on providing data processing services to the Company only.

Noninterest Expense

  Total noninterest expense increased $93,000. Compensation and employee benefits decreased $745,000 primarily attributed to a one-time pretax charge of $650,000 related to the retirement of a former executive in 1999. Deposit insurance premiums decreased $180,000 as the cost of insurance fell from approximately 5.9 basis points in 1999 to approximately 2.1 basis points in 2000. Other noninterest expense increased $776,000 to $4.7 million over 1999 as the Company incurred higher marketing and professional fees due to new marketing programs and various consulting arrangements in areas such as technology, profitability, and wealth management.

Provision for Income Taxes

  The provision for income taxes decreased $375,000 or 16.2% to $1.9 million for 2000. The effective tax rate for 2000 was 22.6% as compared to 24.6% for 1999. This decrease was primarily a result of a reduction in pretax income, coupled with an increase in tax credits recognized from a low income housing tax credit investment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GA Financial, Inc.

MANAGEMENT OF INTEREST RATE AND MARKET RISKS

  The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the Board of Directors approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors all of its interest rate risk. The Company's Board of Directors has established an Asset/Liability Management Committee, which is responsible for reviewing its asset/liability policies and interest rate risk position, and meets at least on a quarterly basis. The Asset/Liability Management Committee reviews trends in interest rates, the financial position of the Company, the Company's actual performance to budgeted performance, the Company's interest rate position as measured by changes in its net income and net portfolio value under certain interest rate scenarios, and the projected impact of such interest rate scenarios on its earnings and capital. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

  In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) purchasing adjustable interest rate mortgage-backed and related securities; (2) investing in shorter term fixed-rate corporate debt and government agency bonds or in such types of bonds with adjustable interest rates; (3) originating shorter term commercial and consumer loan products; and
(4) emphasizing longer term deposits. To manage the interest rate risk of the Company, the Board of Directors has also established parameters relating to the types of securities in which the Company may invest and parameters relating to the types of deposits which may be offered by the Company and rates which may be paid on such deposits.

  Market risk is the risk of losses resulting from adverse changes in market pricing and rates. The Company's market risk is primarily its interest rate risk associated with its lending, investing, deposit and borrowing functions. Interest rate risk arises when interest rates on assets change in a different time period or in a different proportion from that of liabilities. Management actively monitors its interest rate sensitivity position with the primary objective to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates. Interest rate risk is considered by management to be the Company's most significant market risk that could materially impact the Company's financial position or results of operations.

NET PORTFOLIO VALUE

  The Bank's interest rate sensitivity is monitored by management through the use of models which estimate changes in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the net present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in that same scenario. The following table indicates the Bank's NPV as of December 31, 2001, as calculated by the Office of Thrift Supervision ("OTS"), and indicates the value of the Bank's assets and liabilities which would result in a decline in the Bank's NPV in a rising interest rate environment. Specifically, the table indicates that, as of December 31, 2001, the Bank's NPV was $103.5 million and that, based upon the assumptions utilized by the OTS, an immediate increase in market interest rates of 300 basis points would result in a $48.2 million, or 47% decrease in the Bank's NPV, and an immediate decrease in market rates of 100 basis points would result in a $6.7 million, or 6% increase in the Bank's NPV. Due to the current low interest rate environment, no change in interest rates down 200 or 300 basis points is shown.

December 31, 2001
(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------------
                                                                                             NPV as a Percentage
                                                                                                of the Market
                                                    Net Portfolio Value (NPV)               Value of Total Assets
                                           -------------------------------------------  ----------------------------
Change in Interest Rates (basis points)         Amount    Change ($)     Change (%)        NPV Ratio          Change
--------------------------------------------------------------------------------------------------------------------
+300 bp .................................  $    55,341  $   (48,188)          (47)%             6.8%         (489)bp
+200 bp .................................       70,356      (33,173)          (32)%             8.4%         (327)
+100 bp .................................       86,929      (16,600)          (16)%            10.1%         (158)
Static ..................................      103,529           --            --              11.7%           --
-100 bp .................................      110,223        6,694             6              12.2%           52
====================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GA Financial, Inc.

  Certain shortcomings are inherent in the methodology used in the interest rate risk measurements. Modeling changes in the NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

OTHER MATTERS

Liquidity Resources

  The Company's primary sources of funds are deposits, repayments of loans and securities, sales, calls and maturities of securities, advances from the FHLB and other borrowed funds. While scheduled maturities of investments and the amortization of loans are predictable sources of funds, deposit flows and prepayments on mortgages, and mortgage-backed and related securities are greatly influenced by market interest rates, economic conditions, and competition.

  Recent legislation has repealed the OTS minimum liquidity ratio requirements. OTS regulations now require the Company to maintain sufficient liquidity to ensure its safe and sound operation.

  Liquidity can be analyzed by utilizing the Consolidated Statements of Cash Flows. Net cash provided by operating activities was $9.4 million. Net cash provided by investing activities was $36.3 million. Net cash used in financing activities was $38.6 million. Overall, cash and cash equivalents increased $7.1 million for the year ended December 31, 2001 compared to 2000.

  Management believes the Company has sufficient liquidity to meet current obligations to borrowers, depositors, debt holders, and others.

Capital Resources

  The Company is not required to maintain any minimum level of capital; however, the Bank is subject to various regulatory capital requirements administered by the OTS.

  At December 31, 2001, the Bank had exceeded the OTS requirements for tier I core (leverage), tier I and total risk-based, and tangible capital. The OTS requires the Bank to maintain a minimum 4.0% core capital ratio (expressed as a percentage of adjusted total assets), a minimum tier I risk-based capital ratio of 4.0% and total risk-based capital ratio of 8.0% (both expressed as a percentage of risk-weighted assets, which includes off-balance sheet items) and a minimum tangible capital ratio of 1.50% of tangible assets, as defined by the OTS. The Bank has consistently maintained all regulatory capital ratios at or above the well capitalized standards. Note 11 to the consolidated financial statements provides further detail regarding the Company's capital adequacy.

Other

  The Company announced in the first quarter of 2002 that it selected Kirchman Bankway(TM) as its core operating system solution. The Company is making this investment to support its longer term profitability goals, to enhance the Company's speed to market in developing and introducing new competitive products, and to improve its already high level of customer service. The conversion to the new system will extend into the fourth quarter of 2002. Certain expenses related to the system vendor selection process were recorded in 2001. All conversion related expenses will be recorded in 2002 while those conversion costs which may be capitalized will be recorded and amortized over the life of the system license agreement.

  The Company announced in the third quarter of 1998 that after a comprehensive study of its DataOne data processing division, it would no longer provide data processing services for other financial institutions. The study included an analysis of strategic business planning objectives, a review of the current data processing system and its operation, as well as review of the competition in the data processing service arena. Two of the three external clients of DataOne were deconverted prior to the year 2000 and the other client was deconverted during the first six months of the year 2000.

New Accounting Pronouncements

  In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," a replacement of SFAS No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. This statement was effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement was effective for recognition and reclassification of collateral and for disclosures related to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitizations and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This statement is to be applied prospectively with certain exceptions. Other than those exceptions, earlier or retroactive application of its accounting provisions are not permitted. Adoption of this statement had no impact on the Company's consolidated financial statements.

  In July 2001, the FASB issued SFAS No. 141,"Business Combinations," and SFAS No. 142,"Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GA Financial, Inc.

business combinations completed after June 30, 2001. SFAS No. 141 also specifies certain criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer need to be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No.
142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual value, and reviewed for impairment in accordance with SFAS No. 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of SFAS No. 141 and SFAS No. 142 are not expected to have a material impact on the consolidated financial statements.

  In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset.

  SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, an entity would recognize a gain or loss on settlement.

  SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

  In October 2001, the FASB issued SFAS No. 144,"Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" however, it retains many of the fundamental provisions of SFAS No. 121.

  SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30,"Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in APB No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management's ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

  SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The provisions of SFAS No. 144 generally are to be applied prospectively. The adoption of SFAS No. 144 is not expected to have a material effect on the financial position, results of operations or liquidity of the Company.

Impact of Inflation and Changing Prices

  The consolidated financial statements, notes, and tables of the Company included in this report, have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the direction or to the same extent as the price of goods and services.

Forward-Looking Statements

  This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company include, but are not limited to: changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

  Except as required by applicable law and regulation, the Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

REPORT OF INDEPENDENT AUDITORS

GA Financial, Inc.

To the Board of Directors and Shareholders of GA Financial, Inc.:

  We have audited the accompanying consolidated statements of financial condition of GA Financial, Inc. and subsidiaries (the Company) as of December 31, 2001 and 2000 and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GA Financial, Inc. and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


                                 /s/ KPMG LLP

Pittsburgh, Pennsylvania
February 1, 2002

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

GA Financial, Inc.

December 31,
(Dollars in thousands, except per share amounts)                                                      2001        2000
-------------------------------------------------------------------------------------------------------------------------
ASSETS
 Cash (including interest-bearing deposits of $24,950 and $17,890)..............................  $  29,859    $  22,730
 Held for trading securities, at fair value.....................................................        159          798
 Available for sale securities, at fair value...................................................    335,383      409,757
 Held to maturity securities, at cost (fair value of $3,138 and $12,800)........................      2,914       12,761
-------------------------------------------------------------------------------------------------------------------------
  Total securities..............................................................................    338,456      423,316
 Education loans held for sale..................................................................     14,732       19,359
 Loans (net of deferred fees of $330 and $464)..................................................    442,276      382,742
-------------------------------------------------------------------------------------------------------------------------
  Total loans...................................................................................    457,008      402,101
 Allowance for loan losses......................................................................     (3,210)      (2,268)
-------------------------------------------------------------------------------------------------------------------------
  Net loans.....................................................................................    453,798      399,833
 Accrued interest receivable on securities......................................................      2,192        3,134
 Accrued interest receivable on loans...........................................................      3,429        3,277
 Federal Home Loan Bank stock...................................................................     12,429       15,458
 Premises and equipment, net....................................................................      7,069        7,441
 Foreclosed assets..............................................................................        154          154
 Securities sold, not settled...................................................................      3,472        1,539
 Prepaid expenses and other assets..............................................................     12,978       12,287
-------------------------------------------------------------------------------------------------------------------------
  Total assets..................................................................................  $ 863,836    $ 889,169
=========================================================================================================================

LIABILITIES
 Noninterest-bearing deposits...................................................................  $  32,996    $  33,891
 Interest-bearing deposits......................................................................    496,695      488,594
-------------------------------------------------------------------------------------------------------------------------
  Total deposits................................................................................    529,691      522,485
 Borrowed funds.................................................................................    229,575      268,598
 Advances from customers for taxes and insurance................................................      1,886        1,822
 Accrued interest payable.......................................................................      2,129        2,506
 Other liabilities..............................................................................      3,615        1,110
-------------------------------------------------------------------------------------------------------------------------
  Total liabilities.............................................................................    766,896      796,521
-------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
 Preferred stock (.01 par value); 1,000,000 shares authorized; 0 shares issued..................         --           --
 Common stock (.01 par value); 23,000,000 shares authorized; 8,900,000 shares issued............         89           89
 Additional paid-in capital.....................................................................     87,056       86,898
 Retained earnings, substantially restricted....................................................     67,215       65,699
 Accumulated other comprehensive income (loss), net of taxes....................................      2,044       (2,608)
 Unearned employee stock ownership plan (ESOP) shares...........................................     (3,081)      (3,780)
 Unearned stock-based compensation plan (SCP) shares............................................       (406)        (758)
 Treasury stock, at cost (3,489,677 shares and 3,278,071 shares)................................    (55,977)     (52,892)
-------------------------------------------------------------------------------------------------------------------------
  Total shareholders' equity....................................................................     96,940       92,648
-------------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity....................................................  $ 863,836    $ 889,169
=========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

GA Financial, Inc.

Year Ended December 31,
(Dollars in thousands, except per share amounts)                                            2001          2000            1999
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
 Loans.........................................................................       $    32,503   $     28,350      $     25,426
 Securities:
  Taxable interest.............................................................            17,589         23,592            24,482
  Nontaxable interest..........................................................             2,812          2,955             3,102
  Dividends....................................................................             2,848          3,328             2,984
 Interest-bearing deposits.....................................................             1,062            824               651
------------------------------------------------------------------------------------------------------------------------------------
  Total interest income........................................................            56,814         59,049            56,645
------------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
 Interest-bearing deposits.....................................................            20,680         20,287            17,945
 Borrowed funds................................................................            13,174         15,979            15,413
 Other.........................................................................                28             30                30
------------------------------------------------------------------------------------------------------------------------------------
  Total interest expense.......................................................            33,882         36,296            33,388
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income..........................................................            22,932         22,753            23,257
 Provision for loan losses.....................................................             1,075            630               390
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses..........................            21,857         22,123            22,867
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
 Service fees..................................................................             2,641          2,725             2,359
 Net gain on sales of available for sale securities............................               759            347                74
 Writedown of securities.......................................................              (730)            --                --
 Net gain on held for trading securities.......................................                76            101                --
 Gain on sales of education loans held for sale................................               163            113               214
 Data processing service fees..................................................                --             32               593
 Other.........................................................................               637            507               586
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income.....................................................             3,546          3,825             3,826
------------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
 Compensation and employee benefits............................................            10,091          9,335            10,080
 Premises and equipment........................................................             2,068          1,803             1,786
 Depreciation..................................................................               982            752               698
 Marketing.....................................................................               901            670               499
 Deposit insurance premiums....................................................                98            101               281
 Other.........................................................................             4,957          4,690             3,914
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense....................................................            19,097         17,351            17,258
------------------------------------------------------------------------------------------------------------------------------------
  Income before provision for income taxes.....................................             6,306          8,597             9,435
 Provision for income taxes....................................................             1,140          1,945             2,320
------------------------------------------------------------------------------------------------------------------------------------
  Net income...................................................................       $     5,166   $      6,652      $      7,115
====================================================================================================================================

OTHER COMPREHENSIVE INCOME
 Unrealized holding gains (losses) on available for sale securities,
   net of taxes................................................................       $     3,297   $     11,376      $    (17,360)
 Reclassification adjustment for net losses (gains) included in net income.....             1,355            348              (278)
------------------------------------------------------------------------------------------------------------------------------------
  Other comprehensive income (loss)............................................             4,652         11,724           (17,638)
------------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income (loss)..................................................       $     9,818   $     18,376      $    (10,523)
====================================================================================================================================
EARNINGS PER SHARE
Basic..........................................................................       $      1.01   $       1.25      $       1.24
Diluted........................................................................       $      1.00   $       1.24      $       1.22
AVERAGE SHARES OUTSTANDING
Basic..........................................................................         5,102,262      5,317,507         5,756,793
Diluted........................................................................         5,170,955      5,357,398         5,819,577
====================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

GA Financial, Inc.

                                                                                                      Accumulated
                                                                                                          Other
                                                                                                         Compre-
                                                                          Additional                     hensive     Unearned
                                                                Common       Paid-        Retained       Income        ESOP
(Dollars in thousands, except per share amounts)                Stock     in Capital      Earnings       (Loss)       Shares
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998...............................     $ 89       $ 86,467       $ 59,560      $  3,306   $  (5,520)
  Net income...............................................       --             --          7,115            --          --
  Other comprehensive loss, net of tax/1/..................       --             --             --       (17,638)         --
  Cash dividends ($0.64 per share).........................       --             --         (3,776)           --          --
  Treasury stock purchased.................................       --             --             --            --          --
  Shares allocated to ESOP.................................       --            521             --            --       1,032
  Shares allocated to SCP, net of tax......................       --           (266)            34            --          --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999...............................       89         86,722         62,933       (14,332)     (4,488)
------------------------------------------------------------------------------------------------------------------------------------
  Net income...............................................       --             --          6,652            --          --
  Other comprehensive income, net of tax/1/................       --             --             --        11,724          --
  Cash dividends ($0.72 per share).........................       --             --         (3,919)           --          --
  Treasury stock purchased.................................       --             --             --            --          --
  Shares allocated to ESOP.................................       --            179             --            --         708
  Shares allocated to SCP, net of tax......................       --             (3)            33            --          --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000...............................       89         86,898         65,699        (2,608)     (3,780)
------------------------------------------------------------------------------------------------------------------------------------
  Net income...............................................       --             --          5,166            --          --
  Other comprehensive income, net of tax/1/................       --             --             --         4,652          --
  Cash dividends ($0.72 per share).........................       --             --         (3,650)           --          --
  Treasury stock purchased.................................       --             --             --            --          --
  Shares allocated to ESOP.................................       --            355             --            --         699
  Shares allocated to SCP, net of tax......................       --           (197)            --            --          --
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001...............................     $ 89       $ 87,056       $ 67,215      $  2,044   $  (3,081)
====================================================================================================================================

                                                                                                         Total
                                                                       Unearned                          Share-
                                                                          SCP            Treasury        holders'
(Dollars in thousands, except per share amounts)                        Shares            Stock          Equity
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998...............................          $  (2,431)        $ (32,255)     $  109,216
  Net income...............................................                 --                --           7,115
  Other comprehensive loss, net of tax/1/..................                 --                --         (17,638)
  Cash dividends ($0.64 per share).........................                 --                --          (3,776)
  Treasury stock purchased.................................                 --           (13,724)        (13,724)
  Shares allocated to ESOP.................................                 --                --           1,553
  Shares allocated to SCP, net of tax......................              1,114               943           1,825
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999...............................             (1,317)          (45,036)         84,571
-------------------------------------------------------------------------------------------------------------------
  Net income...............................................                 --                --           6,652
  Other comprehensive income, net of tax/1/................                 --                --          11,724
  Cash dividends ($0.72 per share).........................                 --                --          (3,919)
  Treasury stock purchased.................................                 --            (7,865)         (7,865)
  Shares allocated to ESOP.................................                 --                --             887
  Shares allocated to SCP, net of tax......................                559                 9             598
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000...............................               (758)          (52,892)         92,648
-------------------------------------------------------------------------------------------------------------------
  Net income...............................................                 --                --           5,166
  Other comprehensive income, net of tax/1/................                 --                --           4,652
  Cash dividends ($0.72 per share).........................                 --                --          (3,650)
  Treasury stock purchased.................................                 --            (4,219)         (4,219)
  Shares allocated to ESOP.................................                 --                --           1,054
  Shares allocated to SCP, net of tax......................                352             1,134           1,289
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001...............................          $    (406)        $ (55,977)     $   96,940
===================================================================================================================

1 Other comprehensive income for 2001, 2000, and 1999 is net of tax (tax benefit) of $2,672, $6,953, and $(10,359), respectively.

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

GA FINANCIAL, INC.


Year Ended December 31,
(Dollars in thousands)                                                             2001         2000          1999
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income.................................................................   $    5,166  $      6,652  $      7,115
Adjustments to reconcile net income to net cash provided by operating activities:
 Provision for loan losses.................................................        1,075           630           390
 Depreciation..............................................................          982           752           698
 Net discount accretion (premium amortization) on securities...............          810          (162)           68
 Amortization (accretion) of net deferred loan fees........................          134          (302)          806
 Amortization of intangibles...............................................          185           185           185
 Net gain on sales of premises and equipment, net..........................         (110)           --            --
 Net gain on held for trading securities...................................          (76)         (101)           --
 Proceeds from sales of held for trading securities........................        1,149         1,858            --
 Purchases of held for trading securities..................................         (434)       (2,555)           --
 Net gain on sales of available for sale securities........................         (759)         (347)          (74)
 Writedown of securities...................................................          730            --            --
 Gain on sales of education loans held for sale............................         (163)         (113)         (214)
 Net loss on sales of foreclosed assets....................................           74            83           169
 Allocation of ESOP shares.................................................          856           709         1,574
 Allocation of SCP shares..................................................          442           568           779
 Deferred income tax benefit...............................................         (697)         (431)         (459)
 Decrease (increase) in accrued interest receivable........................          790          (317)          (44)
 (Increase) decrease in prepaid expenses and other assets..................       (1,642)       (1,406)          602
 Net increase (decrease) in other liabilities..............................        1,296          (973)           63
 (Decrease) increase in accrued interest payable...........................         (377)          (63)          963
---------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities................................        9,431         4,667        12,621
---------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
 Proceeds from sales of available for sale securities......................       87,564        25,088        21,582
 Repayments and maturities of available for sale securities................       67,635        36,659        84,284
 Purchases of available for sale securities................................      (76,473)       (2,473)     (152,251)
 Maturities of held to maturity securities.................................       31,250         1,003            --
 Purchases of held to maturity securities..................................      (21,145)      (13,696)           --
 Proceeds from sales of education loans held for sale......................       12,385         8,631        10,023
 Funding of education loans held for sale..................................       (7,595)       (8,719)       (8,927)
 Purchases of loans........................................................      (45,442)      (55,108)      (57,610)
 Net (increase) decrease in loans..........................................      (14,678)        8,462        32,347
 Purchases of premises and equipment, net..................................         (610)       (2,523)       (1,254)
 Proceeds from sales of foreclosed assets..................................          335           303           648
 Proceeds from sales of premises and equipment, net........................          110            --            --
 Redemption (purchase) of FHLB stock.......................................        3,029            --        (4,045)
---------------------------------------------------------------------------------------------------------------------------
 Net cash provided by (used in) investing activities.......................       36,275        (2,373)      (75,203)
---------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
 Net (decrease) increase in noninterest and interest-bearing deposits......       (5,976)       21,123        10,118
 Net increase in certificates of deposit...................................       13,182         6,238         2,458
 Payments from borrowed funds..............................................     (167,598)     (548,728)     (481,285)
 Proceeds on borrowed funds................................................      128,575       520,166       555,900
 Cash dividends paid.......................................................       (3,650)       (3,919)       (3,776)
 Net increase (decrease) in advances from customers for taxes and
   insurance...............................................................           64           378           (70)
 Purchases of treasury stock...............................................       (4,219)       (7,865)      (13,724)
 Other stock transactions..................................................        1,045           208         1,025
------------------------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by financing activities......................      (38,577)      (12,399)       70,646
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents.......................        7,129       (10,105)        8,064
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year.............................       22,730        32,835        24,771
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year...................................   $   29,859   $    22,730   $    32,835
========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

GA Financial, Inc.

NOTE 1. ACCOUNTING POLICIES

  The significant accounting policies followed by GA Financial, Inc. and its subsidiaries (the "Company") are as follows:

Basis of Presentation

  The accompanying consolidated financial statements include the accounts of GA Financial, Inc. and its subsidiaries, Great American Federal (the "Bank") and New Eagle Capital, Inc., and the Bank's wholly owned subsidiaries, GA Financial Strategies, LLC and Great American Financial Services, Inc. Intercompany accounts and transactions have been eliminated in consolidation.

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

Cash and Cash Equivalents

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, including interest-bearing deposits.

Securities

  Securities classified as available for sale include investments that management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, resultant prepayment risk or other factors. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized. Declines in the fair value of individual available for sale and held to maturity securities below their cost that are deemed other than temporary will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in noninterest income in the Consolidated Statements of Income and Comprehensive Income. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

  Assets purchased with the intention of recognizing short-term profits are considered trading securities and are carried at fair value. Gains and losses are included in noninterest income. Interest on trading securities is recorded as interest income.

  Securities are classified as held to maturity when management has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost.

Loans

  Interest income is recognized on a level yield basis. Loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the related loan as a yield adjustment using the interest method. Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractural maturity, adjusting for prepayments. The accrual of interest is discontinued, when in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful.An interest accrual is normally discontinued when a loan becomes delinquent 90 days or more past due. Interest receipts on such nonaccrual loans are first applied to principal. A nonaccrual loan is not returned to accruing status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. Loans held for sale are education loans, which are recorded at cost.

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

  The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114,"Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" an amendment of SFAS No. 114. SFAS No. 114 addresses the accounting by creditors for impairment of loans by specifying how reserves for credit losses related to certain loans should be measured.

  Within the context of SFAS No. 114, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the original contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance and could result in a charge to the provision for loan losses.This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The specific valuation allowance, or allowance for impaired loan losses, is part of the total allowance for loan losses. Cash payments received on impaired loans are recorded as a direct

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

reduction of the recorded investment in the loan.When the recorded investment has been fully collected, receipts are recorded as recoveries to the allowance for loan losses until the previously charged-off principal is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated.At December 31, 2001, 2000 and 1999, the Company did not have any recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118. Since the Company had no loans considered impaired under SFAS No. 114 during the years ended December 31, 2001, 2000 or 1999, there was no interest income recognized or related allowance on impaired loans during the years ended December 31, 2001, 2000, or 1999.

  Generally, management considers all nonaccrual loans and certain renegotiated debt, when it exists, for impairment. The maximum period without payment that typically can occur before a loan is considered for impairment is 90 days. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Generally, the Company collectively reviews for impairment smaller balance homogeneous loans (i.e. primarily residential mortgages and consumer loans).

Premises and Equipment

  Premises and equipment is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Estimated useful lives range from 20 to 50 years for office buildings, 10 years for land improvements, and 3 to 5 years for equipment. Maintenance and repairs are charged to expense as incurred. Expenditures for renovations and major improvements are capitalized and depreciated over their estimated useful lives.

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

  The Company accounts for income taxes using the asset and liability method.The objective of the asset and liability method is to establish deferred tax assets and liabilities for temporary differences between the financial reporting and tax basis of the Company's assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled.

  In tax years prior to fiscal year 1997, the Company was permitted, under the Internal Revenue Code, ("Code"), to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred income taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years. Retained earnings as of December 31, 2001 includes approximately $13.3 million representing such bad debt deductions for which no deferred income taxes have been provided.

Reclassifications

  For comparative purposes, reclassifications have been made to certain amounts previously reported to conform with the current period presentation in the consolidated financial statements.

NOTE 2. SEGMENT REPORTING

  The consolidated operating results of GA Financial, Inc. are presented as a single financial services segment. Following is information highlighting the Company's two subsidiaries, Great American Federal and New Eagle Capital, Inc.

  Great American Federal, based in Whitehall, Pennsylvania, provides traditional banking services. These financial services include making loans to individuals and businesses, offering an array of deposit products, providing wealth management services and investing in marketable securities. The Bank operates 13 branch offices in Allegheny County and one office in Westmoreland County.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
GA Financial, Inc.

  New Eagle Capital, Inc., an investment company located in Wilmington, Delaware, invests in various marketable securities and marketable equity securities.

  Following is a table of selected financial data for the Company's two subsidiaries:

Year Ended December 31,                             Great American Federal               New Eagle Capital, INC.
                                      -----------------------------------------------------------------------------------
(Dollars in thousands)                    2001               2000        1999          2001        2000        1999
-------------------------------------------------------------------------------------------------------------------------
Selected Financial Data:
 Assets.............................  $  851,250     $      872,400  $  857,292  $     33,601  $   29,509  $   25,976
=========================================================================================================================
 Interest income....................  $   55,682     $       57,455  $   54,714  $      2,028  $    1,980  $    1,745
 Interest expense...................      33,882             36,296      33,388            --          --          --
 Provision for loan losses..........       1,075                630         390            --          --          --
 Noninterest income.................       3,332              3,314       3,635           182         439          57
 Noninterest expense................      18,378             16,736      16,535            47          20          16
 Provision for income taxes.........         945              1,440       1,845           735         782          --
 Net income.........................       4,734              5,667       6,191         1,428       1,617       1,786
=========================================================================================================================


NOTE 3. SECURITIES

  As of December 31, 2001, and 2000, there were $3.5 million and $1.5 million, respectively, of securities sold which did not settle until 2002 and 2001, respectively, and accordingly, have been reflected as "securities sold, not settled," in the accompanying Consolidated Statements of Financial Condition.

  The amortized cost and estimated fair value of available for sale and held to maturity securities are as follows:

December 31,
(Dollars in thousands)                                                                    2001
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Gross           Gross
                                                                  Amortized        Unrealized      Unrealized
                                                                    Cost              Gain            Gain            Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Available for Sale Securities:
 U.S. government agency debt.................................. $    5,017         $      61        $     (15)         $    5,063
 Mortgage-backed securities...................................    139,637             1,090              (86)            140,641
 Collateralized mortgage obligations..........................     48,803               962              (41)             49,724
 Municipal obligations........................................     58,807               196           (1,288)             57,715
 Corporate debt obligations...................................     51,058               314              (46)             51,326
 Marketable equity securities.................................     28,809             2,775             (670)             30,914
------------------------------------------------------------------------------------------------------------------------------------
   Total available for sale securities........................ $  332,131         $   5,398        $  (2,146)         $  335,383
====================================================================================================================================
Held to Maturity Securities:
  Corporate debt obligations.................................. $  2,914           $     224        $       -          $    3,138
====================================================================================================================================

December 31,
(Dollars in thousands)                                                                   2000
----------------------------------------------------------------------------------------------------------------------------
                                                                                 Gross           Gross
                                                              Amortized        Unrealized      Unrealized
                                                                Cost              Gain            Gain          Fair Value
--------------------------------------------------------------------------------------------------------------------------
Available for Sale Securities:
 U.S. government agency debt.............................. $   38,737         $       -        $  (1,311)       $   37,426
 Mortgage-backed securities...............................    200,054               672           (1,872)          198,854
 Collateralized mortgage obligations......................     68,373               131           (1,677)           66,827
 Municipal obligations....................................     61,378               269             (674)           60,973
 Corporate debt obligations...............................      9,385                 3             (162)            9,226
 Marketable equity securities.............................     35,901             2,715           (2,165)           36,451
--------------------------------------------------------------------------------------------------------------------------
   Total available for sale Securities.................... $  413,828         $   3,790        $  (7,861)       $  409,757
==========================================================================================================================
Held to Maturity Securities:
  Corporate debt obligations.............................. $   12,761         $      91        $     (52)       $   12,800
============================================================================================================================

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

     The amortized cost and estimated fair value of available for sale and held to maturity securities at December 31, 2001, by contractural maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties.

December 31,
(Dollars in thousands)                                            2001
--------------------------------------------------------------------------------
                                                        Amortized
                                                          Cost       Fair Value
--------------------------------------------------------------------------------
Available for Sale Securities
  Due in one year or less ..........................   $  45,885    $  45,917
  Due after one year through five years.............      10,623       10,981
  Due after five years through ten years............      22,775       23,024
  Due after ten years...............................     224,039      224,547
--------------------------------------------------------------------------------
    Total securities due............................     303,322      304,469
--------------------------------------------------------------------------------
  Markertable equity securities.....................      28,809       30,914
--------------------------------------------------------------------------------
    Total available for sale securities.............     332,131      335,383
================================================================================
Held to Maturity Securities:
  Due after on year through five years..............   $   2,914    $   3,138
================================================================================

     Proceeds from sales of available for sale securities for the year ended December 31, 2001 were approximately $87.6 million. Gross gains of approximately $1.3 million and gross losses of approximately $1.2 million, including a $730,000 writedown of securities, were realized for the year ended December 31, 2001. Proceeds from sales of available for sale securities for the year ended December 31, 2000 were approximately $25.1 million. Gross gains of approximately $531,000 and gross losses of approximately $184,000 were realized for the year ended December 31, 2000. Proceeds from sales of available for sale securities for the year ended December 31, 1999 were approximately $21.6 million. Gross gains of approximately $253,000 and gross losses of approximately $179,000 were realized for the year ended December 31, 1999.


NOTE 4. LOANS

 Loans consist of the following:

December 31,
(Dollars in thousands)                                                2001         2000         1999          1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Mortgage Loans:
 Residential....................................................  $   259,154  $   276,611   $  255,993     $  239,648   $  215,024
 Multi-family...................................................        9,782        5,575        4,405          5,293        5,778
 Commercial real estate.........................................       63,769       23,495       17,592          7,329        4,360
 Commercial and residential construction and development,
  net/1/........................................................       25,500       11,813          753          1,021        2,278
------------------------------------------------------------------------------------------------------------------------------------
   Total mortgage loans.........................................      358,205      317,494      278,743        253,291      227,440
Consumer Loans:
 Home equity....................................................       62,249       54,458       50,872         53,514       57,964
 Unsecured personal.............................................        2,775        2,489        2,109          2,117        1,590
 Loans on deposit accounts......................................        1,322        1,521        1,725          2,003        2,168
 Automobile.....................................................          174           --           --             --           --
------------------------------------------------------------------------------------------------------------------------------------
   Total consumer loans.........................................       66,520       58,468       54,706         57,634       61,722
Commercial Business Loans:
 Secured business...............................................       14,852        6,431        2,758          2,251        1,254
 Unsecured business.............................................        3,029          813           37             84           22
------------------------------------------------------------------------------------------------------------------------------------
   Total commercial business loans..............................       17,881        7,244        2,795          2,335        1,276
Education loans held for sale...................................       14,732       19,359       19,158         20,040       18,853
Deferred fees...................................................         (330)        (464)        (162)          (968)      (1,442)
------------------------------------------------------------------------------------------------------------------------------------
   Total loans..................................................      457,008      402,101      355,240        332,332      307,849
Less:
 Allowance for loan losses......................................       (3,210)      (2,268)      (1,731)        (1,604)      (1,322)
-----------------------------------------------------------------------------------------------------------------------------------
   Net loans....................................................  $   453,798  $   399,833   $  353,509     $  330,728   $  306,527
====================================================================================================================================

 1 Amounts for 2001, 2000, 1999, 1998 and 1997 are net of loans in process of $19.0 million, $13.6 million, $2.9 million, $1.4 million and $688,000, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

     The Company purchased approximately $45.4 million and $55.1 million, in 2001 and 2000, respectively, of residential loans collateralized by single-family properties located inside and outside its primary market area, such as other regions of Pennsylvania and other states not serviced by the Company.

     At December 31, 2001 and 2000, the Company had approximately $1.5 million and $1.2 million, respectively, in loans which were 90 days or more past due that were not accruing interest.These nonperforming loans were comprised of residential mortgages and consumer home equity loans. In addition, the Company had $154,000 of foreclosed assets as of December 31, 2001 and 2000.

     In the ordinary course of business, the Company has transactions, including loans, with the Company's principal officers and directors and their related interests. Related party loans outstanding were approximately $982,000 and $934,000 at December 31, 2001 and 2000, respectively.

 The following is a summary of activity in the allowance for loan losses:

Year Ended December 31,
(Dollars in thousands)                                                    2001         2000        1999         1998          1997
------------------------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses:
 Balance, beginning of year.........................................    $  2,268     $  1,731    $  1,604    $   1,322      $ 1,031
  Charge-offs.......................................................        (148)        (111)       (269)        (116)         (78)
  Recoveries........................................................          15           18           6           38           69
------------------------------------------------------------------------------------------------------------------------------------
    Net charge-offs.................................................        (133)         (93)       (263)         (78)          (9)
  Provision for loan losses.........................................       1,075          630         390          360          300
------------------------------------------------------------------------------------------------------------------------------------
 Balance, end of year...............................................    $  3,210     $  2,268    $  1,731    $   1,604      $ 1,322
====================================================================================================================================

NOTE 5. PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

December 31,
(Dollars in thousands)                               2001                2000
--------------------------------------------------------------------------------
Premises and Equipment:
 Land...........................................   $  1,142           $   1,172
 Land improvements..............................        458                 459
 Office buildings...............................      9,786              10,298
 Equipment......................................     10,801              10,919
--------------------------------------------------------------------------------
  Total premises and equipment..................     22,187              22,848
 Accumulated depreciation.......................    (15,118)            (15,407)
--------------------------------------------------------------------------------
  Total premises and equipment, net.............   $  7,069           $   7,441
================================================================================

     The Company recognized depreciation of approximately $982,000, $752,000 and $698,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

     The Company has operating leases relating to premises and equipment which expire on various dates.Annual lease expenses were $456,000, $421,000 and $343,000 for the years ended December 31, 2001, 2000, and 1999. Approximate future minimum annual lease commitments are as follows:

Year Ended December 31,
(Dollars in thousands)                                           Amount
-----------------------------------------------------------------------
2002..........................................................   $ 550
2003..........................................................     397
2004..........................................................     381
2005..........................................................     345
2006..........................................................     347
Thereafter....................................................     447
======================================================================

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
GA Financial, Inc.

NOTE 6. DEPOSITS

 Noninterest-bearing and interest-bearing deposits are summarized as follows:

December 31,
(Dollars in thousands)                                                        2001                                2000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Percent of                           Percent of
                                                              Average                   Total       Average                  Total
                                                                Cost      Balance      Balance        Cost     Balance      Balance
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits.............................                $  32,996     6.23%                 $  33,891      6.49%
Interest-bearing Deposits:
 Non-certificate deposits:
    Checking accounts....................................      0.94%        38,277     7.22         1.45%        38,851      7.44
    Money market deposit accounts........................      2.35         65,416    12.35         5.18         71,134     13.61
    Savings accounts.....................................      2.41        126,469    23.88         2.41        125,258     23.97
------------------------------------------------------------------------------------------------------------------------------------
     Total non-certificate deposits......................                  230,162    43.45                     235,243     45.02
 Certificates of Deposit:
    0% to 3.99%..........................................      2.99         63,495    11.99         2.73            897      0.17
    4.00% to 4.99%.......................................      4.37         45,634     8.61         4.30         64,831     12.41
    5.00% to 5.99%.......................................      5.40         35,281     6.66         5.40         47,939      9.18
    6.00% and above......................................      6.68        122,123    23.06         6.61        139,684     26.73
------------------------------------------------------------------------------------------------------------------------------------
     Total certificates of deposit.......................      5.24%       266,533    50.32         5.78%       253,351     48.49
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits..........................                  496,695    93.77                     488,594     93.51
------------------------------------------------------------------------------------------------------------------------------------
Total deposits...........................................                $ 529,691   100.00%                  $ 522,485    100.00%
====================================================================================================================================

     The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $22.8 million as of December 31, 2001. Deposits in excess of $100,000 are not federally insured. As of December 31, 2001 the Bank had certificates of deposit in amounts of $100,000 or more maturing as follows:

December 31,
(Dollars in thousands)                                                    2001
--------------------------------------------------------------------------------
Certificates of Deposit:
 Three months or less..............................................   $  4,079
 Over 3 through 6 months...........................................      1,691
 Over 6 through 12 months..........................................      7,227
 Over 12 months....................................................      9,769
--------------------------------------------------------------------------------
  Total certificates of deposit....................................   $ 22,766
================================================================================

     The following tables present, by various rate the categories, amount and year of maturity of the certificates of deposit outstanding at December 31, 2001 and 2000:

December 31, 2001
(Dollars in thousands)                                                             Year of Maturity
------------------------------------------------------------------------------------------------------------------------------------
Certificates of Deposit                               2002        2003        2004       2005          2006   Thereafter    Total
------------------------------------------------------------------------------------------------------------------------------------
Actual Interest Rates:
 0% to 3.99%.....................................  $  49,311   $ 10,775     $  3,409   $      --     $     --   $   --    $  63,495
 4.00% to 4.99%..................................     21,395     11,883        6,947       2,065        3,344       --       45,634
 5.00% to 5.99%..................................     13,570      7,682          580         438       12,922       89       35,281
 6.00% and over..................................     56,864     28,103        3,819      29,473        3,363      501      122,123
------------------------------------------------------------------------------------------------------------------------------------
  Total certificates of deposit..................  $ 141,140   $ 58,443     $ 14,755   $  31,976     $ 19,629   $  590    $ 266,533
====================================================================================================================================

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

December 31, 2000
(Dollars in thousands)                                                            Year of Maturity
----------------------------------------------------------------------------------------------------------------------------------
Certificates of Deposit                              2001        2002        2003        2004        2005    Thereafter   Total
----------------------------------------------------------------------------------------------------------------------------------
Actual Interest Rates:
 0% to 3.99%..................................   $      897   $      --   $      --   $      --   $      --    $   --    $     897
 4.00% to 4.99%...............................       51,561       5,301       3,116       4,259         549        45       64,831
 5.00% to 5.99%...............................       28,941      13,332       4,975         599          13        79       47,939
 6.00% and over...............................       20,868      56,665      27,815       3,957      29,790       589      139,684
----------------------------------------------------------------------------------------------------------------------------------
    Total certificates of deposit.............   $  102,267   $  75,298   $  35,906   $   8,815   $  30,352    $  713    $ 253,351
==================================================================================================================================

  Interest expense on deposits is summarized as follows:

Year Ended December 31,
(Dollars in thousands)                                                                         2001           2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
Deposits:
 Interest-bearing checking accounts.....................................................     $      419     $     593     $     613
 Money market deposit accounts..........................................................          2,457         3,443           687
 Savings accounts.......................................................................          2,961         3,269         3,808
 Certificates of deposit................................................................         14,843        12,982        12,837
-----------------------------------------------------------------------------------------------------------------------------------
  Total deposits........................................................................     $   20,680     $  20,287     $  17,945
===================================================================================================================================

NOTE 7. BORROWED FUNDS

The Bank is a member of the Federal Home Loan Bank ("FHLB") system. As a member, the Bank is required to maintain an investment in the capital stock of the FHLB, which is carried at cost. The required investment is based on 1% of its outstanding home and loans, also a percentage of FHLB borrowings.

The Bank can take short-term and long-term advances with the FHLB. FHLB advances advances by year of maturity as of December 31, 2001 and 2000 are summarized as follows:

December 31,                                                  Weighted
(Dollars in thousands)                     2001             Average Cost
------------------------------------------------------------------------
FHLB Advances:
 2002.................................  $  38,000               5.31%
 2003.................................         --                 --
 2004.................................     17,000               5.28
 2005.................................         --                 --
 2006.................................         --                 --
 2007 and thereafter..................    174,575               5.17
------------------------------------------------------------------------
  Total FHLB advances.................  $ 229,575               5.20%
========================================================================

December 31,                                                  Weighted
(Dollars in thousands)                     2000             Average Cost
------------------------------------------------------------------------
FHLB Advances:
 2001.................................  $  86,475               6.26%
 2002.................................      8,000               6.89
 2003.................................         --                 --
 2004.................................         --                 --
 2005.................................         --                 --
 2006 and thereafter..................    123,000               5.29
------------------------------------------------------------------------
  Total FHLB advance..................  $ 217,475               5.74
========================================================================

  FHLB "Convertible Select" Advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date or on any future quarterly rate reset date, to prepay the advance with no prepayment fee. The Bank had $174.6 million and $123.0 million of convertible select advances as of December 31, 2001 and 2000, respectively.

  Advances from the FHLB are collateralized entirely by qualifying securities and loans. Qualifying collateral includes U.S. government agency, mortgage-backed and related securities, and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments. The Bank has a maximum borrowing capacity with the FHLB of $499.1 million as of December 31, 2001.

  Average outstanding short-term FHLB advances for 2001, 2000, and 1999 were $43.8 million, $90.1 million, and $81.3 million and the related weighted average costs were 5.51%, 6.28%, and 6.01%, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

  The maximum amount of short-term FHLB advances outstanding at any month-end during 2001, 2000 and 1999 were $47.0 million, $107.7 million and $117.7 million, respectively.

  The Company had no securities sold under agreement to repurchase as of December 31, 2001. The average balance and weighted average cost for 2001 was $4.7 million and 6.6%, respectively. The maximum amount outstanding at any month-end during 2001 was $27.0 million.

  Securities sold under agreement to repurchase as of December 31, 2000 were $51.1 million with a weighted average cost of 6.52%.

  Securities sold under agreement to repurchase were collateralized by mortgage-backed and related securities with an amortized cost of $52.7 million and fair value of $52.0 million as of December 31, 2000. The securities were safekept at the FHLB.The $51.1 million was comprised of three commitments which all mature within 30 to 90 days. The average balance and weighted average cost for 2000 was $35.6 million and 6.55%, respectively. The maximum amount outstanding at any month-end during 2000 was $69.0 million.

  The Company had no securities sold under agreement to repurchase as of December 31, 1999. The average balance of securities sold under agreement to repurchase during 1999 were $3.3 million with a weighted average cost of 6.34%. The maximum amount outstanding at any month-end during 1999 was $5.0 million.

NOTE 8. INCOME TAXES

Income tax expense (benefit) applicable to income before taxes consists of:

Year Ended December 31,
(Dollars in thousands)                                                              2001         2000           1999
------------------------------------------------------------------------------------------------------------------------
Federal Provision:
 Current....................................................................     $   1,397    $    1,861    $     2,374
 Deferred...................................................................          (697)         (431)          (459)
------------------------------------------------------------------------------------------------------------------------
  Total federal.............................................................           700         1,430          1,915
------------------------------------------------------------------------------------------------------------------------
State Provision:
 Current....................................................................           440           515            405
------------------------------------------------------------------------------------------------------------------------
  Total provision for income taxes..........................................     $   1,140    $    1,945    $     2,320
========================================================================================================================

  In addition to amounts applicable to income before taxes, the following income tax expense (benefit) amounts were recorded in shareholders' equity:

Year Ended December 31,
(Dollars in thousands)                                                              2001         2000           1999
------------------------------------------------------------------------------------------------------------------------
Unrealized gain (loss) on securities available for sale.......................   $   2,672    $    6,953    $   (10,359)
Compensation expense for tax in excess of
 financial statement amount...................................................        (138)           --             --
========================================================================================================================

  A reconciliation of the federal statutory tax rate to the tax rate applicable to income before federal income taxes is as follows:

Year Ended December 31,                                                             2001         2000           1999
------------------------------------------------------------------------------------------------------------------------
Tax Rate:
 Federal statutory rate.........................................................    34.0%        34.0%          34.0%
 State income taxes, net of federal benefit.....................................     4.6%         4.0%           2.8%
 Tax exempt income, net.........................................................   (14.7)       (11.5)%        (11.2)%
 Low income housing tax credits.................................................    (6.7)        (4.7)%         (2.5)%
 Other..........................................................................     0.9%         0.8%           1.5%
------------------------------------------------------------------------------------------------------------------------
  Total tax rate................................................................    18.1%        22.6%          24.6%
========================================================================================================================

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

  The deferred tax assets and deferred tax liabilities recorded on the Consolidated Statements of Financial Condition are as follows:

December 31,
(Dollars in thousands)                                     2001                              2000
-----------------------------------------------------------------------------------------------------------------
                                               Deferred Tax     Deferred Tax     Deferred Tax     Deferred Tax
                                                  Asset           Liability         Asset           Liability
-----------------------------------------------------------------------------------------------------------------
Deferred Tax Assets/Liabilities:
 Tax bad debt reserve..........................  $      --       $      255        $     --         $    383
 Allowance for loan losses.....................      1,091               --             771               --
 Loan origination fees/costs...................          2               --              --               15
 Depreciation/amortization.....................         --              359              --              514
 Net unrealized holding gains/losses
  on securities available for sale.............         --            1,209           1,463               --
 Other.........................................        424               --             347               --
-----------------------------------------------------------------------------------------------------------------
  Total deferred tax assets/liabilities........  $   1,517       $    1,823        $  2,581         $    912
=================================================================================================================

  Net accumulated deferred income tax assets (liabilities) at December 31, 2001 and 2000 were $(306,000) and $1.7 million, respectively.

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

NOTE 9. DERIVATIVE FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Company has had limited involvement with derivative financial instruments. No derivative instruments have been entered into subsequent to June, 1999. The Company had no derivative instrument exposure as of December 31, 2001, 2000 or 1999.

NOTE 10. EMPLOYEE BENEFIT PLANS

  Currently, the Company offers a 401(k) program for all eligible employees permitting participants to defer a maximum of 15% of their base salary with the Company contributing a 50% match on the first 6% of the employee's deferred salary. Compensation expense relating to the 401(k) match was $135,000 for 2001, $125,000 for 2000, and $111,000 for 1999.

  The Company has established for full-time employees who have attained the age of 21 an Employee Stock Ownership Plan ("ESOP"). The ESOP borrowed an aggregate of $7.1 million from the Company and purchased 712,000 common shares issued in the conversion. The Bank intends to make scheduled discretionary cash contributions to the ESOP sufficient to service and repay the amounts borrowed over a period of up to 14 years. In connection with the formation of the ESOP, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 93-6. As shares in the ESOP are earned and committed to be released, compensation expense is recorded based on their average fair value during each reporting period. The difference between the average fair value of the shares committed to be released and the cost of those shares to the ESOP is charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of shareholders' equity. Only those shares in the ESOP which have been earned and are committed to be released are included in the computation of earnings per share.

  As of December 31, 2001 and 2000, 403,881 and 334,030, respectively, of the shares in the ESOP were earned and committed to be released. Shares released are based on the interest method. Compensation expense related to the ESOP amounted to $856,000, $709,000, and $1.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. The average fair value of the stock was $15.34, $12.52, and $14.54 for the years 2001, 2000, and 1999. Dividends received on unallocated ESOP shares in 2001, 2000 and 1999 amounted to $272,000, $332,000 and $361,000, respectively, and are included in compensation expense and were used to reduce current principal payments on the ESOP loan. The fair value as of December 31, 2001 and 2000 of the unearned shares in the ESOP was $5.2 million and $5.1 million, respectively, based on the market price of the company's common stock of approximately $16.75 and $13.44, respectively on those dates. The principal amount due on the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

ESOP loan as of December 31, 2001 and 2000 was $3.5 million and $4.2 million, respectively. The total unallocated number of shares in the ESOP as of December 31, 2001 and 2000 were 308,122 and 377,973, respectively.

  The Bank has purchased life insurance policies on the lives of certain employees of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the employees. The Bank owns the policy, cash surrender value, including accumulated policy earnings, and the policy death benefit over and above the death benefit endorsed to the employee/beneficiary. Income recognized in 2001, 2000, and 1999, as a result of increased cash surrender value, was approximately $395,000, $344,000 and $331,000, respectively.

NOTE 11. CAPITAL REQUIREMENTS AND REGULATORY RESTRICTIONS

Capital Requirements

  The Company is not required to maintain any minimum level of capital; however, the Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of tier I core (leverage) capital to adjusted total assets, tier I and total risk-based capital to risk-weighted assets, and tangible capital. As of December 31, 2001, the Bank meets all capital adequacy requirements to which it is subject.

  The Bank has consistently maintained regulatory capital ratios at or above the well capitalized standards. To be categorized as well capitalized the Bank must maintain minimum tier I core (leverage), tier I and total risk-based, and tangible capital ratios as set forth in the table below.

  As of December 31, 2001 and 2000, the Bank exceeded all capital requirements and had not been notified by the OTS that it is in need of more than normal supervision. The Bank is considered well capitalized under prompt corrective action provisions as of December 31, 2001 and 2000.

  OTS regulations impose limitations upon all capital distributions such as cash dividends, payments to repurchase its shares, and payments to shareholders of another institution in a cash-out merger. Under the new regulation, an application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution if, like the Bank, it is a subsidiary of a holding company. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The Bank paid no dividends to the Company in 2001 or 2000. The Bank paid a special dividend of $32.5 million to the Company in 1999.

  The Bank's capital amounts and ratios are as follows:

December 31,                                  Actual              Minimum Requirement      Well-capitalized Requirement
                                      -----------------------------------------------------------------------------------
(Dollars in thousands)                  Amount       Ratio        Amount       Ratio             Amount      Ratio
-------------------------------------------------------------------------------------------------------------------------
2001
-------------------------------------------------------------------------------------------------------------------------
Tier I Core (Leverage).............   $   81,935      9.67%    $    33,899     4.00%         $    42,373     5.00%
Tier I Risk-Based..................       81,935     18.60          17,623     4.00               26,434     6.00
Total Risk-Based...................       86,191     19.56          35,246     8.00               44,057    10.00
Tangible...........................       81,935      9.67          12,712     1.50                 N/A      N/A
=========================================================================================================================

2000
-------------------------------------------------------------------------------------------------------------------------
Tier I Core (Leverage).............   $   77,016      8.81%    $    34,980     4.00%         $    43,725     5.00%
Tier I Risk-Based..................       77,016     20.98          14,680     4.00               22,020     6.00
Total Risk-Based...................       80,103     21.83          29,361     8.00               36,701    10.00
Tangible...........................       77,016      8.81          13,117     1.50                  N/A      N/A
=========================================================================================================================

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

Regulatory Restrictions

  Pursuant to Regulation D of the Federal Reserve, the Bank is required to maintain certain balances which include both cash on hand and deposits with the Federal Reserve. The amount of these balances as of December 31, 2001 and 2000 approximated $2.4 million and $2.9 million, respectively.

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

Cash

  The carrying amount of cash, which includes interest-bearing deposits, approximates fair value.

Securities

  The fair values of securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for securities with similar remaining maturities, comparable credit risk, and coupon rates.

Mortgage-Backed Securities and Collateralized Mortgage Obligations

  The fair values are based on quoted market prices or dealer quotes.

Loans

  Fair values are estimated for loan portfolios with similar financial characteristics by discounting contractural cash flows with adjustments for estimated prepayment. Assumptions regarding cash flows and discount rates were judgmentally determined using available internal information which management believes to be reasonable, taking into consideration the credit rating of the counter-parties, current interest rates, and remaining maturities.

Federal Home Loan Bank Stock

 The stock can be redeemed at its carrying amount, which approximates fair value.

Noninterest-Bearing Deposits

  The fair value on these deposits is the amount payable on demand on the reporting date.

Interest-Bearing Deposits

  The fair value of checking, money market deposit, and savings accounts is the amount payable on demand at the reporting date. The fair value of certificates of deposit is determined by discounting the deposits using current rates of borrowings with comparable maturities as of the reporting date.

Borrowed Funds

  Fair value is determined by discounting the borrowed funds using current rates of borrowings with comparable maturities as of the reporting date.

Commitments to Extend Credit

  Fair value was estimated using the fees currently charged, if any, to enter into similar agreements, taking into account the remaining terms of the agreements and the creditworthiness of the counterparties.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

The following table presents the estimates of fair value of financial instruments:

December 31,
(Dollars in thousands)                                     2001                            2000
-----------------------------------------------------------------------------------------------------------
                                                 Estimated       Carrying       Estimated        Carrying
                                                 Fair Value        Value        Fair Value        Value
-----------------------------------------------------------------------------------------------------------
Financial Assets:
 Cash..........................................  $  29,859       $  29,859      $   22,730       $  22,730
 Held for trading securities...................        159             159             798             798
 Available for sale securities.................    335,383         335,383         409,757         409,757
 Held to maturity securities...................      3,138           2,914          12,800          12,761
 Loans/1/......................................    464,322         453,798         402,123         399,833
 FHLB stock....................................     12,429          12,429          15,458          15,458
-----------------------------------------------------------------------------------------------------------
    Total financial assets.....................  $ 845,290       $ 834,542      $  863,666       $ 861,337
===========================================================================================================
Financial Liabilities:
 Noninterest-bearing deposits..................  $  32,996       $  32,996      $   33,891       $  33,891
 Interest-bearing deposits.....................    501,442         496,695         490,445         488,594
 Borrowed funds................................    236,711         229,575         266,656         268,598
-----------------------------------------------------------------------------------------------------------
  Total financial liabilities..................  $ 771,149       $ 759,266      $  790,992       $ 791,083
===========================================================================================================

1 Balance net of deferred fees and allowance for loan losses.

  Commitments to extend credit are both fixed and variable rate commitments. The estimated fair value of loan commitments at both December 31, 2001 and 2000 were equal to the carrying value of the commitments on those dates.

  The Company also has loan commitments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and the commitments expire within 60 days. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held includes residential real estate and income-producing properties. Total commitments to extend credit at December 31, 2001 and 2000 were $40.9 million and $29.3 million, respectively and include both loan commitments and unused lines of credit which bear market rates at the time the commitments are exercised. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

  The Company believes that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many financial instruments. This lack of a uniform valuation methodology also introduces a greater degree of subjectivity to these estimated values.

  The Company's origination of loans is primarily concentrated in the local southwestern Pennsylvania market. Purchased loans are concentrated inside and outside its primary market area, such as other regions of Pennsylvania and other states not serviced by the Company. The Company has no significant concentrations of credit risk with any individual counterparty.

NOTE 14. SAIF ASSESSMENT

  Effective January 1, 1997, Savings Bank Insurance Fund ("SAIF") members have the same risk-based assessment schedule as Bank Insurance Fund ("BIF") members. The Bank, as a well capitalized bank, will pay no assessment for deposit insurance coverage. However, all SAIF and BIF institutions including the Bank will be responsible for sharing the cost of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

interest payments on the Financing Corporation ("FICO") bonds. For the years ended December 31, 2001, 2000, and 1999, the cost to the Bank approximated 1.9, 2.1, and 5.9 basis points, respectively, for SAIF deposits. The annual cost of interest payments for the Bank was $98,000, $101,000 and $281,000 for the years ended December 31, 2001, 2000, and 1999, respectively.

NOTE 15. SUPPLEMENTARY CASH FLOW INFORMATION

  Cash paid during the years ended December 31, for interest and income taxes was approximately $34.3 million and $1.8 million, respectively, in 2001, $36.4 million and $2.9 million, respectively, in 2000 and $32.4 million and $2.7 million, respectively, in 1999. Noncash investing and financing activity consisted of securities sold not settled which totaled $3.5 million and $1.5 million as of December 31, 2001 and 2000, respectively. There were no securities sold nor settled as of December 31, 1999. The Company transferred $409,000, $195,000, and $404,000 of loans to foreclosed assets during 2001, 2000, and 1999, respectively.

NOTE 16. EARNINGS PER SHARE

  Basic earnings per share ("EPS") is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

  The calculation of basic and diluted earnings per share follows:

Year Ended December 31,
(Dollars in thousands, except per share amounts)                                    2001              2000              1999
--------------------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share:
 Net income.................................................................   $      5,166      $      6,652      $      7,115
 Basic average shares outstanding...........................................      5,102,262         5,317,507         5,756,793
--------------------------------------------------------------------------------------------------------------------------------
  Basic earnings per share..................................................   $       1.01      $       1.25      $       1.24
================================================================================================================================

Diluted Earnings Per Share:
 Net income.................................................................   $      5,166      $      6,652      $      7,115
 Basic average shares outstanding...........................................      5,102,262         5,317,507         5,756,793
 Effect of dilutive securities:
 Shares issuable upon exercise of outstanding stock options and stock
  awards....................................................................         68,693            39,891            62,784
 Diluted average shares outstanding.........................................      5,170,955         5,357,398         5,819,577
--------------------------------------------------------------------------------------------------------------------------------
  Diluted earnings per share................................................   $       1.00      $       1.24      $       1.22
================================================================================================================================

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

NOTE 17. GA FINANCIAL, INC. (PARENT COMPANY)

 Following are the parent company's condensed financial statements:

December 31,
(Dollars in thousands)                                                                  2001          2000
---------------------------------------------------------------------------------------------------------------
STATEMENTS OF FINANCIAL CONDITION
Assets:
 Cash.............................................................................   $       261    $    1,177
 Investment in the Bank...........................................................        84,449        75,894
 Investment in New Eagle Capital, Inc.............................................        32,504        29,145
 Prepaid expenses and other assets................................................         1,609           930
---------------------------------------------------------------------------------------------------------------
  Total assets....................................................................   $   118,823    $  107,146
===============================================================================================================
Liabilities And Shareholders' Equity:
 Borrowings due to subsidiaries...................................................   $    21,729    $   14,485
 Other liabilities................................................................           154            13
 Shareholders' equity.............................................................        96,940        92,648
---------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity......................................   $   118,823    $  107,146
===============================================================================================================

Year Ended December 31,
(Dollars in thousands)                                                   2001           2000          1999
---------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME
Income:
 Interest...........................................................   $    399      $       478    $      650
 Capital stock tax refund...........................................         --               30            --
 Other..............................................................         32               71           135
---------------------------------------------------------------------------------------------------------------
  Total income......................................................        431              579           785
---------------------------------------------------------------------------------------------------------------
Expense:
 Borrowed funds.....................................................      1,295              864           464
 General and administrative.........................................        610              600           576
 State franchise tax................................................         62               24           132
 (Benefit) provision for income taxes...............................       (540)            (277)          475
---------------------------------------------------------------------------------------------------------------
  Total expense.....................................................      1,427            1,211         1,647
---------------------------------------------------------------------------------------------------------------
 Income before equity in undistributed earnings of Bank
  and New Eagle Capital, Inc........................................       (996)            (632)         (862)
---------------------------------------------------------------------------------------------------------------
 Equity in undistributed earnings of Bank...........................      4,734            5,667         6,191
 Equity in undistributed earnings of
  New Eagle Capital, Inc............................................      1,428            1,617         1,786
---------------------------------------------------------------------------------------------------------------
  Net income........................................................   $  5,166      $     6,652    $    7,115
===============================================================================================================

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

Year Ended December 31,
(Dollars in thousands)                                                2001           2000           1999
----------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
Operating Activities:
Net income....................................................     $    5,166     $    6,652     $     7,115
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Equity in undistributed earnings of Bank.....................         (4,734)        (5,667)         (6,191)
 Equity in undistributed earnings of
  New Eagle Capital, Inc......................................         (1,428)        (1,617)         (1,786)
 Allocation of SCP shares.....................................             66             77              73
 Allocation of ESOP Plan shares...............................             47             25              35
 (Increase) decrease in prepaid expenses and other assets.....           (679)          (377)            648
 Net increase (decrease) in other liabilities.................            141           (164)            408
----------------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by operating activities.........         (1,421)        (1,071)            302
----------------------------------------------------------------------------------------------------------------
Investing Activities:
 Proceeds from sales of available for sale securities.........             --          1,300          18,112
 Increase in borrowings.......................................          7,244          9,380           2,190
 Investment in Bank...........................................             --             --          32,500
 Investment in New Eagle Capital, Inc.........................         (1,100)        (1,300)        (17,893)
 Purchases of available for sale securities...................             --             --         (18,108)
----------------------------------------------------------------------------------------------------------------
  Net cash provided by investing activities...................          6,144          9,380          16,801
----------------------------------------------------------------------------------------------------------------
Financing Activities:
 Purchases of treasury stock..................................         (4,219)        (7,865)        (13,724)
 Cash dividends paid..........................................         (3,650)        (3,919)         (3,776)
 Other stock transactions.....................................          2,230          1,383           3,270
----------------------------------------------------------------------------------------------------------------
  Net cash used in financing activities.......................         (5,639)       (10,401)        (14,230)
----------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents..........           (916)        (2,092)          2,873
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year................          1,177          3,269             396
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year......................     $      261     $    1,177     $     3,269
================================================================================================================

NOTE 18. SUBSEQUENT EVENTS (UNAUDITED)

  On January 25, 2002, the Board of Directors declared a cash dividend of $0.18 per share to shareholders of record on February 8, 2002, payable on February 19, 2002.

  Also, the Board of Directors approved a 5% repurchase of the outstanding common stock of GA Financial, Inc., or 270,516 shares. The repurchase must be completed by January 25, 2003. The total treasury shares of the Company's stock was 3,487,277 as of February 7, 2002.

  On February 26, 2002 the Board of Directors approved Great American Federal to enter into a definitive agreement for the sale of the Norwin Hills branch office, located in Westmoreland County, to Commercial National Bank of Pennsylvania. Subject to regulatory approval, the sale is expected to be completed during the second quarter of 2002.

NOTE 19. STOCK-BASED COMPENSATION PLAN

  On October 16, 1996 shareholders approved the "GA Financial, Inc. 1996 Stock Based Incentive Plan," as amended (the "Plan"). This Plan has two components which are described below. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting For Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock-based compensation plan.

STOCK AWARDS

  Under the Plan, 4% of the Company's outstanding shares or 356,000 shares could be awarded to directors, officers, or employees. The Company originally awarded 308,650 shares in October, 1996. The awards originally vested at the rate of 20% per year for five years and are forfeited if an employee is dismissed for cause. Awards can now be granted which vest over any period of time stipulated. Compensation

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

expense recorded in the consolidated financial statements under this plan for 2001, 2000, and 1999 was $442,000, $568,000 and $779,000, respectively. The unearned compensation expense as of December 31, 2001 and 2000 is $406,000 and $758,000, respectively.

Stock Options

  Under the Plan, the Company was authorized to issue options of up to 890,000 shares. The options originally vested at the rate of 20% per year for five years and are exercisable over a period of ten years from the date of the grant. The Company can now grant options that vest over any period of time stipulated. Because the Company accounts for this stock option plan using APB 25, no compensation expense has been recorded in the financial statements for this plan. Had compensation cost for this stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

Year Ended December 31,
(Dollars in thousands, except per share amounts)     2001      2000      1999
--------------------------------------------------------------------------------
Net income                  As reported.........   $ 5,166   $ 6,652   $ 7,115
                            Pro forma...........     5,017     6,564     7,055
--------------------------------------------------------------------------------
Basic earnings per share    As reported.........   $  1.01   $  1.25   $  1.24
                            Pro forma...........      0.98      1.23      1.23
--------------------------------------------------------------------------------
Diluted earnings per share  As reported.........   $  1.00   $  1.24   $  1.22
                            Pro forma...........      0.97      1.23      1.21
================================================================================

  The fair value for the options described above was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2001: risk-free interest rate of 4.82%, dividend yield of 4.50%, volatility factors of the expected market price of the Company's common stock of .296, and an average life of the options of 6.0 years. The following weighted average assumptions were used for 2000: risk-free interest rate of 6.98%, dividend yield of 5.00%, volatility factors of the expected market price of the Company's common stock of .322, and an average life of the options of 6.0 years. The following weighted average assumptions were used for 1999: risk free interest rate of 6.27%, dividend yield of 5.54%, volatility factors of the expected market price of the Company's common stock of .217, and an average life of the options of 3.8 years. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

  A summary of the status of the Company's stock based compensation plan and changes during the year are presented below:

December 31,                                                               2001
-----------------------------------------------------------------------------------------------------------
                                                                                     Weighted Average
                                                       Stock           Stock          Exercise Price
                                                       Awards         Options           of Options
-----------------------------------------------------------------------------------------------------------
Outstanding, beginning of year....................      64,375         512,750           $ 13.00
Granted...........................................      17,700          49,000             15.01
Exercised.........................................          --         (92,850)            12.68
Vested and forfeited..............................     (50,115)        (25,400)            14.27
Expired...........................................          --              --                --
-----------------------------------------------------------------------------------------------------------
Outstanding, end of year..........................      31,960         443,500           $ 13.22
-----------------------------------------------------------------------------------------------------------
Exercisable at year end...........................                     359,499
Weighted average fair value of awards/options
 granted during the year..........................    $  15.23       $   15.01
===========================================================================================================

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

GA Financial, Inc.

December 31,                                                            2000
--------------------------------------------------------------------------------------------------------
                                                                                     Weighted Average
                                                       Stock            Stock         Exercise Price
                                                       Awards          Options          of Options
--------------------------------------------------------------------------------------------------------
Outstanding, beginning of year....................     103,740            502,100        $  13.26
Granted...........................................      23,800             84,500           11.68
Exercised.........................................          --             (2,000)          12.75
Vested and forfeited..............................     (63,165)           (31,950)          13.88
Expired...........................................          --            (39,900)          12.75
--------------------------------------------------------------------------------------------------------
Outstanding, end of year..........................      64,375            512,750        $  13.00
--------------------------------------------------------------------------------------------------------
Exercisable at year end...........................                        352,583
Weighted average fair value of awards/options
 granted during the year..........................    $  11.68      $       11.68
========================================================================================================

December 31,                                                            1999
--------------------------------------------------------------------------------------------------------
                                                                                     Weighted Average
                                                       Stock            Stock         Exercise Price
                                                       Awards          Options         of Options
--------------------------------------------------------------------------------------------------------
Outstanding, beginning of year....................     189,180            619,000       $  13.16
Granted...........................................          --                 --             --
Exercised.........................................          --            (85,900)         12.75
Vested and forfeited..............................     (85,440)           (31,000)         12.75
Expired...........................................          --                 --             --
--------------------------------------------------------------------------------------------------------
Outstanding, end of year..........................     103,740            502,100       $  13.26
--------------------------------------------------------------------------------------------------------
Exercisable at year end...........................                        227,800
Weighted average fair value of awards/options
  granted during the year.........................    $     --      $          --
========================================================================================================

 Information about the stock based incentive plan is described below:

                                                      Options Outstanding                                  Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                                                   Weighted
                                                   Average         Remaining     Weighted Average    Weighted Average      Number
                              Exercise Price    Exercise Price    Outstanding    Contractual Life     Exercise Price     Exercisable
------------------------------------------------------------------------------------------------------------------------------------
December 31, 2001..........      $12.75            $12.75          300,300             4.75 years        $12.75           300,300
December 31, 2001..........       19.76             19.76           10,000             4.75               19.76             6,000
December 31, 2001..........       21.99             21.99           12,000             4.75               21.99             4,000
December 31, 2001..........       11.68             11.68           75,200             4.75               11.68            38,666
December 31, 2001..........       14.55             14.55           10,000             9.25               14.55             3,333
December 31, 2001..........       14.15             14.15           21,000             9.25               14.15             4,200
December 31, 2001..........       16.70             16.70           15,000             9.50               16.70             3,000
------------------------------------------------------------------------------------------------------------------------------------

December 31, 2000..........       12.75             12.75          403,000             5.75               12.75           321,500
December 31, 2000..........       19.76             19.76           10,000             5.75               19.76             4,000
December 31, 2000..........       21.99             21.99           16,000             5.75               21.99             4,000
December 31, 2000..........       11.68             11.68           83,750             5.75               11.68            23,083
------------------------------------------------------------------------------------------------------------------------------------

December 31, 1999..........       12.75             12.75          472,100             6.75               12.75           221,800
December 31, 1999..........       19.76             19.76           10,000             6.75               19.76             2,000
December 31, 1999..........       21.99             21.99           20,000             6.75               21.99             4,000
====================================================================================================================================

QUARTERLY FINANCIAL DATA (UNAUDITED)

GA Financial, Inc.

Three Months Ended
(Dollars in thousands, except per share amounts)                March 31,       June 30,        September 30,     December 31,
-------------------------------------------------------------------------------------------------------------------------------
2001
-------------------------------------------------------------------------------------------------------------------------------
Interest income..........................................     $      14,846    $    14,490      $      14,067     $      13,411
Interest expense.........................................             9,017          8,579              8,363             7,923
-------------------------------------------------------------------------------------------------------------------------------
 Net interest income.....................................             5,829          5,911              5,704             5,488
Provision for loan losses................................                90            330                315               340
-------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses.....             5,739          5,581              5,389             5,148
Noninterest income.......................................               827          1,089                122             1,509
Noninterest expense......................................             4,613          4,718              4,639             5,128
-------------------------------------------------------------------------------------------------------------------------------
 Income before provision for income taxes................             1,953          1,952                872             1,529
Provision for income taxes...............................               450            445                 --               245
-------------------------------------------------------------------------------------------------------------------------------
 Net income..............................................     $       1,503    $     1,507      $         872     $       1,284
===============================================================================================================================

Basic earnings per share/1/..............................     $        0.30    $      0.30      $        0.17     $        0.25

Diluted earnings per share/1/............................     $        0.29    $      0.29      $        0.17     $        0.25
===============================================================================================================================

2000
-------------------------------------------------------------------------------------------------------------------------------
Interest income..........................................     $      14,590    $    14,780      $      14,947     $      14,732
Interest expense.........................................             8,862          8,831              9,273             9,330
-------------------------------------------------------------------------------------------------------------------------------
 Net interest income.....................................             5,728          5,949              5,674             5,402
Provision for loan losses................................               180            180                180                90
-------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses.....             5,548          5,769              5,494             5,312
Noninterest income.......................................             1,016            806              1,063               940
Noninterest expense......................................             4,436          4,083              4,115             4,717
-------------------------------------------------------------------------------------------------------------------------------
 Income before provision for income taxes................             2,128          2,492              2,442             1,535
Provision for income taxes...............................               510            610                615               210
-------------------------------------------------------------------------------------------------------------------------------
 Net income..............................................     $       1,618    $     1,882      $       1,827     $       1,325
===============================================================================================================================

Basic earnings per share/1/..............................     $        0.29    $      0.35      $        0.35     $        0.26

Diluted earnings per share/1/............................     $        0.29    $      0.35      $        0.35     $        0.26
===============================================================================================================================

1 Quarterly earnings per share may vary from annual earnings per share due to rounding.



COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

  The following table illustrates GA Financial, Inc.'s high and low closing stock price on the American Stock Exchange and the cash dividends paid per share during 2001 and 2000.

                                                    Cash Dividends
2001                      High           Low        Paid per Share
--------------------------------------------------------------------
First Quarter........    $15.10        $13.25           $0.18
Second Quarter.......     15.85         13.98            0.18
Third Quarter........     17.00         14.95            0.18
Fourth Quarter.......     17.10         15.25            0.18
--------------------------------------------------------------------
 Total...............                                   $0.72
====================================================================

                                                    Cash Dividends
2000.................     High           Low        Paid per Share
--------------------------------------------------------------------
First Quarter........    $13.25        $10.75           $0.18
Second Quarter.......     12.38         11.00            0.18
Third Quarter........     14.88         11.25            0.18
Fourth Quarter.......     14.75         12.13            0.18
--------------------------------------------------------------------
 Total...............                                   $0.72
====================================================================

Directors and Officers


DIRECTORS

John M. Kish, Chairman
Chief Executive Officer
GA Financial, Inc.

Thomas E. Bugel,
Vice Chairman
Former Co-Owner and Vice President
East Liberty Electro-Plating Company

Darrell J. Hess
Former President
D.J. Hess Advertising

Thomas M. Stanton
Sales Manager
Arthurs, Lestrange and Company, Inc.

Robert J. Ventura
Principal, Ventura Group, LLC

David R. Wasik
Partner
Savolskis-Wasik-Glenn Funeral Home

Joseph E. Bugel*

Todd L. Cover**

OFFICERS OF GA FINANCIAL, INC.

John M. Kish
Chairman of the Board and Chief Executive Officer

James V. Dionise
Chief Financial Officer/ Secretary/Treasurer

Todd L. Cover
Assistant Treasurer

Cheryl M. Riley
Assistant Secretary

PRINCIPAL OFFICERS OF GREAT AMERICAN FEDERAL

John M. Kish
Chief Executive Officer

Todd L. Cover
President and
Chief Operating Officer

James V. Dionise
Senior Vice President, Chief Financial Officer/Secretary/
Treasurer

Elizabeth A. Berkely
Vice President, Human Resources

E. Jeffrey Walker
Vice President, Marketing

Vicki J. Hays
Vice President, Lending

Judith A. Stoeckle
Vice President,
Systems Coordinator-Information Services

Wayne A. Callen
Vice President, Data Processing-Information Services

Cheryl M. Riley
Assistant Secretary

OFFICERS OF GA FINANCIAL STRATEGIES LLC

John M. Kish
President

Richard K. Wiethorn
Vice President, Treasurer

James V. Dionise
Assistant Treasurer

Todd L. Cover
Secretary

OFFICERS OF NEW EAGLE CAPITAL, INC.

John M. Kish
Director/President

James V. Dionise
Director/Secretary/Treasurer

Todd L. Cover
Vice President

William Langan
Director/Assistant Treasurer

Phyllis Kucharczuk
Assistant Secretary

*Director Emeritus

**Director, Great American Federal