Form 10-K, Exhibit 13
period 2002-12-31
GA FINANCIAL INC/PA
filed 2003-03-31
CIK 1005313

                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 13

SELECTED CONSOLIDATED FINANCIAL DATA

YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)               2002           2001           2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION DATA
  Assets ................................................   $  858,035     $  863,836     $  889,169     $  882,980     $  823,322
  Securities ............................................      317,276        338,456        423,316        457,684        436,232
  Loans(1)...............................................      484,068        457,008        402,101        355,240        332,332
  Deposits ..............................................      524,067        529,691        522,485        495,124        482,548
  Borrowed funds ........................................      221,575        229,575        268,598        297,160        222,545
  Shareholders'equity ....... ...........................      100,541         96,940         92,648         84,571        109,216
==================================================================================================================================

INCOME STATEMENT DATA
  Interest income .......................................   $   50,860     $   56,814     $   59,049     $   56,645     $   55,205
  Interest expense ......................................       28,245         33,882         36,296         33,388         31,639
----------------------------------------------------------------------------------------------------------------------------------
    Net interest income .................................       22,615         22,932         22,753         23,257         23,566
  Provision for loan losses .............................          937          1,075            630            390            360
----------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses..       21,678         21,857         22,123         22,867         23,206
  Noninterest income ....................................        4,351          3,518          3,829          3,810          4,717
  Noninterest expense ...................................       17,174         19,069         17,355         17,242         15,523
----------------------------------------------------------------------------------------------------------------------------------
    Income before provision for income taxes ............        8,855          6,306          8,597          9,435         12,400
  Provision for income taxes.............................        2,111          1,140          1,945          2,320          4,158
----------------------------------------------------------------------------------------------------------------------------------
    Net income ..........................................   $    6,744     $    5,166     $    6,652     $    7,115     $    8,242
==================================================================================================================================

PER COMMON SHARE DATA
  Earnings - diluted ....................................   $     1.32     $     1.00     $     1.24     $     1.22     $     1.23
  Cash dividends ........................................         0.72           0.72           0.72           0.64           0.54
  Stock price ...........................................        23.70          16.75          13.44          13.25          15.50
  Book value ............................................        19.54          17.92          16.48          13.59          15.51
  Stock price to book value .............................       121.29          93.47          81.55          97.50          99.94
==================================================================================================================================

RATIOS
Performance:
  Return on average assets ..............................         0.78%          0.59%          0.76%          0.81%          1.01%
  Return on average equity ..............................         6.73           5.27           7.79           7.61           7.73
  Average equity to average assets ......................        11.65          11.17           9.80          10.67          13.11
  Shareholders'equity to assets .........................        11.72          11.22          10.42           9.58          13.26
  Interest rate spread ..................................         2.39           2.33           2.47           2.46           2.37
  Net interest margin ...................................         2.91           2.90           2.94           2.99           3.03
  Loans-to-deposits .....................................        92.37          86.28          76.96          71.75          68.87
  Dividend payout .......................................        54.55          72.00          58.06          52.46          43.90

Asset Quality:
  Nonperforming loans to total loans ....................         0.30%          0.33%          0.30%          0.42%          0.34%
  Nonperforming assets to assets ........................         0.18           0.19           0.15           0.21           0.23
  Allowance for loan losses to total loans ..............         0.80           0.70           0.56           0.49           0.48
  Allowance for loan losses to nonperforming assets .....       259.04         191.99         165.07          95.06          85.59
==================================================================================================================================

1 Balance represents total loans net of deferred fees.

    GA  F I N A N C I A L ,  I N C .  12  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, NOTES, AND TABLES INCLUDED IN THIS REPORT.

OVERVIEW

         GA Financial, Inc. (the "Company") was incorporated in December 1995, and is the holding company for Great American Federal (the "Bank"), a community bank and the Company's principal subsidiary, New Eagle Capital, Inc., an investment company, and the Bank's wholly owned subsidiaries, GA Financial Strategies, LLC, established in 2001 to provide wealth management services, Steel City Investments, Inc. established in December 2002 to hold and manage investment securities, and Great American Financial Services, Inc., currently inactive.

         In 1996, the Bank completed its conversion from a federally chartered mutual savings and loan association to a stock form of ownership and, simultaneously, the Company issued 8,900,000 shares of common stock, utilizing a portion of the net proceeds to acquire all of the outstanding stock of the Bank.

         The Company currently transacts banking activities through Great American Federal. The Bank, serving customers for over 85 years, operates its administrative office in Whitehall, Pennsylvania and 12 community offices in Allegheny County located in southwestern Pennsylvania. Through these office locations, the Bank offers a broad array of consumer and commercial loan, deposit, and wealth management products and services. In addition to conducting community banking activities, the Bank invests in various marketable securities. New Eagle Capital, Inc., the Company's other subsidiary, operating as an investment company in Wilmington, Delaware, also invests in various marketable securities as well as marketable equity securities. The Company has 173 full-time equivalent employees at December 31, 2002. The Company competes with local, regional, and national banks.

         The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and the interest expense incurred on interest-bearing liabilities, such as deposits and borrowed funds. The Company also generates noninterest income, such as service fees, gains on the sale of education loans and securities, trading account profits, earnings on bank owned life insurance, wealth management fees, and other miscellaneous noninterest income. The Company's operating expenses consist primarily of compensation and employee benefits, occupancy, furniture and equipment, marketing, and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory agencies.

         Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. The Company's most critical accounting policy relates to the Company's allowance for loan losses, which reflects the estimated losses resulting from the inability of the Company's borrowers to make required loan payments. If the financial condition of the Company's borrowers were to deteriorate, resulting in an impairment of their ability to make payments, the Company's estimates would be updated, and additional provisions for loan losses may be required.

         Further discussion of the estimates used in determining the allowance for loan losses follows under caption "Allowance for Loan Losses" and in "Note
1. Accounting Policies" located in the "Notes to the Consolidated Financial Statements."

USES OF FUNDS

         The Company's primary use of funds is to conduct its investment and lending activities as well as for other general business purposes.

INVESTMENT ACTIVITIES

GENERAL

         The Company has the authority, as provided by its investment policy, to invest in various types of assets, including United States ("U.S.") Government and various federal agency securities, mortgage-backed securities, collateralized mortgage obligations ("CMOs"), municipal obligations, corporate debt obligations, marketable equity securities, certain money market instruments, and repurchase agreements. Subject to various restrictions, the Bank may also invest its assets in certain investment-grade corporate debt obligations, mutual funds whose assets conform to the investments that a federally-chartered savings institution is otherwise authorized to make directly, and certain permissible equity securities. The Company through its investment subsidiary, New Eagle Capital, may invest in similar marketable securities, but additionally may invest in common and preferred equity securities, real estate investment trusts, general and limited partnerships, and mutual funds.

         The investment policy of the Company, as approved by the Board of Directors, requires management to maintain adequate liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk as a complement to the Company's lending activities. At December
31, 2002, the Company's investment securities generally consisted of federal government-sponsored agency debt securities, mortgage-backed securities, collateralized mortgage obligations, municipal obligations, investment grade corporate debt obligations, and marketable equity securities.

         The Board of Directors monitors and ratifies the investment decisions of the Company's officers that have been authorized to manage the investment portfolio (Chief Financial Officer and Chief Executive Officer). On at least a quarterly basis, the Asset/Liability Management Committee also reviews the Company's securities portfolio including the market value of each security held, interest rate risk, and liquidity.

         As required by the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments, Debt and Equity Securities, "the Company's securities portfolio is categorized as either held to maturity, available for sale, or held for trading.

    GA  F I N A N C I A L ,  I N C .  13  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

U.S. GOVERNMENT AND AGENCY DEBT SECURITIES

         At December 31, 2002, the Company had $48.5 million of U.S. Government and federal agency debt securities, or 15.3% of total securities. All were classified as available for sale securities. All government debt securities are issued directly by the U.S. government, either through the Treasury Department or through one of the many federal agencies created by Congress. While government and agency debt carries very low credit risk, such securities remain subject to the risk of a fluctuating interest rate environment. Changes in interest rates may impact both the yield and market value of such securities.

MORTGAGE-BACKED SECURITIES

         At December 31, 2002, the Company had $166.7 million in mortgage-backed securities, or 52.6% of total securities, which generally consisted of mortgage-backed securities guaranteed by Government National Mortgage Association or insured by either Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC"). All were classified as available for sale securities. Mortgage-backed securities generally yield less than the mortgage loans that underlie such securities because of the cost of guarantees or credit enhancements that result in nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize obligations of the Company.

         While mortgage-backed securities carry a reduced credit risk as compared to individual residential mortgage loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and affect the prepayment speed, yield, and value of such securities. Specifically, investments in mortgage-backed securities involve prepayment risk. This is the risk that the speed of the actual prepayments of the mortgage loans underlying the security may be greater than estimated prepayments over the life of the security upon which the price and yield of the security is based. In the event actual prepayments exceed estimated prepayments, adjustments may be required to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the yield on such securities. In addition, the market value of such securities may be adversely impacted by changes in interest rates.

COLLATERALIZED MORTGAGE OBLIGATIONS

         At December 31, 2002, the Company had $9.1 million of CMOs, or 2.9% of total securities, consisting of CMOs issued by FHLMC and FNMA. All were classified as available for sale securities. CMOs are a type of debt security issued by entities that aggregate pools of underlying fixed and adjustable-rate mortgages or mortgage-backed securities and creates different classes of CMO securities with different maturities and, in some cases, amortization schedules as well as residual interest with each such class possessing different risk characteristics. The cash flows from the underlying collateral is generally divided into tranches or classes whereby such tranches have descending priorities with respect to the distribution of principal repayments from the underlying mortgages or mortgage-backed securities. In contrast to mortgage-backed securities in which cash flow is received and, accordingly, prepayment risk is shared pro rata by all securities holders, the cash flows from the mortgages or mortgage-backed securities underlying the CMOs are segmented and paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. Accordingly, CMOs attempt to moderate the reinvestment risk associated with conventional mortgage-backed securities when prepayments of the mortgages underlying such securities prepay faster than anticipated. CMOs are issued by federal agencies, such as FNMA or FHLMC, and private issuers. The Company primarily invests in CMOs issued by government agencies that are collateralized by mortgage-backed securities.

         While CMOs involve reduced credit risk, such securities remain subject to the risk that a fluctuating interest rate environment may alter the prepayment speed, yield, and value of such securities. Specifically, investments in CMOs involve prepayment risk. This is the risk that the speed of the actual prepayments of the mortgage loans or mortgage-backed securities underlying the CMOs may be greater than estimated prepayments over the life of the security upon which the price and yield of the security is based. In the event actual prepayments exceed estimated prepayments, adjustments may be required to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the yield on such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

MUNICIPAL OBLIGATIONS

         At December 31, 2002, the Company had $56.3 million of municipal obligations, or 17.7% of total securities. All were classified as available for sale securities. All municipal obligations are rated in one of the four highest categories by a nationally recognized rating agency. The Company primarily invests in Pennsylvania municipal bonds that are issued by school districts and municipalities. While municipal obligations carry low credit risk, such securities remain subject to the risk of a fluctuating interest rate environment. Changes in interest rates may impact both the yield and market value of such securities.

CORPORATE DEBT OBLIGATIONS

         At December 31, 2002, the Company had $21.0 million of corporate debt obligations held as available for sale securities, or 6.6% of total securities, and $3.0 million of held to maturity securities, or 0.9% of total securities. The Company's investments in corporate debt obligations, at December 31, 2002, generally consisted of debt obligations issued by large and medium sized U.S. and multinational corporate issuers. All corporate debt obligations purchased by the Company are rated in one of the four highest categories by a nationally recognized rating agency.

    GA  F I N A N C I A L ,  I N C .  14  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Investments in corporate debt obligations involve a moderate level of credit risk as they are not insured or guaranteed by the U.S. government or a federal agency. They generally are not secured by collateral and rely upon future income from the operations of the issuer for repayment of principal and interest. These securities are also subject to the risk of a fluctuating interest rate environment. Changes in interest rates may impact both the yield and market value of such securities.

MARKETABLE EQUITY SECURITIES

         At December 31, 2002, the Company had $12.6 million of marketable equity securities, or 4.0% of total securities. All were classified as available for sale securities. The Bank's marketable equity securities portfolio of $5.5 million is primarily comprised of permissible FHLMC stock and low income housing tax credit investments while the New Eagle Capital, Inc. marketable equity securities portfolio of $7.1 million consists primarily of common and preferred equity securities.

         The Company also had $129,000 in trading securities. The portfolio was comprised entirely of FNMA stock, a permissible U.S. government agency equity security.

LENDING ACTIVITIES

GENERAL

         The Company's loan portfolio consists of mortgage loans (residential, multi-family, commercial real estate, and commercial and residential construction and development), consumer loans (home equity, unsecured personal, loans on deposit accounts, and automobile), commercial business loans (secured and unsecured business), and education loans held for sale.

         The types of loans that the Company may originate are subject to federal and state laws and regulations. Interest rates charged by the Company on loans are affected by the demand for such loans, the sources of funds available for lending purposes, and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, particularly changes in interest rates, government policies, and actions of regulatory agencies.

         The Company is cognizant that the origination of multi-family, commercial real estate, commercial and residential construction and development, and commercial business loans involve greater risk. Payments are primarily dependent on the successful operation or management of the properties/development or related business enterprise, however, repayment of such loans may also be subject to adverse conditions in the real estate market, specific industry and/or the economy. The Company seeks to minimize these risks through its underwriting standards.

RESIDENTIAL MORTGAGE LOANS

         The Company offers residential mortgage loans primarily secured by owner-occupied one-to-four family residences. Loan originations are generally obtained from existing customers, members of the local communities served, or referrals from local real estate agents, attorneys, and builders. The Company originates both fixed-rate mortgage loans and adjustable-rate mortgage loans. The volume and types of mortgage loans originated by the Company have been affected by such market factors as the level of interest rates, competition, consumer preferences, and the availability of funds. Originated mortgage loans are secured by properties located within the Company's primary market area of Allegheny, Beaver, Butler, Fayette, Washington, and Westmoreland Counties, Pennsylvania. However, in previous years, the Company purchased pooled residential mortgage loans outside its primary market area.

         Total residential mortgage loans at December 31, 2002 were $218.9 million, or 45.2% of total loans. Fixed rate mortgage loans were $166.8 million, or 34.5%, of total loans.

         The Company has not sold one-to-four family mortgage loans in the secondary market. Residential mortgage loans that are originated by the Company are underwritten in conformity with FNMA secondary market requirements. The Company has been approved by FNMA to sell mortgage loans in the secondary market, and may sell loans to FNMA in the future.

         In an effort to provide financing for low and moderate income home buyers, the Company offers a community mortgage program. These mortgage loans are offered with terms of up to 30 years. Such loans must be secured by a single family owner-occupied unit. These loans are originated using modified underwriting guidelines with a reduced downpayment and a discount on closing costs. Such loans are originated in amounts up to 97% of the lower of the property's value or the sales price. During 2002, the Company originated 12 community mortgage loans totaling $690,000.

MULTI-FAMILY MORTGAGE LOANS

         The Company originates multi-family mortgage loans generally secured by apartment buildings and other multi-family residential properties located in the Company's primary market area. At December 31, 2002, multi-family mortgage loans totaled $10.6 million, or 2.2% of the Company's total loans.

COMMERCIAL REAL ESTATE LOANS

         The Company also offers commercial real estate loans that are secured by properties generally used for business purposes such as office buildings, retail facilities, shopping centers, and industrial properties located in the Company's primary market area. In addition, the Company, from time to time, purchases loan participations in commercial real estate loans. Loan participation interests are subject to the same underwriting criteria as loans originated by the Company. The Company's commercial real estate loan portfolio at December 31, 2002 was $100.4 million, or 20.7% of total loans.

COMMERCIAL AND RESIDENTIAL CONSTRUCTION AND DEVELOPMENT LOANS

         The Company originates commercial loans for the construction and development of office buildings, retail facilities, shopping centers, and industrial properties located in the Company's primary market area. In addition, the Company originates loans for the construction and development of one-to-four family residential properties which includes acquisition and development loans to qualified developers, loans

    GA  F I N A N C I A L ,  I N C .  15  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and lines of credit to qualified builders, and construction/permanent financing for other individuals. At December 31, 2002, the Company had $29.5 million of commercial and residential construction and development loans, net of $21.6 million of loans in-process, which constituted 6.1% of the Company's total loans.

CONSUMER LOANS

         The Company offers consumer loans consisting of home equity (installment loans and lines of credit), unsecured personal (installment loans, personal lines of credit, and credit cards), loans on deposit accounts, and automobile loans. Consumer loans are generally originated in the Company's primary market area. However, in previous years, the Company purchased pooled home equity loans outside its primary market area not serviced by the Company. At December 31, 2002, the Company's consumer loans totaled $79.1 million or 16.3% of the Company's total loan portfolio. The balance is comprised primarily of home equity loans which totaled $75.0 million.

COMMERCIAL BUSINESS LOANS

         The Company offers secured and unsecured commercial business loans. Such loans may be made to individuals, partnerships, proprietorships, or corporations, and may be secured, unsecured, or partially secured. At December 31, 2002, commercial business loans totaled $30.9 million or 6.4% of total loans of which $23.2 million were secured and $7.6 million were unsecured.

EDUCATION LOANS HELD FOR SALE

         The Company participates in the United States Department of Education Title IV loan programs commonly referred to as the Federal Family Education Loan Programs ("FFELP"). The loans in this program include the Federal Subsidized Stafford Loan, the Federal Unsubsidized Stafford Loan, and the Federal Parent Loan to Undergraduate Students (PLUS) Loan. Loans are guaranteed to at least 98% of principal plus eligible interest by the full faith and credit of the United States Government if serviced properly.

         Education loans held by the Company are serviced and guaranteed by the Pennsylvania Higher Education Assistance Agency ("PHEAA"). The Company underwrites, operates and administrates participation in the FFELP under the policies and procedures outlined in the common manual of unified student loan policy for loans guaranteed by PHEAA. At December 31, 2002, education loans totaled $14.8 million, or 3.1% of the Company's total loans. The Company sells education loans when they reach repayment status.

LOAN SERVICING

         The Company generally services loans in its own portfolio, but relies upon third party loan servicers for the servicing of purchased loans including certain purchased pooled residential mortgage, home equity, and commercial participation loans. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, making inspections as required of mortgage premises, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of un-remedied defaults, making certain insurance and tax payments on behalf of the borrowers, and generally administering the loans. At December 31, 2002, the Company had $304.3 million of loans serviced by the Company and $179.8 million of loans serviced by others.

DELINQUENCIES AND CLASSIFIED ASSETS

         Management performs a monthly review of each loan 90 days or more past due while also reviewing a summary of the aggregate level of nonperforming loans 90 days or more past due. Management reviews on an ongoing basis all loans 30 or more days delinquent. The actions taken by the Company with respect to delinquencies vary depending on the nature of the loan and period of delinquency. In the case of residential mortgage loans 90 days or more past due, the Bank generally initiates legal action and will commence foreclosure proceedings against any real property that secures the loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan is generally acquired through foreclosure.

         Federal regulations and the Company's Asset Review and Reserve Policy require that the Company utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Company has incorporated the Office of Thrift Supervision's ("OTS") asset classifications as part of its credit monitoring system. The Company currently classifies problem and potential problem assets as "Substandard," "Doubtful," "Loss," or "Special Mention" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified as "Substandard" with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as "Loss" are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention." At December 31, 2002, the Company had $1.5 million of assets classified as "Substandard,"$6,000 of assets classified as "Loss," $3.9 million of assets classified as "Special Mention," and no assets classified as "Doubtful."

         For regulatory purposes, when an insured institution classifies one or more assets, or portions thereof, as "Substandard" or "Doubtful," it is required to establish a general valuation allowance in an amount deemed prudent by management. The general valuation allowance, which is a regulatory term, represents a loss allowance, which has been established to

    GA  F I N A N C I A L ,  I N C .  16  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

recognize the inherent risk associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge-off such amount. For financial reporting purposes, the Company follows the guidelines of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118,"Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," an amendment of SFAS No. 114. SFAS No. 114 addresses the accounting by creditors for impairment of loans by specifying how reserves for credit losses related to certain loans should be measured. SFAS No. 118 rescinded SFAS No. 114 rules to permit a creditor to use existing methods for recognizing interest income on impaired loans and eliminated the income recognition provisions of SFAS No. 114.

         An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific valuation allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor, and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. While the Company believes that it has established an appropriate allowance for loan losses, there can be no assurance that regulators, in reviewing the Company's loan portfolio, will not request the Company to materially increase its allowance for loan losses, thereby negatively affecting the Company's financial condition and earnings at that time. Although management believes that adequate specific and general valuation allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general valuation allowances may become necessary.

NONPERFORMING ASSETS

         It is the policy of the Company to cease accruing interest, when in management's judgement, it is determined that the collectibility of interest, but not necessarily principal, is unlikely. An interest accrual is normally discontinued when a loan becomes 90 days or more past due. For the years ended December 31, 2002, 2001, 2000, 1999, and 1998, the amount of additional interest income that would have been recognized on nonaccrual loans, if such loans had continued to perform in accordance with their contractual terms, was $33,000, $31,000, $61,000, $138,000, and $147,000, respectively.

FORECLOSED ASSETS

         At December 31, 2002, the Company held three properties totaling $34,000. When the Company acquires property through foreclosure or deed-in-lieu of foreclosure, it is initially recorded at the lower of the recorded investment in the corresponding loan or the fair value of the related assets at the date of foreclosure, less estimated costs to sell the property. Thereafter, if there is a further deterioration in value, the Company charges operations for the decline in value. It is the policy of the Company to have obtained an appraisal on all real estate subject to foreclosure proceedings prior to the time of foreclosure. It is also the Company's policy to require appraisals, at least annually and at other times determined necessary by management, on foreclosed properties and conduct periodic inspections as deemed appropriate.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses in loans which are deemed probable and estimable based on information currently known to management. The Asset Classification Committee reviews and approves the allowance for loan losses on at least a quarterly basis. The allowance is based upon a number of factors, including current regional and national economic conditions, industry trends, actual loss experience, and changes in the nature of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. At December 31, 2002 and 2001, the Company's allowance for loan losses to total loans was 0.80% and 0.70%, respectively. The Company had nonperforming loans of $1.5 million at December 31, 2002 and 2001, primarily comprised of residential mortgages and home equity loans. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

    GA  F I N A N C I A L ,  I N C .  17  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SOURCES OF FUNDS

         The Company's primary sources of funds include deposits, loan and investment security repayments and prepayments, proceeds from sales, calls, and maturities of securities, Federal Home Loan Bank ("FHLB") advances, securities sold under agreement to repurchase, and cash flows generated from operations.

DEPOSIT ACTIVITIES

         The Company offers a variety of deposit products with ranges of interest rates and terms. The Company's deposits consist of noninterest-bearing (checking accounts) and interest-bearing (checking accounts, money market deposit accounts, savings accounts, and certificates of deposit). The flow of deposits is influenced significantly by general and regional economic conditions, prevailing interest rates, and competition. The Company's deposits are obtained predominantly from the areas in which its community offices are located. To attract and retain deposits, the Company relies primarily on offering a broad array of deposit products, pricing its deposit products at competitive rates, providing strong customer service, and maintaining its long-standing relationships with customers. The Company uses traditional means to advertise its deposit products, including radio and print media. Currently, the Company does not use brokers to obtain deposits.

BORROWING ACTIVITIES

         The Company utilizes advances from the FHLB as an alternative funding source to deposits. These FHLB advances are collateralized by certain of the Company's securities and loans. FHLB advances are made pursuant to various credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Company, fluctuates from time to time in accordance with the policies of the OTS and the FHLB. At December 31, 2002 the Company had $221.6 million of FHLB advances.

MANAGEMENT OF INTEREST RATE AND MARKET RISKS

         The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board of Director approved guidelines. Through such management, the Company monitors its interest rate risk and seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Board of Directors has established an Asset/Liability Management Committee, which is responsible for reviewing its asset/liability policies, securities portfolio, interest rate risk position, liquidity and meets at least on a quarterly basis. The Asset Liability Management Committee reviews trends in interest rates, changes in the market value of the Company's investment securities portfolio, all investment security purchases, sales, maturities, and calls, the financial position of the Company, the Company's actual performance to budgeted performance, the Company's interest rate position as measured by changes in its net income and net portfolio value under certain interest rate scenarios, and the projected impact of such interest rate scenarios on its earnings and capital. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

         In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) purchasing adjustable interest rate and shorter term fixed-rate mortgage-backed and related securities; (2) investing in shorter term fixed-rate corporate debt and government agency bonds or in such types of bonds with adjustable interest rates; (3) originating shorter term and adjustable interest rate commercial, residential mortgage, and consumer loan products; and (4) emphasizing longer term deposits. To manage the interest rate risk of the Company, the Board of Directors has also established parameters relating to the types of securities in which the Company may invest and parameters relating to the types of deposits which may be offered by the Company and rates which may be paid on such deposits.

         Market risk is the risk of losses resulting from adverse changes in market pricing and rates. The Company's market risk is primarily its interest rate risk associated with its investing, lending, deposit, and borrowing activities. Interest rate risk arises when interest rates on assets change in a different time period or in a different proportion from that of liabilities. Management actively monitors its interest rate sensitivity position with the primary objective to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates. Interest rate risk is considered by management to be the Company's most significant market risk that could materially impact the Company's financial position or results of operations.

NET PORTFOLIO VALUE

         The Bank's interest rate sensitivity is monitored by management through the use of models which estimate changes in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the net present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in that same scenario. The following table indicates the Bank's NPV at December 31, 2002, as calculated by the OTS, and indicates the value of the Bank's assets and liabilities which would result in a decline in the Bank's NPV in a rising or declining interest rate environment. Specifically, the table indicates that, at December
31, 2002, the Bank's NPV was $87.5 million and that, based upon the assumptions utilized by the OTS, an immediate increase in market interest rates of 300 basis points would result in a $33.9 million, or 39% decrease in the Bank's NPV, and an immediate decrease in market rates of 100 basis points would result in a $1.7 million, or 2% decrease in the Bank's NPV. Due to the current low interest rate environment, no change in interest rates down 200 or 300 basis points is shown.

    GA  F I N A N C I A L ,  I N C .  18  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                                        NPV AS A PERCENTAGE OF THE
                                                      NET PORTFOLIO VALUE (NPV)        MARKET VALUE OF TOTAL ASSETS
                                                 ------------------------------------------------------------------
DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)                            AMOUNT    CHANGE ($)   CHANGE (%)         NPV RATIO      CHANGE
-------------------------------------------------------------------------------------------------------------------
Change in Interest Rates (basis points):
+300 bp ...................................      $ 53,607   $ (33,875)     (39)%               6.5%        (343)BP
+200 bp ...................................        67,807     (19,675)     (22)                8.0         (190)
+100 bp ...................................        81,011      (6,471)      (7)                9.4          (57)
Static ....................................        87,482          --       --                10.0           --
-100 bp ...................................        85,796      (1,686)      (2)                9.7          (30)
===============================================================================================================

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

REVIEW OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND
DECEMBER 31, 2001

ASSETS

         The Company's total assets were $858.0 million at December 31, 2002, a decrease of $5.8 million or 0.7% compared to total assets of $863.8 million at December 31, 2001.

         Cash decreased $8.5 million or 28.5% to $21.3 million at December 31, 2002 due to repayments of borrowed funds and funding of loans.

         Available for sale securities decreased $21.2 million or 6.3% to $314.2 million at December 31, 2002 due to repayments, sales, calls, and maturities. The Company had $992,000 securities sold, not settled at December 31, 2002 compared to $3.5 million of securities sold, not settled at December 31, 2001.

         Total loans increased $27.0 million or 5.9% to $484.1 million at December 31, 2002 primarily due to increases in commercial real estate, commercial business, and home equity loans. This increase was partially offset by a decline in residential mortgage loans of which $7.8 million was related to the Company's sale of its Norwin community office and the remaining amount from loan repayments.

LIABILITIES

         Total liabilities were $757.5 million at December 31, 2002, a decrease of $9.4 million or 1.2% compared to total liabilities of $766.9 at December 31, 2001.

         Total deposits decreased $5.6 million or 1.1% to $524.1 million due primarily to a decline of $11.5 million in deposits related to the Company's sale of its Norwin community office.

         Borrowed funds decreased $8.0 million or 3.5% to $221.6 million due to the pay-off of FHLB advances at maturity. Alternative sources of funding were provided by repayments of loans and securities, and sales, calls, and maturities of securities.

         Other liabilities increased $4.2 million or 117.4% to $7.9 million at December 31, 2002 due primarily to an increase in deferred taxes on available for sale securities.

SHAREHOLDERS' EQUITY

         Shareholders' equity increased $3.6 million or 3.7% to $100.5 million at December 31, 2002. This was due primarily to net income and an increase in accumulated comprehensive income partially offset by purchases of treasury stock and cash dividends paid.

    GA  F I N A N C I A L ,  I N C .  19  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

          YEAR ENDED DECEMBER 31,
          (DOLLARS IN THOUSANDS)                                   2002                                      2001
---------------------------------------------------------------------------------------------------------------------------------
                                                                               WEIGHTED                                  WEIGHTED
                                                                               AVERAGE                                   AVERAGE
                                                 AVERAGE                        YIELD/      AVERAGE                       YIELD/
                                                 BALANCE         INTEREST       COST        BALANCE        INTEREST        COST
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets:
  Deposits ..................................    $ 29,850        $    440       1.47%       $ 29,683       $  1,062        3.58%
  Securities(1,2)............................     314,035          17,735       5.65         375,040         24,013        6.40
  Loans, net(3) .............................     475,806          33,851       7.11         430,531         32,503        7.55
  FHLB stock ................................      11,293             402       3.56          13,615            887        6.51
-------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets ...........    $830,984        $ 52,428       6.31%       $848,869       $ 58,465        6.89%
  Noninterest-earning assets ................      28,945                                     27,870
-------------------------------------------------------------------------------------------------------------------------------
    Total assets ............................    $859,929                                   $876,739
===============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Checking accounts .........................    $ 40,030        $    227       0.57%       $ 39,210       $    419        1.07%
  Money market deposit accounts .............      66,681           1,545       2.32          67,487          2,457        3.64
  Savings accounts ..........................     141,466           3,271       2.31         124,104          2,961        2.39
  Certificates of deposit ...................     247,223          12,028       4.87         263,470         14,843        5.63
-------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits .........     495,400          17,071       3.45         494,271         20,680        4.18
  Borrowed funds ............................     222,649          11,139       5.00         247,213         13,174        5.33
  Other .....................................       1,955              35       1.79           1,500             28        1.87
-------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities.......    $720,004        $ 28,245       3.92%       $742,984       $ 33,882        4.56%
  Noninterest-bearing liabilities ...........      32,376                                     31,002
  All other noninterest-
    bearing liabilities .....................       7,361                                      4,804
  Total noninterest-bearing liabilities......      39,737                                     35,806
  Shareholders' equity ......................     100,188                                     97,949
===============================================================================================================================
    Total liabilities and
      shareholders' equity ..................    $859,929                                   $876,739
===============================================================================================================================

  Net interest income .......................                    $ 24,183                                  $ 24,583
  Interest rate spread(4) ...................                                   2.39%                                      2.33%
  Net interest margin(5) ....................                                   2.91%                                      2.90%
===============================================================================================================================

          YEAR ENDED DECEMBER 31,
          (DOLLARS IN THOUSANDS)                                  2000
----------------------------------------------------------------------------------------
                                                                                WEIGHTED
                                                                                AVERAGE
                                                 AVERAGE                         YIELD/
                                                 BALANCE        INTEREST         COST
----------------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets:
  Deposits ..................................    $ 15,852       $    824           5.20%
  Securities(1,2) ...........................     432,741         30,518           7.05
  Loans, net(3) .............................     369,745         28,350           7.67
  FHLB stock ................................      15,458          1,092           7.06
---------------------------------------------------------------------------------------
    Total interest-earning assets ...........    $833,796       $ 60,784           7.29%
  Noninterest-earning assets ................      37,893
---------------------------------------------------------------------------------------
    Total assets ............................    $871,689
=======================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
  Checking accounts .........................    $ 37,204       $    593           1.59%
  Money market deposit accounts .............      63,490          3,443           5.42
  Savings accounts ..........................     136,745          3,269           2.39
  Certificates of deposit ...................     237,080         12,982           5.48
---------------------------------------------------------------------------------------
    Total interest-bearing deposits .........     474,519         20,287           4.28
  Borrowed funds ............................     276,321         15,979           5.78
  Other .....................................       1,444             30           2.08
---------------------------------------------------------------------------------------
    Total interest-bearing liabilities.......    $752,284       $ 36,296           4.82%
  Noninterest-bearing liabilities ...........      30,797
  All other noninterest-
    bearing liabilities .....................       3,214
  Total noninterest-bearing liabilities......      34,011
  Shareholders' equity ......................      85,394
=======================================================================================
    Total liabilities and
      shareholders' equity ..................    $871,689
=======================================================================================

  Net interest income .......................                   $ 24,488
  Interest rate spread(4) ...................                                      2.47%
  Net interest margin(5) ....................                                      2.94%
=======================================================================================

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

    GA  F I N A N C I A L ,  I N C .  20  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVIEW OF THE CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NET INCOME

         Net income for the year ended December 31, 2002 increased $1.6 million or 30.5% from the previous year to $6.7 million. Changes in the components of net income are discussed herein.

INTEREST INCOME

         Total interest income decreased $6.0 million ($6.0 million on a taxable equivalent basis) or 10.5% to $50.9 million for the year ended 2002. This was primarily the result of a decrease of 58 basis points in the average yield on average interest-earning assets, and a decrease of $17.9 million in average interest-earning assets. Taxable equivalent interest on securities decreased $6.3 million or 26.1%, due to a decrease in the average balance of $61.0 million or 16.3%, and a decrease in the average yield of 75 basis points. Interest on loans increased $1.3 million or 4.1% to $33.9 million due to an increase in the average balance of $45.3 million or 10.5%, partially offset by a decrease in the average yield on loans of 44 basis points. The dividends on FHLB stock decreased $485,000 or 54.7% to $402,000 in 2002 due to a decrease of $2.3 million in the average balance resulting from the redemption of FHLB stock in the year 2002 and a decrease in the average yield of 295 basis points. The Bank is required to own FHLB stock based on the levels of its FHLB borrowings.

INTEREST EXPENSE

         Total interest expense on interest-bearing liabilities decreased $5.6 million or 16.6% due to a decrease in the average balance of interest-bearing liabilities of $23.0 million or 3.1% to $720.0 million and also a decrease in the average cost of 64 basis points. The interest expense on interest-bearing deposits decreased $3.6 million or 17.5% to $17.1 million for 2002 due to a decrease of 73 basis points in the average cost, partially offset by an increase in the average balance of $1.1 million. The interest expense on borrowed funds decreased $2.0 million or 15.4% due primarily to a decrease in the average cost of 33 basis points and by a decrease in the average balance of $24.6 million or 9.9%. This reduction was due to the pay-off of FHLB advances at maturity.

NET INTEREST INCOME-RATE/VOLUME ANALYSIS

         Net interest income for 2002 was $22.6 million, a decrease of $317,000 ($400,000 on a taxable equivalent basis) or 1.4% compared to 2001. The following table presents the extent to which changes in rate and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income on a taxable equivalent basis and interest expense during the period indicated. Information is provided with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately between volume and rate.

                                                  2002 COMPARED TO 2001
         YEAR ENDED DECEMBER 31,               INCREASE (DECREASE) DUE TO
         (DOLLARS IN THOUSANDS)              VOLUME      RATE      TOTAL
--------------------------------------------------------------------------
Interest-Earning Assets:
  Interest-bearing deposits .............   $     6    $  (628)   $  (622)
  Securities ............................    (3,649)    (2,629)    (6,278)
  Loans, net ............................     3,023     (1,675)     1,348
  FHLB stock ............................      (132)      (353)      (485)
-------------------------------------------------------------------------
    Total interest-earning assets .......   $  (752)   $(5,285)   $(6,037)
=========================================================================

Interest-Bearing Liabilities:
  Checking accounts .....................   $     9    $  (201)   $  (192)
  Money market deposit accounts .........       (29)      (883)      (912)
  Savings accounts ......................       407        (97)       310
  Certificates of deposit ...............      (883)    (1,932)    (2,815)
  Borrowed funds ........................    (1,254)      (781)    (2,035)
  Other .................................         8         (1)         7
-------------------------------------------------------------------------
    Total interest-bearing liabilities ..   $(1,742)   $(3,895)   $(5,637)
-------------------------------------------------------------------------
  Change in net interest income .........   $   990    $(1,390)   $  (400)
=========================================================================

PROVISION FOR LOAN LOSSES

         The provision for loan losses for the year ended December 31, 2002 was $937,000 compared to $1.1 million for the year ended 2001. The allowance for loan losses to total loans and nonperforming assets was 0.80% and 259%, respectively, at December 31, 2002 as compared to 0.70% and 192%, respectively, at December 31, 2001. The current year provision was influenced by strong loan production, strategic growth in commercial real estate, business and construction/development loans and current economic conditions. Substantially all of the increase in the provision was related to growth in commercial real estate and related loans. Nonperforming loans, primarily comprised of residential mortgages and consumer home equity loans, were $1.5 million at December 31, 2002 and 2001, respectively. The Company monitors all nonperforming loans which could impact the provision for loan losses. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans which are deemed probable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

NONINTEREST INCOME

         Total noninterest income increased $833,000 or 23.7% to $4.4 million for 2002. This was due primarily to a $905,000 gain on sale of the Company's Norwin community office, and a decrease in the writedown of securities of $566,000. This increase was partially offset by decreases of $490,000 in net gains on the sales of available for sale securities, $126,000 in other noninterest income, and $106,000 in income from trading securities.

    GA  F I N A N C I A L ,  I N C .  21  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST EXPENSE

         Total noninterest expense decreased $1.9 million or 9.9% to $17.2 million for 2002. This was due primarily to a decrease in compensation and employee benefit costs of $838,000, other operating expenses of $716,000, marketing expenses of $375,000, and occupancy expenses of $255,000. This decrease was partially offset by increases in furniture and equipment expenses of $185,000 and losses of $110,000, related to the closure of the Company's North Versailles Wal-Mart based satellite branch office.

PROVISION FOR INCOME TAXES

         The provision for income taxes increased $971,000 or 85.2% to $2.1 million for 2002. The effective tax rate for 2002 was 23.8% as compared to 18.1% for 2001. This increase was primarily the result of an increase in pretax income combined with a decrease in nontaxable income.

REVIEW OF THE CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

NET INCOME

         Net income for the year ended December 31, 2001 decreased $1.5 million or 22.3% from the previous year to $5.2 million. Changes in the components of net income are discussed herein.

INTEREST INCOME

         Total interest income decreased $2.2 million ($2.3 million on a taxable equivalent basis) or 3.8% to $56.8 million for the year ended 2001. This was primarily the result of a decrease of 40 basis points in the average yield on average interest-earning assets, partially offset by an increase of $15.1 million in average interest-earning assets. Interest on loans increased $4.2 million or 14.6% to $32.5 million due to the increase in the average balance of $60.8 million or 16.4%, partially offset by a decrease in the average yield on loans of 12 basis points. Taxable equivalent interest on securities decreased $6.5 million or 21.3%, due to a decrease in the average balance of $57.7 million or 13.3%, and a decrease in the average yield of 65 basis points. The dividends on FHLB stock decreased $205,000 or 18.8% to $887,000 in 2001 due to a decrease of $1.8 million in the average balance resulting from the redemption of FHLB stock in the year 2001 and a decrease in the average yield of 55 basis points. The Bank is required to own FHLB stock based on the levels of its FHLB borrowings.

INTEREST EXPENSE

         Total interest expense on interest-bearing liabilities decreased $2.4 million or 6.7% due to a decrease in the average balance of interest-bearing liabilities of $9.3 million or 1.2% to $743.0 million and also a decrease in the average cost of 26 basis points. The interest expense on interest-bearing deposits increased $393,000 or 1.9% to $20.7 million for 2001 due to an increase in the average balance of $19.8 million, partially offset by a decrease of 10 basis points in the average cost. The interest expense on borrowed funds decreased $2.8 million or 17.6% due primarily to a decrease in the average cost of 45 basis points and by a decrease in the average balance of $29.1 million or 10.5%. This reduction was due to the pay-off of FHLB advances at maturity.

NET INTEREST INCOME-RATE/VOLUME ANALYSIS

         Net interest income for 2001 was $22.9 million, an increase of $179,000 ($95,000 on a taxable equivalent basis) or 0.8% compared to 2000. The following table presents the extent to which changes in rate and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income on a taxable equivalent basis and interest expense during the period indicated. Information is provided with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate);(2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately between volume and rate.

                                                 2001 COMPARED TO 2000
         YEAR ENDED DECEMBER 31,              INCREASE (DECREASE) DUE TO
         (DOLLARS IN THOUSANDS)              VOLUME      RATE      TOTAL
--------------------------------------------------------------------------
Interest-Earning Assets:
  Interest-bearing deposits..............   $   370    $  (132)   $   238
  Securities.............................    (3,846)    (2,659)    (6,505)
  Loans, net.............................     4,590       (437)     4,153
  FHLB stock.............................      (124)       (81)      (205)
-------------------------------------------------------------------------
    Total interest-earning assets .......   $   990    $(3,309)   $(2,319)
=========================================================================
Interest-Bearing Liabilities:
  Checking accounts......................   $    35    $  (209)   $  (174)
  Money market deposit accounts..........       234     (1,220)      (986)
  Savings accounts.......................      (308)        --       (308)
  Certificates of deposit................     1,493        368      1,861
  Borrowed funds.........................    (1,613)    (1,192)    (2,805)
  Other..................................         1         (3)        (2)
-------------------------------------------------------------------------
    Total interest-bearing liabilities...   $  (158)   $(2,256)   $(2,414)
-------------------------------------------------------------------------
  Change in net interest income..........   $ 1,148    $(1,053)   $    95
=========================================================================

PROVISION FOR LOAN LOSSES

         The provision for loan losses for the year ended December 31, 2001 was $1.1 million compared to $630,000 for the year ended 2000. The allowance for loan losses to total loans and nonperforming assets was 0.70% and 192%, respectively, at December 31, 2001 as compared to 0.56% and 165%, respectively, at December 31, 2000. The current year provision was influenced by strong loan production, strategic growth in commercial real estate, business and construction/development loans and current economic conditions. Substantially all of the increase in the provision was related to growth in commercial real estate and related loans. Nonperforming loans, primarily comprised of residential mortgages and consumer home equity loans, increased from $1.2 million at December 31, 2000 to $1.5 million at December 31, 2001. The Company monitors all nonperforming loans which could impact the provision for

    GA  F I N A N C I A L ,  I N C .  22  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

loan losses. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans which are deemed probable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

NONINTEREST INCOME

         Total noninterest income decreased $311,000 or 8.1% to $3.5 million for 2001. Service fees on deposit products decreased $96,000 from 2000. Net gains on the sales of available for sale securities increased $412,000. The Company recorded a non-cash charge of $730,000 reflecting the Company's assessment of an other-than-temporary decline in the valuation of certain securities in the third quarter of 2001. The Company subsequently sold these securities in 2001. The Company had a decrease in trading security gains of $25,000 which primarily consisted of equity securities. Gains on the sale of education loans increased $50,000 due to the timing of education loan sales. Education loans are sold as they reach repayment status. Other income increased $58,000 primarily due to the sale of a former branch facility.

NONINTEREST EXPENSE

         Total noninterest expense increased $1.7 million or 9.9% to $19.1 million for 2001. This was due primarily to an increase in compensation and employee benefits, partially the result of changes in management, increased occupancy and furniture and equipment due in part to the establishment of a new branch location and investments in technology, and increased marketing and other miscellaneous operating expenses.

PROVISION FOR INCOME TAXES

         The provision for income taxes decreased $805,000 or 41.4% to $1.1 million for 2001. The effective tax rate for 2001 was 18.1% as compared to 22.6% for 2000. This decrease was primarily the result of a reduction in pretax income, coupled with an increase in tax credits recognized from a low income housing tax credit investment.

OTHER MATTERS

LIQUIDITY RESOURCES

         The Company's primary sources of funds are deposits, repayments of loans and securities, sales, calls and maturities of securities, advances from the FHLB, and other borrowed funds. While scheduled maturities of securities and the amortization of loans are predictable sources of funds, deposit flows and prepayments on mortgages, and mortgage-backed and related securities are greatly influenced by market interest rates, economic conditions, and competition.

         Liquidity can be analyzed by utilizing the "Consolidated Statements of Cash Flows". Net cash provided by operating activities was $9.7 million. Net cash provided by investing activities was $4.3 million. Net cash used in financing activities was $22.5 million. Overall, cash and cash equivalents decreased $8.5 million for the year ended December 31, 2002 compared to 2001.

         Management believes the Company has sufficient liquidity to meet current obligations to borrowers, depositors, debt holders, and others.

CAPITAL RESOURCES

         The Company is not required to maintain any minimum level of capital; however, the Bank is subject to various regulatory capital requirements administered by the OTS.

         At December 31, 2002, the Bank had exceeded the OTS requirements for tier I core (leverage), tier I and total risk-based, and tangible capital. The OTS requires the Bank to maintain a minimum 4.00% core capital ratio (expressed as a percentage of adjusted total assets), a minimum tier I risk-based capital ratio of 4.00% and total risk-based capital ratio of 8.00% (both expressed as a percentage of risk-weighted assets, which includes off-balance sheet items), and a minimum tangible capital ratio of 1.50% of tangible assets, as defined by the OTS. The Bank has consistently maintained all regulatory capital ratios at or above the well-capitalized standards. "Note 11. Capital Requirements and Regulatory Restrictions" located in the "Notes to the Consolidated Financial Statements" provides further detail regarding the Company's capital adequacy.

OTHER

         The Company announced in the first quarter of 2002 that it selected Kirchman Bankway(TM) as its core operating system solution. The Company is making this investment to support its longer term profitability goals, enhance its speed to market in developing and introducing new competitive products, and improve its already high level of customer service. The conversion to the new system was completed in the first quarter of 2003.

         The Company announced in the third quarter of 1998 that after a comprehensive study of its DataOne data processing division, it would no longer provide data processing services for other financial institutions. The study included an analysis of strategic business planning objectives, a review of the current data processing system and its operation, as well as a review of the competition in the data processing service arena. Two of the three external clients of DataOne were deconverted prior to the year 2000 and the remaining client was deconverted during the first six months of the year 2000.

NEW ACCOUNTING PRONOUNCEMENTS

         In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121,"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of"; however, it retains many of the fundamental provisions of SFAS No. 121.

    GA  F I N A N C I A L ,  I N C .  23  A N N U A L  R E P O R T  2 0 0 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion, ("APB") No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in APB No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced management's ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

         SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The provisions of SFAS
No. 144 generally are to be applied prospectively. The adoption of SFAS No. 144 had no impact on the financial position, results of operations, or liquidity of the Company.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3,"Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of SFAS No. 146 are effective for exit and disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on the financial position, results of operations, or liquidity of the Company.

         In November 2002, the FASB issued Interpretation No. 45,("FIN 45"),"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the existing disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued ("disclosure requirements"). This interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee ("recognition and measurement provisions"). The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim and annual periods ending after December 15, 2002. The Company's disclosure of guarantees is included in "Note 13. Fair Value of Financial Instruments/Concentration of Credit Risk" located in the "Notes to the Consolidated Financial Statements." The adoption of FIN 45 is not expected to have a material effect on the financial position, results of operations, or liquidity of the Company.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," an amendment of SFAS
No. 123. This statement amends SFAS No. 123 to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosure on both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transition alternatives of SFAS No. 148 are available for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 did not have a material effect on the financial position, results of operations, or liquidity of the Company.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements, notes, and tables of the Company included in this report, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the direction or to the same extent as the price of goods and services.

FORWARD-LOOKING STATEMENTS

         This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company include, but are not limited to: changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

         Except as required by applicable law and regulation, the Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    GA  F I N A N C I A L ,  I N C .  24  A N N U A L  R E P O R T  2 0 0 2

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of GA Financial, Inc.:

         We have audited the accompanying consolidated statements of financial condition of GA Financial, Inc. and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GA Financial, Incan subsidiaries as of December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

[LOGO OF KPMG LLP]

Pittsburgh, Pennsylvania
January 30, 2003

    GA  F I N A N C I A L ,  I N C .  25  A N N U A L  R E P O R T  2 0 0 2

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                        DECEMBER 31,
                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                            2002         2001
----------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash (including interest-bearing deposits of $16,415 and $24,950) ........................   $  21,343    $  29,859
  Held for trading securities, at fair value ...............................................         129          159
  Available for sale securities, at fair value .............................................     314,196      335,383
  Held to maturity securities, at cost (fair value of $3,157 and $3,138) ...................       2,951        2,914
---------------------------------------------------------------------------------------------------------------------
    Total securities .......................................................................     317,276      338,456
  Education loans held for sale ............................................................      14,795       14,732
  Loans (net of deferred fees of $107 and $330) ............................................     469,273      442,276
---------------------------------------------------------------------------------------------------------------------
    Total loans ............................................................................     484,068      457,008
  Allowance for loan losses ................................................................      (3,896)      (3,210)
---------------------------------------------------------------------------------------------------------------------
    Net loans ..............................................................................     480,172      453,798
  Accrued interest receivable on securities ................................................       2,323        2,192
  Accrued interest receivable on loans .....................................................       3,125        3,429
  Federal Home Loan Bank stock .............................................................      12,019       12,429
  Premises and equipment, net ..............................................................       6,289        7,069
  Foreclosed assets ........................................................................          34          154
  Securities sold, not settled .............................................................         992        3,472
  Prepaid expenses and other assets ........................................................      14,462       12,978
---------------------------------------------------------------------------------------------------------------------
    Total assets ...........................................................................   $ 858,035    $ 863,836
=====================================================================================================================

LIABILITIES
  Noninterest-bearing deposits .............................................................   $  30,701    $  31,671
  Interest-bearing deposits ................................................................     493,366      498,020
---------------------------------------------------------------------------------------------------------------------
    Total deposits .........................................................................     524,067      529,691
  Borrowed funds ...........................................................................     221,575      229,575
  Advances from customers for taxes, insurance, and other ..................................       2,372        1,886
  Accrued interest payable .................................................................       1,620        2,129
  Other liabilities ........................................................................       7,860        3,615
---------------------------------------------------------------------------------------------------------------------
    Total liabilities ......................................................................     757,494      766,896
---------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Preferred stock ($0.01 par value); 1,000,000 shares authorized; 0 shares issued ..........          --           --
  Common stock ($0.01 par value); 23,000,000 shares authorized; 8,900,000 shares issued ....          89           89
  Additional paid-in capital ...............................................................      87,209       87,056
  Retained earnings, substantially restricted ..............................................      70,370       67,215
  Accumulated other comprehensive income, net of tax .......................................       6,973        2,044
  Unearned employee stock ownership plan (ESOP) shares .....................................      (2,551)      (3,081)
  Unearned stock-based compensation plan (SCP) shares ......................................        (296)        (406)
  Treasury stock, at cost (3,753,433 shares and 3,489,677 shares) ..........................     (61,253)     (55,977)
---------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity .............................................................     100,541       96,940
---------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity .............................................   $ 858,035    $ 863,836
=====================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

    GA  F I N A N C I A L ,  I N C .  26  A N N U A L  R E P O R T  2 0 0 2

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                            YEAR ENDED DECEMBER 31,
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                     2002           2001           2000
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans ......................................................................    $   33,851     $   32,503     $   28,350
  Securities:
    Taxable interest .........................................................        12,634         17,588         23,592
    Nontaxable interest ......................................................         2,671          2,812          2,955
    Dividends ................................................................         1,264          2,849          3,328
  Interest-bearing deposits ..................................................           440          1,062            824
--------------------------------------------------------------------------------------------------------------------------
    Total interest income ....................................................        50,860         56,814         59,049
--------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
  Interest-bearing deposits ..................................................        17,071         20,680         20,287
  Borrowed funds .............................................................        11,139         13,174         15,979
  Other ......................................................................            35             28             30
--------------------------------------------------------------------------------------------------------------------------
    Total interest expense ...................................................        28,245         33,882         36,296
--------------------------------------------------------------------------------------------------------------------------
    Net interest income ......................................................        22,615         22,932         22,753
  Provision for loan losses ..................................................           937          1,075            630
--------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses ......................        21,678         21,857         22,123
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
  Service fees ...............................................................         2,677          2,621          2,717
  Net gain on sales of available for sale securities .........................           269            759            347
  Writedown of securities ....................................................          (164)          (730)            --
  Net (loss) gain on held for trading securities .............................           (30)            76            101
  Gain on sales of education loans held for sale .............................            85            163            113
  Gain on sale of branch .....................................................           905             --             --
  Earnings on bank owned life insurance ......................................           576            470            418
  Data processing fees .......................................................            --             --             32
  Other ......................................................................            33            159            101
--------------------------------------------------------------------------------------------------------------------------
    Total noninterest income .................................................         4,351          3,518          3,829
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
  Compensation and employee benefits .........................................         9,020          9,858          9,154
  Occupancy ..................................................................         1,592          1,847          1,554
  Furniture and equipment ....................................................         1,478          1,293          1,113
  Marketing ..................................................................           526            901            670
  Deposit insurance premiums .................................................            92             98            101
  Loss on closure of branch ..................................................           208             98             --
  Other ......................................................................         4,258          4,974          4,763
--------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense ................................................        17,174         19,069         17,355
--------------------------------------------------------------------------------------------------------------------------
    Income before provision for income taxes .................................         8,855          6,306          8,597
  Provision for income taxes .................................................         2,111          1,140          1,945
--------------------------------------------------------------------------------------------------------------------------
    Net income ...............................................................    $    6,744     $    5,166     $    6,652
==========================================================================================================================

OTHER COMPREHENSIVE INCOME
  Unrealized holding gains on available for sale securities, net of tax ......    $    4,905     $    3,297     $   11,376
  Reclassification adjustment for net losses included in net income ..........            24          1,355            348
--------------------------------------------------------------------------------------------------------------------------
    Other comprehensive income ...............................................         4,929          4,652         11,724
--------------------------------------------------------------------------------------------------------------------------
    Comprehensive income .....................................................    $   11,673     $    9,818     $   18,376
==========================================================================================================================

EARNINGS PER SHARE
Basic ........................................................................    $     1.35     $     1.01     $     1.25
Diluted ......................................................................    $     1.32     $     1.00     $     1.24
AVERAGE SHARES OUTSTANDING
Basic ........................................................................     4,989,598      5,102,262      5,317,507
Diluted ......................................................................     5,115,590      5,170,955      5,357,398
==========================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

    GA  F I N A N C I A L ,  I N C .  27  A N N U A L  R E P O R T  2 0 0 2

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                  ACCUMULATED
                                                                                                     OTHER
                                                                                                    COMPRE-
                                                                    ADDITIONAL                      HENSIVE
                                                          COMMON       PAID-        RETAINED        INCOME
   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)       STOCK     IN CAPITAL      EARNINGS        (LOSS)
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999 ........................     $  89     $  86,722      $  62,933      $ (14,332)
  Net income ........................................        --            --          6,652             --
  Other comprehensive income, net of tax(1) .........        --            --             --         11,724
  Cash dividends paid ($0.72 per share) .............        --            --         (3,886)            --
  Treasury stock purchased ..........................        --            --             --             --
  Shares allocated to ESOP ..........................        --           179             --             --
  SCP, net of tax
    Stock options exercised .........................        --            --             --             --
    Stock awards granted ............................        --            (3)            --             --
    Stock awards forfeited ..........................        --            --             --             --
    Stock awards expensed ...........................        --            --             --             --
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 2000 ........................        89        86,898         65,699         (2,608)
-----------------------------------------------------------------------------------------------------------
  Net income ........................................        --            --          5,166             --
  Other comprehensive income, net of tax(1) .........        --            --             --          4,652
  Cash dividends paid ($0.72 per share) .............        --            --         (3,650)            --
  Treasury stock purchased ..........................        --            --             --             --
  Shares allocated to ESOP ..........................        --           355             --             --
  SCP, net of tax
    Stock options exercised .........................        --          (181)            --             --
    Stock awards granted ............................        --           (16)            --             --
    Stock awards forfeited ..........................        --            --             --             --
    Stock awards expensed ...........................        --            --             --             --
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 2001 ........................        89        87,056         67,215          2,044
-----------------------------------------------------------------------------------------------------------
  Net income ........................................        --            --          6,744             --
  Other comprehensive income, net of tax(1) .........        --            --             --          4,929
  Cash dividends paid ($0.72 per share) .............        --            --         (3,589)            --
  Treasury stock purchased ..........................        --            --             --             --
  Shares allocated to ESOP ..........................        --           473             --             --
  SCP, net of tax
    Stock options exercised .........................        --          (327)            --             --
    Stock awards granted ............................        --             7             --             --
    Stock awards forfeited ..........................        --            --             --             --
    Stock awards expensed ...........................        --            --             --             --
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 2002 ........................     $  89     $  87,209      $  70,370      $   6,973
===========================================================================================================

                                                                                                            TOTAL
                                                              UNEARNED       UNEARNED                       SHARE-
                                                                ESOP           SCP          TREASURY       HOLDERS'
   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)            SHARES         SHARES         STOCK          EQUITY
--------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999 ........................         $ (4,488)     $  (1,317)     $ (45,036)     $  84,571
  Net income ........................................               --             --             --          6,652
  Other comprehensive income, net of tax(1) .........               --             --             --         11,724
  Cash dividends paid ($0.72 per share) .............               --             --             --         (3,886)
  Treasury stock purchased ..........................               --             --         (7,865)        (7,865)
  Shares allocated to ESOP ..........................              708             --             --            887
  SCP, net of tax
    Stock options exercised .........................               --             --             --             --
    Stock awards granted ............................               --           (278)           278             (3)
    Stock awards forfeited ..........................               --            269           (269)            --
    Stock awards expensed ...........................               --            568             --            568
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000 ........................           (3,780)          (758)       (52,892)        92,648
-------------------------------------------------------------------------------------------------------------------
  Net income ........................................               --             --             --          5,166
  Other comprehensive income, net of tax(1) .........               --             --             --          4,652
  Cash dividends paid ($0.72 per share) .............               --             --             --         (3,650)
  Treasury stock purchased ..........................               --             --         (4,219)        (4,219)
  Shares allocated to ESOP ..........................              699             --             --          1,054
  SCP, net of tax
    Stock options exercised .........................               --             --          1,028            847
    Stock awards granted ............................               --           (269)           285             --
    Stock awards forfeited ..........................               --            179           (179)            --
    Stock awards expensed ...........................               --            442             --            442
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001 ........................           (3,081)          (406)       (55,977)        96,940
-------------------------------------------------------------------------------------------------------------------
  Net income ........................................               --             --             --          6,744
  Other comprehensive income, net of tax(1) .........               --             --             --          4,929
  Cash dividends paid ($0.72 per share) .............               --             --             --         (3,589)
  Treasury stock purchased ..........................               --             --         (5,391)        (5,391)
  Shares allocated to ESOP ..........................              530             --             --          1,003
  SCP, net of tax
    Stock options exercised .........................               --             --             86           (241)
    Stock awards granted ............................               --           (127)           122              2
    Stock awards forfeited ..........................               --             93            (93)            --
    Stock awards expensed ...........................               --            144             --            144
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2002 ........................         $ (2,551)     $    (296)     $ (61,253)     $ 100,541
===================================================================================================================

1 Other comprehensive income for 2002, 2001, and 2000 is net of tax provision of $2,885, $2,672, and $6,953, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

    GA  F I N A N C I A L ,  I N C .  28  A N N U A L  R E P O R T  2 0 0 2

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 YEAR ENDED DECEMBER 31,
                                 (DOLLARS IN THOUSANDS)                                           2002         2001         2000
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income .................................................................................   $   6,744    $   5,166    $   6,652
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses ................................................................         937        1,075          630
  Depreciation .............................................................................         937          982          752
  Net loss (gain) on disposal of premises and equipment ....................................         189         (110)          --
  Net premium amortization (discount accretion) on securities ..............................          62          810         (162)
  Amortization (accretion) of net deferred loan fees .......................................         223          134         (302)
  Amortization of intangibles ..............................................................         185          185          185
  Net loss (gain) on held for trading securities ...........................................          30          (76)        (101)
  Proceeds from sales of held for trading securities .......................................          --        1,149        1,858
  Purchases of held for trading securities .................................................          --         (434)      (2,555)
  Net gain on sales of available for sale securities .......................................        (269)        (759)        (347)
  Writedown of securities ..................................................................         164          730           --
  Gain on sales of education loans held for sale ...........................................         (85)        (163)        (113)
  Net (gain) loss on sales of foreclosed assets ............................................         (71)          74           83
  Expense recognition of ESOP shares .......................................................       1,003        1,054          887
  Expense recognition of SCP shares ........................................................         144          442          568
  Deferred income tax benefit ..............................................................        (689)        (697)        (431)
  Decrease (increase) in accrued interest receivable .......................................         173          790         (317)
  Increase in bank owned life insurance ....................................................        (576)        (470)        (418)
  Increase in prepaid expenses and other assets ............................................        (404)      (1,172)        (988)
  Net increase (decrease) in other liabilities .............................................       1,531        1,433         (976)
  Decrease in accrued interest payable .....................................................        (509)        (377)         (63)
----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities ..............................................       9,719        9,766        4,842
----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Proceeds from sales of available for sale securities .....................................      98,163       87,564       25,088
  Repayments and maturities of available for sale securities ...............................     205,564       67,635       36,659
  Purchases of available for sale securities ...............................................    (272,240)     (76,473)      (2,473)
  Maturities of held to maturity securities ................................................          --       31,250        1,003
  Purchases of held to maturity securities .................................................          --      (21,145)     (13,696)
  Proceeds from sales of education loans held for sale .....................................       6,446       12,385        8,631
  Funding of education loans held for sale .................................................      (6,424)      (7,595)      (8,719)
  Purchases of loans .......................................................................     (47,333)     (45,442)     (55,108)
  Net decrease (increase) in loans .........................................................      19,461      (14,768)       8,462
  Proceeds from sales of premises and equipment ............................................           8          110           --
  Purchases of premises and equipment ......................................................        (354)        (610)      (2,523)
  Proceeds from sales of foreclosed assets .................................................         592          335          303
  Redemption of FHLB stock .................................................................         410        3,029           --
----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities ....................................       4,293       36,275       (2,373)
----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Net increase (decrease) in noninterest and interest-bearing deposits .....................      25,446       (5,976)      21,123
  Net (decrease) increase in certificates of deposit .......................................     (31,070)      13,182        6,238
  Payments from borrowed funds .............................................................    (228,000)    (167,598)    (548,728)
  Proceeds on borrowed funds ...............................................................     220,000      128,575      520,166
  Cash dividends paid ......................................................................      (3,589)      (3,650)      (3,886)
  Net increase in advances from customers for taxes, insurance, and other ..................         486           64          378
  Purchases of treasury stock ..............................................................      (5,391)      (4,219)      (7,865)
  (Decrease) increase in other stock transactions ..........................................        (410)         710           --
----------------------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities ..................................................     (22,528)     (38,912)     (12,574)
----------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents .......................................      (8,516)       7,129      (10,105)
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year .............................................      29,859       22,730       32,835
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year ...................................................   $  21,343    $  29,859    $  22,730
==================================================================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

    GA  F I N A N C I A L ,  I N C .  29  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ACCOUNTING POLICIES

         The significant accounting policies followed by GA Financial, Inc. and its subsidiaries (the "Company") are as follows:

BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of GA Financial, Inc. and its subsidiaries, Great American Federal (the "Bank") and New Eagle Capital, Inc., and the Bank's wholly owned subsidiaries, GA Financial Strategies, LLC, Steel City Investments, Inc., and Great American Financial Services, Inc. Intercompany accounts and transactions have been eliminated in consolidation.

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

SECURITIES

         Securities classified as available for sale include investments that management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, resultant prepayment risk, or other factors. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as accumulated other comprehensive income, net of tax, in a separate component of shareholders' equity until realized. Declines in the fair value of individual available for sale and held to maturity securities below their cost, that are deemed other than temporary, will result in write- downs of the individual securities to their fair value. Any related write- downs will be included in earnings as realized losses. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in noninterest income in the "Consolidated Statements of Income and Comprehensive Income." Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity or call date.

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

LOANS

         Interest income is recognized on a level yield basis. Loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the related loan as a yield adjustment using the interest method. Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractural maturity, adjusting for prepayments. The accrual of interest is discontinued, when in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. An interest accrual is normally discontinued when a loan becomes delinquent 90 days or more past due. Interest receipts on such nonaccrual loans are first applied to principal. A nonaccrual loan is not returned to accruing status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. Loans held for sale are education loans, which are recorded at cost.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is based on management's evaluation of losses in the current loan portfolio, which includes an assessment of economic conditions, changes in the nature of the loan portfolio, loan loss experience, and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. Additions are made to the allowance through periodic provisions charged to income and recovery of principal and interest on loans previously charged-off. Losses of principal are charged directly to the allowance when a loss actually occurs or when a determination is made that a specific loss is probable.

         The Company follows the provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS")
No. 114,"Accounting by Creditors for Impairment of a Loan" and SFAS
No. 118,"Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" an amendment of SFAS No. 114. SFAS No. 114 addresses the accounting by creditors for impairment of loans by specifying how reserves for credit losses related to certain loans should be measured.

    GA  F I N A N C I A L ,  I N C .  30  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         Within the context of SFAS No. 114, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the original contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded as a specific valuation allowance and could result in a charge to the provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price, or fair value of the collateral. The specific valuation allowance, or allowance for impaired loan losses, is part of the total allowance for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the allowance for loan losses until the previously charged-off principal is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. At December 31, 2002, 2001, and 2000, the Company did not have any recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118. Since the Company had no loans considered impaired under SFAS No. 114 during the years ended December 31, 2002, 2001, or 2000, there was no interest income recognized or related allowance on impaired loans during the years ended December 31, 2002, 2001, or 2000.

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

PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. Estimated useful lives range from 20 to 50 years for office buildings, ten years for land improvements, and three to five years for equipment. Maintenance and repairs are charged to expense as incurred. Expenditures for renovations and major improvements are capitalized and depreciated over their estimated useful lives.

FORECLOSED ASSETS

         Foreclosed assets consist of property acquired in settlement of real estate loan indebtedness. Such assets are carried at the lower of cost or fair value less estimated costs to sell. Net costs to maintain the foreclosed assets and subsequent gains and losses attributable to their disposal are included in other expense.

INTANGIBLE ASSETS

         Premiums paid for branch deposits are allocated to core deposit intangibles and are recorded in other assets. Core deposit intangibles are amortized on a straight-line basis over seven years. Management periodically evaluates the carrying value and remaining amortization period of intangible assets for possible impairment. Adjustments will be recorded when the purchased deposits decay at an accelerated rate as compared to the amortization period.

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

         In tax years prior to fiscal year 1997, the Company was permitted, under the Internal Revenue Code, to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred income taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years. Retained earnings as of December 31, 2002 includes approximately $13.3 million representing such bad debt deductions for which no deferred income taxes have been provided.

    GA  F I N A N C I A L ,  I N C .  31  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

STOCK-BASED COMPENSATION

         The Company has elected to follow Accounting Principles Board Opinion No. 25,"Accounting For Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock-based compensation plan. Because the Company accounts for this stock option plan using APB 25, no compensation expense has been recorded in the financial statements for this plan. Had compensation cost for this stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock- Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

            YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                      2002           2001        2000
----------------------------------------------------------------------------------------------------------------------
Net income                                           As reported............         $6,744         $5,166      $6,652
Expense related to options granted, net of tax       Pro forma..............           (245)          (149)        (88)
Net income                                           Pro forma..............          6,499          5,017       6,564
----------------------------------------------------------------------------------------------------------------------
Basic earnings per share                             As reported............         $ 1.35         $ 1.01      $ 1.25
                                                     Pro forma..............           1.30           0.98        1.23
----------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                           As reported............         $ 1.32         $ 1.00      $ 1.24
                                                     Pro forma..............           1.27           0.97        1.23
======================================================================================================================

         The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

         The fair value for the options described above was estimated at the date of the grant using a Black-Scholes option pricing model based on the following weighted average assumptions:

YEAR ENDED DECEMBER 31,                                            2002            2001         2000
-----------------------------------------------------------------------------------------------------
Risk-free interest rate..................................          4.04%           4.82%        6.98%
Dividend yield...........................................          4.21%           4.50%        5.00%
Volatility of expected market price of common stock......         28.40%          29.60%       32.20%
Average life of options (years)..........................           6.0             6.0          6.0
----------------------------------------------------------------------------------------------------

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

NOTE 2.    SUBSIDIARY/SEGMENT REPORTING

         The consolidated operating results of GA Financial, Inc. are presented as a single financial services segment. GA Financial, Inc. is the parent company of Great American Federal, a community bank and the Company's principal subsidiary, New Eagle Capital, Inc. an investment company, and the Bank's wholly owned subsidiaries, GA Financial Strategies, LLC, established in 2001 to provide wealth management services, Steel City Investments, Inc., established in December 2002 to hold and manage investment securities, and Great American Financial Services, Inc., currently inactive. GA Financial, Inc., New Eagle Capital, Inc., and the Bank's wholly owned subsidiary Steel City Investments, Inc. are incorporated in the state of Delaware. Great American Federal, is a federally chartered savings and loan institution while its wholly owned subsidiaries, GA Financial Strategies, LLC, and Great American Financial Services, Inc. are incorporated in the state of Pennsylvania.

    GA  F I N A N C I A L ,  I N C .  32  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         Following is a table of selected financial data for the Company's subsidiaries, parent company, and consolidated results:

                                               GREAT
                                              AMERICAN        NEW EAGLE      GA FINANCIAL, INC.          NET
       (DOLLARS IN THOUSANDS)                  FEDERAL      CAPITAL, INC.      (PARENT COMPANY)     ELIMINATIONS    CONSOLIDATED
--------------------------------------------------------------------------------------------------------------------------------
2002
------------------------------------------------------------------------------------------------------------------------------
Assets..............................          $842,594      $     43,436           $129,297          $ (157,292)      $858,035
Liabilities.........................           757,256             1,769             28,756             (30,287)       757,494
Shareholders' equity................            85,338            41,667            100,541            (127,005)       100,541
==============================================================================================================================
Interest income.....................          $ 50,270      $      1,737           $    314          $   (1,461)      $ 50,860
Interest expense....................            28,558                --              1,148              (1,461)        28,245
Provision for loan losses...........               937                --                 --                  --            937
Noninterest income..................             4,618              (300)                33                  --          4,351
Noninterest expense.................            16,589                64                521                  --         17,174
Provision (benefit) for income
 taxes..............................             2,092               462               (443)                 --          2,111
Net income (loss)...................             6,712               911               (879)                 --          6,744
==============================================================================================================================

2001
------------------------------------------------------------------------------------------------------------------------------
Assets..............................          $851,250      $     33,601           $118,823          $ (139,838)      $863,836
Liabilities.........................           766,801             1,097             21,883             (22,885)       766,896
Shareholders' equity................            84,449            32,504             96,940            (116,953)        96,940
==============================================================================================================================
Interest income.....................          $ 56,058      $      2,028           $    399          $   (1,671)      $ 56,814
Interest expense....................            34,258                --              1,295              (1,671)        33,882
Provision for loan losses...........             1,075                --                 --                  --          1,075
Noninterest income..................             3,304               182                 32                  --          3,518
Noninterest expense.................            18,350                47                672                  --         19,069
Provision (benefit) for income
 taxes..............................               945               735               (540)                 --          1,140
Net income (loss)...................             4,734             1,428               (996)                 --          5,166
==============================================================================================================================

2000
------------------------------------------------------------------------------------------------------------------------------
Assets..............................          $872,400      $     29,509           $107,146          $ (119,886)      $889,169
Liabilities.........................           796,506               364             14,498             (14,847)       796,521
Shareholders' equity................            75,894            29,145             92,648            (105,039)        92,648
==============================================================================================================================
Interest income.....................          $ 57,892      $      1,980           $    478          $   (1,301)      $ 59,049
Interest expense....................            36,733                --                864              (1,301)        36,296
Provision for loan losses...........               630                --                 --                  --            630
Noninterest income..................             3,289               439                101                  --          3,829
Noninterest expense.................            16,711                20                624                  --         17,355
Provision (benefit) for income
 taxes..............................             1,440               782               (277)                 --          1,945
Net income (loss)...................             5,667             1,617               (632)                 --          6,652
==============================================================================================================================

NOTE 3.    SECURITIES

         At December 31, 2002, and 2001, there were $992,000 and $3.5 million, respectively, of securities sold which did not settle until 2003 and 2002, respectively, and accordingly, have been reflected as "securities sold, not settled," in the accompanying "Consolidated Statements of Financial Condition."

    GA  F I N A N C I A L ,  I N C .  33  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The amortized cost and estimated fair value of available for sale and held to maturity securities are as follows:

           DECEMBER 31,
      (DOLLARS IN THOUSANDS)                             2002
--------------------------------------------------------------------------------------
                                                   GROSS        GROSS
                                     AMORTIZED  UNREALIZED    UNREALIZED
                                       COST        GAIN          LOSS      FAIR VALUE
--------------------------------------------------------------------------------------
Available for Sale Securities:
 U.S. government and agency debt ..   $ 47,088   $  1,395     $      --      $ 48,483
 Mortgage-backed securities .......    161,657      5,084            --       166,741
 Collateralized mortgage
  obligations......................      8,638        495            --         9,133
 Municipal obligations ............     55,167      1,086            --        56,253
 Corporate debt obligations .......     20,587        390            --        20,977
 Marketable equity securities .....      9,991      2,793          (175)       12,609
-------------------------------------------------------------------------------------
   Total available for sale
    securities.....................   $303,128   $ 11,243     $    (175)     $314,196
=====================================================================================
Held to Maturity Securities:
  Corporate debt obligations.......   $  2,951   $    206     $      --      $  3,157
=====================================================================================


           DECEMBER 31,
      (DOLLARS IN THOUSANDS)                             2001
--------------------------------------------------------------------------------------
                                                   GROSS        GROSS
                                     AMORTIZED  UNREALIZED    UNREALIZED
                                       COST        GAIN          LOSS      FAIR VALUE
--------------------------------------------------------------------------------------
Available for Sale Securities:
 U.S. government and agency debt .    $  5,017   $     61     $    (15)      $  5,063
 Mortgage-backed securities ......     139,637      1,090          (86)       140,641
 Collateralized mortgage
  obligations......................     48,803        962          (41)        49,724
 Municipal obligations ............     58,807        196       (1,288)        57,715
 Corporate debt obligations .......     51,058        314          (46)        51,326
 Marketable equity securities .....     28,809      2,775         (670)        30,914
--------------------------------------------------------------------------------------
   Total available for
     sale securities ..............   $332,131   $  5,398     $ (2,146)      $335,383
======================================================================================
Held to Maturity Securities:
 Corporate debt obligations .......   $  2,914   $    224     $     --       $  3,138
======================================================================================

         Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties. The weighted average yields are based on amortized cost and are on debt securities only; marketable securities are excluded.

         The following table sets forth certain information regarding the amortized cost, air value, weighted average yield, and contractual maturities of the Company's available for sale and held to maturity securities:

            DECEMBER 31,
      (DOLLARS IN THOUSANDS)                                               2002
------------------------------------------------------------------------------------------------------------------------------
                                                     DUE AFTER    DUE AFTER
                                         DUE IN      ONE YEAR    FIVE YEARS                   TOTAL        TOTAL      WEIGHTED
                                        ONE YEAR      THROUGH      THROUGH     DUE AFTER   AMORITIZED      FAIR        AVERAGE
                                         OR LESS    FIVE YEARS    TEN YEARS    TEN YEARS      COST         VALUE        YIELD
------------------------------------------------------------------------------------------------------------------------------
Available for Sale Securities:
 U.S. government and agency debt .....  $  1,619     $ 43,682     $    665     $  1,122     $ 47,088     $ 48,483       4.39%
 Mortgage-backed securities ..........         2           --       39,008      122,647      161,657      166,741       5.76
 Collateralized mortgage obligations..        --           --        4,312        4,326        8,638        9,133       6.13
 Municipal obligations(1) ............       854        3,292        6,239       44,782       55,167       56,253       6.74
 Corporate debt obligations ..........    15,290        5,062          235           --       20,587       20,977       3.11
----------------------------------------------------------------------------------------------------------------------------
   Total securities due ..............  $ 17,765     $ 52,036     $ 50,459     $172,877     $293,137     $301,587       5.55%
----------------------------------------------------------------------------------------------------------------------------
Marketable equity securities .........                                                         9,991       12,609
----------------------------------------------------------------------------------------------------------------------------
   Total available for sale
    securities........................                                                      $303,128     $314,196
============================================================================================================================
Held to Maturity Securities:
   Corporate debt obligations ........  $     --     $  2,951     $     --     $     --     $  2,951     $  3,157       7.43%
============================================================================================================================

1 The weighted average yield for municipal obligations is on a taxable equivalent basis.

    GA  F I N A N C I A L ,  I N C .  34  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         Proceeds from sales of available for sale securities for the year ended December 31, 2002 were approximately $98.2 million. Gross gains of approximately $918,000 and gross losses of approximately $813,000, including a $164,000 writedown of securities, were realized for the year ended December 31, 2002. Proceeds from sales of available for sale securities for the year ended December 31, 2001 were approximately $87.6 million. Gross gains of approximately $1.3 million and gross losses of approximately $1.2 million, including a $730,000 writedown of securities, were realized for the year ended December 31, 2001. Proceeds from sales of available for sale securities for the year ended December 31, 2000 were approximately $25.1 million. Gross gains of approximately $531,000 and gross losses of approximately $184,000 were realized for the year ended December 31, 2000.

NOTE 4.    LOANS

         Loans consist of the following:

                           DECEMBER 31,
                      (DOLLARS IN THOUSANDS)                       2002         2001         2000         1999         1998
-----------------------------------------------------------------------------------------------------------------------------
Loan Balances:
Mortgage Loans:
 Residential ................................................   $ 218,905    $ 259,154    $ 276,611    $ 255,993    $ 239,648
 Multi-family ...............................................      10,629        9,782        5,575        4,405        5,293
 Commercial real estate .....................................     100,376       63,769       23,495       17,592        7,329
 Commercial and residential construction
  and development, net(1) ...................................      29,506       25,500       11,813          753        1,021
-----------------------------------------------------------------------------------------------------------------------------
   Total mortgage loans .....................................     359,416      358,205      317,494      278,743      253,291
Consumer Loans:
 Home equity ................................................      74,959       62,249       54,458       50,872       53,514
 Unsecured personal .........................................       2,993        2,775        2,489        2,109        2,117
 Loans on deposit accounts ..................................         940        1,322        1,521        1,725        2,003
 Automobile .................................................         212          174           --           --           --
-----------------------------------------------------------------------------------------------------------------------------
   Total consumer loans .....................................      79,104       66,520       58,468       54,706       57,634
Commercial Business Loans:
 Secured business ...........................................      23,240       14,852        6,431        2,758        2,251
 Unsecured business .........................................       7,620        3,029          813           37           84
-----------------------------------------------------------------------------------------------------------------------------
   Total commercial business loans ..........................      30,860       17,881        7,244        2,795        2,335
Education loans held for sale ...............................      14,795       14,732       19,359       19,158       20,040
Deferred fees ...............................................        (107)        (330)        (464)        (162)        (968)
-----------------------------------------------------------------------------------------------------------------------------
   Total loans ..............................................     484,068      457,008      402,101      355,240      332,332
Less:
  Allowance for loan losses .................................      (3,896)      (3,210)      (2,268)      (1,731)      (1,604)
-----------------------------------------------------------------------------------------------------------------------------
    Net loans ...............................................   $ 480,172    $ 453,798    $ 399,833    $ 353,509    $ 330,728
=============================================================================================================================

1 Amounts for 2002, 2001, 2000, 1999, and 1998 are net of loans in-process of $21.6 million, $19.0 million, $13.6 million, $2.9 million, and $1.4 million, respectively.

         The following table sets forth the remaining contractual loan maturities:

                      DECEMBER 31,
                 (DOLLARS IN THOUSANDS)                                       2002
----------------------------------------------------------------------------------------------------------------
                                                                            DUE AFTER
                                                           DUE IN ONE   ONE YEAR THROUGH  DUE AFTER      TOTAL
                                                          YEAR OR LESS     FIVE YEARS     FIVE YEARS     LOANS
----------------------------------------------------------------------------------------------------------------
Remaining Contractual Loan Maturities:
Mortgage Loans:
 Residential ...........................................   $      78       $   1,802      $ 217,025    $ 218,905
 Multi-family and commercial real estate ...............       1,291          15,539         94,175      111,005
 Commercial and residential construction and
  development...........................................      30,006           2,399         18,669       51,074
----------------------------------------------------------------------------------------------------------------
   Total mortgage loans ................................      31,375          19,740        329,869      380,984
Consumer loans .........................................      24,861          16,675         37,568       79,104
Commercial business loans ..............................      17,385           1,411         12,064       30,860
----------------------------------------------------------------------------------------------------------------
   Sub-total loans .....................................   $  73,621       $  37,826      $ 379,501    $ 490,948
Education loans held for sale ..........................                                                  14,795
----------------------------------------------------------------------------------------------------------------
   Total loans .........................................                                                 505,743
Less:
  Loans in-process .....................................                                                 (21,568)
  Deferred fees ........................................                                                    (107)
----------------------------------------------------------------------------------------------------------------
   Total loans .........................................                                               $ 484,068
================================================================================================================

    GA  F I N A N C I A L ,  I N C .  35  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The following table sets forth, at December 31, 2002, the loans contractually due after December 31, 2003, and whether such loans have fixed or adjustable interest rates:

                      DECEMBER 31,
                 (DOLLARS IN THOUSANDS)                                 2003
-----------------------------------------------------------------------------------------
                                                            FIXED   ADJUSTABLE    TOTAL
-----------------------------------------------------------------------------------------
Loans Contractually Due:
Mortgage Loans:
 Residential ...........................................   $166,722   $ 52,105   $218,827
 Multi-family and commercial real estate ...............     45,298     64,416    109,714
 Commercial and residential construction and
  development...........................................      4,948     16,120     21,068
-----------------------------------------------------------------------------------------
   Total mortgage loans ................................    216,968    132,641    349,609
Consumer loans .........................................     54,243         --     54,243
Commercial business loans ..............................      9,276      4,199     13,475
-----------------------------------------------------------------------------------------
   Total loans .........................................   $280,487   $136,840   $417,327
=========================================================================================

         The Company purchased approximately $47.3 million and $45.4 million, in 2002 and 2001, respectively, of residential loans collateralized by single-family properties located inside and outside its primary market area, such as other regions of Pennsylvania and other states not serviced by the Company.

         In the ordinary course of business, the Company has transactions, including loans, with the Company's principal officers and directors and their related interests. Related party loans outstanding were approximately $1.1 million and $982,000 at December 31, 2002 and 2001, respectively.

         The following table sets forth the information regarding nonperforming loans, foreclosed assets, and nonperforming assets:

                            DECEMBER 31,
                       (DOLLARS IN THOUSANDS)                         2002      2001      2000      1999      1998
-------------------------------------------------------------------------------------------------------------------
Nonperforming Loans, Foreclosed Assets, and Nonperforming Assets:
Mortgage Loans:
 Residential ....................................................   $   876   $   783   $   636    $  856    $  462
 Multi-family ...................................................        --        --        --        --        --
 Commercial real estate .........................................        --        18        --        --        --
 Commercial and residential construction and development ........        --        --        --        --        --
-------------------------------------------------------------------------------------------------------------------
   Total mortgage loans .........................................       876       801       636       856       462
Consumer Loans:
 Home equity ....................................................       579       638       558       584       574
 Unsecured personal .............................................         3         4        25        23        21
 Loans on deposit accounts ......................................        --        --        --        --        --
 Automobile .....................................................        --        --        --        --        --
-------------------------------------------------------------------------------------------------------------------
   Total consumer loans .........................................       582       642       583       607       595
Commercial Business Loans:
 Secured business ...............................................        --        50        --        --        --
 Unsecured business .............................................        --        25        --        --        --
-------------------------------------------------------------------------------------------------------------------
   Total commercial business loans ..............................        --        75        --        --        --
Education loans held for sale ...................................        12        --         1        13        59
-------------------------------------------------------------------------------------------------------------------
   Total nonperforming loans ....................................     1,470     1,518     1,220     1,476     1,116
===================================================================================================================
Foreclosed assets ...............................................        34       154       154       345       758
-------------------------------------------------------------------------------------------------------------------
   Total nonperforming assets ...................................   $ 1,504   $ 1,672   $ 1,374    $1,821    $1,874
===================================================================================================================
Nonperforming loans to total loans ..............................      0.30%     0.33%     0.30%     0.42%     0.34%
Nonperforming assets to assets ..................................      0.18      0.19      0.15      0.21      0.23
Allowance for loan losses to total loans ........................      0.80      0.70      0.56      0.49      0.48
Allowance for loan losses to nonperforming assets ...............    259.04    191.99    165.07     95.06     85.59
===================================================================================================================

    GA  F I N A N C I A L ,  I N C .  36  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The following is a summary of activity in the allowance for loan losses:

                   YEAR ENDED DECEMBER 31,
                   (DOLLARS IN THOUSANDS)                       2002        2001        2000        1999        1998
---------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses:
 Balance at beginning of year .............................   $ 3,210     $ 2,268     $ 1,731     $ 1,604     $ 1,322
  Charge-offs:
   Mortgage loans:
    Residential ...........................................        (1)         --         (40)        (19)         (5)
    Multi-family ..........................................        --          --          --          --          --
    Commercial real estate ................................        --          --          --          --          --
    Commercial and residential construction and
     development...........................................        --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------
     Total mortgage loans .................................        (1)         --         (40)        (19)         (5)
   Consumer loans:
    Home equity ...........................................       (40)        (92)         (9)       (164)        (44)
    Unsecured personal ....................................       (95)        (53)        (60)        (15)        (30)
    Loans on deposit accounts .............................        --          --          --          --          --
    Automobile ............................................        --          --          --          --          --
---------------------------------------------------------------------------------------------------------------------
     Total consumer loans .................................      (135)       (145)        (69)       (179)        (74)
   Commercial business loans:
    Secured business ......................................      (113)         --          --          --          --
    Unsecured business ....................................       (34)         --          --          --          --
---------------------------------------------------------------------------------------------------------------------
     Total commercial business loans ......................      (147)         --          --          --          --
   Education loans held for sale ..........................        --          (3)         (2)        (71)        (37)
---------------------------------------------------------------------------------------------------------------------
   Total charge-offs ......................................      (283)       (148)       (111)       (269)       (116)
   Recoveries .............................................        32          15          18           6          38
---------------------------------------------------------------------------------------------------------------------
     Net charge-offs ......................................      (251)       (133)        (93)       (263)        (78)
   Provision for loan losses ..............................       937       1,075         630         390         360
---------------------------------------------------------------------------------------------------------------------
 Balance at end of year ...................................   $ 3,896     $ 3,210     $ 2,268     $ 1,731     $ 1,604
=====================================================================================================================
Ratio of net charge-offs to average loans outstanding......      0.05%       0.03%       0.03%       0.08%       0.02%
=====================================================================================================================

         The following table sets forth the allowance for loan losses by categories listed and the percent of total loans:

             DECEMBER 31,
        (DOLLARS IN THOUSANDS)             2002               2001               2000               1999             1998
----------------------------------------------------------------------------------------------------------------------------------
                                              PERCENT            PERCENT            PERCENT            PERCENT            PERCENT
                                              OF TOTAL           OF TOTAL           OF TOTAL           OF TOTAL           OF TOTAL
                                     BALANCE   LOANS    BALANCE   LOANS    BALANCE   LOANS    BALANCE    LOANS   BALANCE   LOANS
----------------------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses by
 Categories/Percent:
Mortgage Loans:
 Residential ......................  $  644    45.20%   $  897     56.64%   $1,079    68.68%  $  773     72.02%  $  933    71.82%
 Multi-family .....................     213     2.19       196      2.14       111     1.39       87      1.24       54     1.59
 Commercial real estate ...........   2,047    20.74     1,278     13.95       470     5.84      349      4.95       73     2.21
 Commercial and residential
  construction and development ....     295     6.10       255      5.58       118     2.94        7      0.21       10     0.31
--------------------------------------------------------------------------------------------------------------------------------
  Total mortgage loans ............   3,199    74.23     2,626     78.31     1,778    78.85    1,216     78.42    1,070    75.93
Consumer loans ....................     537    16.34       484     14.56       454    14.54      501     15.40      522    17.34
Commercial business loans .........     160     6.37       100      3.91        36     1.80       14      0.79       12     0.70
Education loans held for sale......      --     3.06        --      3.22        --     4.81       --      5.39       --     6.03
--------------------------------------------------------------------------------------------------------------------------------
  Total allowance for loan losses..  $3,896   100.00%   $3,210   $100.00%   $2,268   100.00%  $1,731    100.00%  $1,604   100.00%
================================================================================================================================

    GA  F I N A N C I A L ,  I N C .  37  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.    PREMISES AND EQUIPMENT

         Premises and equipment consist of the following:

           DECEMBER 31,
      (DOLLARS IN THOUSANDS)                2002        2001
--------------------------------------------------------------
Premises and Equipment:
 Land ...............................     $  1,142    $  1,142
 Land improvements ..................          458         458
 Office buildings ...................        9,613       9,786
 Equipment ..........................       11,041      10,801
--------------------------------------------------------------
  Total premises and equipment ......       22,254      22,187
Accumulated depreciation ............      (15,965)    (15,118)
--------------------------------------------------------------
  Total premises and equipment, net..     $  6,289    $  7,069
==============================================================

         The Company owns the building and land for its administrative office and eight of its community offices, and leases the remaining four.

         The Company recognized depreciation of approximately $937,000, $982,000, and $752,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

         The Company has operating leases relating to premises and equipment which expire on various dates. Annual lease expenses were $745,000, $456,000, and $421,000 for the years ended December 31, 2002, 2001, and 2000. Approximate future minimum annual lease commitments are as follows:

  YEAR ENDED DECEMBER 31,
  (DOLLARS IN THOUSANDS)                   AMOUNT
-------------------------------------------------
2003......................                  $776
2004......................                   654
2005......................                   394
2006......................                   304
2007......................                   259
Thereafter................                   185
================================================

NOTE 6.    DEPOSITS

         Noninterest-bearing and interest-bearing deposits are summarized as follows:

           DECEMBER 31,
      (DOLLARS IN THOUSANDS)                           2002                                2001
----------------------------------------------------------------------------------------------------------------
                                          WEIGHTED                PERCENT OF   WEIGHTED               PERCENT OF
                                           AVERAGE                   TOTAL     AVERAGE                   TOTAL
                                            COST      BALANCE       BALANCE      COST     BALANCE        BALANCE
----------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits .........               $ 30,701         5.86%              $ 31,671        5.98%
Interest-bearing Deposits:
  Non-certificate deposits:
    Checking accounts ................      0.50%      39,691         7.57      0.90%      39,602         7.48
    Money market deposit accounts.....      2.31       69,546        13.27      2.35       65,416        12.35
    Savings accounts .................      2.15      149,229        28.48      2.41      127,032        23.98
--------------------------------------------------------------------------------------------------------------
      Total non-certificate deposits..                289,167        55.18                263,721        49.79
  Certificates 0f Deposit:
    0% to 3.99% ......................      2.60       96,135        18.34      2.99       62,932        11.88
    4.00% to 4.99% ...................      4.49       39,024         7.45      4.37       45,634         8.61
    5.00% to 5.99% ...................      5.23       35,427         6.76      5.40       35,281         6.66
    6.00% and above ..................      6.64       64,314        12.27      6.68      122,123        23.06
--------------------------------------------------------------------------------------------------------------
      Total certificates of deposit...      4.40%    $234,900        44.82%     5.24%    $265,970        50.21%
--------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits.......                493,366        94.14                498,020        94.02
--------------------------------------------------------------------------------------------------------------
Total deposits .......................               $524,067       100.00%              $529,691       100.00%
==============================================================================================================

         The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $19.5 million at December 31, 2002. Deposits in excess of $100,000 are not federally insured. At December 31, 2002 the Bank had certificates of deposit in amounts of $100,000 or more maturing as follows:

          DECEMBER 31,
     (DOLLARS IN THOUSANDS)           2002
-------------------------------------------
Certificates of Deposit:
  Three months or less ............ $ 4,105
  Over 3 through 6 months .........   3,741
  Over 6 through 12 months ........   1,485
  Over 12 months ..................  10,163
-------------------------------------------
    Total certificates of deposit.. $19,494
===========================================

    GA  F I N A N C I A L ,  I N C .  38  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The following tables present, by various rate categories, the amount and year of maturity of the certificates of deposit outstanding at December 31, 2002 and 2001:

               DECEMBER 31, 2002
            (DOLLARS IN THOUSANDS)                                             YEAR OF MATURITY
----------------------------------------------------------------------------------------------------------------------------
                                                    2003       2004       2005       2006       2007    THEREAFTER    TOTAL
----------------------------------------------------------------------------------------------------------------------------
Certificates of Deposit/Actual Interest Rates:
  0% to 3.99% ................................    $ 57,539   $ 27,162   $  9,325   $  1,029   $  1,012   $     68   $ 96,135
  4.00% to 4.99% .............................      11,254      6,559      1,989      5,211     13,597        414     39,024
  5.00% to 5.99% .............................       7,248        587        312     12,160     14,881        239     35,427
  6.00% and above ............................      27,551      3,717     29,227      3,374         15        430     64,314
----------------------------------------------------------------------------------------------------------------------------
    Total certificates of deposit.............    $103,592   $ 38,025   $ 40,853   $ 21,774   $ 29,505   $  1,151   $234,900
============================================================================================================================

               DECEMBER 31, 2002
            (DOLLARS IN THOUSANDS)                                             YEAR OF MATURITY
----------------------------------------------------------------------------------------------------------------------------
                                                    2003       2004       2005       2006       2007    THEREAFTER    TOTAL
----------------------------------------------------------------------------------------------------------------------------
Certificates of Deposit/Actual Interest Rates:
  0% to 3.99% ................................    $ 48,748   $ 10,775   $  3,409   $     --   $     --   $     --   $ 62,932
  4.00% to 4.99% .............................      21,395     11,883      6,947      2,065      3,344         --     45,634
  5.00% to 5.99% .............................      13,570      7,682        580        438     12,922         89     35,281
  6.00% and above ............................      56,864     28,103      3,819     29,473      3,363        501    122,123
----------------------------------------------------------------------------------------------------------------------------
    Total certificates of deposit.............    $140,577   $ 58,443   $ 14,755   $ 31,976   $ 19,629   $    590   $265,970
============================================================================================================================

         Interest expense on deposits is summarized as follows:

       YEAR ENDED DECEMBER 31,
       (DOLLARS IN THOUSANDS)              2002     2001       2000
--------------------------------------------------------------------
Deposits:
  Interest-bearing checking accounts..   $   227   $   419   $   593
  Money market deposit accounts ......     1,545     2,457     3,443
  Savings accounts ...................     3,260     2,961     3,269
  Certificates of deposit ............    12,039    14,843    12,982
--------------------------------------------------------------------
    Total deposits ...................   $17,071   $20,680   $20,287
====================================================================

NOTE 7.    BORROWED FUNDS

         The Bank is a member of the Federal Home Loan Bank ("FHLB") system. As a member, the Bank is required to maintain an investment in the capital stock of the FHLB, which is carried at cost. The required investment is primarily based on 5% of outstanding advances and a percentage of the unused borrowing capacity. The Bank can take short-term and long-term advances with the FHLB.

         FHLB advances by year of maturity at December 31, 2002 and 2001 are summarized as follows:

          DECEMBER 31,                         WEIGHTED
     (DOLLARS IN THOUSANDS)          2002    AVERAGE COST
---------------------------------------------------------
FHLB Advances:
   2003.........................   $ 30,000      1.78%
   2004.........................     17,000      5.28
   2005.........................         --        --
   2006.........................         --        --
   2007.........................         --        --
   2008 and thereafter..........    174,575      5.17
-----------------------------------------------------
     Total FHLB advances........   $221,575      4.72%
=====================================================

          DECEMBER 31,                         WEIGHTED
     (DOLLARS IN THOUSANDS)          2001    AVERAGE COST
---------------------------------------------------------
FHLB Advances:
   2002.........................   $ 38,000      5.31%
   2003.........................         --        --
   2004.........................     17,000      5.28
   2005.........................         --        --
   2006.........................         --        --
   2007 and thereafter..........    174,575      5.17
-----------------------------------------------------
     Total FHLB advances........   $229,575      5.20%
=====================================================

         FHLB "convertible select" advances are long-term borrowings with terms of up to ten years, and which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date or on any future quarterly rate reset date, to prepay the advance with no prepayment fee. The Bank had $174.6 million of convertible select advances at December 31, 2002 and 2001, respectively.

    GA  F I N A N C I A L ,  I N C .  39  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         Advances from the FHLB are collateralized entirely by qualifying securities and loans, totaling $454.4 million at December 31, 2002. These advances are subject to restrictions or penalties related to prepayments. The Bank's maximum borrowing capacity with the FHLB was $409.7 million at December 31, 2002.

         Average outstanding short-term FHLB advances for 2002, 2001, and 2000 were $31.1 million, $43.8 million, and $90.1 million and the related weighted average costs were 3.46%, 5.51%, and 6.28%, respectively.

         The maximum amount of short-term FHLB advances outstanding at any month-end during 2002, 2001, and 2000 were $38.0 million, $47.0 million, and $107.7 million, respectively.

         The Company had no securities sold under agreement to repurchase for the years ended December 31, 2002, and 2001.

         Securities sold under agreement to repurchase at December 31, 2000 were $51.1 million with a weighted average cost of 6.52%.

         Securities sold under agreement to repurchase were collateralized by mortgage-backed and related securities with an amortized cost of $52.7 million and fair value of $52.0 million at December 31, 2000. The securities were held in safekeeping at the FHLB. The $51.1 million of securities sold under agreement to repurchase was comprised of three commitments which all matured within 30 to 90 days. The average balance and weighted average cost for 2000 was $35.6 million and 6.55%, respectively. The maximum amount outstanding at any month-end during 2000 was $69.0 million.

NOTE 8.    INCOME TAXES

         Income tax expense (benefit) applicable to income before taxes consists of:

                YEAR ENDED DECEMBER 31,
                (DOLLARS IN THOUSANDS)                    2002       2001       2000
-------------------------------------------------------------------------------------
Federal Provision:
  Current ...........................................   $ 2,245    $ 1,397    $ 1,861
  Deferred ..........................................      (689)      (697)      (431)
-------------------------------------------------------------------------------------
    Total federal ...................................     1,556        700      1,430
-------------------------------------------------------------------------------------
State Provision:
  Current ...........................................       555        440        515
-------------------------------------------------------------------------------------
    Total provision for income taxes.................   $ 2,111    $ 1,140    $ 1,945
=====================================================================================

         In addition to amounts applicable to income before taxes, the following income tax expense (benefit) amounts were recorded in shareholders' equity:

                YEAR ENDED DECEMBER 31,
                (DOLLARS IN THOUSANDS)                    2002       2001       2000
-------------------------------------------------------------------------------------
Unrealized gain on securities available for sale.....   $ 2,885    $ 2,672    $ 6,953
Compensation expense for tax in excess of
  financial statement amount ........................      (158)      (138)        --
=====================================================================================

         A reconciliation of the federal statutory tax rate to the tax rate applicable to income before federal income taxes is as follows:

                YEAR ENDED DECEMBER 31,
                (DOLLARS IN THOUSANDS)                    2002       2001       2000
-------------------------------------------------------------------------------------
Tax Rate:
  Federal statutory rate ............................      34.0%      34.0%      34.0%
  State income taxes, net of federal benefit.........       4.1        4.6        4.0
  Tax exempt income, net ............................     (10.5)     (14.7)     (11.5)
  Low income housing tax credits ....................      (4.7)      (6.7)      (4.7)
  Other .............................................       0.9        0.9        0.8
-------------------------------------------------------------------------------------
    Total tax rate ..................................      23.8%      18.1%      22.6%
=====================================================================================

    GA  F I N A N C I A L ,  I N C .  40  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The deferred tax assets and deferred tax liabilities recorded on the "Consolidated Statements of Financial Condition" are as follows:

DECEMBER 31,
(DOLLARS IN THOUSANDS)                                  2002                             2001
---------------------------------------------------------------------------------------------------------
                                            DEFERRED TAX     DEFERRED TAX    DEFERRED TAX    DEFERRED TAX
                                                ASSET          LIABILITY        ASSET          LIABILITY
---------------------------------------------------------------------------------------------------------
Deferred Tax Assets/Liabilities:
 Tax bad debt reserve ......................   $   --           $  128         $   --           $  255
 Allowance for loan losses .................    1,325               --          1,091               --
 Loan origination fees/costs ...............       54               --              2               --
 Depreciation/amortization .................       --              327             --              359
 Net unrealized holding gains/losses
   on securities available for sale ........       --            4,094             --            1,209
 Other .....................................      668               --            424               --
------------------------------------------------------------------------------------------------------
   Total deferred tax assets/liabilities....   $2,047           $4,549         $1,517           $1,823
======================================================================================================

         Net accumulated deferred income tax liabilities at December 31, 2002 and 2001 were $2.5 million and $306,000, respectively.

         The Company determined that it was not required to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through carrybacks to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

NOTE 9.    DERIVATIVE FINANCIAL INSTRUMENTS WITH

OFF-BALANCE SHEET RISK

         The Company had no derivative instrument exposure as of December 31, 2002, 2001, or 2000.

NOTE 10.   EMPLOYEE BENEFIT PLANS

         Currently, the Company offers a 401(k) program, for all eligible employees, permitting participants to defer a maximum of 20% of their base salary with the Company contributing a 50% match on the first 6% of the employee's deferred salary. Compensation expense relating to the 401(k) match was $131,000 for 2002, $135,000 for 2001, and $125,000 for 2000.

         The Company has established, for all eligible employees who have attained the age of 21, an Employee Stock Ownership Plan ("ESOP"). The ESOP borrowed an aggregate of $7.1 million from the Company and purchased 712,000 common shares issued in March of 1996. The Bank intends to make scheduled discretionary cash contributions to the ESOP sufficient to service and repay the amounts borrowed over a period of up to 14 years. In connection with the formation of the ESOP, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." As shares in the ESOP are earned and committed to be released, compensation expense is recorded based on their average fair value during each reporting period. The difference between the average fair value of the shares committed to be released and the cost of those shares to the ESOP is charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of shareholders' equity. Only those shares in the ESOP which have been earned and are committed to be released are included in the computation of earnings per share.

         At December 31, 2002, 2001, and 2000, there were 456,918, 403,881, and
334,030 of shares in the ESOP which were earned and committed to be released. Shares released are based on the interest method. Compensation expense related to the ESOP amounted to $791,000, $856,000, and $709,000 for the years ended December 31, 2002, 2001, and 2000, respectively. The average fair value of the stock was $18.92, $15.34, and $12.52 for the years 2002, 2001, and 2000.
Dividends received on allocated ESOP shares in 2002, 2001, and 2000 amounted to $212,000, $198,000, and $178,000, respectively, and were utilized to reduce compensation expense. Dividends received on unallocated ESOP shares in 2002, 2001, and 2000 amounted to $222,000, $272,000, and $332,000, respectively, and were used to reduce current principal payments on the ESOP loan. The fair value at December 31, 2002 and 2001 of the unearned shares in the ESOP was $6.0 million and $5.2 million, respectively, based on the market price of the company's common stock of approximately $23.70 and $16.75, respectively on those dates. The principal amount due on the ESOP loan at December 31, 2002 and 2001 was $3.0 million and $3.5 million, respectively. The total unallocated number of shares in the ESOP at December 31, 2002 and 2001 were 255,082 and 308,122, respectively.

    GA  F I N A N C I A L ,  I N C .  41  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The Bank has purchased life insurance policies on the lives of certain employees of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the employees. The Bank owns the policy, cash surrender value, including accumulated policy earnings, and the policy death benefit over and above the death benefit endorsed to the employee/beneficiary. Income recognized in 2002, 2001, and 2000, as a result of increased cash surrender value, was approximately $576,000, $470,000, and $418,000, respectively.

NOTE 11.   CAPITAL REQUIREMENTS AND REGULATORY

RESTRICTIONS

CAPITAL REQUIREMENTS

         The Company is not required to maintain any minimum level of capital; however, the Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to, ensure capital adequacy, require the Bank to maintain minimum ratios of tier I core (leverage) capital to adjusted total assets, tier I and total risk-based capital to risk-weighted assets, and tangible capital. At December 31, 2002, the Bank met all capital adequacy requirements to which it is subject.

         The Bank has consistently maintained regulatory capital ratios at or above the well capitalized standards. To be categorized as well-capitalized, the Bank must maintain minimum tier I core (leverage), tier I and total risk-based, and tangible capital ratios as set forth in the table below.

         At December 31, 2002 and 2001, the Bank exceeded all capital requirements and has not been notified by the OTS that it is in need of more than normal supervision. The Bank is considered well-capitalized under prompt corrective action provisions at December 31, 2002 and 2001.

         OTS regulations impose limitations upon all capital distributions such as cash dividends, payments to repurchase its shares, and payments to shareholders of another institution in a cash-out merger. Under the regulation, an application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution if, like the Bank, it is a subsidiary of a holding company. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The Bank paid dividends of $10.3 million to the Company in 2002 and no dividends in 2001.

         The Bank's capital amounts and ratios are as follows:


                                   ACTUAL              MINIMUM REQUIREMENT  WELL-CAPITALIZED REQUIREMENT
      DECEMBER 31,          ----------------------------------------------------------------------------
 (DOLLARS IN THOUSANDS)     AMOUNT         RATIO       AMOUNT         RATIO      AMOUNT        RATIO
--------------------------------------------------------------------------------------------------------
2002
----------------------------------------------------------------------------------------------------
Tier I core (leverage)...   $78,532         9.44%     $33,276         4.00%     $41,595         5.00%
Tier I risk-based .......    78,532        17.23       18,234         4.00       27,351         6.00
Total risk-based ........    83,505        18.32       36,468         8.00       45,585        10.00
Tangible ................    78,532         9.44       12,478         1.50          N/A          N/A
====================================================================================================

2001
----------------------------------------------------------------------------------------------------
Tier I core (leverage)...   $81,935         9.67%     $33,899         4.00%     $42,373         5.00%
Tier I risk-based .......    81,935        18.60       17,623         4.00       26,434         6.00
Total risk-based ........    86,191        19.56       35,246         8.00       44,057        10.00
Tangible ................    81,935         9.67       12,712         1.50          N/A          N/A
====================================================================================================

    GA  F I N A N C I A L ,  I N C .  42  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

REGULATORY RESTRICTIONS

         Pursuant to Regulation D of the Federal Reserve, the Bank is required to maintain certain balances which include both cash on hand and deposits with the Federal Reserve. The amount of these balances at December 31, 2002 and 2001 approximated $2.8 million and $2.4 million, respectively.

NOTE 12.   CONTINGENT LIABILITIES

         The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity, or results of operations.

NOTE 13.   FAIR VALUE OF FINANCIAL

INSTRUMENTS/CONCENTRATIONS OF CREDIT RISK

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the determination of fair value for certain of the Company's assets, liabilities, and off-balance sheet liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

CASH

         The carrying amount of cash, which includes interest-bearing deposits, approximates fair value.

SECURITIES

         The fair values of securities are based on quoted market prices. If a quoted market price is not available, air value is estimated using quoted market prices for securities with similar remaining maturities, comparable credit risk, and coupon rates.

MORTGAGE-BACKED SECURITIES AND COLLATERALIZED MORTGAGE OBLIGATIONS

         The fair values are based on quoted market prices or dealer quotes.

LOANS

         Fair values are estimated for loan portfolios with similar financial characteristics by discounting contractural cash flows with adjustments for estimated prepayments. Assumptions regarding cash flows and discount rates were judgmentally determined using available internal information which management believes to be reasonable, taking into consideration the credit rating of the counterparties, current interest rates, and remaining maturities.

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

    GA  F I N A N C I A L ,  I N C .  43  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The following table presents the estimates of fair value of financial instruments:

          DECEMBER 31,
     (DOLLARS IN THOUSANDS)                2002                  2001
----------------------------------------------------------------------------
                                   ESTIMATED  CARRYING   ESTIMATED  CARRYING
                                  FAIR VALUE    VALUE   FAIR VALUE   VALUE
----------------------------------------------------------------------------
Financial Assets:
 Cash ..........................   $ 21,343   $ 21,343   $ 29,859   $ 29,859
 Held for trading securities....        129        129        159        159
 Available for sale securities..    314,196    314,196    335,383    335,383
 Held to maturity securities....      3,157      2,951      3,138      2,914
 Loans(1) ......................    502,706    480,172    464,322    453,798
 FHLB stock ....................     12,019     12,019     12,429     12,429
----------------------------------------------------------------------------
  Total financial assets .......   $853,550   $830,810   $845,290   $834,542
============================================================================
Financial Liabilities:
 Noninterest-bearing deposits...   $ 30,701   $ 30,701   $ 31,671   $ 31,671
 Interest-bearing deposits......    501,387    493,366    502,767    498,020
 Borrowed funds ................    243,178    221,575    236,711    229,575
----------------------------------------------------------------------------
  Total financial liabilities...   $775,266   $745,642   $771,149   $759,266
============================================================================

1 Balance net of deferred fees and allowance for loan losses.

         Commitments to extend credit are both fixed and variable rate commitments. The estimated fair value of loan commitments at both December
31, 2002 and 2001 were equal to the carrying value of the commitments on those dates.

         The Company also has loan commitments which contain off-balance sheet risk. These commitments are transacted in the normal course of business to meet the financing needs of its customers. These instruments involve elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and the commitments generally expire. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held includes residential real estate and income-producing properties. Total commitments to extend credit at December 31, 2002 and 2001 were $98.3 million and $40.9 million, respectively and include both loan commitments and unused lines of credit which bear market rates at the time the commitments are exercised. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

         The Company also issues standby letters of credit in the normal course of business that are included in the total commitment amount at December
31, 2002. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party. The Company is required to perform under a standby letter of credit when drawn upon by the guaranteed third party in the case of nonperformance by the Company's customer. The credit risk associated with standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to normal credit policies. Collateral may be obtained based on management's credit assessment of the customer. The maximum potential amount of future payments the Company could be required to make under these standby letters of credit at December 31, 2002 is $5.3 million. Currently no liability has been recognized by the Company for these obligations. There are no recourse provisions that would enable the Company to recover any amounts from third parties.

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

         The Company's origination of loans is primarily concentrated in the local southwestern Pennsylvania market. Purchased loans are concentrated inside and outside its primary market area, including other regions of Pennsylvania and other states not serviced by the Company. The Company has no significant concentrations of credit risk with any individual counterparty.

    GA  F I N A N C I A L ,  I N C .  44  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.   SAIF ASSESSMENT

         Effective January 1, 1997, Savings Bank Insurance Fund ("SAIF") members have the same risk-based assessment schedule as Bank Insurance Fund ("BIF") members. The Bank, as a well capitalized bank, will pay no assessment for deposit insurance coverage. However, all SAIF and BIF institutions including the Bank will be responsible for sharing the cost of interest payments on the Financing Corporation bonds. For the years ended December 31, 2002, 2001, and 2000, the cost to the Bank approximated 1.7, 1.9, and 2.1 basis points, respectively, for SAIF deposits. The annual cost to the Bank was $92,000, $98,000, and $101,000 for the years ended December 31, 2002, 2001, and
2000, respectively.

NOTE 15.   SUPPLEMENTARY CASH FLOW INFORMATION

         Cash paid for the years ended December 31, for interest and income taxes was approximately $28.8 million and $2.1 million, respectively, in 2002, $34.3 million and $1.8 million, respectively, in 2001 and $36.4 million and $2.9 million, respectively, in 2000. Noncash investing and financing activity consisted of securities sold not settled which totaled $992,000, $3.5 million, and $1.5 million at December 31, 2002, 2001, and 2000, respectively. The Company transferred $401,000, $409,000, and $195,000 of loans to foreclosed assets during 2002, 2001, and 2000, respectively.

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

         The calculation of basic and diluted earnings per share follows:

                         YEAR ENDED DECEMBER 31,
             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                     2002         2001         2000
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share:
 Net income ................................................................   $    6,744   $    5,166   $    6,652
 Basic average shares outstanding ..........................................    4,989,598    5,102,262    5,317,507
-------------------------------------------------------------------------------------------------------------------
   Basic earnings per share ................................................   $     1.35   $     1.01   $     1.25
===================================================================================================================
Diluted Earnings Per Share:
 Net income ................................................................   $    6,744   $    5,166   $    6,652
 Basic average shares outstanding ..........................................    4,989,598    5,102,262    5,317,507
 Effect of dilutive securities:
 Shares issuable upon exercise of outstanding stock
   options and stock awards.................................................      125,992       68,693       39,891
 Diluted average shares outstanding ........................................    5,115,590    5,170,955    5,357,398
-------------------------------------------------------------------------------------------------------------------
   Diluted earnings per share ..............................................   $     1.32   $     1.00   $     1.24
===================================================================================================================

NOTE 17.   GA FINANCIAL, INC. (PARENT COMPANY)

         Following are the parent company's condensed financial statements:

                    DECEMBER 31,
               (DOLLARS IN THOUSANDS)                    2002       2001
--------------------------------------------------------------------------
STATEMENTS OF FINANCIAL CONDITION
Assets:
 Cash ..............................................   $     40   $    261
 Investment in the Bank ............................     85,338     84,449
 Investment in New Eagle Capital, Inc. .............     41,667     32,504
 Prepaid expenses and other assets .................      2,252      1,609
--------------------------------------------------------------------------
   Total assets ....................................   $129,297   $118,823
==========================================================================
Liabilities And Shareholders' Equity:
 Borrowings due to subsidiaries ....................   $ 28,716   $ 21,729
 Other liabilities .................................         40        154
 Shareholders' equity ..............................    100,541     96,940
--------------------------------------------------------------------------
   Total liabilities and shareholders' equity.......   $129,297   $118,823
==========================================================================

    GA  F I N A N C I A L ,  I N C .  45  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

              YEAR ENDED DECEMBER 31,
              (DOLLARS IN THOUSANDS)                      2002       2001       2000
-------------------------------------------------------------------------------------
STATEMENTS OF INCOME
Income:
 Interest ............................................  $   314    $   399    $   478
 Capital stock tax refund ............................       --         --         30
 Other ...............................................       33         32         71
-------------------------------------------------------------------------------------
  Total income .......................................      347        431        579
-------------------------------------------------------------------------------------
Expense:
 Borrowed funds ......................................    1,148      1,295        864
 General and administrative ..........................      461        610        600
 State franchise tax .................................       60         62         24
 Benefit for income taxes ............................     (443)      (540)      (277)
-------------------------------------------------------------------------------------
  Total expense ......................................    1,226      1,427      1,211
-------------------------------------------------------------------------------------
Loss before equity in undistributed earnings of Bank
  and New Eagle Capital, Inc. ........................     (879)      (996)      (632)
-------------------------------------------------------------------------------------
Equity in undistributed earnings of Bank .............    6,712      4,734      5,667
Equity in undistributed earnings of
 New Eagle Capital, Inc. .............................      911      1,428      1,617
-------------------------------------------------------------------------------------
 Net income ..........................................  $ 6,744    $ 5,166    $ 6,652
=====================================================================================


              YEAR ENDED DECEMBER 31,
              (DOLLARS IN THOUSANDS)                        2002        2001        2000
------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
Operating Activities:
Net income ...........................................    $  6,744    $  5,166    $  6,652
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Equity in undistributed earnings of Bank ............      (6,712)     (4,734)     (5,667)
 Equity in undistributed earnings of
  New Eagle Capital, Inc. ............................        (911)     (1,428)     (1,617)
 Allocation of SCP shares ............................          --          66          77
 Increase in prepaid expenses and other assets .......        (643)       (679)       (376)
 Net (decrease) increase in other liabilities ........        (114)         75        (548)
------------------------------------------------------------------------------------------
  Net cash used in operating activities ..............      (1,636)     (1,534)     (1,479)
------------------------------------------------------------------------------------------
Investing Activities:
 Proceeds from sales of available for sale securities           --          --       1,300
 Increase in borrowings ..............................       6,987       7,244       9,686
 Dividend from Bank ..................................      10,300          --          --
 Investment in New Eagle Capital, Inc. ...............      (7,800)     (1,100)     (1,300)
------------------------------------------------------------------------------------------
  Net cash provided by investing activities ..........       9,487       6,144       9,686
------------------------------------------------------------------------------------------
Financing Activities:
 Purchases of treasury stock .........................      (5,391)     (4,219)     (7,865)
 Cash dividends paid .................................      (3,589)     (3,650)     (3,886)
 Other stock transactions ............................         908       2,343       1,452
------------------------------------------------------------------------------------------
  Net cash used in financing activities ..............      (8,072)     (5,526)    (10,299)
------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents ............        (221)       (916)     (2,092)
------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year .......         261       1,177       3,269
------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year .............    $     40    $    261    $  1,177
==========================================================================================

    GA  F I N A N C I A L ,  I N C .  46  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SUBSEQUENT EVENTS (UNAUDITED)

         On January 30, 2003, the Board of Directors declared a cash dividend of $0.20 per share to shareholders of record on February 11, 2003, payable on February 21, 2003.

NOTE 19. STOCK-BASED COMPENSATION PLAN

         On October 16, 1996 shareholders approved the "GA Financial, Inc. 1996 Stock Based Incentive Plan," as amended (the "Plan"). This Plan has two components which are described below.

STOCK AWARDS

         Under the Plan, 4% of the Company's outstanding shares or 356,000 shares could be awarded to directors, officers, or employees. The Company originally awarded 308,650 shares in October, 1996. The awards originally vested at the rate of 20% per year for five years and are forfeited if an employee is dismissed for cause. Awards can now be granted which vest over any period of time stipulated. Compensation expense recorded in the consolidated financial statements under this plan for 2002, 2001, and 2000 was $144,000, $442,000, and $568,000, respectively. The unearned compensation expense at December 31, 2002 and 2001 is $296,000 and $406,000, respectively.

STOCK OPTIONS

         Under the Plan, the Company was authorized to issue options of up to 890,000 shares. The options originally vested at the rate of 20% per year for five years and are exercisable over a period of ten years from the date of the grant. The Company can now grant options that vest over any period of time stipulated.

         A summary of the status of the Company's stock-based compensation plan and changes during the year are presented below:

                 DECEMBER 31,                                            2002
----------------------------------------------------------------------------------------------------
                                                                                    WEIGHTED AVERAGE
                                                         STOCK           STOCK       EXERCISE PRICE
                                                        AWARDS          OPTIONS        OF OPTIONS
----------------------------------------------------------------------------------------------------
Outstanding at beginning of year...................      31,960         443,500         $   13.22
Granted............................................       7,500         169,500             18.15
Exercised..........................................          --         (88,300)            12.57
Vested and forfeited...............................     (15,560)        (16,600)            14.43
Expired............................................          --          (1,200)            11.68
-------------------------------------------------------------------------------------------------
Outstanding at end of year.........................      23,900         506,900         $   14.94
-------------------------------------------------------------------------------------------------
Exercisable at end of year.........................                     347,966         $   13.89
Weighted average fair value of awards/options......
  granted during the year..........................    $  16.87        $  18.15
=================================================================================================

                 DECEMBER 31,                                            2001
----------------------------------------------------------------------------------------------------
                                                                                    WEIGHTED AVERAGE
                                                         STOCK           STOCK       EXERCISE PRICE
                                                        AWARDS          OPTIONS        OF OPTIONS
----------------------------------------------------------------------------------------------------
Outstanding at beginning of year...................      64,375         512,750        $    13.00
Granted............................................      17,700          49,000             15.01
Exercised..........................................          --         (92,850)            12.68
Vested and forfeited...............................     (50,115)        (25,400)            14.27
Expired............................................          --              --                --
-------------------------------------------------------------------------------------------------
Outstanding at end of year.........................      31,960         443,500        $    13.22
-------------------------------------------------------------------------------------------------
Exercisable at end of year.........................                     359,499        $    12.92
Weighted average fair value of awards/options......
  granted during the year..........................    $  15.23        $  15.01
=================================================================================================

    GA  F I N A N C I A L ,  I N C .  47  A N N U A L  R E P O R T  2 0 0 2

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                 DECEMBER 31,                                            2000
----------------------------------------------------------------------------------------------------
                                                                                    WEIGHTED AVERAGE
                                                         STOCK           STOCK       EXERCISE PRICE
                                                        AWARDS          OPTIONS        OF OPTIONS
----------------------------------------------------------------------------------------------------
Outstanding at beginning of year...................     103,740         502,100        $    13.26
Granted............................................      23,800          84,500             11.68
Exercised..........................................          --          (2,000)            12.75
Vested and forfeited...............................     (63,165)        (31,950)            13.88
Expired............................................          --         (39,900)            12.75
-------------------------------------------------------------------------------------------------
Outstanding at end of year.........................      64,375         512,750        $    13.00
-------------------------------------------------------------------------------------------------
Exercisable at end of year.........................                     352,583        $    12.86
Weighted average fair value of awards/options
 granted during the year...........................    $  11.68        $  11.68
=================================================================================================

Information about the stock-based incentive plan is described below:

                                            OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------------
                                           WEIGHTED AVERAGE   REMAINING     WEIGHTED AVERAGE     WEIGHTED AVERAGE       NUMBER
                           EXERCISE PRICE   EXERCISE PRICE   OUTSTANDING    CONTRACTUAL LIFE      EXERCISE PRICE      EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2002....        $   12.75       $     12.75        229,400          3.75 YEARS        $    12.75          229,400
DECEMBER 31, 2002....            19.76             19.76         10,000          3.75                   19.76            8,000
DECEMBER 31, 2002....            21.99             21.99          8,000          3.75                   21.99            4,000
DECEMBER 31, 2002....            11.68             11.68         47,000          3.75                   11.68           33,400
DECEMBER 31, 2002....            14.55             14.55         10,000          8.25                   14.55            6,666
DECEMBER 31, 2002....            14.15             14.15         18,000          8.25                   14.15            7,200
DECEMBER 31, 2002....            16.70             16.70         15,000          8.50                   16.70            6,000
DECEMBER 31, 2002....            16.38             16.38         12,000          9.25                   16.38            2,400
DECEMBER 31, 2002....            17.51             17.51         60,000          9.25                   17.51           20,000
DECEMBER 31, 2002....            17.10             17.10         12,000          9.75                   17.10            2,400
DECEMBER 31, 2002....            19.00             19.00         85,500          9.75                   19.00           28,500
------------------------------------------------------------------------------------------------------------------------------
December 31, 2001....        $   12.75       $     12.75        300,300          4.75 years        $    12.75          300,300
December 31, 2001....            19.76             19.76         10,000          4.75                   19.76            6,000
December 31, 2001....            21.99             21.99         12,000          4.75                   21.99            4,000
December 31, 2001....            11.68             11.68         75,200          4.75                   11.68           38,666
December 31, 2001....            14.55             14.55         10,000          9.25                   14.55            3,333
December 31, 2001....            14.15             14.15         21,000          9.25                   14.15            4,200
December 31, 2001....            16.70             16.70         15,000          9.50                   16.70            3,000
------------------------------------------------------------------------------------------------------------------------------
December 31, 2000....        $   12.75       $     12.75        403,000          5.75 years        $    12.75          321,500
December 31, 2000....            19.76             19.76         10,000          5.75                   19.76            4,000
December 31, 2000....            21.99             21.99         16,000          5.75                   21.99            4,000
December 31, 2000....            11.68             11.68         83,750          5.75                   11.68           23,083
==============================================================================================================================

    GA  F I N A N C I A L ,  I N C .  48  A N N U A L  R E P O R T  2 0 0 2

QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents GA Financial, Inc.'s quarterly financial data for the years ended December 31,2002 and 2001:

                 THREE MONTHS ENDED
   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)          MARCH 31,             JUNE 30,        SEPTEMBER 30,      DECEMBER 31,
----------------------------------------------------------------------------------------------------------------------------------
2002
--------------------------------------------------------------------------------------------------------------------------------
Interest income........................................      $  12,823             $ 12,829          $  12,739        $   12,469
Interest expense.......................................          7,456                7,254              6,965             6,569
--------------------------------------------------------------------------------------------------------------------------------
  Net interest income..................................          5,367                5,575              5,774             5,900
Provision for loan losses..............................            300                  255                135               247
--------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses..          5,067                5,320              5,639             5,653
Noninterest income.....................................            900                1,448              1,079               925
Noninterest expense....................................          4,092                4,841              4,277             3,965
--------------------------------------------------------------------------------------------------------------------------------
  Income before provision for income taxes.............          1,875                1,927              2,441             2,613
Provision for income taxes.............................            400                  395                617               699
--------------------------------------------------------------------------------------------------------------------------------
  Net income...........................................      $   1,475             $  1,532          $   1,824        $    1,914
================================================================================================================================
Basic earnings per share(1)............................      $    0.29             $   0.31          $    0.37        $     0.39
Diluted earnings per share(1)..........................      $    0.29             $   0.30          $    0.36        $     0.38
================================================================================================================================

2001
--------------------------------------------------------------------------------------------------------------------------------
Interest income........................................      $  14,846             $ 14,490          $  14,067        $   13,411
Interest expense.......................................          9,017                8,579              8,363             7,923
--------------------------------------------------------------------------------------------------------------------------------
  Net interest income..................................          5,829                5,911              5,704             5,488
Provision for loan losses..............................             90                  330                315               340
--------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses..          5,739                5,581              5,389             5,148
Noninterest income.....................................            827                1,089                122             1,509
Noninterest expense....................................          4,613                4,718              4,639             5,128
--------------------------------------------------------------------------------------------------------------------------------
  Income before provision for income taxes.............          1,953                1,952                872             1,529
Provision for income taxes.............................            450                  445                 --               245
--------------------------------------------------------------------------------------------------------------------------------
  Net income...........................................      $   1,503             $  1,507          $     872        $    1,284
================================================================================================================================
Basic earnings per share(1)............................      $    0.30             $   0.30          $    0.17        $     0.25
Diluted earnings per share(1)..........................      $    0.29             $   0.29          $    0.17        $     0.25
================================================================================================================================

1 Quarterly earnings per share may vary from annual earnings per share due to rounding.

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

         The following table illustrates GA Financial, Inc.'s high and low closing stock price on the American Stock Exchange and the cash dividends paid per share during 2002 and 2001:

                                              CASH DIVIDENDS
     2002            HIGH        LOW          PAID PER SHARE
------------------------------------------------------------
First Quarter ...   $17.25      $16.15           $  0.18
Second Quarter...    19.75       17.10              0.18
Third Quarter....    19.50       17.00              0.18
Fourth Quarter...    23.85       18.85              0.18
------------------------------------------------------------
  Total                                          $  0.72
============================================================

                                              CASH DIVIDENDS
     2001            HIGH        LOW          PAID PER SHARE
------------------------------------------------------------
First Quarter....   $15.10      $13.25           $   0.18
Second Quarter...    15.85       13.98               0.18
Third Quarter....    17.00       14.95               0.18
Fourth Quarter...    17.10       15.25               0.18
---------------------------------------------------------
  Total                                          $   0.72
=========================================================

    GA  F I N A N C I A L ,  I N C .  49  A N N U A L  R E P O R T  2 0 0 2

DIRECTORS AND OFFICERS

DIRECTORS OF                      OFFICERS OF                       Vicki J. Hays                   DIRECTORS/OFFICERS
GA FINANCIAL, INC.                GA FINANCIAL, INC.                Vice President,                 OF NEW EAGLE
AND GREAT                                                           Chief Lending Officer           CAPITAL, INC.
AMERICAN FEDERAL                  John M. Kish
                                  Chairman of the Board and         Judith A. Stoeckle              John M. Kish
John M. Kish                      Chief Executive Officer           Vice President,                 Director/President
Chairman of the Board and                                           Bank Operations
Chief Executive Officer           Todd L. Cover                                                     James V. Dionise
                                  Senior Vice President and         Cheryl M. Riley                 Director/Secretary/
Thomas E. Bugel,                  Treasurer                         Assistant Secretary             Treasurer
Vice Chairman
Former Co-Owner and               James V. Dionise                  MANAGING                        Todd L. Cover
Vice President                    Chief Financial Officer and       DIRECTORS/OFFICERS              Vice President
East Liberty Electro-Plating      Secretary                         OF GA FINANCIAL
Company                                                             STRATEGIES, LLC                 William Langan
                                  Cheryl M. Riley                                                   Director/Assistant Treasurer
Darrell J. Hess                   Assistant Secretary               Todd L. Cover
Former President                                                    Managing Director               Phyllis Kucharczuk
D.J. Hess Advertising             PRINCIPAL OFFICERS                                                Assistant Secretary
                                  OF GREAT AMERICAN                 John M. Kish
Thomas M. Stanton                 FEDERAL                           Managing Director
Sales Manager
Arthurs, Lestrange and            John M. Kish                      Thomas M. Stanton
Company, Inc.                     Chairman of the Board and         Managing Director
                                  Chief Executive Officer

Robert J. Ventura                                                   Richard K. Wiethorn
Principal, Ventura Group,         Todd L. Cover                     President
LLC                               President and
                                  Chief Operating Officer           DIRECTORS/OFFICERS
David R. Wasik                                                      OF STEEL CITY
Partner                           James V. Dionise                  INVESTMENTS, INC.
Savolskis-Wasik-Glenn             Senior Vice President, Chief
Funeral Home                      Financial Officer/                James V. Dionise
                                  Secretary/Treasurer               Director/President

Joseph E. Bugel*
                                  Elizabeth A. Berkely              John M. Kish
Todd L. Cover**                   Vice President,                   Director/Treasurer
President and Chief               Human Resources and
Operating Officer                 Marketing                         Michael G. Morgan
                                                                    Director/Secretary
                                  Wayne A. Callen
                                  Vice President,                   Kari L. Johnson
*Director Emeritus                Network Administration            Assistant Treasurer/
**Director, Great American                                          Assistant Secretary
  Federal                         Wayne H. Freed
                                  Vice President, Community
                                  Banking

    GA  F I N A N C I A L ,  I N C .  50  A N N U A L  R E P O R T  2 0 0 2

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

GA Financial, Inc.
4750 Clairton Boulevard, Pittsburgh, PA 15236-2187
(412) 882-9946 - (412) 882-8580 FAX

STOCK INFORMATION

GA Financial, Inc. is traded on the American Stock Exchange under the stock symbol "GAF." At February 11, 2003, GA Financial, Inc. had 5,150,167 shares of common stock outstanding and approximately 1,600 shareholders of record.

INTERNET INFORMATION

GA Financial, Inc.'s financial reports and information about its products and services are available at www.greatamericanfederal.com.

FINANCIAL INFORMATION

A copy of GA Financial, Inc.'s Annual Report on Form 10-K without exhibits is available without charge to shareholders upon written request. Requests should be sent to Mr. James V. Dionise, Chief Financial Officer and Secretary.

INQUIRIES

Security analysts, retail brokers and shareholders requesting financial information or written materials should contact Mr. James V. Dionise, Chief Financial Officer and Secretary.

DIVIDEND REINVESTMENT PLAN

GA Financial, Inc. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contacting Mr. James V. Dionise, Chief Financial Officer and Secretary.

ANNUAL MEETING

The annual meeting of shareholders will be held at 10:00 a.m. on Wednesday, April 23, 2003, at The Bradley House, 5239 Brownsville Road, Pittsburgh, PA 15236.

SPECIAL LEGAL COUNSEL

Muldoon Murphy and Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016.

INDEPENDENT AUDITORS

KPMG LLP, One Mellon Center, Pittsburgh, PA 15219.

REGISTRAR AND TRANSFER AGENT

Questions regarding the transfer of stock, lost certificates, address changes, account consolidation and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016 - (800) 368-5948.

GAFinancial, Inc.


COPORATE HEADQUARTERS

4750 Clairton Boulevard
Pittsburgh, PA 15236
(412) 882-9946


COMMUNITY OFFICES

CASTE VILLAGE                           REGENT SQUARE
Caste Village Shoppes                   1105 South Braddock Ave.
Baptist and Grove Road                  Pittsburgh, PA 15218
Pittsburgh, PA 15236                    (412) 242-4500
(412) 884-1301
                                        WATERFRONT
                                        500 East Waterfront Drive
CLAIRTON                                Homestead, PA 15120
608 Miller Avenue                       (412) 461-8433
Clairton, PA 15025
(412) 233-4600                          WEST MIFFLIN
                                        6015 Mountain View Drive
ELIZABETH                               West Mifflin, PA 15122
548 Rock Run Road                       (412) 650-4020
Buena Vista, PA 15018
(412) 751-1818                          WHITE OAK
                                        1527 Lincoln Way
FOREST HILLS                            White Oak, PA 15131
2210 Ardmore Boulevard                  (412) 672-2112
Forest Hills, PA 15221
(412) 351-3717                          WHITEHALL
                                        4750 Clairton Boulevard
MCKEESPORT                              Pittsburgh, PA 15236
225 Fifth Avenue                        (412) 882-9800
McKeesport, PA 15134
(412) 673-7400

MUNHALL                                 CUSTOMER CALL CENTER
4600 Main Street                        1-888-GAF-9400
Munhall, PA 15120
(412) 462-2100                          WEB ADDRESS
                                        www.greatamericanfederal.com
NORTH FAYETTE TOWNSHIP
(In Wal-Mart Super Center)
250 Summit Park Drive
Pittsburgh, PA 15275
(412) 490-0220