Form 10-K, Exhibit 13
period 2003-12-31
GA FINANCIAL INC/PA
filed 2004-03-10
CIK 1005313

                                                              EXHIBIT 13.0

                           [GA FINANCIAL, INC. LOGO]

                                 ANNUAL REPORT
                                      2003

                                                                               .
                                                                               .
                                                                               .



Contents
1           Message to Our Shareholders

2           Selected Consolidated Financial Data

3           Management's Discussion and Analysis of Financial Condition and
            Results of Operations

17          Report of Independent Auditors

18          Consolidated Statements of Financial Condition

19          Consolidated Statements of Income and Comprehensive Income

20          Consolidated Statements of Shareholders' Equity

21          Consolidated Statements of Cash Flows

22          Notes to the Consolidated Financial Statements

43          Quarterly Financial Data

43          Common Stock Price Range and Dividends

44          Directors and Officers

Inside Back Cover

            Corporate Information

            GA Financial, Inc. is an $890 million savings and loan holding company headquartered in Whitehall, Pennsylvania. Great American Federal, the primary subsidiary of GA Financial, Inc., operates 12 community offices in the greater Pittsburgh metropolitan area. Founded in 1914, Great American Federal is a federally-chartered FDIC-insured stock savings institution.

Message to Our Shareholders

Dear Fellow Shareholder:

It is with mixed emotions that we submit to you what will most likely be our final Annual Report. After eight years as a public company, and over 85 years as a community financial institution, GA Financial, Inc. and Great American Federal will cease their separate existence following our recently announced merger with First Commonwealth Financial Corporation.

On December 12, 2003, we announced that GA Financial and First Commonwealth had entered into a definitive merger agreement whereby GA Financial would be merged into and become a part of First Commonwealth. This decision was made after careful and deliberate review and analysis by our Board of Directors of various alternatives and strategies, and the decision was made that such a course of action was in the best interest of all our constituents.

Although the date for the Special Meeting to approve the merger has not yet been set, we are anticipating a closing by the end of the second quarter of this year. We are excited about the opportunities that this merger will bring to our employees, customers and communities, and it also produces significant return to our shareholders on their investment in our Company. More information concerning the merger will be contained in the proxy materials which will be sent to you prior to the Special Meeting.

Our financial results for the calendar year 2003 are included in this Annual Report. On behalf of all of us here at GA Financial and Great American Federal, we thank you for your investment in and support of our company.



Sincerely,

/s/ John M. Kish



John M. Kish
Chairman and Chief Executive Officer



                     GA FINANCIAL, INC. 1 ANNUAL REPORT 2003

SELECTED CONSOLIDATED FINANCIAL DATA

               YEAR ENDED DECEMBER 31,
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)      2003        2002        2001        2000        1999
 ------------------------------------------------    ---------   ---------   ---------   ---------   ---------
FINANCIAL CONDITION DATA
      Assets ......................................  $ 890,274   $ 858,035   $ 863,836   $ 889,169   $ 882,980
      Securities ..................................    305,709     314,805     335,565     419,975     453,878
      Loans(1) ....................................    523,813     484,068     457,008     402,101     355,240
      Deposits ....................................    535,057     524,067     529,691     522,485     495,124
      Borrowed funds ..............................    250,725     221,575     229,575     268,598     297,160
      Shareholders' equity ........................     95,742     100,541      96,940      92,648      84,571
                                                     =========   =========   =========   =========   =========

INCOME STATEMENT DATA
      Interest income .............................  $  46,332   $  50,860   $  56,814   $  59,049   $  56,645
      Interest expense ............................     23,257      28,245      33,882      36,296      33,388
                                                     ---------   ---------   ---------   ---------   ---------
           Net interest income ....................     23,075      22,615      22,932      22,753      23,257
      Provision for loan losses ...................      1,075         937       1,075         630         390
                                                     ---------   ---------   ---------   ---------   ---------
           Net interest income after provision
            for loan losses .......................     22,000      21,678      21,857      22,123      22,867
      Noninterest income ..........................      5,341       4,351       3,518       3,829       3,810
      Noninterest expense .........................     18,796      17,174      19,069      17,355      17,242
                                                     ---------   ---------   ---------   ---------   ---------
           Income before provision for income taxes      8,545       8,855       6,306       8,597       9,435
      Provision for income taxes ..................      1,992       2,111       1,140       1,945       2,320
                                                     ---------   ---------   ---------   ---------   ---------
           Net income .............................  $   6,553   $   6,744   $   5,166   $   6,652   $   7,115
                                                     =========   =========   =========   =========   =========

PER COMMON SHARE DATA
      Earnings - diluted ..........................  $    1.33   $    1.32   $    1.00   $    1.24   $    1.22
      Cash dividends ..............................       0.80        0.72        0.72        0.72        0.64
      Stock price .................................      34.73       23.70       16.75       13.44       13.25
      Book value ..................................      19.23       19.54       17.92       16.48       13.59
      Stock price to book value ...................     180.60%     121.29%      93.47%      81.55%      97.50%
                                                     =========   =========   =========   =========   =========

RATIOS
Performance:
      Return on average assets ....................       0.74%       0.78%       0.59%       0.76%       0.81%
      Return on average equity ....................       6.82        6.73        5.27        7.79        7.61
      Average equity to average assets ............      10.93       11.65       11.17        9.80       10.67
      Shareholders' equity to assets ..............      10.75       11.72       11.22       10.42        9.58
      Interest rate spread ........................       2.52        2.41        2.35        2.49        2.49
      Net interest margin .........................       2.91        2.92        2.91        2.95        3.00
      Loans-to-deposits ...........................      97.90       92.37       86.28       76.96       71.75
      Dividend payout .............................      60.15       54.55       72.00       58.06       52.46

Asset Quality:
      Nonperforming loans to total loans ..........       0.21%       0.30%       0.33%       0.30%       0.42%
      Nonperforming assets to assets ..............       0.14        0.18        0.19        0.15        0.21
      Allowance for loan losses to total loans ....       0.89        0.80        0.70        0.56        0.49
      Allowance for loan losses to nonperforming
        assets ....................................     384.53      259.04      191.99      165.07       95.06
                                                     =========   =========   =========   =========   =========

1 Balance represents total loans net of deferred fees.

                     GA FINANCIAL, INC. 2 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, NOTES, AND TABLES INCLUDED IN THIS REPORT.

OVERVIEW

         GA Financial, Inc. (the "Company") was incorporated in December 1995, and is the holding company for Great American Federal (the "Bank"), a community bank and the Company's principal subsidiary, New Eagle Capital, Inc., an investment company, and the Bank's wholly owned subsidiaries, GA Financial Strategies, LLC, which provides wealth management services, Steel City Investments, Inc., established in December 2002 to hold and manage investment securities, and Great American Financial Services, Inc., currently inactive.

         In 1996, the Bank completed its conversion from a federally chartered mutual savings and loan association to a stock form of ownership and, simultaneously, the Company issued 8,900,000 shares of common stock, utilizing a portion of the net proceeds to acquire all of the outstanding stock of the Bank.

         On December 12, 2003, the Company announced the execution of a definitive agreement whereby the Company would merge into First Commonwealth Financial Corporation ("First Commonwealth") and First Commonwealth Bank, respectively. Under the terms of the agreement, the shareholders of the Company can elect to receive $35.00 in cash or an equivalent value of First Commonwealth common stock for each share owned, subject to proration as provided in the definitive agreement to ensure that 40% of the aggregate merger consideration will be paid in cash and 60% in First Commonwealth common stock. The transaction was unanimously approved by the Board of Directors of both organizations. The transaction is subject to all required regulatory approvals and the approvals of the Company's shareholders, and is expected to be completed by mid-year 2004. Further discussion of the merger appears under the caption "Other" located in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Note 19. Merger Related Activity" located in the "Notes to the Consolidated Financial Statements."

         The Company currently transacts banking activities through Great American Federal. The Bank, serving customers for over 85 years, operates its administrative office in Whitehall, Pennsylvania and 12 community offices in Allegheny County located in southwestern Pennsylvania. Through these office locations, the Bank offers a broad array of consumer and commercial loan, deposit, and wealth management products and services. In addition to conducting community banking activities, the Bank invests in various marketable securities. New Eagle Capital, Inc., the Company's other subsidiary, operating as an investment company in Wilmington, Delaware, also invests in various marketable securities as well as marketable equity securities. The Company had 179 full-time equivalent employees at December 31, 2003. The Company competes with local, regional, and national banks.

         The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and the interest expense incurred on interest-bearing liabilities, such as deposits and borrowed funds. The Company also generates noninterest income, such as service fees, gains on the sale of securities and education loans, earnings on bank owned life insurance, wealth management fees, and other miscellaneous noninterest income. The Company's operating expenses consist primarily of compensation and employee benefits, occupancy, furniture and equipment, marketing, and other general and administrative expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory agencies.

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

         Further discussion of the estimates used in determining the allowance for loan losses appears under caption "Allowance for Loan Losses" and in "Note
1. Accounting Policies" located in the "Notes to the Consolidated Financial Statements."

USES OF FUNDS

         The Company's primary use of funds is to conduct its investment and lending activities as well as for other general business purposes.

INVESTMENT ACTIVITIES

GENERAL

         The Company has the authority, as provided by its investment policy, to invest in various types of assets, including United States ("U.S.") government and various federal agency securities, mortgage-backed securities, collateralized mortgage obligations ("CMOs"), bank-qualified municipal obligations, investment-grade corporate debt obligations, marketable equity securities, certain money market instruments, and repurchase agreements. Subject to various restrictions, the Bank may also invest its assets in mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly, and certain permissible equity securities. The Company through its investment subsidiary, New Eagle Capital, Inc., may invest in similar marketable securities, but additionally may invest in common and preferred equity securities, real estate investment trusts, general and limited partnerships, and mutual funds.

         The investment policy of the Company, as approved by the Board of Directors, requires management to maintain adequate liquidity, and generate a favorable return on investments without incurring undue interest rate and credit risk as a complement to the Company's lending activities. At December 31, 2003, the Company's investment securities generally consisted of federal government-sponsored agency debt securities, mortgage-backed securities, CMOs, bank-qualified municipal obligations, investment-grade corporate debt obligations, and marketable equity securities.

                     GA FINANCIAL, INC. 3 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Board of Directors monitors and ratifies the investment decisions of the Company's officers who have been authorized to manage the investment portfolio (Investment Officer with the direct oversight of the Chief Financial Officer and Chief Executive Officer). The Company's Board of Directors has established an Investment Committee, which is responsible for reviewing the Company's security portfolio on at least a quarterly basis. The committee reviews the market value of each security held, all investment security purchases, sales, maturities and calls, interest rate risk, and liquidity.

         As required by the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments, Debt and Equity Securities," the Company's securities portfolio is categorized as either held to maturity, available for sale, or held for trading.

U.S. GOVERNMENT AND AGENCY DEBT SECURITIES

         At December 31, 2003, the Company had $31.7 million of U.S. government and federal agency debt securities, or 10.4% of total securities. All were classified as available for sale securities. All government debt securities are issued directly by the U.S. government, either through the Treasury Department or through one of the many federal agencies created by Congress. While government and agency debt carries very low credit risk, such securities remain subject to the risk of a fluctuating interest rate environment. Changes in interest rates may impact both the yield and market value of such securities.

MORTGAGE-BACKED SECURITIES

         At December 31, 2003, the Company had $183.8 million in mortgage-backed securities, or 60.1% of total securities, which generally consisted of mortgage-backed securities guaranteed by the Government National Mortgage Association or insured by either the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"). All were classified as available for sale securities. Mortgage-backed securities generally yield less than the mortgage loans that underlie such securities because of the cost of guarantees or credit enhancements that result in nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize obligations of the Company.

         While mortgage-backed securities carry a reduced credit risk as compared to individual residential mortgage loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and affect the prepayment speed, yield, and value of such securities. Specifically, investments in mortgage-backed securities involve prepayment risk. This is the risk that the speed of the actual prepayments of the mortgage loans underlying the security may be greater than estimated prepayments over the life of the security upon which the price and yield of the security is based. In the event actual prepayments exceed estimated prepayments, adjustments may be required to the amortization of any premium or accretion of any discount relating to such instruments thereby affecting the yield on such securities. In addition, the market value of such securities may be adversely impacted by changes in interest rates.

COLLATERALIZED MORTGAGE OBLIGATIONS

         At December 31, 2003, the Company had $19.2 million of CMOs, or 6.3% of total securities, consisting of CMOs issued by investment-grade private labels, FHLMC and FNMA. All were classified as available for sale securities. CMOs are a type of debt security issued by entities that aggregate pools of underlying fixed and adjustable-rate mortgages or mortgage-backed securities and creates different classes of CMO securities with different maturities and, in some cases, amortization schedules as well as residual interest with each such class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into tranches or classes whereby such tranches have descending priorities with respect to the distribution of principal repayments from the underlying mortgages or mortgage-backed securities. In contrast to mortgage-backed securities in which cash flow is received and, accordingly, prepayment risk is shared pro rata by all securities holders, the cash flows from the mortgages or mortgage-backed securities underlying the CMOs are segmented and paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. Accordingly, CMOs attempt to moderate the reinvestment risk associated with conventional mortgage-backed securities when prepayments of the mortgages underlying such securities prepay faster than anticipated. CMOs are issued by federal agencies, such as FNMA or FHLMC, and private issuers. The Company primarily invests in CMOs issued by government agencies or investment-grade private issues that are collateralized by mortgage-backed securities.

         While CMOs involve reduced credit risk, as compared to individual residential mortgage loans, such securities remain subject to the risk that a fluctuating interest rate environment may alter the prepayment speed, yield, and value of such securities. Specifically, investments in CMOs involve prepayment risk. This is the risk that the speed of the actual prepayments of the mortgage loans or mortgage-backed securities underlying the CMOs may be greater than estimated prepayments over the life of the security upon which the price and yield of the security is based. In the event actual prepayments exceed estimated prepayments, adjustments may be required to the amortization of any premium or accretion of any discount relating to such instruments thereby affecting the yield on such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

MUNICIPAL OBLIGATIONS

         At December 31, 2003, the Company had $52.9 million of municipal obligations, or 17.3% of total securities. All were classified as available for sale securities. All municipal obligations are bank-qualified and rated in one of the four highest categories by a nationally recognized rating agency. The Company invests in municipal bonds that are issued by school districts and municipalities. While municipal obligations carry low

                     GA FINANCIAL, INC. 4 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

credit risk, such securities remain subject to the risk of a fluctuating interest rate environment. Changes in interest rates may impact both the yield and market value of such securities.

CORPORATE DEBT OBLIGATIONS

         At December 31, 2003, the Company had $5.3 million of corporate debt obligations held as available for sale securities, or 1.7% of total securities, and $3.0 million of held to maturity securities, or 1.0% of total securities. The Company's investments in corporate debt obligations, at December 31, 2003, generally consisted of debt obligations issued by large and medium sized U.S. and multinational corporate issuers. All corporate debt obligations purchased by the Company are rated in one of the four highest categories by a nationally recognized rating agency.

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

MARKETABLE EQUITY SECURITIES

         At December 31, 2003, the Company had $9.7 million of marketable equity securities, or 3.2% of total securities. All were classified as available for sale securities. The Bank's marketable equity securities portfolio of $2.7 million is primarily comprised of permissible federal agency issued stock and a trust preferred security while the New Eagle Capital, Inc. marketable equity securities portfolio, totaling $7.0 million, consists primarily of common equity and trust preferred securities.

     At December 31, 2003, the Company had no held for trading equity securities.

LENDING ACTIVITIES

GENERAL

         The Company's loan portfolio consists of mortgage loans (residential, multi-family, commercial real estate, and commercial and residential construction and development), consumer loans (home equity, unsecured personal, loans on deposit accounts, and automobile), commercial business loans (secured and unsecured), and education loans held for sale.

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

         The Company is cognizant that the origination of multi-family, commercial real estate, commercial and residential construction and development, and commercial business loans involve greater risk than residential mortgage and consumer loans. Payments are primarily dependent on the successful operation or management of the properties/development or related business enterprise, however, repayment of such loans may also be subject to adverse conditions in real estate markets, specific industries and/or the economy. The Company seeks to minimize these risks through its underwriting standards.

RESIDENTIAL MORTGAGE LOANS

         The Company offers residential mortgage loans primarily secured by owner-occupied one-to-four family residences. Loan originations are generally obtained from existing customers, members of the local communities served, or referrals from local real estate agents, attorneys, and builders. The Company originates both fixed-rate mortgage loans and adjustable-rate mortgage loans. The volume and types of mortgage loans originated by the Company have been affected by such market factors as the level of interest rates, competition, consumer preferences, and the availability of funds. Originated mortgage loans are secured by properties located within the Company's primary market area of Allegheny, Beaver, Butler, Fayette, Washington, and Westmoreland Counties, Pennsylvania. Additionally, the Company continues to purchase loans located primarily inside its market area in Pennsylvania, through the utilization of local correspondent lenders, as compared to the purchase of pooled residential loans located in states not serviced by the Company as in prior years.

         Total residential mortgage loans at December 31, 2003 were $208.5 million, or 39.8% of total loans. Fixed rate mortgage loans were $121.6 million, or 23.2% of total loans.

         Residential mortgage loans that are originated by the Company are underwritten in conformity with FNMA secondary market requirements.

         In an effort to provide financing for low and moderate-income homebuyers, the Company offers a community mortgage program. These mortgage loans are offered with terms of up to 30 years. Such loans must be secured by a single family owner-occupied unit. These loans are originated using modified underwriting guidelines with a reduced downpayment and a discount on closing costs. Such loans are originated in amounts up to 97% of the lower of the property's value or the sales price. During 2003, the Company originated 28 community mortgage loans totaling $1.5 million.

MULTI-FAMILY MORTGAGE LOANS

         The Company originates multi-family mortgage loans generally secured by apartment buildings and other multi-family residential properties located in the Company's primary market area. At December 31, 2003, multi-family mortgage loans totaled $20.4 million, or 3.9% of the Company's total loans.

COMMERCIAL REAL ESTATE LOANS

         The Company also offers commercial real estate loans that are secured by properties generally used for business purposes such as office buildings, retail facilities, shopping centers, and industrial properties located in the Company's primary market area. In addition, the Company, from time to time, purchases loan participations in commercial real estate loans. Loan

                     GA FINANCIAL, INC. 5 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

participation interests are subject to the same underwriting criteria as loans originated by the Company. The Company's commercial real estate loan portfolio at December 31, 2003 was $121.4 million, or 23.2% of total loans.

COMMERCIAL AND RESIDENTIAL CONSTRUCTION AND DEVELOPMENT LOANS

         The Company originates commercial loans for the construction and development of office buildings, retail facilities, shopping centers, and industrial properties located in the Company's primary market area. In addition, the Company originates loans for the construction and development of one-to-four family residential properties, which include acquisition and development loans to qualified developers, loans and lines of credit to qualified builders, and construction/permanent financing for other individuals. At December 31, 2003, the Company had $53.5 million of commercial and residential construction and development loans, net of $25.2 million of available funds for disbursement, which constituted 10.2% of the Company's total loans.

CONSUMER LOANS

         The Company offers consumer loans consisting of home equity (installment loans and lines of credit), unsecured personal (installment loans, personal lines of credit, and credit cards), loans on deposit accounts, and automobile loans. Consumer loans are generally originated in the Company's primary market area. Additionally, the Company continues to purchase loans located primarily inside its market area in Pennsylvania, through the utilization of local correspondent lenders, as compared to the purchase of pooled home equity loans located in states not serviced by the Company as in prior years. At December 31, 2003, the Company's consumer loans totaled $88.0 million, or 16.8% of the Company's total loan portfolio. The balance is comprised primarily of home equity loans, which totaled $83.9 million.

COMMERCIAL BUSINESS LOANS

         The Company offers secured and unsecured commercial business loans. Such loans may be made to individuals, partnerships, proprietorships, or corporations, and may be secured, unsecured, or partially secured. At December 31, 2003, commercial business loans totaled $32.0 million, or 6.1% of total loans, of which $24.9 million were secured and $7.1 million were unsecured.

EDUCATION LOANS HELD FOR SALE

         The Company participated in the U.S. Department of Education Title IV loan programs commonly referred to as the Federal Family Education Loan Programs ("FFELP"). The loans in this program include the Federal Subsidized Stafford Loan, the Federal Unsubsidized Stafford Loan, and the Federal Parent Loan to Undergraduate Students ("PLUS") Loan. Loans are guaranteed to at least 98% of principal plus eligible interest by the full faith and credit of the U.S. government if serviced properly.

         Education loans held by the Company were serviced and guaranteed by the Pennsylvania Higher Education Assistance Agency ("PHEAA"). The Company underwrote, operated and administered participation in the FFELP under the policies and procedures outlined in the common manual of unified student loan policy for loans guaranteed by PHEAA and typically sold the loans when they reached repayment status. During 2003, the Company sold its portfolio of education loans and is now operating as a referral source for students seeking education loans. At December 31, 2003, no education loans remained.

LOAN SERVICING

         The Company generally services loans in its own portfolio, but relies upon third party loan servicers for the servicing of purchased loans including certain purchased pooled residential mortgage, home equity, and commercial participation loans. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, making inspections as required of mortgage premises, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers, and generally administering the loans. At December 31, 2003, the Company had $465.6 million of loans serviced by the Company and $58.2 million of loans serviced by others.

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

         Federal regulations and the Company's Asset Review and Reserve Policy require that the Company utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Company has incorporated the Office of Thrift Supervision's ("OTS") asset classifications as part of its credit monitoring system. The Company currently classifies problem and potential problem assets as "Substandard," "Doubtful," "Loss," or "Special Mention" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified as "Substandard" with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as "Loss" are those considered uncollectible and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned

                     GA FINANCIAL, INC. 6 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

categories but possess weaknesses are required to be designated "Special Mention." At December 31, 2003, the Company had $1.2 million of assets classified as "Substandard" and $2.5 million of assets classified as "Special Mention". There were no assets classified as either "Doubtful" or "Loss."

         For regulatory purposes, when an insured institution classifies one or more assets, or portions thereof, as "Substandard" or "Doubtful," it is required to establish a general valuation allowance in an amount deemed prudent by management. The general valuation allowance, which is a regulatory term, represents a loss allowance which has been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge-off such amount. For financial reporting purposes, the Company follows the guidelines of SFAS No. 114,"Accounting by Creditors for Impairment of a Loan" and SFAS No. 118,"Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," an amendment of SFAS No. 114. SFAS No. 114 addresses the accounting by creditors for impairment of loans by specifying how reserves for credit losses related to certain loans should be measured. SFAS No. 118 rescinded SFAS No.114 rules to permit a creditor to use existing methods for recognizing interest income on impaired loans and eliminated the income recognition provisions of SFAS No. 114.

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

NONPERFORMING ASSETS

         It is the policy of the Company to cease accruing interest, when in management's judgement, it is determined that the collectibility of interest, but not necessarily principal, is unlikely. An interest accrual is normally discontinued when a loan becomes 90 days or more past due. For the years ended December 31, 2003, 2002, 2001, 2000, and 1999, the amount of additional interest income that would have been recognized on nonaccrual loans, if such loans had continued to perform in accordance with their contractual terms, was $12,000, $33,000, $31,000, $61,000, and $138,000, respectively.

FORECLOSED ASSETS

         At December 31, 2003, the Company held four properties totaling $131,000.When the Company acquires property through foreclosure or deed-in-lieu of foreclosure, it is initially recorded at the lower of the recorded investment in the corresponding loan or the fair value of the related assets at the date of foreclosure, less estimated costs to sell the property. Thereafter, if there is a further deterioration in value, the Company charges operations for the decline in value. It is the policy of the Company to have obtained an appraisal on all real estate subject to foreclosure proceedings prior to the time of foreclosure. It is also the Company's policy to require appraisals, at least annually and at other times determined necessary by management, on foreclosed properties and conduct periodic inspections as deemed appropriate.

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses in loans, which are deemed probable and estimable based on information currently known to management. The Asset Classification Committee reviews and approves the allowance for loan losses on at least a quarterly basis. The allowance is based upon a number of factors, including current regional and national economic conditions, industry trends, actual loss experience, and changes in the nature of the loan portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. At December 31, 2003 and 2002, the Company's allowance for loan losses to total loans was 0.89% and 0.80%, respectively. The Company had nonperforming loans of $1.1 million and $1.5 million at December 31, 2003 and 2002, respectively, primarily comprised of residential mortgages and home equity loans. The Company will continue to monitor and modify its allowance for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

                     GA FINANCIAL, INC. 7 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SOURCES OF FUNDS

         The Company's primary sources of funds include deposits, loan and security repayments and prepayments, proceeds from sales, calls, and maturities of securities, Federal Home Loan Bank ("FHLB") advances, and cash flows generated from operations.

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

BORROWING ACTIVITIES

         The Company utilizes advances from the FHLB as an alternative funding source to deposits. Certain of the Company's securities and loans collateralize these FHLB advances. FHLB advances are made pursuant to various credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Company, fluctuates from time to time in accordance with the policies of the OTS and the FHLB. At December 31, 2003 the Company had $250.7 million of FHLB advances.

MANAGEMENT OF INTEREST RATE AND MARKET RISKS

         Management is responsible for monitoring and limiting the Company's exposure to interest rate risk within established guidelines while maximizing net interest income. The Company will continue to monitor its interest rate sensitivity with the primary objective to prudently structure the balance sheet so that movements of interest rates on assets and liabilities are highly correlated and produce a reasonable net interest margin even in periods of volatile interest rates.

         The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the appropriate level of risk given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board of Director approved guidelines. Through such management, the Company monitors its interest rate risk and seeks to reduce the vulnerability of its operations to changes in interest rates. The Company's Board of Directors has established an Asset/Liability Management Committee, which is responsible for reviewing its asset/liability policies, interest rate risk position, liquidity, and meets at least on a quarterly basis. The Asset/Liability Management Committee reviews trends in interest rates, the financial position of the Company, the Company's actual performance to budgeted performance, the Company's interest rate position as measured by changes in its net interest income and net portfolio value under certain interest rate scenarios, and the projected impact of such interest rate scenarios on its earnings and capital. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

         In recent years, the Company has utilized the following strategies to manage interest rate risk: (1) purchasing adjustable interest rate and shorter term fixed-rate mortgage-backed and related securities; (2) investing in shorter term fixed-rate corporate debt and government agency bonds or in such types of bonds with adjustable interest rates; (3) originating shorter term and adjustable interest rate commercial, residential mortgage, and consumer loan products; and (4) emphasizing lower cost transaction deposits. To manage the interest rate risk of the Company, the Board of Directors has also established parameters relating to the types of loans the Company may originate/purchase and securities in which the Company may invest and parameters relating to the types of deposits which may be offered by the Company and rates which may be paid on such deposits.

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

NET PORTFOLIO VALUE

         The Bank's interest rate sensitivity is monitored by management through the use of models, which estimate changes in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the net present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in that same scenario. The following table indicates the Bank's NPV at December 31, 2003, as calculated by the OTS, and indicates the value of the Bank's assets and liabilities which would result in a decline in the Bank's NPV in a rising interest rate environment and an increase in a declining interest rate environment. Specifically, the table indicates that, at December 31, 2003, the Bank's NPV was $90.8 million and that, based upon the assumptions utilized by the OTS, an immediate

                     GA FINANCIAL, INC. 8 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

increase in market interest rates of 300 basis points would result in a $39.0 million, or 43% decrease in the Bank's NPV, and an immediate decrease in market rates of 100 basis points would result in a $2.0 million, or 2% increase in the Bank's NPV. Due to the current low interest rate environment, no change in interest rates reflecting a 200 or 300 basis point decline is shown.

         Certain shortcomings are inherent in the methodology used in the interest rate risk measurements. Modeling changes in the NPV require the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of the Bank's interest rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

                                                                              NPV AS A PERCENTAGE OF THE
                                                NET PORTFOLIO VALUE (NPV)     MARKET VALUE OF TOTAL ASSETS
             DECEMBER 31, 2003             ---------------------------------  ----------------------------
           (DOLLARS IN THOUSANDS)           AMOUNT   CHANGE ($)   CHANGE (%)   NPV RATIO           CHANGE
           ----------------------          --------  ----------   ----------   ---------           ------
 Change in Interest Rates (basis points):
+300 bp .................................  $ 51,849  $  (38,984)    (43)%        6.1%              (387)BP
+200 bp .................................    68,696     (22,137)    (24)         7.9               (210)
+100 bp .................................    83,997      (6,836)     (8)         9.4                (59)
Static ..................................    90,833          --      --         10.0                 --
-100 bp .................................    92,825       1,992       2         10.0                  8

REVIEW OF CONSOLIDATED FINANCIAL CONDITION AT DECEMBER 31, 2003 AND DECEMBER 31, 2002

ASSETS

         The Company's total assets were $890.3 million at December 31, 2003, an increase of $32.2 million or 3.8% compared to total assets of $858.0 million at December 31, 2002.

         Total loans increased $39.7 million or 8.2% to $523.8 million at December 31, 2003 primarily due to increases in commercial and residential construction and development, commercial real estate, consumer, and multi-family loans. This increase was partially offset by the sale of the education loan portfolio, and a decrease in residential loans due to refinance activity. The change in loan composition is consistent with the Company's strategy to grow the commercial loan portfolio.

         Prepaid expenses and other assets increased $5.5 million or 32.5% to $22.4 million at December 31, 2003 primarily due to the purchase of $5.2 million of bank owned life insurance policies on key officers.

         Total securities decreased $9.1 million or 2.9% to $305.7 million at December 31, 2003 primarily due to a decrease in the available for sale securities net unrealized gain.

         Additionally, the held for trading securities portfolio decreased by $129,000 at December 31, 2003 due to the reclassification of the held for trading portfolio, which consisted of one FNMA equity security, to the available for sale securities portfolio.

LIABILITIES

         Total liabilities were $794.5 million at December 31, 2003, an increase of $37.0 million or 4.9% compared to total liabilities of $757.5 million at December 31, 2002.

         Total deposits increased $11.0 million or 2.1% to $535.1 million. The increase was primarily from strong growth in money market deposit accounts and modest growth in noninterest-bearing checking accounts. This increase was partially offset by a decline in certificates of deposit and savings accounts. This activity is consistent with the Company's strategic focus on restructuring the deposit mix from time deposits to lower cost transaction deposits, which was further evidenced by the introduction of a new free checking account product in September 2003.

         Borrowed funds increased $29.2 million or 13.2% to $250.7 million. The increase was primarily related to short-term borrowings, which were utilized to fund loans and purchase securities. Although the Company did pay-off maturing FHLB advances during the year, these borrowings were renewed as short-term borrowings and continue to be evaluated based on the needs of the Company. Additionally in August 2003, the Company restructured, without penalty, a $17.0 million FHLB fixed-rate advance with a cost of 528 basis points and a maturity date of February 2004. This restructuring reduced the borrowing cost to 294 basis points and extended the maturity date to August 2005.

         Other liabilities decreased $4.3 million or 55.1% to $3.5 million. This decrease was primarily the result of a $2.2 million decline in the deferred tax liability recorded due to the Company's lower net unrealized gain on the available for sale securities portfolio.

                     GA FINANCIAL, INC. 9 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SHAREHOLDERS' EQUITY

         Shareholders' equity decreased $4.8 million or 4.8% to $95.7 million at December 31, 2003. This was due primarily to the repurchase of 214,900 shares of common stock totaling $5.5 million (under the Company's 5% repurchase program that expired in December 2003, of which 42,163 shares remained to be purchased), a decrease in accumulated comprehensive income of $3.8 million, and the payment of dividends of $3.8 million. This decrease was partially offset by net income of $6.6 million.

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

          YEAR ENDED DECEMBER 31,
          (DOLLARS IN THOUSANDS)                           2003                         2002                        2001
          -----------------------             -----------------------------  ---------------------------  --------------------------
                                                                   WEIGHTED                     WEIGHTED                    WEIGHTED
                                                                   AVERAGE                      AVERAGE                     AVERAGE
                                                AVERAGE             YIELD/   AVERAGE             YIELD/   AVERAGE            YIELD/
                                                BALANCE  INTEREST    COST    BALANCE  INTEREST    COST    BALANCE  INTEREST   COST
                                              ---------- --------  --------  -------- --------  --------  -------- -------- --------
ASSETS
  Interest-Earning Assets:
    Deposits ...............................  $   18,584 $    176    0.95%   $ 29,850 $    440    1.47%   $ 29,683 $  1,062   3.58%
    Securities(1),(2) ......................     330,937   16,423    4.96     311,343   17,735    5.70     371,899   24,013   6.46
    Loans, net(3) ..........................     479,034   30,840    6.44     475,806   33,851    7.11     430,531   32,503   7.55
    FHLB stock .............................      13,207      288    2.18      11,293      402    3.56      13,615      887   6.51
                                              ------------------------------------------------------------------------------------
      Total interest-earning assets ........  $  841,762 $ 47,727    5.67%   $828,292 $ 52,428    6.33%   $845,728 $ 58,465   6.91%
    Noninterest-earning assets .............      38,016                       31,637                       31,011
                                              ------------------------------------------------------------------------------------
      Total assets .........................  $  879,778                     $859,929                     $876,739
                                              ====================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
  Interest-Bearing Liabilities:
    Checking accounts ......................  $   39,027 $    149    0.38%   $ 40,030 $    227    0.57%   $ 39,210 $    419   1.07%
    Money market deposit accounts ..........     105,561    2,010    1.90      66,681    1,545    2.32      67,487    2,457   3.64
    Savings accounts .......................     141,830    1,918    1.35     141,466    3,271    2.31     124,104    2,961   2.39
    Certificates of deposit ................     222,441    8,786    3.95     247,223   12,028    4.87     263,470   14,843   5.63
                                              ------------------------------------------------------------------------------------
      Total interest-bearing deposits ......     508,859   12,863    2.53     495,400   17,071    3.45     494,271   20,680   4.18
    Borrowed funds .........................     228,023   10,361    4.54     222,649   11,139    5.00     247,213   13,174   5.33
    Other ..................................       2,293       33    1.44       1,955       35    1.79       1,500       28   1.87
                                              ------------------------------------------------------------------------------------
      Total interest-bearing liabilities ...  $  739,175 $ 23,257    3.15%   $720,004 $ 28,245    3.92%   $742,984 $ 33,882   4.56%
    Noninterest-bearing deposits ...........      33,754                       32,465                       31,042
    All other noninterest-
      bearing liabilities ..................      10,696                        7,272                        4,764
                                              ------------------------------------------------------------------------------------
    Total noninterest-bearing liabilities ..      44,450                       39,737                       35,806
    Shareholders' equity ...................      96,153                      100,188                       97,949
                                              ------------------------------------------------------------------------------------
      Total liabilities and
        shareholders' equity ...............  $  879,778                     $859,929                     $876,739
                                              ====================================================================================
Net interest income ........................             $ 24,470                     $ 24,183                     $ 24,583
Interest rate spread(4) ....................                         2.52%                        2.41%                       2.35%
Net interest margin(5) .....................                         2.91%                        2.92%                       2.91%
                                              ====================================================================================

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

                    GA FINANCIAL, INC. 10 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVIEW OF CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

NET INCOME

         Net income for the year ended December 31, 2003 decreased $191,000 or 2.8% as compared to the year ended December 31, 2002. Changes in the components of net income are discussed herein.

INTEREST INCOME

         Total interest income decreased $4.5 million ($4.7 million on a taxable equivalent basis) or 8.9% to $46.3 million for the year ended December 31, 2003. This was primarily the result of a decrease of 66 basis points in the average yield on average interest-earning assets, which was partially offset by an increase of $13.5 million in average interest-earning assets. Interest income on loans decreased $3.0 million or 8.9% due to a decrease in the average yield of 67 basis points offset by an increase in the average balance of $3.2 million. Taxable equivalent interest on securities decreased $1.3 million or 7.4% due to a decrease in the average yield of 74 basis points, which was partially offset by an increase in the average balance of $19.6 million. Interest income on interest-earning deposits decreased $264,000 or 60.0% due to a decrease in the average yield of 52 basis points and a decrease in the average balance of $11.3 million. The decrease in interest-earning deposits was primarily due to the movement of these funds into higher yielding loans and securities.

INTEREST EXPENSE

         Total interest expense decreased $5.0 million or 17.7% to $23.3 million for the year ended December 31, 2003. This was primarily the result of a decrease of 77 basis points in the average cost on average interest-bearing liabilities, which was partially offset by an increase of $19.2 million in the average balance. Interest expense on interest-bearing deposits decreased $4.2 million or 24.7%.This was the result of a decrease in the average cost of 92 basis points, which was partially offset by an increase in the average balance of $13.5 million. This activity is consistent with the Company's strategic focus on restructuring deposit accounts from time deposits to lower cost transaction deposits. Interest expense on borrowed funds decreased $778,000 or 7.0% due primarily to a decrease in the average cost of 46 basis points, which was partially offset by an increase in the average balance of $5.4 million. In August 2003, the Company restructured, without penalty, a $17.0 million FHLB fixed-rate advance with a cost of 528 basis points and a maturity date of February 2004.This restructuring reduced the borrowing cost to 294 basis points and extended the maturity date to August 2005.The restructuring resulted in cost savings of $166,000 for the year ended December 31, 2003.

NET INTEREST INCOME-RATE/VOLUME ANALYSIS

         Net interest income for 2003 was $23.1 million, an increase of $460,000 ($287,000 on a taxable equivalent basis) or 2.0% compared to 2002.The following table presents the extent to which changes in rate and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income on a taxable equivalent basis and interest expense during the period indicated. Information is provided with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately between volume and rate.

                                              2003 COMPARED TO 2002
         YEAR ENDED DECEMBER 31,            INCREASE (DECREASE) DUE TO
         (DOLLARS IN THOUSANDS)             VOLUME    RATE      TOTAL
         ----------------------            -------   -------   --------
Interest-Earning Assets:
  Interest-bearing deposits .............  $  (137)  $  (127)  $   (264)
  Securities ............................    1,235    (2,547)    (1,312)
  Loans, net ............................      234    (3,245)    (3,011)
  FHLB stock ............................       88      (202)      (114)
                                           -------   -------   --------
    Total interest-earning assets .......  $ 1,420   $(6,121)  $ (4,701)
                                           =======   =======   ========

Interest-Bearing Liabilities:
  Checking accounts .....................  $    (6)  $   (72)  $    (78)
  Money market deposit accounts .........      674      (209)       465
  Savings accounts ......................        8    (1,361)    (1,353)
  Certificates of deposit ...............   (1,124)   (2,118)    (3,242)
  Borrowed funds ........................      277    (1,055)      (778)
  Other .................................       12       (14)        (2)
                                           -------   -------   --------
    Total interest-bearing liabilities ..  $  (159)  $(4,829)  $ (4,988)
                                           -------   -------   --------
  Change in net interest income .........  $ 1,579   $(1,292)  $    287
                                           =======   =======   ========

PROVISION FOR LOAN LOSSES

         The provision for loan losses for the year ended December 31, 2003 was $1.1 million as compared to $937,000 for the year ended December 31, 2002.The allowance for loan losses to loans and nonperforming assets was 0.89% and 385%, respectively at December 31, 2003, as compared to 0.80% and 259%, respectively at December 31, 2002.The current year provision was primarily influenced by strong loan growth specifically in commercial real estate, multi-family, and commercial and residential construction/development loans. Based on the current risk ratings and increase in outstandings, the Company recorded additional provision to maintain an appropriate level of coverage. In addition, the provision was influenced by a charge-off of $221,000 against the allowance for loan losses for the three months ended March 31, 2003. This charge-off was the result of certain information obtained by the Company relating to a

                    GA FINANCIAL, INC. 11 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

$1.3 million commercial real estate loan, which was performing and classified as "Special Mention" at December 31, 2002. Based on subsequent information, the loan was downgraded to "Substandard" and placed on nonaccrual status at March 31, 2003. The loan was repaid during the fourth quarter of 2003 and a full recovery to the allowance for loan losses for the total charge-off of $221,000 occurred in December 2003. Nonperforming loans at December 31, 2003 were $1.1 million as compared to $1.5 million at December 31, 2002. The nonperforming loans for December 31, 2003 and 2002 were comprised primarily of residential mortgages and consumer home equity loans, respectively. The Company monitors all nonperforming loans which could impact the provision for loan losses. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans which are deemed probable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

NONINTEREST INCOME

   Total noninterest income increased $990,000 or 22.8% for 2003. This increase was primarily from the recognition of an additional $1.7 million of net gains on the sale of available for sale securities. There were also increases of $137,000 in other noninterest income, $43,000 of gains on the sale of education loans, $78,000 in earnings on bank owned life insurance due to the purchase of additional policies on key officers in July 2003, and a decrease of $30,000 in the net loss position of the held for trading security, which was transferred to the available for sale portfolio in August 2003. This increase was offset by a decline of $284,000 in service fees, and several significant items that occurred in the year ended December 31, 2002. In that period, the Company recorded a $905,000 gain on the sale of its North Huntingdon community office, which was offset by a $164,000 charge to record an other-than-temporary decline in the valuation of certain investment securities.

NONINTEREST EXPENSE

   Total noninterest expense increased $1.6 million or 9.4% for 2003. The increase was related to $328,000 of compensation and employee benefits expense related to the Company's Employee Stock Ownership Plan for which compensation expense is recorded based on the average fair value of the Company's stock and the number of shares earned and committed to be released. Also, the Company incurred $308,000 of charges included in marketing and other noninterest expense recorded in connection with the contested election of Directors at the Company's 2003 Annual Meeting of Shareholders and the related subsequent litigation. Additionally, the Company incurred a charge of approximately $416,000 in connection with the definitive agreement to merge GA Financial, Inc. and Great American Federal with First Commonwealth Financial Corporation and First Commonwealth Bank. Additionally, the increase of $237,000 in furniture and equipment expenses was primarily related to the Company's first quarter 2003 conversion to its new core operating system whereby licensing fees and depreciation expense on related equipment were recorded. The overall increase for 2003 is net of several significant items that were recorded in the year ended December 31, 2002. In that period, the Company recorded a $208,000 loss on the closure of the Company's North Versailles Wal-Mart based satellite community office, $141,000 of compensation expense related to community office system staffing reductions, and $173,000 of compensation expense due to changes in the Company's management structure.

PROVISION FOR INCOME TAXES

   The provision for income taxes decreased $119,000 or 5.6% to $2.0 million for 2003. The effective tax rate for the year ended December 31, 2003 was 23.3% as compared to 23.8% for 2002. The decrease in the effective tax rate was primarily the result of a combination of lower pre-tax and taxable income.

REVIEW OF THE CONSOLIDATED RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NET INCOME

   Net income for the year ended December 31, 2002 increased $1.6 million or 30.5% as compared to the year ended December 31, 2001. Changes in the components of net income are discussed herein.

INTEREST INCOME

   Total interest income decreased $6.0 million ($6.0 million on a taxable equivalent basis) or 10.5% to $50.9 million for the year ended December 31, 2002. This was primarily the result of a decrease of 58 basis points in the average yield on average interest-earning assets, and a decrease of $17.4 million in average interest-earning assets. Taxable equivalent interest on

                    GA FINANCIAL, INC. 12 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

securities decreased $6.3 million or 26.1%, due to a decrease in the average balance of $60.6 million or 16.3%, and a decrease in the average yield of 76 basis points. The dividends on FHLB stock decreased $485,000 or 54.7% to $402,000 in 2002 due to a decrease of $2.3 million in the average balance resulting from the redemption of FHLB stock in the year 2002 and a decrease in the average yield of 295 basis points. The Bank is required to own FHLB stock based on the levels of its FHLB borrowings. The overall decrease was partially offset by interest income on loans which increased $1.3 million or 4.1% to $33.9 million due to an increase in the average balance of $45.3 million or 10.5%, partially offset by a decrease in the average yield on loans of 44 basis points.

INTEREST EXPENSE

   Total interest expense decreased $5.6 million or 16.6% to $28.2 million for the year ended December 31, 2002.This was primarily the result of a decrease of 64 basis points in the average cost on average interest-bearing liabilities and a decrease of $23.0 million in the average balance. Interest expense on interest-bearing deposits decreased $3.6 million or 17.5%.This was the result of a decrease in the average cost of 73 basis points, which was partially offset by an increase in the average balance of $1.1 million. Interest expense on borrowed funds decreased $2.0 million or 15.4% due primarily to a decrease in the average cost of 33 basis points and by a decrease in the average balance of $24.6 million or 9.9%.This reduction was due to the pay-off of FHLB advances at maturity.

NET INTEREST INCOME-RATE/VOLUME ANALYSIS

   Net interest income for 2002 was $22.6 million, a decrease of $317,000 ($400,000 on a taxable equivalent basis) or 1.4% compared to 2001.The following table presents the extent to which changes in rate and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income on a taxable equivalent basis and interest expense during the period indicated. Information is provided with respect to: (1) changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately between volume and rate.

                                           2002 COMPARED TO 2001
YEAR ENDED DECEMBER 31,                  INCREASE (DECREASE) DUE TO
(DOLLARS IN THOUSANDS)                  VOLUME     RATE       TOTAL
                                        ------     ----       -----
Interest-Earning Assets:
   Interest-bearing deposits........   $     6   $  (628)    $  (622)
   Securities ......................    (3,645)   (2,633)     (6,278)
   Loans, net ......................     3,023    (1,675)      1,348
   FHLB stock                             (132)     (353)       (485)
                                       -------   -------     -------
     Total interest-earning assets..   $  (748)  $(5,289)    $(6,037)
                                       =======   =======     =======
Interest-Bearing Liabilities:
   Checking accounts ...............   $     9   $  (201)    $  (192)
   Money market deposit accounts ...       (29)     (883)       (912)
   Savings accounts ................       407       (97)        310
   Certificates of deposit .........      (883)   (1,932)     (2,815)
   Borrowed funds ..................    (1,254)     (781)     (2,035)
   Other ...........................         8        (1)          7
                                       -------   -------     -------
     Total interest-bearing
      liabilities ..................   $(1,742)  $(3,895)    $(5,637)
                                       -------   -------     -------
   Change in net interest income ...   $   994   $(1,394)    $  (400)
                                       =======   =======     =======

PROVISION FOR LOAN LOSSES

   The provision for loan losses for the year ended December 31, 2002 was $937,000 as compared to $1.1 million for the year ended December 31, 2001.The allowance for loan losses to total loans and nonperforming assets was 0.80% and 259%, respectively, at December 31, 2002, as compared to 0.70% and 192%, respectively, at December 31, 2001.The current year provision was influenced by strong loan production, strategic growth in commercial real estate, business and construction/development loans, and current economic conditions. Substantially all of the increase in the provision was related to growth in commercial real estate and related loans. Nonperforming loans at December 31, 2002 and 2001 were $1.5 million. The nonperforming loans for December 31, 2002 and 2001 were comprised primarily of residential mortgages and consumer home equity loans, respectively. The Company monitors all nonperforming loans which could impact the provision for loan losses. The allowance for loan losses is maintained at an amount management considers appropriate to cover estimated losses on loans which are deemed probable based on information currently known to management. While management believes the Company's allowance for loan losses is sufficient to cover losses in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover

                    GA FINANCIAL, INC. 13 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

future loan losses incurred by the Company, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions analyzed by management to determine the current level of the allowance for loan losses.

NONINTEREST INCOME

   Total noninterest income increased $833,000 or 23.7% to $4.4 million for 2002. This increase was primarily from a $905,000 gain on sale of the Company's North Huntingdon community office, and a decrease in the writedown of securities of $566,000. This increase was partially offset by decreases of $490,000 in net gains on the sales of available for sale securities, $126,000 in other noninterest income, and $106,000 in income from trading securities.

NONINTEREST EXPENSE

   Total noninterest expense decreased $1.9 million or 9.9% for 2002. This was due primarily to a decrease in compensation and employee benefit costs of $840,000, other operating expenses of $714,000, marketing expenses of $375,000, and occupancy expenses of $255,000. This decrease was partially offset by increases in furniture and equipment expenses of $185,000 and losses of $110,000, related to the closure of the Company's North Versailles Wal-Mart based satellite community office.

PROVISION FOR INCOME TAXES

   The provision for income taxes increased $971,000 or 85.2% to $2.1 million for 2002. The effective tax rate for the year ended December 31, 2002 was 23.8% as compared to 18.1% for 2001. This increase was primarily the result of an increase in pretax income combined with a decrease in nontaxable income.

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

   Liquidity can be analyzed by utilizing the Consolidated Statements of Cash Flows. Net cash provided by operating activities was $4.2 million. Net cash used in investing activities was $40.1 million. Net cash provided by financing activities was $31.9 million. Overall, cash and cash equivalents decreased $4.1 million for the year ended December 31, 2003 compared to 2002.

   Management believes the Company has sufficient liquidity to meet current obligations to borrowers, depositors, debt holders, and others.

CAPITAL RESOURCES

   The Company is not required to maintain any minimum level of capital; however, the Bank is subject to various regulatory capital requirements administered by the OTS.

   At December 31, 2003, the Bank had exceeded the OTS requirements for tier I core (leverage), tier I risk-based, total risk-based, and tangible capital. The OTS requires the Bank to maintain a minimum 4.00% tier I core (leverage) capital ratio (expressed as a percentage of adjusted total assets), a minimum tier I risk-based capital ratio of 4.00% and total risk-based capital ratio of 8.00% (both expressed as a percentage of risk-weighted assets, which includes off-balance sheet items), and a minimum tangible capital ratio of 1.50% of tangible assets, as defined by the OTS. The well-capitalized requirement for tier I core (leverage), tier I risk-based, and total risk-based ratios is 5.00%, 6.00%, and 10.00%, respectively. The Bank has consistently maintained all regulatory capital ratios at or above the well-capitalized standards. "Note 10. Capital Requirements and Regulatory Restrictions" located in the "Notes to the Consolidated Financial Statements" provides further detail regarding the Company's capital adequacy.

OTHER

   On December 11, 2003, the Company entered into a definitive agreement with First Commonwealth Financial Corporation. In the agreement, GA Financial, Inc. and Great American Federal will be merged into First Commonwealth Financial Corporation and First Commonwealth Bank, respectively. If the merger agreement is terminated under certain circumstances, the Company will be required to pay a termination fee of approximately $7.3 million to First Commonwealth and to reimburse the out-of-pocket expenses reasonably incurred by First Commonwealth in connection with the negotiation, preparation, and performance of the merger agreement. Also the Company must pay the termination fee to First Commonwealth if First Commonwealth terminates the merger agreement because the Company's Board of Directors has withdrawn or modified its recommendation that stockholders approve the merger agreement or recommends an alternative transaction with another party, or if the Company's Board of Directors determines that it is required to terminate the merger agreement to comply with its fiduciary duties after receiving a superior acquisition proposal. Additionally, the Company will also pay the termination fee to First Commonwealth if either party terminates the

                    GA FINANCIAL, INC. 14 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

merger agreement because the stockholders of the Company did not approve the merger agreement and the merger, an alternative acquisition proposal was pending at the time of the special meeting, and a third party acquires the Company within 12 months after the date of the special meeting.

   The Company also announced in the first quarter of 2002 that it selected Kirchman Bankway(TM) as its core operating system solution. The Company made this investment to support its longer-term profitability goals, enhance its speed to market in developing and introducing new competitive products, and improve its already high level of customer service. The conversion to the new system was completed in the first quarter of 2003.

CONTRACTUAL OBLIGATIONS

   The Company is obligated to make future payments according to various contracts. The following table presents the expected future payments of the contractual obligations aggregated by obligation type.

DECEMBER 31, 2003 (DOLLARS IN THOUSANDS)

                                                              DUE AFTER             DUE AFTER                              TOTAL
                                         DUE IN ONE       ONE YEAR THROUGH     THREE YEARS THROUGH      DUE AFTER       CONTRACTUAL
                                        YEAR OF LESS         THREE YEARS           FIVE YEARS            5 YEARS        OBLIGATIONS
                                        ------------         -----------           ----------            -------        -----------
Long-term debt obligations............  $     59,150      $          17,000    $            63,000  $        111,575  $      250,725
Operating lease obligations...........         1,034                    754                    367                82           2,237
                                        ------------      -----------------    -------------------  ----------------  --------------
   Total..............................  $     60,184      $          17,754    $            63,367  $        111,657  $      252,962
                                        ============      =================    ===================  ================  ==============


NEW ACCOUNTING PRONOUNCEMENTS

   In June 2002, the FASB issued SFAS No. 146,"Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."The provisions of SFAS No. 146 are effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material effect on the financial position, results of operations, or liquidity of the Company.

   In November 2002, the FASB issued Interpretation No. 45, ("FIN
45"),"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others."

   This interpretation elaborates on the existing disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued ("disclosure requirements").This interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim and annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a material effect on the financial position, results of operations, or liquidity of the Company.

   In December 2002, the FASB issued SFAS No. 148,"Accounting for Stock-Based Compensation-Transition and Disclosure," an amendment of SFAS No. 123. This statement amends SFAS No. 123 to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosure on both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transition alternatives of SFAS No. 148 are available for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 did not have a material effect on the financial position, results of operations, or liquidity of the Company.

   In April 2003, the FASB issued SFAS No. 149,"Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material effect on the financial position, results of operations, or liquidity of the Company.

   In May 2003, the FASB issued SFAS No. 150,"Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement establishes standards for how an issuer classifies

                    GA FINANCIAL, INC. 15 ANNUAL REPORT 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements." The remaining provisions of this Statement are consistent with the Board's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.The adoption of SFAS No. 150 did not have a material effect on the financial position, results of operations or liquidity of the Company.

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

FORWARD-LOOKING STATEMENTS

   This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company include, but are not limited to: changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the Treasury Department and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

   Except as required by applicable law and regulation, the Company does not undertake--and specifically disclaims any obligation--to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                    GA FINANCIAL, INC. 16 ANNUAL REPORT 2003

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of GA Financial, Inc.:

   We have audited the accompanying consolidated statements of financial condition of GA Financial, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GA Financial, Inc. and subsidiaries as of December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG

Pittsburgh, Pennsylvania
March 5, 2004

                    GA FINANCIAL, INC. 17 ANNUAL REPORT 2003

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                                   2003             2002
ASSETS
    Cash (including interest-bearing deposits of $12,850 and $16,415)........................  $      17,281     $    21,343
    Held for trading securities, at fair value...............................................             --             129
    Available for sale securities, at fair value.............................................        302,715         311,725
    Held to maturity securities, at cost (fair value of $3,043 and $3,157)...................          2,994           2,951
                                                                                               -------------     -----------
       Total securities......................................................................        305,709         314,805
    Education loans held for sale............................................................             --          14,795
    Loans (net of deferred fees of $6 and $107)..............................................        523,813         469,273
                                                                                               -------------     -----------
       Total loans...........................................................................        523,813         484,068
    Allowance for loan losses................................................................         (4,672)         (3,896)
                                                                                               -------------     -----------
       Net loans.............................................................................        519,141         480,172
    Accrued interest receivable on securities................................................          1,740           2,323
    Accrued interest receivable on loans.....................................................          2,152           3,125
    Federal Home Loan Bank stock.............................................................         14,833          12,019
    Premises and equipment, net..............................................................          6,592           6,289
    Foreclosed assets........................................................................            131              34
    Securities sold, not settled.............................................................            254             992
    Prepaid expenses and other assets........................................................         22,441          16,933
                                                                                               -------------     -----------
       Total assets..........................................................................  $     890,274     $   858,035
                                                                                               =============     ===========
LIABILITIES
    Noninterest-bearing deposits.............................................................  $      34,312     $    30,701
    Interest-bearing deposits................................................................        500,745         493,366
                                                                                               -------------     -----------
       Total deposits........................................................................        535,057         524,067
    Borrowed funds...........................................................................        250,725         221,575
    Advances from customers for taxes, insurance, and other..................................          3,467           2,372
    Accrued interest payable.................................................................          1,753           1,620
    Other liabilities........................................................................          3,530           7,860
                                                                                               -------------     -----------
       Total liabilities.....................................................................        794,532         757,494
                                                                                               =============     ===========
SHAREHOLDERS' EQUITY
    Preferred stock ($0.01 par value); 1,000,000 shares authorized; 0 shares issued..........             --              --
    Common stock ($0.01 par value); 23,000,000 shares authorized; 8,900,000 shares issued....             89              89
    Additional paid-in capital...............................................................         87,746          87,209
    Retained earnings, substantially restricted..............................................         73,120          70,370
    Accumulated other comprehensive income, net of tax.......................................          3,217           6,973
    Unearned employee stock ownership plan (ESOP) shares.....................................         (2,050)         (2,551)
    Unearned stock-based compensation plan (SCP) shares......................................           (395)           (296)
    Treasury stock, at cost (3,920,773 shares and 3,753,433 shares)..........................        (65,985)        (61,253)
                                                                                               -------------     -----------
       Total shareholders' equity............................................................         95,742         100,541
                                                                                               -------------     -----------
       Total liabilities and shareholders' equity............................................  $     890,274     $   858,035
                                                                                               =============     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                    GA FINANCIAL, INC. 18 ANNUAL REPORT 2003

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                             2003         2002         2001
                                                                                             ----         ----         ----
INTEREST INCOME
    Loans..............................................................................   $    30,840  $    33,851  $    32,503
    Securities:
       Taxable interest ...............................................................        12,095       12,634       17,588
       Nontaxable interest ............................................................         2,375        2,671        2,812
       Dividends ......................................................................           846        1,264        2,849
    Interest-bearing deposits .........................................................           176          440        1,062
                                                                                          -----------  -----------  -----------
       Total interest income ..........................................................        46,332       50,860       56,814
                                                                                          -----------  -----------  -----------
INTEREST EXPENSE
    Interest-bearing deposits .........................................................        12,863       17,071       20,680
    Borrowed funds ....................................................................        10,361       11,139       13,174
    Other .............................................................................            33           35           28
                                                                                          -----------  -----------  -----------
       Total interest expense .........................................................        23,257       28,245       33,882
                                                                                          -----------  -----------  -----------
       Net interest income ............................................................        23,075       22,615       22,932
    Provision for loan losses .........................................................         1,075          937        1,075
                                                                                          -----------  -----------  -----------
       Net interest income after provision for loan losses ............................        22,000       21,678       21,857
                                                                                          -----------  -----------  -----------
NONINTEREST INCOME
    Service fees ......................................................................         2,393        2,677        2,621
    Net gain on sales of available for sale securities ................................         1,996          269          759
    Writedown of securities ...........................................................            --         (164)        (730)
    Net (loss) gain on held for trading securities ....................................            --          (30)          76
    Gain on sales of education loans held for sale ....................................           128           85          163
    Gain on sale of branch ............................................................            --          905           --
    Earnings on bank owned life insurance .............................................           654          576          470
    Other .............................................................................           170           33          159
                                                                                          -----------  -----------  -----------
       Total noninterest income .......................................................         5,341        4,351        3,518
                                                                                          -----------  -----------  -----------
NONINTEREST EXPENSE
    Compensation and employee benefits ................................................         9,408        8,946        9,786
    Occupancy .........................................................................         1,598        1,592        1,847
    Furniture and equipment ...........................................................         1,715        1,478        1,293
    Marketing .........................................................................           731          526          901
    Deposit insurance premiums ........................................................            85           92           98
    Loss on closure of branch .........................................................            --          208           98
    Merger related ....................................................................           416           --           --
    Other .............................................................................         4,843        4,332        5,046
                                                                                          -----------  -----------  -----------
       Total noninterest expense ......................................................        18,796       17,174       19,069
                                                                                          -----------  -----------  -----------
       Income before provision for income taxes .......................................         8,545        8,855        6,306
    Provision for income taxes ........................................................         1,992        2,111        1,140
                                                                                          -----------  -----------  -----------
       Net income .....................................................................   $     6,553  $     6,744  $     5,166
                                                                                          ===========  ===========  ===========
OTHER COMPREHENSIVE INCOME
    Unrealized holding (losses) gains on available for sale securities, net of tax ....   $    (1,959) $     4,905  $     3,297
    Reclassification adjustment for net (gains) losses included in net income .........        (1,797)          24        1,355
                                                                                          -----------  -----------  -----------
       Other comprehensive (loss) gain ................................................        (3,756)       4,929        4,652
                                                                                          -----------  -----------  -----------
       Comprehensive income ...........................................................   $     2,797  $    11,673  $     9,818
                                                                                          ===========  ===========  ===========
EARNINGS PER SHARE
Basic .................................................................................   $      1.38  $      1.35  $      1.01
Diluted ...............................................................................   $      1.33  $      1.32  $      1.00
AVERAGE SHARES OUTSTANDING
Basic .................................................................................     4,752,290    4,989,598    5,102,262
Diluted ...............................................................................     4,914,906    5,115,590    5,170,955
                                                                                          ===========  ===========  ===========

The accompanying notes are an integral part of the consolidated financial statements.

                    GA FINANCIAL, INC. 19 ANNUAL REPORT 2003

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                        ACCUMULATED
                                                                                          OTHER
                                                                                          COMPRE-
                                                              ADDITIONAL                  HENSIVE    UNEARNED
                                                   COMMON        PAID-       RETAINED     INCOME       ESOP
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)   STOCK      IN CAPITAL     EARNINGS     (LOSS)      SHARES
------------------------------------------------   -----      ----------     --------     ------      ------
Balance at December 31, 2000 .................     $  89      $  86,898      $ 65,699     $ (2,608)  $ (3,780)
    Net income ...............................        --             --         5,166           --         --
    Other comprehensive income, net of tax(1).        --             --            --        4,652         --
    Cash dividends paid ($0.72 per share) ....        --             --        (3,650)          --         --
    Treasury stock purchased .................        --             --            --           --         --
    Shares allocated to ESOP .................        --            355            --           --        699
    SCP, net of tax
       Stock options exercised ...............        --           (181)           --           --         --
       Stock awards granted ..................        --            (16)           --           --         --
       Stock awards forfeited ................        --             --            --           --         --
       Stock awards expensed .................        --             --            --           --         --
                                                   -----      ---------      --------     --------   --------
Balance at December 31, 2001 .................        89         87,056        67,215        2,044     (3,081)
                                                   -----      ---------      --------     --------   --------
    Net income ...............................        --             --         6,744           --         --
    Other comprehensive income, net of tax(1).        --             --            --        4,929         --
    Cash dividends paid ($0.72 per share) ....        --             --        (3,589)          --         --
    Treasury stock purchased .................        --             --            --           --         --
    Shares allocated to ESOP .................        --            473            --           --        530
    SCP, net of tax
       Stock options exercised ...............        --           (327)           --           --         --
       Stock awards granted ..................        --              7            --           --         --
       Stock awards forfeited ................        --             --            --           --         --
       Stock awards expensed .................        --             --            --           --         --
                                                   -----      ---------      --------     --------   --------
Balance at December 31, 2002 .................        89         87,209        70,370        6,973     (2,551)
                                                   -----      ---------      --------     --------   --------
    Net income ...............................        --             --         6,553           --         --
    Other comprehensive loss, net of tax(1)...        --             --            --       (3,756)        --
    Cash dividends paid ($0.80 per share) ....        --             --        (3,803)          --         --
    Treasury stock purchased .................        --             --            --           --         --
    Shares allocated to ESOP .................        --            846            --           --        501
    SCP, net of tax
       Stock options exercised ...............        --           (457)           --           --         --
       Stock awards granted ..................        --            148            --           --         --
       Stock awards forfeited ................        --             --            --           --         --
       Stock awards expensed .................        --             --            --           --         --
                                                   -----      ---------      --------     --------   --------
Balance at December 31, 2003 .................     $  89       $ 87,746      $ 73,120     $  3,217   $ (2,050)
                                                   =====      =========      ========     ========   ========



                                                                              TOTAL
                                                   UNEARNED                   SHARE-
                                                     SCP       TREASURY      HOLDERS'
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)    SHARES       STOCK        EQUITY
------------------------------------------------    ------       -----        ------
Balance at December 31, 2000 .................     $   (758)   $ (52,892)   $   92,648
    Net income ...............................           --           --         5,166
    Other comprehensive income, net of tax(1).           --           --         4,652
    Cash dividends paid ($0.72 per share) ....           --           --        (3,650)
    Treasury stock purchased .................           --       (4,219)       (4,219)
    Shares allocated to ESOP .................           --           --         1,054
    SCP, net of tax
       Stock options exercised ...............           --        1,028           847
       Stock awards granted ..................         (269)         285            --
       Stock awards forfeited ................          179         (179)           --
       Stock awards expensed .................          442           --           442
                                                   --------    ---------    ----------
Balance at December 31, 2001 .................         (406)     (55,977)       96,940
                                                   --------    ---------    ----------
    Net income ...............................           --           --         6,744
    Other comprehensive income, net of tax(1).           --           --         4,929
    Cash dividends paid ($0.72 per share) ....           --           --        (3,589)
    Treasury stock purchased .................           --       (5,391)       (5,391)
    Shares allocated to ESOP .................           --           --         1,003
    SCP, net of tax
       Stock options exercised ...............           --           86          (241)
       Stock awards granted ..................         (127)         122             2
       Stock awards forfeited ................           93          (93)           --
       Stock awards expensed .................          144           --           144
                                                   --------    ---------    ----------
Balance at December 31, 2002 .................         (296)     (61,253)      100,541
                                                   --------    ---------    ----------
    Net income ...............................           --           --         6,553
    Other comprehensive loss, net of tax(1)...           --           --        (3,756)
    Cash dividends paid ($0.80 per share) ....           --           --        (3,803)
    Treasury stock purchased .................           --       (5,518)       (5,518)
    Shares allocated to ESOP .................           --           --         1,347
    SCP, net of tax
       Stock options exercised ...............           --          656           199
       Stock awards granted ..................         (285)         177            40
       Stock awards forfeited ................           47          (47)           --
       Stock awards expensed .................          139           --           139
                                                   --------    ---------    ----------
Balance at December 31, 2003 .................     $   (395)   $ (65,985)    $  95,742
                                                   ========    =========    ==========

1 Other comprehensive (loss)/income for 2003, 2002, and 2001 is net of tax (benefit)/provision of $(2,205), $2,885, and $2,672, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

                    GA FINANCIAL, INC. 20 ANNUAL REPORT 2003

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31,                                                                    2003           2002           2001
(DOLLARS IN THOUSANDS)                                                                     ----           ----           ----
OPERATING ACTIVITIES
Net income .........................................................................    $    6,553     $    6,744     $    5,166
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
    Provision for loan losses ......................................................         1,075            937          1,075
    Depreciation ...................................................................           895            937            982
    Net (gain) loss on disposal of premises and equipment ..........................            (9)           189           (110)
    Net premium amortization on securities .........................................         1,859             62            810
    Amortization of net deferred loan fees .........................................           101            223            134
    Amortization of intangibles ....................................................           170            185            185
    Net loss (gain) on held for trading securities .................................            --             30            (76)
    Proceeds from sales of held for trading securities .............................            --             --          1,149
    Purchases of held for trading securities .......................................            --             --           (434)
    Net gain on sales of available for sale securities .............................        (1,996)          (269)          (759)
    Writedown of securities ........................................................            --            164            730
    Gain on sales of education loans held for sale .................................          (128)           (85)          (163)
    Net loss (gain) on sales of foreclosed assets ..................................            14            (71)            74
    Expense recognition of ESOP shares .............................................         1,347          1,003          1,054
    Expense recognition of SCP shares ..............................................           139            144            442
    Deferred income tax benefit ....................................................          (487)          (689)          (697)
    Decrease in accrued interest receivable ........................................         1,556            173            790
    Increase in bank owned life insurance ..........................................          (654)          (576)          (470)
    (Increase) decrease in prepaid expenses and other assets .......................        (4,537)            16           (722)
    Net (decrease) increase in other liabilities ...................................        (1,861)         1,531          1,433
    Increase (decrease) in accrued interest payable ................................           133           (509)          (377)
                                                                                        ----------     ----------     ----------
       Net cash provided by operating activities ...................................         4,170         10,139         10,216
                                                                                        ----------     ----------     ----------
INVESTING ACTIVITIES
    Proceeds from sales of available for sale securities ...........................       108,374         98,163         87,564
    Repayments and maturities of available for sale securities .....................       126,624        205,144         67,185
    Purchases of available for sale securities .....................................      (230,987)      (272,240)       (76,473)
    Maturities of held to maturity securities ......................................            --             --         31,250
    Purchases of held to maturity securities .......................................            --             --        (21,145)
    Proceeds from sales of education loans held for sale ...........................        17,086          6,446         12,385
    Funding of education loans held for sale .......................................        (2,163)        (6,424)        (7,595)
    Purchases of loans .............................................................       (89,557)       (47,333)       (45,442)
    Net decrease (increase) in loans ...............................................        34,422         19,461        (14,768)
    Proceeds from sales of premises and equipment ..................................             9              8            110
    Purchases of premises and equipment ............................................        (1,198)          (354)          (610)
    Proceeds from sales of foreclosed assets .......................................            84            592            335
    (Purchase) redemption of FHLB stock ............................................        (2,814)           410          3,029
                                                                                        ----------     ----------     ----------
       Net cash (used in) provided by investing activities .........................       (40,120)         3,873         35,825
                                                                                        ----------     ----------     ----------
FINANCING ACTIVITIES
    Net increase (decrease) in noninterest and interest-bearing deposits ...........        27,043         25,446         (5,976)
    Net (decrease) increase in certificates of deposit .............................       (16,053)       (31,070)        13,182
    Payments on borrowed funds .....................................................      (929,949)      (228,000)      (167,598)
    Proceeds from borrowed funds ...................................................       959,099        220,000        128,575
    Cash dividends paid ............................................................        (3,803)        (3,589)        (3,650)
    Net increase in advances from customers for taxes, insurance, and other ........         1,095            486             64
    Purchases of treasury stock ....................................................        (5,518)        (5,391)        (4,219)
    (Decrease) increase in other stock transactions ................................           (26)          (410)           710
                                                                                        ----------     ----------     ----------
       Net cash provided by (used in) financing activities .........................        31,888        (22,528)       (38,912)
                                                                                        ----------     ----------     ----------
Net (decrease) increase in cash and cash equivalents ...............................        (4,062)        (8,516)         7,129
                                                                                        ----------     ----------     ----------
Cash and cash equivalents at beginning of year .....................................        21,343         29,859         22,730
                                                                                        ----------     ----------     ----------
Cash and cash equivalents at end of year ...........................................    $   17,281     $   21,343     $   29,859
                                                                                        ==========     ==========     ==========


The accompanying notes are an integral part of the consolidated financial statements.

                    GA FINANCIAL, INC. 21 ANNUAL REPORT 2003

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

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, including interest-bearing deposits.

SECURITIES

   Securities classified as available for sale include investments that management intends to use as part of its asset/liability management strategy, and may be sold in response to changes in interest rates, prepayment risk, and/or other factors. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as accumulated other comprehensive income, net of tax, in a separate component of shareholders' equity until realized. Declines in the fair value of individual available for sale and held to maturity securities below their cost, that are deemed other than temporary, will result in write-downs of the individual securities to their fair value. Any related write-downs will be included in earnings as realized losses. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in noninterest income in the "Consolidated Statements of Income and Comprehensive Income." Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity or call date.

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

                    GA FINANCIAL, INC. 22 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   Within the context of SFAS No. 114, a loan is considered to be impaired when, based upon current information and events, it is probable that the Company will be unable to collect all amounts due for principal and interest according to the original contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical matter, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded as a specific valuation allowance and could result in a charge to the provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price, or fair value of the collateral. The specific valuation allowance, or allowance for impaired loan losses, is part of the total allowance for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the recorded investment in the loan. When the recorded investment has been fully collected, receipts are recorded as recoveries to the allowance for loan losses until the previously charged-off principal is fully recovered. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accrual status until all amounts due, both principal and interest, are current and a sustained payment history has been demonstrated. At December 31, 2003, 2002, and 2001, the Company did not have any recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118. Since the Company had no loans considered impaired under SFAS No. 114 during the years ended December 31, 2003, 2002, or 2001, there was no interest income recognized or related allowance established for impaired loans during the years ended December 31, 2003, 2002, or 2001.

   Generally, management considers all nonaccrual loans and certain renegotiated debt, when it exists, for impairment. The maximum period without payment that typically can occur before a loan is considered for impairment is 90 days. SFAS No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Generally, the Company collectively reviews smaller balance homogeneous loans for impairment (i.e. primarily residential mortgages and consumer loans).

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

   In tax years prior to fiscal year 1997, the Company was permitted, under the Internal Revenue Code, to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. Tax basis bad debt reserves established after 1987 are treated as temporary differences on which deferred income taxes have been provided. Deferred income taxes are not required to be provided on tax bad debt reserves recorded in 1987 and prior years. Retained earnings at December 31, 2003 includes approximately $13.3 million representing such bad debt deductions for which no deferred income taxes have been provided.

                    GA FINANCIAL, INC. 23 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

STOCK-BASED COMPENSATION

   The Company has elected to follow Accounting Principles Board Opinion No. 25,"Accounting For Stock Issued to Employees" ("APB 25") and related interpretations in accounting for the stock option component of the approved GA Financial, Inc. 1996 Stock Based Incentive Plan. See "Note 18. Stock-Based Compensation Plan" for additional information and discussion. Because the Company accounts for stock options using APB 25, no compensation expense was recorded in the financial statements. Had compensation expense for stock options been determined based on the fair value at the grant date consistent with the method of SFAS No. 123 "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                          2003       2002         2001
                                                                          ----       ----         ----
Net income                                        As reported .......   $  6,553  $    6,744   $    5,166
Expense related to options granted, net of tax    Pro forma .........       (202)       (245)        (149)
Net income                                        Pro forma .........      6,351       6,499        5,017
                                                                        --------  ----------   ----------
Basic earnings per share                          As reported .......   $   1.38  $     1.35   $     1.01
                                                  Pro forma .........       1.34        1.30          .98
                                                                        --------  ----------   ----------
Diluted earnings per share                        As reported .......   $   1.33  $     1.32   $     1.00
                                                  Pro forma .........       1.29        1.27         0.97
                                                                        ========  ==========   ==========

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

   The fair value for the options described above was estimated at the date of the grant using a Black-Scholes option pricing model based on the following weighted average assumptions:

YEAR ENDED DECEMBER 31,                                                     2003      2002      2001
                                                                            ----      ----      ----
Risk-free interest rate.............................................        3.18%     4.04%     4.82%
Dividend yield......................................................        3.10%     4.21%     4.50%
Volatility of expected market price of common stock.................       19.75%    28.40%    29.60%
Average life of options (years).....................................        6.00      6.00      6.00
                                                                            ----      ----      ----

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

NOTE 2. SUBSIDIARY/SEGMENT REPORTING

   The consolidated operating results of GA Financial, Inc. are presented as a single financial services segment. GA Financial, Inc., is the parent company of Great American Federal, a community bank and the Company's principal subsidiary, New Eagle Capital, Inc., an investment company, and the Bank's wholly owned subsidiaries, GA Financial Strategies, LLC, established in 2001 to provide wealth management services, Steel City Investments, Inc., established in December 2002 to hold and manage investment securities, and Great American Financial Services, Inc., currently inactive. GA Financial, Inc., New Eagle Capital, Inc., and the Bank's wholly owned subsidiary, Steel City Investments, Inc., are incorporated in the state of Delaware. Great American Federal is a federally chartered savings and loan institution while its wholly owned subsidiaries, GA Financial Strategies, LLC and Great American Financial Services, Inc., are incorporated in the state of Pennsylvania.

                    GA FINANCIAL, INC. 24 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Following is a table of selected financial data for the Company's subsidiaries, parent company, and consolidated results:

                                                      GREAT
                                                    AMERICAN     NEW EAGLE    GA FINANCIAL, INC.      NET
                 (DOLLARS IN THOUSANDS)              FEDERAL   CAPITAL, INC.   (PARENT COMPANY)   ELIMINATIONS  CONSOLIDATED
                 ----------------------              -------   -------------   ----------------   ------------  ------------
2003
Assets............................................  $ 878,809    $  46,296        $ 128,722        $(163,553)    $  890,274
Liabilities.......................................    797,052        2,730           32,980          (38,230)       794,532
Shareholders' equity..............................     81,757       43,566           95,742         (125,323)        95,742
                                                    =========    =========        =========        =========     ==========
Interest income...................................  $  45,891    $   1,862        $     268        $  (1,689)    $   46,332
Interest expense..................................     23,525         --              1,421           (1,689)        23,257
Provision for loan losses.........................      1,075         --               --               --            1,075
Noninterest income................................      4,854          453            6,034           (6,000)         5,341
Noninterest expense...............................     17,560           49            1,187             --           18,796
Provision (benefit) for income taxes..............      2,029          749             (786)            --            1,992
Equity in undistributed earnings of subsidiaries..         --           --            2,073           (2,073)            --
Net income........................................      6,556        1,517            6,553           (8,073)         6,553
                                                    =========    =========        =========        =========     ==========

2002

Assets............................................  $ 842,594    $  43,436        $ 129,297        $(157,292)    $  858,035
Liabilities.......................................    757,256        1,769           28,756          (30,287)       757,494
Shareholders' equity..............................     85,338       41,667          100,541         (127,005)       100,541
                                                    =========    =========        =========        =========     ==========
Interest income...................................  $  50,270    $   1,737        $     314        $  (1,461)    $   50,860
Interest expense..................................     28,558           --            1,148           (1,461)        28,245
Provision for loan losses.........................        937           --               --               --            937
Noninterest income................................      4,618         (300)          10,333          (10,300)         4,351
Noninterest expense...............................     16,589           64              521             --           17,174
Provision (benefit) for income taxes..............      2,092          462             (443)            --            2,111
Equity in undistributed earnings of subsidiaries..         --           --           (2,677)           2,677             --
Net income........................................      6,712          911            6,744           (7,623)         6,744
                                                    =========    =========        =========        =========     ==========

2001

Assets............................................  $ 851,250    $  33,601        $ 118,823        $(139,838)    $  863,836
Liabilities.......................................    766,801        1,097           21,883          (22,885)       766,896
Shareholders' equity..............................     84,449       32,504           96,940         (116,953)        96,940
                                                    =========    =========        =========        =========     ==========
Interest income...................................  $  56,058    $   2,028        $     399        $  (1,671)    $   56,814
Interest expense..................................     34,258           --            1,295           (1,671)        33,882
Provision for loan losses.........................      1,075           --               --               --          1,075
Noninterest income................................      3,304          182               32               --          3,518
Noninterest expense...............................     18,350           47              672               --         19,069
Provision (benefit) for income taxes..............        945          735             (540)              --          1,140
Equity in undistributed earnings of subsidiaries..         --           --            6,162           (6,162)            --
Net income........................................      4,734        1,428            5,166           (6,162)         5,166
                                                    =========    =========        =========        =========     ==========

NOTE 3. SECURITIES

         At December 31, 2003 and 2002, there were $254,000 and $992,000, respectively, of securities sold which did not settle until 2004 and 2003, respectively, and accordingly, have been reflected as "securities sold, not settled," in the accompanying "Consolidated Statements of Financial Condition."

                    GA FINANCIAL, INC. 25 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair value of available for sale and held to maturity securities are as follows:


                 DECEMBER 31,
            (DOLLARS IN THOUSANDS)                                           2003
            ----------------------                ----------------------------------------------------------
                                                   AMORTIZED       GROSS            GROSS
                                                     COST      UNREALIZED GAIN  UNREALIZED LOSS   FAIR VALUE
                                                  -----------  ---------------  ---------------   ----------
Available for Sale Securities:
     U.S. government and agency debt..........    $    32,476    $        30       $   (803)      $  31,703
     Mortgage-backed securities...............        182,685          2,287         (1,147)        183,825
     Collateralized mortgage obligations......         18,882            385            (32)         19,235
     Municipal obligations....................         51,905          1,141            (98)         52,948
     Corporate debt obligations...............          4,992            267             --           5,259
     Marketable equity securities.............          6,669          3,109            (33)          9,745
                                                  -----------    -----------       --------       ---------
         Total available for sale securities..    $   297,609    $     7,219       $ (2,113)      $ 302,715
                                                  ===========    ===========       ========       =========
Held to Maturity Securities:
     Corporate debt obligations...............    $     2,994    $        49       $     --       $   3,043
                                                  ===========    ===========       ========       =========


                 DECEMBER 31,
            (DOLLARS IN THOUSANDS)                                           2002
            ----------------------                ----------------------------------------------------------
                                                   AMORTIZED       GROSS            GROSS
                                                     COST      UNREALIZED GAIN  UNREALIZED LOSS   FAIR VALUE
                                                  -----------  ---------------  ---------------   ----------
Available for Sale Securities:
     U.S. government and agency debt..........    $    47,088   $       1,395      $     --       $  48,483
     Mortgage-backed securities...............        161,657           5,084            --         166,741
     Collateralized mortgage obligations......          8,638             495            --           9,133
     Municipal obligations....................         55,167           1,086            --          56,253
     Corporate debt obligations...............         20,587             390            --          20,977
     Marketable equity securities.............          7,520           2,793          (175)         10,138
                                                  -----------    ------------      --------       ---------
         Total available for sale securities..    $   300,657   $      11,243      $   (175)      $ 311,725
                                                  ===========    ============      ========       =========
Held to Maturity Securities:
     Corporate debt obligations...............    $     2,951   $         206      $     --       $   3,157
                                                  ===========    ============      ========       =========


                 DECEMBER 31,
            (DOLLARS IN THOUSANDS)                                           2001
            ----------------------                ----------------------------------------------------------
                                                   AMORTIZED       GROSS            GROSS
                                                     COST      UNREALIZED GAIN  UNREALIZED LOSS   FAIR VALUE
                                                  -----------  ---------------  ---------------   ----------
Available for Sale Securities:
     U.S. government and agency debt..........    $     5,017     $      61        $    (15)      $   5,063
     Mortgage-backed securities...............        139,637         1,090             (86)        140,641
     Collateralized mortgage obligations......         48,803           962             (41)         49,724
     Municipal obligations....................         58,807           196          (1,288)         57,715
     Corporate debt obligations...............         51,058           314             (46)         51,326
     Marketable equity securities.............         25,918         2,775            (670)         28,023
                                                  -----------     ---------        --------       ---------
         Total available for sale securities..    $   329,240     $   5,398        $ (2,146)      $ 332,492
                                                  ===========     =========        ========       =========
Held to Maturity Securities:
     Corporate debt obligations...............    $     2,914     $     224        $     --       $   3,138
                                                  ===========     =========        ========       =========

         Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties. The weighted average yields are based on amortized cost and are on debt securities only; marketable securities are excluded.

         The following table sets forth certain information regarding the amortized cost, fair value, weighted average yield, and contractual maturities of the Company's available for sale and held to maturity securities:

                    GA FINANCIAL, INC. 26 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                   DECEMBER 31,
             (DOLLARS IN THOUSANDS)                                                 2003
             ----------------------             ----------------------------------------------------------------------------
                                                           DUE AFTER   DUE AFTER
                                                 DUE IN     ONE YEAR   FIVE YEARS               TOTAL      TOTAL    WEIGHTED
                                                ONE YEAR    THROUGH     THROUGH    DUE AFTER  AMORTIZED    FAIR     AVERAGE
                                                 OR LESS   FIVE YEARS  TEN YEARS   TEN YEARS    COST       VALUE     YIELD
                                                ---------  ----------  ---------   ---------  ---------  ---------  --------
Available for Sale Securities:
     U.S. government and agency debt...........  $   250   $   14,075  $  18,045   $     106  $  32,476  $  31,703    3.50%
     Mortgage-backed securities................       --           --     65,966     116,719    182,685    183,825    4.54
     Collateralized mortgage obligations.......       --           --      3,012      15,870     18,882     19,235    4.70
     Municipal obligations(1)..................      325        2,593      7,823      41,164     51,905     52,948    6.22
     Corporate debt obligations................       --        4,992         --          --      4,992      5,259    6.41
                                                 -------   ----------  ---------   ---------  ---------  ---------    ----
          Total securities due.................  $   575   $   21,660  $  94,846   $ 173,859  $ 290,940  $ 292,970    4.76%
                                                 -------   ----------  ---------   ---------  ---------  ---------    ----
     Marketable equity securities..............                                                   6,669      9,745
                                                                                              ---------  ---------
          Total available for sale securities..                                                $297,609  $ 302,715
                                                                                              =========  =========
Held to Maturity Securities:
          Corporate debt obligations...........  $ 2,994   $       --  $      --   $      --  $   2,994  $   3,043    6.81%
                                                 =======   ==========  =========   =========  =========  =========    ====

1 The weighted average yield for municipal obligations is on a taxable equivalent basis.

         Proceeds from sales of available for sale securities for the year ended December 31, 2003 were approximately $108.4 million. Gross gains of approximately $2.1 million and gross losses of approximately $116,000 were realized for the year ended December 31, 2003.

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

         The following table sets forth certain information relating to the estimated fair value and unrealized losses on the Company's security portfolio. Unrealized losses have been segregated into those existing for less than twelve months and those existing for twelve months or longer.

                 DECEMBER 31,
           (DOLLARS IN THOUSANDS)                                                     2003
           ----------------------               -----------------------------------------------------------------------------------
                                                    LESS THAN 12 MONTHS        12 MONTHS OR LONGER        TOTAL          TOTAL
                                                FAIR VALUE UNREALIZED LOSS  FAIR VALUE UNREALIZED LOSS  FAIR VALUE  UNREALIZED LOSS
                                                --------------------------  --------------------------  ---------------------------
Available for Sale Securities:
     U.S. government and agency debt..........   $ 30,983     $  (803)        $  --        $    --        $ 30,983     $   (803)
     Mortgage-backed securities...............    102,568      (1,147)           --             --         102,568       (1,147)
     Collateralized mortgage obligations......      5,089         (32)           --             --           5,089          (32)
     Municipal obligations....................      8,079         (96)          222             (2)          8,301          (98)
     Corporate debt obligations...............         --          --            --             --              --           --
     Marketable equity securities.............        468         (33)           --             --             468          (33)
                                                 --------     -------         -----        -------        --------     --------
         Total available for sale securities..   $147,187     $(2,111)        $ 222        $    (2)       $147,409     $ (2,113)
                                                 ========     =======         =====        =======        ========     ========
Held to Maturity Securities:
     Corporate debt obligations...............         --          --            --             --              --           --
                                                 ========     =======         =====        =======        ========     ========

                    GA FINANCIAL, INC. 27 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         At December 31, 2003, thirteen U.S. government and agency debt securities totaling $31.0 million had unrealized losses of approximately $803,000, thirty mortgage-backed securities issued by U.S. government agencies totaling $102.6 million had unrealized losses of approximately $1.1 million, and one collateralized mortgage obligation issued by the Federal National Mortgage Association totaling $5.1 million had an unrealized loss of $32,000. In addition, sixteen municipal obligations with an aggregate balance of $8.3 million had unrealized losses of $98,000 at December 31, 2003 and one marketable equity security totaling $468,000 had an unrealized loss of $33,000. All unrealized losses in the securities portfolio, with the exception of one municipal obligation with a balance of $222,000 and an unrealized loss of $2,000, have existed for less than twelve months. The U.S. government or its agencies guarantee the U.S. government and agency debt securities, mortgage-backed securities, and collateralized mortgage obligations. The municipal obligations are "bank investment-grade" and include insurance, while the marketable equity security is a trust preferred security issued by a large northeast bank whose financial stability dictates the reliability of principal and interest payments. Despite the guarantees of the U. S. government and its agencies and the financial stability of the entities responsible for forwarding principal and interest payments, all of the aforementioned securities are rate sensitive instruments whose values fluctuate with the market. In all cases, principal and interest payments are not at risk, but principal may be lost if the security is sold while an unrealized loss exists. No loss of principal will occur if the securities are called or held to maturity. The impairment in these securities was the result of an upward movement in long-term interest rates. The value of securities will continue to fluctuate based on market changes and maturity dates of individual securities.

         Based on management's review and evaluation of each security as to the underlying nature of the instrument and its issuer, current industry and economic conditions, and the interest rate environment, an "other than temporary" decline adjustment at December 31, 2003 on the securities portfolio was not deemed appropriate.

NOTE 4. LOANS

         Loans consist of the following:

                                 DECEMBER 31,
                            (DOLLARS IN THOUSANDS)                         2003      2002        2001      2000       1999
                            ----------------------                      ---------- ---------  ---------  ---------  ---------
Loan Balances:
Mortgage Loans:
     Residential......................................................  $  208,536 $ 218,905  $ 259,154  $ 276,611  $ 255,993
     Multi-family.....................................................      20,421    10,629      9,782      5,575      4,405
     Commercial real estate...........................................     121,426   100,376     63,769     23,495     17,592
     Commercial and residential construction and development, net(1)..      53,452    29,506     25,500     11,813        753
                                                                        ---------- ---------  ---------  ---------  ---------
         Total mortgage loans.........................................     403,835   359,416    358,205    317,494    278,743
Consumer Loans:
     Home equity......................................................      83,939    74,959     62,249     54,458     50,872
     Unsecured personal...............................................       3,399     2,993      2,775      2,489      2,109
     Loans on deposit accounts........................................         475       940      1,322      1,521      1,725
     Automobile.......................................................         137       212        174         --         --
                                                                        ---------- ---------  ---------  ---------  ---------
         Total consumer loans.........................................      87,950    79,104     66,520     58,468     54,706
Commercial Business Loans:
     Secured business.................................................      24,944    23,240     14,852      6,431      2,758
     Unsecured business...............................................       7,090     7,620      3,029        813         37
                                                                        ---------- ---------  ---------  ---------  ---------
         Total commercial business loans..............................      32,034    30,860     17,881      7,244      2,795
Education loans held for sale.........................................          --    14,795     14,732     19,359     19,158
Deferred fees.........................................................          (6)     (107)      (330)      (464)      (162)
                                                                        ---------- ---------  ---------  ---------  ---------
         Total loans..................................................     523,813   484,068    457,008    402,101    355,240
Less:
     Allowance for loan losses........................................      (4,672)   (3,896)    (3,210)    (2,268)    (1,731)
                                                                        ---------- ---------  ---------  ---------  ---------
         Net loans....................................................  $  519,141 $ 480,172  $ 453,798  $ 399,833  $ 353,509
                                                                        ========== =========  =========  =========  =========

1 Amounts for 2003, 2002, 2001, 2000, and 1999 are net of available funds for disbursement of $25.2 million, $21.6 million, $19.0 million, $13.6 million, and $2.9 million, respectively.

                    GA FINANCIAL, INC. 28 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The following table sets forth the remaining contractual loan maturities:

                       DECEMBER 31,
                  (DOLLARS IN THOUSANDS)                                                   2003
                  ----------------------                        ------------------------------------------------------
                                                                                   DUE AFTER
                                                                 DUE IN ONE     ONE YEAR THROUGH  DUE AFTER    TOTAL
                                                                YEAR OR LESS       FIVE YEARS     FIVE YEARS   LOANS
                                                                ------------       ----------     ----------  --------
Remaining Contractual Loan Maturities:
Mortgage Loans:
     Residential..............................................   $       46        $    2,360     $  206,130  $208,536
     Multi-family and commercial real estate..................          681             6,388        134,778   141,847
     Commercial and residential construction and development..       20,956            17,431         15,065    53,452
                                                                 ----------        ----------     ----------  --------
         Total mortgage loans.................................       21,683            26,179        355,973   403,835
Consumer loans................................................       28,591            13,229         46,130    87,950
Commercial business loans.....................................       17,407             2,323         12,304    32,034
                                                                 ----------        ----------     ----------  --------
         Sub-total loans......................................   $   67,681        $   41,731     $  414,407   523,819
Less:
     Deferred fees............................................                                                      (6)
                                                                                                              --------
         Total loans..........................................                                                $523,813
                                                                                                              ========

         The following table sets forth, at December 31, 2003, the loans contractually due after December 31, 2004, and whether such loans have fixed or adjustable interest rates:

                    (DOLLARS IN THOUSANDS)                        FIXED       ADJUSTABLE       TOTAL
                    ----------------------                        -----       ----------       -----
Loans Contractually Due:
Mortgage Loans:
     Residential..............................................  $ 121,630     $   86,860     $ 208,490
     Multi-family and commercial real estate..................     41,434         99,732       141,166
     Commercial and residential construction and development..      8,557         23,939        32,496
                                                                ---------     ----------     ---------
         Total mortgage loans.................................    171,621        210,531       382,152
Consumer loans................................................     59,359             --        59,359
Commercial business loans.....................................      7,025          7,602        14,627
                                                                ---------     ----------     ---------
         Total loans..........................................  $ 238,005     $  218,133     $ 456,138
                                                                =========     ==========     =========

                    GA FINANCIAL, INC. 29 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The Company purchased, from local correspondent lenders, approximately $89.6 million and $47.3 million, in 2003 and 2002, respectively, of residential loans collateralized by single-family properties located primarily inside its market area, as compared to the purchase of pooled loans located in states not serviced by the Company as in prior years.

         In the ordinary course of business, the Company has transactions, including loans, with the Company's principal officers and directors and their related interests. Related party loans outstanding were approximately $2.0 million and $1.1 million at December 31, 2003 and 2002, respectively.

         The following table sets forth the information regarding nonperforming loans, foreclosed assets, and nonperforming assets:

                            DECEMBER 31,
                      (DOLLARS IN THOUSANDS)                          2003       2002       2001       2000      1999
                      ----------------------                         -------   --------   ---------   -------   -------
Nonperforming Loans, Foreclosed Assets, and Nonperforming Assets:
Mortgage Loans:
     Residential...................................................  $   780   $    876   $     783   $   636   $   856
     Multi-family..................................................       --         --          --        --        --
     Commercial real estate........................................       --         --          18        --        --
     Commercial and residential construction and development.......       --         --          --        --        --
                                                                     -------   --------   ---------   -------   -------
         Total mortgage loans......................................      780        876         801       636       856
Consumer Loans:
     Home equity...................................................      296        579         638       558       584
     Unsecured personal............................................        8          3           4        25        23
     Loans on deposit accounts.....................................       --         --          --        --        --
     Automobile....................................................       --         --          --        --        --
                                                                     -------   --------   ---------   -------   -------
         Total consumer loans......................................      304        582         642       583       607
Commercial Business Loans:
     Secured business..............................................       --         --          50        --        --
     Unsecured business............................................       --         --          25        --        --
                                                                     -------   --------   ---------   -------   -------
         Total commercial business loans...........................       --         --          75        --        --
Education loans held for sale......................................       --         12          --         1        13
                                                                     -------   --------   ---------   -------   -------
         Total nonperforming loans.................................    1,084      1,470       1,518     1,220     1,476
                                                                     =======   ========   =========   =======   =======
Foreclosed assets..................................................      131         34         154       154       345
                                                                     -------   --------   ---------   -------   -------
         Total nonperforming assets................................  $ 1,215   $  1,504   $   1,672   $ 1,374   $ 1,821
                                                                     =======   ========   =========   =======   =======
Nonperforming loans to total loans.................................     0.21%      0.30%       0.33%     0.30%     0.42%
Nonperforming assets to assets.....................................     0.14       0.18        0.19      0.15      0.21
Allowance for loan losses to total loans...........................     0.89       0.80        0.70      0.56      0.49
Allowance for loan losses to nonperforming assets..................   384.53     259.04      191.99    165.07     95.06
                                                                     =======   ========   =========   =======   =======

                    GA FINANCIAL, INC. 30 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of activity in the allowance for loan losses:

                     YEAR ENDED DECEMBER 31,
                     (DOLLARS IN THOUSANDS)                                2003        2002       2001        2000     1999
                     ----------------------                             ----------   --------   --------    -------   -------
Allowance for Loan Losses:
   Balance at beginning of year.......................................  $   3,896    $  3,210   $  2,268    $ 1,731   $ 1,604
      Charge-offs:
         Mortgage Loans:
             Residential..............................................       (215)         (1)        --        (40)      (19)
             Multi-family.............................................         --          --         --         --        --
             Commercial real estate...................................         --          --         --         --        --
             Commercial and residential construction and development..         --          --         --         --        --
                                                                        ---------    --------   --------    -------   -------
                 Total mortgage loans.................................       (215)         (1)        --        (40)      (19)
         Consumer Loans:
             Home equity..............................................        (37)        (40)       (92)        (9)     (164)
             Unsecured personal.......................................        (83)        (95)       (53)       (60)      (15)
             Loans on deposit accounts................................         --          --         --         --        --
             Automobile...............................................         --          --         --         --        --
                                                                        ---------    --------   --------    -------   -------
                 Total consumer loans.................................       (120)       (135)      (145)       (69)     (179)
         Commercial Business Loans:
             Secured business.........................................       (230)       (113)        --         --        --
             Unsecured business.......................................         --         (34)        --         --        --
                                                                        ---------    --------   --------    -------   -------
                 Total commercial business loans......................       (230)       (147)        --         --        --
         Education loans held for sale................................         --          --         (3)        (2)      (71)
                                                                        ---------    --------   --------    -------   -------
      Total charge-offs...............................................       (565)       (283)      (148)      (111)     (269)
      Recoveries......................................................        266          32         15         18         6
                                                                        ---------    --------   --------    -------   -------
          Net charge-offs.............................................       (299)       (251)      (133)       (93)     (263)
      Provision for loan losses.......................................      1,075         937      1,075        630       390
                                                                        ---------    --------   --------    -------   -------
   Balance at end of year.............................................  $   4,672    $  3,896   $  3,210    $ 2,268   $ 1,731
                                                                        =========    ========   ========    =======   =======
Ratio of net charge-offs to average loans outstanding.................       0.05%       0.05%      0.03%      0.03%     0.08%
                                                                        =========    ========   ========    =======   =======

The following table sets forth the allowance for loan losses by categories listed and the percent of total loans:

                   DECEMBER 31,
              (DOLLARS IN THOUSANDS)                       2003               2002               2001
              ----------------------                 -----------------  -----------------  -----------------
                                                              PERCENT            PERCENT            PERCENT
                                                              OF TOTAL           OF TOTAL           OF TOTAL
                                                     BALANCE    LOANS   BALANCE   LOANS    BALANCE   LOANS
                                                     -------  --------  -------  --------  -------  --------
Allowance for Loan Losses by Categories/Percent:
Mortgage Loans:
  Residential.....................................   $   608    39.81%  $   644    45.20%  $   897    56.64%
  Multi-family....................................       408     3.90       213     2.19       196     2.14
  Commercial real estate..........................     2,453    23.18     2,047    20.74     1,278    13.95
  Commercial and residential
      construction and development................       535    10.21       295     6.10       255     5.58
                                                     -------   ------   -------   ------   -------   ------
          Total mortgage loans....................     4,004    77.10     3,199    74.23     2,626    78.31
Consumer loans....................................       508    16.79       537    16.34       484    14.56
Commercial business loans.........................       160     6.11       160     6.37       100     3.91
Education loans held for sale.....................        --       --        --     3.06        --     3.22
                                                     -------   ------   -------   ------   -------   ------
          Total allowance for loan losses.........   $ 4,672   100.00%  $ 3,896   100.00%  $ 3,210   100.00%
                                                     =======   ======   =======   ======   =======   ======

                   DECEMBER 31,
              (DOLLARS IN THOUSANDS)                       2000               1999
              ----------------------                 -----------------  -----------------
                                                              PERCENT            PERCENT
                                                              OF TOTAL           OF TOTAL
                                                     BALANCE   LOANS    BALANCE   LOANS
                                                     -------  --------  -------  --------
Allowance for Loan Losses by Categories/Percent:
Mortgage Loans:
  Residential.....................................   $ 1,079   68.68%   $   773   72.02%
  Multi-family....................................       111    1.39         87    1.24
  Commercial real estate..........................       470    5.84        349    4.95
  Commercial and residential
      construction and development................       118    2.94          7    0.21
                                                     -------  ------    -------   -----
          Total mortgage loans....................     1,778   78.85      1,216   78.42
Consumer loans....................................       454   14.54        501   15.40
Commercial business loans.........................        36    1.80         14    0.79
Education loans held for sale.....................        --    4.81         --    5.39
                                                     -------  ------    -------   -----
          Total allowance for loan losses.........   $ 2,268  100.00%   $ 1,731  100.00%
                                                     =======  ======    =======  ======

                    GA FINANCIAL, INC. 31 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREMISES AND EQUIPMENT

         Premises and equipment consist of the following:

DECEMBER 31,
(DOLLARS IN THOUSANDS)                                     2003          2002
----------------------                                   --------      --------
Premises and Equipment:
      Land .........................................     $  1,908      $  1,142
      Land improvements ............................          480           458
      Office buildings .............................        9,559         9,613
      Equipment ....................................       11,291        11,041
                                                         --------      --------
           Total premises and equipment ............       23,238        22,254
      Accumulated depreciation .....................      (16,646)      (15,965)
                                                         --------      --------
           Total premises and equipment, net .......     $  6,592      $  6,289
                                                         ========      ========

         The Company owns the building and land for its administrative office and eight of its community offices, and leases the remaining four.

         The Company recognized depreciation expense of approximately $895,000, $937,000, and $982,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

         The Company has operating leases relating to premises and equipment which expire on various dates. Annual lease expenses were $748,000, $745,000, and $456,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Approximate future minimum annual lease commitments are as follows:

YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)   AMOUNT
----------------------   ------
2004 .................   $1,034
2005 .................      418
2006 .................      336
2007 .................      264
2008 .................      103
Thereafter ...........       82
                         ======

NOTE 6. DEPOSITS

         Noninterest-bearing and interest-bearing deposits are summarized as follows:

DECEMBER 31,
(DOLLARS IN THOUSANDS)                                            2003                             2002
----------------------                               -------------------------------  -------------------------------
                                                     WEIGHTED             PERCENT OF  WEIGHTED             PERCENT OF
                                                     AVERAGE                TOTAL     AVERAGE                TOTAL
                                                       COST     BALANCE     BALANCE     COST     BALANCE    BALANCE
                                                     --------  ---------  ----------  --------  ---------  ----------
Noninterest-bearing deposits ......................            $  34,312     6.41%              $  30,701     5.86%
Interest-bearing Deposits:
      Non-certificate Deposits:
           Checking accounts ......................    0.31%      37,478     7.00       0.50%      39,691     7.57
           Money market deposit accounts ..........    1.57      116,021    21.69       2.31       69,546    13.27
           Savings accounts .......................    0.76      128,399    24.00       2.15      149,229    28.48
                                                       ----    ---------    -----       ----    ---------    -----
                Total non-certificate deposits ....              316,210    59.10                 289,167    55.18
      Certificates of Deposit:
           0% to 3.99% ............................    2.40      125,732    23.50       2.60       96,135    18.34
           4.00% to 4.99% .........................    4.56       27,544     5.15       4.49       39,024     7.45
           5.00% to 5.99% .........................    5.20       28,422     5.31       5.23       35,427     6.76
           6.00% and above ........................    6.59       37,149     6.94       6.64       64,314    12.27
                                                       ----    ---------   ------       ----    ---------   ------
                Total certificates of deposit .....    3.75%     218,847    40.90       4.40%     234,900    44.82
                                                       ----    ---------   ------       ----    ---------   ------
Total interest-bearing deposits ...................              500,745    93.59                 493,366    94.14
                                                               ---------   ------               ---------   ------
Total deposits ....................................            $ 535,057   100.00%              $ 524,067   100.00%
                                                               =========   ======               =========   ======

         The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $29.2 million at December 31, 2003. Deposits in excess of $100,000 are not federally insured. At December 31, 2003 the Bank had certificates of deposit in amounts of $100,000 or more maturing as follows:

DECEMBER 31,
(DOLLARS IN THOUSANDS)                     2003
-------------------------------------    --------
Certificates of Deposit:
 Three months or less ...............    $  3,078
 Over 3 through 6 months ............       1,391
 Over 6 through 12 months ...........       3,721
 Over 12 months .....................      20,971
                                         --------
   Total certificates of deposit ....    $ 29,161
                                         ========

                     GA FINANCIAL, INC. 32 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The following tables present, by various rate categories, the amount and year of maturity of the certificates of deposit outstanding at December 31, 2003 and 2002:

DECEMBER 31, 2003
(DOLLARS IN THOUSANDS)                                                       YEAR OF MATURITY
----------------------------------------------   --------------------------------------------------------------------------
                                                   2004       2005       2006       2007       2008    THEREAFTER   TOTAL
                                                 --------   --------   --------   --------   --------  ----------  --------
Certificates of Deposit/Actual Interest Rates:
      0% to 3.99% ............................   $ 71,796   $ 20,591   $ 12,529   $  2,654   $ 17,794   $    368   $125,732
      4.00% to 4.99% .........................      6,430      1,857      5,084     13,369        608        196     27,544
      5.00% to 5.99% .........................        605        297     12,292     14,999         86        143     28,422
      6.00% and above ........................      3,759     29,407      3,438         16        490         39     37,149
                                                 --------   --------   --------   --------   --------   --------   --------
           Total certificates of deposit .....   $ 82,590   $ 52,152   $ 33,343   $ 31,038   $ 18,978   $    746   $218,847
                                                 ========   ========   ========   ========   ========   ========   ========

DECEMBER 31, 2002
(DOLLARS IN THOUSANDS)                                                         YEAR OF MATURITY
----------------------------------------------   --------------------------------------------------------------------------
                                                   2003       2004       2005       2006       2007    THEREAFTER   TOTAL
                                                 --------   --------   --------   --------   --------  ----------  --------
Certificates of Deposit/Actual Interest Rates:
      0% to 3.99% ............................   $ 57,539   $ 27,162   $  9,325   $  1,029   $  1,012   $     68   $ 96,135
      4.00% to 4.99% .........................     11,254      6,559      1,989      5,211     13,597        414     39,024
      5.00% to 5.99% .........................      7,248        587        312     12,160     14,881        239     35,427
      6.00% and above ........................     27,551      3,717     29,227      3,374         15        430     64,314
                                                 --------   --------   --------   --------   --------   --------   --------
           Total certificates of deposit .....   $103,592   $ 38,025   $ 40,853   $ 21,774   $ 29,505   $  1,151   $234,900
                                                 ========   ========   ========   ========   ========   ========   ========

         Interest expense on deposits is summarized as follows:

YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                      2003      2002      2001
----------------------                     -------   -------   -------
Deposits:
  Interest-bearing checking accounts....   $   149   $   227   $   419
  Money market deposit accounts ........     2,010     1,545     2,457
  Savings accounts .....................     1,918     3,271     2,961
  Certificates of deposit ..............     8,786    12,028    14,843
                                           -------   -------   -------
           Total deposits ..............   $12,863   $17,071   $20,680
                                           =======   =======   =======

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

         FHLB advances by year of maturity at December 31, 2003 and 2002 are summarized as follows:

DECEMBER 31,                            WEIGHTED
(DOLLARS IN THOUSANDS)       2003     AVERAGE COST
------------------------   --------   ------------
FHLB Advances:
 2004 ..................   $ 59,150       1.23%
 2005 ..................     17,000       2.94
 2006 ..................         --         --
 2007 ..................         --         --
 2008 ..................     63,000       5.30
 2009 and thereafter ...    111,575       5.10
                           --------       ----
  Total FHLB advances ..   $250,725       4.09%
                           ========       ====

DECEMBER 31,                            WEIGHTED
(DOLLARS IN THOUSANDS)       2002     AVERAGE COST
------------------------   --------   ------------
FHLB Advances:
  2003 .................   $ 30,000       1.78%
  2004 .................     17,000       5.28
  2005 .................         --         --
  2006 .................         --         --
  2007 .................         --         --
  2008 and thereafter ..    174,575       5.17
                           --------       ----
   Total FHLB advances .   $221,575       4.72%
                           ========       ====

         FHLB "convertible select" advances are long-term borrowings with terms of up to ten years which have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, and quarterly thereafter, the FHLB may convert the advance to an adjustable-rate advance at their option. If the advance is converted to an adjustable-rate advance, the Bank has the option at the conversion date or on any future quarterly rate reset date, to prepay the advance with no prepayment fee. The Bank had $174.6 million of convertible select advances at December 31, 2003 and 2002, respectively.

                     GA FINANCIAL, INC. 33 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         Advances from the FHLB are collateralized entirely by qualifying securities and loans, totaling $574.3 million at December 31, 2003. These advances are subject to restrictions or penalties related to prepayments. The Bank's maximum borrowing capacity with the FHLB was $521.5 million at December 31, 2003.

         The Company also has FHLB "RepoPlus" advances, which are short-term borrowings maturing within one day to one year, bear a fixed interest rate, and are subject to prepayment penalty.

         Average outstanding short-term FHLB advances for 2003, 2002, and 2001 were $44.7 million, $31.1 million, and $43.8 million, and the related weighted average costs were 2.04%, 3.46%, and 5.51%, respectively.

         The maximum amount of short-term FHLB advances outstanding at any month-end during 2003, 2002, and 2001 were $65.7 million, $38.0 million, and $47.0 million, respectively.

NOTE 8. INCOME TAXES

         Income tax expense (benefit) applicable to income before taxes consists of:

YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                   2003       2002       2001
--------------------------------------------------------------------    -------    -------    -------
Federal Provision:
      Current ......................................................    $ 2,111    $ 2,245    $ 1,397
      Deferred .....................................................       (487)      (689)      (697)
                                                                        -------    -------    -------
           Total federal ...........................................      1,624      1,556        700
                                                                        -------    -------    -------
State Provision:
      Current ......................................................        368        555        440
                                                                        -------    -------    -------
  Total provision for income taxes..................................    $ 1,992    $ 2,111    $ 1,140
                                                                        =======    =======    =======

         In addition to amounts applicable to income before taxes, the following income tax (benefit) expense amounts were recorded in shareholders' equity:

YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                   2003       2002       2001
--------------------------------------------------------------------    -------    -------    -------
Unrealized (losses) gains on available for sale securities .........    $(2,205)   $ 2,885    $ 2,672
Compensation expense for tax in excess of
      financial statement amount ...................................       (263)      (158)      (138)
                                                                        =======    =======    =======

         A reconciliation of the federal statutory tax rate to the tax rate applicable to income before federal income taxes is as follows:

YEAR ENDED DECEMBER 31,                                                  2003       2002       2001
--------------------------------------------------------------------    -------    -------    -------
Tax Rate:
  Federal statutory rate ...........................................       34.0%      34.0%      34.0%
  State income taxes, net of federal benefit........................        2.8        4.1        4.6
  Tax exempt income, net ...........................................      (10.5)     (10.5)     (14.7)
  Low income housing tax credits ...................................       (4.7)      (4.7)      (6.7)
  Other ............................................................        1.7        0.9        0.9
                                                                          -----      -----      ------
     Total tax rate ................................................       23.3%      23.8%      18.1%
                                                                          =====      =====      ======

                     GA FINANCIAL, INC. 34 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         The deferred tax assets and deferred tax liabilities recorded on the "Consolidated Statements of Financial Condition" are as follows:

DECEMBER 31,
(DOLLARS IN THOUSANDS)                                         2003                          2002
------------------------------------------------   ---------------------------   ---------------------------
                                                   DEFERRED TAX   DEFERRED TAX   DEFERRED TAX   DEFERRED TAX
                                                       ASSET       LIABILITY        ASSET        LIABILITY
                                                   ------------   ------------   ------------   ------------
Deferred Tax Assets/Liabilities:
      Tax bad debt reserve .....................      $   --         $   --         $   --         $  128
      Allowance for loan losses ................       1,588             --          1,325             --
      Loan origination fees/costs ..............          --             --             54             --
      Depreciation/amortization ................          --            202             --            327
      Net unrealized holding gains/losses
           on securities available for sale ....          --          1,890             --          4,094
      Other ....................................         695             --            668             --
                                                      ------         ------         ------         ------
Total deferred tax assets/liabilities ..........      $2,283         $2,092         $2,047         $4,549
                                                      ======         ======         ======         ======

     Net accumulated deferred income tax assets and liabilities at December 31, 2003 and 2002 were $191,000 and $2.5 million, respectively.

         The Company determined that it was not required to establish a valuation allowance for deferred tax assets because it is management's assertion that the deferred tax assets are likely to be realized through carrybacks to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

NOTE 9. EMPLOYEE BENEFIT PLANS

         Currently, the Company offers a 401(k) program, for all eligible employees, permitting participants to defer a maximum of 20% of their base salary with the Company contributing a 50% match on the first 6% of the employee's deferred salary. Compensation expense relating to the 401(k) match was $131,000 for 2003, $131,000 for 2002, and $135,000 for 2001.

         The Company has established, for all eligible employees who have attained the age of 21, an Employee Stock Ownership Plan ("ESOP").The ESOP borrowed an aggregate of $7.1 million from the Company and purchased 712,000 common shares issued in March of 1996. The Bank intends to make scheduled discretionary cash contributions to the ESOP sufficient to service and repay the amounts borrowed over a period of up to 14 years. In connection with the formation of the ESOP, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 93-6,"Employers' Accounting for Employee Stock Ownership Plans." As shares in the ESOP are earned and committed to be released, compensation expense is recorded based on their average fair value during each reporting period. The difference between the average fair value of the shares committed to be released and the cost of those shares to the ESOP is charged or credited to additional paid-in capital. The balance of unearned shares held by the ESOP is shown as a reduction of shareholders' equity. Only those shares in the ESOP which have been earned and are committed to be released are included in the computation of earnings per share.

         At December 31, 2003, 2002, and 2001, there were 335,075, 456,918, and
403,881 shares in the ESOP which were earned and committed to be released. Shares released are based on the interest method. Compensation expense related to the ESOP amounted to $1.1 million, $791,000, and $856,000 for the years ended December 31, 2003, 2002, and 2001, respectively. The average fair value of the stock was $26.87, $18.92, and $15.34 for the years 2003, 2002, and 2001.
Dividends received on allocated ESOP shares in 2003, 2002, and 2001 amounted to $228,000, $212,000, and $198,000, respectively, and were utilized to reduce compensation expense. Dividends received on unallocated ESOP shares in 2003, 2002, and 2001 amounted to $204,000, $222,000, and $272,000, respectively, and were used to reduce current principal payments on the ESOP loan. The fair value at December 31, 2003 and 2002 of the unearned shares in the ESOP was $7.1 million and $6.0 million, respectively, based on the market price of the company's common stock of approximately $34.73 and $23.70, respectively on those dates. The principal amount due on the ESOP loan at December 31, 2003 and 2002 was $2.5 million and $3.0 million, respectively. The total unallocated number of shares in the ESOP at December 31, 2003 and 2002 were 204,954 and 255,082, respectively.

         The Bank has purchased life insurance policies on the lives of certain employees of the Bank. By way of separate split dollar agreements, the policy interest is divided between the Bank and the employees. The Bank owns the policy, cash surrender value, including accumulated policy earnings, and the policy death benefit over and above the death benefit endorsed to the employee/beneficiary. Income recognized in 2003, 2002, and 2001, as a result of increased cash surrender value, was approximately $654,000, $576,000, and $470,000, respectively.

NOTE 10. CAPITAL REQUIREMENTS AND REGULATORY RESTRICTIONS

CAPITAL REQUIREMENTS

         The Company is not required to maintain any minimum level of capital; however, the Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by

                     GA FINANCIAL, INC. 35 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

         Quantitative measures established by regulation, to ensure capital adequacy, require the Bank to maintain minimum ratios of tier I core (leverage) capital to adjusted total assets, tier I and total risk-based capital to risk-weighted assets, and tangible capital. At December 31, 2003, the Bank met all capital adequacy requirements to which it is subject.

         The Bank has consistently maintained regulatory capital ratios at or above the well capitalized standards. To be categorized as well-capitalized, the Bank must maintain minimum tier I core (leverage), tier I and total risk-based, and tangible capital ratios as set forth in the table below.

         At December 31, 2003 and 2002, the Bank exceeded all capital requirements and has not been notified by the OTS that it is in need of more than normal supervision. The Bank is considered well-capitalized under prompt corrective action provisions at December 31, 2003 and 2002.

         OTS regulations impose limitations upon all capital distributions such as cash dividends, payments to repurchase its shares, and payments to shareholders of another institution in a cash-out merger. Under the regulation, an application to and the approval of the OTS is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution if, like the Bank, it is a subsidiary of a holding company. In the event the Bank's capital fell below its regulatory requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The Bank paid dividends of $6.0 million and $10.3 million to the Company in 2003 and 2002, respectively.

         The Bank's capital amounts and ratios are as follows:

                                     ACTUAL        MINIMUM REQUIREMENT   WELL-CAPITALIZED REQUIREMENT
                               -----------------   -------------------   ----------------------------
DECEMBER 31,
(DOLLARS IN THOUSANDS)         AMOUNT     RATIO     AMOUNT     RATIO         AMOUNT        RATIO
                               -------   -------    -------   -------       -------       -------
2003

Tier I core (leverage) ....    $79,258     9.06%    $34,994    4.00%        $43,742         5.00%
Tier I risk-based .........     79,258    15.77      20,106    4.00          30,159         6.00
Total risk-based ..........     84,820    16.87      40,212    8.00          50,265        10.00
Tangible ..................     79,258     9.06      13,123    1.50             N/A          N/A
                               =======    =====     =======    ====         =======        =====
2002

Tier I core (leverage) ....    $78,532     9.44%    $33,276    4.00%        $41,595         5.00%
Tier I risk-based .........     78,532    17.23      18,234    4.00          27,351         6.00
Total risk-based ..........     83,505    18.32      36,468    8.00          45,585        10.00
Tangible ..................     78,532     9.44      12,478    1.50             N/A          N/A
                               =======    =====     =======    ====         =======        =====

REGULATORY RESTRICTIONS

         Pursuant to Regulation D of the Federal Reserve, the Bank is required to maintain certain balances which include both cash on hand and deposits with the Federal Reserve. The amount of these balances at December 31, 2003 and 2002 approximated $3.2 million and $2.8 million, respectively.

NOTE 11. CONTINGENT LIABILITIES

         The Company is subject to a number of asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, after consultation with legal counsel, the resolution of these claims will not have a material adverse effect on the Company's financial position, liquidity, or results of operations.

NOTE 12. FAIR VALUE OF FINANCIAL

INSTRUMENTS/CONCENTRATIONS OF CREDIT RISK

         SFAS No. 107,"Disclosures about Fair Value of Financial Instruments," requires the determination of fair value for certain of the Company's assets, liabilities, and off-balance sheet liabilities. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

                    GA FINANCIAL, INC. 36 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

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

LOANS

         Fair values are estimated for loan portfolios with similar financial characteristics by discounting contractual cash flows with adjustments for estimated prepayments. Assumptions regarding cash flows and discount rates were judgmentally determined using available internal information which management believes to be reasonable, taking into consideration the credit rating of the counterparties, current interest rates, and remaining maturities.

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

         The following table presents the estimates of fair value of financial instruments:


                                                  2003                     2002
                                         -----------------------   -----------------------
            DECEMBER 31,                 ESTIMATED     CARRYING    ESTIMATED     CARRYING
       (DOLLARS IN THOUSANDS)            FAIR VALUE     VALUE      FAIR VALUE     VALUE
       ----------------------            ----------   ----------   ----------   ----------
Financial Assets:
   Cash .............................    $   17,281   $   17,281   $   21,343   $   21,343
   Held for trading securities ......            --           --          129          129
   Available for sale securities ....       302,715      302,715      311,725      311,725
   Held to maturity securities ......         3,043        2,994        3,157        2,951
   Loans (1) ........................       530,774      519,141      502,706      480,172
   FHLB stock .......................        14,833       14,833       12,019       12,019
                                         ----------   ----------   ----------   ----------
     Total financial assets .........    $  868,646   $  856,964   $  851,079   $  828,339
                                         ==========   ==========   ==========   ==========
Financial Liabilities:
   Noninterest-bearing deposits .....    $   34,312   $   34,312   $   30,701   $   30,701
   Interest-bearing deposits ........       505,835      500,745      501,387      493,366
   Borrowed funds ...................       267,388      250,725      243,178      221,575
                                         ----------   ----------   ----------   ----------
     Total financial liabilities ....    $  807,535   $  785,782   $  775,266   $  745,642
                                         ==========   ==========   ==========   ==========

1 Balance represents total loans net of deferred fees and allowance for loan losses.

                    GA FINANCIAL, INC. 37 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         Commitments to extend credit are both fixed and variable rate commitments. The estimated fair value of loan commitments at both December 31, 2003 and 2002 were equal to the carrying value of the commitments on those dates.

         The Company also has loan commitments which contain off-balance sheet risk. These commitments are transacted in the normal course of business to meet the financing needs of its customers. These instruments involve elements of credit risk in excess of the amount recognized in the consolidated financial statements. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments and the commitments generally expire. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held includes residential real estate and income-producing properties. Total commitments to extend credit, available funds for disbursement, and undisbursed lines of credit at December 31, 2003 and 2002 were $99.9 million and $98.3 million, respectively and include both loan commitments and unused lines of credit which bear market rates at the time the commitments are exercised. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

         The Company also issues standby letters of credit in the normal course of business that are included in the total commitment amount at December 31, 2003. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party. The Company is required to perform under a standby letter of credit when drawn upon by the guaranteed third party in the case of nonperformance by the Company's customer. The credit risk associated with standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to normal credit policies. Collateral may be obtained based on management's credit assessment of the customer. The maximum potential amount of future payments the Company could be required to make under these standby letters of credit at December 31, 2003 is $4.9 million. No liability has been recognized by the Company for these obligations. There are no recourse provisions that would enable the Company to recover any amounts from third parties.

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

         The Company's origination of loans is primarily concentrated in the local southwestern Pennsylvania market. Purchased loans are primarily concentrated inside its market area in Pennsylvania, through the utilization of local correspondent lenders, as compared to the purchase of pooled loans located in states not serviced by the Company as in prior years. The Company has no significant concentrations of credit risk with any individual counterparty.

NOTE 13. SAIF ASSESSMENT

         Effective January 1, 1997, Savings Bank Insurance Fund ("SAIF") members have the same risk-based assessment schedule as Bank Insurance Fund ("BIF") members. The Bank, as a well capitalized bank, will pay no assessment for deposit insurance coverage. However, all SAIF and BIF institutions including the Bank are responsible for sharing the cost of interest payments on the Financing Corporation bonds. For the years ended December 31, 2003, 2002, and 2001, the cost to the Bank approximated 1.6, 1.7, and 1.9 basis points, respectively, for SAIF deposits. The annual cost to the Bank was $85,000, $92,000, and $98,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTE 14. SUPPLEMENTARY CASH FLOW INFORMATION

         Cash paid for the years ended December 31, for interest and income taxes was approximately $23.1 million and $3.1 million, respectively in 2003, $28.8 million and $2.1 million, respectively, in 2002, and $34.3 million and $1.8 million, respectively, in 2001. Noncash investing and financing activity consisted of securities sold not settled which totaled $254,000, $992,000, and $3.5 million at December 31, 2003, 2002, and 2001, respectively. The Company transferred $195,000, $401,000, and $409,000 of loans to foreclosed assets during 2003, 2002, and 2001, respectively.

NOTE 15. EARNINGS PER SHARE

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

         The calculation of basic and diluted earnings per share follows:

                    GA FINANCIAL, INC. 38 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31,
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                           2003         2002         2001
               ------------------------------------------------                        -----------  -----------  -----------
Basic Earnings Per Share:
   Net income ....................................................................     $     6,553  $     6,744  $     5,166
   Basic average shares outstanding ..............................................       4,752,290    4,989,598    5,102,262
                                                                                       -----------  -----------  -----------
     Basic earnings per share ....................................................     $      1.38  $      1.35  $      1.01
                                                                                       ===========  ===========  ===========
Diluted Earnings Per Share:
   Net income ....................................................................     $     6,553  $     6,744  $     5,166
   Basic average shares outstanding ..............................................       4,752,290    4,989,598    5,102,262
   Effect of Dilutive Securities:
   Shares issuable upon exercise of outstanding stock options and stock awards ...         162,616      125,992       68,693
   Diluted average shares outstanding ............................................       4,914,906    5,115,590    5,170,955
                                                                                       -----------  -----------  -----------
     Diluted earnings per share ..................................................     $      1.33  $      1.32  $      1.00
                                                                                       ===========  ===========  ===========

NOTE 16. GA FINANCIAL, INC. (PARENT COMPANY)

         Following are the parent company's condensed financial statements:

                 DECEMBER 31,
            (DOLLARS IN THOUSANDS)                              2003         2002
            ----------------------                           ----------   ----------
STATEMENTS OF FINANCIAL CONDITION
Assets:
   Cash ...................................................   $      --    $      40
   Investment in the Bank .................................      81,757       85,338
   Investment in New Eagle Capital, Inc. ..................      43,566       41,667
   Prepaid expenses and other assets ......................       3,399        2,252
                                                              ---------    ---------
     Total assets .........................................   $ 128,722    $ 129,297
                                                              =========    =========
Liabilities And Shareholders' Equity:
   Borrowings due to subsidiaries .........................   $  32,898    $  28,716
   Other liabilities ......................................          82           40
   Shareholders' equity ...................................      95,742      100,541
                                                              ---------    ---------
     Total liabilities and shareholders' equity ...........   $ 128,722    $ 129,297
                                                              =========    =========

                  YEAR ENDED DECEMBER 31,
                  (DOLLARS IN THOUSANDS)                        2003         2002         2001
                  ----------------------                      ---------    ---------    ---------
STATEMENTS OF INCOME
Income:
   Dividends from Bank ....................................   $   6,000    $  10,300    $      --
   Interest ...............................................         268          314          399
   Other ..................................................          34           33           32
                                                              ---------    ---------    ---------
     Total income .........................................       6,302       10,647          431
                                                              ---------    ---------    ---------
Expense:
   Borrowed funds .........................................       1,421        1,148        1,295
   General and administrative .............................       1,117          461          610
   State franchise tax ....................................          70           60           62
   Benefit for income taxes ...............................        (786)        (443)        (540)
                                                              ---------    ---------    ---------
     Total expense ........................................       1,822        1,226        1,427
                                                              ---------    ---------    ---------
   Income (loss) before equity in undistributed earnings
     of Bank and New Eagle Capital, Inc. ..................       4,480        9,421         (996)
                                                              ---------    ---------    ---------
   Equity in undistributed earnings of Bank ...............         556       (3,588)       4,734
   Equity in undistributed earnings of
     New Eagle Capital, Inc. ..............................       1,517          911        1,428
                                                              ---------    ---------    ---------
     Net income ...........................................   $   6,553    $   6,744    $   5,166
                                                              =========    =========    =========

                    GA FINANCIAL, INC. 39 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                   YEAR ENDED DECEMBER 31,
                   (DOLLARS IN THOUSANDS)                           2003        2002       2001
                   ----------------------                         -------     -------    --------
STATEMENTS OF CASH FLOWS
Operating Activities:
Net income ................................................       $ 6,553     $ 6,744    $  5,166
Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
   Equity in undistributed earnings of Bank ...............          (556)      3,588      (4,734)
   Equity in undistributed earnings of
     New Eagle Capital, Inc. ..............................        (1,517)       (911)     (1,428)
   Allocation of SCP shares ...............................            --          --          66
   Increase in prepaid expenses and other assets ..........        (1,147)       (643)       (679)
   Net increase (decrease) in other liabilities ...........            42        (114)         75
                                                                  -------     -------    --------
     Net cash provided by (used in) operating activities ..         3,375       8,664      (1,534)
                                                                  -------     -------    --------
Investing Activities:
   Increase in borrowings .................................         4,182       6,987       7,244
   Investment in New Eagle Capital, Inc. ..................            --      (7,800)     (1,100)
                                                                  -------     -------    --------
     Net cash provided by (used in) investing activities ..         4,182        (813)      6,144
                                                                  -------     -------    --------
Financing Activities:
   Purchases of treasury stock ............................        (5,518)     (5,391)     (4,219)
   Cash dividends paid ....................................        (3,803)     (3,589)     (3,650)
   Other stock transactions ...............................         1,724         908       2,343
                                                                  -------     -------    --------
     Net cash used in financing activities ................        (7,597)     (8,072)     (5,526)
                                                                  -------     -------    --------
Net decrease in cash and cash equivalents .................           (40)       (221)       (916)
                                                                  -------     -------    --------
Cash and cash equivalents at beginning of year ............            40         261       1,177
                                                                  -------     -------    --------
Cash and cash equivalents at end of year ..................       $    --     $    40    $    261
                                                                  =======     =======    ========

NOTE 17. SUBSEQUENT EVENTS (UNAUDITED)

         On January 28, 2004, the Board of Directors declared a cash dividend of $0.20 per share to shareholders of record on February 10, 2004, payable on February 20, 2004.

NOTE 18. STOCK-BASED COMPENSATION PLAN

         On October 16, 1996 shareholders approved the "GA Financial, Inc. 1996 Stock Based Incentive Plan," as amended (the "Plan").This Plan has two components which are described below.

STOCK AWARDS

         Under the Plan, 4% of the Company's outstanding shares or 356,000 shares could be awarded to directors, officers, or employees. The Company originally awarded 308,650 shares in October, 1996. The awards originally vested at the rate of 20% per year for five years. Awards can now be granted which vest over any period of time stipulated. Any unvested awards are forfeited if an employee resigns or is dismissed for cause. The granted unvested value of the awarded stock shares are reflected under the caption "Unearned stock-based compensation plan (SCP) shares" and the remaining unawarded stock shares are a component of "Treasury stock" on the "Consolidated Statements of Financial Condition." The unawarded stock shares are not considered outstanding for financial reporting purposes but are treated as outstanding for voting purposes. Compensation expense recorded in the consolidated financial statements under this plan for 2003, 2002, and 2001 was $139,000, $144,000, and $442,000,
respectively. The unearned compensation expense at December 31, 2003 and 2002 was $395,000 and $296,000, respectively.

STOCK OPTIONS

         Under the Plan, the Company was authorized to issue options of up to 890,000 shares. The options originally vested at the rate of 20% per year for five years and are exercisable over a period of ten years from the date of the grant. The Company can now grant options that vest over any period of time stipulated. Any unvested options are forfeited if an employee resigns or is dismissed for cause.

         A summary of the status of the Company's stock-based compensation plan and changes during the year are presented below:

                    GA FINANCIAL, INC. 40 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                     2003
                                                   -----------------------------------------
                                                                            WEIGHTED AVERAGE
                                                    STOCK       STOCK        EXERCISE PRICE
              DECEMBER 31,                          AWARDS     OPTIONS         OF OPTIONS
              ------------                         --------   ----------    ----------------
Outstanding at beginning of year ...............     23,900     506,900        $   14.94
Granted ........................................     10,500      67,700            26.02
Exercised ......................................         --     (74,650)           13.29
Vested and forfeited ...........................    (12,620)     (5,200)           19.61
Expired ........................................         --          --               --
                                                   --------   ---------        ---------
Outstanding at end of year .....................     21,780     494,750        $   16.66
                                                   --------   ---------        ---------
Exercisable at end of year .....................                352,750        $   14.89
Weighted average fair value of awards/options
   granted during the year .....................   $  27.06   $   26.02
                                                   ========   =========        =========

                                                                     2002
                                                   -----------------------------------------
                                                                            WEIGHTED AVERAGE
                                                    STOCK       STOCK        EXERCISE PRICE
              DECEMBER 31,                          AWARDS     OPTIONS         OF OPTIONS
              ------------                         --------    --------    ----------------
Outstanding at beginning of year ..............      31,960     443,500        $   13.22
Granted .......................................       7,500     169,500            18.15
Exercised .....................................          --     (88,300)           12.57
Vested and forfeited ..........................     (15,560)    (16,600)           14.43
Expired .......................................          --      (1,200)           11.68
                                                   --------    --------        ---------
Outstanding at end of year ....................      23,900     506,900        $   14.94
                                                   --------    --------        ---------
Exercisable at end of year ....................                 347,966        $   13.89
Weighted average fair value of awards/options
   granted during the year ....................    $  16.87    $  18.15
                                                   ========    ========        =========

                                                                     2001
                                                   -----------------------------------------
                                                                            WEIGHTED AVERAGE
                                                    STOCK       STOCK        EXERCISE PRICE
              DECEMBER 31,                          AWARDS     OPTIONS         OF OPTIONS
              ------------                         --------    --------    ----------------
Outstanding at beginning of year ..............      64,375     512,750        $   13.00
Granted .......................................      17,700      49,000            15.01
Exercised .....................................          --     (92,850)           12.68
Vested and forfeited ..........................     (50,115)    (25,400)           14.27
Expired .....................................            --          --               --
                                                   --------    --------        ---------
Outstanding at end of year ....................      31,960     443,500        $   13.22
                                                   --------    --------        ---------
Exercisable at end of year ....................                 359,499        $   12.92
Weighted average fair value of awards/options
   granted during the year ....................    $  15.23    $  15.01
                                                   ========    ========        =========

                    GA FINANCIAL, INC. 41 ANNUAL REPORT 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

         Information about the Plan's stock option component is presented below:

                                               OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
                                          WEIGHTED AVERAGE   REMAINING    WEIGHTED AVERAGE   WEIGHTED AVERAGE     NUMBER
                          EXERCISE PRICE   EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2003            $ 12.75          $ 12.75         175,000        2.75 YEARS           $ 12.75         175,000
DECEMBER 31, 2003              19.76            19.76          10,000        2.75                   19.76          10,000
DECEMBER 31, 2003              21.99            21.99           4,000        2.75                   21.99           4,000
DECEMBER 31, 2003              11.68            11.68          33,500        2.75                   11.68          29,300
DECEMBER 31, 2003              14.55            14.55          10,000        7.25                   14.55          10,000
DECEMBER 31, 2003              14.15            14.15          18,000        7.25                   14.15          10,800
DECEMBER 31, 2003              16.70            16.70          15,000        7.50                   16.70           9,000
DECEMBER 31, 2003              16.38            16.38          11,200        8.25                   16.38           4,000
DECEMBER 31, 2003              17.51            17.51          60,000        8.25                   17.51          40,000
DECEMBER 31, 2003              17.10            17.10          10,800        8.75                   17.10           3,600
DECEMBER 31, 2003              19.00            19.00          80,750        8.75                   19.00          52,250
DECEMBER 31, 2003              25.36            25.36          17,400        9.25                   25.36           3,000
DECEMBER 31, 2003              25.50            25.50          16,800       10.00                   25.50              --
DECEMBER 31, 2003              25.30            25.30           6,900       10.00                   25.30              --
DECEMBER 31, 2003              25.30            25.30           5,000       10.00                   25.30              --
DECEMBER 31, 2003              26.38            26.38          11,400        9.75                   26.38           1,800
DECEMBER 31, 2003              28.79            28.79           9,000       10.00                   28.79              --
-------------------------------------------------------------------------------------------------------------------------
December 31, 2002            $ 12.75          $ 12.75         229,400        3.75 years           $ 12.75         229,400
December 31, 2002              19.76            19.76          10,000        3.75                   19.76           8,000
December 31, 2002              21.99            21.99           8,000        3.75                   21.99           4,000
December 31, 2002              11.68            11.68          47,000        3.75                   11.68          33,400
December 31, 2002              14.55            14.55          10,000        8.25                   14.55           6,666
December 31, 2002              14.15            14.15          18,000        8.25                   14.15           7,200
December 31, 2002              16.70            16.70          15,000        8.50                   16.70           6,000
December 31, 2002              16.38            16.38          12,000        9.25                   16.38           2,400
December 31, 2002              17.51            17.51          60,000        9.25                   17.51          20,000
December 31, 2002              17.10            17.10          12,000        9.75                   17.10           2,400
December 31, 2002              19.00            19.00          85,500        9.75                   19.00          28,500
-------------------------------------------------------------------------------------------------------------------------
December 31, 2001            $ 12.75          $ 12.75         300,300        4.75 years           $ 12.75         300,300
December 31, 2001              19.76            19.76          10,000        4.75                   19.76           6,000
December 31, 2001              21.99            21.99          12,000        4.75                   21.99           4,000
December 31, 2001              11.68            11.68          75,200        4.75                   11.68          38,666
December 31, 2001              14.55            14.55          10,000        9.25                   14.55           3,333
December 31, 2001              14.15            14.15          21,000        9.25                   14.15           4,200
December 31, 2001              16.70            16.70          15,000        9.50                   16.70           3,000
-------------------------------------------------------------------------------------------------------------------------

NOTE 19. MERGER RELATED ACTIVITY

         On December 12, 2003, the Company announced the execution of a definitive agreement with First Commonwealth Financial Corporation ("First Commonwealth"). In the agreement, GA Financial, Inc. and Great American Federal will be merged into First Commonwealth Financial Corporation and First Commonwealth Bank, respectively. Under the terms of the agreement, the shareholders of the Company can elect to receive $35.00 in cash or an equivalent value of First Commonwealth common stock for each share owned, subject to proration as provided in the definitive agreement to ensure that 40% of the aggregate merger consideration will be paid in cash and 60% in First Commonwealth common stock. The transaction was unanimously approved by the Board of Directors of both organizations. The transaction is subject to all required regulatory approvals and the approvals of the Company's shareholders, and is expected to be completed by mid-year 2004.

         If the merger agreement is terminated under certain circumstances, the Company will be required to pay a termination fee of approximately $7.3 million to First Commonwealth and to reimburse the out-of-pocket expenses reasonably incurred by First Commonwealth in connection with the negotiation, preparation, and performance of the merger agreement. The Company must pay the termination fee to First Commonwealth if First Commonwealth terminates the merger agreement because the Company's Board of Directors has withdrawn or modified its recommendation that stockholders approve the merger agreement or recommends an alternative transaction with another party, or if the Company's Board of Directors determines that it is required to terminate the merger agreement to comply with its fiduciary duties after receiving a superior acquisition proposal. The Company will also pay the termination fee to First Commonwealth if either party terminates the merger agreement because the stockholders of the Company did not approve the merger agreement and the merger, an alternative acquisition proposal was pending at the time of the special meeting, and a third party acquires the Company within 12 months after the date of the special meeting. The Company incurred $416,000 in merger related expenses during the year ended December 31, 2003.

                    GA FINANCIAL, INC. 42 ANNUAL REPORT 2003

QUARTERLY FINANCIAL DATA (UNAUDITED)

         The following table presents GA Financial, Inc.'s quarterly financial data for the years ended December 31, 2003 and 2002:

                  THREE MONTHS ENDED
    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)           MARCH 31,         JUNE 30,        SEPTEMBER 30,     DECEMBER 31,
    ------------------------------------------------          ----------        ----------       -------------     ------------
2003
Interest income ..........................................    $   11,932        $   11,769        $   11,453        $   11,177
Interest expense .........................................         6,266             6,078             5,539             5,374
                                                              ----------        ----------        ----------        ----------
   Net interest income ...................................         5,666             5,691             5,914             5,803
Provision for loan losses ................................           378                45               442               210
                                                              ----------        ----------        ----------        ----------
   Net interest income after provision for loan losses ...         5,288             5,646             5,472             5,593
Noninterest income .......................................         1,301             1,399             1,429             1,213
Noninterest expense ......................................         4,303             4,753             4,517             5,223
                                                              ----------        ----------        ----------        ----------
   Income before provision for income taxes ..............         2,286             2,292             2,384             1,583
Provision for income taxes ...............................           549               586               639               218
                                                              ----------        ----------        ----------        ----------
   Net income ............................................    $    1,737        $    1,706        $    1,745        $    1,365
                                                              ==========        ==========        ==========        ==========
Basic earnings per share(1) ..............................    $     0.36        $     0.36        $     0.37        $     0.29
Diluted earnings per share(1) ............................    $     0.35        $     0.35        $     0.36        $     0.28
                                                              ==========        ==========        ==========        ==========

2002
Interest income ..........................................    $   12,823        $   12,829        $   12,739        $   12,469
Interest expense .........................................         7,456             7,254             6,965             6,569
                                                              ----------        ----------        ----------        ----------
   Net interest income ...................................         5,367             5,575             5,774             5,900
Provision for loan losses ................................           300               255               135               247
                                                              ----------        ----------        ----------        ----------
   Net interest income after provision for loan losses ...         5,067             5,320             5,639             5,653
Noninterest income .......................................           900             1,448             1,079               925
Noninterest expense ......................................         4,092             4,841             4,277             3,965
                                                              ----------        ----------        ----------        ----------
   Income before provision for income taxes ..............         1,875             1,927             2,441             2,613
Provision for income taxes ...............................           400               395               617               699
                                                              ----------        ----------        ----------        ----------
   Net income ............................................    $    1,475        $    1,532        $    1,824        $    1,914
                                                              ==========        ==========        ==========        ==========
Basic earnings per share(1) ..............................    $     0.29        $     0.31        $     0.37        $     0.39
Diluted earnings per share(1) ............................    $     0.29        $     0.30        $     0.36        $     0.38
                                                              ==========        ==========        ==========        ==========

1 Quarterly earnings per share may vary from annual earnings per share due to rounding.

COMMON STOCK PRICE RANGE AND DIVIDENDS (UNAUDITED)

         The following table illustrates GA Financial, Inc.'s high and low closing stock price on the American Stock Exchange and the cash dividends paid per share during 2003 and 2002:

                                              CASH DIVIDENDS
2003                    HIGH          LOW     PAID PER SHARE
------------------------------------------------------------
First Quarter ....    $ 25.90       $ 23.40       $  0.20
Second Quarter ...      26.99         24.95          0.20
Third Quarter ....      29.25         24.90          0.20
Fourth Quarter ...      34.79         27.05          0.20
                      -------       -------       -------
   Total                                          $  0.80
                      =======       =======       =======

                                              CASH DIVIDENDS
2002                    HIGH          LOW     PAID PER SHARE
------------------------------------------------------------
First Quarter ....    $ 17.25       $ 16.15       $  0.18
Second Quarter ...      19.75         17.10          0.18
Third Quarter ....      19.50         17.00          0.18
Fourth Quarter ...      23.85         18.85          0.18
                      -------       -------       -------
   Total                                          $  0.72
                      =======       =======       =======

                    GA FINANCIAL, INC. 43 ANNUAL REPORT 2003

Directors and Officers

DIRECTORS OF GA FINANCIAL, INC.
AND GREAT AMERICAN FEDERAL

John M. Kish
Chairman of the Board and
Chief Executive Officer

Thomas E. Bugel,
Vice Chairman
Former Co-Owner and
Vice President
East Liberty Electro-Plating
Company

Darrell J. Hess
Former President
D.J. Hess Advertising

Thomas M. Stanton
Sales Manager
Arthurs, Lestrange and
Company, Inc.

Robert J. Ventura
Principal, Ventura Group,
LLC

David R. Wasik
Partner
Savolskis-Wasik-Glenn
Funeral Home

Joseph E. Bugel*

Todd L. Cover**
President and
Chief Operating Officer

*Director Emeritus
**Director, Great American
  Federal

OFFICERS OF GA FINANCIAL, INC.

John M. Kish
Chairman of the Board and Chief
Executive Officer

Todd L. Cover
Senior Vice President and Treasurer

James V. Dionise
Chief Financial Officer and Secretary

Cheryl M. Riley
Assistant Secretary

PRINCIPAL OFFICERS OF GREAT AMERICAN FEDERAL

John M. Kish
Chairman of the Board and
Chief Executive Officer

Todd L. Cover
President and
Chief Operating Officer

James V. Dionise
Executive Vice President,
Chief Financial Officer/
Secretary/Treasurer

Vicki J. Hays
Senior Vice President,
Chief Lending Officer

Judith A. Stoeckle
Senior Vice President,
Bank Operations

Elizabeth A. Berkely
Vice President,
Human Resources and
Marketing

Wayne A. Callen
Vice President,
Network Administration

Wayne H. Freed
Vice President, Community
Banking

Cheryl M. Riley
Assistant Secretary

MANAGING DIRECTORS/OFFICERS OF GA FINANCIAL STRATEGIES, LLC

Todd L. Cover
Managing Director

John M. Kish
Managing Director

Thomas M. Stanton
Managing Director

Mark A. GaNung
President

DIRECTORS/OFFICERS OF STEEL CITY INVESTMENTS, INC.

James V. Dionise
Director/President

Lisa R. Bobrowsky
Director/Treasurer

Michael G. Morgan
Director/Secretary

Kari L. Johnson
Assistant Treasurer/
Assistant Secretary

DIRECTORS/OFFICERS OF NEW EAGLE CAPITAL, INC.

James V. Dionise
Director/President

Lisa R. Bobrowsky
Director/Treasurer

William K. Langan
Director/Secretary

Lori L. LaPenta
Assistant Treasurer/
Assistant Secretary

                    GA FINANCIAL, INC. 44 ANNUAL REPORT 2003

Corporate Information

CORPORATE HEADQUARTERS

GA Financial, Inc.
4750 Clairton Boulevard, Pittsburgh, Pennsylvania 15236-2187
(412) 882-9946 - (412) 882-8580 FAX

STOCK INFORMATION

GA Financial, Inc. is traded on the American Stock Exchange under the stock symbol "GAF." At February 10, 2004, GA Financial, Inc. had 5,095,592 shares of common stock outstanding and approximately 2,618 shareholders of record.

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

INQUIRIES

Security analysts, retail brokers and shareholders seeking financial information should contact Mr. James V. Dionise, Chief Financial Officer and Secretary. Requests for written materials can be forwarded to the attention of Mr. James V. Dionise, Chief Financial Officer and Secretary.

DIVIDEND REINVESTMENT PLAN

GA Financial, Inc. maintains a Dividend Reinvestment/Cash Purchase Plan for registered holders of its common stock. A brochure describing the Plan and an application to participate may be obtained by contacting Mr. James V. Dionise, Chief Financial Officer and Secretary.

SPECIAL LEGAL COUNSEL

Muldoon Murphy Faucette and Aguggia LLP, 5101 Wisconsin Avenue, NW Washington, D.C. 20016.

INDEPENDENT AUDITORS

KPMG LLP, One Mellon Center, Pittsburgh, PA 15219.

REGISTRAR AND TRANSFER AGENT

Questions regarding the transfer of stock, lost certificates, address changes, account consolidation, and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016 - (800) 866-1340.

CORPORATE HEADQUARTERS

4750 Clairton Boulevard
Pittsburgh, PA 15236
(412) 882-9946

COMMUNITY OFFICES

CASTE VILLAGE
Caste Village Shoppes
Baptist and Grove Roads
Pittsburgh, PA 15236
(412) 884-1301

CLAIRTON
608 Miller Avenue
Clairton, PA 15025
(412) 233-4600

ELIZABETH
548 Rock Run Road
Buena Vista, PA 15018
(412) 751-1818

FOREST HILLS
2210 Ardmore Boulevard
Forest Hills, PA 15221
(412) 351-3717

MCKEESPORT
225 Fifth Avenue
McKeesport, PA 15134
(412) 673-7400

MUNHALL
4600 Main Street
Munhall, PA 15120
(412) 462-2100

NORTH FAYETTE TOWNSHIP
(IN WAL-MART SUPER CENTER)
250 Summit Park Drive
Pittsburgh, PA 15275
(412) 490-0220

REGENT SQUARE
1105 South Braddock Avenue
Pittsburgh, PA 15218
(412) 242-4500

WATERFRONT
500 East Waterfront Drive
Homestead, PA 15120
(412) 461-8433

WEST MIFFLIN
6015 Mountain View Drive
West Mifflin, PA 15122
(412) 650-4020

WHITE OAK
1527 Lincoln Way
White Oak, PA 15131
(412) 672-2112

WHITEHALL
4750 Clairton Boulevard
Pittsburgh, PA 15236
(412) 882-9800

CUSTOMER CALL CENTER
1-888-GAF-9400

WEB ADDRESS
www.greatamericanfederal.com

[GAFINANCIAL, INC. LOGO]